EXHIBIT 23(P)
                                 CODE OF ETHICS


                                                               SAB INITIAL DRAFT
                                                                  MARCH 24, 2000


                                                      Effective January 1, 1995
                                                 As Amended on December 8, 1997
                                                  As Amended September 13, 1999
                                                      As Amended March 30, 2000

                                IDEX MUTUAL FUNDS
                          IDEX INVESTOR SERVICES, INC.
                              IDEX MANAGEMENT, INC.
                              INTERSECURITIES, INC.
                              WRL SERIES FUND, INC.
                          WRL INVESTMENT SERVICES, INC
                         WRL INVESTMENT MANAGEMENT, INC.
                           AFSG SECURITIES CORPORATION

                    CODE OF ETHICS AND INSIDER TRADING POLICY


SECTION I:  STATEMENT OF PURPOSE AND APPLICABILITY.

(A) COVERED ENTITIES AND THEIR RELATIONSHIPS. IDEX Mutual Funds (the "IDEX Mutual Funds") and WRL Series Fund, Inc. (the "WRL Series Fund") are registered investment companies pursuant to the Investment Company Act of 1940 (the "1940 Act"). The IDEX Mutual Funds and the WRL Series Fund are hereinafter collectively referred to as the "Funds." Idex Management, Inc. ("IMI"), is a registered investment adviser which provide investment advisory services to the IDEX Mutual Funds pursuant to the Investment Advisers Act of 1940 (the "Advisers Act"), WRL Investment Management, Inc. ("WRLIM") is a registered investment adviser which provides investment advisory services to the WRL Series Fund pursuant to the Advisers Act, and InterSecurities, Inc. ("ISI") is an investment adviser that provides asset allocation services, wrap fee programs and financial planning. WRL Investment Services, Inc. ("WRLIS") is a registered transfer agent which provides transfer agency and other services to the WRL Series Fund and WRLIM. ISI also serves as the principal underwriter for IDEX Mutual Funds, and is also a registered broker-dealer pursuant to the Securities Exchange Act of 1934 (the "1934 Act"). AFSG Securities Corporation ("AFSG") serves as principal underwriter for the WRL Series Fund. Idex Investor Services, Inc ("IIS") is a registered transfer agent which provides transfer agency services to the IDEX Mutual Funds. The IDEX Mutual Funds, the WRL Series Fund, ISI, IMI, IIS, WRLIM, WRLIS and ASFG are sometimes hereinafter collectively referred to as the "Companies."

(B)   STATEMENT OF PURPOSE.

      (1) INTRODUCTION. All of the Companies seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors in the IDEX Mutual Funds and the WRL Variable Products and by the retail clients of ISI is something we should value and endeavor to protect. To further that goal, this Code of Ethics and Insider Trading Policy (the "Policy") is designed to implement procedures to deter the misuse of material nonpublic information and to avoid conflicts of interest in connection with personal securities transactions. It is not the intention of this Policy to prohibit personal securities transactions by persons to whom this Policy applies, but rather to prescribe rules designed to prevent actual and apparent conflicts of interest. While it is not possible to specifically define and prescribe rules addressing all possible situations in which conflicts may arise, this Policy sets forth standards regarding conduct in those situations in which conflicts are most likely to develop. It is also important to note that compliance with the technical provisions of this Policy does not in every case prevent scrutiny of personal securities transactions which show a pattern or potential for abuse. The Companies recognize that an individual legitimately may be uncertain about the application of this Policy in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to this Policy to the Designated Officer or the Law Department immediately if you have any reason to believe that a violation of the Policy has occurred or is about to occur. This Policy replaces all of the Codes of Ethics and Insider Trading Policies previously in effect for the Companies.

            Every person to whom this Policy is applicable (as defined below) should keep in mind the following general principles:

            (a) Persons to whom this Policy is applicable are fiduciaries. No person to whom this Policy is applicable should knowingly place his or her own interests ahead of those of any of the Companies or the clients, shareholders or Variable Product owners of the Companies; and

            (b) No person to whom this Policy is applicable should use knowledge of transactions by a Fund or ISI or its clients to his or her profit or advantage or take inappropriate advantage of his or her position with any of the Companies; and

            (c) All personal securities transactions should be conducted consistent with this Policy and in such a manner as to avoid any actual or potential conflict of interest, the appearance of a conflict of interest or any abuse of an individual's position of trust and responsibility within the Companies.

      (2) CODE OF ETHICS. Rule 17j-1 promulgated by the Securities and Exchange Commission pursuant to Section 17(j) of the 1940 Act imposes an obligation on registered investment companies and their investment advisers (including investment sub-advisers) and principal underwriters to adopt written Codes of Ethics covering the securities activities of their trustees, directors, officers and employees. This Code of Ethics is designed to ensure that those persons who have access to information regarding the portfolio securities activities of a Fund do not use that information for their own personal benefit and/or to the detriment of the Fund.

      (3) INSIDER TRADING POLICY. The federal securities laws, including the antifraud provisions of Section 10(b) of the 1934 Act, Rule 10b-5 promulgated thereunder, and the Insider Trading and Securities Fraud Enforcement Act of 1988 prohibit "insider trading." Insider trading can be defined as trading based on Material Nonpublic Information or communicating Material Nonpublic Information to others in violation of the law. The Advisers Act and the 1934 Act require investment advisers and broker-dealers, respectively, to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of the entity's business, to prevent insider trading violations.

(C) APPLICABILITY. Section III, Code of Ethics, Section IV, Insider Trading Policy, and Sections V and VI, Reporting Requirements and Sanctions, shall apply to all "Access Persons" and/or "Advisory Persons" as those terms are defined in Section II below. Sections IV, V and VI, Insider Trading Policy, Reporting Requirements and Sanctions shall also apply to all officers, directors, employees and registered representatives of ISI and its branch offices.

(D) MONITORING OF SUB-ADVISERS. The following entities currently serve as sub-advisers to a Fund or Portfolio thereof: Janus Capital Corporation, AEGON USA Investment Management, Inc., Luther King Capital Management Corporation, Van Kampen Asset Management Inc., Fred Alger Management, Inc., C.A.S.E. Management, Inc., Dean Investment

      Associates, NWQ Investment Management Company, GE Investment Management Incorporated, Federated Investment Management Company, J.P. Morgan Investment Management Inc., T. Rowe Price Associates, Inc., Goldman Sachs Asset Management, Pilgrim Baxter & Associates, Ltd., EQSF Advisers, Inc., Salomon Brothers Asset Management Inc,, Scottish Equitable Investment Management Limited, The Dreyfus Corporation and Transamerica Investment Management, LLC (individually, a "Sub-Adviser" and collectively, the "Sub-Advisers"). Further, additional Sub-Advisers may serve the Funds in the future. Each Sub-Adviser provides that Portfolio's investment adviser with investment advice and recommendations, and supervises the purchase and sale of all securities transactions on behalf of the Portfolio. Accordingly, each of the Sub-Advisers is a registered investment adviser under the Advisers Act, and is required to maintain, administer and enforce a written Code of Ethics and Insider Trading Policy, in each case tailored to the particular business activities of that Sub-Adviser. An important aspect of this Code of Ethics and Insider Trading Policy, therefore, is to monitor the administration and enforcement of the Code of Ethics and Insider Trading Policies of each of the Sub-Advisers as set forth in Section VII.

(E) COMPLIANCE WITH RECOMMENDATIONS OF THE INVESTMENT COMPANY INSTITUTE'S ADVISORY GROUP ON PERSONAL INVESTING. This Policy is specifically designed to comply with the recommendations of the Investment Company Institute's ("ICI") Advisory Group on Personal Investing, as contained in the Advisory Group's Report dated May 9, 1994. However, the Securities and Exchange Commission, the ICI Advisory Group and the ICI Board of Governors have all officially recognized that each investment company's structure and organization is unique, and that flexibility is therefore required in the application of the specific recommendations of the Advisory Group to a particular investment company. In large part, this Policy complies with each of those specific recommendations. However, the operation of the business of the Companies and the Funds' investment activities is unique in that the day-to-day trading activities of the Funds are handled by the Sub-Advisers, each of whom have adopted and separately administer their own Code of Ethics and Insider Trading Policy. Moreover, the investment decisions for the Funds are made by employees of the Sub-Advisers, not by any of the persons to whom this Policy applies. Persons to whom this Policy applies receive information about the Portfolios' trading activities only after they have taken place. Accordingly, where this Policy differs from the ICI recommendations, those differences are a result of this structure.

SECTION II:  DEFINITIONS.

(A) "Access Person" as to a Company means any trustee, director, officer, or "Advisory Person" of that Company, except that a director or officer of WRLIM, AFSG or WRLIS is an "Access Person" only if he or she, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by the WRL Series Fund, or if his or her functions relate to the making of any recommendations with respect to such purchases or sales.

(B)   "Adviser" means IMI, ISI and WRLIM, as applicable.

(C) "Advisory Person" means (1) any employee of a Fund, an Adviser or any company in a control relationship to a Fund, as defined under the 1940 Act, or an Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by that Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship to a Fund or an Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.

(D) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(E) "Beneficial Ownership" shall mean securities with respect to which an individual, his/her spouse, dependent children or any person sharing the same household has voting or investment power, as well as any account with respect to which such individual exercises investment discretion or provides investment advice.

(F) "Companies" means, collectively, IDEX Mutual Funds, WRL Series Fund, IMI, ISI, IIS, WRLIM, WRLIS and AFSG. "Company" means any of the Companies individually.

(G) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Generally, control means the power to exercise a controlling influence on the management or policies of a company, unless such power is solely the result of an official position with such company.

(H) "Designated Officer" shall mean the officer of each of the Companies designated by the Board of Directors or Trustees of a Company from time to time to be responsible for management of compliance with this Policy. A Designated Officer may appoint a designee to carry out certain of his or her functions pursuant to this Policy.

(I) "Disinterested Trustee or Director" means a Trustee or Director of a Fund who is not an "interested person" of the Fund within the meaning of
      Section 2 (a)(19) of the 1940 Act.

(J)   "Fund" means (i) IDEX Mutual Funds, or (ii) the WRL Series Fund, Inc.

(K) "Initial Public Offering" (IPO) means an offering of securities registered under the Securities Act of 1933, as amended (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Act").

(L) "Limited Offering" is an offering that is exempt from registration under the 1933 Act pursuant to sections 4(2) or 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

(M) "Material Information" generally means information that a reasonable investor would consider important in making an investment decision. Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities. No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For further guidance in determining whether information is material, see Section IV.(C).

(N) "Non-public Information" means information that has not been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Securities and Exchange Commission or some other governmental agency, the Dow Jones "tape" or THE WALL STREET JOURNAL or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely. For further guidance in determining whether information is non-public, see Section IV.(D).

(O) "Investment Company" shall have the same meaning as set forth in Section 3 of the 1940 Act.

(P) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security, or the use of a derivative product to take a position that would otherwise be prohibited if taken directly.

(Q) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that (i) for purposes of this Policy, it shall include futures, commodities and other investments in which the Funds may invest; and (ii) for purposes of this Policy, it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, insurance annuities or policies, and short term debt securities which are "government securities" within the meaning of
      Section 2(a)(16) of the 1940 Act.

(R) "Sub-Adviser" shall mean Janus Capital Corporation, AEGON USA Investment Management, Inc., Luther King Capital Management Corporation, Van Kampen Asset Management Inc., Fred Alger Management, Inc., C.A.S.E. Management, Inc., Dean Investment Associates, NWQ Investment Management Company, GE Investment Management Incorporated, Federated Investment Counseling, J.P. Morgan Investment Management Inc., Scottish Equitable Investment Management Limited, T. Rowe Price Associates, Inc., Goldman Sachs Asset Management Inc., Pilgrim Baxter & Associates, Ltd., EQSF Advisers, Inc., Salomon Brothers Asset Management Inc, Transamerica Investment Management, LLC and The Dreyfus Corporation (individually, a "Sub-Adviser" and collectively, the "Sub-Advisers"), and any other individual or entity which may from time to time serve as a sub-adviser to any of the Funds or any Portfolio thereof, as applicable.

SECTION III:  CODE OF ETHICS.

(A)   PROHIBITED TRANSACTIONS.

      (1) No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership if:

            (a) such security has been purchased or sold by a Fund during the 15 calendar days immediately preceding the Access Person's purchase or sale, or

            (b) such Access Person knows or should have known at the time of such purchase or sale that the security is being considered for purchase or sale by a Fund.

            Any profits realized by Access Persons on purchases or sales of securities made in violation of this provision will be required to be disgorged to the Fund.

      (2) No Access Person may render investment advisory services to any person or entity not (a) a client of ISI, or (b) a member of (or trust or other arrangement for the benefit of) the family of, or a close personal friend of, such Access Person, without first obtaining the permission of the appropriate Designated Officer.

      (3) No Advisory Person shall purchase, directly or indirectly, any securities in which he or she has or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in an IPO.

      (4) No Advisory Person shall directly or indirectly purchase any securities in which he or she has or by reason of such transaction acquires, any direct or indirect Beneficial Ownership pursuant to a private placement or other Limited Offering of securities, UNLESS such Advisory Person shall have obtained prior written approval for such purpose from the Designated Officer or the Law Department. In determining whether such prior approval shall be granted, the Designated Officer or the Law Department shall take into account whether the opportunity to purchase such securities is being offered to the Advisory Person because of his or her position with the Companies, and whether the opportunity to purchase such securities should be reserved for the Funds. Advisory Persons who purchase securities pursuant to such prior approval must disclose that investment if they later become aware of or play a part in the Fund's subsequent consideration of an investment in the issuer.

      (5) No Advisory Person shall profit in the purchase and sale, or sale and purchase, directly or indirectly, of the same (or equivalent) securities in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership within 60 calendar days. Transactions executed in violation of this provision shall be reversed if practicable and, if not practicable, any profits realized on such purchase and sale, or sale and purchase, shall be required to be disgorged to the Funds. Exceptions to this short-term trading prohibition may be made on a case-by-case basis with the prior written approval of the Designated Officer or the Law Department when no abuse appears to be involved and the equities of the situation strongly support such an exception.

      (6) No Advisory Person shall solicit or accept gratuities, gifts or fees from any person with whom they may have contact in the course of their business on behalf of the Companies. The following items are excluded from this provision, as long as they do not have a value in excess of $25.00: flowers, food items or business-related promotional items.

      (7) No Advisory Person shall serve on the Board of Directors of a publicly traded company without prior written authorization of the Designated Officer or the Law Department based upon a determination that the board service would be consistent with the interest of the Funds and their shareholders or variable contract owners. If such board service is authorized, the Funds normally shall be prohibited from investing in the securities of that company, and consideration shall be given to the implementation of any additional procedures, including "Chinese Wall" procedures, required to prevent an actual or potential conflict of interest.

(B) EXEMPTED TRANSACTIONS. Section III. (A) of this Policy shall not apply to:

      (1) purchases or sales effected in any account over which the Access Person has no direct or indirect ownership, influence or control,

      (2) purchases or sales of securities which are not eligible for purchase or sale by a Fund or Portfolio,

      (3) purchases or sales which are non-volitional on the part of either the Access Person or a Fund or Portfolio,

      (4)   purchases which are part of an automatic dividend reinvestment plan,

      (5) purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired,

      (6) purchases or sales otherwise prohibited under this Policy where the Access Person has received the prior approval of the Designated Officer or the Law Department; provided, however, that Section V.
            (A) of this Policy, which requires mandatory reporting of securities transactions by Access Persons, will continue to apply to such transactions where applicable,

      (7) purchases and sales of 100 shares of an equity security per calendar quarter if the issuer of the security has a market capitalization of at least $1 billion and the security has an average daily trading volume of at least 100,000 for the 30 days preceding the Access Person's purchase; provided, however, that such purchases or sales were not made in reliance on Material Information that the Access Person has acquired by virtue of his position with the Company or information otherwise violative of the federal securities or the Insider Trading Policy set forth in
            Section IV below.

SECTION IV:  INSIDER TRADING POLICY.

(A) BACKGROUND AND SCOPE. Trading securities while in possession of Material, Nonpublic Information or improperly communicating that information to others exposes an offender to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall and issue an order permanently barring an offender from the securities industry. Finally, an offender may be sued by investors seeking to recover damages for insider trading violations.

      Regardless of whether a government inquiry occurs, however, any violation of this Insider Trading Policy is viewed seriously by the Companies. Such violations constitute grounds for disciplinary sanctions, including dismissal. This Insider Trading Policy is drafted broadly; it will be applied and interpreted in a similar manner.

(B)   STATEMENT OF POLICY.

      (1) No person to whom this Section IV applies may purchase or sell any security while in possession of Material Non-public Information concerning the security.

      (2) No person to whom this Section IV applies who knows of Material Non-public Information may communicate that information to any other person.

      (3) Finally, no person to whom this Section IV applies who knows of Material Non-public information may recommend trading in securities, or otherwise cause the purchase or sale of any security, about which he or she has Material Non-public Information.

(C) MATERIAL INFORMATION. It is impossible to list all types of information that might be deemed material under particular circumstances. However, information dealing with the following subjects is reasonably likely to be found material in particular situations:

      .     proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, and purchases or sales of substantial assets,
      .     earnings results or changes in earnings estimates,
      .     major changes in management,
      .     changes in dividends,
      .     changes in debt ratings,
      .     public offerings,
      .     significant litigation or government agency investigations,
      .     liquidity problems, and
      .     pending statistical reports (E.G., consumer price index, money supply and retail figures, interest rate developments).

      Material Information may also relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information that was to be printed in THE WALL STREET JOURNAL'S "Heard on the Street" column.

      Material Information may be positive or adverse. If a lawsuit is brought alleging that insider trading occurred, the benefit of hindsight may be brought in to argue that the information was material. Therefore, when in doubt about whether particular Non-public Information is material, exercise caution. Consult the appropriate Designated Officer or the Law Department before making a decision to disclose such information or to trade in or recommend securities to which that information relates.

(D) NON-PUBLIC INFORMATION. To show that information is public, you should be able to point to some fact showing that it is widely disseminated, for example, publication in daily newspapers, or disclosure in widely circulated public disclosure documents. Even when there has been public disclosure of information you learned about before its public disclosure, you generally must wait until the information is absorbed by public investors before you can treat the information as public.

      NON-public Information may include

      . information available to a select group of analysts or brokers or institutional investors,
      . undisclosed facts that are the subject of rumors, even if the rumors are widely circulated, and
      . information that has been entrusted to a Company on a confidential basis until a public announcement of the information has been made AND enough time has elapsed for the market to respond to a public announcement of the information (normally two or three days).

      As with questions of materiality, when in doubt about whether information is non-public call the appropriate Designated Officer or the Law Department or assume that the information is "Non-public" and therefore treat it as confidential.

(E) IDENTIFYING INSIDE INFORMATION. Before executing any trade for yourself or another person, including a Fund or a client of ISI, you must determine whether you have access to Material, Non-public Information. If you think you might have access to Material, Non-public Information, you should take the following steps:

      (1) Report the information and proposed trade immediately to the appropriate Designated Officer or the Law Department.

      (2) Do not purchase or sell the securities on behalf of yourself or others, including the Funds or clients of ISI.

      (3) Do not communicate the information inside or outside the Companies, other than to the appropriate Designated Officer or the Law Department.

      (4) After the appropriate Designated Officer and/or the Law Department has reviewed the issue, the appropriate Company or Companies will determine whether the information is material and nonpublic and, if so, what action the Company should take.

(F) HIGH-RISK TRADING ACTIVITIES. Certain high-risk trading activities, if used in the management of a personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the pendency of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments such as options contracts to purchase ("call") or sell ("put") securities at certain predetermined prices. Persons to whom this Insider Trading Policy is applicable should understand that short sales and trading in derivative instruments involve special risks -- derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfillment of the obligations owed to the Companies by each person to whom this Policy is applicable may heighten those risks. For example, if a Company become aware of Material, Non-public Information about the issuer of the underlying securities, persons to whom this Policy is applicable may find themselves "frozen" in a position in a derivative security. The Companies will not bear any losses suffered by any person subject to this Policy as a result of the implementation of this Policy.

If you have any questions, contact the appropriate Designated Officer or the Law Department BEFORE you trade.

SECTION V: PROCEDURES TO IMPLEMENT CODE OF ETHICS AND INSIDER TRADING POLICY. The following procedures have been established to aid the persons to whom this Policy is applicable in avoiding a violation of this Policy, and to aid each Company in preventing, detecting and imposing sanctions for violations of this Policy. Every person to whom this Policy is applicable must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should contact the appropriate Designated Officer or the Law Department.

(A) PRE-CLEARANCE OF SECURITIES TRANSACTIONS. All transactions in any securities Beneficially Owned by an Access Person must be pre-cleared by the Designated Officer or the Law Department. Once granted, such pre-clearance remains effective for forty-eight (48) hours.

(B) MANDATORY REPORTING OF SECURITIES TRANSACTIONS. To assist each Company in enforcing this Policy, all Access Persons of any of the Companies, other than the Disinterested Trustees and Directors of the Funds as set forth more fully below, and all officers, directors, employees and registered representatives of ISI and its branch offices must file a written report of their transactions in any Security with the Designated Officer within:

      (i)   10 days after becoming an Access Person (an "Initial Report");
      (ii)  10 after the end of each calendar quarter (a "Quarterly Report");
            and
      (iii) 30 days after the end of the fiscal year of a Company (an "Annual Report") which contains information as of a date not more than 30 days prior to the date the Annual Report is submitted.

      The Initial and Annual Report will contain the following information: (The information contained in the Initial Report must be current as of a date no more than 10 days after the person became an Access Person.)

      (i) the title, number of shares, and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership interest.
      (ii) The name of any broker, dealer, or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person.

      A Quarterly Report will contain the following information:

      (i) the date of the transaction, the name of the Security, and the number of shares/units/principal of each security involved;
      (ii) the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);
      (iii) the price of the Security at which the transaction was effected;
      (iv) the name of the broker, dealer, or bank with or through whom the transaction was effected; and
      (v) the name of any broker, dealer, or bank with whom the Access Person established any account in which any Securities were held during the applicable calendar quarter for the direct or indirect benefit of the Access Person and the date such account was established.

(C) In lieu of filing Quarterly Reports, copies of confirmations and periodic (monthly/quarterly) brokerage account statements may be filed.

(D) For periods in which no reportable transactions were effected, a Quarterly Report shall contain a representation that no transactions subject to the reporting requirements set forth in this Policy were made.

(E) REPORTING BY DISINTERESTED TRUSTEES AND DIRECTORS. The Disinterested Trustees and Directors of the Funds are not required to provide the written reports described, or to obtain pre-clearance of their personal securities transactions pursuant to Section V. (A) above. Disinterested Trustees and Directors of a Fund must file a report with the Designated Officer of the Fund in accordance with the requirements set forth below with respect to any transaction in a security if such Trustee or Director at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Trustee or Director of the Fund, should have known that, during the 15-day period immediately preceding or following the date of the transaction by the Trustee or Director, such security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund, its Adviser or Sub-Adviser. The reports required under this Section V.(E) shall be made not later than 10 days after the end of each calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

      (i) the date of the transaction, the title and number of shares, and the principal amount of each security involved;
      (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
      (iii) the price at which the transaction was effected; and
      (iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

(F) REVIEW OF REPORTS. The written reports specified above, or the duplicate confirmations, account statements and reports submitted in lieu of such reports, and required to be submitted under this Section V shall be delivered to the appropriate Designated Officer. The appropriate Designated Officer shall review such reports, duplicate confirmations, and account statements and maintain copies thereof as required by Rule 17j-1(d), with a view to identifying any pattern of personal securities transactions that suggests any actual or potential conflict of interest, the appearance of a conflict of interest, or any abuse of such person's position of trust and responsibility within the Companies. Before making any determination that a violation has been committed by any person or that any personal securities transaction is otherwise problematic under this Policy and the purposes thereof, such person shall be given an opportunity to supply additional explanatory material.

(F) ACKNOWLEDGMENT AND CERTIFICATION. Upon becoming subject to this Policy and annually thereafter, all persons to whom this Policy is applicable are required to sign an acknowledgment and certification of their receipt of and intent to comply with this Policy, and their compliance with this Policy, and return it to the Designated Officer.

(G) RECORDS. The Companies shall maintain records with respect to this Policy in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission.

      (i) A copy of this Policy and any other Insider Trading Policy or Code of Ethics with respect to any of the Companies which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

      (ii) A record of any violation of this Policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

      (iii) A copy of each report made or duplicate confirmation or account statement received pursuant to this Policy shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

      (iv) A list of all persons who are, or within the past five years have been, required to submit duplicate confirmations or account statements or to make reports pursuant to this Policy shall be maintained in a easily accessible place.

(H) CONFIDENTIALITY. All duplicate confirmations, account statements, reports of securities transactions and any other information filed with the Companies or furnished to any person pursuant to this Policy shall be treated as confidential, but are subject to review as provided herein and by representatives of the Securities and Exchange Commission.

(I) REPORTS TO BOARD OF DIRECTORS/TRUSTEES. The Boards of Directors/Trustees of the Funds shall receive an annual report from the Designated Officer of the Funds which summarizes existing procedures for compliance with this Policy and any changes in the procedures made during the past year and identifies any recommended changes in existing restrictions or procedures based upon the Funds' experience with the Policy, evolving industry practice, or developments in applicable laws or regulations. In addition, the Boards of Trustees/Directors of the Funds shall receive a quarterly report from the Designated Officer of the Funds with respect to any violations requiring significant remedial action during the preceding calendar quarter.

SECTION VI: SANCTIONS. Upon determination that a violation of this Policy has occurred, the Board of Directors or Trustees of the affected Fund(s), Adviser(s), ISI, IIS, WRLIM or WRLIS, or AFSG, as the case may be, may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator. All violations of this Policy and any sanctions imposed with respect thereto shall be periodically reported to the Boards of Directors or Trustees of the Funds, the Advisers, ISI, IIS, WRLIM or WRLIS, or AFSG as appropriate.

SECTION VII:  MONITORING OF SUB-ADVISERS AND PRINCIPAL UNDERWRITERS.

(A) REQUIRED MAINTENANCE AND ENFORCEMENT OF CODE OF ETHICS AND INSIDER TRADING POLICY. Each Sub-Adviser and Principal Underwriter must maintain and enforce a Code of Ethics and Insider Trading Policy appropriate to the Sub-Adviser's or Underwriter's business activities.

(B) COMPLIANCE. Each Sub-Adviser and Principal Underwriter shall have, prior to entering into any advisory or distribution agreement with any Fund, submitted it Code of Ethics and Insider Trading Policy to the appropriate Fund's Board of Trustees/Directors for its approval. Each Sub-Adviser and Underwriter also shall be required to submit promptly any proposed material amendments to such policies.

(C) In the event a Sub-Adviser or Underwriter submits a Code of Ethics or Insider Trading Policy that is approved by the appropriate Board of Trustees or Directors, such Sub-Adviser or Underwriter, as the case may be, shall:

      (i) Promptly Furnish to the appropriate Board upon request at any time and no less frequently than once during each fiscal year of the applicable Fund, copies of any reports made pursuant to such Code by any employee of the Sub-Adviser or Underwriter who would be deemed to be an Advisory or Access Person with respect to a Fund under this Policy if such person were employed by one of the Companies; and

      (ii) Immediately furnish to the appropriate Fund, without request, all material information regarding any violation of such Code by any employee of the Sub-Adviser or Underwriter who would be deemed to be an Advisory or Access Person with respect to a Fund under this Policy of such person were employed by one of the Companies.

(D) QUARTERLY REPORTING. Each Sub-Adviser and Underwriter shall report to the Board of Directors/Trustees of the appropriate Fund on a quarterly basis with respect to the administration and enforcement of its Code of Ethics and Insider Trading Policy. Such report shall include a certification that such Code of Ethics and Insider Trading Policy is being appropriately administered and enforced by the Sub-Adviser or Underwriter in accordance with the terms thereof. Such report shall include information with respect to any violations of such Code of Ethics and Insider Trading Policy that could potentially affect the Fund which the Sub-Adviser advises, as well as the action taken by the Sub-Adviser with respect to any such violation.

                        ACKNOWLEDGMENT AND CERTIFICATION

      I acknowledge receipt of the Code of Ethics and Insider Trading Policy of IDEX Mutual Funds, the WRL Series Fund, Inc., Idex Management, Inc., InterSecurities, Inc., Idex Investor Services, Inc., WRL Investment Management, Inc., WRL Investment Services, Inc. and AFSG Securities, Inc. I have read and understand such Policy and agree to be governed by it at all times. Further, if I have been subject to the Policy during the preceding year, I certify that I have complied with the requirements of the Policy and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Policy.


                                   _______________________________________
                                   (signature)

                                   ______________________________________
                                   (please print name)


Date: _________________________

                    PERSONAL SECURITIES ACCOUNT INFORMATION


Signature_____________________________________ Date _____________________


A/C NUMBER         A/C NAME(S)         SECURITIES FIRM AND ADDRESS








I certify that the foregoing is a complete and accurate list of all securities accounts in which I have any direct or indirect legal or Beneficial Ownership.

                                    __________________________________________
                                    Signature

                                 CODE OF ETHICS
                      AEGON USA INVESTMENT MANAGEMENT, INC.

I.       INTRODUCTION


     AEGON USA Investment Management, Inc. ("ADVISER") is a registered investment adviser. In recent years, the personal securities practices of investment advisers to investment companies have come under increased regulatory scrutiny by the Securities and Exchange Commission. Investment advisers and their personnel owe clients the highest duty of trust and fair dealing and must place their clients' interests ahead of their own. Investment adviser personnel, when making investment decisions for themselves, may not place their personal interests ahead of the client's interests. Accordingly, conflicts of interest can arise when certain investment adviser personnel (E.G., those who may have knowledge of impending client transactions) buy and sell securities for their personal accounts ("PERSONAL INVESTMENT ACTIVITIES").

     Section l7(j) of the Investment Company Act of 1940 (the "1940 ACT") and rule 17j-1 thereunder are intended to address the potential conflicts arising from the personal investment activities of investment company personnel, including the company's investment adviser. Rule 17j-1, in relevant part, (a) prohibits an investment adviser and its affiliated persons (E.G., officers, directors, employees) from engaging in fraudulent acts in connection with their personal transactions in securities held or to be acquired by the investment company, (b) requires the investment adviser to adopt a code of ethics reasonably designed to prevent their "access persons" (generally, personnel that are involved in the portfolio management process) from engaging in fraudulent acts, and (c) requires access persons to report their personal securities transactions. The Adviser, as an investment adviser to investment companies, is subject to the 1940 Act and therefore adopted this code of ethics (the "CODE").

     Because of the recent scrutiny on personal investment activities, the Investment Company Institute, a national association for the investment company industry, has recommended investment companies and their advisers adopt various measures in their particular code of ethics to obviate the conflicts, to prevent and detect any abusive practices, and to preserve the confidence of investors. The Adviser has amended its Code to reflect substantially the institute's recommendations.

     In amending its Code, the Adviser has given considerable thought to developing a Code which would not inhibit unnecessarily responsible personal investment by professional investment personnel. The Adviser believes that personal investment experience over time can lead to better performance of the individual's professional investment responsibility. Accordingly, the Code is intended to permit personal investment, subject to reasonable restrictions designed to address the concerns of possible conflicts of interests and to preclude any overreaching.

You should note that this Code is applicable to all employees and members of the Adviser's board of directors, unless otherwise indicated below. The Code addresses personal transactions in securities within the context of section 17(j) and rule 17j-l of the 1940 Act. The Code does not encompass all possible areas of potential liability under the federal securities laws, including the 1940 Act. For instance, the federal securities laws preclude investors from trading on the basis of material, nonpublic information or communicating this information in breach of a fiduciary duty ("insider trading" or "tipping"). Other provisions of the 1940 Act also address transactions involving investment companies and their affiliated persons (such as the investment adviser) which may involve fraud or raise other conflict issues. For example, section 17(a) of the 1940 Act generally prohibits sales or purchases of securities or other property between a registered investment company and an affiliated person and section 17(e) prohibits an affiliated person of a registered investment company, acting as agent, from receiving from any source any compensation (other than regular salary from the registered investment company) for the purchase or sale of any property to or for such company. Accordingly, persons covered by this Code are advised to seek advice before engaging in any transactions other than the purchase or redemption of fund shares or the regular performance of their normal business duties if the transaction directly or indirectly involves themselves and one or more of the clients.

II. DEFINITION OF TERMS

          A. "ACCESS PERSON" means any director, officer, general partner, or advisory person of the Adviser.

          B. "ADVISER" means AEGON USA Investment Management, Inc.

          C. "ADVISORY PERSON" means (i) an employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by an Investment Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to an Investment Company with regard to the purchase or sale of a security.

          D. A security is "BEING CONSIDERED FOR PURCHASE OR SALE" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

          E."BENEFICIAL OWNERSHIP" shall be interpreted in the same manner as it would be under rule 16a-l(a)(2) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT") in determining whether a person has beneficial ownership of a security for purposes of section 16 of the Exchange Act and the rules and regulations thereunder. In this regard, beneficial ownership will be deemed to exist if a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has a direct or indirect pecuniary interest in the securities (I.E.,: an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). Under this definition, beneficial ownership by a person includes securities held by members of a person's immediate family sharing the same household.

          F. "CONTROL" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

          G. "INVESTMENT COMPANY" means a company registered under the 1940 Act for which the Adviser is the investment adviser.

          H. "INVESTMENT PERSONNEL" means Portfolio Managers and other employees who provide information and advice to a Portfolio Manager or who help execute the Portfolio Manager's decision.

          I. "PORTFOLIO MANAGER" means those employees entrusted with the authority and responsibility to make investment decisions affecting an Investment Company.

          J. "PURCHASE OR SALE OF A SECURITY" includes, INTER ALIA, the writing of an option to purchase or sell a security.

          K. "REVIEW OFFICER" shall mean the President of AEGON USA Investment Management, Inc. or his designated representative. As of the date of this document, Donald E. Flynn, Executive Vice President, is the designated representative.

          L."SECURITY" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act, bankers' acceptances, bank certificates of deposit, commercial paper and such other money market instruments as designated by the Review Officer.

III. STATEMENT OF GENERAL PRINCIPLES

          A. The Code is based on the principle that the officers, directors, and employees of Adviser owe a fiduciary duty to our clients to conduct their personal securities transactions in a manner which does not interfere with client portfolio transactions or otherwise take unfair advantage of their relationship to the clients. 1 In light of this fiduciary obligation, personal investment activities of Access persons are subject to the following general principles:


----------------
(1) Persons covered by this Code must adhere to its general principles as well as comply with the Code's specific provisions. It bears emphasis that technical compliance with the Code's procedures will not automatically insulate from scrutiny trades that show a pattern of abuse of the individual's fiduciary duties to the clients.

      1. No Access person shall enter into or engage in a security transaction, business activity, or other relationship which may result in any financial or other conflict of interest between such person and any client;

      2. No personal investment activities by an Access person shall conflict with the duty to place the interests of clients before any personal interests;

      3. All personal investment activities shall be conducted consistent with the requirements and standards set forth in this Code in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust;

      4. No Access person shall, directly or indirectly, take inappropriate advantage of his or her position with any client. This principle includes, but is not limited to, the following:

               a. No Access person in a fiduciary relationship with respect to a portfolio shall profit, directly or indirectly, due to his or her position with respect to such portfolio. A person who learns about any corporate opportunity due to their position may not take advantage of and profit from such corporate opportunity.

               b.No Access person shall accept any special favors, benefits or preferential treatment due to his or her fiduciary relationship with any portfolio, except for the usual and ordinary benefits directly provided by the Adviser or any portfolio managed thereby.

               c. No Access person shall release any information regarding actual or contemplated securities transactions by any portfolio or any actual or proposed portfolio changes, except in the performance of employment duties, or in connection with any official report or disclosure which makes such information public knowledge.

IV. EXEMPTED TRANSACTIONS

     The  provisions of Section V of this Code shall not apply to:

          A. Purchases or sales of securities effected in any account over which the Access person has no direct or indirect influence or control.

          B. Purchases or sales of securities which are not eligible for purchase or sale by an Investment Company.

          C. Purchases or sales of securities which are nonvolitional on the part of either the Access person or an Investment Company (e.g., purchases through dividend reinvestment plans, transactions in corporate mergers, stock splits, tender offers).

          D. Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

          E. Purchases or sales of securities issued by companies with market capitalization of at least $1 billion. Please note the fiduciary principles outlined above still apply.

          F. De minimis purchases and sales of securities. A de minimis purchase or sale means a securities transaction involving 100 shares or less issued by the same issuer per year. Please note the fiduciary obligations outlined above still apply.

          G. Purchases or sales which receive the prior approval of the Review Officer to exempt the transaction. The Review Officer may grant an exception from one or more provisions of the Code only after careful consideration of the proposed transacti6n or activity, the potential conflicts it may raise, and whether it is consistent with the objectives and spirit of the Code.

V. RESTRICTIONS ON PERSONAL INVESTING

          The Advisor has adopted the following substantive restrictions to guard against the most likely cases in which conflicts occur.

          A. Access persons shall not purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale (a) is being considered for purchase or sale by an Investment Company; or (b) is being purchased or sold by an Investment Company.

               Without limiting the generality of the foregoing, (a) no Portfolio Manager may purchase or sell any security within seven (7) calendar days before and after any portfolio of an Investment Company which he or she manages trades in that security, and (b) no Access person shall purchase or sell any security on the same day there is a pending buy or sell order in that security by any of Investment Companies advised by the Adviser. Any profits realized on trades within the prescribed periods will be disgorged.

          B. Investment Personnel shall not acquire any securities in an initial public offering, unless such person has received approval from the Review Officer.

          C. Investment Personnel shall not acquire any securities in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to section 4(2) of the Act, unless the person has received written approval by the Review Officer. In granting such approval, the Review Officer will take into account, among other things, whether the investment opportunity should be reserved for Investment Companies and whether the opportunity is being offered to an individual by virtue of his or her position with the Adviser. Any person authorized to acquire securities in a private placement must disclose such investment if he or she is involved in any manner with a client's subsequent consideration of an investment in the same or an affiliated issuer. In such circumstances, the decision to purchase securities of the issuer for the Investment Company will be subject to independent review by a designated Access person with no personal interest in the issuer.

          D. Investment Personnel shall not purchase and sell, or sell and purchase, the same equivalent) securities within sixty (60) calendar days, without prior written approval of the Review Officer. In granting such approval, the Review Officer shall determine that no abuses are involved and the equities of the situation strongly support an exception. Approval, however, is not required for exchange-traded options that are purchased to establish a bona fide hedge position on securities held over 60 days, or for futures or options on U.S. bonds, treasuries or notes. Any profits realized on short-term trades in violation of this provision may be disgorged.

VI. RESTRICTIONS ON GIFTS AND SERVICES AS A DIRECTOR

      A. Investment Personnel may not receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of any client.

      B. Investment Personnel shall not serve on the boards of directors of publicly traded companies without prior written authorization from the Review Officer. In granting such authorization, the Review Officer shall determine that the board service would be consistent with the interests of Investment Companies and their shareholders. If board service is authorized, the Review Officer shall establish appropriate "Chinese Walls" or other procedures to isolate the person serving on the board from those making investment decisions as to securities of any such company.

VII. COMPLIANCE PROCEDURES

          The Adviser must not only adopt a Code, but must implement and enforce its provisions effectively. Accordingly, the Adviser has adopted the following compliance measures:

          A. Pre-clearance

          Access persons must receive prior approval of their personal investment transactions in securities, as defined above, from the Review Officer. Such authorization will be effective for five business days. The pre-clearance requirement shall not apply to the Exempted Transactions listed in Section IV.

          B. Reporting Requirements

          1. All Access persons must disclose a listing ("personal holdings report") of all securities directly or indirectly beneficially owned by the Access person at the time he or she becomes an access person. The personal holdings report must be filed with the Review Officer within 10 days of the event that causes the employee to become an Access person (E.G., hiring, promotion, or change of position). The reports required hereunder shall provide the title, CUSIP number (if any), number of shares and principal amount with respect to each security.

          2. Every Access person must direct his or her broker to supply to the Review Officer duplicate copies of confirmations of all transactions in securities in which the Access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security, and copies of periodic statements for all securities accounts.

               Such confirmations must be provided not later than 10 days after the end of the calendar quarter in which the transaction to which the confirmation relates was effected and shall contain the following information:

               a. The date of the transaction, the title, CUSIP number (if any) and the number of shares, and the principal amount of each security involved;

               b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               c. The price at which the transaction was effected; and

               d. The name of the broker, dealer or bank with or through whom the transaction was effected.

                    If the confirmation statement or account statement does not contain all the information required above and the information has not otherwise been supplied to the Review Officer, the Access person shall submit a report within the above time period providing the missing information. In addition, in the event the broker is unable to supply the confirmations, such as the Schwab discretionary account with Adviser's 401(k) program, the employee must file a report containing the information and within the time period specified above.

          3. Notwithstanding subsection B, no person shall be required to file a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

          C. Certifications

          1. Each new employee will be given the Code upon becoming an employee. Within ten (10) days thereafter, the employee must file a report with the Review Officer or other designated person that he or she has read the Code and understands that he or she is subject to the Code's provisions.

          2. All Access Persons will be required to certify on an annual basis that they: (a) have read and understood the Code, (b) recognize that they are subject to the Code, and (c) have complied with the requirements of the Code and disclosed or reported all personal securities transactions required thereunder.

          D. Monitoring Procedures

          The Review Officer or other designated personnel will monitor the personal investment activities of Access persons. The Review Officer or other designated persons shall review the reports and confirmations filed by each Access person. In monitoring these transactions, the reviewer may also, among other things,

          1. Compare preclearance logs and confirmation statements for discrepancies;

          2. Compare preclearance logs and confirmation statements with Investment Company transactions to determine if any potential conflict existed;

          3. Compare preclearance logs and confirmation statements of employees in the same department or brokerage statements of different employees who use the same broker;

          4. Compare annual reports of personal holdings with Investment Company transactions during the same 12-month period;

          5. Notify immediately an employee of an apparent discrepancy or potential conflict, request a written explanation, report the apparent discrepancy or potential conflict to senior management, and take corrective action if necessary;

          6. Provide continuing education programs to remind employees of the importance of the Code provisions and to provide a special opportunity to ask questions; and

          7. Review the Code on a regular basis and update the Code and its procedures as necessary.

VIII. SANCTIONS

     Upon discovering a violation of this Code, the Adviser may impose such sanctions as it deems appropriate, including, INTER ALIA, a letter of censure, suspension, termination of the employment, or criminal referral of the violator. All material violations of this Code shall be referred to senior management to determine the appropriate sanction. To the extent practicable, the referral will not disclose the employee's identity unless otherwise requested by the employee. The employee will have the opportunity to submit a written statement in either anonymous or disclosed form. The employee may be represented by counsel at any time the employee's supervisor makes a presentation with respect to an employee.

                          CODE OF ETHICS CERTIFICATION

I hereby certify that:

         -     I have read and understand the Code;

         -     I am subject to the Code;

         - I have complied and will continue to comply with the requirements of the Code; and

         - I have disclosed and will continue to disclose all personal securities transactions required to be disclosed pursuant to the Code.

                                             ------------------------------
                                                       (Signature)


                                             -----------------------------
                                                      (Print Name)


                                             -----------------------------
                                                          (Date)

                                 CODE OF ETHICS

I.   GENERAL PRINCIPLES

     This Code of Ethics ("Code") establishes rules of conduct that govern personal investment activities of employees of Fred Alger Management, Inc. ("Alger"), Fred Alger & Company, Incorporated ("Alger Inc.") and each registered investment company for which Alger acts as investment adviser ("Alger Fund").

     The following categories of personnel are covered by the Code:

     (1) PORTFOLIO MANAGERS - those employees who have direct responsibility and authority to make investment decisions affecting an Alger Fund and their immediate family members residing in the same household;

     (2) INVESTMENT PERSONNEL - portfolio managers and all persons such as securities analysts and traders, who provide information and advice to a PORTFOLIO MANAGER or who help execute the PORTFOLIO MANAGER's decisions and their immediate family members residing in the same household; and

     (3) ACCESS PERSONS - all employees of Alger and Alger Inc. (including iNVESTMENT PERSONNEL) and their immediate family members residing in the same household; and "interested" directors or trustees and officers of Alger, Alger Inc. or any Alger Fund.

     (4) An independent trustee or director of any Alger Fund will be subject to the preclearance and reporting requirements of Section III of the Code only if such person, at the time of his transaction, knows, or in the ordinary course of fulfilling his official duties as a director of such company should know, that during the 15-day period immediately preceding or after the date of the transaction by such person, the security such person purchases or sells, is or was purchased or sold by any Alger Fund or is being considered for purchase or sale by any Alger Fund or Alger.

     Certain general fiduciary principles govern the personal investment activities of all employees:

     (1) the duty at all times to place the interests of Alger Fund shareholders and Alger investment accounts first;

     (2) the requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

     (3) the fundamental standard that Alger personnel should not take inappropriate advantage of their positions.


     The restrictions and procedures of the Code apply to all accounts in which an ACCESS PERSON has, or by reason of the subsequent transaction acquires, any direct or indirect beneficial ownership (as defined in Exhibit A).

     For purposes of the Code, the term "security" shall not include government securities, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

II.  RESTRICTIONS ON PERSONAL INVESTING

     A.   Initial Public Offerings

            - INVESTMENT PERSONNEL may not acquire any securities in an initial public offering.

     B.   Private Placements

            - INVESTMENT PERSONNEL must obtain prior approval of any acquisition of securities in a private placement.

               (a) Any such approved acquisition must be disclosed if the INVESTMENT PERSON subsequently participates in any Alger Fund's consideration of an investment in the issuer.

               (b) Any Alger Fund's subsequent decision to purchase securities of the issuer will be subject to independent review by INVESTMENT PERSONNEL with no personal interest in the issuer.

     C.   Blackout Periods

          1. An ACCESS PERSON may not execute a securities transaction at a time when any Portfolio Manager is considering the purchase or sale of that security. If the Alger Fund is in the middle of a buying or selling program for that security, the program must be completed before the ACCESS PERSON may execute his or her transaction.

               (a) An ACCESS PERSON may not recommend any securities transaction by an Alger Fund without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

                    (1) direct or indirect beneficial ownership of any securities of the issuer;

                    (2)  any position with the issuer or its affiliates; and

                    (3) any present or proposed business relationship between the issuer or its affiliates and such person or any party in which such person has a significant interest.

          2. A PORTFOLIO MANAGER may not buy or sell a security within seven calendar days before and after the Alger Fund that he or she manages trades in that security unless one of the following situations exists:

               (a) The Alger Fund receives a better price on its transaction made within seven days of the PORTFOLIO MANAGER's transaction.

               (b) If a PORTFOLIO MANAGER has recommended a security for purchase or sale by an Alger Fund and his or her recommendation is overruled by Senior Management, he or she may purchase or sell that security for his or her own account. If Senior Management subsequently changes its position regarding that security and decides to purchase or sell the security for an Alger Fund within 7 days of the PORTFOLIO MANAGER's transaction for his or her own account, the Fund's purchase or sale will not require disgorgement by the PORTFOLIO MANAGER.

               (c) The PORTFOLIO MANAGER can demonstrate that a hardship exists which requires the sale of the security within the prohibited time period.

          3. Any profits realized on trades within the proscribed periods must be disgorged to the appropriate Alger Fund or to charity.


     D.   Short-term Trading

          INVESTMENT PERSONNEL may not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities* within 60 calendar days unless the security is not held by any Alger Fund and is not eligible for purchase by any Alger Fund.

          - The Compliance Officer will consider exemptions to this prohibition on a case-by-case basis when it is clear that no abuse is involved and the equities of the situation strongly support an exemption.

* Includes options and short sales

     E.   Gifts

          INVESTMENT PERSONNEL may not accept any gift or other thing of more than DE MINIMUS value from any person or entity that does business with or on behalf of an Alger Fund.

     F.   Service as a Director

          INVESTMENT PERSONNEL must obtain prior authorization to serve on the board of directors of a publicly traded company. Such authorization will be based on a determination that the board service would be consistent with the interests of the Alger Fund and its shareholders.

III. COMPLIANCE PROCEDURES

     A.   Preclearance

          All ACCESS PERSONS must preclear their personal securities transactions with the Compliance Officer.

          - The Compliance Officer must preclear the personal securities transactions of all access persons with the Portfolio Managers in addition to preclearance with the trading desk.

          - Any approval will be valid only for the day on which it is granted.

     B.   Brokerage Confirmations and Statements

          All ACCESS PERSONS should direct their brokers to supply duplicate copies of all confirmations and periodic statements to the firm's Compliance Officer.

     C.   Disclosure of Personal Holdings

          All INVESTMENT PERSONNEL must disclose their personal securities holdings upon commencement of employment and thereafter on an annual basis.

     D.   Certification of Compliance With the Code

          All ACCESS PERSONS must certify annually that:

          -    they have read and understood the Code;

          -    they are subject to the Code;

          -    they have complied with the requirements of the Code; and

          - they have disclosed all personal securities transactions required to be disclosed pursuant to the Code.


     E. The management of each Alger Fund will prepare an annual report to the Fund's Board of Trustees/Directors that:

          - summarizes existing procedures concerning personal investing and any changes made during the previous year;

          - identifies any violations requiring significant remedial action during the previous year; and

          - identifies any recommended changes in existing restrictions or procedures.


IV.  SANCTIONS

     Upon discovering that an ACCESS PERSON has not complied with the requirements of this Code, the Board of Directors of Alger or of any Alger Fund may impose on that person whatever sanctions the Board deems appropriate, including, among other things, censure, suspension or termination of employment.

V.   CONFIDENTIALITY

     All information obtained from any ACCESS PERSON hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

VI.  OTHER LAWS, RULES AND STATEMENTS OF POLICY

     Nothing contained in this Code shall be interpreted as relieving any ACCESS PERSON from acting in accordance with the provision of any applicable law, rule, or regulation or any other statement of policy or procedure adopted by Alger or by an Alger Fund governing the conduct of such person.

                                                                      03/17/2000

                                                                       EXHIBIT A

     For purposes of the attached Code of Ethics, "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that an Access Person has or acquires. The term "beneficial ownership" of securities would include not only ownership of securities held by an Access Person for his own benefit, whether in bearer form or registered in his name or otherwise, but also ownership of securities held for his benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he has only a remainder interest), and securities held for his account by pledgees, securities owned by a partnership in which he is a member, if he may exercise a controlling influence over the purchase, sale or voting of such securities held for his account by pledgees, securities owned by a partnership in which he is a member, if he may exercise a controlling influence over the purchase, sale or voting of such securities and securities owned by any corporation. Correspondingly, this term would exclude securities held by an Access Person for the benefit of someone else.

     Ordinarily, this term would not include securities held by executors or administrators in estates in which an Access Person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

     Securities held in the name of another should be considered as "beneficially" owned by an Access Person where such person enjoys "benefits substantially equivalent to ownership". The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, E.G., application of the income derived from such securities to maintain a common home, to meet expenses that such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

     An Access Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other arrangement, he obtains therefrom benefits substantially equivalent to those of ownership.

Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an Access Person may in itself indicate that the Access Person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an Access Person will be treated as being beneficially owned by the Access Person.

     An Access Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.

                            C.A.S.E. MANAGEMENT, INC.

                                 CODE OF ETHICS

I.    PREAMBLE

      The officers, directors, employees and other affiliated persons (as that term is defined in the Investment Company Act of 1940) of C.A.S.E. Management, Inc. (the "Advisor") will in varying degrees participate in or be aware of decisions made to implement the investment policies of certain registered investment companies (hereinafter sometimes referred to individually as the "Fund" and collectively as the "Funds"). The relationship thus created mandates adherence to the highest standards of conduct and integrity by each and every director, officer, employee and other affiliate of the Advisor. The establishment of high standards of behavior is intended to prevent any intentional or unintentional transgression, while not unnecessarily interfering with the privacy and freedom of the individuals concerned.

II.   SCOPE

      It is intended that all investments or investment practices involving a possible conflict of interest will be avoided so as to prevent any impairment of a person's ability to be disinterested in making investment decisions and any use for the benefit of a personal account (as hereinafter defined) of information relating to transactions being effected on behalf of or to be recommended to any of the Funds.

III.  APPLICABILITY

      Except as otherwise provided in Section VI hereof, the provisions of this Code shall apply to all access persons (as hereinafter defined) of the Advisor.

IV.   DEFINITIONS

     A. "Access Person" shall mean any director, officer or advisory person of the Advisor who, with respect to any of the Funds, makes any recommendation or decision regarding the purchase or sale of a security by any of the Funds, or participates in the determination of such a recommendation or decision; or who, in connection with his or her duties, obtains any information concerning such securities recommendations or decision.

     B.   "Act" shall mean the Investment Company Act of 1940.

     C.   "Advisory Person" of the Advisor shall mean:

          (i) Any employee of the Advisor (or of any company in a control relationship to the Advisor) who, in connection with his or her regular functions or duties, makes participates in, or obtains information regarding the purchase or sale of a security by any of the Funds, or whose functions relate to the making of any recommendations or decisions with respect to such purchases or sales; and

          (ii) Any natural person in a control relationship to the Advisor who obtains information concerning recommendations made to any of the Funds or decisions with regard to the purchase or sale of a security for any of the Funds.

     D. "Beneficial Ownership" of securities by any person subject to this Code shall mean a direct or indirect pecuniary interest in the security. A "direct pecuniary interest" is the opportunity, directly or indirectly, to profit, or to share the profit, from a transaction. An "indirect pecuniary interest" is any nondirect financial interest, but is specifically defined in the Rules to include securities held by members of a person's immediate family sharing the same household; securities held by a partnership of which a person is a general partner; securities held by a trust of which a person is the settlor if the person can revoke the trust, or a beneficiary if the person has or shares investment control with the trustee; and equity securities which may be acquired upon exercise of an option or other right, or through conversion."

     E. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

     F.   "Personal Account" of any person subject to this Code shall mean:

          (i)   Accounts as to which such person has beneficial ownership;

          (ii) Accounts of any of other individual or entity whose accounts are managed or controlled by or through such person; and

          (iii) Accounts of any other individual or entity to whom such person gives advice with regard to the acquisition or disposition of securities, other than any of the Funds; provided, however, that the term "personal account" shall not be construed in a manner which would impose a limitation or restriction upon the normal conduct of business by directors, officers, employees and affiliates of the Advisor.

     G. "Purchase or sale of a security" shall include, among other things, the writing of an option to purchase or sell a security.

     H.   "SEC" shall mean the Securities and Exchange Commission.

     I. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

     J. "Security held or to be acquired by any of the Funds" shall mean any security which, within the most recent 15 days:

          (i)   Is or has been held by any of the Funds, or

          (ii) Is being of has been considered by any of the Funds or the Advisor for purchase by any of the Funds.

V.   STANDARDS OF CONDUCT

     A. CONFLICT OF INTEREST - GENERAL RULE. In any matter involving both the personal account of a person to whom this Code is applicable and securities held or to be acquired by any of the Funds, the person subject to this Code shall resolve any known or reasonably to be anticipated conflict of interest in favor of the Funds. All investments or investment practices involving a possible conflict of interest shall be avoided in order to prevent any impairment of an access person's ability to be disinterested in making investment decisions and any use of information as to possible actions being or to be recommended to any of the Funds for the benefit of a personal account. It is anticipated that because of the breadth of the Funds' portfolios, many types of investments will be under regular consideration. However, since most investments for personal accounts will be of modest size and not likely to influence the market price, the Advisor deems it unnecessarily restrictive to prohibit all purchases and sales in all such securities at any time that they are contemplated for purchase or sale or are the subject of a program for purchase or disposition by any of the Funds.

          In connection with direct or indirect purchase or sale of a security held or to be acquired by any of the Funds for a personal account no person to whom this Code is applicable shall:

          (i) Employ any device, scheme or artifice to defraud any of the Funds;

          (ii) Make to any of the Funds any untrue statement of a material fact or omit to state to any of the Funds a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          (iii) Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any of the Funds; or

          (iv) Engage in any manipulative practice with respect to any of the Funds.

B.   PROHIBITED TRANSACTIONS

     1. REPORTS. Written reports relating to a particular activity or to an industry prepared for the Advisor's or any of the Funds' use shall not go outside the office without written permission of the President of the Advisor or an officer designated by him.

     2. NEW ISSUES. Officers and employees of the Advisor shall observe great caution in purchasing new issues, particularly those reputed to be in short supply.

     3. GIFTS AND OTHER BENEFITS. No officer or employee of the Advisor shall accept a gift from a person doing business with any of the Funds if receipt of the gift may adversely affect the business judgment of the officer or employee. This is not meant to constrain normal meetings with brokers, hosted by them, which the officer or employee believes will benefit the Funds.

     4. DISCLOSURE OF MATERIAL POSITIONS OR RECENT TRADING. At no time may any access person recommend or authorize the holding, purchase or sale of any security by any of the Funds without first disclosing the existence of any material (in relationship to personal financial circumstances) position (long or short) in such security held by, or recent trading in such security by, any personal account of such access person. Such disclosure shall be made to the President of the Advisor or an officer designated by him.

VI.  REPORTING REQUIREMENTS

     A. REQUIREMENT. Except as otherwise provided herein, every access person of the Advisor shall make a report containing the information described in Section VI(B) hereof to the President of the Advisor or an officer designated by him with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any beneficial ownership. The Advisor shall identify all access persons who are under a duty to make such reports and shall inform such persons of such duty.

     B. REPORT. Each report in the form attached hereto as Exhibit A required to be made hereunder shall be delivered to the President of the Advisor or an officer designated by him not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected.

          Such reports will be received regularly by the President of the Advisor or an officer designated by him on behalf of the Advisor. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security. If required by law, the report will also be available for inspection by the SEC staff, but will otherwise be afforded confidential treatment.

      C. EXCEPTION. Notwithstanding Paragraph VI(A) hereof, no person shall be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

VII. SANCTIONS. Violations of this Code or any section hereof shall be grounds for appropriate sanctions, including dismissal. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Boards of Directors or Trustees of the Funds.

VIII. INTERPRETATIONS AND EXCEPTIONS. Any questions regarding the applicability, meaning or administration of the Code shall be referred by the person concerned in advance of any contemplated transaction to the President of the Advisor or to an officer designated by him. Exemptions will be granted (in addition to those pursuant to Section VI hereof) by said officer if, in his judgement, the obligation of the person involved pursuant to this Code of Ethics is not compromised.

IX. ACCEPTANCE. Each person to whom this Code is applicable shall receive a copy of same. Any amendments to this Code shall be similarly furnished to each person to whom this Code is applicable. Each officer and employee of the Advisor to whom this Code is applicable shall sign a statement that he or she has read this Code and will abide by it. The signed statement shall then be kept in the files of the Advisor. A form of the statement is attached hereto as Exhibit B.

X. RECORDS. This code, a copy of each report by an access person, any report hereunder to the Boards of Directors or Trustees of the Funds and lists of all persons required to make reports shall be preserved with the Advisor's records for the period required by Rule 17j-1 of the Act.

XI. EFFECTIVE DATE. The provisions of this Code shall be effective on and after August 17, 1992, and amendments shall become effective when promulgated.

                                    EXHIBIT A

                            C.A.S.E. MANAGEMENT, INC.

                          Securities Transaction Report

                 For the Calendar Quarter Ended _______________
                                               (mo. / day / yr. )


To C.A.S.E. Management, Inc., the Investment Advisor to certain registered investment companies.

         During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics:


                            Number of                          Nature of                    Broker/Dealer or
                            Shares of     Dollar Amount       Transaction                     Bank Through
              Date of       Principal     of Transaction   (Purchase) Sale,                   Whom Effected
Security    Transaction       Amount                             Other            Price









This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) other transactions not required to be reported and (iii) is not an admission that I have had any direct or indirect beneficial ownership in the securities listed above.

Date:                                       Signature: ________________________

                                    EXHIBIT B

                           STATEMENT RE CODE OF ETHICS

                            C.A.S.E. MANAGEMENT, INC.

         The undersigned hereby certifies that he or she has read and will abide by the Code of Ethics dated as of August 17, 1992, or as subsequently amended, and that he or she knows such failure may constitute a violation of federal and state securities laws and regulations which may subject him or her to civil liabilities and criminal penalties. The undersigned acknowledges that failure to observe the provisions of said Code shall be basis for any appropriate sanction, including dismissal.

Date:                                        Signature: _______________________


                                TABLE OF CONTENTS

                                                                                PAGE
SECTION I. POLICY STATEMENT ON ETHICAL STANDARDS...............................   1

   General Statement...........................................................   1
   Prohibited Business Practices...............................................   2
   Securities Trading Restrictions.............................................   4

SECTION II. POLICY STATEMENT ON INSIDER TRADING................................   5

   Policy Statement On Insider Trading.........................................   5
   Insider.....................................................................   5
   Material Information........................................................   6
   Non-Public Information......................................................   6
   Penalties for Insider Trading...............................................   6

SECTION III. PROCEDURES TO IMPLEMENT THE CODE..................................   7

   Identifying Inside Information..............................................   7
   Restricting Access to Material Non-Public Information.......................   7
   Holdings Reports............................................................   8
   Exceptions to the Requirement to Submit Holdings Reports....................   9
   Quarterly Transaction Reports...............................................   9
   Exceptions to the Requirement to Submit Quarterly Transaction Reports.......  10
   Annual Certification........................................................  11
   Disclosure of Ownership.....................................................  11
   Preclearance Requirements for Trades and Investments by Advisory Persons....  11

SECTION IV. SANCTIONS..........................................................  14

SECTION V.  SUPERVISORY PROCEDURES.............................................  15

   Prevention of Insider Trading and Promotion of Ethical Standards............  15
   Detection of Insider Trading and Unethical Practices........................  15
   Special Reports to Management...............................................  16
   Annual Reports to Management................................................  16

SECTION I. POLICY STATEMENT ON ETHICAL STANDARDS

A.   GENERAL STATEMENT

     Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") requires registered investment companies and their investment advisers, sub-advisers and principal underwriters to adopt codes of ethics to prevent fraudulent, deceptive and manipulative practices and to institute procedures to prevent violations of the code of ethics.

     The Dean Family of Funds (the "Trust") is registered as an open-end management investment company under the Act. Pursuant to Rule 17j-1 under the 1940 Act, the Trust had adopted this Code of Ethics and Insider Trading Policy (the "Code").

     C. H. Dean & Associates, Inc. ("Dean & Associates") is the investment adviser for the Trust. 2480 Securities LLC ("2480 Securities"), a subsidiary of C. H. Dean & Associates, Inc., is the principal underwriter for the Trust. Pursuant to Rule 17j-1 under the 1940 Act, Dean & Associates and 2480 Securities (collectively, the "Company") also have adopted the Code.

     The Company operates under the careful scrutiny of federal and state regulatory authorities. The Company's historic commitment to strict ethical standards stems not only from this scrutiny, but also from a belief that the Company's clients have brought it success due to its hard work and high ethical standards. High ethical standards are a fundamental part of the Company's operations, and the role its employees play in its success.

     Except as otherwise specified herein, this Code applies to the following persons:

          o    All employees of the Company;

          o    All officers of the Company;

          o    All directors of the Company;

          o    All officers of the Trust;

          o    All Trustees of the Trust; and

          o Persons in a control relationship to the Trust or the Company who obtain information concerning recommendations made to the Trust with regard to the purchase or sale of securities by the Trust.

     These persons are called "Access Persons" in this document.

     This Code is intended to insure that the personal securities transactions of Access Persons are conducted in accordance with the following principles:

          o    A duty at all times to place first the interests of clients;

          o The requirement that all personal securities transactions be conducted consistent with this Code and in such a manner to avoid any actual or potential conflict of interest or any abuse of an individual's responsibility and position of trust; and

          o The fundamental standard that Company personnel not take inappropriate advantage of their positions.

     COMPLIANCE WITH THE CODE, HOWEVER, DOES NOT RELIEVE AN ACCESS PERSON OF ANY OBLIGATION UNDER ANY LAWS OR RULES PERTAINING TO THE ACTIVITIES OF AN ACCESS PERSON, INCLUDING FEDERAL AND STATE SECURITIES LAWS AND THE RULES OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. ("NASD").

     Every Access Person must read and retain this Code. Any questions regarding the following policies and procedures should be referred to the person designated by the Company and/or the Trust as its Compliance Officer.

B.   PROHIBITED BUSINESS PRACTICES

     The Company is a fiduciary, and has a duty to act primarily for the benefit of its clients. While the nature and extent of this duty will vary according to the nature of the relationship between the Company and the client and the circumstances of each case, certain practices are clearly dishonest and unethical. To insure compliance with the Company's high ethical standards, and its fiduciary obligations to clients, no Access Person shall engage in any of the following business practices:

     1. Knowingly sell any security to, or purchase any security from, a client while acting as a principal for his or her own account or for the Company's account, or knowingly effect a sale or purchase of a security for the account of a client while acting as a broker for another, without disclosing to the client in writing before execution of the transaction the capacity in which he or she is acting and obtaining the consent of the client to the transaction.

     2. Recommend to a client the purchase, sale or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client after reasonable inquiry concerning the client's investment objectives, financial situation and needs, and any other information known or acquired after reasonable examination of the client's financial records.

     3. Place an order to purchase or sell a security for the account of a client without authority to do so.

                                                                           Page2

     4. Place an order to purchase or sell a security for the account of a client upon instruction of a third party (such as a broker-dealer or another adviser) without first having obtained a written third-party authorization from the client.

     5. Exercise any discretionary power in placing an order for the purchase or sale of securities for a client, without obtaining written discretionary authority from the client promptly after the date of the first transaction placed pursuant to oral discretionary authority, but in no event later than 10 business days after the first transaction, unless the discretionary power relates solely to the price at which or the time when an order involving a definite amount of a specified security shall be executed.

     6. Induce trading in a client's account that is excessive in size or frequency in view of the financial resources, investment objectives and character of the account.

     7. Borrow money or securities from a client unless the client, is a broker-dealer or a financial institution engaged in the business of loaning funds or securities.

     8.   Loan money to a client.

     9. Misrepresent to any client or prospective client the qualifications of the Company or any employee of the Company, or misrepresent the nature of the advisory services being offered or fees to be charged for such services, or omit to state a material fact necessary to make statements regarding qualifications, services or fees, in light of the circumstances under which they were made, not misleading.

     10. Provide a report or recommendation to any client prepared by someone other than the Company without disclosing that fact, other than with respect to published research reports, or statistical analyses normally used or ordered by the Company in providing advisory services.

     11.  Charge a client an unreasonable advisory fee.

     12. Fail to disclose to a client in writing before any advice is rendered any material conflict of interest relating to the Company or any of its employees that could reasonably be expected to impair the rendering of unbiased and objective advice including:

          o Compensation arrangements connected with advisory services to clients, which are in addition to compensation from such clients for such services; and

          o Charging a client an advisory fee for rendering advice, when a commission for executing securities transactions pursuant to such advice will be received by the Company or its employees.

     13. Guarantee a client that a specific result will be achieved (gain or loss) as a result of the advice provided to the client.

     14. Publish, circulate or distribute any advertisement which does not comply with the following laws and rules:

          o    The Investment Company Act of 1940 and the rules under the 1940
               Act;

          o The Investment Advisers Act of 1940 and the rules under the Advisers Act; and

          o    The NASD rules.

     15. Disclose the identity, affairs or investments of any client to any third party, unless required by law to do so, or unless the client consents to the disclosure.

     16. Enter into, extend or renew any investment advisory contract, unless the contract is in writing and discloses, in substance, the services to be provided, the term of the contract, the advisory fee, the formula for computing the fee, the amount of prepaid fee to be returned in the event of contract termination or nonperformance, whether the contract grants discretionary power to the Company, and that no assignment of the contract shall be made by the Company without the consent of the other party to the contract.

     17. Fail to disclose to a client or prospective client each material fact with respect to:

          o Any financial condition of the Company that is reasonably likely to impair the ability of the Company to meet contractual commitments to a client; or

          o A legal or disciplinary action that is material to an evaluation of the Company's integrity, or ability to meet contractual commitments to a client.

     The conduct set forth above is not all inclusive. Engaging in other conduct, such as nondisclosure, incomplete disclosure, frontrunning, or other deceptive, manipulative or fraudulent practices, is considered an unethical business practice and prohibited by Rule 17j-1 under the Act as well as other securities laws.

     Engaging in any unethical business practice can subject the Company and the person involved to civil and criminal liability, and will result in the Company imposing serious sanctions on the person(s) involved, including dismissal.

C.   SECURITIES TRADING RESTRICTIONS

     Policies and restrictions concerning personal securities trading are set forth in Section III of this document.

SECTION II.   POLICY STATEMENT ON INSIDER TRADING

A.   POLICY STATEMENT ON INSIDER TRADING

     The Company forbids any of its Access Persons from trading securities, either personally or on behalf of others (such as accounts managed by the Company), based on material non-public information, and from communicating material non-public information about issuers of securities to others in violation of the law. This conduct is frequently referred to as "insider trading."

     The Company's policy applies to every Access Person, and extends to activities within and outside their duties at the Company.

     While the term "insider trading" is not defined in the federal securities laws, for purposes of these policies and procedures, it shall be presumed to include the use of material non-public information to trade in securities (whether or not one is an "insider" with respect to the issuer of the securities), and the communication of material non-public information to others, including any of the following practices:

          o Trading by an insider (e.g., an officer, director or employee of an issuer, or anyone with a confidential relationship with the issuer), while in possession of material non-public information;

          o Trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential, or was misappropriated; and

          o    Communicating material non-public information to others.

     The elements of insider trading and the penalties for such unlawful conduct are discussed below.

B.   INSIDER

     For purposes of these policies and procedures, an "insider" is defined to include officers, directors, trustees and employees of an issuer of securities, as well as outside persons in a special confidential relationship with the issuer who are given access to information solely for the issuer's purposes. Such "temporary insiders" can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. However, for such an outside person to be considered a "temporary insider," the issuer must expect such person to keep confidential the non-public information, which has been disclosed to him, and the relationship must at least imply such a duty.

     Access Persons should be aware that, under this definition, the Company (or an employee of the Company) may become a temporary insider of a company if it advises that company or performs other services for it. There may even be circumstances in which the Company (or an employee of the Company) could become a temporary insider in a company that it investigates for the purpose of making or recommending an investment, or in which it holds a portfolio position on behalf of a client.

C.   MATERIAL INFORMATION

     Trading on inside information is not a basis for liability unless the information is material. For purposes of these policies and procedures, "material information" is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information with respect to a company that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

D.   NON-PUBLIC INFORMATION

     For purposes of these policies and procedures, information will be considered to be non-public until there is a reasonable basis for believing that it has been effectively communicated to the market place. For example, information found in the following places would be considered public:

          o    A report filed with the SEC;

          o    A press release; or

          o A publication of general circulation such as Dow Jones, "Reuters Economic Services," or the WALL STREET JOURNAL.

E.   PENALTIES FOR INSIDER TRADING

     Access Persons of the Company should be aware that penalties for trading on, or communicating, material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, regardless of whether they benefit from the violation. These penalties include:

          o    Civil injunctions;

          o    Treble damages;

          o    Disgorgement of profits;

          o    Jail sentences;

          o Fines for the person who committed the violation of up to 3 times the profit gained or loss avoided, whether or not the person actually benefited; and

          o Fines for the employer or other controlling person of up to the greater of $1 million, or 3 times the amount of the profit gained or loss avoided.

SECTION III.  PROCEDURES TO IMPLEMENT THE CODE

The following procedures are established to aid Access Persons in avoiding any activities in violation of the principles set forth herein, and to aid the Company and the Trust in preventing, detecting, and imposing sanctions against these activities. Every Access Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties. Questions about these procedures should be directed to the Compliance Officer.

A.   IDENTIFYING INSIDE INFORMATION

     Before an Access Person engages in trading in the securities of a company about which the Access Person may have potential inside information, whether trading for himself/herself or others (including investment companies or private accounts managed by the Company), the following questions should be answered:

          o IS THE INFORMATION MATERIAL? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

          o IS THE INFORMATION NON-PUBLIC? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in "Reuters Economic Services," the WALL STREET JOURNAL, or other publications of general circulation?

     If an Access Person either believes that the information is material and non-public, or has any question as to whether the information is material and non-public, the Access Person should take the following steps:

          o    Report the matter immediately to the Compliance Officer.

          o Refrain from purchasing or selling the securities on behalf of himself or others, including investment companies or private accounts managed by the Company.

          o Refrain from communicating the information inside or outside the Company or the Trust, other than to the Compliance Officer.

     After the Compliance Officer has reviewed the issue, the Access Person will be instructed to continue to refrain from trading and communicating the information, or will be allowed to trade and communicate the information.

B.   RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION

     Information in the possession of an Access Person that is material and non-public may not be communicated to anyone, including persons within the Company or the Trust, except to the Compliance Officer or to other persons identified by the Compliance Officer. In addition, care should be taken so that the information is secure. For example, files containing material non-public information should be sealed, and access to computer files containing material non-public information should be restricted.

C.   HOLDINGS REPORTS

     Each Access Person must submit written and signed reports containing information about securities (including options) in which the Access Person had any direct or indirect beneficial ownership ("Holdings Reports").

     Each Access Person must submit to the Compliance Officer an Initial Holdings Report no later than 10 days after he or she becomes an Access Person. The information included in the Initial Holdings Report must reflect the Access Person's holdings as of the date he or she became an Access Person.

     Each Access Person must submit to the Compliance Officer an Annual Holdings Report no later than January 30 of each year. The information included in the Annual Holdings Report must reflect the Access Person's holdings as of December 31 of the prior year.

     If an Access Person is not required to report any information on an Initial Holdings Report or an Annual Holdings Report, the Access Person must submit a written and signed statement to that effect to the Compliance Officer by the date on which the applicable Holdings Report is due.

     Each Initial Holdings Report and each Annual Holdings Report must include the following information:

          o Title of each security in which the Access Person had any direct or indirect beneficial ownership;

          o Number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership;

          o Name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

          o    Date the Holdings Report is submitted by the Access Person.

     Each Holdings Report must also include information about securities held by any of the following persons or entities and information about accounts maintained by any the following persons or entities:

          o The Access Person's family including his/her spouse, his/her minor children and adults living in the same household as the Access Person;

          o Trusts of which the Access Person is a trustee, or in which the Access Person or his/her family members have a beneficial interest; and

          o Any account in which the Access Person or his/her family members hold a direct or indirect beneficial interest, retain investment authority or exercise a power of attorney.

D.   EXCEPTIONS TO THE REQUIREMENT TO SUBMIT HOLDINGS REPORTS

     An Access Person does not have to include in his or her Holdings Reports information about the following securities or accounts: direct obligations of the U.S. Government, mutual fund investments, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments.

     An Access Person does not have to include in his or her Holding Reports information about bank accounts.

     An Access Person does not have to include in his or her Holdings Reports information about securities held in any account over which the Access Person has no direct or indirect influence or control.

     A disinterested trustee of the Trust does not have to make any Holdings Reports.

E.   QUARTERLY TRANSACTION REPORTS

     Each Access Person must submit a report ("Quarterly Transaction Report") containing information about:

          o Every securities transaction (including every option transaction) during the quarter in which the Access Person had any direct or indirect beneficial interest; and

          o Every account established by the Access Person in which any securities (including options) were held during the quarter for the direct or indirect benefit of the Access Person.

     Each Access Person must also arrange for duplicate trade confirmations of every securities transaction (including every option transaction) in which the Access Person had any direct or indirect beneficial interest to be sent to the Compliance Officer directly from the broker, dealer or bank.

     A Quarterly Transaction Report must be submitted to the Compliance Officer no later than 10 days after the end of a calendar quarter.

     If an Access Person is not required to report any information on a Quarterly Transaction Report, the Access Person must submit a written and signed statement to that effect to the Compliance Officer by the date on which the applicable Quarterly Transaction Report is due.

     A Quarterly Transaction Report must include the following information:

          o    Date of each transaction;

          o    Title of each security;

          o    Interest rate and maturity date of the security, if applicable;

          o    Number of shares and principal amount of each security;

          o    Nature of the transaction;

          o    Price at which the transaction was effected;

          o Name of the broker, dealer or bank with or through which the transaction was effected;

          o Name of the broker, dealer or bank with whom the Access Person established the account;

          o    Date the account was established; and

          o Date the Quarterly Transaction Report is submitted by the Access Person.

     Each Quarterly Transaction Report must also include information about the securities transactions in which any of the following persons or entities participated and information about accounts established by any of the following persons or entities:

          o The Access Person's family including his/her spouse, his/her minor children and adults living in the same household as the Access Person;

          o Trusts of which the Access Person is a trustee or in which the Access Person or his/her family members have a beneficial interest; and

          o Accounts in which the Access Person or his/her family members hold a direct or indirect beneficial interest, retain investment authority, or exercise a power of attorney.

F.   EXCEPTIONS TO THE REQUIREMENT TO SUBMIT QUARTERLY TRANSACTION REPORTS

     An Access Person does not have to report transactions involving the following securities or accounts: direct obligations of the U.S. Government, mutual fund investments, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments.

     An Access Person does not have to report transactions involving bank accounts.

     An Access Person does not have to report transactions effected for any account over which the Access Person has no direct or indirect influence or control.

     An Access Person does not have to make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Compliance Officer no later than 10 days after the end of the calendar quarter and all of the required information is contained in the broker trade confirmations or account statements.

     A disinterested trustee of the Trust does not have include any information in his or her Quarterly Transaction Report about any security transaction unless, at the time of the transaction, the trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, the Trust purchased or sold the security or the Trust or the Company considered purchasing or selling the security.

G.   ANNUAL CERTIFICATION

     Each Access Person, except a disinterested trustee of the Trust, must annually certify that he or she has read and understands this Code and recognizes that he or she is subject to its provisions.

     Each Access Person, except a disinterested trustee of the Trust, must annually certify in writing that all information required to be reported by the Access Person in a Holdings Report or a Quarterly Transaction Report has been reported to the Compliance Officer.

H.   DISCLOSURE OF OWNERSHIP

     The Company or the Trust may, in its discretion, require an Access Person to disclose, in connection with a report, recommendation or decision of the Access Person to purchase or sell a security for the Trust or any client of the Company, any direct or indirect beneficial ownership of that security by the Access Person.

I.   PRECLEARANCE REQUIREMENTS FOR TRADES AND INVESTMENTS BY ADVISORY PERSONS

     1.  GENERAL PRECLEARANCE REQUIREMENT

     An Advisory Person (as defined below) must obtain preclearance from the Compliance Officer or his designee before the Advisory Person trades, directly or indirectly, in the following securities:

          o    Any security appearing on the Company's restricted list;

          o Securities convertible into or exchangeable for any security on the Company's restricted list; and

          o Options to purchase or sell any security whether or not on the Company's restricted list.

     Generally any security currently being considered for purchase or sale by the Trust or any other client of the Company, or any security that has been purchased or sold by the Trust or any other client of the Company within the previous 7 days, will appear on the

     Company's restricted list. The restricted list will be provided to the Compliance Department by the Research Department on a weekly basis.

     2.   PRECLEARANCE REQUIREMENT FOR INVESTMENTS IN IPOS AND LIMITED OFFERINGS

     An Advisory Person (as defined below) must obtain preclearance from the Compliance Officer or his designee before the Advisory Person directly or indirectly acquires beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

     An Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

     A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505 or Rule 506, under the Securities Act of 1933.

     3.   DEFINITION OF ADVISORY PERSON

     The term "Advisory Person" includes:

          o Any employee of the Company who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Trust or any client of the Company;

          o Any employee of the Company whose functions relate to the making of any recommendations with respect to such purchases or sales;

          o Any employee of the Company who in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust or any client of the Company; and

          o Any person in a control relationship to the Trust or the Company who obtains information concerning recommendations made to the Trust or any client of the Company with regard to the purchase or sale of a security by the Trust or any client of the Company.

    4.    ACCOUNTS COVERED BY THE PRECLEARANCE REQUIREMENTS

     The preclearance requirements apply to trades and investments for accounts of the following persons:

          o    Personal accounts of the Advisory Person;

          o Accounts of the Advisory Person's family including his/her spouse, his/her minor children and adults living in the same household as the Advisory Person;

          o Accounts for trusts of which the Advisory Person is a trustee or in which the Advisory Person or his/her family members have a beneficial interest; and

          o Accounts in which the Advisory Person or his/her family members hold a direct or indirect beneficial interest, retain investment authority or exercise a power of attorney.

    5.    EXCEPTIONS TO THE GENERAL PRECLEARANCE REQUIREMENT

         The general preclearance requirement does not apply to the transactions listed below. THERE ARE NO EXCEPTIONS TO THE PRECLEARANCE REQUIREMENT FOR INVESTMENTS IN INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS.

          o    Purchases and sales for accounts that are managed by the Company;

          o Purchases and sales for retirement plans sponsored by the Company (which are not self directed);

          o Purchases and sales for retirement plans sponsored by the employer of a family member of an Advisory Person (which are not self directed);

          o Purchases and sales of U.S. Government securities, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, mutual fund investments and money market accounts;

          o Purchases and sales of municipal securities (other than those issued by the Company's clients); and

          o    Purchases and sales of "large cap securities."

               The term "large cap securities" means securities when the issuer of the securities has a market capitalization greater than $1 billion. Market capitalization will be calculated by multiplying the number of outstanding shares of the issuer by the current price per share.

               THIS EXCEPTION DOES NOT APPLY TO PURCHASES OR SALES OF OPTIONS ON A LARGE CAP SECURITY. OPTION TRADES ON ANY SECURITY, INCLUDING ANY LARGE CAP SECURITY, FOR ANY ACCOUNT DESCRIBED ABOVE MUST BE PRECLEARED BY THE COMPLIANCE OFFICER OR HIS DESIGNEE.

     6.   PRECLEARANCE PROCEDURES

     To obtain preclearance for a specific transaction, an Advisory Person should request preclearance from the Compliance Officer or his designee. Preclearance will be valid only if the Advisory Persons receives either written approval or approval through e-mail. The Advisory Person may engage in the specific transaction for which he or she has obtained preclearance for 3 days from the receipt of preclearance.

SECTION IV.  SANCTIONS

Violations by an Access Person or Advisory Person of the policies and procedures set forth in this Code will be handled in the following manner:

          o    First violation:

               A written warning will be given to the Access Person or the Advisory Person.

          o    Second violation:

               A written warning will be given to the Access Person or Advisory Person and he or she will be required to attend a meeting with senior management of the Company to review the violation and the applicable policies and procedures of this Code.

          o    Third violation:

               A fine of up to $1,000 will be assessed against the Access Person or Advisory Person. The fine will be donated to charity or used for other appropriate purposes as determined by senior management of the Company.

          o    Fourth violation:

               Senior management of the Company will conduct a review to determine the proper additional disciplinary action to be taken against the Access Person or Advisory Person, which could include termination of employment.

SECTION V.   SUPERVISORY PROCEDURES

The following supervisory procedures will be implemented by the Company to insure compliance with this Code:

A.  PREVENTION OF INSIDER TRADING AND PROMOTION OF ETHICAL STANDARDS

     To prevent insider trading, and to promote and maintain ethical standards, the Compliance Officer will:

          o Require that each Access Person review and sign a statement that he/she has read and understands Sections I through IV of these policies and procedures, and will comply with them, which statement will be maintained in that Access Person's personnel file;

          o Provide, on a regular basis, an educational program to familiarize Access Persons with the Company's and Trust's policies and procedures with respect to insider trading and ethical standards;

          o    Answer questions regarding these policies and procedures;

          o Review on a regular basis, and update as necessary, these policies and procedures;

          o Resolve issues of whether information received by an Access Person is material and non-public, or whether any proposed activity is an unethical business practice;

          o When it has been determined that an Access Person has material non-public information, implement measures to prevent dissemination of the information and, if necessary, restrict Access Persons from trading the securities; and

          o Promptly review, and either approve or disapprove in writing or by e-mail, each request from an Advisory Person for preclearance to trade.

B.  DETECTION OF INSIDER TRADING AND UNETHICAL PRACTICES

          To detect insider trading and unethical business practices, the Compliance Officer will:

          o Review the Quarterly Transaction Reports and Holdings Reports filed by each Access Person;

          o Review the duplicate confirmations and account statements received from brokers, dealers and banks;

          o Review the trading activity of mutual funds and private accounts managed by the Company;

          o    Review the trading activity of the Company's own account;

          o Coordinate the review of the reports with other appropriate officers, directors or employees of the Company; and

          o Review the Company's sales, marketing and other business activities and operations regularly.

C.  SPECIAL REPORTS TO MANAGEMENT

     Upon learning of a potential violation of these policies and procedures, the Compliance Officer will report promptly to management of the Company and/or to the Board of Trustees of the Trust, as appropriate, providing full details and recommendations for further action.

D.  ANNUAL REPORTS TO MANAGEMENT

     On an annual basis, the Compliance Officer will prepare a written report to the management of the Company and to the Board of Trustees of the Trust setting forth the following:

          o A summary of existing procedures to detect and prevent insider trading and unethical business practices;

          o A description of any issues that have arisen under the Code and the related procedures including information about material violations of the Code and sanctions imposed in response to the material violations;

          o An evaluation of the current procedures and any recommendation for improvement;

          o A description of the Company's continuing educational program regarding insider trading and ethical standards, including the dates of the programs since the last report to management; and

          o A certification that the Trust and the Company have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

673102.12

                       CODE OF ETHICS FOR ACCESS PERSONS

                             REVISED JANUARY 1, 2000

                                TABLE OF CONTENTS

SECTION                                                                  PAGE

1. General Fiduciary Principles                                            2

2. Definitions                                                             2

3. Exempt Transactions                                                     4

4. Prohibited Transactions and Activities                                  5

5. Pre-clearance Requirement and Exempted                                  7
   Transactions

6. Prohibition on the Receipt of Gifts                                     8

7. REPORTING REQUIREMENTS                                                  8

   Initial Reporting Requirements                                          9

   Quarterly Reporting Requirements                                        9

   Annual Reporting Requirements                                          10

   Exemption for Disinterested Directors                                  11

8. Sanctions                                                              11

   Procedures for Prior Approval of Personal Securities                   12
   Transactions by Access Persons

   o   Preclearing Foreign Securities                                     13

   Procedures for the Reporting and Review of Personal                    18
   Transaction Activity

              CODE OF ETHICS REGARDING PERSONAL SECURITIES TRADING

Pursuant to rule 17j-1 under the Investment Company Act of 1940, this Code of Ethics has been adopted on behalf of the Adviser, the Underwriters, and each investment company that is both advised and distributed by an Adviser and an Underwriter.*

1)   GENERAL FIDUCIARY PRINCIPLES

     (a)  Each Access Person:

          (i) Must place the Funds' interests ahead of the Access Person's personal interests;

          (ii) Must avoid conflicts or apparent conflicts of interest with the Funds; and

          (iii) Must conduct his or her personal transactions in a manner which neither interferes with Fund portfolio transactions nor otherwise takes unfair or inappropriate advantage of the Access Person's relationship to the Fund.

                The failure to recommend or purchase a Covered Security for the Fund may be considered a violation of this Code.

     (b) Every Access Person must adhere to these general fiduciary principles, as well as comply with the specific provisions and Associated Procedures of this Code. TECHNICAL COMPLIANCE WITH THE TERMS OF THIS CODE AND THE ASSOCIATED PROCEDURES MAY NOT BE SUFFICIENT WHERE THE TRANSACTIONS UNDERTAKEN BY AN ACCESS PERSON SHOW A PATTERN OF ABUSE OF THE ACCESS PERSON'S FIDUCIARY DUTY.

2)   DEFINITIONS

     (a)  The "1940 Act" means the Investment Company Act of 1940, as amended.

     (b) "Access Person" means any director, trustee, officer, managing general partner, general partner, or Advisory Person of a Fund, of the Underwriter, and of the Adviser and all family members permanently residing in the same household. (If non-family members also reside in the household, the Access Person must either declare that the Access Person has no influence on the investment decisions of the other party or the Access Person must report the party as an Access Person.).

     (c) "Adviser" means any registered investment adviser that is an affiliate or subsidiary of Federated Investors, Inc.

     (d) "Advisory Person" means (i) any employee of the Underwriter, of the Adviser or of any company in a control relationship to the Underwriter (which would include any operating company that is an affiliate or a subsidiary of Federated

-------------
* As the context requires, references herein to the singular include the plural and masculine promouns include the feminine.

          Investors, Inc.), who, in connection with the employee's regular functions or duties, makes, participates in, or obtains information regarding the purchases or sales of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase of a Covered Security.

     (e) "Associated Procedures" means those policies, procedures and/or statements that have been adopted by the Underwriter, the Adviser or the Fund, and which are designed to supplement this Code and its provisions.

     (f) "Beneficial ownership" will be attributed to an Access Person in all instances where the Access Person (i) possesses the ability to purchase or sell the Covered Securities (or the ability to direct the disposition of the Covered Securities); (ii) possesses voting power (including the power to vote or to direct the voting) over such Covered Securities; or (iii) receives any benefits substantially equivalent to those of ownership. Beneficial ownership shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16a-1(a)(2) of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person has or acquires.

     (g) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

     (h) Except as provided in this definition, "Covered Security" shall include any Security, including without limitation: equity and debt securities; derivative securities, including options on and warrants to purchase equity or debt securities; shares of closed-end investment companies; investments in unit investment trusts; and Related Securities. "Related Securities" are instruments and securities that are related to, but not the same as, a Covered Security. For example, a Related Security may be convertible into a Covered Security, or give its holder the right to purchase the Covered Security. For purposes of reporting, "Covered Security" shall include futures, swaps and other derivative contracts.

          "Covered Security" shall not include: direct obligations of the Government of the United States (regardless of their maturities); bankers' acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments; including repurchase agreements; and shares of registered open-end investment companies.

     (i) "Disinterested director" means a director, trustee or managing general partner of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

     (j) "Fund" means each investment company registered under the 1940 Act (and any series or portfolios of such company) and any other account advised by an Adviser.

     (k) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

     (l) "Investment Personnel" include: Access Persons with direct responsibility and authority to make investment decisions affecting the Fund (such as portfolio managers and chief investment officers); Access Persons who provide information and advice to such portfolio managers (such as securities analysts); and Access Persons who assist in executing investment decisions for the Fund (such as traders).

     (m) "Private Placement" or "limited offering" means an offering that is exempt from registration under Section 4(2) or Section 4(6) of the Securities Act of 1933 or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933.

     (n) "Purchase or sale of a Covered Security" includes, INTER ALIA, the writing of an option, future or other derivative contract to purchase or sell a Covered Security.

     (o) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act.

     (p)  "Underwriter" means Federated Securities Corp. and Edgewood Services
          Co.

3)   EXEMPT TRANSACTIONS

     The prohibitions or requirements of Section 4 and Section 5 of this Code shall not apply to:

     (a)  Purchases or sale of the following Securities:
          (i) Direct obligations of the Government of the United States (regardless of their maturities). This exemption does not apply to indirect obligations of the U.S. Government, including FNMAs, GNMAs or FHLMCs.
          (ii)  Bankers' acceptances;
          (iii) Bank certificates of deposit;
          (iv)  Commercial paper;
          (v) High quality short-term debt instruments, including repurchase agreements; and
          (vi)  Shares of registered open-end investment companies.

     (b) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

4)   PROHIBITED TRANSACTIONS AND ACTIVITIES

     (a) Every Access Person is prohibited from acquiring any Security distributed in an initial public offering; however, subject to provisions of this Code and its Associated Procedures, an Access Person may acquire the security in the secondary market.

     (b) Every Access Person is prohibited from acquiring any Security in a private placement or other limited offering, without the express prior approval of the Compliance Department. In instances where an Investment Personnel, after receiving prior approval, acquires a Security in a private placement, the Investment Personnel has an affirmative obligation to disclose this investment to the Chief Investment Officer (or his designee) if the Investment Personnel participates in any subsequent consideration of any potential investment by the Fund in the issuer of that Security. Following a purchase by an Investment Personnel in an approved personal transaction, any purchase by the Fund of Securities issued by the same company (other than secondary market purchases of publicly traded Securities) will be subject to an independent review by the Compliance Department.

     (c) Every Access Person is prohibited from executing a personal transaction in any Covered Security on a day during which the Fund has a pending, "buy" or "sell" order for that Covered Security, until the Fund's orders are either executed or withdrawn.

          All Investment Personnel are prohibited from purchasing or selling any Covered Security within seven (7) days AFTER the Fund purchases or sells the same Covered Security. Members of an Investment Personnel Group, as defined by the Compliance Department, are prohibited from purchasing or selling any Covered Security within seven (7) days BEFORE any Fund advised by that group purchases or sells the same Covered Security.

     (d) Every Access Person is prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Security within 60 calendar days. For purposes of this prohibition, each personal transaction in the Covered Security will begin a new 60 calendar day period. As an illustration, if an Access Person purchases 1000 shares of Omega Corporation on June 1st, 500 shares on July 1st, and 250 shares on August 1st, the profit from the sale of the 1000 shares purchased on June 1st is prohibited for any transaction prior to October 1st (i.e. 60 calendar days following August 1st). In circumstances where a personal transaction in a Covered Security within the proscribed period is involuntary (for example, due to unforeseen corporate activity, such as a merger), the Access Person must notify the Compliance Department.

          In circumstances where an Access Person can document personal exigencies, the Chief Compliance Officer may grant an exemption from the prohibition of profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Security within 60 calendar days. Such an exemption is wholly within the discretion of the Chief Compliance Officer, and any request for such an exemption will be evaluated on the basis of the facts of the particular situation.

     (e) All Investment Personnel are prohibited from serving on the boards of directors of any issuer of a Covered Security, absent express prior authorization from the Compliance Department. Authorization to serve on the board of such a company may be granted in instances where Compliance Department determines that such board service would be consistent with the interests of the Investment Company and its shareholders. If prior approval to serve as a director of a company is granted, Investment Personnel have an affirmative duty to recuse themselves from participating in any deliberations by the Fund regarding possible investments in the securities issued by the company on whose board the Investment Personnel sit. (This shall not limit or restrict service on the Board of Federated Investors, Inc.)

     (f) Every Access Person is prohibited from purchasing or selling, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows, or should have known, at the time of such purchase or sale:

          (i)   Is being considered for purchase or sale by the Fund; or

          (ii)  Is being purchased or sold by the Fund.

     (g) Every Access Person is prohibited, in connection with the purchase or sale, directly or indirectly, by the Access Person of a Security Held or to be Acquired by the Fund:

          (i) From employing any device, scheme or artifice to defraud the Fund;

          (ii) From making any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

          (iii) From engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

          (iv) From engaging in any manipulative practice with respect to the Fund.

          Examples of this would include causing the Fund to purchase a Covered Security owned by the Access Person for the purpose of supporting or driving up the price of the Covered Security, and causing the Fund to refrain from selling a Covered Security in an attempt to protect the value of the Access Person's investment, such as an outstanding option. One test which will be applied in determining whether this prohibition has been violated will be to review the Covered Securities transactions of Access Persons for patterns. However, it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the provisions of Section 1 of this Code have been violated.

     (h) Notwithstanding the other restrictions of this Code to which Disinterested directors are subject, subparagraphs (a) through (d) of this Section 4 shall not apply to Disinterested directors.

5)   PRE-CLEARANCE REQUIREMENT AND EXEMPTED TRANSACTIONS

     (a) Every Access Person is prohibited from executing a personal transaction in any Covered Security (including transactions in pension or profit-sharing plans in which the Access Person has a beneficial interest), without express prior approval of the Compliance Department, in accordance with the Associated Procedures governing pre-clearance. A purchase or sale of Covered Securities not otherwise approved pursuant to the Associated Procedures may, upon request made prior to the personal transaction, nevertheless receive the approval of the Compliance Department if such purchase or sale would be: only remotely potentially harmful to the Fund; very unlikely to affect a highly institutional market; or clearly not related economically to the securities to be purchased, sold or held by the Fund. Notwithstanding the receipt of express prior approval, any purchases or sales by any Access Person undertaken in reliance on this provision remain subject to the prohibitions enumerated in Section 4 of this Code.

     (b)  The pre-clearance requirement in Section 5(a) SHALL NOT apply to:

          (i) Purchases or sales which are non-volitional on the part of either the Access Person or the Fund, subject to the provisions of Section 4(g) of this Code.

          (ii) Purchases which are either made solely with the dividend proceeds received in a dividend reinvestment plan; or part of an automatic payroll deduction plan, whereby an employee purchases securities issued by an employer.

          (iii) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired.

          (iv) Purchases and sales of a Security that represents an interest in certain indices as determined by the Compliance Department.

          (v) Transactions in a Covered Security which involve the giving of gifts or charitable donations.

          (vi) Purchases and sales of Covered Securities executed by a person deemed to be an Access Person SOLELY by reason of his position as an Officer and/or Director or Trustee of the Fund. This exemption does not apply to those persons who are officers and/or Directors of an Underwriter or Adviser.

     (c) Notwithstanding the other restrictions of this Code to which Disinterested directors are subject, Section 5 shall not apply to Disinterested directors.

6)   PROHIBITION ON THE RECEIPT OF GIFTS

     Every Access Person is prohibited from receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than a DE MINIMIS value in any year from any person or entity from, to or through whom the Fund purchases or sells Securities, or an issuer of Securities. For purposes of this Code, "DE MINIMIS value" is equal to $100 or less. This prohibition shall not apply to:

          (i) Salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of an Access Person's employment responsibilities for the Access Person's employer;

          (ii) The acceptance of meals, refreshments or entertainment of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

          (iii) The acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items;

          (iv) The acceptance of gifts, meals, refreshments, or entertainment of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, Christmas, or other recognized holiday; or

          (v) The acceptance of awards, from an employer to an employee, for recognition of service and accomplishment.

7)   REPORTING

     Every Access Person is required to submit reports of transactions in Covered Securities to the Compliance Department as indicated below. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

     INITIAL REPORTING REQUIREMENTS

     (a) Within 10 calendar days of commencement of employment as an Access Person, the Access Person will provide a list including;

          (i) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

          (ii) The name of the broker, dealer or bank maintaining an account in which any Security was held for the direct or indirect benefit of the Access Person as of the date of employment as an Access Person; and

          (iii) The date the report is submitted to the Compliance Department.

     (b) Every Access Person is required to direct his broker to forward to the Chief Compliance Officer (or his designee), on a timely basis, duplicate copies of both confirmations of all personal transactions in Covered Securities effected for any account in which such Access Person has any direct or indirect beneficial ownership interest and periodic statements relating to any such account.

     QUARTERLY REPORTING REQUIREMENTS

     (c) Every Access Report shall report the information described in Section 7(d) of this Code with respect to transactions in any Covered Security (other than those personal transactions in Securities exempted under Section 3 of this Code) in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

     (d) Every report shall be made not later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, shall be dated and signed by the Access Person submitting the report, and shall contain the following information:

          (i) The date of the transaction, the title and number of shares, the principal amount, the interest rate and maturity date, if applicable of each Covered Security involved;

          (ii) The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

          (iii) The price at which the transaction was effected;

          (iv) The name of the broker, dealer or bank through whom the transaction was effected; and

          (v) If there was no personal transactions in any Covered Security during the period, either a statement to that effect or the word "None" (or some similar designation).

     (e) Every Access Person shall report any new account established with a broker, dealer or bank in which any Security was transacted or held for the direct or indirect benefit of the Access Person during the quarter. The report shall include the name of the entity with whom the account was established and the date on which it was established.

ANNUAL REPORTING REQUIREMENTS

     (f) Every Access Person, on an annual basis or upon request of the Compliance Department, will be required to furnish a list including the following information (which information must be current as of a date no more than 30 days before the report is submitted) within 10 calendar days of the request:

          (i) The title, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial ownership;

          (ii) The name of the broker, dealer or bank maintaining an account in which any Covered Security was held for the direct or indirect benefit of the Access Person, and

          (iii) The date the report is submitted to the Compliance Department.

     (g) In addition, every Access Person is required, on an annual basis, to certify that they have received, read, and understand the provisions of this Code and its Associated Procedures, and that they recognize that they are the subject to its provisions. Such certification shall also include a statement that the Access Person has complied with the requirements of this Code and its Associated Procedures and that the Access Person has disclosed or reported all personal transactions in Securities that are required to be disclosed or reported pursuant to the requirements of the Code.

EXEMPTION FOR DISINTERESTED DIRECTORS

     (h) A Disinterested director is exempt from the "initial reporting requirements" and "annual reporting requirements" contained in Section 7.

     (i) A Disinterested director shall be exempt from the "quarterly reporting requirements" contained in Section 7, so long as at the time of the personal transaction in the Covered Security, the Disinterested director neither knew, nor, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in the Covered Security by the Disinterested director the Covered Security was purchased or sold by the Fund, or considered for purchase or sale.

8)   SANCTIONS

     (a) Upon discovering a violation of this Code or its Associated Procedures, the Compliance Department may take such actions or impose such sanctions, if any, as it deems appropriate, including, but not limited to:

          (i)   A letter of censure;

          (ii)  Suspension;

          (iii) A fine;

          (iv) The unwinding of trades;

          (v)   The disgorging of profits; or

          (vi)  The termination of the employment of the violator.

          (In instances where the violation is committed by a member of the Access Person's household, any sanction would be imposed on the Access Person.)

     (b) The filing of any false, incomplete or untimely reports, as required by Section 7 of this Code, may be considered a violation of this Code.

     (c) All material violations of this Code and any sanctions imposed with respect thereto shall be reported to the Board of Directors of the Fund at least annually.

              PROCEDURES FOR PRIOR APPROVAL OF PERSONAL SECURITIES
                         TRANSACTIONS BY ACCESS PERSONS

PROCESS

     PRECLEARANCE APPROVAL USING TRADECOMPLY

     (a) An Access Person (defined to include all members of the Access Person's household) who wishes to effect a personal securities transaction, whether a purchase, sale, or other disposition, must preclear the Covered Security in TradeCOMPLY prior to engaging in the transaction. [Because TradeCOMPLY does not include securities being contemplated for purchase by the Federated Global Management portfolio managers, Access Persons executing transactions in foreign securities must complete additional preclearance steps. See "Preclearing Foreign Securities".]

     (b) When trading options, the Access Person must preclear the underlying security before entering into the option contract.

     (c) Based on established criteria, TradeCOMPLY determines whether the contemplated transaction should be permitted. The primary criteria applied is whether the Covered Security is on the Federated Equity Watch List (which is updated weekly in TRADECOMPLY) or Open Order lists, or whether the Covered Security was traded by any of the Federated advised funds (fund trade information is updated nightly in TradeCOMPLY).

     (d)  Approval is either granted or denied immediately in TradeCOMPLY.

     (e) If approval is denied, the Access Person is given a specific reason for the denial. The contemplated personal transaction in that Covered Security is prohibited until prior approval is subsequently granted upon request in TradeCOMPLY.

     (f) If approval is granted, the Access Person is free to effect the personal transaction in that Covered Security DURING THAT TRADING DAY ONLY. In this regard, open orders for more than one trading day (good till cancel) must be approved daily in TradeCOMPLY to comply with the Code.

     (g) All trade requests and their dispositions are maintained in TradeCOMPLY and reviewed by the Compliance Department in conjunction with other information provided by Access Persons in accordance with the Code.

     (h) The Compliance Department reviews all exceptions generated on TradeCOMPLY due to a fund trade occurring after preclearance approval has been granted. The Compliance Department determines the appropriate action to be taken to resolve each exception.

     PRECLEARING FOREIGN SECURITIES

          (i) All access persons wishing to execute a personal trade in a foreign security must first preclear the security in TRADECOMPLY. TradeCOMPLY will approve or deny the preclearance request based on its knowledge of any fund activity in the security as well as the access person's trading restrictions as defined in their assigned compliance group. If the preclearance request in TradeCOMPLY is denied (Red Light), then the personal trade may not be executed. If, however, the preclearance request in TradeCOMPLY is approved (Green Light or Yellow Light), then the access person MUST OBTAIN A SECOND PRECLEARANCE APPROVAL from the Federated Global trading desk prior to executing the personal trade.

          (j) The Head Trader or Senior Vice President in the New York office will be responsible for granting or denying approval to the SECOND preclearance request. If approval is granted, then the personal trade may be executed by the access person. If, however, approval is denied then the personal trade may not be executed (even though the first approval was granted in TradeCOMPLY).

          (k) If approval is granted, the following "Personal Transaction Notification" form must be completed so that the Head Trader can maintain a record of all preclearance requests.

          (l) The Head Trader sends a copy of any completed forms, whether approval was granted or denied, to the Compliance Department.

          If extraordinary circumstances exist, an appeal may be directed to the Chief Compliance Officer, Brian Bouda at (412) 288-8634. Appeals are solely within the discretion of the Chief Compliance Officer.

TRANSACTIONS COVERED AND EXEMPTIONS

         These procedures apply to Access Persons' personal transactions in "Covered Security" as defined in Section 2 of the Code. A Covered Security includes: equity and debt securities; options and warrants to purchase equity or debt securities; shares of closed-end investment companies; and investments in unit investment trusts.

         These procedures do NOT apply to contemplated transactions in the following instructions:

         (a) Direct obligations of the Government of the United States (regardless of their maturities). This exemption does not apply to indirect obligations of the U.S. Government, including FNMAs, GNMAs or FHLMCs.);

         (b)   Bankers' acceptances;

         (c)   Bank certificates of deposit;

         (d)   Commercial Paper;

         (e) High quality short-term debt instructions, including repurchase agreements; and

         (f)   Shares of registered open-ended investment companies.

         In addition, these procedures do NOT apply to the following transactions:

         (g) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

         (h) Purchases or sales which are non-volitional on the part of either the Access Person or the Fund, subject to the provisions of the Code;

         (i) Purchases which are either: made solely with the dividend proceeds received in a dividend reinvestment plan; or part of an automatic payroll deduction plan, whereby an employee purchases securities issued by an employer; and

         (j) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired.

         (k) Purchases and sales of a Security that represents an interest in certain indices as determined by the Compliance Department.

         (l) Transactions in a Covered Security which involve the giving of gifts or charitable donations.

         (m) Purchases and sales of Covered Securities executed by a person deemed to be an Access Person SOLELY by reason of his position as an Officer and/or Director or Trustee of the Fund. This exemption does not apply to those persons who are Officers and/or Directors of an Underwriter or Adviser.

SANCTIONS

         Failure to comply with the preclearance process may result in any of the following sanctions being imposed as deemed appropriate by the Compliance Department:

         (i)   A letter of censure;

     (ii)  Suspension;
     (iii) A fine;
     (iv)  The unwinding of trades;
     (v)   The disgorging of profits; or
     (vi)  The termination of the employment of the violator.

           (In instances where the violation is committed by a member of the Access Person's household, any sanction would be imposed on the Access Person.)

                  PERSONAL TRANSACTION NOTIFICATION

I, _________________________________________ intend to buy/sell shares of
____________________________________________________ for my personal account or an account for which I have discretion. I am aware of no conflict this transaction may pose with any mutual fund managed by Federated Investors or Federated Global Research.

                                            Signed by:________________________
                                            Date      ________________________
                                            Acknowledged by:__________________
                                            (Head Trader or Sr. VP)

                                                              Date

Broker-Dealer Name
Address

Re:  Your Name
     Brokerage Account Number: 1234-5678

Dear Sir/Madam:

As a (n) [employee] [relative residing in the household of an employee] of Federated Investors, I am subject to certain requirements applicable to my personal securities transactions, in accordance with the Codes of Ethics adopted by the various investment companies, investment advisers and broker/dealers affiliated with Federated Investors. These requirements also assist Federated Investors in carrying out its responsibilities under the Insider Trading and Security Fraud Enforcement Act of 1988. Among these requirements is my obligation to provide to Federated Investors duplicate brokerage confirmations and account statements.

Therefore, I hereby request that you provide duplicate confirmations and account statements with respect to securities in which I have any beneficial ownership or interest, including securities held in street name or in house, family, joint or partnership accounts. These duplicate account memoranda should occur with respect to all transactions including, but not limited to, those involving options, warrants, shares of closed end investment companies and futures contracts. Please forward this information to:

         Brian P. Bouda
         Chief Compliance Officer
         Federated Investors, Inc.
         Federated Investors Tower
         Pittsburgh, PA  15222-3779

Any questions concerning these matters can be directed to Lisa Ling at (412) 288-6399. Your serious attention to this matter is greatly appreciated.

                                   Sincerely,

               PROCEDURES FOR THE REPORTING AND REVIEW OF PERSONAL
                              TRANSACTION ACTIVITY

INITIAL REPORTING PROCESS

1. A member of the Compliance Department meets with each new Access Person and reviews the Code of Ethics, the Insider Trading Policy and the procedures for preclearing personal securities transactions through TradeCOMPLY.

2. The Access Person is required to complete the "Certification and Acknowledgement Form" to acknowledge his/her understanding of the Code of Ethics and return it to the designated Compliance Assistant within 10 calendar days.

3. In addition, the Access Person is required to complete the "Personal Security Portfolio Form" which includes the following information:

     (a) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

     (b) The name and address of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Security was held for the direct or indirect benefit of the Access Person as of the date of employment as an Access Person; and

     (c)  The date the report is submitted to the Compliance Department.

4. A separate form must be completed for the Access Person and all household members as defined in Section 2(c) of the Code. The signed form(s) must be returned to the Compliance Department within 10 calendar days.

5. A member of the Compliance Department inputs current portfolio holdings information into TradeCOMPLY as "initial" holdings.

6. The Compliance Department notifies each broker, dealer or bank that duplicate confirmations and statements for the Access Person and household members, if applicable, must be sent to Brian P. Bouda, Chief Compliance Officer, effective immediately.

QUARTERLY REPORTING PROCESS

1. On the first business day after each calendar quarter end, the Compliance Assistant sends an e-mail to each Access Person giving step-by-step instructions on how to complete the quarterly reporting requirements using TradeCOMPLY.

2. Within 10 calendar days of the quarter end, the Access Person is required to:

     (a) Review for accuracy all Covered Security transactions recorded during the previous calendar quarter in all personal and household members accounts;

     (b) Review all open account information, including names of brokers, banks and dealers, addresses and account numbers;

     (c) Notify the Compliance Department of any new accounts established with brokers, banks or dealers during the quarter and the date the account was established;

     (d)  Resolve any discrepancies with the Compliance Department;

     (e)  Record an electronic signature on TradeCOMPLY.

3. Covered Security transactions executed by an Access Person during the calendar quarter are reviewed by Lisa Ling, Compliance Officer, periodically throughout the quarter using the Compliance Monitor function in TradeCOMPLY.

4. The Compliance Department issues memos to each Access Person if any transactions he or she has executed during the quarter have been deemed to be either exceptions to or violations of the Code's requirements.

5. Based on the activity and the responses to the memos, the Compliance Department may impose any of the sanctions identified in Section 8.

ANNUAL REPORTING PROCESS

1. At least annually, the Compliance Department requires that each Access Person read the Code and certify and acknowledge his/her understanding of the Code and its requirements.

2. This re-certification is required to be completed within 10 calendar days of the request. The Compliance Department monitors compliance with this requirement through the electronic signatures on TradeCOMPLY.

3. At the same time, the Compliance Department provides each Access Person with a current list of securities held in the Access Person's account(s) on TradeCOMPLY.

4.   Within 10 calendar days of this request, the Access Person is required to:

     (a) Review for accuracy all securities held in all personal and household member accounts, including the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

     (b) Review all open account information, including names of brokers, banks and dealers, addresses and account numbers;

     (c) Notify the Compliance Department of any new accounts established with brokers, banks or dealers;

     (d)  Resolve any discrepancies with the Compliance Department;

     (e)  Record an electronic signature on TradeCOMPLY.

REPORTING TO THE BOARD OF DIRECTORS

1. Each quarter, the Compliance Department reports any violations of the Code to the Board of Directors. Violations of the Code include:

     (a)  Failure to preclear a transaction;

     (b) Failure to complete the initial, quarterly or annual reporting requirements timely, regardless of whether the Access Person executed any transactions;

     (c) Recognition of a profit on the sale of a security held less than 60 days;

     (d)  Failure to comply with the receipt of gifts requirements; and

     (e) Any trends or patterns of personal securities trading which are deemed by the Compliance Department to be violations of the Code.

2. The Compliance Department provides the Board with the name of the Access Person; the type of violation; the details of the transaction(s); and the types of sanctions imposed, if any.

RECORDKEEPING REQUIREMENTS

The Compliance Department maintains the following books and records in TradeCOMPLY for a period no less than 6 calendar years:

(a)  A copy of the Code of Ethics;
(b) A record of any violation of the Code of Ethics and any action taken as a result of the violation;
(c) A copy of each report made by an Access Person, including initial, quarterly and annual reporting;
(d)  A record of all Access Persons (current and for the past five years);
(e)  A record of persons responsible for reviewing reports; and
(f) A copy of any supporting documentation used in making decisions regarding action taken by the Compliance Department with respect to personal securities trading.

--------------------------------------------------------------------------------
POLICIES AND       g     GE ASSET            LEGAL OPERATION          NUMBER
PROCEDURES               MANAGEMENT                                    10.4J
--------------------------------------------------------------------------------
Code of Ethics:                            Issued by: Executive Vice President,
                                           General Counsel & Secretary
                  INSIDER TRADING AND      -------------------------------------
                 SECURITIES TRANSACTIONS   EFFECTIVE DATE: MARCH 15, 1999
--------------------------------------------------------------------------------

     I.   NEED FOR POLICY

     GE Asset Management (GEAM) is committed to ensuring compliance with all laws and General Electric Company (GE or the Company) Policy 20.13, Insider Trading and Stock Tipping. In addition, as registered investment advisers, GEAM and their employees have additional ethical and legal obligations which must be fulfilled in order to maintain the confidence and trust of our clients and to protect the assets entrusted to us.

     The purpose of this Policy is to state the Company's requirement that all employees comply fully with the laws prohibiting insider trading and tipping, and to set forth additional requirements and guidelines relating to employee's personal securities transactions. This Policy is designed to avoid even the appearance of impropriety, but is not, however, intended to set legal standards or to result in the imposition of criminal liability, or civil liability to third parties, that would not otherwise exist in the absence of the Policy.

     II.  PENALTIES FOR VIOLATION

     Disciplinary action, up to and including discharge, may be taken against employees who violate this policy. Violation of the laws prohibiting insider trading and tipping could both damage GEAM's reputation and subject the Company, as a "controlling person under applicable securities laws, to significant civil liability and fines. Additionally, employees violating the laws could face individual criminal penalties.

     III. INSIDER TRADING, TIPPING AND CONFIDENTIAL INFORMATION

     It is the policy of GEAM that employees:

     o Must not buy, sell or recommend or suggest that anyone else buy, sell, or retain, the securities of any company (including GE) while in possession of inside information regarding such company. This prohibition on insider trading applies not only to your personal transactions, but also bars trading for client accounts when in possession of insider information.

     o Must not disclose inside information to anyone, inside or outside GEAM (including family members), except to those who have a need to know such information in order for GEAM to carry on its business properly and effectively. Also, any permitted disclosure may only be made under circumstances which make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient.

     o Must use GEAM's confidential information solely for legitimate Company purposes and must not improperly disclose such information.

     o Must use and protect all confidential information received from others strictly in accordance with the terms of the express or implied agreement or understanding under which the information was received and with at least the same degree of care that would be applied to comparable GEAM confidential information.

--------------------------------------------------------------------------------
        Code of Ethics:             Issued by: Executive Vice President,
                                               General Counsel & Secretary
g       INSIDER TRADING AND       ----------------------------------------------
        SECURITIES TRANSACTIONS     EFFECTIVE DATE: MARCH 15, 1999  NUMBER
                                                                     10.4
--------------------------------------------------------------------------------

     o If an employee believes that they have come into possession of inside information, it is recommended that they promptly discuss this information with GEAM's General Counsel or other available member of the GEAM Legal Operation. It will be the responsibility of the Legal Operation to safeguard the confidentiality of this information and determine any appropriate action, such as restricting trading in effected securities, which needs to be taken.

     IV.  REQUIREMENTS FOR EMPLOYEES' SECURITIES TRANSACTIONS

     GEAM employees are permitted to invest for their own account, provided that such investment activity must always comply with applicable laws and regulations, and must be carried out in a manner consistent with GEAM's policy. In addition, personal securities transactions must avoid even the appearance of conflict of interest. The procedures and guidelines which follow set forth reporting obligations and additional rules of conduct which must be adhered to by GEAM's employees working in GEAM's office facilities and any other persons who may be determined by the management of GEAM to have potential access to current portfolio trading information (i.e., knowledge of a purchase or sale of a security within 15 days following its occurrence and/or knowledge of an intent to make a purchase or sale of a security within 15 days prior to its occurrence).

     PRE-CLEARANCE AND REPORTING OF PERSONAL SECURITIES TRANSACTIONS AND OTHER RULES UNDER THIS POLICY DO NOT RELIEVE EMPLOYEES FROM RESPONSIBILITY FOR COMPLIANCE WITH THE PROSCRIPTIONS AGAINST INSIDER TRADING AD TIPPING SET FORTH ABOVE.

     All requirements of this policy pertain to each employee's transactions AND transactions of associated accounts ( Section IV (B) ).

     IV.  (A) CENTRALIZED BROKER/REPORTING REQUIREMENT

     1. All employees are required to use a centralized broker designated by GEAM. This requirement also applies to Associated Accounts. An employee may request an exemption to this rule from the compliance Department if special circumstances exist. All employees must authorize the centralized broker to provide duplicate confirmations and monthly statements to the Compliance Officer.

     2. Duplicate confirmations and monthly statements are required for exempt accounts, which are to be mailed directly to the Compliance Officer by the broker.

     3. Duplicate confirmations and monthly statements are required for all other investments account not held with the centralized broker, including dividend reinvestment plans (DRIP's), and "blind" managed accounts.

     4. Unaffiliated open-end mutual funds shares are exempt from pre-clearance and reporting.

--------------------------------------------------------------------------------
        Code of Ethics:             Issued by: Executive Vice President,
                                               General Counsel & Secretary
g       INSIDER TRADING AND       ----------------------------------------------
        SECURITIES TRANSACTIONS     EFFECTIVE DATE: MARCH 15, 1999  NUMBER
                                                                     10.4
--------------------------------------------------------------------------------

     IV. (B) TRADING AND PRE-CLEARANCE REQUIREMENTS (SUMMARY GUIDELINES AND CHECKLIST - SCHEDULE A ATTACHED)

     1. All employees must receive pre-clearance from the GEAM Trading Room IMMEDIATELY-PRIOR to engaging in a transaction involving any publicly traded equity security (or any options or futures relating to such a security). Pre-clearance must be obtained by receiving an approval log number and may be obtained by e-mail. If clearance is not given, the employee must NOT proceed with the transaction. The fact that clearance is denied should be considered confidential information and must not be disclosed.

     2. All GEAM Employees are prohibited from investing in non-public securities without the proper approval of the EVP of Private Placements. Private Placement employees must receive pre-clearance from the EVP of Private Placements IMMEDIATELY PRIOR to engaging in any transaction in a PUBLICLY TRADED SECURITY in GEAM's Private Placements Portfolio or a security being considered as an addition to the Private Placement Portfolio, IN ADDITION TO PRE-CLEARANCE WITH THE TRADING ROOM.

     3. Transactions in fixed income securities must be cleared by an appropriate department portfolio manager (i.e. Taxable, Tax-Exempt) IMMEDIATELY PRIOR to engaging in a transaction. A pre-clearance log number may be obtained in person or by calling the department. If clearance is not given, the employee must NOT proceed with the transaction. The fact that clearance is denied should be considered confidential information and must not be disclosed.

     4. Employees must provide the ticker, security name, and type of order (market, limit, buy/sell) to the Trading Room and Clearing Managers. Clearance will not be granted if there is a pending buy or sell order for a managed account.

     5. Transactions not effected the day clearance is granted must be re-cleared. Clearance expires 24 hours after clearance is granted or at the end of the business day on the Monday following a Friday request.

     6. All transactions for the employee, his/her spouse, minor child, other household members, accounts subject to your discretion and control (e.g. custodial and trust accounts), other accounts in which you have a beneficial interest and ability to influence transactions (e.g. joint accounts, co-trustee accounts, partnerships, investment clubs, associated accounts) must be pre-cleared in accordance with this policy.

     7. Employees are prohibited from participation in initial public offerings (IPO's). Any purchases of new issues are allowed only in the secondary markets.

     8. Any employee directly participating in the decision or recommendation to buy, sell, or retain a particular security must disclose to the appropriate Executive Vice President any direct or indirect personal ownership of the security or any affiliation (including any directorships) with the issues which is the subject of the decision or recommendation.

--------------------------------------------------------------------------------
        Code of Ethics:             Issued by: Executive Vice President,
                                               General Counsel & Secretary
g       INSIDER TRADING AND       ----------------------------------------------
        SECURITIES TRANSACTIONS     EFFECTIVE DATE: MARCH 15, 1999  NUMBER
                                                                     10.4
--------------------------------------------------------------------------------

     9. No analyst or portfolio manager may buy or sell a security for his/her own account within 7 calendar days before or after all transactions for his/her assigned accounts have been completed for that security. The client's interests must always take precedence even if it requires the employee to delay taking action and suffer financial loss.

     10. Portfolio managers are required to notify their managers in advance of any personal transactions in excess of $25,000 or Yen equivalent in any registered investment company or investment trust over which they have discretionary trading authority. Mangers will maintain a written record of such notification.

     11. Orders placed with the Trading Room should be treated with the highest degree of confidentially. Such orders should not be discussed with anyone until they have been filled.

     12. All information received by an employee as a result of the employee's employment with GEAM is received in trust for GEAM's clients. Subject to the restriction on insider trading and tipping, and any requirements to keep such information confidential, it is the obligation of the employee to make such information known to other analysts and portfolio managers whose accounts might be interested in such information and not to misappropriate such information for the employee's own financial benefit.

     13. Particular attention should be paid to transactions in thinly traded issues where even small transactions for an employee's account might affect the market. A similar concern attaches to trading in derivative securities (options, futures, convertible bonds, etc.) where only a small movement in a security's price may be significant due to leverage.

     14. In order to avoid the appearance of opportunistic trading in front of transactions for GEAM accounts, employees should seek to avoid day-trades and should be prepared to hold investments for a significant interval. Employees shall not profit from the purchase and sale of the same (or equivalent) securities within 60 calendar days.

     15. No employee may solicit or accept any offer made by any person if as a result the employee would be able to purchase or sell any security at a price or under conditions more favorable than those offered to GEAM's clients.

     16. Employees are prohibited from selling any security short, except that short sales may be made "against the box" (the individual already owns the stock) for tax or hedging purposes WITH THE APPROVAL OF THE APPROPRIATE EXECUTIVE VICE PRESIDENT.

     17. Although GEAM employees may conduct trading for their own account within the limits of the policy, trading during working hours should be limited. Extensive trading that my affect on-the job performance may be considered a violation of this policy and GEAM reserve the right to restrict trading in such circumstances. In addition, GEAM reserve the right to prohibit employees from trading in certain securities or markets.

--------------------------------------------------------------------------------
        Code of Ethics:             Issued by: Executive Vice President,
                                               General Counsel & Secretary
g       INSIDER TRADING AND       ----------------------------------------------
        SECURITIES TRANSACTIONS     EFFECTIVE DATE: MARCH 15, 1999  NUMBER
                                                                     10.4
--------------------------------------------------------------------------------

     IV.  (C) TRANSACTIONS EXEMPT FROM PRE-CLEARANCE

     The following transactions are not subject to the pre-clearance procedures:

     o    All open-end mutual fund shares

     o Direct Obligations of the Japanese Government Securities, Postal Deposits and other Japanese savings vehicles

     o    GE Interest Plus

     o    Dividend Re-Investment Programs

     o    "Blind" Managed Accounts

     o    GE S&S Program Transactions [401 (k) Plan]:
          Contributions: Payroll deductions
                         Changes in contribution percentages
                         Changes in investment vehicle direction or percentages Investment vehicle switches (transfers)
          All Loan Activity
          All Withdrawals

     V.   RESPONSIBILITY

     1. The provisions of this Policy must be strictly observed by all employees. An employee's actions with respect to matters governed by this Policy are significant indications of the individual's judgement, ethics, and competence.

     2. Any actions in violation of this Policy will constitute an important element in the evaluation of the employee for retention, assignment, and promotion.

     3. Violations of this Policy will be grounds for appropriate disciplinary action. Disciplinary action may include disgorging of profits, liquidation of holdings, suspension of trading privileges, and discharge.

     4. All Managers are required to take appropriate measures to ensure that their employees understand and comply with this Policy. Managers shall maintain educational programs, with the assistance of the Legal and Compliance Operations, to familiarize employees with laws and regulations governing insider trading or tipping, and the terms of the policy statement.

     5. All employees shall acknowledge in writing, when first assigned to GEAM and annually thereafter, their commitment to comply with this Policy.

--------------------------------------------------------------------------------
        Code of Ethics:             Issued by: Executive Vice President,
                                               General Counsel & Secretary
g       INSIDER TRADING AND       ----------------------------------------------
        SECURITIES TRANSACTIONS     EFFECTIVE DATE: MARCH 15, 1999  NUMBER
                                                                     10.4
--------------------------------------------------------------------------------

     6. The Legal Operation and Finance and Administration shall be responsible for the interpretation and enforcement of this Policy. Employees with questions concerning whether conduct is consistent with the mandates of this Policy shall consult the Legal Operation prior to engaging in such conduct. Employees who believe any other employee is engaged in conduct prohibited by this Policy, or that any other person or firm representing GEAM is engaged in such conduct, will promptly report such information to the appropriate level of management and the Legal Operation. The Legal Operation in consultation with Finance and Administration will promptly investigate the matter and take timely and appropriate action.

     7. Upon request, employees shall submit copies of brokerage account statements, confirmations, and other related materials with respect to their personal and associated accounts to be used to audit compliance with these reporting and clearance procedures and with the proscriptions against insider trading and tipping set forth above.

     VI   DEFINITIONS

     For  purposes of this Policy:

          o "INSIDE INFORMATION" means non-public information (i.e. information which is not available to investors generally) that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security (e.g., stock; bond; option) including, for example, nonpublic information relating to a pending merger, acquisition, disposition, joint venture, contract award or termination, major lawsuit or claim, earnings announcement or change in dividend policy, significant product development, or the gain or loss of a significant customer or supplier. Any non-public information may be inside information regardless or whether it is developed internally or obtained from others (e.g., the issuer, current or prospective customers, suppliers or business partners) and whether it relates to GE or any other company or entity. Information is still considered non-public until the market has had a reasonable time after public announcement to assimilate and react to the information.

          o "CONFIDENTIAL INFORMATION" means any non-public information concerning GEAM's activities or developed by GEAM or received by GEAM under an express or implied agreement or understanding that the information will be treated in confidence or used only for a limited purpose, regardless of whether or not it would be considered to be important by investors. Examples of confidential information include stocks recommended for purchase or sale for client accounts, details of financial transactions, and identity and terms of customer accounts.

          o "ASSOCIATED ACCOUNT" - The provisions of this Policy apply to transactions in any personal account or "associated account". "Associated account" means securities and futures accounts of the employee's (i) spouse, (ii) minor children, (iii) other household members (iv) any other accounts subject to an employees' discretion or control (e.g. custodial and trust accounts, etc.), and (v) any other accounts in which the employee has a beneficial interest and a substantial ability to influence transactions (e.g. joint accounts, co-trustee accounts, partnerships, investment clubs).

--------------------------------------------------------------------------------
        Code of Ethics:             Issued by: Executive Vice President,
                                               General Counsel & Secretary
g       INSIDER TRADING AND       ----------------------------------------------
        SECURITIES TRANSACTIONS     EFFECTIVE DATE: MARCH 15, 1999  NUMBER
                                                                     10.4
--------------------------------------------------------------------------------

     VII  OMBUDSPERSON

     To report possible violations of laws, regulations, or Company policies, you may also write to the General Electric Corporate Ombudsperson at 3135 Easton Turnpike, Fairfield, CT 06431 or call 1-800-227-5003.

--------------------------------------------------------------------------------
        Code of Ethics:             Issued by: Executive Vice President,
                                               General Counsel & Secretary
g       INSIDER TRADING AND       ----------------------------------------------
        SECURITIES TRANSACTIONS     EFFECTIVE DATE: MARCH 15, 1999  NUMBER
                                                                     10.4
--------------------------------------------------------------------------------

                               GE ASSET MANAGEMENT
                           PERSONAL TRADING GUIDELINES

     WHO NEEDS TO COMPLY:
     o All GEAM employees and household members for all accounts they have discretion over (their own account and accounts they control for others)

     WHAT IS COVERED BY POLICY:

     o All STOCK, BOND, & DERIVATIVES Transactions (excluding direct obligations of the U.S. or Japanese Gov't)
     o    GE Stock including options (other than GE Savings & Security)

     WHAT IS NOT COVERED BY POLICY 10.4:
     o Any Mutual Funds (except portfolio manager transactions in the funds they manage)
     o    GE Savings & Security (i.e., switching, withdrawal & loans)
     o Accounts in your name managed by others, in which you have NO investment discretion ("Blind" managed accounts)

     REQUIREMENTS:
     o    Do not trade on "inside" information
     o    Pre-clear all transactions
     o    Use Centralized Brokers
     o    No IPO's
     o    Hold securities for 60 days

     SPECIAL REQUIREMENT FOR:
     Portfolio Manager (including analysts)
     o Do not trade in same security within 7 days of personal & business portfolio
     o Discuss and document personal transactions over $25,000 with your manager PRIOR to executing in the mutual funds you manage

    Private Placement Employees

     o    ADDITIONAL pre-clearance required by EVP-Private Placements (Don
          Torey)



                        THIS IS MEANT AS A SUMMARY ONLY.
PLEASE REFER TO THE COMPLETE POLICY 10.4 FOR FURTHER EXPLANATION OF THE POLICY.
                               ANY QUESTIONS CALL
                  NORA MACHATA (X-2080) OR ALAN LEWIS (X-2313)

--------------------------------------------------------------------------------
        Code of Ethics:             Issued by: Executive Vice President,
                                               General Counsel & Secretary
g       INSIDER TRADING AND       ----------------------------------------------
        SECURITIES TRANSACTIONS     EFFECTIVE DATE: MARCH 15, 1999  NUMBER
                                                                     10.4
--------------------------------------------------------------------------------

                           PERSONAL TRADING CHECKLIST

                    EQUITY TRADES                                           TAXABLE BOND TRADES
                    -------------                                           -------------------
o    Call or e-mail the equity trading room (203        o    Call Bob MacDougal (203-326-2387) to
     -326-2420) and ask for pre-clearance.  If they          request pre-clearance.  If Bob is not
     do not grant pre-clearance, proceed no further.         available call Kathy Brooks (203-326-2388).
                                                             If pre-clearance is not granted, proceed no
o    If pre-clearance is granted, they will issue            further.
     a log number.
                                                        o    If pre-clearance is granted, he/she will
o    Execute the trade.                                      issue a log number.

o    Hold the security for a minimum of 60 days.        o    Execute the trade.

o    Do not trade the security in your GEAM             o    Hold the security for a minimum of 60 days.
     portfolio within  7 days of your personal trade.*
                                                        o    Do not trade the security in your GEAM
                                                             portfolio within 7 days of your personal
                                                             trade.*

             PRIVATE PLACEMENTS PERSONNEL
             ----------------------------
o Call Don Torey (203-326-4060) to request pre-clearance. If Don is not available call
     Mike Pastore (203-326-2312). If pre-clearance is not granted, proceed no further.

o    If pre-clearance is granted, he will issue a log number.

o    Call or e-mail the trading room for an equity trade.

MUTUAL FUNDS, GE SAVINGS & SECURITY AND "BLIND" MANAGED ACCOUNTS DO NOT REQUIRE PRECLEARANCE

     * Consult department head if changed circumstances make trade for GEAM portfolio appropriate in less than 7 days.

                               GOLDMAN SACHS TRUST
                  (on behalf of Fixed Income and Equity Funds)
                     GOLDMAN SACHS VARIABLE INSURANCE TRUST

                                 CODE OF ETHICS

                                                                  April 23, 1997
                                                     as amended October 21, 1997


     While affirming its confidence in the integrity and good faith of all of its officers and Trustees, each of Goldman Sachs Trust ("GST") and Goldman Sachs Variable Insurance Trust ("VIT" -- each of GST and VIT are referred to herein as the "Trust") recognizes that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions which may be possessed by certain of its officers and Trustees could place such individuals, if they engage in personal securities transactions, in a position where their personal interest may conflict with that of the Trust. In view of the foregoing and of the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Trust has adopted this Code of Ethics to specify and prohibit certain types of personal securities transactions deemed to create conflicts of interest and to establish reporting requirements and enforcement procedures.

     This Code is divided into five parts. The first part contains provisions applicable to access persons of the Trust who are also access persons of Goldman Sachs Asset Management ("GSAM"), Goldman Sachs Funds Management, L.P. ("GSFM") or Goldman Sachs Asset Management International ("GSAMI") (collectively referred to herein as the "Advisers"); the second contains certain general provisions; the third pertains to trustees who are not "interested persons" of the Advisers or the Trust; the fourth pertains to "interested trustees" who are access persons of the Trust but not access persons of the Advisers; and the fifth contains record-keeping and other provisions. Each Adviser imposes stringent reporting requirements and restrictions on the personal securities transactions of its access persons. The Trust has determined that the high standards of ethics in the area of personal investing which have been established by each Adviser may without change, be appropriately applied by the Trust to those access persons of the Trust who are also access persons of the Advisers. Such persons may have frequent opportunities for knowledge of and, in some cases, influence over, Trust portfolio transactions. In the experience of the Trust, interested trustees who are not access persons of the Advisers and trustees who are not "interested persons" have comparatively less current knowledge and considerably less influence over specific purchases and sales of securities by the Trust. Therefore, this Code contains separate provisions applicable to such trustees.

DEFINITIONS.
-----------

     As used herein, the following terms shall have the following meanings:

          (1) "Access person" with respect to the Trust shall mean any Trustee, officer or advisory person of the Trust. "Access person" with respect to GSAM shall mean (because GSAM is a separate operating division of Goldman, Sachs & Co. and Goldman Sachs & Co. is primarily engaged in a business other than advising registered investment companies or other advisory clients) only those general partners, officers or advisory persons of GSAM who make recommendations or participate in the determination of which recommendations shall be made to the Trust, or whose principal function or duties relate to the determination of which recommendations shall be made to the Trust, or who, in connection with their duties, obtain any information concerning such recommendations which are being made to the Trust. "Access person" with respect to GSAMI and GSFM shall mean any director, officer, general partner or advisory person of GSAMI or GSFM, as the case may be.

          (2) "Advisory person" shall mean (i) any officer or employee of the Trust or the Adviser (or any company in a control relationship to the Trust or the Adviser), as the case may be, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales and
               (ii) every natural person in a control relationship to the Trust or the Adviser, as the case may be, who obtains information concerning recommendations made on behalf of the Trust with regard to the purchase or sale of a security.

          (3) "Beneficial ownership" of a security shall be interpreted to include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in the security. The term "pecuniary interest" with respect to any security shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

          (4) A security is being "considered" for purchase or sale by the Trust when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

          (5)  "Control" shall have the same meaning as that set forth in
               Section 2(a)(9) of the Investment Company Act. Section 2(a)(9) generally provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

          (6) "Disinterested trustee" means a trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act.

          (7) "Review Officer" shall mean the officer of the Trust or an Adviser designated from time to time to receive and review reports of purchases and sales by access persons. The term "Alternative Review Officer" shall mean the officer of the Trust or an Adviser designated from time to time to receive and review reports of purchases and sales by the Review Officer, and who shall act in all respects in the manner prescribed herein for the Review Officer. It is recognized that a different Review Officer and Alternative Review Officer may be designated with respect to GST, VIT and each of the Advisers.

          (8) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

          (9)  "Security" shall have the same meaning as that set forth in
               Section 2(a)(36)
               of the Investment Company Act (in effect, all securities), except that it shall not include securities issued by the Government of the United States or an agency thereof within the meaning of
               Section 2(a)(16) of the Investment Company Act, bankers' acceptances, bank certificates of deposit, commercial paper, shares of registered open-end investment companies (including the Trust) and options on broad based market indices.

I. RULES APPLICABLE TO ACCESS PERSONS OF THE TRUST WHO ARE ALSO ACCESS PERSONS OF THE ADVISERS

     A.   INCORPORATION OF ADVISERS' CODES OF ETHICS.

          (1) The provisions of the Advisers' Code of Ethics, which is attached as Appendix A hereto, are hereby incorporated herein by reference as the Trust's Code of Ethics applicable to access persons of the Trust who are also access persons of an Adviser, except as provided in Section I-B hereof.

          (2) A violation of the Advisers' Code of Ethics shall constitute a violation of this Code.

     B.   REPORTS.

          (1) Access persons of the Advisers shall file the confidential quarterly reports required under the Advisers' Code of Ethics with the Review Officer and the Review Officer shall submit confidential quarterly reports with respect to his/her personal securities transactions to the Alternative Review Officer.

          (2) With respect to access persons of an Adviser, reports shall be deemed made with respect to any account where that person has made provision for transmittal of all daily trading information regarding the account to be delivered to the designated Review Officer for his or her review.

          (3) A report filed with the Review Officer (or, in the case of a report of the Review Officer, with the Alternative Review Officer) shall be deemed to be filed with the Trust.

II. GENERAL

     A. LEGAL REQUIREMENTS. Section 17(j) of the Investment Company Act provides, among other things, that it is unlawful for any access person of the Trust, including interested and disinterested trustees, among others, to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such access person of any security held or to be acquired by the Trust in contravention of such rules and regulations as the Securities and Exchange Commission (the "Commission") may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative. Pursuant to Section 17(j), the Commission has adopted Rule 17j-1 which provides, among other things, that it is unlawful for any access person of the Trust in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Trust:

          (1)  To employ any device, scheme or artifice to defraud the Trust;

          (2) To make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading;

          (3) To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Trust; or

          (4)  To engage in any manipulative practice with respect to the Trust.

     B. STATEMENT OF POLICY. It is the policy of the Trust that no access person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1. The fundamental position of the Trust is, and has been, that each access person shall place at all times the interests of the Trust and its shareholders first in conducting private securities transactions. Accordingly, private securities transactions by access persons of the Trust must be conducted in a manner consistent with this Code and so as to avoid any actual or potential conflict of interest or any abuse of a access person's position of trust and responsibility. Further, access persons should not take inappropriate advantage of their positions with or relationship to the Trust.

               Without limiting in any manner the fiduciary duty owed by access persons to the Trust or the provisions of this Code, it should be noted that the Trust considers it proper that purchases and sales be made by its access persons in the marketplace of securities owned by the Trust; provided, however, that such personal securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code. In making personal investment decisions with respect to any security, extreme care must be exercised by access persons to ensure that the prohibitions of this Code are not violated. It bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code will not automatically insulate from scrutiny personal securities transactions by an access person which show a pattern of abuse of his or her fiduciary duty to the Trust.

     C.   EXEMPTED TRANSACTIONS.

          The Statement of Policy set forth above shall be deemed not to be violated by and the prohibitions of Section III-A or IV-A of this Code shall not apply to:

          (1) purchases or sales of securities effected in any account over which the access person has no direct or indirect influence or control;

          (2) purchases or sales of securities which are non-volitional on the part of either the access person or the Trust;

          (3) purchases or sales of securities which are part of an automatic dividend reinvestment, cash purchase or withdrawal plan provided that no adjustment is made by the access person to the rate at which securities are purchased or sold, as the case may be, under such a plan during any period in which the security, to the actual knowledge of the access person, is being considered for purchase or sale by the Trust;

          (4) purchases of securities effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

          (5) purchases or sales of securities other than those exempted in (1) through (4) above which do not cause the access person to gain improperly a personal benefit through his relationship with the Trust and are only remotely potentially harmful to the Trust because the securities transaction involves a small number of shares of an issuer with a very large market capitalization and high average daily trading volume or would otherwise be very unlikely to affect a highly institutional market;

          (6) tenders of securities pursuant to tender offers which are expressly conditioned on the tender offer's acquisition of all of the securities of the same class;

          (7) purchases or sales of securities previously approved by an individual appointed from time to time by the President for this purpose, which approval shall be confirmed in writing and shall be based upon a determination that such transaction did not violate the purpose or spirit of this Code; and

          (8) Purchases or sales of securities which are not eligible for purchase or sale by an investment company.

III. RULES APPLICABLE TO DISINTERESTED TRUSTEES

     A. PROHIBITED PURCHASES AND SALES. While the scope of actions which may violate the Statement of Policy set forth in Section II-B cannot be exactly defined, such actions would always include at least the following prohibited activities. No disinterested trustee shall purchase or sell, directly or indirectly, any security in which he has or by reason of such transaction acquires, any direct or indirect beneficial ownership if such trustee, at the time of the transaction, knows or, in the ordinary course of fulfilling his official duties as a trustee of the Trust, should known that, during the 15-day period immediately preceding or after the date of the contemplated transaction by the trustee:

          (1) the security is being considered for purchase or sale by the Trust;

          (2)  the security is being purchased or sold by the Trust; or

          (3)  the security was purchased or sold by the Trust.

     B.   REPORTING

          (1) Every disinterested trustee shall file with the Review Officer or its designee a report containing the information described below in Section III-B(2) of this Code with respect to transactions in any security in which such disinterested trustee has, or by reason of such transaction acquires or disposes of, any direct or indirect beneficial ownership, whether or not one of the exemptions listed in Section II-C applies; PROVIDED, HOWEVER, that a disinterested trustee shall not be required to file a report: (i) unless such trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling his official duties as a trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the trustee: (a) such security is or was purchased or sold by the Trust; or (b) such security was being considered for purchase or sale by the Trust or an Adviser for a portfolio of the Trust; or (ii) with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control. Notwithstanding the preceding sentence, any disinterested trustee may, at his option, report the information described in Section III-B(2) with respect to any one or more transactions in any security in which such person has, or by reason of the transaction acquires or disposes of, any direct or indirect beneficial ownership.


          (2) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report related was effected, and shall contain the following information:

               (a) The date of the transaction, the title, class and the number of shares, and the principal amount of each security involved;

               (b) The nature of the transaction (I.E., purchase, sale or any other type of acquisition or disposition);

               (c)  The price at which the transaction was effected; and

               (d) The name of the broker, dealer or bank with or through whom the transaction was effected.

          (3) If no transactions in any securities required to be reported under Section III-B(1) were effected during a quarterly period by a disinterested trustee, such disinterested trustee shall submit to the Review Officer a report not later than ten (10) days after the end of such quarterly period stating that no reportable securities transactions were effected.

          (4)  Every report concerning a purchase or sale prohibited under
               Section III-A hereof with respect to which the reporting person relies upon one of the exemptions provided in Section II-C shall contain a brief statement of the exemption relief upon and the circumstances of the transaction.

          (5) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that (a) he has any direct or indirect beneficial ownership in the security to which the report relates (a "Subject Security") or (b) the person knew or should have known that, within the 15-day time period described in Section III-B(1) above, a Subject Security was being purchased or sold, or considered for purchase or sale, by the Trust.

          (6) In addition to the reports required under Sections III-B(1) or III-B(3) hereof, every disinterested trustee shall report at the frequency provided in Section III-B(2), the name of any publicly owned company (or any company anticipating a public offering of an equity security) and the total number of its shares beneficially owned by him if such total ownership is more than 1/2 of 1% of the company's outstanding shares.

IV. RULES APPLICABLE TO INTERESTED TRUSTEES WHO ARE NOT ACCESS PERSONS OF THE ADVISERS

A.   PROHIBITED PURCHASES AND SALES.


     While the scope of actions which may violate the Statement of Policy set forth in Section II-B cannot be exactly defined, such actions would always include at least the following prohibited activities.

     1. No interested trustee who is not an access person of the Adviser ("Section IV Reporting Person") shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale the security:

          (a) is being considered for purchase or sale by an investment company; or

          (b)  is being purchased or sold by an investment company.

     2. No Section IV Reporting Person shall reveal to any other person (except in the normal course of his or her duties on behalf of an investment company) any information regarding securities transactions by an investment company or consideration by an investment company or the Adviser of any such securities transaction.

     3. No Section IV Reporting Person shall recommend any securities transaction for an investment company without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation (i) his or her direct or indirect beneficial ownership of any securities or such issuer, (ii) any contemplated transaction by such person in such securities, (iii) any position with such issuer or its affiliates and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such Section IV Reporting Person in such securities or issuer is not material to his or her personal net worth (as determined by the Review Officer) and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the company or on the market for the securities generally, such Section IV Reporting Person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

     4. No Section IV Reporting Person shall engage in, or permit anyone within his or her control to engage in, any act, practice or course of conduct which would operate as a fraud or deceit upon, or constitute a manipulative practice with respect to, an investment company or any issuer of any security owned by an investment company.

B.   REPORTING.

     1. Every Section IV Reporting Person shall report to the Review Officer the information described in Section IV-B(3) of this Code with respect to transactions in any security in which such Section IV Reporting Person has, or by reason of such transaction acquires or disposes of, any direct or indirect beneficial ownership in the security.

     2. Notwithstanding Section IV-B(1) of this Code, Section IV Reporting Person need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940.

     3. Unless reports are deemed to have been made under Section IV-B(6) of this Code, every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

          (a) The date of the transaction, the title, class and the number of shares, and the principal amount of each security involved;


          (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (c)  The price at which the transaction was effected; and

          (d) The name of the broker, dealer or bank with or through whom the transaction was effected.

     4.   If no transactions in any securities required to be reported under
          Section IV-B(1) were effected during a quarterly period by an Section IV Reporting Person, such Section IV Reporting Person shall report to the Review Officer not later than ten (10) days after the end of such quarterly period stating that no reportable securities transactions were effected.

     5. These reporting requirements shall apply whether or not one of the exemptions listed in Section II-C applies except that an Section IV Reporting Person shall not be required to make a report with respect to securities transactions effected for any account over which such
          Section IV Reporting Person does not have any direct or indirect influence or control. Every report concerning a securities transaction with respect to which the reporting person relies upon one of the exemptions provided in Section II-C shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

     6.   Reports shall be deemed made with respect to any account where the
          Section IV

          Reporting Person has made provisions for transmittal of all daily trading information regarding the account to be delivered to the designated Review Officer for his or her review.

     7. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that (a) he or she has or had any direct or indirect beneficial ownership in the security to which the report relates (a "Subject Security") or (b) he or she knew or should have known that the Subject Security was being purchased or sold, or considered for purchase or sale, by an investment company on the same day.

V.   MISCELLANEOUS

     A. Annual Certification of Compliance. Each access person shall certify to the Review Officer annually on the form annexed hereto as Form A that he or she (i) has read and understands this Code of Ethics and recognizes that he or she is subject thereto, (ii) has complied with the requirements of this Code of Ethics and (iii) has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

     B.   REVIEW OF REPORTS.

          (1) The Review Officer or its designee shall compare the reported personal securities transactions of each access person with completed and contemplated portfolio transactions of the Trust to determine whether any transactions that violate this Code may have occurred (a "Reviewable Transaction"). In the case of reports of personal securities transactions of the Review Officer, the Alternative Review Officer shall perform such comparison. Before making any determination that a violation has been committed by any access person, the Review Officer (or Alternative Review Officer, as the case may be) shall provide such access person an opportunity to supply additional explanatory material for the purposes of demonstrating that such transactions did not violate this Code.

          (2) With respect to disinterested trustees, if the Review Officer determines that a Reviewable Transaction may have occurred, he shall submit the report and pertinent information concerning completed or contemplated portfolio transactions of the Trust to counsel for the disinterested trustees. Such counsel shall determine whether a violation of this Code may have occurred, taking into account all the exemptions provided under Section II-C. Before making any determination that a violation has been committed by a disinterested trustee, such counsel shall give the disinterested trustee an opportunity to supply additional information regarding the transaction in question.

          (3) With respect to access persons who are not disinterested trustees, if the Review Officer determines that a Reviewable Transaction may have occurred, he shall submit his written determination, together with the confidential quarterly report and any additional explanatory material provided by the access person to the President of the Trust (or any Vice President of the Trust if the actions of the President are at issue), who shall make an independent determination of whether a violation of this Code has occurred.

          (4) On an annual basis, the Review Officer shall prepare for the Board of Trustees a summary of the level of compliance by all access persons with this Code during the previous year, including without limitation the percentage of reports timely filed and the number and nature of all material violations. Also on an annual basis, the Review Officer shall prepare a report identifying any recommended changes to existing restrictions or procedures based upon the Trust's experience under this Code, evolving industry practices and developments in applicable laws or regulations. The Alternative Review Officer shall prepare reports with respect to compliance by the Review Officer.

     C.   SANCTIONS.


          (1) With respect to disinterested trustees, if 15 counsel for the disinterested trustees determines that a violation of this Code has occurred, they shall so advise the President of the Trust and a committee consisting of the disinterested trustees, other than the disinterested trustee whose transaction is under consideration, and shall provide the committee with the report, the record of pertinent actual or contemplated portfolio transactions of the Trust and any additional material supplied by such disinterested trustee. The committee, at its option, shall either impose such sanction(s) as it deems appropriate or refer the matter to the Board of Trustees, which shall impose such sanction(s) as are deemed appropriate.

          (2) With respect to access persons who are not disinterested trustees, if the President (or a Vice President, as the case may be) finds that a violation of this Code has occurred, he shall impose such sanctions as he deems appropriate and shall report the violation and the sanction(s) imposed to the Board of Trustees of the Trust.

          (3) Sanctions for violation of this Code include, but are not limited to, one or more of the following: removal or suspension from office, termination of employment, a letter of censure and/or restitution to the Trust of an amount equal to the advantage that the offending person gained by reason of such violation. In addition, as part of any sanction, the access person may be required to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade. It is noted that violations of this Code by an access person may also result in criminal prosecution or civil action.

     D.   AMENDMENTS TO ADVISERS' CODES OF ETHICS.

          Any amendment to the Code of Ethics of any of the Advisers shall be deemed an amendment to Section I-A of this Code effective immediately after written notice of such amendment shall have been received by the secretary of the Trust, unless the Board of Trustees of the Trust expressly determines that such amendment shall not be adopted.

     E.   RECORDS.

          The Trust shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the Investment Company Act and shall be available for examination by representatives of the Commission.

          (1) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved for a period of not less than five years in an easily accessible place;

          (2) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

          (3) A copy of each report made by an access person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

          (4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

     F.   CONFIDENTIALITY.

          All reports of securities transactions and any other information filed with the Trust pursuant to this Code shall be treated as confidential, except that reports of securities transactions hereunder will be made available to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation or to the extent the Trust considers necessary or advisable in cooperating with an investigation or inquiry by the Commission or any other regulatory or self-regulatory organization.

     G.   INTERPRETATION OF PROVISIONS.

          The Board of Trustees may from time to time adopt such interpretations of this Code as it deems appropriate.

     H.   EXCEPTIONS TO THE CODE.

          Although exceptions to the Code will rarely, if ever, be granted, the President of the Trust, after consultation with the Review Officer, may make exceptions on a case by case basis, from any of the provisions of this Code upon a determination that the conduct at issue involves a negligible opportunity for abuse or otherwise merits an exemption from the Code. All such exemptions must be received in writing by the person requesting the exemption before becoming effective. The Review Officer shall report any exception to the Board of Trustees of the Trust at the next regularly scheduled Board meeting.

                                                                      APPENDIX A


                         GOLDMAN SACHS ASSET MANAGEMENT
                      GOLDMAN SACHS FUNDS MANAGEMENT, L.P.
                  GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL

                                 CODE OF ETHICS

                                                         Effective January 23,
                                                         1991
                                                         (as revised October 1,
                                                         1995)

I.   DEFINITIONS

     A. "Access person" with respect to Goldman Sachs Asset Management ("GSAM") means (because GSAM is primarily engaged in a business other than advising registered investment companies or other advisory clients) only those officers, general partners or advisory persons of GSAM who, with respect to any investment company, make recommendations or participate in the determination of which recommendation shall be made to any investment company, or whose principal function or duties relate to the determination of which recommendation shall be made to any investment company, or who, in connection with their duties, obtain any information concerning such recommendations which are being made to the investment company. "Access person" with respect to Goldman Sachs Asset Management International ("GSAMI") and Goldman Sachs Funds Management, L.P. ("GSFM") shall mean any director, officer, general partner or advisory person of GSAMI or GSFM, as the case may be.

     B.   "Adviser" means each of GSAM, GSAMI and GSFM.

     C. "Advisory person" means (i) any officer or employee of the Adviser or any company in a control relationship to the Adviser, who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by an investment company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning the recommendations made to an investment company with regard to the purchase or sale of a security.

     D. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. With respect to an analyst of the Adviser, the foregoing period shall commence on the day that he or she decides to recommend the purchase or sale of the security to the Adviser for an investment company.

     E. "Beneficial ownership" of a security shall be interpreted to include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in the security. The term "pecuniary interest" with respect to any security shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

     F. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act. Section 2(a)(9) generally provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

     G. "Investment company" means a company registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act"), or any series thereof for which the Adviser is the investment adviser.

     H. "Portfolio manager" means every person who is responsible for the day-to-day management of an investment company, or who shares such responsibility with another portfolio manager.

     I. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

     J. "Review Officer" means the officer of the Adviser designated from time to time by the Adviser to receive and review reports of purchases and sales by access persons. The term "Alternative Review Officer" shall mean the officer of the Adviser designated from time to time by the Adviser to receive and review reports of purchases and sales by the Review Officer, and who shall act in all respects in the manner prescribed herein for the Review Officer. It is recognized that a different Review Officer and Alternative Review Officer may be designated with respect to each Adviser.

     K. "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies (including those for which the Adviser serves as investment adviser), securities issued by the Government of the United States or an agency thereof within the meaning of Section 2(a)(16), bankers' acceptances, bank certificates of deposit, commercial paper and, for other than Quantitative Equity/Trading Personnel of the Adviser, options on broad based market indices.

II.  LEGAL REQUIREMENTS

     Section 17(j) of the Investment Company Act provides, among other things, that it is unlawful for any access person of the Adviser to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such access person of any security held or to be acquired by an investment company in contravention of such rules and regulations as the Securities and Exchange Commission (the "Commission") may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative. Pursuant to Section 17(j), the Commission has adopted Rule 17j-1 which provides, among other things, that it is unlawful for any access person of the Adviser in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by an investment company:

          (1) To employ any device, scheme or artifice to defraud such registered investment company;

          (2) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

          (4) To engage in any manipulative practice with respect to such registered investment company.

III. STATEMENT OF POLICY

     It is the policy of the Adviser that no access person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1. The fundamental position of the Adviser is, and has been, that each access person shall place at all times the interests of each investment company and its shareholders first in conducting personal securities transactions. Accordingly, private securities transactions by access persons of the Adviser must be conducted in a manner consistent with this Code and so as to avoid any actual or potential conflict of interest or any abuse of an access person's position of trust and responsibility. Further, access persons should not take inappropriate advantage of their positions with, or relationship to, any investment company, the Adviser or any affiliated company.

     Without limiting in any manner the fiduciary duty owed by access persons to the investment companies or the provisions of this Code, it should be noted that the Adviser and the investment companies consider it proper that purchases and sales be made by its access persons in the marketplace of securities owned by the investment companies; provided, however, that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code. Such personal securities transactions should also be made in amounts consistent with the normal investment practice of the person involved and with an investment, rather than a trading, outlook. Not only does this policy encourage investment freedom and result in investment experience, but it also fosters a continuing personal interest in such investments by those responsible for the continuous supervision of the investment companies' portfolios. It is also evidence of confidence in the investments made. In making personal investment decisions with respect to any security, however, extreme care must be exercised by access persons to ensure that the prohibitions of this Code are not violated. Further, personal investing by an access person should be conducted in such a manner so as to eliminate the possibility that the access person's time and attention is being devoted to his or her personal investments at the expense of time and attention that should be devoted to management of an investment company's portfolio. It bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code will not automatically insulate from scrutiny personal securities transactions which show a pattern of abuse by an access person of his or her fiduciary duty to any investment company.

IV.  EXEMPTED TRANSACTIONS

     The Statement of Policy set forth above shall be deemed not to be violated by and the prohibitions of Section V of this Code shall not apply to:

     A. Purchases or sales of securities effected in any account over which the access person has no direct or indirect influence or control;

     B. Purchases or sales of securities which are not eligible for purchase or sale by an investment company;

     C. Purchases or sales of securities which are non-volitional on the part of either the access person or an investment company;

     D. Purchases or sales of securities which are part of an automatic dividend reinvestment, cash purchase or withdrawal plan provided that no adjustment is made by the access person to the rate at which securities are purchased or sold, as the case may be, under such a plan during any period in which the security is being considered for purchase or sale by an investment company;

     E. Purchases of securities effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a --- ---- class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

     F. Tenders of securities pursuant to tender offers which are expressly conditioned on the tender offer's acquisition of all of the securities of the same class; and

     G. Purchases or sales which receive the prior approval of the Review Officer because they are only remotely potentially harmful to an investment company because the securities transaction involves a small number of shares of an issuer with a very large market capitalization and high average daily trading volume or would otherwise be very unlikely to affect a highly institutional market.

V.   PROHIBITED PURCHASES AND SALES

     While the scope of actions which may violate the Statement of Policy set forth above cannot be exactly defined, such actions would always include at least the following prohibited activities.

     A. No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale the security:

          (1) is being considered for purchase or sale by an investment company; or

          (2)  is being purchased or sold by an investment company.

     B. No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of an investment company) any information regarding securities transactions by an investment company or consideration by an investment company or the Adviser of any such securities transaction.

     C. No access person shall recommend any securities transaction for an investment company without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation (i) his or her direct or indirect beneficial ownership of any securities or such issuer, (ii) any contemplated transaction by such person in such securities, (iii) any position with such issuer or its affiliates and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such access person in such securities or issuer is not material to his or her personal net worth (as determined by the Review Officer) and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the company or on the market for the securities generally, such access person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

     D. No access person shall engage in, or permit anyone within his or her control to engage in, any act, practice or course of conduct which would operate as a fraud or deceit upon, or constitute a manipulative practice with respect to, an investment company or any issuer of any security owned by an investment company.

     E. No advisory person shall accept any gift or personal benefit valued in excess of $100 annually from any single person or entity that does business with or on behalf of an investment company. Gifts of a DE MINIMIS value (i.e., gifts whose reasonable value is no more than $100 annually from any single person or entity), and customary business lunches, dinners and entertainment at which both the advisory person and the giver are present, and promotional items of DE MINIMIS value may be accepted. Any solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

     F. No access person shall enter an order for the purchase or sale of a security which an investment company is purchasing or selling or considering for purchase or sale until the later of (i) the day after the investment company's transaction in that security is completed or
          (ii) after the investment company is no longer considering the security for purchase or sale, unless the Review Officer determines that it is clear that, in view of the nature of the security and the market for such security, the order of the access person will not adversely affect the price paid or received by the investment company. Any securities transactions by an access person in violation of this Subsection F must be unwound, if possible, and the profits, if any, must be disgorged to the affected investment company or to charity.

     G. No advisory person shall, directly or indirectly, purchase any security sold in an initial or secondary public offering of an issuer, regardless of whether the issue is a "hot issue."

     H. No advisory person shall, directly or indirectly, purchase any security issued pursuant to a private placement without obtaining prior written approval from the Review Officer. Any approval will take into account whether the investment opportunity should be reserved for an investment company and whether the opportunity is being offered to the advisory person by virtue of his or her position with or relationship to an investment company.

     I. No advisory person shall serve on the board of directors of any publicly traded company, absent prior written authorization and determination by the Review Officer that the board service would be consistent with the interests of the investment companies and their shareholders. Such interested advisory person may not participate in the decision for any investment company to purchase and sell securities of such company.

     J. No portfolio manager shall, directly or indirectly, purchase or sell any security in which he or she has, or by reason of such purchase acquires, any beneficial ownership interest within a period of seven
          (7) calendar days before and after any investment company advised by the portfolio manager has purchased or sold such security. Any securities transaction by a portfolio manager in violation of this Subsection J must be unwound, if possible, and the profits, if any, must be disgorged to the applicable investment company or to charity.

     K. No access person shall, in the absence of prior written approval by the Review Officer, sell any security (including any option) that was purchased, or purchase a security (including any option) that was sold, within the prior 60 calendar days (measured on a last-in first-out basis).

VI.  BROKERAGE ACCOUNTS

     Access persons are required to direct their brokers to supply to the Review Officer on a timely basis duplicate copies of confirmations of all securities transactions in which the access person has a beneficial ownership interest and related periodic statements, whether or not one of the exemptions listed in
Section IV applies. If an access person is unable to arrange for duplicate copies of confirmations and periodic account statements to be sent to the Review Officer, he or she must immediately notify the Review Officer.

VII. PRECLEARANCE PROCEDURE

     Prior to effecting any securities transactions in which an access person has a beneficial ownership interest, the access person must receive approval by the Adviser. Any approval is valid only for the number of day(s) as may be determined from time to time by the Adviser. If an access person is unable to effect the securities transaction during such period, he or she must reobtain approval prior to effecting the securities transaction.

     The Adviser will decide whether to approve a personal securities transaction for an access person after considering the specific restrictions and limitations set forth in, and the spirit of, this Code, including whether the security at issue is being considered for purchase or sale for an investment company. The Adviser is not required to give any explanation for refusing to approve a securities transaction.

VIII. REPORTING

     A. Every access person shall report to the Review Officer the information described in Section VIII-C of this Code with respect to transactions in any security in which such access person has, or by reason of such transaction acquires or disposes of, any direct or indirect beneficial ownership in the security.

     B. Notwithstanding Section VIII-A of this Code, an access person need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940.

     C. Unless reports are deemed to have been made under Section VIII-F of this Code, every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

          (1) The date of the transaction, the title, class and the number of shares, and the principal amount of each security involved;

          (2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (3)  The price at which the transaction was effected; and

          (4) The name of the broker, dealer or bank with or through whom the transaction was effected.

     D.   If no transactions in any securities required to be reported under
          Section VIII-A were effected during a quarterly period by an access person, such access person shall report to the Review Officer not later than ten (10) days after the end of such quarterly period stating that no reportable securities transactions were effected.

     E. These reporting requirements shall apply whether or not one of the exemptions listed in Section IV applies except that an access person shall not be required to make a report with respect to securities transactions effected for any account over which such access person does not have any direct or indirect influence or control. Every report concerning a securities transaction with respect to which the reporting person relies upon one of the exemptions provided in Section IV shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

     F. Reports shall be deemed made with respect to any account where the access person has made provisions for transmittal of all daily trading information regarding the account to be delivered to the designated Review Officer for his or her review. With respect to investment companies for which the Adviser does not act as investment adviser, reports required to be furnished by officers and trustees of such investment companies who are access persons of the Adviser must be made under Section VIII-C of this Code and furnished to the designated review officer of the relevant investment adviser.

     G. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that (a) he or she has or had any direct or indirect beneficial ownership in the security to which the report relates (a "Subject Security") or (b) he or she knew or should have known that the Subject Security was being purchased or sold, or considered for purchase or sale, by an investment company on the same day.

IX   DISCLOSURE OF PERSONAL HOLDINGS.

     All advisory persons shall submit to the Review Officer initially upon becoming an advisory person, and annually thereafter in January, a report, in a form acceptable to the Adviser, disclosing all securities in which such person has a beneficial ownership interest.

X.   ANNUAL CERTIFICATION OF COMPLIANCE

     Each access person shall certify to the Review Officer annually on the form annexed hereto as

Form A that he or she (i) has read and understands this Code of Ethics and recognizes that he or she is subject thereto, (ii) has complied with the requirements of this Code of Ethics and (iii) has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

XI.  CONFIDENTIALITY

     All reports of securities transactions and any other information filed with the Adviser pursuant to this Code shall be treated as confidential, except that reports of securities transactions hereunder will be made available to the investment companies and to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation or to the extent the Adviser considers necessary or advisable in cooperating with an investigation or inquiry by the Commission or any other regulatory or self-regulatory organization.

XII.  REVIEW OF REPORTS

A. The Review Officer shall compare the reported personal securities transactions of each access person with completed and contemplated portfolio transactions of the investment companies to determine whether any transactions that violate the Statement of Policy set forth above may have occurred (a "Reviewable Transaction"). In the case of reports of personal securities transactions of the Review Officer, the Alternative Review Officer shall perform such comparison. Before making any determination that a violation has been committed by any access person, the Review Officer (or Alternative Review Officer, as the case may be) shall provide such person an opportunity to supply additional explanatory material.

B. If the Review Officer determines that a Reviewable Transaction may have occurred, he shall submit his written determination, together with the confidential quarterly report and any additional explanatory material provided by the access person to the President of the Adviser (or any Vice President of the Adviser if the actions of the President are at issue), who shall make an independent determination of whether a violation of this Code has occurred.

C. On an annual basis, the Review Officer shall prepare for the Board of Trustees a summary of the level of compliance by all access persons with this Code of Ethic during the previous year, including without limitation the percentage of reports timely filed and the number and nature of all material violations. Also on an annual basis, the Review Officer shall prepare a report identifying any recommended changes to existing restrictions or procedures based upon the Adviser's experience under this Code of Ethics, evolving industry practices and developments in applicable laws or regulations. The Alternative Review Officer shall prepare reports with respect to compliance by the Review Officer.

XIII. SANCTIONS

      Upon discovering a violation of this Code, the Adviser may impose such sanction(s) as it deems appropriate, including, among other things, a letter of censure, suspension or termination of the employment of the violator and/or restitution to the affected investment company of an amount equal to the advantage that the offending person gained by reason of such violation. In addition, as part of any sanction, the Adviser may require the access person to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade. It is noted that violations of this Code by an access person may also result in criminal prosecution or civil action. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the board of trustees of the investment company with respect to whose securities the violation occurred.

XIV.  INTERPRETATION OF PROVISIONS

      The Adviser may from time to time adopt such interpretations of this Code as it deems appropriate.

XV.   IDENTIFICATION OF ACCESS PERSONS

      The Adviser shall identify all persons who are considered to be "access persons," "advisory persons" and "portfolio managers," inform such persons of their respective duties and provide such persons with copies of this Code.

XVI.  EXCEPTIONS TO THE CODE

      Although exceptions to the Code will rarely, if ever, be granted, the President of the Adviser, after consultation with the Review Officer, may make exceptions on a case by case basis, from any of the provisions of this Code upon a determination that the conduct at issue involves a negligible opportunity for abuse or otherwise merits an exemption from the Code. All such exemptions must be received in writing by the person requesting the exemption before becoming effective. The Review Officer shall report any exception to the Board of Trustees of the investment companies at their next regularly scheduled Board meetings.

XVII. RECORDS

      The Adviser shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the Investment Company Act and shall be available for examination by representatives of the Commission.

      A. A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved for a period of not less than five years in an easily accessible place;

      B. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

      C. A copy of each report made by an access person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

      D. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

[GRAPHIC OMITTED]



                               JANUS ETHICS RULES

       "ACT IN THE BEST INTEREST OF OUR INVESTORS - EARN THEIR CONFIDENCE
                               WITH EVERY ACTION"

--------------------------------------------------------------------------------

                                 CODE OF ETHICS

                             INSIDER TRADING POLICY

                                   GIFT POLICY

                            OUTSIDE EMPLOYMENT POLICY

--------------------------------------------------------------------------------
                           LAST REVISED MARCH 3, 1999
--------------------------------------------------------------------------------

DEFINITIONS___________________________________________________________________ 4

INTRODUCTION__________________________________________________________________ 6

   CAUTION REGARDING PERSONAL TRADING ACTIVITIES______________________________ 6 COMMUNICATIONS WITH OUTSIDE TRUSTEES/DIRECTORS_____________________________ 6

CODE OF ETHICS________________________________________________________________ 7

   OVERVIEW___________________________________________________________________ 7

   GENERAL PROHIBITIONS_______________________________________________________ 7

   TRADING
      RESTRICTIONS____________________________________________________________ 8
      Excluded
      Transactions____________________________________________________________ 9
      Preclearance____________________________________________________________ 9
      Trading Ban on Portfolio Managers and Assistant Portfolio Managers______10 60 Day Rule_____________________________________________________________10
      Blackout Period_________________________________________________________10
      Fifteen Day Rule________________________________________________________10
      Seven Day Rule__________________________________________________________10
      Short Sales_____________________________________________________________10
      Hedge Funds, Investment Clubs, and Other Investments____________________11

   PRECLEARANCE PROCEDURES____________________________________________________11
      General Preclearance____________________________________________________11
      Preclearance Requirements For Investment Personnel______________________11 Preclearance of Company Stock___________________________________________12
      Preclearance of Tender Offers and Stock Purchase Plans__________________12 Four Day Effective Period_______________________________________________12

   REPORTING TRANSACTIONS AND ACCOUNTS________________________________________12
      Monthly Transaction Reports_____________________________________________13
      Non-Influence and Non-Control Accounts__________________________________14

   OTHER REQUIRED FORMS_______________________________________________________14
      Acknowledgement Forms___________________________________________________14
      Investment Personnel Representation Form________________________________14 Outside Director/Trustee Representation Form____________________________14

INSIDER TRADING POLICY________________________________________________________15

   BACKGROUND INFORMATION_____________________________________________________15
      Who is an Insider?______________________________________________________15
      When is Information Nonpublic?__________________________________________16
      What is Material Information?___________________________________________16
      When is Information Misappropriated?____________________________________16
      Penalties for Insider Trading___________________________________________16
      Who is a Controlling Person?____________________________________________17

   PROCEDURES TO IMPLEMENT POLICY_____________________________________________17
      Identifying Material Inside Information_________________________________17 Reporting Inside Information____________________________________________17
      Watch and Restricted Lists______________________________________________18
      Protecting Information__________________________________________________18
      Responsibility to Monitor Transactions__________________________________19
      Record Retention________________________________________________________19
      Tender Offers___________________________________________________________19

GIFT POLICY___________________________________________________________________20

   GIFT GIVING________________________________________________________________20

   GIFT RECEIVING_____________________________________________________________20

   CUSTOMARY BUSINESS AMENITIES_______________________________________________20

OUTSIDE EMPLOYMENT POLICY_____________________________________________________21

PENALTY GUIDELINES____________________________________________________________22

   OVERVIEW___________________________________________________________________22

   PENALTY GUIDELINES_________________________________________________________22

SUPERVISORY AND COMPLIANCE PROCEDURES_________________________________________23

   SUPERVISORY PROCEDURES_____________________________________________________23
      Prevention of Violations________________________________________________23
      Detection of Violations_________________________________________________23

   COMPLIANCE PROCEDURES______________________________________________________24
      Reports of Potential Deviations or Violations___________________________24 Annual Reports__________________________________________________________24
      Records_________________________________________________________________24
      Inspection______________________________________________________________24
      Confidentiality_________________________________________________________24

   THE ETHICS COMMITTEE_______________________________________________________25
      Membership of the Committee_____________________________________________25
      Committee Meetings______________________________________________________25
      Special Discretion______________________________________________________25

GENERAL INFORMATION ABOUT THE ETHICS RULES____________________________________26
      Designees_______________________________________________________________26
      Enforcement_____________________________________________________________26
      Internal Use____________________________________________________________26

FORMS_________________________________________________________________________26

                               JANUS ETHICS RULES

       "ACT IN THE BEST INTEREST OF OUR INVESTORS - EARN THEIR CONFIDENCE
                               WITH EVERY ACTION"


--------------------------------------------------------------------------------
                                   DEFINITIONS
--------------------------------------------------------------------------------

     The following definitions are used throughout this document. You are responsible for reading and being familiar with each definition.

     1) "Access Persons" are Investment Personnel, Directors, Trustees, and officers of JCC and other designated persons deemed by the Ethics Committee to have access to current trading information. Access Persons are subject to additional scrutiny and more restrictions because of their access or potential access to information about current portfolio holdings and transactions.

     2) "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. For example, in addition to a person's own accounts the term "Beneficial Ownership" encompasses securities held in the name of a spouse or equivalent domestic partnership, minor children, a relative sharing your home, or certain trusts under which you or a related party is a beneficiary, or held under other arrangements indicating a sharing of financial interest.

     3) "Company Stock" is any stock or option issued by Janus or Kansas City Southern Industries, Inc. ("KCSI").

     4) "Covered Securities" generally include all securities, whether publicly or privately traded (including securities issued by KCSI or JCC) and any option, future, forward contract or other obligation involving a security or index thereof, including an instrument whose value is derived or based on any of the above (a "derivative"). The following investments are not Covered Securities:

            o  shares of open-end investment companies (e.g. mutual funds);
            o direct obligations of the U.S. government (e.g., Treasury securities), or any derivative thereof;
            o obligations of agencies and instrumentalities of the U.S. government with a remaining term to maturity of one year or less, or any derivative thereof;
            o securities representing a limited partnership interest in a real estate limited partnership;
            o money market instruments, such as certificates of deposit, bankers' acceptances, repurchase agreements, and commercial paper;
            o insurance contracts, including life insurance or annuity contracts;

            o direct investments in real estate, business franchises or similar ventures; and

            o physical commodities (including foreign currencies), or any derivatives thereof.

     5) "Designated Compliance Representatives" are Ernie Overholt, Ted Dryden and/or his designee(s), and Stephen Stieneker and/or his designee(s).

     6) "Designated Legal Representatives" are Debby Bielicke-Eades, Stephen Stieneker, or their designee(s).

     7) "Designated Trading Operations Representatives" are Lesa Finney, John Porro, and Mark Farrell.

     8)   "Directors" are directors of JCC.

     9) "Ethics Committee" is comprised of Ted Dryden, Thomas Early, Steve Goodbarn, and Stephen Stieneker.

     10) "Inside Trustees and Directors" are Trustees and Directors that are also employed by Janus.

     11) "Investment Personnel" are portfolio managers, assistant portfolio managers, research analysts, trading department personnel and any other employees deemed by the Compliance Department to be comparable.

     12) "Janus" is Janus Investment Fund, Janus Aspen Series, Janus Capital Corporation, Janus Service Corporation, Janus Distributors, Inc., Janus Capital International Ltd, and Janus International (UK) Ltd.

     13)  "Janus Funds" are Janus Investment Fund and Janus Aspen Series.

     14)  "JCC" is Janus Capital Corporation.

     15)  "JDI" is Janus Distributors, Inc.

     16)  "JDI's Operations Manager" is Dana Wagener and/or her designee(s).

     17)  "NASD" is the National Association of Securities Dealers, Inc.

     18)  "Non-Access Person" is any person that is not an Access Person.

     19)  "Outside Directors" are Directors who are not employed by Janus.

     20) "Outside Trustees" are Trustees who are not identified as an "interested person" in the registration statement of the Janus Funds.

     21)  "Registered Persons" are persons registered with the NASD by JDI.

     22)  "SEC" is Securities and Exchange Commission.

     23)  "Trustees" are trustees of Janus Investment Fund and Janus Aspen
          Series.

     These definitions may be updated from time to time to reflect changes in personnel.

--------------------------------------------------------------------------------
                                  INTRODUCTION
--------------------------------------------------------------------------------

     These Ethics Rules ("Rules") apply to all Directors, Trustees, officers, and employees of Janus ("Covered Persons"). The Rules apply to transactions for your personal accounts and any other accounts you Beneficially Own. You may be deemed the beneficial owner of any account in which you have a direct or indirect financial interest. Such accounts include, among others, accounts held in the name of your spouse or equivalent domestic partnership, your minor children, a relative sharing your home, or certain trusts under which you or such persons are a beneficiary.

     The Rules are intended to ensure that you (i) at all times place first the interests of Janus' mutual funds and other clients ("Clients"), (ii) conduct all personal trading consistent with the Rules and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility, and (iii) not use any material nonpublic information in securities trading. The Rules also establish policies regarding other matters, such as outside employment and the giving or receiving of gifts.

     You are required to read and retain these Rules and to sign and return the attached Acknowledgment Form to the Compliance Department ("Compliance") upon commencement of employment or other services, and on an annual basis thereafter. The Acknowledgment confirms that (i) you have received, read and asked any questions necessary to understand the Rules, (ii) you agree to conduct yourself in accordance with the Rules, and (iii) you have complied with the Rules during such time as you have been associated with Janus. Depending on your status, you may be required to submit additional reports and/or obtain clearances as discussed more fully below.

     Unless otherwise defined, all capitalized terms shall have the same meaning as set forth in the Definitions section.

                  CAUTION REGARDING PERSONAL TRADING ACTIVITIES

     Certain personal trading activities may be risky not only because of the nature of the transactions, but also because action necessary to close out a position may, for some Covered Persons, become prohibited while the position remains open. For example, closing out short sales and transactions in derivatives. Furthermore, if JCC becomes aware of material nonpublic information, or if a Client is active in a given security, some Covered Persons may find themselves "frozen" in a position. JCC will not bear any losses in personal accounts resulting from the application of these Rules.

                 COMMUNICATIONS WITH OUTSIDE TRUSTEES/DIRECTORS

     As a regular business practice, JCC attempts to keep the Directors and Trustees informed with respect to its investment activities through reports and other information provided to them in connection with board meetings and other events. In addition, Janus personnel are encouraged to respond to inquiries from Directors and Trustees, particularly as they relate to general strategy considerations or economic or market conditions affecting Janus. However, it is JCC's policy not to communicate specific trading information and/or advice on specific issues to the Outside Directors and Outside Trustees (i.e., no information should be given on securities for which current activity is being considered for Clients). Any pattern of repeated requests by such Directors or Trustees should be reported to the Chief Compliance Officer or the Director of Compliance.

--------------------------------------------------------------------------------
                                 CODE OF ETHICS
--------------------------------------------------------------------------------

                                    OVERVIEW

     In general, it is unlawful for persons affiliated with investment companies, their principal underwriters or their investment advisers to engage in personal transactions in securities which are held or are to be acquired by a registered investment company, if such personal transactions are made in contravention of rules which the SEC has adopted to prevent fraudulent, deceptive and manipulative practices. Such rules require each registered investment company, investment adviser and principal underwriter to adopt its own written code of ethics containing provisions reasonably necessary to prevent its access persons from engaging in such conduct, and to maintain records, use reasonable diligence, and institute such procedures as are reasonably necessary to prevent violations of such code. This Code of Ethics ("Code") and information reported hereunder will enable Janus to fulfill these requirements.

                              GENERAL PROHIBITIONS

     The following are prohibited for Covered Persons (remember, if you work at Janus or you're a Trustee or Director, you're a Covered Person). Persons who violate any prohibition shall disgorge any profits realized in connection with such violation to a charitable organization selected by the Ethics Committee, and may be subject to sanctions imposed by the Ethics Committee, as outlined in the Penalty Guidelines.

1. Purchasing, in an initial public offering, Covered Securities (see Definitions section) for which no public market in the same or similar securities of that issuer has previously existed. No securities may be purchased in an offering that constitutes a "hot issue" as defined in NASD rules. Such securities may be purchased, however, where the individual has an existing right to purchase the security based on his or her status as an investor, policyholder or depositor of the issuer. In addition, securities issued in reorganizations are also outside the scope of this prohibition if the transaction involves no investment decision on the part of the employee except in connection with a shareholder vote.*

2. Causing a Client to take action, or to fail to take action, for personal benefit, rather than to benefit such Client. For example, an employee would violate this Code by causing a Client to purchase a security owned by the employee for the purpose of supporting or increasing the price of that security or by causing a Client to refrain from selling a security in an attempt to protect a personal investment, such as an option on that security.

3. Using knowledge of portfolio transactions made or contemplated for Clients to profit, or cause others to profit, by the market effect of such transactions.

4. Disclosing current portfolio transactions made or contemplated for Clients as well as any other nonpublic information to anyone outside of Janus.

5. Engaging in fraudulent conduct in connection with the purchase or sale of a security held or to be acquired by a Client, including without limitation:

          a)   employing any device, scheme or artifice to defraud any Client;

-------------
* Item 1 is not applicable to Outside Directors and Outside Trustees.
                                                                               7

          b) making to any Client any untrue statement of material fact or omitting to state to any Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          c) engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Client;

          d)   engaging in any manipulative practice with respect to any Client;
               or

          e) investing in derivatives to evade the restrictions of this Code. Accordingly, individuals may not use derivatives to take positions in securities which the Code would prohibit if the positions were taken directly.

6. No Investment Personnel may serve on the board of directors of a publicly traded company without prior written authorization by the Ethics Committee. No such service shall be approved without a finding by the Committee that the board service would not be inconsistent with the interests of Clients. If board service is authorized by the Committee, the Investment Personnel serving as director normally should be isolated from those making investment decisions with respect to the company involved through "Chinese Walls" or other procedures.**

7. If an Investment Person is planning to invest or make a recommendation to invest in a security for a Client, and such person has a material interest in the security, such person must first disclose such interest to their manager or the Chief Investment Officer and obtain their consent. The manager or Chief Investment Officer may only grant consent if they have no material interest in the security. A material interest is Beneficial Ownership of any securities (including derivatives, options, warrants or rights), offices, directorships, significant contracts, or interests or relationships that are likely to affect such person's judgment.**

                              TRADING RESTRICTIONS

     The trading restrictions of the Code apply to all direct or indirect acquisitions or dispositions of Covered Securities, whether by purchase, sale, tender, stock purchase plan, gift, inheritance, or otherwise. Unless otherwise noted, the following Trading Restrictions are applicable to any transaction in a Covered Security Beneficially Owned by a Covered Person. Outside Directors and Outside Trustees are exempt from certain Trading Restrictions because of their limited access to current information regarding Client investments.

     Any disgorgement of profits required under any of the following provisions shall be donated to a charitable organization selected by the Ethics Committee, as outlined in the Penalty Guidelines. However, if disgorgement is required as a result of trades by a portfolio manager that conflicted with that manager's own Clients,

--------
** Items 6 and 7 are applicable to Investment Personnel only.

disgorgement proceeds shall be paid directly to such Clients. If disgorgement is required under more than one provision, the Committee shall determine in its sole discretion the provision that shall control. (1)

EXCLUDED TRANSACTIONS

     Some or all of the Trading Restrictions listed below do not apply to the following transactions; however, these transactions must still be reported to Compliance (see Reporting Transactions and Accounts):

     o Tender offer transactions are exempt from all Trading Restrictions except Preclearance.

     o The acquisition of securities through stock purchase plans are exempt from all Trading Restrictions except Preclearance, the Trading Ban On Portfolio Managers and Assistant Portfolio Managers, and the Seven Day Rule (note, sales of such securities are subject to the Trading Restrictions of the Code).

     o The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of such securities are exempt from all Trading Restrictions.

     o The acquisition of securities through the exercise of rights issued by an issuer PRO RATA to all holders of a class of securities, to the extent the rights were acquired in the issue are exempt from all Trading Restrictions.

     o Nondiscretionary transactions in Company Stock (e.g., the acquisition of securities through KCSI's Employee Stock Purchase Plan ("ESPP") or the receipt of options in Company Stock as part of a compensation or benefit plan) are exempt from all Trading Restrictions. Discretionary transactions in Company Stock issued by JCC are exempt from all Trading Restrictions. Discretionary transactions in Company Stock issued by KCSI (e.g., exercising options or selling ESPP Stock) are exempt from all Trading Restrictions except Preclearance (See procedures for Preclearance of Company Stock).

     o The acquisition of securities by gift or inheritance are exempt from all Trading Restrictions.

PRECLEARANCE

     Access Persons (except Outside Directors and Outside Trustees) must obtain preclearance prior to engaging in any personal transaction in applicable Covered Securities. Preclearance procedures, as well as special procedures for preclearing transactions in KCSI securities, tender offer transactions and stock purchase plans are set forth below.

-------------
(1) Unless otherwise noted, restrictions on personal transactions apply to transactions involving Covered Securities, including any derivative thereof. When determining the amount of disgorgement required with respect to a derivative, consideration will be given to price differences in both the derivative and the underlying securities, with the lesser amount being used for purposes of computing disgorgement. For example, in determining whether a reimbursement is required when the applicable personal trade is in a derivative and the Client transaction is in the underlying security, the amount shall be calculated using the lesser of (a) the difference between the price paid or received for the derivative and the closing bid or ask price (as appropriate) for the derivative on the date of the Client transaction, or (b) the difference between the last sale price, or the last bid or ask price (as appropriate) of the underlying security on the date of the derivative transaction, and the price received or paid by the Client for the underlying security. Neither preclearance nor disgorgement shall be required if such person's transaction is to close, sell or exercise a derivative within five days of its expiration.

TRADING BAN ON PORTFOLIO MANAGERS AND ASSISTANT PORTFOLIO MANAGERS

     Portfolio managers and their assistants are prohibited from trading personally in Covered Securities. However, the following types of transactions are exempt from this policy, but are subject to all applicable provisions of the Rules, including preclearance:

o    Purchases or sales of securities issued by JCC or KCSI;

o    The sale of any security that is not held by any Client; and

o The sale of any security in order to raise cash to meet personal financial needs (e.g., to purchase a home, automobile, etc.).

60 DAY RULE

     Access Persons (except Outside Directors and Outside Trustees) shall disgorge any profits realized in the purchase and sale, or sale and purchase, of the same or equivalent Covered Securities within 60 calendar days if a Client held or traded the security during the 60 day period.

BLACKOUT PERIOD

     No Access Person may engage in a transaction in a Covered Security when such person knows there to be pending, on behalf of any Client, a "buy" or "sell" order in that same security. The existence of pending orders will be checked as part of the preclearance process referenced above. Preclearance may be given when any pending Client order is executed or withdrawn.

FIFTEEN DAY RULE

     Any Access Person (except Outside Directors and Outside Trustees) who buys or sells an applicable Covered Security within fifteen calendar days before such security is bought or sold on behalf of any Client must disgorge any price advantage realized. The price advantage shall be the favorable spread, if any, between the price paid or received by such person and the least favorable price paid or received by a Client during such period.(2)

SEVEN DAY RULE

     Any portfolio manager or assistant portfolio manager who buys or sells an applicable Covered Security within seven calendar days before or after he or she trades in that security on behalf of a Client shall disgorge any profits realized on such transaction.

SHORT SALES

     Any Access Person who sells short a Covered Security that such person knows is held long by any Client shall disgorge any profit realized on such transaction. This prohibition shall not apply, however, to securities indices or derivatives thereof (such as futures contracts on the S&P 500 index). Client ownership of Covered Securities will be checked as part of the Preclearance process referenced above.

------------
(2) Personal purchases are matched only against subsequent Client purchases, and personal sales are ONLY matched against subsequent Client sales for purposes of this restriction.

HEDGE FUNDS, INVESTMENT CLUBS, AND OTHER INVESTMENTS

     No Access Person (except Outside Directors and Outside Trustees) may participate in hedge funds, partnerships, investment clubs, or similar investment vehicles, unless such person does not have any direct or indirect influence or control over the trading. Covered Persons relying upon this provision will be required to file a Certification of Non-Influence and Non-Control Form with the Director of Compliance.

                             PRECLEARANCE PROCEDURES

     Preclearance must be obtained by Access Persons for all applicable transactions in Covered Securities in which such person has a Beneficial Interest. A Preclearance Form must be completed and forwarded to Compliance. Compliance will notify the person when preclearance has been approved and the trade then has four days to be executed.

GENERAL PRECLEARANCE

     General preclearance shall be obtained from an authorized person from each of the following three groups:

     o A DESIGNATED LEGAL OR COMPLIANCE REPRESENTATIVE, who will present the personal investment to the attendees of the weekly investment meeting, whereupon an opportunity will be given to orally object. An attendee of the weekly investment meeting shall object to such clearance if such person knows of a conflict with a pending Client transaction or a transaction known by such attendee to be under consideration for a Client. Objections to such clearance should also take into account, among other factors, whether the investment opportunity should be reserved for a Client. If no objections are raised, the Designated Legal or Compliance Representative shall so indicate by signing the Preclearance Form. Such approval shall not be required for sales of securities not held by any Clients.

          In place of this authorization, Investment Personnel are required to obtain portfolio manager approvals as noted in the section below entitled Preclearance Requirements for Investment Personnel.

     o A DESIGNATED TRADING OPERATIONS REPRESENTATIVE, who may provide clearance if such Representative knows of no pending "buy" or "sell" order in the security on behalf of a Client and no such trades are known by such person to be under consideration.

     o The DIRECTOR OF COMPLIANCE, OR A DESIGNATED LEGAL OR COMPLIANCE REPRESENTATIVE IF THE DIRECTOR OF COMPLIANCE IS NOT AVAILABLE, who may provide clearance if no legal prohibitions are known by such person to exist with respect to the proposed trade. Approvals for such clearance should take into account, among other factors, the existence of any Watch List or Restricted List and, to the extent reasonably practicable, recent trading activity and holdings of Clients.

     Except for transactions in KCSI, no authorized person may preclear a transaction in which such person has a beneficial interest.

PRECLEARANCE REQUIREMENTS FOR INVESTMENT PERSONNEL

     Trades by Investment Personnel may NOT be precleared by presentation at the weekly investment meeting. Instead, Investment Personnel must obtain the following portfolio management approvals. However, such approval shall not be required for sales of securities not held by any Clients:

     O TRADES IN EQUITY SECURITIES require prior written approval from all senior equity portfolio managers and either Ron Speaker or Sandy Rufenacht;

     O TRADES IN DEBT SECURITIES require prior written approval from all senior fixed income portfolio managers plus either Jim Craig or two other senior equity portfolio managers.

     A portfolio manager may not preclear his/her own transaction.

PRECLEARANCE OF COMPANY STOCK

     Officers of Janus and certain persons designated by Compliance who wish to make discretionary transactions in KCSI securities, or derivatives thereon, must preclear such transactions only with the Director of Compliance or other Designated Legal or Compliance Representative. If such persons are subject to the provisions of Section 16 (b) of the Securities Exchange Act of 1934, trading will generally be allowed only in the 10 business day period beginning 72 hours after KCSI files its quarterly results with the SEC (e.g., 10Q or 10K filing, NOT earnings release). To preclear the trade, the Director of Compliance or such other Representative shall discuss the transaction with Janus' General Counsel or Chief Financial Officer.

PRECLEARANCE OF TENDER OFFERS AND STOCK PURCHASE PLANS

     Access Persons (other than Outside Directors and Outside Trustees) who wish to participate in a tender offer or stock purchase plan must preclear such trades only with the Director of Compliance prior to submitting notice to participate in such tender offer or notice of participation in such stock purchase plan to the applicable company. To preclear the trade, the Director of Compliance shall consider all material factors relevant to a potential conflict of interest between the Access Person and Clients. In addition, any increase of $100 or more to a pre-existing stock purchase plan must be precleared.

FOUR DAY EFFECTIVE PERIOD

     Clearances to trade will be in effect for only four trading days from and including the date of the last Authorized Person's signature (which may not be provided more than one day after the first Authorized Person's signature). For tender offers, stock purchase plans, exercise of Company Stock and similar transactions, the date the request is submitted to the company processing the transaction will be considered the trade date for purposes of this requirement. Open orders, including stop loss orders, will generally not be allowed unless such order is expected to be completed within the four day effective period. It will be necessary to re-preclear transactions not executed within the four day effective period.

                       REPORTING TRANSACTIONS AND ACCOUNTS

     Access Persons (other than Outside Trustees) must arrange for their brokers or financial institutions to provide to Compliance, on a timely basis, duplicate account statements and confirmations showing all transactions in brokerage or commodities accounts in which they have a Beneficial Interest. PLEASE NOTE THAT, EVEN IF SUCH PERSON DOES NOT TRADE COVERED SECURITIES IN A PARTICULAR BROKERAGE OR COMMODITIES ACCOUNT (E.G., TRADING MUTUAL FUNDS IN A SCHWAB ACCOUNT), THE REPORTING OF DUPLICATE ACCOUNT STATEMENTS AND CONFIRMATIONS IS STILL REQUIRED. HOWEVER, IF SUCH PERSON ONLY USES A PARTICULAR BROKERAGE ACCOUNT FOR CHECKING ACCOUNT PURPOSES, AND NOT INVESTMENT PURPOSES, THEY MAY IN-LIEU OF REPORTING DUPLICATE ACCOUNT STATEMENTS, REPORT DUPLICATE CONFIRMATIONS AND MAKE A QUARTERLY REPRESENTATION TO COMPLIANCE INDICATING THAT NO INVESTMENT TRANSACTIONS OCCURRED IN THE ACCOUNT DURING THE CALENDAR QUARTER. Reporting of accounts that do not allow any trading in Covered Securities (e.g., a mutual fund account held directly with the fund sponsor) is not required.

     Access Persons must notify Compliance of each reportable account at the time it is opened, and annually thereafter, including the name of the firm and the name under which the account is carried. An Account Information Form should be completed for this purpose.

     Certain transactions, such as private placements, inheritances or gifts, might not be reported through a securities account. In these instances, Access Persons must report these transactions using a Monthly Transaction Report as noted below.

     Any REGISTERED PERSON, whether or not an Access Person, must notify Compliance of each brokerage account in which they have a beneficial interest, including the name of the firm and the name under which the account is carried. An Account Information Form should be completed for this purpose. Such persons are also required to authorize Janus to request and receive directly, duplicate trade confirmations and duplicate account statements for each account. Compliance may, from time to time, request and spot check such information for all or a portion of such transactions or accounts.


         REGISTERED PERSONS ARE REMINDED THAT THEY MUST ALSO INFORM ANY BROKERAGE FIRM WITH WHICH THEY OPEN AN ACCOUNT, AT THE TIME THE ACCOUNT IS OPENED, THAT THEY ARE REGISTERED WITH JDI. REGISTERED PERSONS, UNLESS THEY ARE ALSO ACCESS PERSONS, SHOULD NOT ARRANGE TO SEND DUPLICATE CONFIRMS - COMPLIANCE WILL ARRANGE THIS IF DESIRED.


     NON-ACCESS PERSONS who engage in an aggregate of $25,000 or more of transactions in Covered Securities within a calendar year, must provide Compliance an Annual Transaction Report listing all such transactions in all accounts in which such person has a Beneficial Interest. Compliance will request this information annually and will spot check such reports.

     OUTSIDE TRUSTEES need only report a transaction in a Covered Security if such person, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Trustee should have known, that, during the fifteen-day period immediately preceding the date of his or her personal transaction, such security was purchased or sold by, or was being considered for purchase or sale on behalf of, any Janus Fund for which such person acts as Trustee.

MONTHLY TRANSACTION REPORTS

     ACCESS PERSONS (other than Outside Trustees) must provide a Monthly Transaction Report within 10 days after any month end showing all transactions in Covered Securities for which confirmations are known by such person to not have been timely provided to Janus, and all such transactions that are not effected in securities or commodities accounts, including without limitation nonbrokered private placements, gifts, inheritances, and other transactions in Covered Securities.

     Such persons must promptly comply with any request of the Director of Compliance to provide monthly reports regardless of whether their broker has been instructed to provide duplicate confirmations. Such reports may be requested, for example, to check that all applicable confirmations are being received or to supplement the requested confirmations where a broker is difficult to work with or otherwise fails to provide duplicate confirmations on a timely basis.

NON-INFLUENCE AND NON-CONTROL ACCOUNTS

     The Rules shall not apply to any account, partnership, or similar investment vehicle over which a Covered Person has no direct or indirect influence or control. Covered Persons relying upon this provision will be required to file a Certification of Non-Influence and Non-Control Form with the Director of Compliance.

     Any Account beneficially owned by a Covered Person that is managed by JCC in a discretionary capacity is not covered by these Rules so long as such person has no direct or indirect influence or control over the account. The employment relationship between the account-holder and the individual managing the account, in the absence of other facts indicating control, will not be deemed to give such account-holder influence or control over the account.

                              OTHER REQUIRED FORMS

     In addition to the Account Information Form, Monthly and Annual Transaction Reports, and Certification of Non-Influence and Non-Control Form discussed above, the following forms must be completed if applicable to you:

ACKNOWLEDGEMENT FORMS

     Each Covered Person must, upon commencement of services and annually thereafter, provide Compliance with an Acknowledgment Form stating that he or she has reviewed and complied with the Rules and has reported all applicable securities transactions.

INVESTMENT PERSONNEL REPRESENTATION FORM

     Investment Personnel must, upon commencement of services and annually thereafter, provide Compliance with an Investment Personnel Representation Form which lists all Covered Securities beneficially held. In addition, such persons must provide a brief description of any positions held (e.g., director, officer, other) with for-profit entities other than Janus.

OUTSIDE DIRECTOR/TRUSTEE REPRESENTATION FORM

     All Outside Directors and Outside Trustees must, upon commencement of services and annually thereafter, provide Compliance with an Outside Director/Trustee Representation Form. The Form declares that such persons agree to refrain from trading in any securities when they are in possession of any information regarding trading recommendations made or proposed to be made to any Client by Janus or its officers or employees.

--------------------------------------------------------------------------------
                             INSIDER TRADING POLICY
--------------------------------------------------------------------------------
                             BACKGROUND INFORMATION

     The term "insider trading" is not defined in the federal securities statutes, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

     While the law concerning insider trading can be complex and unclear, you should assume that the law prohibits:

     o trading by an insider, while in possession of material nonpublic information,

     o trading by a non-insider, while in possession of material nonpublic information, where the information was disclosed to the non-insider (either directly or through one or more intermediaries) in violation of an insider's duty to keep it confidential,

     o communicating material nonpublic information to others in breach of a duty not to disclose such information, and

     o misappropriating confidential information for securities trading purposes, in breach of a duty owed to the source of the information to keep the information confidential.

     Trading based on material nonpublic information about an issuer does not violate this policy unless the trader (i) is an "insider" with respect to an issuer; (ii) receives the information from an insider or from someone that the trader knows received the information from an insider, either directly or indirectly, or (iii) misappropriates the nonpublic information or obtains or misuses it in breach of a duty of trust and confidence owed to the source of the information. Accordingly, trading based on material nonpublic information about an issuer can be, but is not necessarily, a violation of this Policy. Trading while in possession of material nonpublic information relating to a tender offer is prohibited under this Policy regardless of how such information was obtained.

     Application of the law of insider trading to particular transactions can be difficult, particularly if it involves a determination about trading based on material nonpublic information. You legitimately may be uncertain about the application of this Policy in particular circumstances. If you have any questions regarding the application of the Policy or you have any reason to believe that a violation of the Policy has occurred or is about to occur, you should contact the Chief Compliance Officer or the Director of Compliance.

     The following discussion is intended to help you understand the principal concepts involved in insider trading.

WHO IS AN INSIDER?

     The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, one or more of the Janus entities may become a temporary insider of a company it advises or for which it performs other services. To be considered an insider, the company must expect the outsider to keep the disclosed nonpublic information confidential and/or the relationship must at least imply such a duty.

WHEN IS INFORMATION NONPUBLIC?

     Information remains nonpublic until it has been made public. Information becomes public when it has been effectively communicated to the marketplace, such as by a public filing with the SEC or other governmental agency, inclusion in the Dow Jones "tape" or publication in THE WALL STREET JOURNAL or another publication of general circulation. Moreover, sufficient time must have passed so that the information has been disseminated widely.

WHAT IS MATERIAL INFORMATION?

     Trading on inside information is not a basis for liability unless the information is material. "Material information" generally means information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

     Material information may also relate to the MARKET for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about THE WALL STREET JOURNAL'S "Heard on the Street" column.

WHEN IS INFORMATION MISAPPROPRIATED?

     The misappropriation theory prohibits trading on the basis of non-public information by a corporate "outsider" in breach of a duty owed not to a trading party, but to the source of confidential information. Misappropriation of information occurs when a person obtains the non-public information through deception or in breach of a duty of trust and loyalty to the source of the information.

PENALTIES FOR INSIDER TRADING

     Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers or other controlling persons. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

     o    civil injunctions

     o    treble damages

     o    disgorgement of profits

     o    jail sentences for up to 10 years

     o fines up to $1,000,000 (or $2,500,000 for corporations and other entities)

     o civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

     o civil penalties for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

     In addition, any violation of the law may result in serious sanctions by Janus, including termination of employment.

WHO IS A CONTROLLING PERSON?

     Included as controlling persons are Janus and its Directors, Trustees and officers. If you are a Director, Trustee or officer, you have a duty to act to prevent insider trading. Failure to fulfill such a duty may result in penalties as described above.

                         PROCEDURES TO IMPLEMENT POLICY

     The following procedures have been established to aid the Directors, Trustees, officers and employees of Janus in avoiding insider trading, and to aid Janus in preventing, detecting and imposing sanctions against insider trading.

IDENTIFYING MATERIAL INSIDE INFORMATION

     Before trading for yourself or others, including the Janus Funds or other Clients, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

     o To whom has this information been provided? Has the information been effectively communicated to the marketplace?

     o Has this information been obtained from either the issuer or from another source in breach of a duty to that source to keep the information confidential?

     o Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would affect the market price of the securities if generally disclosed?

     Special caution should be taken with respect to potential inside information regarding JCC. Although JCC's shares are not publicly traded, JCC's parent, KCSI, is a publicly traded company. KCSI owns 82% of the stock of JCC. As a result, potential inside information regarding JCC may affect trading in KCSI stock and should be reported pursuant to the procedures set forth below.

REPORTING INSIDE INFORMATION

     If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

     o Do not purchase or sell the securities on behalf of yourself or others, including Clients.

     o Do not communicate the information inside or outside of Janus, other than to the Chief Compliance Officer or the Director of Compliance.

     o Immediately advise the Chief Compliance Officer or Director of Compliance of the nature and source of such information. The Chief Compliance Officer or Director of Compliance will review the information with the Ethics Committee.

     o Depending upon the determination made by the Ethics Committee, or by the Chief Compliance Officer until the Committee can be convened, you may be instructed to continue the prohibition against trading and communication and the Director of Compliance will place the security on a Restricted List or Watch List, as described below. Alternatively, if it is determined that the information obtained is not material nonpublic information, you may be allowed to trade and communicate the information.

WATCH AND RESTRICTED LISTS

     Whenever the Ethics Committee or the Chief Compliance Officer determines that a Director, Trustee, officer or employee of Janus is in possession of material nonpublic information with respect to a company (regardless of whether it is currently owned by any Client) such company will either be placed on a Watch List or on a Restricted List.

     WATCH LIST. If the security is placed on a Watch List, the flow of the information to other Janus personnel will be restricted in order to allow such persons to continue their ordinary investment activities. This procedure is commonly referred to as a "Chinese Wall."

     RESTRICTED LIST. If the Ethics Committee or the Chief Compliance Officer determines that material nonpublic information is in the possession of a Director, Trustee, officer, or employee of Janus and cannot be adequately isolated through the use of a Chinese Wall, the company will be placed on the Restricted List. While a company is on the Restricted List, no Investment Person shall initiate or recommend any transaction in any Client account, and no Access Person shall be precleared to transact in any account in which he or she has a beneficial interest, with respect to the securities of such company. The Ethics Committee or the Chief Compliance Officer will also have the discretion of placing a company on the Restricted List even though no "break in the Chinese Wall" has or is expected to occur with respect to the material nonpublic information about the company. Such action may be taken by such persons for the purpose of avoiding any appearance of the misuse of material nonpublic information.

     The Ethics Committee or the Chief Compliance Officer will be responsible for determining whether to remove a particular company from the Watch List or Restricted List. The only persons who will have access to the Watch List or Restricted List are members of the Ethics Committee, Designated Legal or Compliance Representatives and such persons who are affected by the information. The Watch List and Restricted List are highly confidential and should, under no circumstances, be discussed with or disseminated to anyone other than the persons noted above.

PROTECTING INFORMATION

     Directors, Trustees, officers and employees of Janus shall not disclose any nonpublic information (whether or not it is material) relating to Janus or its securities transactions to any person outside Janus (unless such disclosure has been authorized by the Chief Compliance Officer). Material nonpublic information may not be communicated to anyone, including any Director, Trustee, officer or employee of Janus, except as provided in this Policy. Access to such information must be restricted. For example, access to files containing material nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

     To insure the integrity of the Chinese Wall and to avoid unintended disclosures, it is important that all employees take the following steps with respect to confidential or nonpublic information:

     o Do not discuss confidential information in public places such as elevators, hallways or social gatherings.

     o To the extent practical, limit access to the areas of the firm where confidential information could be observed or overheard to employees with a business need for being in the area.

     o Avoid use of speakerphones in areas where unauthorized persons may overhear conversations.

     o Avoid use of wireless and cellular phones, or other means of communication which may be intercepted.

     o Where appropriate, maintain the confidentiality of Client identities by using code names or numbers for confidential projects.

     o Exercise care to avoid placing documents containing confidential information in areas where they may be read by unauthorized persons and to store such documents in secure locations when they are not in use.

     o Destroy copies of confidential documents no longer needed for a project unless required to be saved pursuant to applicable recordkeeping policies or requirements.

RESPONSIBILITY TO MONITOR TRANSACTIONS

     Compliance will monitor transactions of Clients and employees for which reports are received to detect the existence of any unusual trading activities with respect to companies on the Watch and Restricted Lists. Compliance will immediately report any unusual trading activity directly to the Director of Compliance, and in his or her absence, the Chief Compliance Officer, who will be responsible for determining what, if any, action should be taken.

RECORD RETENTION

     Copies of the Watch List and Restricted List shall be maintained by the Director of Compliance for a minimum of six years.

TENDER OFFERS

     Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary fluctuations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Janus employees and others subject to this Policy should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

--------------------------------------------------------------------------------
                                   GIFT POLICY
--------------------------------------------------------------------------------

     Gifts may only be given (OR ACCEPTED) if they are in accordance with normally accepted business practices and do not raise any question of impropriety. A question of impropriety may be raised if a gift influences or gives the appearance of influencing the recipient. The following outlines Janus' policy on giving and receiving gifts to help us maintain those standards and is applicable to all Inside Directors and Inside Trustees, officers and employees of Janus.

                                   GIFT GIVING

     Neither you nor members of your immediate family may give any gift, series of gifts, or other thing of value, including cash, loans, personal services, or special discounts ("Gifts") in excess of $100 per year to any Client or any one person or entity that does or seeks to do business with or on behalf of Janus or any Client (collectively referred to herein as "Business Relationships").

                                 GIFT RECEIVING

     Neither you nor members of your immediate family may receive any Gift of material value from any single Business Relationship. A Gift will be considered material in value if it influences or gives the appearance of influencing the recipient.

     In the event the aggregate fair market value of all Gifts received by you from any single Business Relationship is estimated to exceed $250 in any 12-month period, you must immediately notify your manager. Managers that receive such notification must report this information to the Director of Compliance if it appears that such Gifts may have improperly influenced the receiver. If the Gift is made in connection with the sale or distribution of registered investment company or variable contract securities, the aggregate fair market value of all such Gifts received by you from any single Business Relationship may never exceed $100 in any 12-month period.

     Occasionally, Janus employees are invited to attend or participate in conferences, tour a company's facilities, or meet with representatives of a company. Such invitations may involve traveling and may require overnight lodging. Generally, all travel and lodging expenses provided in connection with such activities must be paid for by Janus. However, if appropriate, and with prior approval from your manager, you may accept travel related amenities if the costs are considered insubstantial and are not readily ascertainable.

     The solicitation of a Gift is prohibited (I.E., YOU MAY NOT REQUEST A GIFT, SUCH AS TICKETS TO A SPORTING EVENT, BE GIVEN TO you).


                          CUSTOMARY BUSINESS AMENITIES

     Customary business amenities are not considered Gifts so long as such amenities are BUSINESS RELATED (E.G., IF YOU ARE ACCEPTING TICKETS TO A SPORTING EVENT, THE OFFERER MUST GO WITH YOU), reasonable in cost, appropriate as to time and place, and neither so frequent nor so costly as to raise any question of impropriety. Customary business amenities which you and, if appropriate, your guests, may accept (OR GIVE) include an occasional meal, a ticket to a sporting event or the theater, green fees, an invitation to a reception or cocktail party, or comparable entertainment.

--------------------------------------------------------------------------------
                            OUTSIDE EMPLOYMENT POLICY
--------------------------------------------------------------------------------

     No Inside Director, Inside Trustee, officer or employee of Janus shall accept employment or compensation as a result of any business activity (other than a passive investment), outside the scope of his relationship with Janus unless such person has provided prompt written notice of such employment or compensation to the Chief Compliance Officer (or, for Registered Persons, to JDI's Operations Manager), and, in the case of securities-related employment or compensation, has received the prior written approval of the Ethics Committee. Registered Persons are reminded to update and submit their Outside Business Activity Disclosure forms as appropriate pursuant to JDI's Written Supervisory Procedures and applicable NASD rules.

--------------------------------------------------------------------------------
                               PENALTY GUIDELINES
--------------------------------------------------------------------------------

                                    OVERVIEW

     Covered Persons who violate any of the requirements, restrictions, or prohibitions of the Rules may be subject to sanctions imposed by the Ethics Committee. The following guidelines shall be used by the Director of Compliance for recommending remedial actions for Covered Persons who violate prohibitions or disregard requirements of the Rules. Deviations from the Fifteen Day Rule are not considered to be violations under the Rules and, therefore, are not subject to the penalty guidelines.

      Upon learning of a potential deviation or violation from the Rules, the Director of Compliance will provide a written recommendation of remedial action to the Ethics Committee. The Ethics Committee has full discretion to approve such recommendations or impose other sanctions it deems appropriate. The Ethics Committee will take into consideration, among other things, whether the violation was a technical violation of the Rules or inadvertent oversight (i.e., ill-gotten profits versus general oversight). The guidelines are designed to promote consistency and uniformity in the imposition of sanctions and disciplinary matters.

                               PENALTY GUIDELINES

     Outlined below are the guidelines for the sanctions that may be imposed on Covered Persons who fail to comply with the Rules:

     o 1st violation - Compliance will send a memorandum of reprimand to the person, copying his/her supervisor. The memorandum will generally reinforce the person's responsibilities under the Rules, educate the person on the severity of personal trading violations and inform the person of the possible penalties for future failure to comply with the Rules;

     o 2nd violation - Janus' Chief Investment Officer, James P. Craig, will meet with the person to discuss the violations in detail and will reinforce the importance of complying with the Rules;

     o 3rd violation - Janus' Chairman of the Board, Thomas H. Bailey, will meet the person to discuss the violations in detail and will reinforce the importance of complying with the Rules;

     o 4th violation - The Executive Committee will impose such sanctions as it deems appropriate, including without limitation, a letter of censure, fines, withholding of bonus payments, or suspension or termination of employment or personal trading privileges.

      In addition to the above disciplinary sanctions, such persons may be required to disgorge any profits realized in connection with such violation. All disgorgement proceeds collected will be donated to a charitable organization selected by the Ethics Committee. All sanctions imposed will be documented in such person's personal trading file maintained by Janus, and will be reported to the Executive Committee.

--------------------------------------------------------------------------------
                      SUPERVISORY AND COMPLIANCE PROCEDURES
--------------------------------------------------------------------------------

     Supervisory procedures can be divided into two classifications: prevention of violations and detection of violations. Compliance review procedures include preparation of special and annual reports, record maintenance and review, and confidentiality preservation.

                             SUPERVISORY PROCEDURES

PREVENTION OF VIOLATIONS

     To prevent violations of the Rules, the Director of Compliance should, in addition to enforcing the procedures outlined in the Rules:

1. review and update the Rules as necessary, at least once annually, including but not limited to a review of the Code by the Chief Compliance Officer, the Ethics Committee and/or counsel;

2. answer questions regarding the Rules, or refer the same to the Chief Compliance Officer;

3. request from all persons upon commencement of services, and annually thereafter, any applicable forms and reports as required by the Rules;

4. write letters to the securities firms requesting duplicate confirmations and account statements where necessary; and

5. with such assistance from the Human Resources Department as may be appropriate, maintain a continuing education program consisting of the following:

     a) orienting Directors, Trustees, officers, and employees who are new to Janus to the Rules, and

     b) further educating Directors, Trustees, officers, and employees by distributing memos or other materials that may be issued by outside organizations such as the Investment Company Institute discussing the issue of insider trading and other issues raised by the Rules.

DETECTION OF VIOLATIONS

     To detect violations of these Rules, the Director of Compliance should, in addition to enforcing the procedures outlined in the Rules:

     o Review reports, confirmations, and statements relative to applicable restrictions, as provided under the Code;

     o Review the Restricted and Watch Lists relative to applicable personal and Client trading activity, as provided under the Policy;

     Spot checks of certain information are permitted as noted under the Code.

                              COMPLIANCE PROCEDURES

REPORTS OF POTENTIAL DEVIATIONS OR VIOLATIONS

     Upon learning of a potential deviation or violation of the Rules, the Director of Compliance should prepare a written report providing full details and a recommendation of remedial action to the Ethics Committee. The Ethics Committee shall thereafter take such action as it deems appropriate (see Penalty Guidelines).

ANNUAL REPORTS

     The Director of Compliance should prepare at least annually a written report for the Ethics Committee. This report shall set forth the following information, and shall be confidential.

     o Copies of the Rules, as revised, including a summary of any changes made during the past year;

     o Identification of any violations requiring significant remedial action during the past year; and

     o Recommendations, if any, regarding changes in existing restrictions or procedures based upon Janus' experience under these Rules, evolving industry practices, or developments in applicable laws or regulations.

     The Ethics Committee will annually report to the Trustees with respect to any of the above items to the extent that the Janus Funds are materially affected thereby.

RECORDS

     Compliance should maintain the following records:

     o Files for personal securities transaction confirmations and account statements, all reports and other forms submitted by Covered Persons pursuant to these Rules and any other pertinent information. Such files shall be stored in a secure location;

     o    A copy of each preclearance;

     o A list of all persons who are, or have been, required to make reports pursuant to these Rules.

INSPECTION

     The records and reports maintained by Compliance pursuant to the Rules shall at all times be available for inspection, without prior notice, by any member of the Ethics Committee.

CONFIDENTIALITY

     All procedures, reports and records monitored, prepared or maintained pursuant to these Rules shall be considered confidential and proprietary to Janus and shall be maintained and protected accordingly. Except as otherwise required by law or this Policy, such matters shall not be disclosed to anyone other than to members of the Ethics Committee, as requested.

                              THE ETHICS COMMITTEE

     The purpose of this Section is to describe the Ethics Committee. The Ethics Committee is created to provide an effective mechanism for monitoring compliance with the standards and procedures contained in the Rules and to take appropriate action at such times as violations or potential violations are discovered.

MEMBERSHIP OF THE COMMITTEE

     The Committee consists of Steven R. Goodbarn, Vice President of Finance, Treasurer and Chief Financial Officer; Thomas A. Early, Vice President and General Counsel; Stephen L. Stieneker, Vice President of Compliance, Chief Compliance Officer and Assistant General Counsel; and Ted S. Dryden, Director of Compliance. The Director of Compliance currently serves as the Chairman of the Committee. The composition of the Committee may be changed from time to time.

COMMITTEE MEETINGS

     The Committee shall generally meet every four months or as often as necessary to review operation of the compliance program and to consider technical deviations from operational procedures, inadvertent oversights, or any other potential violation of the Rules. At such time as the Director of Compliance learns of a potential violation, he or she shall report such violation to the Chief Compliance Officer, together with all documents relating to the matter. The Chief Compliance Officer shall either present the information at the next regular meeting of the Committee, or convene a special meeting.

     Deviations alternatively may be addressed by including them in the employee's personnel records maintained by Janus. Committee meetings are primarily intended for consideration of the general operation of the compliance program and substantive or serious departures from standards and procedures in the Rules.

     A Committee meeting may be attended, at the discretion of the Committee, by such other persons as the Committee shall deem appropriate. Any individual whose conduct has given rise to the meeting may also be called upon, but shall not have the right, to appear before the Committee.

     It is not required that minutes of Committee meetings be maintained; in lieu of minutes the Committee may issue a report describing any action taken. The report shall be included in the confidential file maintained by the Director of Compliance with respect to the particular employee or employees whose conduct has been the subject of the meeting.

SPECIAL DISCRETION

     The Committee shall have the authority by unanimous action to exempt any person or class of persons from all or a portion of the Rules, provided that:

     o the Committee determines, on advice of counsel, that the particular application of all or a portion of the Rules is not legally required;

     o the Committee determines that the likelihood of any abuse of the Rules by such exempted person(s) is remote;

     o the terms or conditions upon which any such exemption is granted is evidenced in a written instrument; and

     o the exempted person(s) agrees to execute and deliver to the Director of Compliance, at least annually, a signed Acknowledgment Form, which Acknowledgment shall, by operation of this provision, include such exemptions and the terms and conditions upon which it was granted.

     The Committee shall also have the authority by unanimous action to impose such additional requirements or restrictions as it, in its sole discretion, determines appropriate or necessary, as outlined in the Penalty Guidelines.

     Any exemption, and any additional requirement or restriction, may be withdrawn by the Committee at any time (such withdrawal action is not required to be unanimous).

--------------------------------------------------------------------------------
                   GENERAL INFORMATION ABOUT THE ETHICS RULES
--------------------------------------------------------------------------------

DESIGNEES

     The Director of Compliance and the Chief Compliance Officer may appoint designees to carry out their functions pursuant to these Rules.

ENFORCEMENT

     In addition to the penalties described in the Penalty Guidelines and elsewhere in the Rules, upon discovering a violation of the Rules, the Janus entity with which you are associated may impose such sanctions as it deems appropriate, including without limitation, a letter of censure or suspension or termination of employment or personal trading privileges of the violator. All material violations of the Rules and any sanctions imposed with respect thereto shall be reported periodically to the Directors and Trustees and the directors of any other Janus entity which has been directly affected by the violation.

INTERNAL USE

     The Rules are intended solely for internal use by Janus and do not constitute an admission, by or on behalf of such companies, their controlling persons or persons they control, as to any fact, circumstance or legal conclusion. The Rules are not intended to evidence, describe or define any relationship of control between or among any persons. Further, the Rules are not intended to form the basis for describing or defining any conduct by a person that should result in such person being liable to any other person, except insofar as the conduct of such person in violation of the Rules may constitute sufficient cause for Janus to terminate or otherwise adversely affect such person's relationship with Janus.

--------------------------------------------------------------------------------
                                      FORMS
--------------------------------------------------------------------------------

     Attached are blank forms for use in complying with the Rules. These forms may be revised from time to time, as the Ethics Committee shall determine. Please contact Compliance if you need additional forms or if you have any questions.

                         LUTHER KING CAPITAL MANAGEMENT

                                 CODE OF ETHICS

                                 JANUARY 1, 1998

                         STATEMENT OF GENERAL PRINCIPLES

This statement of policy deals with codes of ethics under Rule 17j-1 of the Investment Company Act of 1940. It applies to Luther King Capital Management as a registered investment advisor but does not supplant other obligations or prohibitions to which Luther King Capital Management may be subjected under the Investment Adviser Act of 1940.

The Code of Ethics is based on the principle that the officers, directors and employees of Luther King Capital Management owe a fiduciary duty to clients to conduct their personal securities transactions in a manner which does not interfere with client portfolio transactions or otherwise take unfair advantage of their relationship with clients. In all cases, the best interest of clients must come first. All personal security transactions must be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest. Persons covered by the Code of Ethics must adhere to this general principle as well as comply with the specific provisions of the Code of Ethics.

SECTION I - DEFINITIONS

A.       DEFINITIONS

         1.   "Adviser" means Luther King Capital Management.

         2. "Access person" means any director, officer, shareholder or adviser person of the Adviser who makes any recommendation regarding the purchase or sale of a security by the Adviser, participates in the determination of which recommendation shall be made to clients of the Adviser, or who, in connection with his duties, obtains any information concerning securities recommendations being made by the Adviser.

SECTION II - APPLICABILITY OF CODE OF ETHICS

This Code of Ethics shall apply to any employee of the firm who meets the definition of "access person." This definition includes portfolio managers, analysts and traders employed by the Adviser who provides service to any client to which the Adviser acts as investment adviser. There may be additional employees who fall within the definition of "access person" who, because of the nature of their position, possess information regarding the securities that the Adviser will purchase or sell on behalf of its clients. A comprehensive list of all "access people" will be compiled and maintained by Luther King Capital Management.

SECTION III - TEXT OF RULE 17J-1 OF THE INVESTMENT COMPANY ACT

The actual text of Rule 17j-1(a) pursuant to which this Code of Ethics is adopted is attached as Exhibit A. All "access persons" are required to familiarize themselves with this rule and execute the attached Acknowledgement Form. This form should be forwarded to Jacqui Brownfield.

SECTION IV - RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

Personal investment activities of all "access persons" employed by the Adviser must remain within the parameters set forth below. There may be limited circumstances where exceptions to these restrictions will be allowed. Any such requests will be reviewed on an individual basis by Scot Hollmann.

(a) Prohibition on acquiring securities in an initial public offering within 30 days of the initial offering.

(b)      Prior approval for participation in private placements.

Acquisitions of securities in a private placement will be subject to a process of prior review. Prior approval shall be obtained from Jacqui Brownfield prior to any participation in a private placement by an "access person".

(c)      Duplicate copies of broker's confirmations to employer.

All "access persons" are required to have their broker(s) supply duplicate copies of confirmations of all personal securities transactions directly to Jacqui Brownfield. The quarterly Report of Security Transactions (attached) should be completed and forwarded to Jacqui Brownfield by the 10th day following the end of a calendar quarter. The transactions reported on the confirmations will be reviewed for compliance each quarter. If these reports are not turned in by the 10th, paychecks will be withheld until that time when the reports are completed in proper form.

(d)      Pre-clearance of personal securities transactions.

"Access Persons" will be required to pre-clear personal securities transactions through the trading department. All "access persons" must submit the attached Personal Transaction Pre-Clearance Form to a trader before executing any personal securities transaction. The security will be checked against current trades to determine whether the purchase or sale would violate the Code of Ethics. All "access persons" are allowed to buy or sell a security for their own account under the condition that no client trade in the security is currently being worked on the trading desk. The intent of this restriction is to insure that "access persons" do not benefit from knowledge of client transactions and that access person trades do not interfere with client transactions.

(e)      Disclosure of personal holdings.

Upon commencement of employment, all "access persons" are required to submit the attached Disclosure of Personal Holding Form listing all securities that they hold. The form should be forwarded to Jacqui Brownfield.

(f)      Gifts

All "access persons" are prohibited from accepting gifts of more than de minimus value from any individual doing business with or on behalf of a client to which Luther King Capital Management acts as an adviser. Business meals and entertainment are excluded from the definition of "gift".

(g)      Service as a director.

All "access persons" are prohibited from serving on the boards of directors of any publicly traded company absent prior authorization from Luther King. Authorization will be based upon a determination that the board service would be consistent with the interests of any client that the "access person" services. This restriction does not apply to service on the board of any not-for-profit corporation or organization.

SECTION V - EXEMPTED TRANSACTIONS

The following transactions are specifically exempted from coverage by this Code of Ethics:

(a)      Transactions in Securities issued by the Government of the United
         States.

(b)      Transactions in shares of open-ended investment companies.

(c)      Transactions involving bank certificates of deposit.

(d) Transactions effected in any account over which the "access person" has no direct influence or control (e.g. blind trust, discretionary account or Trust managed by a third party).

(e)      Transactions which are part of an automatic dividend reinvestment plan.

SECTION VI - OVERSIGHT OF CODE OF ETHICS

The reports filed by "access persons" pursuant to this Code of Ethics will be reviewed on a quarterly basis and compared to transactions entered into by the Adviser on behalf of the clients to which it acts as investment adviser. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to Luther King.

Luther King shall consider reports made to him and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as he deems appropriate. These sanctions may include, among other things, suspension or termination of employment with the Firm.

                                                                   APPENDIX VII

                       FULL TEXT OF INVESTMENT COMPANY ACT
                                   RULE 17J-1
                               17 C.F.R. 270.17J-1

    CERTAIN UNLAWFUL ACTS, PRACTICES OR COURSES OF BUSINESS AND REQUIREMENTS RELATING TO CODES OF ETHICS WITH RESPECT TO REGISTERED INVESTMENT COMPANIES

         Reg. ss. 270.17j-1. (a) It shall be unlawful for any affiliated person of or principal underwriter for a registered company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company -

        (1) To employ any device, scheme or artifice to defraud such registered investment company;

        (2) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

        (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon such registered investment company; or

        (4) To engage in any manipulative practice with respect to such registered investment company.

        (b)(1) Every registered investment company, and each investment adviser of or principal underwriter for such investment company, shall adopt a written code of ethics containing provisions reasonably necessary to prevent its access persons from engaging in any act, practice, or course of business prohibited by paragraph (a) of this section and shall use reasonable diligence, and institute procedures reasonably necessary, to prevent violations of such code.

        (2) The requirements of paragraph (b)(1) shall not apply to any underwriter (i) which is not an affiliate person of the registered investment company or its investment adviser, and (ii) none of whose officers, directors or general partners serves as an officer, director or general partner of such registered investment company or investment adviser.

        (c)(1) Every access person of a registered investment company or of an investment adviser of or principal underwriter for such investment company shall report to such investment company, investment adviser or principal underwriter of which he or she is an access person the information described in paragraph
(c)(2) with respect to

                                                                   APPENDIX VII
                                                        FULL TEXT OF RULE 17J-1
                                                                         PAGE 2

transactions in any security in which such access persons has, or by reason of such transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security: PROVIDED, HOWEVER, that any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates. For purposes of this section, beneficial ownership shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of section 16 of the Securities Exchange Act of 1934 [15 U.S.C. 78p] and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which the access person has or acquires.

        (2) Every report required to be made pursuant to paragraph (c)(1) shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

                (ii) The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

                (iii)    The price at which the transaction was effected; and

                (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

        (3) Notwithstanding the provision of paragraph (c)(1), no person shall be required to make a report:

                (i) With respect to transactions effected for any account over which such person does not have any direct or indirect influence or control;

                (ii) If such person is not an "interested person" of a registered investment company within the meaning of section 2(a)(19) of the Act [15 U.S.C. 80a2(a)(19)], and would be required to make such a report solely by reason of being a director of such investment company, except where such director knew or, in the ordinary course of fulfilling his official duties as a director of the registered investment company, should have known that during the 15 day period immediately preceding or after the date of the transaction in a security by the director such security is or was purchased or sold by such investment company or such purchase or sale by such investment company is or was considered by the investment company or its investment adviser;

                (iii) Where the principal underwriter, as to which such person is an access person, (A) is not an affiliated person of the registered investment company or any

                                                                   APPENDIX VII
                                                        FULL TEXT OF RULE 17J-1
                                                                         PAGE 3

investment adviser of such investment company, and (B) has no officers, directors, or general partners who serve as officers, directors or general partners of such investment company or any such investment adviser; or

                (iv) Where a report made to an investment adviser would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) [17 C.F.R. 275.204-2(a)(12) and 275.204-2(a)(13)] under the
Investment Advisers Act of 1940 [15 U.S.C. 80b-1, ET SEQ.].

        (4) Each registered investment company, investment adviser and principal underwriter to which reports are required to be made pursuant to this section shall identify all access persons who are under a duty to make such reports to it and shall inform such persons of such duty.

        (d) Each registered investment company, investment adviser and principal underwriter which is required to adopt a code of ethics or to which reports are required to be made by access persons shall, at its principal place of business, maintain records in the manner and to the extent set forth below, and make such records available to the Commission of any representative thereof at any time and from time to time for reasonable periodic, special or other examination.

        (1) A copy of each such code of ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

        (2) A record of any violation of such code of ethics, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

        (3) A copy of each report made by an access person pursuant to this rule shall be preserved for a period not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

        (4) A list of all persons who are, or within five years have been, required to make reports pursuant to this section shall be maintained in an easily accessible place.

        (e)      As used in this rule

        (1)      "Access person" means:

                (i) With respect to a registered investment company or an investment adviser thereof, any director, officer, general partner, or advisory person, as defined in this section, of such investment company or investment adviser;

                (ii) With respect to a principal underwriter, any director, officer, or general partner of such principal underwriter who in the ordinary course of his business

                                                                   APPENDIX VII
                                                        FULL TEXT OF RULE 17J-1
                                                                         PAGE 4

makes, participates in or obtains information regarding the purchase or sale of securities for the registered investment companies for which the principal underwriter so acts or whose functions or duties as part of the ordinary course of his business relate to the making of any recommendation to such investment company regarding the purchase or sale of securities.

                (iii) Notwithstanding the provisions of paragraph (e)(1)(i), where the investment adviser is primarily engaged in a business or businesses other than advising registered investment companies or other advisory clients, the term "access person" shall mean: any director, officer, general partner, or advisory person of the investment adviser who, with respect to any registered investment company, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to any registered investment company; or who, in connection with his duties, obtains any information concerning securities recommendations being made by such investment adviser to any registered investment company; or who, in connection with his duties, obtains any information concerning securities recommendations being made by such investment adviser to any registered investment company.

                (iv) An investment adviser is "primarily engaged in a business or businesses other than advising registered investment companies or other advisory clients" when, for each of its most recent three fiscal years or for the period of time since its organization, whichever is lesser, the investment adviser derived, on an unconsolidated basis, more than 50 percent of (A) its total sales and revenues, and (B), its income (or loss) before income taxes and extraordinary items from such other business or businesses.

        (2) "Advisory person" of a registered investment company or an investment adviser thereof means;

                (i) Any employee of such company or investment adviser (or of any company in control relationship to such investment company or investment adviser) who, in connection with his regular functions or duties, makes, participates in, or obtains information, regarding the purchase or sale of a security by a registered investment company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

                (ii) Any natural person in a control relationship to such company or investment advisor who obtains information concerning recommendations made to such company with regard to the purchase or sale of a security.

        (3) "Control" shall have the same meaning as that set forth in section 2(a)(9) of the Act [15 U.S.C. 80a-2(a)(9)].

        (4) "Purchase or sale of a security" includes, INTER ALIA, the writing of an option to purchase or sell a security.

                                                                   APPENDIX VII
                                                        FULL TEXT OF RULE 17J-1
                                                                         PAGE 5

     (5) "Security" shall have the meaning set forth in section 2(a)(36) of the Act [15 U.S.C. 80a-2(a)(36)], except that it shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

     (6) "Security held or to be acquired" by a registered investment company means any security as defined in this rule which, within the most recent 15 days, (i) is or has been held by such company, or (ii) is being or has been considered by such company or its investment adviser for purchase by such company.

                                 CODE OF ETHICS

                                       OF

           UAM FUNDS, INC. AND NWQ INVESTMENT MANAGEMENT COMPANY, INC.


PREAMBLE

     This Code of Ethics includes all of the provisions of the Code of Ethics adopted by the Board of Directors of the UAM Funds, Inc. (the "Fund") as last revised on September 23, 1998. This Code of Ethics is being adopted in compliance with the requirements of Sections 204A and 206of the Investment Advisers Act of 1940 ( the "Advisers Act") and Rule 204-2 thereunder and Rule 17j-1 thereunder (the "Rule") adopted by the United States Securities and Exchange Commission under the Investment Company Act of 1940 (the "Act") to effectuate the purposes and objectives of those provisions. Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Rule 204-2 imposes recordkeeping requirements with respect to personal securities transactions of access persons (defined below). Section 206 of the Advisers Act and the Rule make it unlawful for certain persons, including any officer or director of UAM Funds, Inc. (the "Fund") and NWQ Investment Management Company, Inc. (the "Firm") in connection with the purchase or sale by such person of a security held or to be acquired by the Fund or the Firm for its clients(1):

                  (1) To employ a device, scheme or artifice to defraud the Fund or any client or prospective client of the Firm;

                  (2) To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

                  (3) To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund or any client or prospective client of the Firm; or

                  (4) To engage in a manipulative practice with respect to the Fund or any client or prospective client of the Firm;

                  (5) Acting as principal for his own account, knowingly to sell any security to, or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction. The prohibitions of this paragraph (5) shall not apply to any transaction with a customer of a broker or dealer if such broker or dealer is not acting as an investment adviser in relation to such transaction;

Rule 17j-1 also requires that the Fund and each adviser to the Fund adopt a written code of ethics containing provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and use reasonable diligence and institute procedures reasonably necessary, to prevent violations of the Code. This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and procedures reasonably necessary to prevent violations of the Code.
--------
    (1) A security is deemed to be "held or to be acquired" if within the most recent fifteen (15) days it (i) is or has been held by the Firm for clients or by the Fund, or (ii) is being or has been considered by the Firm for purchase by the Firm's clients or the Fund.

     This Code of Ethics is adopted by the Board of Directors of the Firm in compliance with the Rule. This Code of Ethics is based upon the principle that the directors and officers of the Firm, and certain affiliated persons of the Firm, and its investment advisers, owe a fiduciary duty to, among others, the clients of the Firm and the shareholders of the Fund to conduct their affairs, including their personal securities transactions, in such manner to avoid (i) serving their own personal interests ahead of clients or shareholders; (ii) taking inappropriate advantage of their position with the Firm or the Fund; and
(iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the compliance Officer of the Firm to report violations of this Code of Ethics to the Firm's Board of Directors and to the Fund's Compliance Officer.

POLICY STATEMENT ON INSIDER TRADING

     The Firm forbids any officer, director or employee from trading, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm's policy applies to every officer, director and employee and extends to activities within and outside their duties at the Firm. Any questions regarding the Firm's policy and procedures should be referred to the Compliance Officer.

     The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

     While the law concerning insider trading is not static, it is generally understood that the law prohibits:

                  1) trading by an insider, while in possession of material nonpublic information, or

                  2) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

                  3) communicating material nonpublic information to others.


     The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services. For that to occur, the company must expect the Firm to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the Firm will be considered an insider.

     Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

         Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in DOW
JONES, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation would be considered public.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

                  i. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially effect the market price of the securities if generally disclosed?

                  ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?


     If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

                  i. Report the matter immediately to the Firm's Compliance Officer.

                  ii. Do not purchase or sell the securities on behalf of yourself or others.

                  iii. Do not communicate the information inside or outside the Firm, other than to the Firm's Compliance Officer.

                  iv. After the Firm's Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

     Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

     The role of the Firm's Compliance Officer is critical to the implementation and maintenance of the Firm's policy and procedures against insider trading. The Firm's Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

     To prevent insider trading, the Firm will:

                  i. provide, on a regular basis, an educational program to familiarize officers, directors and employees with the Firm's policy and procedures, and

                  ii. when it has been determined that an officer, director or employee of the Firm has material nonpublic information,

                           1. implement measures to prevent dissemination of such information, and

                           2. if necessary, restrict officers, directors and employees from trading the securities.

     To detect insider trading, the Firm's Compliance Officer will:

                  i. review the trading activity reports filed by each officer, director and employee, and

                  ii. review the trading activity of accounts managed by the Firm.


PERSONAL TRADING POLICIES

         A.       DEFINITIONS

         (1) "ACCESS PERSON" means any director, officer, general partner or advisory person of the Firm.

         (2) "ADVISORY PERSON" means (a) any employee of the Firm who, in connection with his regular functions or duties, normally makes, participates in, or obtains current information regarding the purchase or sale of a security by the Firm or by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to the Firm who obtains information concerning recommendations made to the Firm or the Fund with regard to the purchase or sale of a security by the Firm or the Fund.

         (3) "AFFILIATED COMPANY" means a company which is an affiliated person.

         (4) "AFFILIATED PERSON" of another person means (a) any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities or such other person; (b) any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (c) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (d) any officer, director, partner, copartner, or employee of such other person; (e) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (f) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

         (5) A security is "BEING CONSIDERED FOR PURCHASE OR SALE" or is "BEING PURCHASED OR SOLD" when a recommendation to purchase or sell the security has been made and communicated, which includes when the Firm or the Fund has a pending "buy" or "sell" order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. "PURCHASE OR SALE OF A SECURITY" includes the writing of an option to purchase or sell a security.

         (6) "BENEFICIAL OWNERSHIP" shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of, Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household.

         (7) "CONTROL" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25 per centum of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person.

         (8) "DISINTERESTED DIRECTOR" means a director who is not: an affiliated person (as defined above) of the Fund; a member of the immediate family of any natural person who is an affiliated person of the Fund; an interested person (as defined below) of the Fund, any investment adviser of the Fund or any principal underwriter for the Fund.

         (9) "INTERESTED PERSON" of another person means--

             (a) when used with respect to an investment company--

                 (i)     any affiliated person of such company,

                                    (ii)    any member of the immediate family
                                            of any natural person who is an
                                            affiliated person of such company,

                                    (iii)   any interested person of any
                                            investment adviser of or principal
                                            underwriter for such company,

                                    (iv)    any person or partner or employee of
                                            any person who at any time since the
                                            beginning of the last two completed
                                            fiscal years of such company has
                                            acted as legal counsel for such
                                            company,

                                    (v)     any broker or dealer registered
                                            under the Securities Exchange Act of
                                            1934 or any affiliated person of
                                            such a broker or dealer, and

                                    (vi)    any natural person whom the
                                            Commission by order shall have
                                            determined to be an interested
                                            person by reason of having had, at
                                            any time since the beginning of the
                                            last two completed fiscal years of
                                            such company, a material business or
                                            professional relationship with such
                                            company or with the principal
                                            executive officer of such company or
                                            with any other investment company
                                            having the same investment adviser
                                            or principal underwriter or with the
                                            principal executive officer of such
                                            other investment company:

     Provided, That no person shall be deemed to be an interested person of an investment company solely by reason of (aa) his being a member of its board of directors or advisory board or an owner of its securities, or (bb) his membership in the immediate family of any person specified in clause (aa) of this proviso.

         (10) "INVESTMENT PERSONNEL" means (a) any portfolio manager of the Firm or the Fund as defined in (12) below; and (b) securities analysts, traders and other personnel who provide information and advice to the portfolio manager or who help execute the portfolio manager's decisions.

         (11) "PERSON" means a natural person or a company.

         (12) "PORTFOLIO MANAGER" means an employee of the Firm entrusted with the direct responsibility and authority to make investment decisions affecting a Firm client or an investment company.

         (13) "SECURITY" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Security shall not include securities issued by the government of the United States or by federal agencies and which are direct obligations of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of unaffiliated registered open-end investment companies (mutual funds).

         B.       PROHIBITED TRANSACTIONS

                  (1)      ACCESS PERSONS

              (a) No access person shall engage in any act, practice or course of conduct, which would violate the provisions of Section 206 and Rule 17j-1 set forth above.

         UAM Funds, Inc. portfolios are managed by subsidiaries of or organizations otherwise affiliated with United Asset Management Corporation (the "Management Companies"). Under the organizational structure of the Management Companies, the entities maintain separate offices, independent operations and autonomy when making investment decisions. In view of these circumstances, advisory personnel of the Management Companies who are defined as "access persons" under the Act, under normal circumstances would have no knowledge of proposed securities transactions, pending "buy" or "sell" orders in a security, or the execution or withdrawal of an order for any other portfolio in the UAM Family of Funds for which a different Management Company serves as investment adviser. To restrict the flow of investment information related to the portfolios of the Fund, the Fund prohibits access persons at a Management Company from disclosing pending "buy" or "sell" orders for a portfolio of the Fund to any employees of any other Management Company until the order is executed or withdrawn. The Management Companies shall implement procedures designed to achieve employee awareness of this prohibition.

              (b) No access person shall:

                                    (i)     purchase or sell, directly or
                                            indirectly, any security in which he
                                            has or by reason of such transaction
                                            acquires, any direct or indirect
                                            beneficial ownership and which to
                                            his or her actual knowledge at the
                                            time of such purchase or sale:

                                    (A)     is being considered for purchase or
                                            sale by the Firm or the Fund, or

                                    (B)     is being purchased or sold by any
                                            portfolio of the Firm or the Fund;
                                            or

                                    (ii)    disclose to other persons the
                                            securities activities engaged in or
                                            contemplated for the various
                                            portfolios of the Firm or the Fund.

                  (2)      INVESTMENT PERSONNEL

              No investment personnel shall:

                             (a) accept any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Firm or the Fund; for the purpose of this Code de minimis shall be considered to be the annual receipt of gifts from the same source valued at $250 or less per individual recipient, when the gifts are in relation to the conduct of the Firm's or the Fund's business;

                             (b) acquire securities, other than fixed income securities, in an initial public offering, in order to preclude any possibility of such person profiting from their positions with the Firm or the Fund;

                             (c)    purchase any securities in a private
                                    placement, without prior approval of the Firm's Compliance Officer or other officer designated by the Firm's Board of Directors. Any person authorized to purchase securities in a private placement shall disclose that investment when they play a part in any subsequent consideration by the Firm or the Fund of an investment in the issuer. In such circumstances, the Firm's or the Fund's decision to purchase securities of the issuer shall be subject to independent review by investment personnel with no personal interest in the issuer;

                             (d) profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Trades made in violation of this prohibition should be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the appropriate portfolio of the Firm or the Fund.

                   EXCEPTIONS:      The Firm's Compliance Officer may allow
                                    exceptions to this policy on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as frontrunning or conflicts of interest, are not present and --- the equity of the situation strongly supports an exemption. An example is the involuntary sale of securities due to unforeseen corporate activity such as a merger. [Seess.C below].
                                    The ban on short-term trading profits is specifically designed to deter potential conflicts of interest and frontrunning transactions, which typically involve a quick trading pattern to capitalize on a short-lived market impact of a trade by one of the Firm's portfolios. The Firm's management shall consider the policy reasons for the ban on short-term trades, as stated herein, in determining when an exception to the prohibition is permissible. The granting of an exception to this prohibition shall be permissible if the securities involved in the transaction are not (i) being considered for purchase or sale by the portfolio of the Firm that serves as the basis of the individual's "investment personnel" status or (ii) being purchased or sold by the portfolio of the Firm that serves as the basis of the individual's "investment personnel" status and, are not economically related to such securities; exceptions granted under this provision are conditioned upon receipt by a duly authorized officer of the Firm of a report (Exhibit D) of the transaction and certification by the respective investment personnel that the transaction is in compliance with this Code of Ethics (see Exhibit D).

                             (e) serve on the board of directors of any publicly traded company without prior authorization of the President or other duly authorized officer of the Fund and the President or other duly authorized officer of the Firm. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Firm and the Fund and its shareholders. Authorization of board service shall be subject to the implementation by the Firm of "Chinese Wall" or other procedures to isolate such investment personnel from the investment personnel making decisions about trading in that company's securities.

                  (3)      PORTFOLIO MANAGERS

              (a)      No portfolio manager shall:

                             (i) buy or sell a security within seven (7) calendar days before and within two (2) calendar days after any portfolio of the Firm that he or she manages trades in that security. Any trades made within the proscribed period shall be unwound, if possible. Otherwise, any profits realized on trades within the proscribed period shall be disgorged to the appropriate client portfolio or the appropriate portfolio of the Fund.

         C.       EXEMPTED TRANSACTIONS

         The prohibitions of Sections B (1)(b), B (2)(d) and B (3)(a) shall not apply to:

              (1) purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

              (2) purchases or sales which are non-volitional on the part of either the access person or the Firm;

              (3) purchases which are part of an automatic dividend reinvestment plan;

              (4) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

              (5) purchases or sales of securities which are not eligible for purchase by the Firm or the Fund and which are not related economically to securities purchased, sold or held by the Firm or the Fund;

              (6) transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to the Firm's clients or to the Fund and which are otherwise in accordance with this Code, Section 206 of the Advisers Act and Rule 17j-1; for example, such transactions would normally include purchases or sales of:

                   (a) SECURITIES OF COMPANIES WITH A MARKET CAPITALIZATION IN EXCESS OF $1 BILLION, IF THE FIRM IS NOT CONSIDERING FOR PURCHASE OR SALE, OR CURRENTLY PURCHASING OR SELLING, THE SECURITY(IES) FOR THE FUND OR OTHER INVESTMENT COMPANY WHICH THE FIRM ADVISES;

                   (b) up to $25,000 principal amount of a fixed income security or 100 shares of an equity security within any three-consecutive month period (all trades within a three-consecutive month period shall be integrated to determine the availability of this exemption);

                   (c) up to 1,000 shares of a security which is being considered for purchase or sale by the Fund OR OTHER INVESTMENT COMPANY WHICH THE FIRM ADVISES (but not then being purchased or sold) if the issuer has a market capitalization of over $1 billion and if the proposed acquisition or disposition by the Firm or the Fund is less than one percent of the class outstanding as shown by the most recent report or statement published by the issuer, or less than one percent of the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association, during the four calendar weeks prior to the individual's personal securities transaction; or

                   (d) any amount of securities if the proposed acquisition or disposition by the Firm or the Fund is in the amount of 1,000 or less shares and the security is listed on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

         D.       COMPLIANCE PROCEDURES

         (1) PRE-CLEARANCE

         All access persons shall receive prior written approval (Exhibit E) from the Firm's Compliance Officer, or other officer designated by the Fund's Board of Directors before purchasing or selling securities.

         Procedures implemented herein to pre-clear the securities transactions of access persons shall not apply to a director of the Fund who is not an "interested person" of the Fund as defined in this Code, except where such director knew or, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the director, such security is or was purchased or sold by the Fund or such purchase or sale by the Fund is or was considered by the Fund.

         Purchases or sales of securities which are not eligible for purchase or sale by the Firm or the Fund or any portfolio of the Firm or the Fund that serves as the basis of the individual's "access person" status shall be entitled to clearance automatically from the Firm's Compliance Officer. This provision shall not relieve any access person from compliance with pre-clearance procedures.

         (2) DISCLOSURE OF PERSONAL HOLDINGS

         All investment personnel shall disclose to the Firm's Compliance Officer all personal securities holdings upon the later of commencement of employment or adoption of this Code of Ethics and thereafter on an annual basis as of December 31. This initial report shall be made on the form attached as Exhibit A and shall be delivered to the Firm's Compliance Officer and, upon request, to the Compliance Officer of the Fund.

         (3) CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

                   (a)  Every access person shall certify annually that:

                        (i) they have read and understand the Code of Ethics and recognize that they are subject thereto;

                        (ii) they have complied with the requirements of the Code of Ethics; and

                        (iii) they have reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics.

         The annual report shall be made on the form attached as Exhibit B and delivered to the Firm's Compliance Officer, and upon request to the Compliance Officer of the Fund.

         (4) REPORTING REQUIREMENTS

                   (a) Every access person shall report to the Firm's Compliance Officer, and upon request to the Compliance Officer of the Fund, the information described in, Sub-paragraph (4)(b) of this Section with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

                   (b) Reports required to be made under this Paragraph (4) shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected. Every access person shall be required to submit a report for all periods, including those periods in which no securities transactions were effected. A report shall be made on the form attached hereto as Exhibit C or on any other form containing the following information:

                        (i) the date of the transaction, the title and the number of shares, and the principal amount of each security involved;

                        (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

              (iii)   the price at which the transaction was effected; and

                        (iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

                        Duplicate copies of the broker confirmation of all personal transactions and copies of periodic statements for all securities accounts may be appended to Exhibit C to fulfill the reporting requirement.

                   (c) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

                   (d) The Firm's Compliance Officer shall notify each access person (for whom such Compliance Officer is responsible) that he or she is subject to these reporting requirements, and shall deliver a copy of this Code of Ethics to each such person upon request.

                   (e) The Firm's Compliance Officer shall submit a certification to the Compliance Officer of the Fund within fifteen days after the end of each calendar quarter indicating that the appropriate procedures were followed and further indicating whether any compliance violations were noted with respect to this Code of Ethics. If any violation was noted, the Firm's Compliance Officer must provide supporting documentation explaining the violation and what steps have or will be taken to avoid its recurrence.

                   (f) With respect to the reports required pursuant to Sub-paragraph (4)(b) of this Section for the Firm's Compliance Officer, such reports must be reviewed by a principal of the Firm, other than said Compliance Officer.

                   (g) Reports submitted to the Firm or the Fund pursuant to this Code of Ethics shall be confidential and shall be provided only to the officers and directors of the Firm or the Fund, Firm/Fund counsel or regulatory authorities upon appropriate request.

                   (h) Each director who is not an "interested person" of the Fund as defined in the Act need only report a transaction in a security if such director, at the time of that transaction knew, or, in the ordinary course of fulfilling his official duties as a director, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the director, such security was purchased or sold by the Fund or was being considered for purchase by the Fund or by its investment adviser or sub-investment adviser. Such reports will include the information described in Sub-paragraph (4)(b) of this Section.

         (5) CONFLICT OF INTEREST

         Every access person shall notify the Firm's Compliance Officer of any personal conflict of interest relationship which may involve the Firm's clients or the Fund, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any portfolio of the Firm. Such notification shall occur in the pre-clearance process.

         E.       REPORTING OF VIOLATIONS TO THE BOARD OF DIRECTORS

         (1) The Firm's Compliance Officer shall promptly report to the Firm's Board of Directors and the Fund's Compliance Officer any and all apparent violations of this Code of Ethics and the reporting requirements thereunder.

         (2) The Board of Directors, or a Committee of Directors created by the Board of Directors for that purpose, shall consider reports made to the Board of Directors hereunder and shall determine whether or not this Code of Ethics has been violated and what sanctions, if any, should be imposed.

         F.       ANNUAL REPORTING TO THE BOARD OF DIRECTORS

         (1) The Firm's Compliance Officer shall prepare an annual report relating to this Code of Ethics to the Fund's Compliance Officer. Such annual report shall:

                        (a) summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

                        (b) identify any violations requiring significant remedial action during the past year; and

                        (c) identify any recommended changes in the existing restrictions or procedures based upon the Fund's experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations.

The Fund's Compliance Officer will prepare a similar report to the Fund's Board of Directors.

         G.       SANCTIONS

         Upon discovering a violation of this Code, the Board of Directors may impose such sanctions as they deem appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

         H.       RETENTION OF RECORDS

                  The Firm shall maintain the following records as required under Rule 17j-l

                        (a) a copy of any Code of Ethics in effect within the most recent five years;

                        (b) a list of all persons required to make reports hereunder within the most recent five years, as shall be updated by the Firm's Compliance Officer;

                        (c) a copy of each report made by an access person hereunder for a period of five years from the end of the fiscal year in which it was made;

                        (d) each memorandum made by the Firm's Compliance Officer hereunder, for a period of five years from the end of the fiscal year in which it was made; and

                        (e) a record of any violation hereof and any action taken as a result of such violation, for a period of five years following the end of the fiscal year in which the violation occurred.

         Dated: November 22, 1998

                                                                       Exhibit A

           UAM FUNDS, INC. AND NWQ INVESTMENT MANAGEMENT COMPANY, INC.
                                 CODE OF ETHICS

                     INITIAL REPORT OF INVESTMENT PERSONNEL

To the Compliance Officer of NWQ Investment Management Company, Inc.

         1. I hereby acknowledge receipt of a copy of the Code of Ethics for NWQ Investment Management Company, Inc. (the "Firm"). I understand the Code incorporates the provisions of the Code of Ethics of UAM Funds, Inc. (the "Fund").

         2. I have read and understand the Code and recognize that I am subject thereto in the capacity of "Investment Personnel."

         3. Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Firm's clients or the Fund, such as any economic relationship between my transactions and securities held or to be acquired by the Firm's clients or the Fund or any of its portfolios.

         4. As of the date below I had a direct or indirect beneficial ownership in the following securities:

============================== ======================= =========================

                                                                Type of Interest
Name of Securities             Number of Shares             (Direct or Indirect)
------------------             ----------------             --------------------
--------------------------- ----------------------- ----------------------------

--------------------------- ----------------------- ----------------------------

--------------------------- ----------------------- ----------------------------

--------------------------- ----------------------- ----------------------------

--------------------------- ----------------------- ----------------------------

--------------------------- ----------------------- ----------------------------

--------------------------- ----------------------- ----------------------------

--------------------------- ----------------------- ----------------------------

--------------------------- ----------------------- ----------------------------

============================ ======================= ===========================


NOTE: Do NOT report transactions in U.S. Government securities, bankers' acceptances, bank certificates of deposit, commercial paper and registered open-end investment companies (mutual funds).


Date:                                       Signature:
     -------------------------------                  -----------------------------------------------------
     (First date of investment
         personnel status)                           Print Name:
                                                                -------------------------------------------

                                                     Title:
                                                           ------------------------------------------------

                                                     Employer's Name:
                                                                     --------------------------------------
Date:                                       Signature:
     -------------------------------                  -----------------------------------------------------
                                            Compliance Officer

                                                                      Exhibit B

           UAM FUNDS, INC. AND NWQ INVESTMENT MANAGEMENT COMPANY, INC

                                 CODE OF ETHICS

                         ANNUAL REPORT OF ACCESS PERSONS

To the Compliance Officer of NWQ Investment Management Company, Inc.:

         1. I have read and understand the Code and recognize that I am subject thereto in the capacity of an "Access Person."

         2. I hereby certify that, during the year ended December 31, 19__, I have complied with the requirements of the Code and I have reported all securities transactions required to be reported pursuant to the Code.

         3. I hereby certify that I have not disclosed pending "buy" or "sell" orders for a portfolio of the Fund to any employees of any other Management Company (as defined in the Code), except where the disclosure occurred subsequent to the execution or withdrawal of an order.

         4. Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Firm's clients or the Fund, such as any economic relationship between my transactions and securities held or to be acquired by the Firm's clients or the Fund or any of its portfolios.

         5. Only access persons who are also investment personnel complete this item. As of December 31, 19__, I had a direct or indirect beneficial ownership in the following securities:

=========================== ======================= ============================
                                                         Type of Interest
 Name of Securities             Number of Shares        (Direct or Indirect)
 ------------------             ----------------        --------------------
--------------------------- ----------------------- ----------------------------

--------------------------- ----------------------- ----------------------------

--------------------------- ----------------------- ----------------------------

--------------------------- ----------------------- ----------------------------

--------------------------- ----------------------- ----------------------------

--------------------------- ----------------------- ----------------------------

--------------------------- ----------------------- ----------------------------

--------------------------- ----------------------- ----------------------------

--------------------------- ----------------------- ----------------------------

============================ ======================= ===========================

NOTE: Do NOT report transactions in U.S. Government securities, bankers' acceptances, bank certificates of deposit, commercial paper and registered open-end investment companies (mutual funds).



Date:                                       Signature:
     -------------------------------                  -----------------------------------------------------

                                                   Print Name:
                                                                -------------------------------------------

                                                     Title:
                                                           ------------------------------------------------

                                                     Employer's Name:
                                                                     --------------------------------------
Date:                                       Signature:
     -------------------------------                  -----------------------------------------------------
                                            Compliance Officer

                                                                      Exhibit C

           UAM FUNDS, INC. AND NWQ INVESTMENT MANAGEMENT COMPANY, INC

                                 ACCESS PERSONS

         Securities Transactions Report For the Calendar Quarter Ended:_________

         To the Compliance Officer of NWQ Investment Management Company, Inc. (the "Firm") with a copy to the Compliance Officer of UAM Funds, Inc. (the "Fund") upon request:

           During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics adopted by the Firm.

================== =================== ============= =================== ====================== ============ ======================

    SECURITY            DATE OF           NO. OF           DOLLAR              NATURE OF           PRICE          BROKER/DEALER
                      TRANSACTION         SHARES         AMOUNT OF            TRANSACTION                        OR BANK THROUGH
                                                        TRANSACTION        (PURCHASE, SALE,                       WHOM EFFECTED
                                                                                OTHER)
------------------ ------------------- ------------- ------------------- ---------------------- ------------ ----------------------

------------------ ------------------- ------------- ------------------- ---------------------- ------------ ----------------------

------------------ ------------------- ------------- ------------------- ---------------------- ------------ ----------------------

------------------ ------------------- ------------- ------------------- ---------------------- ------------ ----------------------

------------------ ------------------- ------------- ------------------- ---------------------- ------------ ----------------------

------------------ ------------------- ------------- ------------------- ---------------------- ------------ ----------------------

------------------ ------------------- ------------- ------------------- ---------------------- ------------ ----------------------

------------------ ------------------- ------------- ------------------- ---------------------- ------------ ----------------------

================== =================== ============= =================== ====================== ============ ======================


         This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

         Except as noted on the reverse side of this report, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Firm's clients or the Fund, such as the existence of any economic relationship between my transactions and securities held or to be acquired by the Firm's clients or the Fund or any of its Series.

         NOTE: Do NOT report transactions in U.S. Government securities, bankers' acceptances, bank certificates of deposit, commercial paper and registered open-end investment companies (mutual funds).



Date:                                       Signature:
     -------------------------------                  -----------------------------------------------------

                                                    Print Name:
                                                                -------------------------------------------

                                                     Title:
                                                           ------------------------------------------------

                                                     Employer's Name:
                                                                     --------------------------------------
Date:                                       Signature:
     -------------------------------                  -----------------------------------------------------
                                            Compliance Officer

                                                                       Exhibit D

           UAM FUNDS, INC. AND NWQ INVESTMENT MANAGEMENT COMPANY, INC



          Securities Transactions Report Relating to Short-Term Trading
                      (see Section B(2)(d), Code of Ethics)

For the Sixty-Day Period from  to                      :
                                ---------------------    ---------------------

To the Compliance Officer of NWQ Investment Management Company, Inc. on behalf of UAM Funds, Inc. ("the Fund"):

         During the 60 calendar day period referred to above, the following purchases and sales, or sales and purchases, of the same (or equivalent) securities were effected or are proposed to be effected in securities of which I have, or by reason of such transaction acquired, direct or indirect beneficial ownership.

================== ===================== ============ =================== ==================== ============= ======================

    SECURITY             DATE OF           NO. OF           DOLLAR             NATURE OF          PRICE           BROKER/DEALER
                       TRANSACTION         SHARES         AMOUNT OF           TRANSACTION          (OR           OR BANK THROUGH
                       (OR PROPOSED                      TRANSACTION       (PURCHASE, SALE,      PROPOSED         WHOM EFFECTED
                       TRANSACTION)                                             OTHER)            PRICE)
------------------ --------------------- ------------ ------------------- -------------------- ------------- ----------------------

------------------ --------------------- ------------ ------------------- -------------------- ------------- ----------------------

------------------ --------------------- ------------ ------------------- -------------------- ------------- ----------------------

------------------ --------------------- ------------ ------------------- -------------------- ------------- ----------------------

------------------ --------------------- ------------ ------------------- -------------------- ------------- ----------------------

------------------ --------------------- ------------ ------------------- -------------------- ------------- ----------------------

------------------ --------------------- ------------ ------------------- -------------------- ------------- ----------------------

------------------ --------------------- ------------ ------------------- -------------------- ------------- ----------------------

================== ===================== ============ =================== ==================== ============= ======================

         This report (i) excludes transactions with respect to which I have or had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

         With respect to the (1) portfolio(s) of the Firm's clients and/or the Fund that serves as the basis for my "investment personnel" status with the Firm and/or the Fund (the "Portfolios"); and (2) transactions in the securities set forth in the table above, I hereby certify that:

         (a) I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Portfolios, such as frontrunning transactions or the existence of any economic relationship between my transactions and securities held or to be acquired by the Portfolios;

         (b) such securities, including securities that are economically related to such securities, involved in the transaction are not (i) being considered for purchase or sale by the Portfolios, or (ii) being purchased or sold by the Portfolios; and

         (c)      are in compliance with the Code of Ethics of the Firm.


Date:                                  Signature:
      ------------------------------             ------------------------------

                                       Print Name:

                                                 ------------------------------
                                       Title:

                                                 ------------------------------
                                       Employer's Name:

                                                 ------------------------------


--------------------------------------------------------------------------------
     In accordance with the provisions of Section B(2)(d) of the Code of Ethics of the Firm, the transaction proposed to be effected as set forth in this Report is:

--------------------------------------------------------------------------------


Authorized:     [  ]

Unauthorized:   [  ]



Date:                                        Signature:
      ---------------------------------------         --------------------------
                                             Compliance Officer

--------------------------------------------------------------------------------


                                    EXHIBIT E

              UAM FUNDS, INC. AND NWQ INVESTMENT MANAGEMENT COMPANY

                    PRE-CLEARANCE TRADING AUTHORIZATION FORM

Date: ________________________     Employee Name:______________________________

Security:____________________________                Number of Shares: ________

Buy, Sell or Other  (Circle One; if other explain)_____________________________

Date of Last Fund Trade (no trading allowed +7 or - 2 days):   ________________

Proposed Price Per Share: _________ Dollar Amount of Proposed Transaction _____

Name of Broker to be Used for Proposed Transaction: ___________________________

Is transaction within 60 days of prior transaction in same or equivalent security? No ___ Yes ____ (If yes, please attach Exhibit D which also must be approved)

Employee Signature: __________________________________

-------------------------------------------------------------------------------

Authorization: (Any ONE below)

Yes ____ No  ____  _________________________________  __________    ________
                      Tom Laird                       Date       Security active


Yes ____ No  ____  _________________________________  __________    ________
                      E.C. "Ted" Friedel              Date       Security active


Yes ____ No  ____  _________________________________  __________    ________
                      David Polak                     Date       Security active






Revised 11/23/98

                             EXHIBIT E -OPTION TRADE

              UAM FUNDS, INC. AND NWQ INVESTMENT MANAGEMENT COMPANY

                    PRE-CLEARANCE TRADING AUTHORIZATION FORM

Date: ________________________      Employee Name:_____________________________

(circle)     Buy      Sell      Short

Option: ________________________  # of Calls____# of Puts_____Strike: $________

Expiration: JAN   FEB   MAR   APR   MAY   JUN   JLY   AUG   SEP   OCT   NOV  DEC
(circle)
Proposed Price Per Option: _________  Total of Proposed Transaction  $_________

Name of Broker to be Used for Proposed Transaction: ___________________________

Is transaction within 60 days of prior transaction in same or equivalent security? No ___ Yes ____ (If yes, please attach Exhibit D which also must be approved)

Employee Signature: __________________________________

--------------------------------------------------------------------------------




Authorization: (Any ONE below)

Yes ____ No  ____  _____________________________________  _____ ________
                        Tom Laird                         Date  On Active List?

Yes ____ No  ____  _____________________________________  _____________
                        E.C. "Ted" Friedel                Date  On Active List?

Yes ____ No  ____    __________________________________   _____ ________
                        David Polak                       Date  On Active List?

PILGRIM BAXTER & ASSOCIATES
CODE OF ETHICS

                        PILGRIM BAXTER & ASSOCIATES, LTD.

                                 CODE OF ETHICS

This Code of Ethics has been adopted by the Board of Directors of Pilgrim Baxter & Associates, Ltd. ("Pilgrim Baxter") in accordance with Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the "Act"), and the Recommendations of the Investment Company Institute Advisory Group on Personal Investing. Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by associated persons of such investment companies.

While affirming its confidence in the integrity and good faith of all of its employees, officers, and directors, Pilgrim Baxter recognizes that certain of its personnel have or may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for Pilgrim Baxter's Clients, and that if such individuals engage in personal transactions in securities that are eligible for investment by Clients, these individuals could be in a position where their personal interests may conflict with the interests of Clients.

In view of the foregoing and of the provisions of Rule 17j-1(b)(1) under the Act, Pilgrim Baxter has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create actual conflicts of interest, the potential for conflicts, or the appearance of conflicts, and to establish reporting requirements and enforcement procedures.

PILGRIM BAXTER & ASSOCIATES
CODE OF ETHICS


I.      STATEMENT OF GENERAL PRINCIPLES

In recognition of the trust and confidence placed in Pilgrim Baxter by its Clients and to give effect to Pilgrim Baxter's belief that its operations should be directed to benefit its Clients, Pilgrim Baxter hereby adopts the following general principles to guide the actions of its employees, officers, and directors:

1. The interests of Clients are paramount. All Pilgrim Baxter personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of Clients before their own.

2. All personal transactions in securities by Pilgrim Baxter personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of a Client.

3. All Pilgrim Baxter personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to a Client, or that otherwise bring into question the person's independence or judgment.

II.     DEFINITIONS

1.      "Access Person" means (i) every director or officer of Pilgrim Baxter,
        (ii) every employee of Pilgrim Baxter who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the Purchase or Sale of a Security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (iii) any natural person in a Control relationship to Pilgrim Baxter who obtains information

PILGRIM BAXTER & ASSOCIATES
CODE OF ETHICS

        concerning recommendations made by Pilgrim Baxter with respect to the Purchase or Sale of a Security by a Client.

2. "Beneficial Ownership" of a Security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider himself of herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by
        (i) his or her spouse or partner, (ii) minor children, (iii) a relative who shares his or her home, or (iv) other persons by reason of any contract, arrangement, understanding, or relationship that provides him or her with sole or shared voting or investment power over the securities held by such person.

3. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder of those securities control over the company. This is a rebuttable presumption, and it may be countered by the facts and circumstances of the given situation. A natural person shall not be presumed to be a controlled person.

4. "Client" means any investment company registered under the Act, a series of an investment company registered under the Act, or a separately managed investment management account for which Pilgrim Baxter acts as investment adviser or sub-adviser.

PILGRIM BAXTER & ASSOCIATES
CODE OF ETHICS

5. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

6. "Investment Personnel" means (a) any portfolio manager and (b) Security analysts, traders and other personnel, who provide information and/or advice to any portfolio manager, or who execute or help execute any portfolio manager's decisions.

7. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505, or 506 under the Securities Act of 1933. The term includes so-called private placements such as any investment limited partnership that is exempt from registration.

8. An Access Person's "Personal Account" means any Securities account in which such Access Person has direct or indirect Beneficial Ownership.

9. "Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

10. The designated "Review Officer" is the Chief Compliance Officer of Pilgrim Baxter. The "Alternate Review Officers" are (i) the Chief Investment Officer of Pilgrim Baxter, (ii) the General Counsel and Secretary of Pilgrim Baxter, and (iii) the Senior Compliance Officer of the Investment Adviser. In the absence of the Review Officer, an Alternate Review Officer shall act in all respect in the manner prescribed herein for the Review Officer. A "Code of Ethics Officer," as designated by the Review Officer, shall act under the direction and supervision of the Review Officer.

PILGRIM BAXTER & ASSOCIATES
CODE OF ETHICS

11. A "Related Security" is any Security whose value directly fluctuates as a result of a change in the value of a Security or Limited Offering in the Securities Universe.

12. "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the Act, except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper, and shares of registered open-end mutual funds. The term includes any investment limited partnership that is registered under the Securities Act of 1933 and any Initial Public Offering.

13. A "Limited Offering or Security Held or to be Acquired" by a Client means any Limited Offering or Security which, within the most recent 15 days, (i) is or has been held by a Client or (ii) is being or has been considered by Pilgrim Baxter for purchase for a Client.

14. A Limited Offering or Security is "Being Purchased or Sold" by a Client from the time when a recommendation has been communicated to the persons who place the buy and sell orders for a Client until the time when such program has been fully completed or terminated.

15. "Security Universe" means only the Securities or Limited Offerings held or to be acquired by Pilgrim Baxter, or a subsidiary of Pilgrim Baxter located on the same premises as Pilgrim Baxter or using Pilgrim Baxter's security transaction facilities for a Client.

PILGRIM BAXTER & ASSOCIATES
CODE OF ETHICS

III.    PROHIBITED PURCHASES AND SALES OF SECURITIES AND LIMITED OFFERINGS.

1. No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Limited Offering or Security Held or to be Acquired by any Client:

        a)     employ any device, scheme, or artifice to defraud such Client;

        b) make to such Client any untrue statement of a material fact or omit to state to such Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

        c) engage in any act, practice, or course of business that would operate as a fraud or deceit upon such Client; or

        d)     engage in any manipulative practice with respect to such Client.

2. Subject to Section IV of this Code, no Access Person may purchase or sell, directly or indirectly, a Security or Limited Offering for a Personal Account at the same time that the same Security, Limited Offering or a Related Security is in the Security Universe.

3. No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of any Client) any information regarding transactions in Securities or Limited Offerings by any Client or the Security Universe.

PILGRIM BAXTER & ASSOCIATES
CODE OF ETHICS

4. No Access Person shall recommend any transaction in Securities or Limited Offering by any Client without having disclosed his or her interest, if any, in such Securities or Limited Offering or the issuer thereof, including without limitation:

        a) the Access Person's direct or indirect Beneficial Ownership of any Securities or Limited Offerings of such issuer;

        b) any contemplated transaction by the Access Person in such Securities or Limited Offering;

        c) any position the Access Person has with such issuer or its affiliates (for example, a directorship); and


        d) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and the Access Person or any party in which the Access Person has a significant interest, on the other; provided, however, that in the event the interest of such Access Person in such Securities, Limited Offering or issuer is not material to his or her personal net worth and any contemplated transaction by the Access Person in such Securities or Limited Offering cannot reasonably be expected to have a material adverse effect on any such transaction by any Client or on the market for the Securities or Limited Offering generally, that Access Person shall not be required to disclose his or her interest in the Securities, Limited Offering or the issuer in connection with any such recommendation.

5. Every Access Person is prohibited from directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering.

PILGRIM BAXTER & ASSOCIATES
CODE OF ETHICS

6. Every Access Person must obtain prior written approval from the Limited Offering Review Committee before directly or indirectly acquiring or selling any beneficial ownership in a Limited Offering.

7. No Investment Personnel shall profit from the purchase and sale, or sale and purchase, of the same (or an equivalent) Security within a 60-day calendar day period. This 60-day period will not include any purchase or sale made pursuant to the exercise or expiration of an option on a Security; provided that such exercise or expiration is not at the discretion of the Investment Personnel. Other exceptions to this policy are permitted only with the approval of the Review Officer.

8. Subject to Section IV of this Code, new employees who at the date of their employment own, directly or indirectly, any Security included in the Security Universe or a Limited Offering and current employees with a Security holding that subsequently is included in the Security Universe are prohibited from engaging in any transaction which might be deemed to violate Section III (1) of this Code.

IV.     PRE-CLEARANCE OF TRANSACTIONS.

A.  Limited Offerings

     1. As provided in Section III(3) of this Code, every person must obtain prior written approval from the Limited Offering Review Committee before directly or indirectly acquiring or selling any beneficial ownership in a Limited Offering. This pre-clearance approval process is governed by the Pre-Clearance Procedures and Conditions for Limited Offerings which are attached to and made part of this Code. The Review Officer shall report

PILGRIM BAXTER & ASSOCIATES
CODE OF ETHICS

          all such transactions to the Board of Directors of the PBHG Family of Funds.

B.  Securities

     1. Except as provided in Section IV(3) of this Code, every Access Person must pre-clear each proposed transaction in Securities with the Review Officer prior to proceeding with the transaction. No transaction in Securities shall be effected without the prior written approval of the Review Officer. In determining whether to grant such clearance, the Review Officer shall refer to Section IV(4) below. Pre-clearance of a Securities transaction is valid for two (2) business days.

     2. In determining whether to grant approval for the purchase of a Security offered in a private placement, the Review Officer shall take into account, among other factors, whether the investment opportunity should be reserved for a Client, and whether the opportunity is being offered to the Access Person by virtue of his or her position with Pilgrim Baxter.

     3. The pre-clearance requirements of Section IV(1) shall not apply to the following transactions:

         a) Purchases or sales over which the Access Person has no direct or indirect influence or Control.

         b) Purchases or sales that are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a BONA FIDE margin call.

PILGRIM BAXTER & ASSOCIATES
CODE OF ETHICS

         c) Purchases that are part of an automatic dividend reinvestment plan.

         d) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         e) Purchases or sales of Securities that are not eligible for inclusion in the Securities Universe.

4. Transactions that may be entitled to clearance from the Review Officer include transactions, which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any Client and with respect to registered investment companies, which are otherwise in accordance with Rule 17j-1. Such transactions would normally include purchases or sales of up to 1,000 shares of a Security that is in the Security Universe (but not then Being Purchased or Sold) if the issuer has a market capitalization of over $1 billion. The Review Officer shall report all such transactions to the Board of Directors of The PBHG Family of Funds.

V.      ADDITIONAL RESTRICTIONS AND REQUIREMENTS.

1. The receipt of any gift, favor, gratuity or other thing ("Gift") by an Access Person from any person or entity that does business with Pilgrim Baxter with a fair market value in excess of $100 requires pre-approval by the Review Officer prior to its acceptance. Gifts do not include occasional participation in lunches, dinners, cocktail parties, sporting activities or similar gatherings conducted for

PILGRIM BAXTER & ASSOCIATES
CODE OF ETHICS

        business purposes. No Access Person or member of his or her family may accept a Gift or consider the prior receipt of a Gift when exercising his or her fiduciary responsibilities.

2. No Investment Personnel shall accept a position as a director, trustee, or general partner of a publicly traded company or partnership unless the acceptance of such position has been approved by the Review Officer as consistent with the interests of the Clients.

3. Every Access Person must direct each brokerage firm or bank at which the Access Person maintains a securities account to send duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts promptly to Pilgrim Baxter's Compliance Department. Compliance with this provision can be effected by the Access Person providing duplicate copies of all such statements directly to the Compliance Department.

VI.     REPORTING OBLIGATIONS

1. Every Access Person shall report all transactions in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in Securities and Limited Offerings provided: however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence. Reports shall be filed with the Compliance Department each quarter. The Review Officer shall submit confidential quarterly reports with respect to his or her own personal securities transactions to the Alternate Review Officer, who shall act in all respects in the manner prescribed herein for the Review Officer.

PILGRIM BAXTER & ASSOCIATES
CODE OF ETHICS

2. Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

        a) the date of the transaction, the title and the number of shares, and the principal amount of each Security and Limited Offering involved;

        b) the nature of the transaction (I.E., purchase, sale or any other type of acquisition or disposition);

        c)     the price at which the transaction was effected;

        d) the name of the broker, dealer, bank or other entity with or through whom the transaction was effected; and

        e)     the date the report was signed.

3. Any such report may refer to the information contained in the statements required by Section V (3) of this Code.

4. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security or Limited Offering to which the report relates.

5. Every Access Person shall report the name of any publicly-traded company (or any company anticipating a public offering of its equity securities) and the total

PILGRIM BAXTER & ASSOCIATES
CODE OF ETHICS

        number of its shares beneficially owned by him or her if such total ownership is more than 1/2 of 1% of the company's outstanding shares.

6. In the event that no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated.

7. No later than 10 days after the end of a calendar quarter, each access person must report to the Compliance Department all accounts opened during the quarter in which Securities or Limited Offerings were held for the direct or indirect benefit of the Access Person. Specifically, the Access Person must report:

        a) the name of the broker, dealer, bank or other entity with whom the account was opened;

        b)     the date the account was opened; and

        c)     the date the Access Person signed the report.

8. Reports maintained pursuant to Rule 204-2(a)(12) under the Advisers Act shall meet the requirements for reports required to be made under this section.

9. Within 10 days of becoming an Access Person, every Access Person must provide to the Review Officer a complete listing of all Securities and Limited Offerings owned by such person and thereafter must submit a revised list of such holdings as of December 31 of each subsequent year to the Compliance Department.

10.     Every Access Person shall certify annually that he or she:

PILGRIM BAXTER & ASSOCIATES
CODE OF ETHICS

        a) has read and understands this Code and recognized that he/she is subject to it;

        b)     has complied with the Code during the past year;

        c)     will comply with the Code during the upcoming year; and

        d) has disclosed and reported all personal Securities and Limited Offering transactions required to be disclosed or reported.

VII.    REVIEW AND ENFORCEMENT

1. The Code of Ethics Officer shall review all reports submitted pursuant to Section VI.

2. The Code of Ethics Officer shall provide a comparison of all reported personal transactions with completed portfolio transactions of the Access Persons and a list of Securities and Limited Offerings being considered for purchase or sale by Pilgrim Baxter to the Review Officer. Determination of whether a violation of this Code may have occurred will be made by the Review Officer. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material.

3. If the Review Officer determines that a violation of this Code may have occurred, he or she shall submit his or her determination and any additional explanatory material provided by the individual, to an Alternate Review Officer, who shall make an independent determination as to whether a violation has occurred.

4. If the Alternate Review Officer finds that a violation has occurred, the Alternate Review Officer shall impose upon the individual such sanctions as he or she deems

PILGRIM BAXTER & ASSOCIATES
CODE OF ETHICS

        appropriate, including, but not limited to, a letter of censure, suspension or termination of the employment of the violator, or disgorgement of profits. There shall be no mandatory sanction for inadvertent non-compliance with the blackout trading restrictions set forth in Section III (2).

5. No Person shall participate in a determination of whether he or she has committed a violation of this Code or of the imposition of any sanction against himself. If a personal transaction of the Alternate Review Officer is under consideration, the other Alternate Review Officer or the Chief Executive Officer shall act in all respects in the manner prescribed herein for an Alternate Review Officer.

VIII.   RECORDS.

Pilgrim Baxter shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission.

1. A copy of this Code and any other code which is, or at any time within the past six years has been, in effect shall be preserved;

2. A record of any violation of this Code, and of any action taken as a result of such violation, shall be preserved for a period of not less than six years;

3. A copy of each report made by an Access Person pursuant to this Code shall be preserved for a period of not less than six years; and

4. A list of all persons who are, or within the past six years have been, required to make reports pursuant to this Code shall be maintained.

PILGRIM BAXTER & ASSOCIATES
CODE OF ETHICS

5. A list of personnel who are, or within the past six years have been Review Officers, Code of Ethics Officers and members of the Limited Offering Review Committee shall be maintained.

6. Effective January 2000, a record of any decision by the Limited Offering Review Committee, and the reasons supporting the decision, to approve the acquisition or sale of a Limited Offering by an Access Person. This record will be kept for five years after the end of the fiscal year in which the approval is granted.

IX.     MISCELLANEOUS

1. All reports of Securities and Limited Offering transactions and any other information filed with Pilgrim Baxter pursuant to this Code shall be treated as confidential.

2. Pilgrim Baxter may from time to time adopt such interpretations of this Code as it deems appropriate.

3. The Review Officer shall prepare a report to Pilgrim Baxter's Board of Directors, upon request, as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.

Adopted this 1st day of February 2000.


                            POLICES AND PROCEDURES OF
                        PILGRIM BAXTER & ASSOCIATES, LTD.
                 DESIGNED TO DETECT AND PREVENT INSIDER TRADING

        SECTION I. POLICY STATEMENT ON INSIDER TRADING

        A.     INTRODUCTION

        Pilgrim Baxter & Associates, Ltd. ("Pilgrim Baxter") seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors in mutual funds and advisory accounts advised by Pilgrim Baxter is something we value and endeavor to protect. To further that goal, this

PILGRIM BAXTER & ASSOCIATES
STATEMENT ON INSIDER TRADING

        Policy Statement proscribes procedures to deter the misuse of material, nonpublic information in securities transactions.

        Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to severe penalties. Criminal sanctions may include a fine of up to $ 1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall and an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

        Regardless of whether a government inquiry occurs, Pilgrim Baxter views seriously any violation of this Policy Statement. Such violations constitute grounds for disciplinary sanctions, including immediate dismissal.

        B. SCOPE OF THE POLICY STATEMENT

        This Policy Statement is drafted broadly and will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by directors, officers and employees of Pilgrim Baxter (including spouses, minor children and adult members of their households).

        The law of insider trading is continuously evolving and an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, your asking a single question can help avoid disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the General Counsel or the Chief Compliance Officer. You also must notify the General Counsel or Chief Compliance Officer(1) immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

        C. POLICY STATEMENT ON INSIDER TRADING

        No person to whom this Policy Statement applies, including you, may trade, either personally or on behalf of others (such as for mutual funds and private accounts managed by Pilgrim Baxter), while in possession of material, nonpublic information; nor may such Pilgrim Baxter personnel communicate material, nonpublic information to others in violation of the law. This section reviews principles important to the Policy Statement.

               1. MATERIAL INFORMATION

        Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities. No simple "bright line" test exists to determine when information is material; assessment of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the General Counsel and Chief Compliance Officer.

-------------------

(1) The General Counsel and Chief Compliance Officer must notify or clear his/her own proposed transactions with the other.

PILGRIM BAXTER & ASSOCIATES
STATEMENT ON INSIDER TRADING

        Material information often relates to a company's results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

        Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the Wall Street Journal's "Heard on the Street" column.

                2. NONPUBLIC INFORMATION

        Information is "public" when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones "tape" or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

                3. IDENTIFYING INSIDE INFORMATION

        Before executing any trade for yourself or others, including investment companies or private accounts managed by Pilgrim Baxter, you must determine whether you have access to material, nonpublic information. If you THINK that you might have access to material, nonpublic information, you should take the following steps:

                   (i.) Report the information and proposed trade immediately to the General Counsel and Chief Compliance Officer.

                   (ii.) Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Pilgrim Baxter.

                   (iii.) Do not communicate the information inside or outside Pilgrim Baxter, other than to the General Counsel and Chief Compliance Officer.

                   (iv.) After the General Counsel and Chief Compliance Officer have reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm should take, if any.

        You should consult with the General Counsel and Chief Compliance Officer before taking any action. This degree of caution will protect you, your clients and the firm.

                4. CONTACTS WITH PUBLIC COMPANIES

        For Pilgrim Baxter, contacts with public companies represent an important part of our research efforts. Pilgrim Baxter may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly-available information. Difficult legal issues arise, however, when, in the course of these contacts, a Pilgrim Baxter employee or other person subject to this Policy Statement becomes aware of material, nonpublic information.

PILGRIM BAXTER & ASSOCIATES
STATEMENT ON INSIDER TRADING

                5. TENDER OFFERS

        Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Pilgrim Baxter employees and others subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

        SECTION II. PROCEDURES TO IMPLEMENT THE POLICY STATEMENT ON INSIDER
                    TRADING

        A. PROCEDURES TO IMPLEMENT PILGRIM BAXTER'S POLICY AGAINST INSIDER
        TRADING

        The following procedures have been established to aid the officers, directors and employees of Pilgrim Baxter in avoiding insider trading, and to aid Pilgrim Baxter in preventing and detecting against insider trading and imposing appropriate sanctions against violations of the Firm's policies. Every officer, director and employee of Pilgrim Baxter must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the General Counsel and Chief Compliance Officer.

                1. PERSONAL SECURITIES TRADING

        All officers, directors and employees of Pilgrim Baxter shall submit to the Compliance Department a report of every securities transaction (as defined by Pilgrim Baxter's Code of Ethics) in which they, their families (including spouses, minor children and adults living in the same household), and trusts of which they are trustees or in which they have a beneficial interest have participated within ten days after such transaction. The report shall include the name of the security, date of the transaction, quantity, price, and broker-dealer through which the transaction was effected. The requirement may be satisfied by sending duplicate confirmations of such trades to the Compliance Department.

        All officers, directors and employees of Pilgrim Baxter shall obtain clearance from the General Counsel and Chief Compliance Officer prior to effecting any relevant securities transaction (as defined by Pilgrim Baxter's Code of Ethics) in which they, their families (including the spouse, minor children and adults living in the same household) as the officer, director or employee or trusts of which they are trustees or in which they have a beneficial interest are parties. The General Counsel and Chief Compliance Officer, as appropriate, shall promptly notify the officer, director or employee of clearance or denial of clearance to trade. Notification of approval or denial to trade may be given orally; however, it shall be confirmed in writing within 24 hours of the oral notification. Such notification must be kept strictly confidential.

                2. HIGH-RISK TRADING ACTIVITIES

        Certain high-risk trading activities, if used in the management of a Pilgrim Baxter officer, director of employee's personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that

PILGRIM BAXTER & ASSOCIATES
STATEMENT ON INSIDER TRADING

        an action necessary to close out the transactions may become prohibited during the pendency of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase ("call") or sell ("put") securities at certain predetermined prices. Pilgrim Baxter officers, directors and employees should understand that short sales and trading in derivative instruments involve special risks - derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfillment of the obligations owed by each officer, director and employee to Pilgrim Baxter may heighten those risks. For example, if Pilgrim Baxter becomes aware of material, nonpublic information about the issuer of the underlying securities, Pilgrim Baxter personnel may find themselves "frozen" in a position in a derivative security. Pilgrim Baxter will not bear any losses resulting in any personal account because of this Policy Statement and its procedures.

                3. RESTRICTIONS ON DISCLOSURES

        Pilgrim Baxter officers, directors and employees shall not disclose any nonpublic information (whether or not it is material) relating to Pilgrim Baxter or its securities transactions to any person outside Pilgrim Baxter (unless such disclosure has been authorized by Pilgrim Baxter). Material, nonpublic information may not be communicated to anyone, including persons within Pilgrim Baxter, except as provided in
        Section I above. Such information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

        SECTION III. SUPERVISORY PROCEDURES

        A. SUPERVISORY PROCEDURES

        Pilgrim Baxter has assigned the Chief Compliance Officer the primary responsibility for the implementation and maintenance of Pilgrim Baxter's policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

                1. PREVENTION OF INSIDER TRADING

        To prevent insider trading, the Chief Compliance Officer will:

                   (i.) provide, on a regular basis, an educational program to familiarize officers, directors and employees with Pilgrim Baxter's policy and procedures;

                   (ii.) together with the General Counsel, answer questions regarding Pilgrim Baxter's policy and procedures;

                   (iii.) together with the General Counsel, resolve issues of whether information received by an officer, director or employee of Pilgrim Baxter is material and nonpublic and determine what action, if any, should be taken;

                   (iv.) review on a regular basis and update as necessary Pilgrim Baxter's policy and procedures; and

PILGRIM BAXTER & ASSOCIATES
STATEMENT ON INSIDER TRADING

                   (v.) when it has been determined that an officer, director or employee of Pilgrim Baxter has material, nonpublic information:

                        1. implement measures to prevent dissemination of such
                           information, and

                        2. if necessary, restrict officers, directors and
                           employees from trading the implicated securities, and

                   (vi.) together with the Chief Investment Officer or General Counsel, promptly review, and either approve or disapprove, in writing, each request of an officer, director or employee for clearance to trade in specified securities.

                2. DETECTION OF INSIDER TRADING

        To detect insider trading, the Chief Compliance Officer will:

                   (i.) review the trading activity reports filed by each officer, director, and employee (provided, however, that reports filed by the Chief Compliance Officer should be reviewed by the General Counsel);

                   (ii.) review the trading activity of mutual funds and private accounts managed by Pilgrim Baxter;

                   (iii.) promptly investigate all reports of any possible violations of Pilgrim Baxter's Policy and Procedures to Detect and Prevent Insider Trading (provided, however, that any reports relating to actions taken by the Chief Compliance Officer should be investigated by the General Counsel); and

                   (iv.) coordinate the review of such reports with other appropriate officers, directors or employees of Pilgrim Baxter.

                3. SPECIAL REPORTS TO MANAGEMENT

        Promptly upon learning of a potential violation of Pilgrim Baxter's Policy and Procedures to detect and Prevent Insider Trading, the Chief Compliance Officer, or the General Counsel, as appropriate, should prepare a written report to management providing full details, which may include (1) the name of particular securities involved, if any; (2) the date(s) the Chief Compliance Officer or General Counsel, as appropriate, learned of the potential violation and began investigating; (3) the accounts and individuals involved; (4) actions taken as a result of the investigation, if any; and (5) recommendations for further action.

                4. GENERAL REPORTS TO MANAGEMENT AND/OR THE BOARD OF DIRECTORS

        On an as-needed or periodic basis, Pilgrim Baxter may find it useful for the Chief Compliance Officer to prepare a written report to the management and/or the Board of Directors of Pilgrim Baxter setting forth some or all of the following:

                   (i.) a summary of existing procedures to detect and prevent insider trading;

                   (ii.) a summary of changes in procedures made in the last year;

PILGRIM BAXTER & ASSOCIATES
STATEMENT ON INSIDER TRADING


                   (iii.) full details of any investigation since the last report ( either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by such investigation;

                   (iv.) an evaluation of the current procedures and a description of anticipated changes in procedures; and a description of Pilgrim Baxter's continuing educational program regarding insider trading, including the dates of such programs since the last report to management.

                           PERSONAL INVESTMENT POLICY
                                       FOR

                 SSB CITI ASSET MANAGEMENT GROUP - NORTH AMERICA
                   AND CERTAIN REGISTERED INVESTMENT COMPANIES

SSB Citi Asset Management Group ("SSB Citi")(1), and those U.S.-registered investment companies advised or managed by SSB Citi that have adopted this policy ("Funds"), have adopted this policy on securities transactions in order to accomplish two goals: first, to minimize conflicts and potential conflicts of interest between employees of SSB Citi and SSB Citi's clients (including the Funds), and between Fund directors or trustees and their Funds, and SECOND, to provide policies and procedures consistent with applicable law, including Rule 17j-1 under the Investment Company Act of 1940, to prevent fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by client accounts. ALL U.S. EMPLOYEES OF SSB CITI, INCLUDING EMPLOYEES WHO SERVE AS FUND OFFICERS OR DIRECTORS, AND ALL DIRECTORS OR TRUSTEES ("DIRECTORS") OF EACH FUND, ARE COVERED PERSONS UNDER THIS POLICY. OTHER COVERED PERSONS ARE DESCRIBED IN SECTION II BELOW.

I. STATEMENT OF PRINCIPLES - All SSB Citi employees owe a fiduciary duty to SSB Citi's clients when conducting their personal investment transactions. Employees must place the interests of clients first and avoid activities, interests and relationships that might interfere with the duty to make decisions in the best interests of the clients. All Fund directors owe a fiduciary duty to each Fund of which they are a director and to that Fund's shareholders when conducting their personal investment transactions. At all times and in all matters Fund directors shall place the interests of their Funds before their personal interests. The fundamental standard to be followed in personal securities transactions is that Covered Persons may not take inappropriate advantage of their positions.

      All personal securities transactions by Covered Persons shall adhere to the requirements of this policy and shall be conducted in such a manner as to avoid any actual or potential conflict of interest, the appearance of such a conflict, or the abuse of the person's position of trust and responsibility. While this policy is designed to address both identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations. In this regard, Covered Persons are expected to adhere not only to the letter, but also the spirit of the policies contained herein.

      Employees are reminded that they also are subject to other Citigroup policies, including policies on insider trading, the purchase and sale of securities listed on any applicable SSB Citi restricted list, the receipt of gifts and service as a director of a publicly traded company. EMPLOYEES MUST NEVER TRADE IN A SECURITY OR COMMODITY WHILE IN POSSESSION OF MATERIAL, NON-PUBLIC INFORMATION ABOUT THE ISSUER OR THE MARKET FOR THOSE SECURITIES OR COMMODITIES, EVEN IF THE EMPLOYEE HAS SATISFIED ALL OTHER REQUIREMENTS OF THIS POLICY.

      The reputation of SSB Citi and its employees for straightforward practices and integrity is a priceless asset, and all employees have the duty and obligation to support and maintain it when conducting their personal securities transactions.


(1) The investment advisory entities of SSB Citi covered by this policy include:
Salomon Brothers Asset Management Inc.; SSB Citi Fund Management LLC; Smith Barney Asset Management Division of Salomon Smith Barney Inc.; Travelers Investment Management Company; and the Citibank Global Asset Management Division of Citibank, N.A. and Citicorp Trust, N.A.-California.

II. APPLICABILITY - SSB CITI EMPLOYEES - This policy applies to all U.S. employees of SSB Citi, including part-time employees. Each employee, including employees who serve as Fund officers or directors, must comply with all of the provisions of the policy applicable to SSB Citi employees unless otherwise indicated. Certain employees are considered to be "investment personnel" (i.e., portfolio managers, traders and research analysts (and each of their assistants)), and as such, are subject to certain additional restrictions outlined in the policy. All other employees of SSB Citi are considered to be "advisory personnel."

      Generally, temporary personnel and consultants working in any SSB Citi business are subject to the same provisions of the policy as full-time employees, and their adherence to specific requirements will be addressed on a case-by-case basis.

      The personal investment policies, procedures and restrictions referred to herein also apply to an employee's spouse and minor children. The policies also apply to any other account over which the employee is deemed to have BENEFICIAL OWNERSHIP. This includes: accounts of any immediate family members sharing the same household as the employee; accounts of persons or other third parties for whom the employee exercises investment discretion or gives investment advice; a legal vehicle in which the employee has a direct or indirect beneficial interest and has power over investment decisions; accounts for the benefit of a third party (e.g., a charity) which may be directed by the employee (other than in the capacity of an employee); and any account over which the employee may be deemed to have control. For a more detailed description of beneficial ownership, see Exhibit A attached hereto.

      These policies place certain restrictions on the ability of an employee to purchase or sell securities that are being or have been purchased or sold by an SSB Citi managed fund or client account. The restrictions also apply to securities that are "related" to a security being purchased or sold by an SSB Citi managed fund or client account. A "related security" is one whose value is derived from the value of another security (e.g., a warrant, option or an indexed instrument).

      FUND DIRECTORS - This policy applies to all directors of Funds that have adopted this policy. The personal investment policies, procedures and restrictions that specifically apply to Fund directors apply to all accounts and securities in which the director has direct or indirect beneficial ownership. See Exhibit A attached hereto for a more detailed description of beneficial ownership.

      SECURITIES are defined as stocks, notes, bonds, closed-end mutual funds, debentures, and other evidences of indebtedness, including senior debt, subordinated debt, investment contracts, commodity contracts, futures and all derivative instruments such as options, warrants and indexed instruments, or, in general, any interest or instrument commonly known as a "security."

III. ENFORCEMENT - It is the responsibility of each Covered Person to act in accordance with a high standard of conduct and to comply with the policies and procedures set forth in this document. SSB Citi takes seriously its obligation to monitor the personal investment activities of its employees. Any violation of this policy by employees will be considered serious, and may result in disciplinary action, which may include the unwinding of trades, disgorgement of profits, monetary fine or censure, and suspension or termination of employment. Any violation of this policy by a Fund director will be reported to the Board of Directors of the applicable Fund, which may impose such sanctions as it deems appropriate.

IV. OPENING AND MAINTAINING EMPLOYEE ACCOUNTS - All employee brokerage accounts, including spouse accounts, accounts for which the employee is deemed to have beneficial ownership, and any other accounts over which the employee and/or spouse exercise control, must be maintained either at Salomon Smith Barney ("SSB") or at Citicorp Investment Services ("CIS").(2) For spouses or other persons who, by reason of their employment, are required to conduct their securities, commodities or other financial transactions in a manner inconsistent with this policy, or in other exceptional circumstances, employees may submit a written request for an exemption to the Compliance Department. If approval is granted, copies of trade confirmations and monthly statements must be sent to the Compliance Department. In addition, all other provisions of this policy will apply.

V. EXCLUDED ACCOUNTS AND TRANSACTIONS - The following types of accounts/transactions need not be maintained at SSB or CIS, nor are they subject to the other restrictions of this policy:

      1. Accounts at outside mutual funds that hold only shares of open-end funds purchased directly from that fund company. NOTE: TRANSACTIONS RELATING TO CLOSED-END FUNDS ARE SUBJECT TO THE PRE-CLEARANCE, BLACKOUT PERIOD AND OTHER RESTRICTIONS OF THIS POLICY;

      2. Estate or trust accounts in which an employee or related person has a beneficial interest, but no power to affect investment decisions. There must be no communication between the account(s) and the employee with regard to investment decisions prior to execution. THE EMPLOYEE MUST DIRECT THE TRUSTEE/BANK TO FURNISH COPIES OF CONFIRMATIONS AND STATEMENTS TO THE COMPLIANCE DEPARTMENT;

      3. Fully discretionary accounts managed by either an internal or external registered investment adviser are permitted and may be custodied away from SSB and CIS if (i) the employee receives permission from the Regional Director of Compliance and the unit's Chief Investment Officer, and (ii) there is no communication between the manager and the employee with regard to investment decisions prior to execution. The employee must designate that copies of trade confirmations and monthly statements be sent to the Compliance Department;

      4. Employees may participate in direct investment programs which allow the purchase of securities directly from the issuer without the intermediation of a broker/dealer provided that the timing and size of the purchases are established by a pre-arranged, regularized schedule (e.g., dividend reinvestment plans). Employees must pre-clear the transaction at the time that the dividend reinvestment plan is being set up. Employees also must provide documentation of these arrangements and direct periodic (monthly or quarterly) statements to the Compliance Department; and

      5. In addition to the foregoing, the following types of securities are exempted from pre-clearance, blackout periods, reporting and short-term trading requirements: open-ended mutual funds; open-end unit investment trusts; U.S. Treasury bills, bonds and notes; mortgage pass-throughs (e.g. Ginnie Maes) that are direct obligations of the U.S. government; bankers acceptances; bank

(2) This requirement will become effective as to all employees on a date to be determined by the Compliance Department and may be subject to a phase-in implementation process.

          certificates of deposit; commercial paper; and high quality short-term debt instruments (meaning any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization, such as S&P or Moody's), including repurchase agreements.

VI. SECURITIES HOLDING PERIOD/SHORT-TERM TRADING - Securities transactions must be for investment purposes rather than for speculation. Consequently, employees may not profit from the purchase and sale, or sale and purchase, of the same or equivalent securities within sixty (60) calendar days, calculated on a First In, First Out (FIFO) basis (i.e., the security may be sold on the 61st day). Citigroup securities received as part of an employee's compensation are not subject to the 60-day holding period. All profits from short-term trades are subject to disgorgement. However, with the prior written approval of both a Chief Investment Officer and the Regional Director of Compliance, and only in rare and/or unusual circumstances, an employee may execute a short-term trade that results in a significant loss or in break-even status.

VII. PRE-CLEARANCE - All SSB Citi employees must pre-clear all personal securities transactions (see Section V for a listing of accounts, transactions and securities that do not require pre-clearance). A copy of the pre-clearance form is attached as Exhibit B. IN ADDITION, EMPLOYEES ARE PROHIBITED FROM ENGAGING IN MORE THAN TWENTY (20) TRANSACTIONS IN ANY CALENDAR MONTH, EXCEPT WITH PRIOR WRITTEN APPROVAL FROM THEIR CHIEF INVESTMENT OFFICER, OR DESIGNEE. A transaction must not be executed until the employee has received the necessary approval. Pre-clearance is valid only on the day it is given. If a transaction is not executed on the day pre-clearance is granted, it is required that pre-clearance be sought again on a subsequent day (i.e., open orders, such as limit orders, good until cancelled orders and stop-loss orders, must be pre-cleared each day until the transaction is effected). In connection with obtaining approval for any personal securities transaction, employees must describe in detail any factors which might be relevant to an analysis of the possibility of a conflict of interest. Any trade that violates the pre-clearance process may be unwound at the employee's expense, and the employee will be required to absorb any resulting loss and to disgorge any resulting profit.

      In addition to the foregoing, the CGAM NA Director of Global Equity Research, or his designate, must approve all personal securities transactions for members of the CGAM Research Department prior to pre-clearance from the Compliance Department as set forth in this section. Pre-approval by the Director of Research, or his designate, is in addition to and does not replace the requirement for the pre-clearance of all personal securities transactions.

VIII. BLACKOUT PERIODS - No Covered Person shall purchase or sell, directly or indirectly, any security in which he/she has, or by reason of the transaction acquires, any direct or indirect beneficial ownership if he/she has knowledge at the time of such transaction that the security is being purchased or sold, or is being considered for purchase or sale, by a managed fund or client account or in the case of a Fund director, by the director's Fund. In addition, the following Blackout Periods apply to the categories of SSB Citi employees listed below:

        1. PORTFOLIO MANAGERS AND PORTFOLIO MANAGER ASSISTANTS - may not buy or sell any securities for personal accounts seven (7) calendar days before or after managed funds or client accounts he/she manages trade in that security.

        2. TRADERS AND TRADER ASSISTANTS - may not buy or sell any securities for personal accounts three (3) calendar days before or seven (7) calendar days after managed funds or client accounts he/she executes trades for trade in that security.

        3. RESEARCH ANALYSTS AND RESEARCH ASSISTANTS - may not buy or sell any securities for personal accounts: seven (7) calendar days before or after the issuance of or a change in any recommendation; or seven
            (7) calendar days before or after any managed fund or client account about which the employee is likely to have trading or portfolio information (as determined by the Compliance Department) trades in that security.

        4. ADVISORY PERSONNEL (see Section II for details) - may not buy or sell any securities for personal accounts on the same day that a managed fund or client account about which the employee is likely to have trading or portfolio information (as determined by the Compliance Department) trades in that security.

        5. UNIT TRUST PERSONNEL - all employees assigned to the Unit Trust Department are prohibited from transacting in any security when a SSB Citi-sponsored Unit Trust portfolio is buying the same (or a related) security, until seven business days after the later of the completion of the accumulation period or the public announcement of the trust portfolio. Similarly, all UIT employees are prohibited from transacting in any security held in a UIT (or a related security) seven business days prior to the liquidation period of the trust.

         Employees in categories 1, 2 and 5 above may also be considered Advisory Personnel for other accounts about which the employee is likely to have trading or portfolio information (as determined by the Compliance Department).

         Any violation of the foregoing provisions will require the employee's trade to be unwound, with the employee absorbing any resulting loss and disgorging any resulting profit. Advisory personnel are subject to the unwinding of the trade provision; however, they may not be required to absorb any resulting loss (at the discretion of the Compliance Department and the employee's supervisor). Please be reminded that, regardless of the provisions set forth above, all employees are always prohibited from effecting personal securities transactions based on material, non-public information.

         Blackout period requirements shall not apply to any purchase or sale, or series of related transactions involving the same or related securities, involving 500 or fewer shares in the aggregate if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $10 billion and is listed on a U.S. Stock Exchange or NASDAQ. NOTE: PRE-CLEARANCE IS STILL REQUIRED. Under certain circumstances, the Compliance Department may determine that an employee may not rely upon this "Large Cap/De Minimis" exemption. In such a case, the employee will be notified prior to or at the time the pre-clearance request is made.

IX. PROHIBITED TRANSACTIONS - The following transactions by SSB Citi employees are prohibited without the prior written approval from the Chief Investment Officer, or designee, and the Regional Compliance Director:

        1.  The purchase of private placements; and

        2. The acquisition of any securities in an initial public offering (new issues of municipal debt securities may be acquired subject to the other requirements of this policy (e.g., pre-clearance).)

X. TRANSACTIONS IN OPTIONS AND FUTURES - SSB Citi employees may buy or sell derivative instruments such as individual stock options, options and futures on indexes and options and futures on fixed-income securities, and may buy or sell physical commodities and futures and forwards on such commodities. These transactions must comply with all of the policies and restrictions described in this policy, including pre-clearance, blackout periods, transactions in Citigroup securities and the 60-day holding period. However, the 60-day holding period does not apply to individual stock options that are part of a hedged position where the underlying stock has been held for more than 60 days and the entire position (including the underlying security) is closed out.

XI. PROHIBITED RECOMMENDATIONS - No Covered Person shall recommend or execute any securities transaction by any managed fund or client account, or, in the case of a Fund director, by the director's Fund, without having disclosed, in writing, to the Chief Investment Officer, or designee, any direct or indirect interest in such securities or issuers, except for those securities purchased pursuant to the "Large Cap/De Minimis" exemption described in Section VIII above. Prior written approval of such recommendation or execution also must be received from the Chief Investment Officer, or designee. The interest in personal accounts could be in the form of:

        1. Any direct or indirect beneficial ownership of any securities of such issuer;

        2.  Any contemplated transaction by the person in such securities;

        3.  Any position with such issuer or its affiliates; or

        4. Any present or proposed business relationship between such issuer or its affiliates and the person or any party in which such person has a significant interest.

XII. TRANSACTIONS IN CITIGROUP SECURITIES - Unless an SSB Citi employee is a member of a designated group subject to more restrictive provisions, or is otherwise notified to the contrary, the employee may trade in Citigroup securities without restriction (other than the pre-clearance and other requirements of this policy), subject to the limitations set forth below.

            Employees whose jobs are such that they know about Citigroup's quarterly earnings prior to release may not engage in any transactions in Citigroup securities during the "blackout periods" beginning on the first day of a calendar quarter and ending on the second business day following the release of earnings for the prior quarter. Members of the SSB Citi Executive Committee and certain other senior SSB Citi employees are subject to these blackout periods.

            Stock option exercises are permitted during a blackout period (but the simultaneous exercise of an option and sale of the underlying stock is prohibited). With regard to exchange traded options, no transactions in Citigroup options are permitted except to close or roll an option position that expires during a blackout period. Charitable contributions of Citigroup securities may be made during the blackout period, but an individual's private foundation may not sell donated Citigroup common stock during the blackout period. "Good `til cancelled" orders on Citigroup stock must be cancelled before entering a blackout period and no such orders may be entered during a blackout period.

            No employee may engage at any time in any personal transactions in Citigroup securities while in possession of material non-public information. Investments in Citigroup securities must be made with a long-term orientation rather than for speculation or for the generation of short-term trading profits. In addition, please note that employees may not engage in the following transactions:

        /diamond/ Short sales of Citigroup securities;

        /diamond/ Purchasesor sales of options ("puts" or "calls") on Citigroup securities, except writing a covered call at a time when the securities could have been sold under this policy;

        /diamond/ Purchases or sales of futures on Citigroup securities; or

        /diamond/ Any transactions relating to Citigroup securities that might reasonably appear speculative.

            The number of Citigroup shares an employee is entitled to in the Citigroup Stock Purchase Plan is not treated as a long stock position until such time as the employee has given instructions to purchase the shares of Citigroup. Thus, employees are not permitted to use options to hedge their financial interest in the Citigroup Stock Purchase Plan.

            Contributions into the firm's 401(k) Plan are not subject to the restrictions and prohibitions described in this policy.

XIII. ACKNOWLEDGEMENT AND REPORTING REQUIREMENTS - SSB CITI EMPLOYEES - All new SSB Citi employees must certify that they have received a copy of this policy, and have read and understood its provisions. In addition, all SSB Citi employees must:

        1. Acknowledge receipt of the policy and any modifications thereof, in writing (see Exhibit C for the form of Acknowledgement);

        2. Within 10 days of becoming an SSB Citi employee, disclose in writing all information with respect to all securities beneficially owned and any existing personal brokerage relationships (employees must also disclose any new brokerage relationships whenever established). Such information should be provided on the form attached as Exhibit D;

        3. Direct their brokers to supply, on a timely basis, duplicate copies of confirmations of all personal securities transactions (NOTE: THIS ---- REQUIREMENT MAY BE SATISFIED THROUGH THE TRANSMISSION OF AUTOMATED FEEDS);

        4. Within 10 days after the end of each calendar quarter, provide information relating to securities transactions executed during the previous quarter for all securities accounts (NOTE: THIS REQUIREMENT MAY BE SATISFIED THROUGH THE ---- TRANSMISSION OF AUTOMATED FEEDS);

        5. Submit an annual holdings report containing similar information that must be current as of a date no more than 30 days before the report is submitted, and confirm at least annually all brokerage relationships and any and all outside business affiliations (NOTE:
            THIS REQUIREMENT MAY BE SATISFIED THROUGH THE TRANSMISSION OF AUTOMATED FEEDS OR THE REGULAR RECEIPT OF MONTHLY BROKERAGE STATEMENTS); and

        6. Certify on an annual basis that he/she has read and understood the policy, complied with the requirements of the policy and that he/she has pre-cleared and disclosed or reported all personal securities transactions and securities accounts required to be disclosed or reported pursuant to the requirements of the policy.

      FUND DIRECTORS - Fund Directors shall deliver the information required by Items 1 through 4 of the immediately preceding paragraph, except that a Fund director who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, and who would be required to make reports solely by reason of being a Fund Director, is not required to make the initial and annual holdings reports required by Item 2. Also, a "non-interested" Fund Director need not supply duplicate copies of confirmations of personal securities transactions required by Item 3, and need only make the quarterly transactions reports required by Item 3 as to any security if at the time of a transaction by the Director in that security, he/she knew or in the ordinary course of fulfilling his/her official duties as a Fund Director should have known that, during the 15-day period immediately preceding or following the date of that transaction, that security is or was purchased or sold by that Director's Fund or was being considered for purchase or sale by that Director's Fund.

      DISCLAIMER OF BENEFICIAL OWNERSHIP - The reports described in Items 2 and 3 above may contain a statement that the reports shall not be construed as an admission by the person making the reports that he/she has any direct or indirect beneficial ownership in the securities to which the reports relate.

XIV. HANDLING OF DISGORGED PROFITS - Any amounts that are paid/disgorged by an employee under this policy shall be donated by SSB Citi to one or more charities. Amounts donated may be aggregated by SSB Citi and paid to such charity or charities at the end of each year.

XV. CONFIDENTIALITY - All information obtained from any Covered Person pursuant to this policy shall be kept in strict confidence, except that such information will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization or to the Fund Boards of Directors to the extent required by law, regulation or this policy.

XVI. OTHER LAWS, RULES AND STATEMENTS OF POLICY - Nothing contained in this policy shall be interpreted as relieving any person subject to the policy from acting in accordance with the provision of any applicable law, rule or regulation or, in the case of SSB Citi employees, any statement of policy or procedure governing the conduct of such person adopted by Citigroup, its affiliates and subsidiaries.

XVII. RETENTION OF RECORDS - All records relating to personal securities transactions hereunder and other records meeting the requirements of applicable law, including a copy of this policy and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law, including Rule 17j-1 under the 1940 Act. The Compliance Department shall have the responsibility for maintaining records created under this policy.

XVIII.MONITORING - SSB Citi takes seriously its obligation to monitor the personal investment activities of its employees and to review the periodic reports of all Covered Persons. Employee personal investment transaction activity will be monitored by the Compliance Department. All noted deviations from the policy requirements will be referred back to the employee for follow-up and resolution (with a copy to be supplied to the employee's supervisor). Any noted deviations by Fund directors will be reported to the Board of Directors of the applicable Fund for consideration and follow-up as contemplated by Section III hereof.

XIX. EXCEPTIONS TO THE POLICY - Any exceptions to this policy must have the prior written approval of both the Chief Investment Officer and the Regional Director of Compliance. Any questions about this policy should be directed to the Compliance Department.

XX. BOARD REVIEW - Fund management and SSB Citi shall provide to the Board of Directors of each Fund, on a quarterly basis, a written report of all material violations of this policy, and at least annually, a written report and certification meeting the requirements of Rule 17j-1 under the 1940 Act.

XXI. OTHER CODES OF ETHICS - To the extent that any officer of any Fund is not a Covered Person hereunder, or an investment subadviser of or principal underwriter for any Fund and their respective access persons (as defined in Rule 17j-1) are not Covered Persons hereunder, those persons must be covered by separate codes of ethics which are approved in accordance with applicable law.

XXII. AMENDMENTS - SSB CITI EMPLOYEES - Unless otherwise noted herein, this policy shall become effective as to all SSB Citi employees on March 30, 2000. This policy may be amended as to SSB Citi employees from time to time by the Compliance Department. Any material amendment of this policy shall be submitted to the Board of Directors of each Fund for approval in accordance with Rule 17j-1 under the 1940 Act.

      FUND DIRECTORS - This policy shall become effective as to a Fund upon the approval and adoption of this policy by the Board of Directors of that Fund in accordance with Rule 17j-1 under the 1940 Act or at such earlier date as determined by the Secretary of the Fund. Any material amendment of this policy that applies to the directors of a Fund shall become effective as to the directors of that Fund only when the Board of Directors of that Fund has approved the amendment in accordance with Rule 17j-1 or at such earlier date as determined by the Secretary of the Fund.

March 15, 2000

                                                                       EXHIBIT A

                       EXPLANATION OF BENEFICIAL OWNERSHIP

You are considered to have "Beneficial Ownership" of Securities if you have or share a direct or indirect "PECUNIARY INTEREST" in the Securities.

You have a "Pecuniary Interest" in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary Interest in Securities:

        1. Securities held by members of your IMMEDIATE FAMILY sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

           "Immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

        2. Your interest as a general partner in Securities held by a general or limited partnership.

        3. Your interest as a manager-member in the Securities held by a limited liability company.

You do NOT have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, UNLESS you are a controlling equityholder or you have or share investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

        1. Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

        2.  Your ownership of a vested interest in a trust.

        3. Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

THE FOREGOING IS A SUMMARY OF THE MEANING OF "BENEFICIAL OWNERSHIP". FOR PURPOSES OF THE ATTACHED POLICY, "BENEFICIAL OWNERSHIP" SHALL BE INTERPRETED IN THE SAME MANNER AS IT WOULD BE IN DETERMINING WHETHER A PERSON IS SUBJECT TO THE PROVISIONS OF SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE RULES AND REGULATIONS THEREUNDER

                                                                       EXHIBIT B

                  SSB CITI ASSET MANAGEMENT GROUP ("SSB CITI")
                        EMPLOYEE TRADE PRE-APPROVAL FORM
                                    (PAGE 1)

INSTRUCTIONS:

ALL EMPLOYEES ARE REQUIRED TO SUBMIT THIS FORM TO THE COMPLIANCE DEPARTMENT PRIOR TO PLACING A TRADE. THE COMPLIANCE DEPARTMENT WILL NOTIFY THE EMPLOYEE AS TO WHETHER OR NOT PRE-APPROVAL IS GRANTED. PRE-APPROVAL IS EFFECTIVE ONLY ON THE DATE GRANTED.


I. EMPLOYEE INFORMATION
--------------------------------------------------------------------------------
Employee Name:                                  Phone Number:
--------------------------------------------------------------------------------
Account Title:
--------------------------------------------------------------------------------
Account Number:
--------------------------------------------------------------------------------
Managed Account(s)/Mutual Fund(s) for which employee is a Covered Person:

--------------------------------------------------------------------------------

II.   SECURITY INFORMATION

                                      IPO [ ] Yes  [ ] No   PRIVATE PLACEMENT [ ] Yes [ ] No

-----------------------------------------------------------------------------------------------
 SECURITY NAME   SECURITY      TICKER   BUY/SELL  IF SALE, DATE           NO.        LARGE CAP
                 TYPE-E.G.,                       FIRST ACQUIRED(1)  SHARES/UNITS     STOCK?(2_
                 COMMON STOCK,
                 ETC.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

III.  YOUR POSITION WITH THE FIRM:
      (PLEASE CHECK ONE OF THE      [ ]     Portfolio Manager / Portfolio
      FOLLOWING)                            Manager Assistant
                                    [ ]     Research Analyst / Research Analyst
                                            Assistant
                                    [ ]     Trader / Trader Assistant
                                    [ ]     Unit Trust Personnel
                                    [ ]     Other (Advisory Personnel)

NOTE:    o  All Portfolio Managers must complete the reverse side of this form.
         o All RESEARCH ANALYSTS and RESEARCH ANALYST ASSISTANTS located in CONNECTICUT MUST provide an additional form signed by RAMA KRISHNA or one of his designees.

IV. CERTIFICATION

I CERTIFY THAT I WILL NOT EFFECT THE TRANSACTION(S) DESCRIBED ABOVE UNLESS AND UNTIL PRE-CLEARANCE APPROVAL IS OBTAINED FROM THE COMPLIANCE DEPARTMENT. I FURTHER CERTIFY THAT, EXCEPT AS DESCRIBED ON AN ATTACHED PAGE, TO THE BEST OF MY KNOWLEDGE, THE PROPOSED TRANSACTION(S) WILL NOT RESULT IN A CONFLICT OF INTEREST WITH ANY ACCOUNT MANAGED BY SSB CITI (INCLUDING MUTUAL FUNDS MANAGED BY SSB
CITI). I FURTHER CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE, THERE ARE NO PENDING ORDERS FOR ANY SECURITY LISTED ABOVE OR ANY RELATED SECURITY FOR ANY MANAGED ACCOUNTS AND/OR MUTUAL FUNDS FOR WHICH I AM CONSIDERED A COVERED PERSON. THE PROPOSED TRANSACTION(S) ARE CONSISTENT WITH ALL FIRM POLICIES REGARDING EMPLOYEE PERSONAL SECURITIES TRANSACTIONS.

SIGNATURE _______________________                 DATE__________________________

FOR USE BY THE COMPLIANCE DEPARTMENT
===================================================================================
                   [ ] Yes  [ ] No                  [ ] Yes   [ ] No     Reason not
ARE SECURITIES                       PRE-APPROVAL                         granted:
RESTRICTED?                            GRANTED?
---------------------------------------------------------------------------------------
COMPLIANCE DEPARTMENT SIGNATURE:                     Date:               Time:
---------------------------------------------------------------------------------------

1.    All securities sold must have been held for at least 60 days.
2. For purposes of SSB Citi's personal trading policies, a Large Cap Exemption applies to transactions involving 500 or fewer shares in aggregate and the stock is one that is listed on a U.S. stock exchange or NASDAQ and whose issuer has a market capitalization (outstanding shares multiplied by current price) of more than $10 billion.

                  SSB CITI ASSET MANAGEMENT GROUP ("SSB CITI")
                    PAGE 2 - PORTFOLIO MANAGER CERTIFICATION

All portfolio managers must answer the following questions in order to obtain pre-approval. All questions must be answered or the form will be returned. If a question is not applicable, please indicate "N/A".

1. Have your client accounts purchased or sold the securities (or related securities) in the past seven calendar days?

                              Yes [ ]    No [ ]

2. Do you intend to purchase or sell the securities (or related securities) for any client accounts in the next seven calendar days?

                              Yes [ ]    No [ ]

3. Do any of your client accounts currently own the securities (or related securities)?

                              Yes [ ]    No [ ]

      3a. If yes, and you are selling the securities for your personal account, please explain why the sale of the securities was rejected for client accounts but is appropriate for your personal account:
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

4. Have you, in the past 7 calendar days, CONSIDERED purchasing the securities (or related securities) for your client accounts?

                              Yes [ ]    No [ ]

      4a. If yes, and you are purchasing securities for your personal account, please explain why the purchase of the securities is appropriate for your account but has been rejected for your client accounts:
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

      4b. If no, and you are purchasing securities for your personal account, please explain why the purchase of the securities has not been considered for your client accounts:
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

CERTIFICATION

I certify that I will not effect the transaction(s) described above unless and until pre-clearance approval is obtained from the Compliance Department. I further certify that, except as described on an attached page, to the best of my knowledge, the proposed transaction(s) will not result in a conflict of interest with any account managed by SSB Citi (including mutual funds managed by SSB
Citi). I further certify that, to the best of my knowledge, there are no pending orders for any security listed above or any related securities for any Managed Accounts and/or Mutual Funds for which I am considered a Covered Person. The proposed transaction(s) are consistent with all firm policies regarding employee personal securities transactions.



_______________________________                 ______________________________
SIGNATURE                                       DATE

FOR USE BY THE COMPLIANCE DEPARTMENT
=================================================================================
                  [ ] Yes  [ ] No                 [ ] Yes  [ ] No  Reason not granted:
ARE SECURITIES                     PRE-APPROVAL
RESTRICTED?                        GRANTED?

--------------------------------------------------------------------------------------
COMPLIANCE DEPARTMENT SIGNATURE:                   Date:           Time:
--------------------------------------------------------------------------------------

                             PERSONAL INVESTMENT POLICY                EXHIBIT C
                                       FOR
                 SSB CITI ASSET MANAGEMENT GROUP - NORTH AMERICA
                   AND CERTAIN REGISTERED INVESTMENT COMPANIES

                                 ACKNOWLEDGMENT

    I ACKNOWLEDGE THAT I HAVE RECEIVED AND READ THE PERSONAL INVESTMENT POLICY FOR SSB CITI ASSET MANAGEMENT GROUP - NORTH AMERICA AND CERTAIN REGISTERED INVESTMENT COMPANIES DATED MARCH 15, 2000. I UNDERSTAND THE PROVISIONS OF THE PERSONAL INVESTMENT POLICY AS DESCRIBED THEREIN AND AGREE TO ABIDE BY THEM.

            EMPLOYEE NAME (PRINT): __________________
            SIGNATURE:             __________________
            DATE:                  __________________

  ------------------------------------------------------------------------------
  SOCIAL SECURITY                          DATE OF HIRE:
  NUMBER:
  ==============================================================================
  JOB FUNCTION &                           SUPERVISOR:
  TITLE:
  ------------------------------------------------------------------------------
  LOCATION:
  ------------------------------------------------------------------------------
  FLOOR AND/OR ZONE:                       TELEPHONE
                                           NUMBER:
  ------------------------------------------------------------------------------


  NASD REGISTERED EMPLOYEE (PLEASE CHECK ONE)  [ ] Yes   [ ] No
  ------------------------------------------------------------------------------
  If REGISTERED, list Registration \ License:
  ------------------------------------------------------------------------------


   THIS ACKNOWLEDGMENT FORM MUST BE COMPLETED AND RETURNED NO LATER THAN MARCH 30, 2000 TO THE COMPLIANCE DEPARTMENT - ATTENTION: VERA SANDUCCI-DENDY, 388 GREENWICH STREET, 23RD FLOOR, NEW YORK, NY 10013.

                                                                       EXHIBIT D

SSB CITI ASSET MANAGEMENT GROUP - NORTH AMERICA PERSONAL INVESTMENT POLICY FINANCIAL SERVICES FIRM DISCLOSURE AND INITIAL REPORT OF SECURITIES HOLDINGS

THIS REPORT MUST BE SIGNED, DATED AND RETURNED WITHIN 10 DAYS OF EMPLOYMENT TO THE COMPLIANCE DEPARTMENT - ATTENTION: VERA SANDUCCI-DENDY, 388 GREENWICH STREET, 23RD FLOOR

--------------------------------------------------------------------------------
EMPLOYEE NAME: ____________________________     DATE OF EMPLOYMENT:_____________

--------------------------------------------------------------------------------

BROKERAGE ACCOUNTS:

[ ] I do not have a BENEFICIAL INTEREST in any account(s) with any financial services firm.

[ ] I maintain the following account(s) with the financial services firm(s) listed below (attach additional information if necessary-e.g., a brokerage statement). Please include the information required below for any broker, dealer or bank where an account is maintained which holds securities for your direct or indirect benefit as of the date you began your employment.

Name of Financial Service(s) Firm and Address   Account Title     Account Number

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________


SECURITIES HOLDINGS:

Complete the following (or attach a copy of your most recent statement(s)) listing all of your securities holdings, with the exception of open-ended mutual funds and U.S Government securities if:

o You own securities which are held by financial services firm(s) as described above. If you submit a copy of a statement, it must include all of the information set forth below. Please be sure to include any additional securities purchased since the date of the brokerage statement which is attached. Use additional sheets if necessary.

o Your securities are not held with a financial service(s) firm (e.g., dividend reinvestment programs).

--------------------------------------------------------------------------------
TITLE OF     TICKER        # OF       PRINCIPAL     HELD       FINANCIAL
SECURITY     SYMBOL        SHARES     AMT.          SINCE      SERVICES FIRM
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

[ ]  I have no securities holdings to report.

I CERTIFY THAT I HAVE RECEIVED THE SSB CITI - NORTH AMERICA PERSONAL INVESTMENT POLICY AND HAVE READ IT AND UNDERSTOOD ITS CONTENTS. I FURTHER CERTIFY THAT THE ABOVE REPRESENTS A COMPLETE AND ACCURATE DESCRIPTION OF MY BROKERAGE ACCOUNT(S) AND SECURITIES HOLDINGS AS OF MY DATE OF EMPLOYMENT.

Signature: _________________________________________  Date of Signature:

                                                       EFFECTIVE MARCH 1, 2000




                                 CODE OF ETHICS





                         T. ROWE PRICE ASSOCIATES, INC.
                               AND ITS AFFILIATES

                                 CODE OF ETHICS

                                       OF

                         T. ROWE PRICE ASSOCIATES, INC.

                               AND ITS AFFILIATES



                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

GENERAL POLICY STATEMENT...................................................1-1
     Purpose and Scope of Code of Ethics...................................1-1
     Who is Subject to the Code............................................1-1
     Price Associates' Status as a Fiduciary...............................1-2
     What the Code Does Not Cover..........................................1-2
     Compliance with the Code..............................................1-2
     Questions Regarding the Code..........................................1-2
STANDARDS OF CONDUCT OF PRICE ASSOCIATES AND ITS EMPLOYEES.................2-1
     Allocation of Client Brokerage........................................2-1
     Antitrust........................................................2-1; 8-1
     Compliance with Copyright Laws........................................2-1
     Computer Security................................................2-1; 7-1
     Conflicts of Interest.................................................2-1
         Relationships with Profitmaking Enterprises.......................2-1
         Service with Nonprofitmaking Enterprises..........................2-2
         Relationships with Financial Service Firms........................2-2
         Investment Clubs..................................................2-2
     Confidentiality.......................................................2-3
         Internal Operating Procedures and Planning........................2-3
         Clients, Fund Shareholders, and TRP Brokerage Customers...........2-3
         Investment Advice.................................................2-3
         Investment Research...............................................2-4
         Understanding as to Clients' Accounts and Company Records
           at time of Employee Termination.................................2-4

     Corporate Responsibility.........................................2-4; 5-1
     Employment of Former Government Employees.............................2-5
     Employment Practices..................................................2-5

         Equal Opportunity.................................................2-5
         Harassment........................................................2-5
         Drug and Alcohol Abuse............................................2-5
     Past and Current Litigation...........................................2-6
     Financial Reporting...................................................2-6
     Health and Safety in the Workplace....................................2-6
     Illegal Payments......................................................2-6
     Marketing and Sales Activities........................................2-6
     Policy Regarding Acceptance and Giving of Gifts and Gratuities........2-6
         Receipt of Gifts..................................................2-7
         Giving of Gifts...................................................2-7
         Additional Requirements for the Giving of Gifts in Connection
           with the Broker/Dealer..........................................2-7
         Entertainment.....................................................2-8
         Research Trips....................................................2-9
     Political Activities..................................................2-9
     Protection of Corporate Assets.......................................2-10
     Quality of Services..................................................2-10
     Record Retention.....................................................2-10
     Referral Fees........................................................2-10
     Release of Information to the Press..................................2-10
     Responsibility to Report Violations..................................2-10
     Service as Trustee, Executor or Personal Representative..............2-11
     Speaking Engagements and Publications................................2-11
     Trading in Securities with Inside Information...................2-11; 3-1

STATEMENT OF POLICY ON MATERIAL, INSIDE (NON-PUBLIC) INFORMATION...........3-1
STATEMENT OF POLICY ON SECURITIES TRANSACTIONS.............................4-1
STATEMENT OF POLICY ON CORPORATE RESPONSIBILITY............................5-1
STATEMENT OF POLICY WITH RESPECT TO COMPLIANCE
   WITH COPYRIGHT LAWS.....................................................6-1
STATEMENT OF POLICY WITH RESPECT TO COMPUTER SECURITY
   AND RELATED ISSUES......................................................7-1
STATEMENT OF POLICY ON COMPLIANCE WITH
   ANTITRUST LAWS..........................................................8-1

March, 2000

                                 CODE OF ETHICS

                                       OF

                         T. ROWE PRICE ASSOCIATES, INC.

                               AND ITS AFFILIATES



                                      INDEX

                                                                          PAGE
                                                                          ----

Access Persons.............................................................4-3
Activities, Political......................................................2-9
Alcohol Abuse..............................................................2-5
Allocation of Client Brokerage.............................................2-1
Antitrust.............................................................2-1; 8-1
Approved Company Rating Changes...........................................4-11
Assets, Protection of Corporate...........................................2-10
Association of Investment Management and Research ("AIMR").................2-6
Brokerage Accounts..................................................4-11; 4-12
Chinese Wall...............................................................3-6
Client Brokerage, Allocation of............................................2-1
Client Limit Orders.......................................................4-16
Code of Ethics, Compliance with............................................1-2
Code of Ethics, Purpose and Scope of.......................................1-1
Code of Ethics, Questions Regarding........................................1-2
Code of Ethics, Who is Subject to..........................................1-1
Co-Investment by Employees with Client Investment Partnerships............4-14
Computer Security.....................................................2-1; 7-1
Conduct, Standards of, Price Associates and its Employees..................2-1
Confidentiality............................................................2-3
Confidentiality of Computer Systems Activities and Information.............7-1
Conflicts of Interest......................................................2-1
Copyright Laws, Compliance with.......................................2-1; 6-1
Corporate Assets, Protection of...........................................2-10

Corporate Responsibility..............................................2-4; 5-1
Drug Abuse.................................................................2-5
Employee Co-Investment with Client Investment Partnerships................4-14
Employees, Standards of Conduct............................................2-1
Employment of Former Government Employees..................................2-5
Employment Practices.......................................................2-5
Entertainment..............................................................2-8
Equal Opportunity..........................................................2-5
Exchange - Traded Index Options...........................................4-16
Executor, Service as......................................................2-11
Fees, Referral............................................................2-10
Fiduciary, Price Associates' Status as a ..................................1-2
Financial Reporting........................................................2-6
Financial Service Firms, Relationships with................................2-2
Front Running..............................................................4-1
General Policy Statement...................................................1-1
Gifts, Giving..............................................................2-7
Gifts, Receipt of..........................................................2-7
Government Employees, Employment of Former.................................2-5
Harassment.................................................................2-5
Health and Safety in the Workplace.........................................2-6
Illegal Payments...........................................................2-6
Information, Release to the Press.........................................2-10
Initial Public Offerings...................................................4-9
Inside Information, Trading in Securities with............................2-11
Interest, Conflicts of.....................................................2-1
Internet, Access to........................................................7-2
Investment Clubs.....................................................2-2; 4-14
Investment Personnel.......................................................4-3
Large Company Exemption for Securities Transactions.......................4-15
Margin Accounts...........................................................4-15
Marketing and Sales Activities.............................................2-6
Non-Access Persons.........................................................4-4
Nonprofitmaking Enterprises, Service with..................................2-2
Options and Futures.......................................................4-16

Payments, Illegal..........................................................2-6
Personal Securities Holdings, Disclosure of by Access Persons.............4-18
Personal Representative, Service as.......................................2-11
Political Activities.......................................................2-9
Press, Release of Information to the......................................2-10
Price Associates, Standards of Conduct.....................................2-1
Price Associates' Stock, Transactions in...................................4-5
Prior Clearance of Securities Transactions (other than Price Associates'
  stock)...................................................................4-8
Private Placement, Investment In..........................................4-10
Private Placement Memoranda................................................3-7
Profitmaking Enterprises, Relationships with...............................2-1
Protection of Corporate Assets............................................2-10
Publications..............................................................2-11
Quality of Services.......................................................2-10
Questions Regarding the Code...............................................1-2
Rating Changes, Approved Company..........................................4-11
Record Retention..........................................................2-10
Referral Fees.............................................................2-10
Release of Information to the Press.......................................2-10
Reporting, Financial.......................................................2-6
Reporting, Price Associates' Stock Transactions............................4-6
Reporting, Securities Transactions (other than Price Associates' stock)...4-12
Research Trips.............................................................2-9
Responsibility, Corporate.............................................2-4; 5-1
Restricted List............................................................3-7
Retention, Record.........................................................2-10
Safety and Health in the Workplace.........................................2-6
Securities Transactions, Reporting of (other than Price Associates'
  stock)..................................................................4-12
Services, Quality of......................................................2-10
Short Sales...............................................................4-17
Sixty (60) Day Rule.......................................................4-17
Software Programs, Application of Copyright Law............................7-5
Speaking Engagements......................................................2-11
Standards of Conduct of Price Associates and its Employees.................2-1
Statement, General Policy..................................................1-1

Temporary Workers, Application of Code to.............................1-1; 4-2
Termination of Employment..................................................2-4
Trading Activity..........................................................4-15
Trips, Research............................................................2-9
Trustee, Service as.......................................................2-11
Violations, Responsibility to Report......................................2-10
Watch List.................................................................3-6


March, 2000

                                 CODE OF ETHICS
                                       OF
                         T. ROWE PRICE ASSOCIATES, INC.
                               AND ITS AFFILIATES

                            GENERAL POLICY STATEMENT


PURPOSE AND SCOPE OF CODE OF ETHICS. In recognition of T. Rowe Price Associates, Inc.'s ("PRICE ASSOCIATES") commitment to maintain the highest standards of professional conduct and ethics, the firm's Board of Directors has adopted this Code of Ethics ("CODE") composed of Standards of Conduct and the following Statements of Policy ("STATEMENTS"):

1.    Statement of Policy on Material, Inside (Non-Public) Information

2.    Statement of Policy on Securities Transactions

3.    Statement of Policy on Corporate Responsibility

4.    Statement of Policy with Respect to Compliance with Copyright Laws

5.    Statement of Policy with Respect to Computer Security and Related Issues

6.    Statement of Policy on Compliance with Antitrust Laws

The purpose of this Code is to help preserve our most valuable asset - the reputation of Price Associates and its employees.

WHO IS SUBJECT TO THE CODE. Price Associates, its subsidiaries and their officers, directors and employees are all subject to the Code, as are all Rowe Price-Fleming International, Inc. ("RPFI") and T. Rowe Fleming Asset Management Limited ("TRFAM") personnel (officers, directors, and employees) who are stationed in Baltimore. In addition, the following persons are also subject to the Code:

1. All temporary workers hired on the Price Associates payroll ("TRPA TEMPORARIES");

2. All agency temporaries, whose assignments at Price Associates exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period;

3. All independent or agency-provided consultants whose assignments exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period AND whose work is closely related to the ongoing work of Price Associates' employees (versus project work that stands apart from ongoing work); and

4. Any contingent worker whose assignment is more than casual in nature or who will be exposed to the kinds of information and situations that would create conflicts on matters covered in the Code.

PRICE ASSOCIATES' STATUS AS A FIDUCIARY. The primary responsibility of Price Associates as an investment adviser is to render to its clients on a professional basis unbiased and continuous advice regarding their investments. As an investment adviser, Price Associates has a fiduciary relationship with all of its clients, which means that it has an absolute duty of undivided loyalty, fairness and good faith toward its clients and mutual fund shareholders and a corresponding obligation to refrain from taking any action or seeking any benefit for itself which would, or which would appear to, prejudice the rights of any client or shareholder or conflict with his or her best interests.

WHAT THE CODE DOES NOT COVER. The Code was not written for the purpose of covering all policies, rules and regulations to which employees may be subject. As an example, T. Rowe Price Investment Services, Inc. ("INVESTMENT SERVICES") is a member of the National Association of Securities Dealers, Inc. ("NASD") and, as such, is required to maintain written supervisory procedures to enable it to supervise the activities of its registered representatives and associated persons to ensure compliance with applicable securities laws and regulations, and with the applicable rules of the NASD and its regulatory subsidiary, NASD Regulation, Inc. ("NASDR").

COMPLIANCE WITH THE CODE. Strict compliance with the provisions of this Code is considered a basic condition of employment with the firm. An employee may be required to surrender any profit realized from a transaction which is deemed to be in violation of the Code. In addition, any breach of the Code may constitute grounds for disciplinary action, including dismissal from employment. Employees may appeal to the Management Committee any ruling or decision rendered with respect to the Code.

QUESTIONS  REGARDING  THE  CODE.   Questions  regarding  the  Code  should  be
referred as follows:

1. Standards of Conduct of Price Associates and its Employees: the Chairperson of the Ethics Committee or the Director of Human Resources.

2. Statement of Policy on Material, Inside (Non-Public) Information: Legal Department.

3. Statement of Policy on Securities Transactions: The Chairperson of the Ethics Committee or his or her designee.

4. Statement of Policy on Corporate Responsibility: Corporate Responsibility Committee.

5. Statement of Policy with Respect to Compliance with Copyright Laws: Legal Department.

6.    Statement of Policy with Respect to Computer Security and Related Issues:
      Legal Department.

7.    Statement of Policy on Compliance with Antitrust Laws: Legal Department.

March, 2000

           STANDARDS OF CONDUCT OF PRICE ASSOCIATES AND ITS EMPLOYEES

ALLOCATION OF CLIENT BROKERAGE. The firm's policies with respect to the allocation of client brokerage are set forth in Part II of Form ADV, Price Associates' registration statement filed with the Securities and Exchange Commission ("SEC"). It is imperative that all employees -- especially those who are in a position to make recommendations regarding brokerage allocation, or who are authorized to select brokers who will execute securities transactions on behalf of our clients -- read and become fully knowledgeable concerning our policies in this regard. Any questions regarding our firm's allocation of client brokerage should be addressed to the Chairperson of the Brokerage Control Committee.

ANTITRUST. The U.S. antitrust laws are designed to ensure fair competition and preserve the free enterprise system. Some of the most common antitrust issues with which an employee may be confronted are in the areas of pricing (adviser fees) and trade association activity. To ensure its employees' understanding of these laws, Price Associates has adopted a Statement of Policy on Compliance with Antitrust Laws. All employees should read and understand this Statement. (SEE page 8-1).

COMPLIANCE WITH COPYRIGHT LAWS. To protect Price Associates and its employees, Price Associates has adopted a Statement of Policy with Respect to Compliance with Copyright Laws. All employees should read and understand this Statement (SEE page 6-1).

COMPUTER SECURITY. Computer systems and programs play a central role in Price Associates' operations. To establish appropriate computer security to minimize potential for loss or disruptions to our computer operations, Price Associates has adopted a Statement of Policy with Respect to Computer Security and Related Issues. All employees should read and understand this Statement (SEE page 7-1).

CONFLICTS OF INTEREST. A direct or indirect interest in a supplier, creditor, debtor or competitor may conflict with the interests of Price Associates. All employees must avoid placing themselves in a "compromising position" where their interests may be in conflict with those of Price Associates or its clients.

      RELATIONSHIPS WITH PROFITMAKING ENTERPRISES. A conflict may occur when an employee of Price Associates is also employed by another firm, directly or as a consultant or independent contractor; has a direct financial interest in another firm; has an immediate family financial interest in another firm; or is a director, officer or partner of another firm.

      Employees of our firm sometimes serve as directors, officers, partners, or in other capacities with profitmaking enterprises not related to Price Associates or its mutual funds. Employees are generally prohibited from serving as officers or directors of corporations which are approved or are likely to be approved for purchase in our firm's client accounts.

      An employee may not accept outside employment that would require him or her to become registered (or dually registered) as a representative of an unaffiliated broker/dealer, investment adviser, or an insurance broker or company. An employee may also not become independently registered as an investment adviser.

      An employee who is contemplating obtaining another interest or relationship that might conflict or appear to conflict with the interests of Price Associates, such as accepting employment with or an appointment as a director, officer or partner of an outside profitmaking enterprise must receive the prior approval of the Ethics Committee. Upon review by the Ethics Committee, the employee will be advised in writing of the Committee's decision. Decisions by the Ethics Committee regarding outside directorships in profitmaking enterprises will be reviewed by the Management Committee before becoming final. Outside business interests that will not conflict or appear to conflict with the interests of the firm need not be reviewed by the Ethics Committee, but must be approved by the Employee's supervisor.

      Certain employees may serve as directors or as members of Creditors Committees or in similar positions for non-public, for-profit entities in connection with their professional activities at Price Associates. An employee must obtain the permission of the Management Committee before accepting such a position and must relinquish the position if the entity becomes publicly held, unless otherwise determined by the Management Committee.

      SERVICE WITH NONPROFITMAKING ENTERPRISES. Price Associates encourages its employees to become involved in community programs and civic affairs. However, employees should not permit such activities to affect the performance of their job responsibilities. Approval by the Chairperson of the Ethics Committee must be obtained before an employee accepts a position as a trustee or member of the Board of Directors of any non-profit organization.

      RELATIONSHIPS WITH FINANCIAL SERVICE FIRMS. In order to avoid any actual or apparent conflicts of interest, employees are prohibited from investing in or entering into any relationship, either directly or indirectly, with corporations, partnerships, or other entities which are engaged in business as a broker, a dealer, an underwriter, and/or an investment adviser. As described above, this prohibition extends to registration and/or licensure with an unaffiliated firm. This prohibition, however, is not meant to prevent employees from purchasing publicly traded securities of broker/dealers, investment advisers or other companies engaged in the mutual fund industry. Of course, all such purchases are subject to prior clearance and reporting procedures, as applicable. This policy does not preclude an employee from engaging an outside investment adviser to manage his or her assets.

      If any member of an employee's immediate family is employed by, has a partnership interest in, or has an equity interest of .5% or more in a broker/dealer, investment adviser or other company engaged in the mutual fund industry, the relationship must be reported to the Ethics Committee.

      INVESTMENT CLUBS. Access Persons (defined on p. 4-3 of the Code) must receive the prior approval of the Chairperson of the Ethics Committee before forming or participating in a stock or investment club. Transactions in which Access Persons have beneficial ownership or control (SEE p. 4-4) through investment clubs are subject to the firm's Statement of Policy on Securities Transactions. Non-Access Persons (defined on p. 4-4) do not have to receive prior approval to form or participate in a stock or investment club and need only obtain prior clearance of transactions in Price Associates' stock. As described on p. 4-16, an exemption from prior clearance for an Access Person (except for transactions in Price Associates' stock) is generally available if the Access Person has beneficial ownership solely by virtue of his or her spouse's participation in the club and has no investment control or input into decisions regarding the club's securities transactions.

CONFIDENTIALITY. The exercise of confidentiality extends to four major areas of our operations: internal operating procedures and planning; clients, fund shareholders and TRP Brokerage customers; investment advice; and investment research. The duty to exercise confidentiality applies not only when an employee is with the firm, but also after he or she terminates employment with the firm.

      INTERNAL OPERATING PROCEDURES AND PLANNING. During the years we have been in business, a great deal of creative talent has been used to develop specialized and unique methods of operations and portfolio management. In many cases, we feel these methods give us an advantage over our competitors, and we do not want these ideas disseminated outside our firm. Accordingly, employees should be guarded in discussing our business practices with outsiders. Any requests from outsiders for specific information of this type should be cleared with your supervisor before it is released.

      Also, from time to time management holds meetings with employees in which material, non-public information concerning the firm's future plans is disclosed. Employees should never discuss confidential information with, or provide copies of written material concerning the firm's internal operating procedures or projections for the future to, unauthorized persons outside the firm.

      CLIENTS, FUND SHAREHOLDERS, AND TRP BROKERAGE CUSTOMERS. In many instances, when clients subscribe to our services, we ask them to disclose fully their financial status and needs. This is done only after we have assured them that every member of our organization will hold this information in strict confidence. It is essential that we respect their trust. A simple rule for employees to follow is that the names of our clients, fund shareholders, or TRP Brokerage customers or any information pertaining to their investments must never be divulged to anyone outside the firm, not even to members of their immediate families, and must never be used as a basis for personal trades over which the employee has beneficial interest or control.

      INVESTMENT ADVICE. Because of the fine reputation our firm enjoys, there is a great deal of public interest in what we are doing in the market. There are two major considerations that dictate why we must not provide investment "tips":

      o From the point of view of our clients, it is not fair to give other people information which clients must purchase.

      o From the point of view of the firm, it is not desirable to create an outside demand for a stock when we are trying to buy it for our clients, as this will only serve to push the price up. The reverse is true if we are selling.

      In light of these considerations, employees must never disclose to outsiders our buy and sell recommendations, securities we are considering for future investment, or the portfolio holdings of our clients or mutual funds.

      The practice of giving investment advice informally to members of your immediate family should be restricted to very close relatives. Any transactions resulting from such advice are subject to the prior approval (Access Persons only) and reporting requirements (Access Persons AND Non-Access Persons) of the Statement of Policy on Securities Transactions. Under no circumstances should an employee receive compensation directly or indirectly (other than from Price Associates or an affiliate) for rendering advice to either clients or non-clients.

      INVESTMENT RESEARCH. Any report circulated by a research analyst is confidential in its entirety and should not be reproduced or shown to anyone outside of our organization, except our clients where appropriate.

      UNDERSTANDING AS TO CLIENTS' ACCOUNTS AND COMPANY RECORDS AT TIME OF EMPLOYEE TERMINATION. The accounts of clients, mutual fund shareholders, and TRP Brokerage customers are the sole property of Price Associates. This applies to all clients for whom Price Associates acts as investment adviser, regardless of how or through whom the client relationship originated and regardless of who may be the counselor for a particular client. At the time of termination of employment with Price Associates, an employee must: (1) surrender to Price Associates in good condition any and all materials, reports or records (including all copies in his or her possession or subject to his or her control) developed by him or her or any other person which are considered confidential information of Price Associates (except copies of any research material in the production of which the employee participated to a material extent); and (2) refrain from communicating, transmitting or making known to any person or firm any information relating to any materials or matters whatsoever which are considered by Price Associates to be confidential.

Employees must use care in disposing of any confidential records or correspondence. Confidential material that is to be discarded should be torn up or, if a quantity of material is involved, you should contact Document Management for instructions regarding proper disposal.

CORPORATE RESPONSIBILITY. As a major institutional investor with a fiduciary duty to its clients, including its mutual fund shareholders, Price Associates has adopted a Statement of Policy on Corporate Responsibility (SEE page 5-1). The purpose of this Statement is to establish formal standards and procedures to guide Price Associates with respect to its responsibilities to deal with matters of corporate and social responsibilities which may affect the companies in which client assets are invested.

EMPLOYMENT OF FORMER GOVERNMENT EMPLOYEES. Federal laws and regulations govern the employment of former employees of the U.S. Government and its agencies, including the SEC. In addition, certain states have adopted similar statutory restrictions. Finally, certain states and municipalities which are clients of Price Associates have imposed contractual restrictions in this regard. Before any action is taken to discuss employment by Price Associates of a former government employee, guidance must be obtained from the Legal Department.

EMPLOYMENT PRACTICES

      EQUAL OPPORTUNITY. Price Associates is committed to the principles of Equal Employment. We believe our continued success depends on talented people, without regard to race, color, religion, national origin, gender, age, disability, sexual orientation, Vietnam era military service or any other classification protected by federal, state or local laws.

      This commitment to Equal Opportunity covers all aspects of the employment relationship including recruitment, application and initial employment, promotion and transfer, selection for training opportunities, wage and salary administration, and the application of service, retirement, and employee benefit plan policies.

      All members of T. Rowe Price staff are expected to comply with the spirit and intent of our Equal Employment Opportunity Policy.

      If you feel you have not been treated in accordance with this policy, contact your immediate supervisor, your manager or a Human Resources Representative. No retaliation will be taken against any employee who reports an incident of alleged discrimination.

      HARASSMENT. Price Associates intends to provide employees a workplace free from any form of harassment. This includes sexual harassment which, banned by and punishable under the Civil Rights Act of 1964, may result from unwelcome advances, requests for favors or any verbal or physical conduct of a sexual nature. Such actions or statements may or may not be accompanied by explicit or implied promises of preferential treatment or negative consequences in connection with one's employment. Harassment might include uninvited sex-oriented conversations, touching, comments, jokes, suggestions or innuendos. This type of behavior can create a stressful, intimidating and offensive atmosphere; it may adversely affect morale and work performance.

      Any employee who feels offended by the action or comments of another, or any employee who has observed such behavior, should report the matter, in confidence, to his or her immediate supervisor. If that presents a problem, report the matter to the Director of Human Resources or another person in the Human Resources Department. All complaints will be investigated immediately and confidentially. Any employee who has behaved in a reprehensible manner will be subject to disciplinary action in keeping with the gravity of the offense.

      DRUG AND ALCOHOL ABUSE. Price Associates has adopted a Statement of Policy, available from Human Resources, to maintain a drug-free workplace and prevent alcohol abuse. This policy fosters a safe, healthful and productive environment for its employees and customers and protects Price Associates' property, equipment, operations and reputation in the community and the industry.

PAST AND CURRENT LITIGATION. As a condition of employment, each new employee is required to answer a questionnaire regarding past and current civil and criminal actions and certain regulatory matters. Price Associates uses the information obtained through these questionnaires to answer questions asked on federal and state registration forms and for insurance and bonding purposes. Each employee is responsible for keeping answers on the questionnaire current. If an employee becomes party to any proceeding that could lead to his or her conviction for any felony or misdemeanor (other than traffic or other minor offenses) or becomes the subject of a regulatory action by the SEC, a state, a foreign government or any domestic or foreign self-regulatory organization relating to securities or investment activities, he or she should notify the Legal Department promptly.

FINANCIAL REPORTING. Price Associates' records are maintained in a manner that provides for an accurate record of all financial transactions in conformity with generally accepted accounting principles. No false or deceptive entries may be made and all entries must contain an appropriate description of the underlying transaction. All reports, vouchers, bills, invoice, payroll and service records and other essential data must be accurate, honest and timely and should provide an accurate and complete representation of the facts.

HEALTH AND SAFETY IN THE WORKPLACE. Price Associates recognizes its responsibility to provide employees a safe and healthful workplace and proper facilities to help them do their jobs effectively.

ILLEGAL PAYMENTS. State, federal and foreign laws prohibit the payment of bribes, kickbacks, inducements or other illegal gratuities or payments by or on behalf of Price Associates. Price Associates, through its policies and practices, is committed to comply fully with these laws. The Foreign Corrupt Practices Act makes it a crime to corruptly give, promise or authorize payment, in cash or in kind, for any service to a foreign official or political party in connection with obtaining or retaining business. If an employee is solicited to make or receive an illegal payment, he or she should contact the Legal Department.

MARKETING AND SALES ACTIVITIES. All written and oral marketing materials and presentations (including performance data) must be in compliance with applicable SEC, NASD, and Association of Investment Management and Research ("AIMR") requirements. All advertisements, sales literature and other written marketing materials (whether they be for the Price Funds, non-Price funds, or various advisory or brokerage services) must be reviewed and approved by the advertising section of the Legal Department prior to use. All performance data distributed outside the firm, including total return and yield information, must be obtained from the Performance Group before distribution.

POLICY REGARDING ACCEPTANCE AND GIVING OF GIFTS AND GRATUITIES. The firm, as well as its employees and members of their families, should not accept or give gifts that might in any way create or appear to create a conflict of interest or interfere with the impartial discharge of our responsibilities to clients or place our firm in a difficult or embarrassing position. Such gifts would include gratuities or other accommodations from or to business contacts, brokers, securities salespersons, approved companies, suppliers, clients, or any other individual or organization with whom our firm has a business relationship, but would not include certain types of business entertainment as described later in this section.

      RECEIPT OF GIFTS. Personal contacts may lead to gifts which are offered on a friendship basis and may be perfectly proper. It must be remembered, however, that business relationships cannot always be separated from personal relationships and that the integrity of a business relationship is always susceptible to criticism in hindsight where gifts are received.

      Under no circumstances may employees accept gifts from any business or business contact in the form of cash or cash equivalents. Gift certificates may only be accepted if used; they may not be converted to cash except for nominal amounts not consumed when the gift certificate is used.

      There may be an occasion where it might be awkward to refuse a token non-cash expression of appreciation given in the spirit of friendship. In such cases, the value of all gifts received from a business contact should not exceed $100 in any twelve-month period. The value of a gift directed to the members of a department as a group may be divided by the number of the employees in that Department. Gifts received which are unacceptable according to this policy must be returned to the givers.

      GIVING OF GIFTS. An employee may never give a gift to a business contact in the form of cash or cash equivalents, including gift certificates. Token gifts may be given to business contacts, but the aggregate value of all such gifts given to the business contact may not exceed $100 in any twelve-month period without the permission of the Chairperson of the Ethics Committee. If an employee believes that it would be appropriate to give a gift with a value exceeding $100 to a business contact in a specific situation, he or she must submit a written request to the Chairperson of the Ethics Committee. The request should specify:

        [ ] the name of the giver;

        [ ] the name of the intended recipient and his or her employer;

        [ ] the nature of the gift and its monetary value;

        [ ] the nature of the business relationship; and

        [ ] the reason the gift is being given.

      NASD regulations prohibit exceptions to the $100 limit for gifts given in connection with Investment Services' business. Baltimore/Legal Compliance will retain a record of all such gifts.

      ADDITIONAL REQUIREMENTS FOR THE GIVING OF GIFTS IN CONNECTION WITH THE BROKER/DEALER. NASD Conduct Rule 3060 imposes stringent reporting requirements for gifts given to any principal, employee, agent or similarly situated person where the gift is in connection with Investment Services' business with the person's employer. Examples of gifts that fall under this rule would include any gift given to an employee of a company to which our firm provides investment products such as mutual funds (E.G., many 401(k) plans) or to which we are marketing investment products. Under this NASD rule, gifts may not exceed $100 (without exception) and persons associated with Investment Services, including its registered representatives, must report EACH such gift.

      The NASD reporting requirement is normally met when an item is ordered electronically from the Corporate Gift website. If a gift is obtained from another source, it must be reported to Baltimore/Legal Compliance. The report to Baltimore Legal/Compliance must include:

        [ ] the name of the giver;

        [ ] the name of the recipient and his or her employer;

        [ ] the nature of the gift and its monetary value;

        [ ] the nature of the business relationship; and

        [ ] the date the gift was given.

      ENTERTAINMENT. Our firm's $100 limit on the acceptance and giving of gifts not only applies to gifts of merchandise, but also covers the enjoyment or use of property or facilities for weekends, vacations, trips, dinners, and the like. However, this limitation does not apply to dinners, sporting events and other activities which are a normal part of a business relationship. To illustrate this principle, the following examples are provided:

            First Example: The head of institutional research at brokerage firm "X" (whom you have known and done business with for a number of years) invites you and your wife to join her and her husband for dinner and afterwards a theatrical production.

            Second Example: You are going to New York for a weekend with your wife. You wish to see a recent Broadway hit, but are told it is sold out. You call a broker friend who works at company "X" to see if he can get tickets for you. The broker says yes and offers you two tickets free of charge.

            Third Example: You have been invited by a vendor to a multi-day excursion to a resort where the primary focus is entertainment as opposed to business. The vendor has offered to pay your travel and lodging for this trip.

      In the first example, it would be proper for you to accept the invitation.

      With respect to the second example, it would not be proper to solicit a person doing business with the firm for free tickets to any event. You could, however, accept the tickets if you pay for them at their fair value or, if greater, at the cost to the broker.

      With respect to the third example, trips of substantial value, such as multi-day excursions to resorts, hunting locations or sports events, where the primary focus is entertainment as opposed to business activities, would not be considered a normal part of a business relationship. Generally, such invitations may not be accepted unless our firm or the employee pays for the cost of the excursion and the employee has obtained approval from his or her Division Head.

The same principles apply if an employee wishes to entertain a business contact. Inviting business contacts and, if appropriate, their guests, to an occasional meal, sporting event, the theater, or comparable entertainment is acceptable as long as it is neither so frequent nor so extensive as to raise any question of propriety. If an employee wishes to pay for a business guest's transportation (E.G., airfare) and/or accommodations as part of business entertainment, he or she must first receive the permission of the Chairperson of the Ethics Committee.

RESEARCH TRIPS. Occasionally, brokers or portfolio companies invite employees of our firm to attend or participate in research conferences, tours of portfolio companies' facilities, or meetings with the management of such companies. These invitations may involve traveling extensive distances to and from the sites of the specified activities and may require overnight lodging. Employees may not accept any such invitations until approval has been secured from their Division heads. As a general rule, such invitations should only be accepted after a determination has been made that the proposed activity constitutes a valuable research opportunity which will be of primary benefit to our clients. All travel expenses to and from the sites of the activities, and the expenses of any overnight lodging, meals or other accommodations provided in connection with such activities, should be paid for by our firm except in situations where the costs are considered to be insubstantial and are not readily ascertainable. Employees may not accept reimbursement from brokers or portfolio companies for: travel and hotel expenses; speaker fees or honoraria for addresses or papers given before audiences; or consulting services or advice they may render. Likewise, employees may neither request nor accept loans or personal services from brokers or portfolio companies.

POLITICAL ACTIVITIES. Employees are encouraged to participate and vote in all federal, state and local elections. All officers and directors of Price Associates are required to disclose certain Maryland local and state political contributions on a semi-annual basis (a Political Contribution Questionnaire is sent to officers and directors each January and July).

No political contribution of corporate funds, direct or indirect, to any political candidate or party, or to any other organization that might use the contribution for a political candidate or party, or use of corporate property, services or other assets may be made without the written approval of the Legal Department. These prohibitions cover not only direct contributions but also indirect assistance or support of candidates or political parties through purchase of tickets to special dinners or other fund raising events, or the furnishing of any other goods, services or equipment to political parties or committees.

PROTECTION OF CORPORATE ASSETS. All employees are responsible for taking measures to ensure that Price Associates' assets are properly protected. This responsibility not only applies to our business facilities, equipment and supplies, but also to intangible assets such as proprietary, research or marketing information, corporate trademarks and servicemarks, and copyrights.

QUALITY OF SERVICES. It is a continuing policy of Price Associates to provide investment products and services which: (1) meet applicable laws, regulations and industry standards; (2) are offered to the public in a manner which ensures that each client/shareholder understands the objectives of each investment product selected; and (3) are properly advertised and sold in accordance with all applicable SEC, state and NASD rules and regulations.

The quality of Price Associates' investment products and services and operations affects our reputation, productivity, profitability and market position. Price Associates' goal is to be a quality leader and to create conditions that allow and encourage all employees to perform their duties in an efficient, effective manner.

RECORD RETENTION. Under various federal and state laws and regulations, Price Associates is required to produce, maintain and retain various records, documents and other written (including electronic) communications. Each employee is responsible for adhering to Price Associates' record maintenance and retention policies.

REFERRAL FEES. Federal securities laws strictly prohibit the payment of any type of referral fee unless certain conditions are met. This would include any compensation to persons who refer clients or shareholders to us (E.G., brokers, registered representatives or any other persons) either directly in cash, by fee splitting, or indirectly by the providing of gifts or services (including the allocation of brokerage). No arrangements should be entered into obligating Price Associates or any employee to pay a referral fee unless approved by the Legal Department.

RELEASE OF INFORMATION TO THE PRESS. All requests for information from the media concerning T. Rowe Price Associates' corporate affairs, mutual funds, investment services, investment philosophy and policies, and related subjects should be referred to the Public Relations Department for reply. Investment professionals who are contacted directly by the press concerning a particular fund's investment strategy or market outlook may use their own discretion, but are advised to check with the Public Relations Department if they do not know the reporter or feel it may be inappropriate to comment on a particular matter.

RESPONSIBILITY TO REPORT VIOLATIONS. Every employee who becomes aware of a violation of this Code is encouraged to report, on a confidential basis, the violation to his or her supervisor. If the supervisor appears to be involved in the wrongdoing, the report should be made to the next level of supervisory authority or to the Director of the Human Resources Department. Upon notification of the alleged violation, the supervisor is obligated to advise the Legal Department.

It is Price Associates' policy that no adverse action will be taken against any employee who reports a violation in good faith.

SERVICE AS TRUSTEE, EXECUTOR OR PERSONAL REPRESENTATIVE. Employees may serve as trustees, co-trustees, executors or personal representatives for the estates of or trusts created by close family members. Employees may also serve in such capacities for estates or trusts created by nonfamily members. However, if an Access Person expects to be actively involved in an investment capacity in connection with an estate or trust created by a nonfamily member, he or she must first be granted permission by the Ethics Committee. If an employee serves in any of these capacities, securities transactions effected in such accounts will be subject to the prior approval (Access Persons only) and reporting requirements (Access Persons AND Non-Access Persons) of our Statement of Policy on Securities Transactions.

If any employees presently serve in any of these capacities for nonfamily members, they should report these relationships in writing to the Ethics Committee.

SPEAKING ENGAGEMENTS AND PUBLICATIONS. Employees are often asked to accept speaking engagements on the subject of investments, finance, or their own particular specialty with our organization. This is encouraged by the firm, as it enhances our public relations, but you should obtain approval from the head of your Division before you accept such requests. You may also accept an offer to teach a course or seminar on investments or related topics (for example, at a local college) in your individual capacity with the approval of the head of your Division and provided the course is in compliance with the Guidelines found in Investment Services' Compliance Manual.

Before making any commitment to write or publish any article or book on a subject related to investments or your work at Price Associates, approval should be obtained from your Division head.

TRADING IN SECURITIES WITH INSIDE INFORMATION. The purchase or sale of securities while in possession of material, inside information is prohibited by state and federal laws. Information is considered inside and material if it has not been publicly disclosed and is sufficiently important that it would affect the decision of a reasonable person to buy, sell or hold stock in a company, including Price Associates' stock. Under no circumstances may an employee transmit such information to any other person, except to other employees who are required to be kept informed on the subject. All employees should read and understand the Statement of Policy on Material, Inside (Non-Public) Information (SEE page 3-1).

March, 2000

                         T. ROWE PRICE ASSOCIATES, INC.
                               STATEMENT OF POLICY
                                       ON
                    MATERIAL, INSIDE (NON-PUBLIC) INFORMATION


INTRODUCTION. "Insider trading" is a top enforcement priority of the Securities and Exchange Commission. In 1988, the Insider Trading and Securities Fraud Enforcement Act (the "ACT") was signed into law. This Act has had a far reaching impact on all public companies and especially those engaged in the securities brokerage or investment advisory industries, including directors, executive officers and other controlling persons of such companies. While the Act does not provide a statutory definition of "insider trading," it contained major changes to the previous law. Specifically, the Act:

    WRITTEN PROCEDURES. Requires SEC-registered brokers, dealers and investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by such persons.

    CIVIL PENALTIES. Imposes severe civil penalties on brokerage firms, investment advisers, their management and advisory personnel and other "controlling persons" who fail to take adequate steps to prevent insider trading and illegal tipping by employees and other "controlled persons." Persons who directly or indirectly control violators, including entities such as Price Associates and their officers and directors, face penalties to be determined by the court in light of the facts and circumstances, but not to exceed the greater of $1,000,000 or three times the amount of profit gained or loss avoided as a result of the violation.

    CRIMINAL PENALTIES. Provides as penalties for criminal securities law violations:

        o Maximum jail term -- from five to ten years;

        o Maximum criminal fine for individuals -- from $100,000 to $1,000,000;

        o Maximum criminal fine for entities -- from $500,000 to $2,500,000.

    PRIVATE RIGHT OF ACTION. Establishes a statutory private right of action on behalf of contemporaneous traders against insider traders and their controlling persons.

    BOUNTY PAYMENTS. Authorizes the SEC to award bounty payments to persons who provide information leading to the successful prosecution of insider trading violations. Bounty payments are at the discretion of the SEC, but may not exceed 10% of the penalty imposed.

PURPOSE OF STATEMENT OF POLICY. The purpose of this Statement of Policy ("STATEMENT") is to comply with the Act's requirement to establish, maintain, and enforce written procedures designed to prevent insider trading. This Statement explains: (i) the general legal prohibitions and sanctions regarding insider trading; (ii) the meaning of the key concepts underlying the prohibitions; (iii) the obligations of each employee of Price Associates in the event he or she comes into possession of material, non-public information; and
(iv) the firm's educational program regarding insider trading. Price Associates has also adopted a Statement of Policy on Securities Transactions (SEE page 4-1), which requires both Access Persons (SEE p. 4-3) and Non-Access Persons (SEE p. 4-4) to obtain prior clearance with respect to their transactions in Price Associates' stock and requires Access Persons to obtain prior clearance with respect to all pertinent securities transactions. In addition, both Access Persons and Non-Access Persons are required to report such transactions on a timely basis to the firm.

THE BASIC INSIDER TRADING PROHIBITION. The "insider trading" doctrine under federal securities laws generally prohibits any person (including investment advisers) from:

        o trading in a security while in possession of material, non-public information regarding the issuer of the security;

        o tipping such information to others;

        o recommending the purchase or sale of securities while in possession of such information;

        o assisting someone who is engaged in any of the above activities.

Thus, "insider trading" is not limited to insiders of the company whose securities are being traded. It can also apply to non-insiders, such as investment analysts, portfolio managers and stockbrokers. In addition, it is not limited to persons who trade. It also covers persons who tip material, non-public information or recommend transactions in securities while in possession of such information.

POLICY OF PRICE ASSOCIATES ON INSIDER TRADING. It is the policy of Price Associates and its affiliates to forbid any of their officers, directors, or employees, while in possession of material, non-public information, from trading securities or recommending transactions, either personally or in its proprietary accounts or on behalf of others (including mutual funds and private accounts), or communicating material, non-public information to others in violation of federal securities laws.

"NEED TO KNOW" POLICY. All information regarding planned, prospective or ongoing securities transactions must be treated as confidential. Such information must be confined, even within the firm, to only those individuals and departments who must have such information in order for Price Associates to carry out its engagement properly and effectively. Ordinarily, these prohibitions will restrict information to only those persons who are involved in the matter.

TRANSACTIONS INVOLVING PRICE ASSOCIATES' STOCK. Officers, directors and employees are reminded that they are "insiders" with respect to Price Associates since Price Associates is a public company and its stock is traded in the over-the-counter market. It is therefore important that employees not discuss with family, friends or other persons any matter concerning Price Associates which might involve material, non-public information, whether favorable or unfavorable.

SANCTIONS. Penalties for trading on material, non-public information are severe, both for the individuals involved in such unlawful conduct and their employers. An employee of Price Associates who violates the insider trading laws can be subject to some or all of the penalties described below, even if he or she does not personally benefit from the violation:

        o Injunctions;

        o Treble damages;

        o Disgorgement of profits;

        o Criminal fines;

        o Jail sentences;

        o Civil penalties for the person who committed the violation (which would, under normal circumstances, be the employee and not the firm) of up to three times the profit gained or loss avoided, whether or not the individual actually benefitted; and

        o Civil penalties for Price Associates (and other persons, such as managers and supervisors, who are deemed to be controlling persons) of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Statement can be expected to result in serious sanctions being imposed by Price Associates, including dismissal of the person(s) involved.

BASIC CONCEPTS OF INSIDER TRADING. The four critical concepts in insider trading cases are: (1) fiduciary duty/misappropriation, (2) materiality, (3) non-public, and (4) possession. Each concept is discussed below.

FIDUCIARY DUTY/MISAPPROPRIATION. In two decisions, DIRKS V. SEC and CHIARELLA V. UNITED STATES, the United States Supreme Court held that insider trading and tipping violate the federal securities law if the trading or tipping of the information results in a breach of duty of trust or confidence.

A typical breach of duty arises when an insider, such as a corporate officer, purchases securities of his or her corporation on the basis of material, non-public information. Such conduct breaches a duty owed to the corporation's shareholders. The duty breached, however, need not be to shareholders to support liability for insider trading; it could also involve a breach of duty to a client, an employer, employees, or even a personal acquaintance. For example, courts have held that if the insider receives a personal benefit (either direct or indirect) from the disclosure, such as a pecuniary gain or reputational benefit, that would be enough to find a fiduciary breach.

The concept of who constitutes an "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purpose. A temporary insider can include, among others, a company's attorneys, accountants, consultants, and bank lending officers, as well as the employees of such organizations. In addition, any person may become a temporary insider of a company if he or she advises the company or provides other services, provided the company expects such person to keep any material, non-public information disclosed confidential.

Court decisions have held that under a "misappropriation" theory, an outsider (such as an investment analyst) may be liable if he or she breaches a duty to anyone by: (1) obtaining information improperly, or (2) using information that was obtained properly for an improper purpose. For example, if information is given to an analyst on a confidential basis and the analyst uses that information for trading purposes, liability could arise under the misappropriation theory. Similarly, an analyst who trades in breach of a duty owed either to his or her employer or client may be liable under the misappropriation theory. For example, the Supreme Court upheld the misappropriation theory when a lawyer received material, non-public information from a law partner who represented a client contemplating a tender offer, where that lawyer used the information to trade in the securities of the target company.

The situations in which a person can trade while in possession of material, non-public information without breaching a duty are so complex and uncertain that the only safe course is not to trade, tip or recommend securities while in possession of material, non-public information.

MATERIALITY. Insider trading restrictions arise only when the information that is used for trading, tipping or recommendations is "material." The information need not be so important that it would have changed an investor's decision to buy or sell; rather, it is enough that it is the type of information on which reasonable investors rely in making purchase, sale, or hold decisions.

    RESOLVING CLOSE CASES. The Supreme Court has held that, in close cases, doubts about whether or not information is material should be resolved in favor of a finding of materiality. You should also be aware that your judgment regarding materiality may be reviewed by a court or the SEC with the 20-20 vision of hindsight.

    EFFECT ON MARKET PRICE. Any information that, upon disclosure, is likely to have a significant impact on the market price of a security should be considered material.

    FUTURE EVENTS. The materiality of facts relating to the possible occurrence of future events depends on the likelihood that the event will occur and the significance of the event if it does occur.

    ILLUSTRATIONS. The following list, though not exhaustive, illustrates the types of matters that might be considered material: a joint venture, merger or acquisition; the declaration or omission of dividends; the acquisition or loss of a significant contract; a change in control or a significant change in management; a call of securities for redemption; the borrowing of a significant amount of funds; the purchase or sale of a significant asset; a significant change in capital investment plans; a significant labor dispute or disputes with subcontractors or suppliers; an event requiring a company to file a current report on Form 8-K with the SEC; establishment of a program to make purchases of the company's own shares; a tender offer for another company's securities; an event of technical default or default on interest and/or principal payments; advance knowledge of an upcoming publication that is expected to affect the market price of the stock.

    These illustrations are equally applicable to Price Associates as a public company and should serve as examples of the types of matters that employees should not discuss with persons outside the firm. Remember, even though you may have no intent to violate any federal securities law, an offhand comment to a friend might be used unbeknownst to you by such friend to effect purchases or sales of Price Associates' stock. If such transactions were discovered and your friend were prosecuted, your status as an informant or "tipper" would directly involve you in the case.

NON-PUBLIC VS. PUBLIC INFORMATION. Any information which is not "public" is deemed to be "non-public." Just as an investor is permitted to trade on the basis of information that is not material, he or she may also trade on the basis of information that is public. Information is considered public if it has been disseminated in a manner making it available to investors generally. An example of non-public information would include material information provided to a select group of analysts but not made available to the investment community at large. Set forth below are a number of ways in which non-public information may be made public.

    DISCLOSURE TO NEWS SERVICES AND NATIONAL PAPERS. The U.S. stock exchanges require exchange-traded issuers to disseminate material, non-public information about their companies to: (1) the national business and financial newswire services (Dow Jones and Reuters); (2) the national service (Associated Press); and (3) The New York Times and The Wall Street Journal.

    LOCAL DISCLOSURE. An announcement by an issuer in a local newspaper might be sufficient for a company that is only locally traded, but might not be sufficient for a company that has a national market.

    INFORMATION IN SEC REPORTS. Information contained in reports filed with the SEC will be deemed to be public.

    INFORMATION IN BROKERAGE REPORTS. Information published in bulletins and research reports disseminated by brokerage firms will, as a general matter, be deemed to be public.

If Price Associates is in possession of material, non-public information with respect to a security before such information is disseminated to the public (I.E., such as being disclosed in one of the public media described above), Price Associates and its employees must wait a sufficient period of time after the information is first publicly released before trading or initiating transactions to allow the information to be fully disseminated.

CONCEPT OF POSSESSION. It is important to note that the SEC takes the position that the law regarding insider trading prohibits any person from trading in a security in violation of a duty of trust and confidence WHILE in possession of material, non-public information regarding the security. This is in contrast to trading ON THE BASIS of the material, non-public information. To illustrate the problems created by the use of the "possession" standard, as opposed to the "caused" standard, the following three examples are provided:

    FIRST, if the investment committee to a Price mutual fund were to obtain material, non-public information about one of its portfolio companies from a Price equity research analyst, that fund would be prohibited from trading in the securities to which that information relates. The prohibition would last until the information is no longer material or non-public.

    SECOND, if the investment committee to a Price mutual fund obtained material, non-public information about a particular portfolio security but continued to trade in that security, then the committee members, Price Associates, and possibly management personnel might be liable for insider trading violations.

    THIRD, even if the investment committee to the Fund does not come into possession of the material, non-public information known to the equity research analyst, if it trades in the security, it may have a difficult burden of proving to the SEC or to a court that it was not in possession of such information.

TENDER OFFERS. Tender offers are subject to particularly strict regulation under the securities laws. Specifically, trading in securities which are the subject of an actual or impending tender offer by a person who is in possession of material, non-public information relating to the offer is illegal, regardless of whether there was a breach of fiduciary duty. Under no circumstances should you trade in securities while in possession of material, non-public information regarding a potential tender offer.

PROCEDURES TO BE FOLLOWED WHEN RECEIVING MATERIAL, NON-PUBLIC INFORMATION.

Whenever an employee comes into possession of material, non-public information, he or she should immediately contact the Legal Department and refrain from disclosing the information to anyone else, including persons within Price Associates, unless specifically advised to the contrary.

Specifically, employees may not:

        o Trade in securities to which the material, non-public information relates;

        o Disclose the information to others;

        o Recommend purchases or sales of the securities to which the information relates.

If the Legal Department determines that the information is material and non-public, it will decide whether to:

        o Place the security on a Watch List ("WATCH LIST") and restrict the flow of the information to others within Price Associates in order to allow Price Associates' investment personnel to continue their ordinary investment activities. This procedure is commonly referred to as a CHINESE WALL; or

        o Place the security on a Restricted List ("RESTRICTED LIST") in order to prohibit trading in the security by both clients and employees.

The Watch List is highly confidential and should, under no circumstances, be disseminated to anyone except authorized personnel in the Legal Department. The Restricted List is also highly confidential and should, under no circumstances, be disseminated to anyone outside Price Associates.

The employee whose possession of or access to inside information has caused the inclusion of an issuer on the Watch List may never trade or recommend the trade of the securities of that issuer without the specific prior approval of the Legal Department.

If an employee receives a private placement memorandum and the existence of the private offering and/or the contents of the memorandum is material and non-public, the employee should contact the Legal Department for a determination of whether the issuer should be placed on the Watch or Restricted List.

SPECIFIC PROCEDURES RELATING TO THE SAFEGUARDING OF INSIDE INFORMATION.

    To ensure the integrity of the Chinese Wall, and the confidentiality of the Restricted List, it is important that ALL EMPLOYEES take the following steps to safeguard the confidentiality of material, non-public information:

        o Do not discuss confidential information in public places such as elevators, hallways or social gatherings;

        o To the extent practical, limit access to the areas of the firm where confidential information could be observed or overheard to employees with a business need for being in the area;

        o Avoid using speaker phones in areas where unauthorized persons may overhear conversations;

        o Where appropriate, maintain the confidentiality of client identities by using code names or numbers for confidential projects;

        o Exercise care to avoid placing documents containing confidential information in areas where they may be read by unauthorized persons and store such documents in secure locations when they are not in use; and

        o Destroy copies of confidential documents no longer needed for a project.

    Price Associates has adopted specific written procedures, Procedures Pertaining to the Administration of the Statement of Policy on Material, Inside (Non-Public) Information ("PROCEDURES") to deal with those situations where employees of the firm are in possession of material, non-public information with respect to securities which may be in or are being considered for inclusion in the portfolios of clients managed by other areas of the firm and when tender offer financing information is received. These Procedures also describe the procedures for managing relationship conflicts in the municipal area. These Procedures have been designed to isolate and keep confidential material, non-public information known to one investment group or employee from the remainder of the firm. They are considered a part of this Statement and will be distributed to all appropriate personnel.

EDUCATION PROGRAM. While the probability of research analysts and portfolio managers being exposed to material, non-public information with respect to companies considered for investment by clients is greater than that of other employees, it is imperative that all employees have a full understanding of this Statement, particularly since the insider trading restrictions also apply to transactions in the stock of Price Associates.

To ensure that all employees are properly informed of and understand Price Associates' policy with respect to insider trading, the following program has been adopted.

    INITIAL REVIEW FOR NEW EMPLOYEES. All new employees will be given a copy of the Code, which includes this Statement, at the time of their employment and will be required to certify that they have read it. A representative of the Legal Department will review the Statement with each new portfolio manager, research analyst, and trader, as well as with any person who joins the firm as a vice president of Price Associates, promptly after his or her employment.

    DISTRIBUTION OF STATEMENT. Any time this Statement is materially revised, copies will be distributed to all employees.

    ANNUAL REVIEW WITH RESEARCH ANALYSTS, COUNSELORS AND TRADERS. A representative of the Legal Department will review this Statement at least annually with portfolio managers, research analysts, and traders.

    ANNUAL CONFIRMATION OF COMPLIANCE. All employees will be asked to confirm their understanding of and adherence to this Statement on an annual basis.

QUESTIONS. If you have any questions with respect to the interpretation or application of this Statement, you are encouraged to discuss them with your immediate supervisor or the Legal Department.

March, 2000

                         T. ROWE PRICE ASSOCIATES, INC.
                               STATEMENT OF POLICY
                                       ON
                             SECURITIES TRANSACTIONS


BACKGROUND INFORMATION.

     LEGAL REQUIREMENT. In accordance with the requirements of the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940 and the Insider Trading and Securities Fraud Enforcement Act of 1988, T. Rowe Price Associates, Inc. ("PRICE ASSOCIATES") and the mutual funds ("TRPA FUNDS") which it manages have adopted this Statement of Policy on Securities Transactions ("Statement"). Both Rowe Price-Fleming International, Inc. ("RPFI") and T. Rowe Fleming Asset Management Limited ("TRFAM") have also adopted Statements of Policy on Securities Transactions. Funds sponsored and managed by Price Associates or RPFI will be referred to as the "PRICE FUNDS."

     PRICE ASSOCIATES' FIDUCIARY POSITION. As an investment adviser, Price Associates is in a fiduciary position which requires it to act with an eye only to the benefit of its clients, avoiding those situations which might place, or appear to place, the interests of Price Associates or its officers, directors and employees in conflict with the interests of clients.

     PURPOSE OF STATEMENT. The Statement was developed to help guide Price Associates' employees and independent directors and the independent directors of the Price Funds in the conduct of their personal investments and to:

     o eliminate the possibility of a transaction occurring that the Securities and Exchange Commission or other regulatory bodies would view as illegal, such as FRONT RUNNING (see definition below);

     o avoid situations where it might appear that Price Associates or the Price Funds or any of their officers, directors or employees had personally benefited at the expense of a client or fund shareholder or taken inappropriate advantage of their fiduciary positions; and

     o prevent, as well as detect, the misuse of material, non-public information.

     Employees and the independent directors of Price Associates and the Price Funds are urged to consider the reasons for the adoption of this Statement. Price Associates' and the Price Funds' reputations could be adversely affected as the result of even a single transaction considered questionable in light of the fiduciary duties of Price Associates and the independent directors of the Price Funds.

     FRONT RUNNING. Front Running is illegal. It is generally defined as the purchase or sale of a security by an officer, director or employee of an investment adviser or mutual fund in anticipation of and prior to the adviser effecting similar transactions for its clients in order to take advantage of or avoid changes in market prices effected by client transactions.

PERSONS SUBJECT TO STATEMENT. The provisions of this Statement apply as described below to the following persons and entities. Each person and entity is classified as either an Access Person or a Non-Access Person as described below. The provisions of this Statement may also apply to an Access Person's or Non-Access Person's spouse, minor children, and certain other relatives, as further described on page 4-4 of this Statement. Access Persons are subject to all provisions of this Statement. Non-Access Persons are subject to the general principles of the Statement and its reporting requirements, but are exempt from prior clearance requirements except for transactions in Price Associates' stock. The persons and entities covered by this Statement are:

     PRICE ASSOCIATES. Price Associates, each of its subsidiaries and their retirement plans, and the Price Associates Employee Partnerships.

     PERSONNEL. Each officer, inside director and employee of Price Associates and its subsidiaries, including T. Rowe Price Investment Services, Inc., the principal underwriter of the Price Funds.

     CERTAIN TEMPORARY WORKERS. These workers include:

     o All temporary workers hired on the Price Associates payroll ("TRPA TEMPORARIES");

     o All agency temporaries whose assignments at Price Associates exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period;

     o All independent or agency-provided consultants whose assignments exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period AND whose work is closely related to the ongoing work of Price Associates' employees (versus project work that stands apart from ongoing work); and

     o Any contingent worker whose assignment is more than casual in nature or who will be exposed to the kinds of information and situations that would create conflicts on matters covered in the Code.

     RPFI PERSONNEL. As stated in the first paragraph, a Statement of Policy on Securities Transactions has been adopted by RPFI. Under that Statement, all RPFI personnel (officers, directors and employees) stationed in Baltimore will be subject to this Statement.

     TRFAM PERSONNEL. As stated in the first paragraph, a Statement of Policy on Securities Transactions has been adopted by TRFAM. Under that Statement, all TRFAM personnel (officers, directors, and employees) stationed in Baltimore will be subject to this Statement.

     RETIRED EMPLOYEES. Retired employees of Price Associates who continue to receive investment research information from Price Associates.

INDEPENDENT DIRECTORS OF PRICE ASSOCIATES AND THE PRICE FUNDS. The independent directors of Price Associates include those directors of Price Associates who are neither officers nor employees of Price Associates. The independent directors of the Price Funds include those directors of the Price Funds who are not deemed to be "interested persons" of Price Associates.

Although subject to the general principles of this Statement, including the definition of "beneficial ownership," independent directors are subject only to modified reporting requirements. The independent directors of the Price Funds are exempt from prior clearance requirements. The independent directors of Price Associates are exempt from the prior clearance requirements except for Price Associates' stock.

ACCESS PERSONS. Certain persons and entities are classified as "ACCESS PERSONS" under the Code. The term "ACCESS PERSON" means:

     o  Price Associates;

     o any officer (vice president or above) or director (excluding independent directors) of Price Associates or the Price Funds;

     o any employee of Price Associates or the Price Funds who, in connection with his or her regular functions or duties, makes, participates in, or obtains or has access to information regarding the purchase or sale of securities by a Price Fund or other advisory client, or whose functions relate to the making of any recommendations with respect to the purchases or sales; or

     o any person in a control relationship to Price Associates or a Price Fund who obtains or has access to information concerning recommendations made to a Price Fund or other advisory client with regard to the purchase or sale of securities by the Price Fund or advisory client.

     All Access Persons are notified of their status under the Code.

     INVESTMENT PERSONNEL. An Access Person is further identified as "INVESTMENT PERSONNEL" if, in connection with his or her regular functions or duties, he or she "makes or participates in making recommendations regarding the purchase or sale of securities" by a Price Fund or other advisory client.

     The term "Investment Personnel" includes, but is not limited to:

     o those employees who are authorized to make investment decisions or to recommend securities transactions on behalf of the firm's clients (investment counselors and members of the mutual fund advisory committees);

     o  research and credit analysts; and

     o  traders who assist in the investment process.

     All Investment Personnel are deemed Access Persons under the Code. All Investment Personnel are notified of their status under the Code. Investment Personnel are prohibited from investing in initial public offerings.

NON-ACCESS PERSONS. Persons who do not fall within the definition of Access Persons are deemed "NON-ACCESS PERSONS".

QUESTIONS ABOUT THE STATEMENT. You are urged to seek the advice of the Chairperson of the Ethics Committee when you have questions as to the application of this Statement to individual circumstances.

TRANSACTIONS SUBJECT TO STATEMENT. Except as provided below, the provisions of this Statement apply to transactions that fall under either one of the following two conditions:

FIRST, you are a "BENEFICIAL OWNER" of the security under the Rule 16a-1 of the Securities Exchange Act of 1934 ("EXCHANGE ACT"), as defined below.

SECOND, if you CONTROL or direct securities trading for another person or entity, those trades are subject to this Statement even if you are not a beneficial owner of the securities. For example, if you have an exercisable trading authorization of an unrelated person's or entity's brokerage account, or are directing another person's or entity's trades, those transactions will be subject to this Statement to the same extent your personal trades would be, unless exempted as described below.

DEFINITION OF BENEFICIAL OWNER. A "beneficial owner" is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares in the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

A person has beneficial ownership in:

     o securities held by members of the person's immediate family SHARING THE SAME HOUSEHOLD, although the presumption of beneficial ownership may be rebutted;

     o a person's interest in securities held by a trust, which may include both trust beneficiaries or trustees with investment control;

     o a person's right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable;

     o a general partner's proportionate interest in the portfolio securities held by a general or limited partnership;

     o certain performance-related fees other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; and

     o a person's right to dividends that is separated or separable from the underlying securities. Otherwise, right to dividends alone shall not represent beneficial ownership in the securities.

A shareholder shall not be deemed to have beneficial ownership in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity's portfolio.

REQUESTS FOR EXEMPTIONS. If you have beneficial ownership of a security, any transaction involving that security is presumed to be subject to the relevant requirements of this Statement, UNLESS you have no control over the transaction. Such a situation MAY arise, for example, if you have delegated investment authority to an independent investment adviser, or your spouse has an independent trading program in which you have no input. Similarly, if your spouse has investment control over, but no beneficial ownership in, an unrelated account, an exemption may be appropriate.

If you are involved in an investment account for a family situation, trust, partnership, corporation, etc., which you feel should not be subject to the Statement's relevant prior approval and/or reporting requirements, you should submit a written request for clarification or exemption to Baltimore Legal/Compliance (Attn. D. Jones). Any such request for clarification or exemption should name the account, your interest in the account, the persons or firms responsible for its management, and the basis upon which the exemption is being claimed. Exemptions are NOT self-executing; any exemption must be granted through Baltimore Legal/Compliance.

TRANSACTIONS IN STOCK OF PRICE ASSOCIATES. Because Price Associates is a public company, ownership of its stock subjects its officers, inside and independent directors, and employees to special legal requirements under the Federal securities laws. Each officer, director and employee is responsible for his or her own compliance with these requirements. In connection with these legal requirements, Price Associates has adopted the following rules and procedures:

     INDEPENDENT DIRECTORS OF PRICE FUNDS. The independent directors of the Price Funds are prohibited from owning the stock of Price Associates.

     QUARTERLY EARNINGS REPORT. Generally, all employees and independent directors of Price Associates must refrain from initiating transactions in Price Associates' stock in which they have a beneficial interest from the sixth trading day following the end of the quarter (or such other date as management shall from time to time determine) until the third trading day following the public release of earnings. Employees and independent directors will be notified in writing through the Office of the Secretary of Price Associates ("SECRETARY") from time to time as to the controlling dates.

     PRIOR CLEARANCE. Employees and independent directors of Price Associates are required to obtain clearance prior to effecting any proposed transaction (including gifts and transfers) involving shares of Price Associates' stock owned beneficially or through the Employee Stock Purchase Plan. Requests for prior clearance must be in writing on the form entitled, "Notification of Proposed Transaction" (available from Corporate Records Department) and be submitted to the Secretary who is responsible for processing and maintaining the records of all such requests. This would include sales of stock purchased through Price Associates Employee Stock Purchase Plan ("ESPP"). Purchases effected through the ESPP are automatically reported to the Secretary. Receiving prior clearance does not relieve employees and independent directors of Price Associates from conducting their personal securities transactions in full compliance with the Code, including its prohibition on trading while in possession of material, inside information. Transactions in Price Associates' stock are subject to the 60-Day Rule except for transactions effected through the ESPP and certain options exercises. SEE p. 4-18.

          ALL EMPLOYEES AND INDEPENDENT DIRECTORS OF PRICE ASSOCIATES MUST OBTAIN PRIOR CLEARANCE OF ANY TRANSACTION INVOLVING PRICE ASSOCIATES' STOCK FROM THE OFFICE OF THE SECRETARY OF PRICE ASSOCIATES.

     INITIAL DISCLOSURE OF HOLDINGS. Each new employee must report to the Secretary any shares of Price Associates' stock of which he or she has beneficial ownership no later than 10 days after his or her starting date of employment.

     DIVIDEND REINVESTMENT PLANS. Purchases of Price Associates' stock owned outside of the ESPP and effected through a dividend reinvestment plan need not receive prior clearance if the Secretary's office has been previously notified by the employee that he or she will be participating in that plan. Reporting of transactions effected through that plan need only be made quarterly, except that employees who are subject to Section 16 of the Securities Exchange Act of 1934 reporting must report such transactions monthly.

     EFFECTIVENESS OF PRIOR CLEARANCE. Prior clearance of transactions in Price Associates' stock is effective for five (5) business days from and including the date the clearance is granted, unless (i) advised to the contrary by the Secretary prior to the proposed transaction, or (ii) the person receiving the approval comes into possession of material, non-public information concerning the firm. If the proposed transaction in Price Associates' stock is not executed within this time period, a new clearance must be obtained.

     REPORTING OF DISPOSITION OF PROPOSED TRANSACTION. Covered persons must notify the Secretary of the disposition (whether the proposed transaction was effected or not) of each transaction involving shares of Price Associates' stock owned directly within two business days of its execution, or within seven business days of the date of prior clearance, if not executed.

     INSIDER REPORTING AND LIABILITY. Under current rules, certain officers, directors and 10% stockholders of a publicly traded company ("INSIDERS") are subject to the requirements of Section 16. Insiders include the directors and certain managing directors of Price Associates.

     SEC REPORTING. There are three reporting forms which insiders are required to file with the SEC to report their purchase, sale and transfer transactions in, and holdings of, Price Associates' stock. Although the Secretary will provide assistance in complying with these requirements as an accommodation to insiders, it remains the legal responsibility of each insider to assure that the applicable reports are filed in a timely manner.

        o FORM 3. The initial ownership report by an insider is required to be filed on Form 3. This report must be filed within ten days after a person becomes an insider (I.E., is elected as a director or appointed as managing director) to report all current holdings of Price Associates' stock. Following the election or appointment of an insider, the Secretary will deliver to the insider a Form 3 for appropriate signatures and will file such Form with the SEC.

        o FORM 4. Any change in the insider's ownership of Price Associates' stock must be reported on a Form 4 unless eligible for deferred reporting on year-end Form 5. The Form 4 is due by the 10th day following the end of the month in which the ownership change occurred. Following receipt of the Notice of Disposition of the proposed transaction, the Secretary will deliver to the insider a Form 4, as applicable, for appropriate signatures and will file such Form with the SEC.

        o FORM 5. Any transaction or holding which is exempt from reporting on Form 4, such as option exercises, small purchases of stock, gifts, etc. may be reported on a deferred basis on Form 5 within 45 days after the end of the calendar year in which the transaction occurred. No Form 5 is necessary if all transactions and holdings were previously reported on Form 4.

        LIABILITY FOR SHORT-SWING PROFITS. Under Federal securities laws, profit realized by certain officers, as well as directors and 10% stockholders of a company (including Price Associates) as a result of a purchase and sale (or sale and purchase) of stock of the company within a period of less than six months must be returned to the firm upon request.

     OFFICE OF THRIFT SUPERVISION ("OTS") REPORTING. Price Associates is the holding company of T. Rowe Price Savings Bank, which is regulated by the OTS. OTS regulations require that the Managing Directors of Price Associates, as well as any vice president in charge of any Price Associates' affiliate, file reports regarding their personal holdings of the stock of Price Associates and of the stock of any non-affiliated savings banks or savings and loan holding companies. Although the Secretary will provide assistance in complying with these requirements as an accommodation, it remains the responsibility of each person required to file such reports to ensure that such reports are filed in a timely manner.

PRIOR CLEARANCE REQUIREMENTS (OTHER THAN PRICE ASSOCIATES' STOCK) FOR ACCESS PERSONS.

ALL ACCESS PERSONS must obtain prior clearance before directly or indirectly initiating, recommending, or in any way participating in, the purchase or sale of a security in which the Access Person has, or by reason of such transaction may acquire, any beneficial interest or which he or she controls, unless exempted below. NON-ACCESS PERSONS are NOT required to obtain prior clearance before engaging in any securities transactions, except for transaction in Price Associates' stock.

       ALL EMPLOYEES AND INDEPENDENT DIRECTORS OF PRICE ASSOCIATES MUST OBTAIN PRIOR CLEARANCE OF ANY TRANSACTION INVOLVING PRICE ASSOCIATES' STOCK FROM THE OFFICE OF THE SECRETARY OF PRICE ASSOCIATES.

Where required, prior clearance must be obtained regardless of whether the transaction is effected through TRP Brokerage or through an unaffiliated broker/dealer. Receiving prior clearance does not relieve Access Persons from conducting their personal securities transactions in full compliance with the Code, including its prohibition on trading while in possession of material, inside information, and with applicable law, including the prohibition on Front Running (see page 4-1 for definition of Front Running). Please note that the prior clearance procedures do NOT check compliance with the 60-Day Rule (p. 4-17).

TRANSACTIONS (OTHER THAN IN PRICE ASSOCIATES' STOCK) EXEMPT FROM PRIOR CLEARANCE. The following transactions are exempt from the prior clearance requirements:

         MUTUAL FUNDS AND VARIABLE INSURANCE PRODUCTS. Purchases or redemptions of shares of any open-end investment companies, including the Price Funds, and variable insurance products.

         UNIT INVESTMENT TRUSTS. Purchases or sales of shares in unit investment trusts.

         U.S. GOVERNMENT OBLIGATIONS. Purchases or sales of direct obligations of the U.S. Government.

         PRO RATA DISTRIBUTIONS. Purchases effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

         MANDATORY TENDERS. Purchases and sales of securities pursuant to a mandatory tender offer.

         SPOUSAL PAYROLL DEDUCTION PLANS. Purchases by an Access Person's spouse pursuant to a payroll deduction plan, provided the Compliance Department has been previously notified by the Access Person that the spouse will be participating in the payroll deduction plan.

         EXERCISE OF STOCK OPTION OF CORPORATE EMPLOYER BY SPOUSE. Transactions involving the exercise by an Access Person's spouse of a stock option issued by the corporation employing the spouse.

         DIVIDEND REINVESTMENT PLANS. Purchases effected through an established Dividend Reinvestment Plan ("DRP"), provided the Compliance Department is first notified by the Access Person that he or she will be participating in the DRP. An Access Person's purchase of share(s) of the issuer to initiate participation in the DRP or an Access Person's purchase of shares in addition to those purchased with dividends (a "CONNECTED PURCHASE") AND any sale of shares from the DRP MUST receive prior clearance.

         SYSTEMATIC INVESTMENT PLANS. Purchases effected through a systematic investment plan involving the automatic investment of a set dollar amount on predetermined dates, provided the Compliance Department has been previously notified by the Access Person that he or she will be participating in the plan. An Access Person's purchase of securities of the issuer to initiate participation in the plan AND any sale of shares from such a plan MUST receive prior clearance.

         INHERITANCES. The acquisition of securities through inheritance.

         GIFTS. The giving of or receipt of a security as a gift.

PROCEDURES FOR OBTAINING PRIOR CLEARANCE (OTHER THAN PRICE ASSOCIATES' STOCK) FOR ACCESS PERSONS. ALL Access Persons should follow the procedures set forth below before engaging in the transactions described.

     PROCEDURES FOR OBTAINING PRIOR CLEARANCE FOR INITIAL PUBLIC OFFERINGS ("IPOS"):

         NON-INVESTMENT PERSONNEL. Access Persons who are NOT Investment Personnel ("NON-INVESTMENT PERSONNEL") may purchase securities that are the subject of an IPO ONLY if prior written approval has been obtained from the Chairperson of the Ethics Committee or his or her designee ("DESIGNEE"), which may include N. Morris, S. McCafferty or A. Brooks. An IPO is an offering of securities registered under the Securities Act of 1933 when the issuer of the securities, immediately before the registration, was not subject to certain reporting requirements of the Securities Exchange Act of 1934.

         In considering such a request for approval, the Chairperson will determine whether the proposed transaction presents a conflict of interest with any of the firm's clients or otherwise violates the Code. The Chairperson will also determine whether the following conditions have been met:

         1. The purchase is made through the Non-Investment Personnel's regular broker;

         2. The number of shares to be purchased is commensurate with the normal size and activity of the Non-Investment Personnel's account; and

         3. The transaction otherwise meets the requirements of the NASD's rules on free riding and withholding.

     Non-Investment Personnel will not be permitted to purchase shares in an IPO if any of the firm's clients are prohibited from doing so. Therefore, Non-Investment Personnel MUST check with the Equity Trading Desk the day the offering is priced before purchasing in the IPO. This prohibition will remain in effect until the firm's clients have had the opportunity to purchase in the secondary market once the underwriting is completed -- commonly referred to as the aftermarket.

           INVESTMENT   PERSONNEL.   Investment   Personnel  may  NOT  purchase
          securities in an IPO.

           NON-ACCESS PERSONS. Although Non-Access Persons are not required to receive prior clearance before purchasing shares in an IPO, any Non-Access Person who is a registered representative of Investment Services should be aware that NASD rules may restrict his or her ability to buy shares in a "hot issue," which is a new issue that trades at a premium in the secondary market whenever that trading commences.

     PROCEDURES FOR OBTAINING PRIOR CLEARANCE FOR PRIVATE PLACEMENTS. Access Persons may not invest in a private placement of securities, including the purchase of limited partnership interests, unless prior written approval has been obtained from the Chairperson of the Ethics Committee or a Designee. In considering such a request for approval, the Chairperson will determine whether the investment opportunity (private placement) should be reserved for the firm's clients, and whether the opportunity is being offered to the Access Person by virtue of his or her position with the firm. The Chairperson will also secure, if appropriate, the approval of the proposed transaction from the chairperson of the applicable investment steering committee.

         CONTINUING OBLIGATION. An Access Person who has received approval to invest in a private placement of securities and who, at a later date, anticipates participating in the firm's investment decision process regarding the purchase or sale of securities of the issuer of that private placement on behalf of any client, must immediately disclose his or her prior investment in the private placement to the Chairperson of the Ethics Committee and to the chairperson of the appropriate investment steering committee.

     PROCEDURES FOR OBTAINING PRIOR CLEARANCE FOR ALL OTHER SECURITIES TRANSACTIONS. Requests for prior clearance by Access Persons for all other securities transactions requiring prior clearance may be made orally, in writing, or by electronic mail (e-mail address "Personal Trades," which appears under "Trades" in the electronic mail address book) to the Equity Trading Department of Price Associates, which will be responsible for processing and maintaining the records of all such requests. All requests must include the name of the security, the number of shares or amount of bond involved, whether a foreign security is involved, and the nature of the transaction, I.E., whether the transaction is a purchase, sale or short sale. Responses to all requests will be made by the Trading Department documenting the request and its approval/disapproval.

     Requests will normally be processed on the same day; however, additional time may be required for prior clearance of transactions in foreign securities.

     EFFECTIVENESS OF PRIOR CLEARANCE. Prior clearance of a securities transaction is effective for three (3) business days FROM AND INCLUDING the date the clearance is granted, regardless of the time of day when clearance is granted. If the proposed securities transaction is not executed within this time, a new clearance must be obtained

REASONS FOR DISALLOWING ANY PROPOSED TRANSACTION. A proposed securities transaction will be disapproved by the Trading Department and/or the Chairperson of the Ethics Committee if:

         PENDING CLIENT ORDERS. Orders have been placed by Price Associates or RPFI to purchase or sell the security.

         PURCHASES AND SALES WITHIN SEVEN (7) CALENDAR DAYS. The security has been purchased or sold by any client of Price Associates or, in the case of a foreign security, for any client of either Price Associates or RPFI, within seven calendar days immediately prior to the date of the proposed transaction. For example, if a client transaction occurs on Monday, an Access Person may not purchase or sell that security until Tuesday of the following week. If all clients have eliminated their holdings in a particular security, the seven-day restriction is not applicable to an Access Person's transactions in that security.

         APPROVED COMPANY RATING CHANGES. A change in the rating of an approved company as reported in the firm's Daily Research News has occurred within seven (7) calendar days immediately prior to the date of the proposed transaction. Accordingly, trading would not be permitted until the eighth (8) calendar day.

         SECURITIES SUBJECT TO INTERNAL TRADING RESTRICTIONS. The security is limited or restricted by Price Associates or RPFI as to purchase or sale for client accounts.

REQUESTS FOR WAIVERS OF PRIOR CLEARANCE DENIALS. If an Access Person's request for prior clearance has been denied, he or she may apply to the Chairperson of the Ethics Committee for a waiver. All such requests must be in writing and must fully describe the basis upon which the waiver is being requested. Waivers are NOT routinely granted.

BROKERAGE CONFIRMATIONS AND PERIODIC ACCOUNT STATEMENTS. ALL ACCESS PERSONS AND NON-ACCESS PERSONS must request broker-dealers executing their transactions to send to the attention of Compliance, Legal Department, T. Rowe Price Associates, Inc., P.O. Box 17218, Baltimore, Maryland 21297-1218 a duplicate confirmation with respect to each and every reportable transaction, including Price Associates' stock, and a copy of all periodic statements for all securities accounts in which the Access Person or Non-Access Person is considered to have beneficial ownership and/or control (see Page 4-4 for a discussion of beneficial ownership and control concepts).

NOTIFICATION OF BROKER/DEALER ACCOUNTS. ALL ACCESS PERSONS AND NON-ACCESS PERSONS must give written notice to Baltimore Legal/Compliance before opening or trading in a securities account with any broker/dealer, including TRP Brokerage.

     NEW EMPLOYEES. New employees must give written notice to Baltimore Legal/Compliance of any existing securities accounts maintained with any broker/dealer when joining the firm (no later than 10 days after the starting date).

     OFFICERS, DIRECTORS AND REGISTERED REPRESENTATIVES OF INVESTMENT Services. The NASD requires each associated person of T. Rowe Price Investment Services, Inc. to:

     o Obtain approval from Investment Services (request should be in writing and be directed to Baltimore Legal/Compliance) before opening or placing the initial trade in a securities account with any broker/dealer; and

     o Provide the broker/dealer with written notice of his or her association with Investment Services.

TRANSACTION REPORTING REQUIREMENTS (OTHER THAN PRICE ASSOCIATES' STOCK TRANSACTIONS). ALL Access Persons AND Non-Access Persons must report all securities transactions unless the transaction is exempted from reporting below.

     TRANSACTIONS EXEMPT FROM REPORTING. The following transactions are exempt from the reporting requirements:

          MUTUAL FUNDS AND VARIABLE INSURANCE PRODUCTS. The purchase or redemption of shares of any open-end investment companies, including the Price Funds, and variable insurance products, except that any employee who serves as the president or executive vice president of a Price Fund must report his or her beneficial ownership or control of shares in that Fund to Baltimore Legal/Compliance through electronic mail to Dottie Jones.

          STOCK SPLITS AND SIMILAR ACQUISITIONS. The acquisition of additional shares of existing corporate holdings through the reinvestment of income dividends and capital gains in mutual funds, stock splits, stock dividends, exercise of rights, exchange or conversion.

          U.S. GOVERNMENT OBLIGATIONS. Purchases or redemptions of direct obligations of the U.S. Government.

          DIVIDEND REINVESTMENT PLANS. The purchase of securities with dividends effected through an established DRP. If, however, a Connected Purchase or a sale must receive prior clearance (SEE p. 4-9), that transaction must also be reported.

     TRANSACTIONS THAT MUST BE REPORTED. Other than the transactions specified above as exempt, ALL Access Persons AND Non-Access Persons are required to file a report of the following securities transactions:

          CLEARED TRANSACTIONS. Any transaction that is subject to the prior clearance requirements, including purchases in initial public offerings and private placement transactions. Although Non-Access Persons are not required to receive prior clearance for securities transactions (other than Price Associates' stock), they MUST report any transaction that would have been required to be prior cleared by an Access Person.

          UNIT INVESTMENT TRUSTS. The purchase or sale of shares of a Unit Investment Trust.

          PRO RATA DISTRIBUTIONS. Purchase effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

          INHERITANCES. Acquisition of securities through inheritance.

          GIFTS. Acquisition or disposition of securities by gift.

          MANDATORY TENDERS. Purchases and sales of securities pursuant to a mandatory tender offer.

          SPOUSAL PAYROLL DEDUCTION PLANS/SPOUSAL STOCK OPTION. Transactions involving the purchase or exchange of securities by the spouse of an Access Person or Non-Access Person pursuant to a payroll deduction plan or the exercise by the spouse of an Access Person or Non-Access Person of a stock option issued by the spouse's employer. REPORTING OF SPOUSAL PAYROLL DEDUCTION PLAN TRANSACTIONS NEED ONLY BE MADE QUARTERLY; REPORTING OF A SPOUSAL STOCK OPTION EXERCISE MUST BE MADE WITHIN TEN DAYS OF THE EXERCISE.

          SYSTEMATIC INVESTMENT PLANS. Transactions involving the purchase of securities by an Access Person or Non-Access Person pursuant to a systematic investment plan. REPORTING OF SYSTEMATIC INVESTMENT PLAN TRANSACTIONS NEED ONLY BE MADE QUARTERLY.

     REPORT FORM. If the executing broker/dealer provides a confirmation or similar statement directly to Baltimore Legal/Compliance, you do not need to make a further report. All other transactions must be reported on the form designated "T. Rowe Price Associates, Inc.

     Employee's Report of Securities Transactions," a supply of which is available from Baltimore Legal/Compliance.

     WHEN REPORTS ARE DUE. You must report a securities transaction within ten
     (10) days after the trade date or within (10) days after the date on which you first gain knowledge of the transaction (for example, a bequest) if this is later. Reporting of transactions involving either systematic investment plans or the purchase of securities by a spouse pursuant to a payroll deduction plan, however, may be reported quarterly.

TRANSACTION REPORTING REQUIREMENTS FOR THE INDEPENDENT DIRECTORS OF PRICE ASSOCIATES AND THE INDEPENDENT DIRECTORS OF THE PRICE FUNDS. The independent directors of Price Associates and the independent directors of the Price Funds are subject to the same reporting requirements as Access Persons and Non-Access Persons except that reports need only be filed quarterly. Specifically: (1) a report for each securities transaction must be filed with Baltimore/Legal Compliance no later than ten (10) days after the end of the calendar quarter in which the transaction was effected; and (2) a report must be filed for each quarter, regardless of whether there have been any reportable transactions. Baltimore/Legal Compliance will send the independent directors of Price Associates and the Price Funds a reminder letter and reporting form approximately ten days prior to the end of each calendar quarter.

MISCELLANEOUS RULES REGARDING PERSONAL SECURITIES TRANSACTIONS. These rules vary in their applicability depending upon whether you are an Access Person.

The following rules apply to ALL Access Persons AND Non-Access Persons and, where indicated, to the independent directors of Price Associates and the Price Funds.

     DEALING WITH CLIENTS. Access Persons, Non-Access Persons and the independent directors of Price Associates and the Price Funds may not, directly or indirectly, sell to or purchase from a client any security. This prohibition does not preclude the purchase or redemption of shares of any mutual fund that is a client of Price Associates.

     CLIENT INVESTMENT PARTNERSHIPS.

          CO-INVESTING. Access Persons and Non-Access Persons, including employee partnerships, and the independent directors of Price Associates and the Price Funds are not permitted to co-invest in client investment partnerships of Price Associates, RPFI, or their affiliates, such as Strategic Partners, Threshold, and International Partners.

          DIRECT INVESTMENT. The independent directors of the Price Funds are not permitted to invest as limited partners in client investment partnerships of Price Associates, RPFI, or their affiliates.

     INVESTMENT CLUBS. These restrictions vary depending upon the person's status, as follows:

          NON-ACCESS PERSONS. A Non-Access Person may form or participate in a stock or investment club without approval of the Chairperson of the Ethics Committee. Only transactions in Price Associates' stock are subject to prior clearance requirements. Club transactions must be reported just as the Non-Access Person's individual trades are reported.

          ACCESS PERSONS. An Access Person may not form or participate in a stock or investment club unless prior written approval has been obtained from the Chairperson of the Ethics Committee. All transactions by such a stock or investment club in which an Access Person has beneficial ownership or control are subject to the same prior clearance and reporting requirements applicable to an individual Access Person's trades. However, if the Access Person has beneficial ownership solely by virtue of his or her spouse's participation in the club and has no investment control or input into decisions regarding the club's securities transactions, he or she may request the waiver of prior clearance requirements of the club's transactions (except for transactions in Price Associates' stock) from the Chairperson of the Ethics Committee as part of the approval process.

     MARGIN ACCOUNTS. While brokerage margin accounts are discouraged, you may open and maintain margin accounts for the purchase of securities provided such accounts are with brokerage firms with which you maintain a regular brokerage account.

     TRADING ACTIVITY. You are discouraged from engaging in a pattern of securities transactions which either:

         o Is so excessively frequent as to potentially impact your ability to carry out your assigned responsibilities, or

         o Involves securities positions that are disproportionate to your net assets.

         At the discretion of the Chairperson of the Ethics Committee, written notification of excessive trading may be sent to your supervisor.

The following rules apply ONLY to ACCESS PERSONS:

     LARGE COMPANY EXEMPTION. Although subject to prior clearance, transactions involving securities in certain large companies, within the parameters set by the Ethics Committee (the "EXEMPT LIST"), will be approved under normal circumstances, as follows:

          TRANSACTIONS INVOLVING EXEMPT LIST SECURITIES. This exemption applies to transactions involving no more than $20,000 or the nearest round lot (even if the amount of the transaction MARGINALLY exceeds $20,000) per security per week in securities of companies with market capitalizations of $5 billion or more, unless the rating on the security as reported in the firm's Daily Research News has been changed to a 1 or a 5 within the seven (7) calendar days immediately prior to the date of the proposed transaction. If such a rating change has occurred, the exemption is not available.

          TRANSACTIONS INVOLVING OPTIONS ON EXEMPT LIST SECURITIES. Access Persons may not purchase uncovered put options or sell uncovered call options unless otherwise permitted under the "Options and Futures" discussion on p. 4-16. Otherwise, in the case of options on an individual security on the Exempt List (if it has not had a prohibited rating change), an Access Person may trade the GREATER of 5 contracts or sufficient option contracts to control $20,000 in the underlying security; thus an Access Person may trade 5 contracts even if this permits the Access Person to control more than $20,000 in the underlying security. Similarly, the Access Person may trade more than

          5 contracts as long as the number of contracts does not permit him or her to control more than $20,000 in the underlying security.

     These parameters are subject to change by the Ethics Committee.

     EXCHANGE-TRADED INDEX OPTIONS. Although subject to prior clearance, an Access Person's transactions involving exchange-traded index options, within the parameters set by the Ethics Committee, will be approved under normal circumstances. Generally, an Access Person may trade the GREATER of 5 contracts or sufficient contracts to control $20,000 in the underlying securities; thus an Access Person may trade 5 contracts even if this permits the Access Person to control more than $20,000 in the underlying securities. Similarly, the Access Person may trade more than 5 contracts as long as the number of contracts does not permit him or her to control more than $20,000 in the underlying security.

     These parameters are subject to change by the Ethics Committee.

     CLIENT LIMIT ORDERS. The Equity Trading Desk may approve an Access Person's proposed trade even if a limit order has been entered for a client for the same security, if:

         o   The Access Person's trade will be entered as a market order; and

         o The client's limit order is 10% or more away from the market at the time of approval of the Access Person's trade.

     OPTIONS AND FUTURES. Please consult the specific section on Exchange-Traded Index Options (p. 4-16) for transactions in those options.


       BEFORE ENGAGING IN OPTIONS AND FUTURE TRANSACTIONS, ACCESS PERSONS SHOULD UNDERSTAND THE IMPACT THAT THE 60-DAY RULE MAY HAVE UPON THEIR ABILITY TO CLOSE OUT A POSITION WITH A PROFIT (SEE PAGE 4-17).


          OPTIONS AND FUTURES ON SECURITIES AND INDICES NOT HELD BY PRICE ASSOCIATES' OR RPFI'S CLIENTS. There are no specific restrictions with respect to the purchase, sale or writing of put or call options or any other option or futures activity, such as multiple writings, spreads and straddles, on securities of companies (and options or futures on such securities) which are not held by any of Price Associates' or RPFI's clients.

          OPTIONS ON SECURITIES OF COMPANIES HELD BY PRICE ASSOCIATES' OR RPFI'S CLIENTS. With respect to options on securities of companies which are held by any of Price Associates' or RPFI's clients, it is the firm's policy that an Access Person should not profit from a price decline of a security owned by a client (other than an Index account). Therefore, an Access Person may: (i) purchase call options and sell covered call options and (ii) purchase covered put options and sell put options. An Access Person may not purchase uncovered put options or sell uncovered call options, even if the issuer of the underlying securities is included on the Exempt List, unless purchased in connection with other options on the same security as part of a straddle, combination or spread strategy which is designed to result in a profit to the Access Person if the underlying security rises in or does not change in value. The purchase, sale and exercise of options are subject to the same restrictions as those set forth with respect to securities, I.E., the option should be treated as if it were the common stock itself.

          OTHER OPTIONS AND FUTURES HELD BY PRICE ASSOCIATES' OR RPFI'S CLIENTS. Any other option or futures transaction with respect to domestic or foreign securities held by any of Price Associates' clients or with respect to foreign securities held by RPFI's clients will be approved or disapproved on a case-by-case basis after due consideration is given as to whether the proposed transaction or series of transactions might appear to or actually create a conflict with the interests of any of Price Associates' or RPFI's clients. Such transactions include transactions in futures and options on futures involving financial instruments regulated solely by the CFTC.

     SHORT SALES. Short sales by Access Persons are subject to prior clearance. In addition, Access Persons may not sell any security short which is owned by any client of Price Associates or RPFI, except that short sales may be made "against the box" for tax purposes. A short sale "against the box" is one in which the seller owns an amount of securities equivalent to the number he or she sells short. All short sales, including short sales against the box, are subject to the 60-Day Rule described below.

     THE 60-DAY RULE. Access Persons are prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 calendar days. An "equivalent" security means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the subject security, or similar securities with a value derived from the value of the subject security. Thus, for example, the rule prohibits options transactions on or short sales of a security within 60 days of its purchase. In addition, the rule applies regardless of the Access Person's other holdings of the same security or whether the Access Person has split his or her holdings into tax lots. For example, if an Access Person buys 100 shares of XYZ stock on March 1, 1998 and another 100 shares of XYZ stock on March 1, 2000, he or she may not sell ANY shares of XYZ stock at a profit for 60 days following March 1, 2000. The 60-Day Rule "clock" restarts EACH time the Access Person trades in that security.

         EXEMPTIONS FROM THE 60-DAY RULE. The 60-Day Rule does not apply to:

              o any transaction by a Non-Access Person except for transactions in Price Associates' stock not exempted below;

              o    any transaction exempt from prior clearance (SEE p. 4-8);

              o the purchase and sale or sale and purchase of exchange traded index options;

              o any transaction in Price Associates' stock effected through the ESPP; and

              o the exercise of "in the money" Price Associates' stock options and the subsequent sale of the derivative shares.

          Prior clearance procedures do NOT check compliance with the 60-Day Rule when considering a trading request. Access Persons are responsible for checking their compliance with this rule before entering a trade.

          Access Persons may request a waiver from the 60-Day Rule. Such requests should be directed in writing to the Chairperson of the Ethics Committee. These waivers are NOT routinely granted.

     INVESTMENTS IN NON-LISTED SECURITIES FIRMS. Access Persons may not purchase or sell the shares of a broker/dealer, underwriter or federally registered investment adviser unless that entity is traded on an exchange or listed as a NASDAQ stock or permission is given under the Private Placement Procedures (SEE p. 4-10).

OWNERSHIP REPORTING REQUIREMENTS - ONE-HALF OF ONE PERCENT OWNERSHIP. If an employee or an independent director of Price Associates or an independent director of the Price Funds owns more than 1/2 of 1% of the total outstanding shares of a public or private company, he or she must immediately report in writing such fact to Baltimore Legal/Compliance, providing the name of the company and the total number of such company's shares beneficially owned.

DISCLOSURE OF PERSONAL SECURITIES HOLDINGS BY ACCESS PERSONS. Upon commencement of employment, appointment or promotion (no later than 10 days after the starting date), each Access Person must disclose in writing all current securities holdings in which he or she is considered to have beneficial ownership and control ("Securities Holdings Report") (see page 4-4 for definition of the term Beneficial Owner). The form to provide the Securities Holding Report will be provided upon commencement of employment, appointment or promotion and should be submitted to Baltimore Legal/Compliance.

All Investment Personnel and Managing Directors are also required to file a Securities Holding Report on an annual basis, in conjunction with the annual verification process. Effective January 2001, this requirement will be extended to ALL Access Persons, pursuant to federal law.

CONFIDENTIALITY OF RECORDS. Price Associates makes every effort to protect the privacy of all persons and entities in connection with their Securities Holdings Reports and Reports of Securities Transactions.

SANCTIONS. Strict compliance with the provisions of this Statement is considered a basic provision of association with Price Associates and the Price Funds. The Ethics Committee and Baltimore Legal/Compliance are primarily responsible for administering this Statement. In fulfilling this function, the Ethics Committee will institute such procedures as it deems reasonably necessary to monitor each person's and entity's compliance with this Statement and to otherwise prevent and detect violations.

     VIOLATIONS BY ACCESS PERSONS, NON-ACCESS PERSONS AND DIRECTORS OF PRICE ASSOCIATES. Upon discovering a material violation of this Statement by any person or entity other than an independent director of a Price Fund, the Ethics Committee will impose such sanctions as it deems appropriate and as are approved by the Management Committee or the Board of Directors including, INTER ALIA, a letter of censure or suspension, a fine, a suspension of trading privileges or termination of employment and/or officership of the violator. In addition, the violator may be required to surrender to Price Associates, or to the party or parties it may designate, any profit realized from any transaction that is in violation of this Statement. All material violations of this Statement shall be reported to the Board of Directors of Price

     Associates and to the Board of Directors of any Price Fund with respect to whose securities such violations may have been involved.

     VIOLATIONS BY INDEPENDENT DIRECTORS OF PRICE FUNDS. Upon discovering a material violation of this Statement by an independent director of a Price Fund, the Ethics Committee shall report such violation to the Board on which the director serves. The Price Fund Boards will impose such sanctions as they deem appropriate.

     VIOLATIONS BY BALTIMORE EMPLOYEES OF RPFI OR TRFAM. Upon discovering a material violation of this Statement by a Baltimore-based employee of RPFI or TRFAM, the Ethics Committee shall report such violation to the Board of Directors of RPFI or TRFAM, as appropriate. A material violation by a Baltimore-based employee of RPFI shall also be reported to the Board of Directors of any RPFI Fund with respect to whose securities such violations may have been involved.

March, 2000

                         T. ROWE PRICE ASSOCIATES, INC.
                               STATEMENT OF POLICY
                                       ON
                            CORPORATE RESPONSIBILITY


PRICE ASSOCIATES' FIDUCIARY POSITION. As an investment adviser, T. Rowe Price Associates, Inc. ("PRICE ASSOCIATES") is in a fiduciary relationship with each of its clients. This fiduciary duty obligates Price Associates to act with an eye only to the benefit of its clients. Accordingly, when managing its client accounts (whether private counsel clients, mutual funds, limited partnerships, or otherwise), Price Associates' primary responsibility is to optimize the financial returns of its clients consistent with their objectives and investment program.

DEFINITION OF CORPORATE RESPONSIBILITY ISSUES. Concern over the behavior of corporations has been present since the Industrial Revolution. Each generation has focused its attention on specific issues. Concern over the abuses of the use of child labor in the 1800's was primarily addressed by legislative action which mandated corporate America to adhere to new laws restricting and otherwise governing the employment of children. In other instances, reform has been achieved through shareholder action -- namely, the adoption of shareholder proposals. The corporate responsibility issues most often addressed during the past decade have involved:

        o Ecological issues, including toxic hazards and pollution of the air and water;

        o Employment practices, such as the hiring of women and minority groups;

        o     Product quality and safety;

        o     Advertising practices;

        o     Animal testing;

        o     Military and nuclear issues; and

        o International politics and operations, including the world debt crisis, infant formula, and child labor laws.

CORPORATE RESPONSIBILITY ISSUES IN THE INVESTMENT PROCESS. Price Associates recognizes the legitimacy of public concern over the behavior of business with respect to issues of corporate responsibility. Price Associates' policy is to carefully review the merits of such issues that pertain to any issuer which is held in a client portfolio or which is being considered for investment. Price Associates believes that a corporate management's record of identifying and resolving issues of corporate responsibility is a legitimate criteria for evaluating the investment merits of the issuer. Enlightened corporate responsibility can enhance a issuer's long term prospects for business success. The absence of such a policy can have the converse effect.

CORPORATE RESPONSIBILITY COMMITTEE. Since 1971, Price Associates has had a Corporate Responsibility Committee, which is responsible for:

        o Reviewing and establishing positions with respect to corporate responsibility issues that are presented in the proxy statements of portfolio companies; and

        o Reviewing questions and inquiries received from clients and mutual fund shareholders pertaining to issues of corporate responsibility.

QUESTIONS REGARDING CORPORATE RESPONSIBILITY. Should an employee have any questions regarding Price Associates' policy with respect to a corporate responsibility issue or the manner in which Price Associates has voted or intends to vote on a proxy matter, he or she should contact a member of the Corporate Responsibility Committee or Price Associates' Proxy Administrator.

March, 2000

                         T. ROWE PRICE ASSOCIATES, INC.
                               STATEMENT OF POLICY
                 WITH RESPECT TO COMPLIANCE WITH COPYRIGHT LAWS


PURPOSE OF STATEMENT OF POLICY. To protect the interests of Price Associates and its employees, Price Associates has adopted this Statement of Policy with Respect to Compliance with Copyright Laws ("STATEMENT" to: (1) inform its employees regarding the legal principles governing copyrights, trademarks, and service marks; and (2) ensure that Price Associates' various copyrights, trademarks, and service marks are protected from infringement.

DEFINITION OF TRADEMARK, SERVICE MARK, AND COPYRIGHT

      TRADEMARK. A trademark is normally a word, phrase, or symbol used to identify and distinguish a product or a company. For example, KLEENEX is a trademark for a particular brand of facial tissues.

      SERVICE MARK. A service mark is normally a word, phrase, or symbol used to identify and distinguish a service or the provider of a service. For example, INVEST WITH CONFIDENCE is a registered service mark which identifies and distinguishes the mutual fund management services offered by Price Associates. The words "trademark" and "service mark" are often used interchangeably, but as a general rule a trademark is for a tangible product, whereas a service mark is for an intangible good or service. Because most of Price Associates' business activities involve providing services (E.G., investment management; transaction processing and account maintenance; information, etc.), most of Price Associates' registered marks are service marks.

      COPYRIGHT. In order to protect the authors and owners of books, articles, drawings, music, or computer programs and software, the U.S. copyright law makes it a crime to reproduce, IN ANY MANNER, any copyrighted material without the express written permission of the author or publisher. Under current law, all original works are copyrighted at the moment of creation; it is no longer necessary to register a copyright. Copyright infringements may result in judgments of actual damages (I.E., the cost of additional subscriptions), as well as punitive damages, which can be as high as $100,000 per infringement.

REGISTERED TRADEMARKS AND SERVICE MARKS. Once Price Associates has registered a trademark or service mark with the U.S. Patent and Trademark Office, it has the exclusive right to use that mark. In order to preserve rights to a registered trademark or service mark, Price Associates must (1) use the mark on a continuous basis and in a manner consistent with the Certificate of Registration; (2) place an encircled "R" ((R)) next to the mark in the first, or most prominent, occurrence in all publicly distributed media; and (3) take action against any party infringing upon the mark.

ESTABLISHING A TRADEMARK OR SERVICE MARK. The Legal Department has the responsibility to register and maintain all trademarks and service marks and protect them against any infringement. If Price Associates or a subsidiary wishes to utilize a particular word, phrase, or symbol as a trademark or service mark, the Legal Department must be notified as far in advance as possible so that a search may be conducted to determine if the proposed mark has already been registered or used by another entity. Until clearance is obtained from the Legal Department, no new mark should be used. This procedure has been adopted to ensure that Price Associates does not unknowingly infringe upon another company's mark. Once a proposed mark is cleared for use, it must be accompanied by the abbreviations "TM" or "SM," as appropriate, until it has been registered. All trademarks and service marks which have been registered with the U.S. Patent and Trademark Office must be accompanied by an encircled "R" when used in any public document. These symbols need only accompany the mark in the first or most prominent place it is used in each publicly circulated document. Subsequent use of the same trademark or service mark in such material does not need to be marked. The Legal Department maintains a written summary of all Price Associates' registered and pending trademarks and service marks. All registered and pending trademarks and service marks are also listed in the T. Rowe Price Style Guide. If you have any questions regarding the status of a trademark or service mark, you should contact the Legal Department.

INFRINGEMENT OF PRICE ASSOCIATES' REGISTERED MARKS. If an employee notices that another entity is using a mark similar to one which Price Associates has registered, the Legal Department should be notified immediately so that appropriate action can be taken to protect Price Associates' interests in the mark.

REPRODUCTION OF ARTICLES AND SIMILAR MATERIALS FOR INTERNAL DISTRIBUTION, OR FOR DISTRIBUTION TO SHAREHOLDERS, CLIENTS AND OTHERS OUTSIDE THE FIRM. In general, the reproduction of copyrighted material is a federal offense. Exceptions under the "FAIR USE" doctrine include reproduction for scholarly purposes, criticism, or commentary, which ordinarily do not apply in a business environment. OCCASIONAL copying of a relatively small portion of a newsletter or magazine to keep in a file, circulate to colleagues with commentary, or send to a client with commentary is generally permissible under the "fair use" doctrine. Written permission from the author or publisher must be obtained by any employee wishing to reproduce copyrighted material for INTERNAL OR EXTERNAL distribution, including distribution via the Internet or the T. Rowe Price Associates' intranet. It is the responsibility of each employee to obtain permission to reproduce copyrighted material. Such permission must be in writing and forwarded to the Legal Department. If the publisher will not grant permission to reproduce copyrighted material, then the requestor must purchase from the publisher either additional subscriptions to the periodical or the reprints of specific articles. The original article or periodical may be circulated as an alternative to purchasing additional subscriptions or reprints.

PERSONAL COMPUTER SOFTWARE PROGRAMS. Software products and on-line information services purchased for use on Price Associates' personal computers are generally copyrighted material and may not be reproduced without proper authorization from the software vendor. See the T. Rowe Price Associates, Inc. Statement of Policy With Respect to Computer Security and Related Issues for more information.


March, 2000

                         T. ROWE PRICE ASSOCIATES, INC.
                       STATEMENT OF POLICY WITH RESPECT TO
                      COMPUTER SECURITY AND RELATED ISSUES


PURPOSE OF STATEMENT OF POLICY. The central and critical role of computer systems in our firm's operations underscores the importance of ensuring the integrity of these systems. The data stored on our firm's computers, as well as the specialized software programs and systems developed for the firm's use, are extremely valuable assets and very confidential.

This Statement of Policy ("STATEMENT") establishes a comprehensive computer security program which has been designed to:

      o prevent the unauthorized use of or access to our firm's computer systems (collectively the "SYSTEMS"), including the firm's electronic mail ("E-MAIL") and voice mail systems;

      o   prevent breaches in computer security;

      o   maintain the integrity of confidential information; and

      o prevent the introduction of computer viruses into our Systems that could imperil the firm's operations.

In addition, the Statement describes various issues that arise in connection with the application of U.S. Copyright Law to computer software.

Any material violation of this Statement may lead to sanctions, which may include dismissal of the employee or employees involved.

CONFIDENTIALITY OF SYSTEMS ACTIVITIES AND INFORMATION. Systems activities and information stored on our firm's computers (including e-mail and voice mail) may be subject to monitoring by firm personnel or others. All such information, including messages on the firm's e-mail and voice mail systems, are records of the firm and the sole property of the firm. The firm reserves the right to monitor, access, and disclose for any purpose all information, including all messages sent, received, or stored through the Systems. The use of the firm's computer Systems is for the transaction of firm business and is for authorized users only. All firm policies apply to the use of the Systems. SEE Employee Handbook.

By using the firm's Systems, you agree to be bound by this Statement and consent to the access to and disclosure of all information, including e-mail and voice mail messages, by the firm. Employees do not have any expectation of privacy in connection with the use of the Systems, or with the transmission, receipt, or storage of information in the Systems.

Information entered into our firm's computers but later deleted from the Systems may continue to be maintained permanently on our firm's back-up tapes. Employees should take care so that they do not create documents or communications that might later be embarrassing to them or to our firm. This policy applies to e-mail and voice mail, as well to any other communication on a System.

SECURITY ADMINISTRATION. Enterprise Security in T. Rowe Price Investment Technologies, Inc. ("TRPIT") is responsible for identifying security needs and overseeing the maintenance of computer security, including Internet-related security issues.

AUTHORIZED SYSTEMS USERS. In general, access to any type of System is restricted to authorized users who need access in order to support their business activities. Access for mainframe, LAN and external Systems must be requested on a "Systems Access Request" form. A hard copy can be printed from the Enterprise Security intranet site or obtained from Enterprise Security. Access requests and changes must be approved by the appropriate supervisor or manager in the user's department.

AUTHORIZED APPLICATION USERS. Access to specific computer applications (i.e., Finance, Retirement Plan Services systems, etc.) can also be requested. Many application systems have an additional level of security, such as extra passwords. If a user wants access to an application or data that is outside the normal scope of his or her business activity, additional approval may be required from the "Owner" of such application or data. The "Owner" is the employee who is responsible for making judgments and decisions on behalf of the firm with regard to the application or data, including the authority to decide who may have access.

USER-IDS, PASSWORDS, AND OTHER SECURITY ISSUES. Once a request for access is approved, a unique "User-ID" will be assigned the user. Each User-ID has a password that must be kept confidential by the user. For most systems, passwords must be changed on a regular schedule and Enterprise security has the authority to determine the password policy. User-IDs and passwords may not be shared. Users can be held accountable for work performed with their User-IDs. Personal computers must not be left logged on and unattended unless screen savers with passwords or software-based keyboard locks are utilized. Enterprise Security recommends that GroupWise e-mail accounts be password protected.

EXTERNAL COMPUTER SYSTEMS. Our data processing environment includes access to data stored not only on our firm's computers, but also on external systems, such as DST. Although the security practices governing these outside systems are established by the providers of these external systems, requests for access to such systems should be directed to Enterprise Security. User-IDs and passwords to these systems must be kept confidential by the user.

ACCESS TO THE INTERNET AND OTHER ON-LINE SERVICES. Access to the Internet (including, but not limited to, e-mail, remote FTP, Telnet, World Wide Web, Gopher, remote administration, secure shell, and using IP tunneling software to remotely control Internet servers) presents special security considerations due to the world-wide nature of the connection and the security weaknesses present in Internet protocols and services. The firm can provide authorized employees and other staff with access to Internet e-mail and other Internet services (such as the World Wide Web) through a direct connection from the firm's network.

Access to the Internet or Internet services from our firm's computers, including the firm's e-mail system, is permitted only for legitimate business purposes. Such access must be requested through Enterprise Security, approved by the employee's supervisor, and provided only through firm approved connections. All firm policies apply to the use of the Internet or Internet services. SEE Employee Handbook.

      USE OF INTERNET. In accordance with firm policies, employees are prohibited from accessing inappropriate sites, including, but not limited to, adult and gambling sites. Firm personnel monitor Internet use for visits to inappropriate sites and for inappropriate use. Should employees have questions regarding what constitutes an inappropriate site or inappropriate use, they should discuss it first with their manager who may refer the question to Human Resources. Inappropriate use of the Internet, or accessing inappropriate sites, may lead to sanctions, which may include dismissal of the employee or employees involved.

      DIAL-OUT ACCESS. Using a modem or an Internet connection on a firm computer housed at any of the firm's offices to access an Internet service provider using one's home or personal account is prohibited, unless this account is being used by authorized personnel to service Price Associates' connection to the Internet. When Internet access is granted, the employee will be asked to reaffirm his or her understanding of this Statement.

      Unauthorized modems are not permitted. Dial-out access that circumvents the Internet firewall or proxy server, except by authorized personnel in the business of Price Associates, is prohibited.

      ON-LINE SERVICES. Access to America OnLine ("AOL"), CompuServe, or other commercial on-line service providers is not permitted from a firm computer except for a legitimate business purpose approved by the employee's supervisor and with software obtained through the Help Desk at x4357 (select menu option 1).

      PARTICIPATION ON BULLETIN BOARDS. Because communications by our firm or any of its employees on on-line service bulletin boards are subject to federal, state and NASD advertising regulations, unsupervised participation can result in serious securities violations. Certain designated employees have been authorized to use AOL to monitor and respond to inquiries about our firm and its investment services and products. Any employee other than those assigned to this special group must first receive the authorization of a member of the Board of T. Rowe Price Investment Services, Inc. and the Legal Department before initiating or responding to a message on any computer bulletin board relating to the firm, a Price Fund or any investment or brokerage option or service. This policy applies whether or not the employee intends to disclose his or her relationship to the firm, whether or not our firm sponsors the bulletin board, and whether or not the firm is the principal focus of the bulletin board.

      E-MAIL USE. Access to the firm's e-mail system is permitted only for legitimate business purposes. All firm policies apply to the use of e-mail. Firm personnel may monitor e-mail usage for inappropriate use. Should employees have questions regarding what constitutes inappropriate use, they should discuss it first with their manager who may refer the question to Human Resources. Inappropriate use of e-mail may lead to sanctions, which may include dismissal of the employee or employees involved.

      E-mail services, other than those provided or approved by Price Associates, may not be used for business purposes. In addition, accessing e-mail services not provided or approved by Price Associates from firm equipment for any reason could allow the introduction of viruses or malicious code into the network, or lead to the compromise of confidential data.

      Employees should understand that e-mail sent through the Internet is not secure and could be intercepted by a third party.

DIAL-IN ACCESS. The ability to access our firm's computer Systems from a remote location is also limited to authorized users. Phone numbers used to access our firm's computer Systems are confidential. A security system that uses a one-time password or other strong authentication method must be employed when accessing our firm's network from a remote computer. Authorization for remote access can be requested by completing a "Systems Access Request" form. Any employee who requires remote access should contact the Help Desk at x4357 (select menu option
1) for desktop setup.

VIRUS PROTECTION. A computer virus is a program designed to damage or impair software or data on a computer system. Software from any outside source may contain a computer virus or similar malicious code. Types of carriers and transmission methods increase daily and currently include diskettes, CDs, file downloads, executables, and e-mail attachments. A comprehensive malicious code prevention and control program is in place throughout Price Associates. This program provides policy and procedures for anti-virus controls on all systems. More information about the anti-virus program can be found on the TRPIT Intranet.

Introducing a virus or similar malicious code into the Price Associates Systems by engaging in prohibited actions, such as downloading non-business related software, or by failing to implement recommended precautions, such as updating virus scanning software on remote machines, may lead to sanctions, which may include dismissal of the employee or employees involved.

      VIRUS SCANNING SOFTWARE. As part of the TRPIT's anti-virus program, virus scanning software is installed on the majority of applicable platforms. This software is designed to detect and eradicate malicious code and viruses. All desktop computers have the corporate standard anti-virus scanning software installed and running. This software is installed and configured by the Distributed Processing Support Group and runs constantly. Virus scanning software updates are automatically distributed to the desktops as they become available. Desktop virus scanning software can also be used by the employee to scan diskettes, CDs, directories, and attachments "on demand". Contact the Help Desk at x4357 (select menu option 3) for assistance.

      E-MAIL. An e-mail anti-virus gateway scans the content of inbound and outbound e-mail for viruses. Infected e-mail and attachments will be cleaned when possible and quarantined when not cleanable. Updating of the e-mail gateway anti-virus software and pattern files is done automatically.

      PORTABLE AND REMOTE COMPUTERS. Laptops and other computers that remotely access the TRPIT network are also required to have the latest anti-virus software and pattern files. IT IS THE RESPONSIBILITY OF EACH USER TO ENSURE THAT HIS OR HER PORTABLE COMPUTER'S ANTI-VIRUS SOFTWARE IS REGULARLY UPDATED. The Help Desk has instructions available. Contact the Help Desk at x4357 (select menu option 3) to obtain further information.

      DOWNLOADING OR COPYING. The user of a PC with a modem or with an Internet connection has the ability to connect to other computers or on-line services outside of the firm's network and there may be business reasons to download or copy software from those sources. Downloading or copying software, which includes documents, graphics, programs and other computer-based materials, from any outside source is not permitted unless it is for a legitimate business purpose because downloads and copies could introduce viruses and malicious code into the Systems.

      OTHER CONSIDERATIONS. Users must log off the System each night. Unless the user logs off, virus software on each workstation cannot pick up the most current virus scanning downloads or the most current software updates for the user's System. Employees must call the Help Desk at x4357 (select menu option 3) when viruses are detected so that it can ensure that appropriate tracking and follow-up take place. Do not forward any "virus warning" mail received to other staff until you have contacted the Help Desk, since many of these warnings are hoaxes. When notified that a user has received "virus warning" mail, the Help Desk will contact Enterprise Security, whose personnel will check to determine the validity of the virus warning.

APPLICATION OF U.S. COPYRIGHT LAW TO SOFTWARE PROGRAMS. Software products and on-line information services purchased for use on Price Associates' personal computers are generally copyrighted material and may not be reproduced without proper authorization from the software vendor. This includes the software on CDs or diskettes, any program manuals or documentation, and data or software retrievable from on-line information systems. Unauthorized reproduction of such material or information, or downloading or printing such material, is a federal offense, and the software vendor can sue to protect the developer's rights. In addition to criminal penalties such as fines and imprisonment, civil damages can be awarded in excess of $50,000.

GUIDELINES FOR USING PERSONAL COMPUTER SOFTWARE

      ACQUISITION AND INSTALLATION OF SOFTWARE. Only Distributed Processing Support Group approved and installed software is authorized. Any software program that is to be used by an employee of Price Associates in connection with the business of the firm must be ordered through the Help Desk at x4357 (select menu option 1) and installed by the Distributed Processing Support Group of TRPIT.

      LICENSING. Software residing on firm LAN servers will be either: (1) maintained at an appropriate license level for the number of users, or (2) made accessible only for those for whom it is licensed.

      ORIGINAL CDS, DISKETTES AND COPIES. In most cases, software is installed by the Distributed Processing Support Group and original software CDs and diskettes are not provided to the user. In the event that original CDs or diskettes are provided, they must be stored properly to reduce the possibility of damage or theft. CDs and diskettes should be protected from extreme heat, cold, and contact with anything that may act as a magnet or otherwise damage them. Employees may not make additional copies of software or software manuals obtained through the firm.

      RECOMMENDATIONS, UPGRADES, AND ENHANCEMENTS. All recommendations regarding computer hardware and software programs are to be forwarded to the Help Desk at x4357 (select menu option 1), which will coordinate upgrades and enhancements.

QUESTIONS REGARDING THIS STATEMENT. Any questions regarding this Statement should be directed to Enterprise Security in TRPIT.

March, 2000

                         T. ROWE PRICE ASSOCIATES, INC.
                               STATEMENT OF POLICY
                                       ON
                         COMPLIANCE WITH ANTITRUST LAWS


PURPOSE

      To protect the interests of the company and its employees, Price Associates has adopted this Statement of Policy on Compliance with Antitrust Laws ("STATEMENT") to:

      (1) Inform employees about the legal principles governing prohibited anticompetitive activity in the conduct of Price Associates' business; and

      (2) Establish guidelines for contacts with other members of the investment management industry to avoid violations of the antitrust laws.

THE BASIC ANTICOMPETITIVE ACTIVITY PROHIBITION

      Section 1 of the Sherman Antitrust Act (the "ACT") prohibits agreements, understandings, or joint actions between companies that constitute a "RESTRAINT OF TRADE," I.E., reduce or eliminate competition.

      This prohibition is triggered only by an AGREEMENT OR ACTION among two or more companies; unilateral action never violates the Act. To constitute an illegal agreement, however, an understanding does not need to be formal or written. Comments made in conversations, casual comments at meetings, or even as little as "a knowing wink," as one case says, may be sufficient to establish an illegal agreement under the Act.

      The agreed upon action must be ANTICOMPETITIVE. Some actions are "PER SE" anticompetitive, while others are judged according to a "RULE OF REASON."

      o Some activities have been found to be so inherently anticompetitive that a court will not even permit the argument that they have a procompetitive component. Examples of such PER SE illegal activities are agreements between competitors to fix prices or divide up markets in any way, such as exclusive territories.

      o Other joint agreements or activities will be examined by a court using the RULE OF REASON approach to see if the procompetitive results of the arrangement outweigh the anticompetitive effects. Permissible agreements among competitors may include a buyers' cooperative, or a syndicate of buyers for an initial public offering of securities. In rare instances, an association of sellers (such as ASCAP) may be permissible.

      There is also an exception for joint activity designed to influence government action. Such activity is protected by the First Amendment to the U.S. Constitution. For example, members of an industry may agree to lobby Congress jointly to enact legislation that may be manifestly anticompetitive.

PENALTIES FOR VIOLATING THE SHERMAN ACT

      A charge that the Act has been violated can be brought as a civil or a criminal action. Civil damages can include treble damages, plus attorneys fees. Criminal penalties for individuals can include fines of up to $350,000 and three years in jail, and $100 million or more for corporations.

SITUATIONS IN WHICH ANTITRUST ISSUES MAY ARISE

      To avoid violating the Act, any agreement with other members of the investment management industry regarding which securities to buy or sell and under what circumstances we buy or sell them, or about the manner in which we market our mutual funds and investment and retirement services, must be made with the prohibitions of the Act in mind.

      TRADE ASSOCIATION MEETINGS AND ACTIVITIES. A trade association is a group of competitors who join together to share common interests and seek common solutions to common problems. Such associations are at a high risk for anticompetitive activity and are closely scrutinized by regulators. Attorneys for trade associations, such as the Investment Company Institute, are typically present at meetings of members to assist in avoiding violations.

      Permissible Activities:

      o   Discussion of how to make the industry more competitive.

      o An exchange of information or ideas that have procompetitive or competitively neutral effects, such as: methods of protecting the health or safety of workers; methods of educating customers and preventing abuses; and information regarding how to design and operate training programs.

      o   Collective action to petition government entities.

      Activities to be Avoided:

      o Any discussion or direct exchange of current information about prices, salaries, fees, or terms and conditions of sales. Even if such information is publicly available, problems can arise if the information available to the public is difficult to compile or not as current as that being exchanged.

          EXCEPTION: A third party consultant can, with appropriate safeguards, collect, aggregate and disseminate some of this information, such as salary information.

      o Discussion of future business plans, strategies, or arrangements that might be considered to involve competitively sensitive information.

      o   Discussion of specific customers, markets, or territories.

      o Negative discussions of service providers that could give rise to an inference of a joint refusal to deal with the provider (a "BOYCOTT").

      INVESTMENT-RELATED DISCUSSIONS

            PERMISSIBLE ACTIVITIES: Buyers or sellers with a common economic interest may join together to facilitate securities transactions that might otherwise not occur, such as the formation of a syndicate to buy in a private placement or initial public offering of a issuer's stock, or negotiations among creditors of an insolvent or bankrupt company.

            Competing investment managers are permitted to serve on creditors committees together and engage in other similar activities in connection with bankruptcies and other judicial proceedings.

            ACTIVITIES TO BE AVOIDED: It is important to avoid anything that suggests involvement with any other firm in any threats to "boycott" or "blackball" new offerings, including making any ambiguous statement that, taken out of context, might be misunderstood to imply such joint action. Avoid careless or unguarded comments that a hostile or suspicious listener might interpret as suggesting prohibited coordinated behavior between T. Rowe Price and any other potential buyer.

                  EXAMPLE: After an Illinois municipal bond default where the state legislature retroactively abrogated some of the bondholders' rights, several investment management complexes organized to protest the state's action. In doing so, there was arguably an implied threat that members of the group would boycott future Illinois municipal bond offerings. Such a boycott would be a violation of the Act. The investment management firms' action led to an 18-month Department of Justice investigation. Although the investigation did not lead to any legal action, it was extremely expensive and time consuming for the firms and individual managers involved.

            If you are present when anyone outside of T. Rowe Price suggests that two or more investors with a grievance against an issuer coordinate future purchasing decisions, you should immediately reject any such suggestion. As soon as possible thereafter, you should notify the Legal Department, which will take whatever further steps are necessary.

      BENCHMARKING. Benchmarking is the process of measuring and comparing an organization's processes, products and services to those of industry leaders for the purpose of adopting innovative practices for improvement.

          o Because benchmarking usually involves the direct exchange of information with competitors, it is particularly subject to the risk of violating the antitrust laws.

          o The list of issues that may and should not be discussed in the context of a trade association also applies in the benchmarking process.

          o All proposed benchmarking agreements must be reviewed by the T. Rowe Price Legal Department before T. Rowe Price agrees to participate in such a survey.


March, 2000

------------------------------------------------------------------------------

                   TRANSAMERICA INVESTMENT MANAGEMENT, LLC
                      TRANSAMERICA INVESTMENT SERVICES, INC

                                 CODE OF CONDUCT

                             INSIDER TRADING POLICY

                                   GIFT POLICY

                            OUTSIDE EMPLOYMENT POLICY

------------------------------------------------------------------------------
                         LAST REVISED MARCH 24, 2000
------------------------------------------------------------------------------


DEFINITIONS_________________________________________________________________3

INTRODUCTION, STATEMENT OF PURPOSE AND APPLICATION__________________________5

  CAUTION REGARDING PERSONAL TRADING ACTIVITIES_____________________________6

  COMMUNICATIONS WITH OUTSIDE DIRECTORS_____________________________________6

CODE OF CONDUCT_____________________________________________________________7

  OVERVIEW__________________________________________________________________7

  EXCLUSIONS APPLICABLE TO OUTSIDE DIRECTORS________________________________7

  GENERAL PROHIBITIONS______________________________________________________8

  TRADING RESTRICTIONS______________________________________________________9
    PRE-CLEARANCE___________________________________________________________9
    SHORT SALES_____________________________________________________________9
    HEDGE FUNDS, INVESTMENT CLUBS, AND OTHER GROUPS_________________________9 EXCLUDED TRANSACTIONS__________________________________________________10
    BLACKOUT PERIODS_______________________________________________________10
    PENDING ORDERS_________________________________________________________10
    SEVEN DAY RULE_________________________________________________________11
    FIFTEEN DAY WINDOW_____________________________________________________11
    60 DAY RULE____________________________________________________________11

  PRE-CLEARANCE PROCEDURES_________________________________________________11
    GENERAL PRE-CLEARANCE__________________________________________________11
    TRANSACTIONS IN TRANSAMERICA SECURITIES________________________________12 PRE-CLEARANCE REQUIREMENTS FOR INVESTMENT PERSONNEL____________________12 PRE-CLEARANCE OF TENDER OFFERS AND STOCK PURCHASE PLANS________________12 TWO BUSINESS DAY EFFECTIVE PERIOD______________________________________12

  REPORTING TRANSACTIONS AND ACCOUNTS______________________________________12
    MONTHLY TRANSACTION REPORTS____________________________________________13
    PASSIVE ACCOUNTS_______________________________________________________13

  OTHER REQUIRED FORMS_____________________________________________________14
    ACKNOWLEDGEMENT FORMS__________________________________________________14
    INVESTMENT PERSONNEL REPRESENTATION FORM_______________________________14 OUTSIDE DIRECTOR REPRESENTATION FORM___________________________________14

INSIDER TRADING POLICY_____________________________________________________15

  BACKGROUND INFORMATION___________________________________________________15
    WHO IS AN INSIDER?_____________________________________________________15
    WHEN IS INFORMATION NONPUBLIC?_________________________________________15
    WHAT IS MATERIAL INFORMATION?__________________________________________15
    WHEN IS INFORMATION MISAPPROPRIATED____________________________________16
    PENALTIES FOR INSIDER TRADING__________________________________________16
    WHO IS A CONTROLLING PERSON?___________________________________________16

  PROCEDURES TO IMPLEMENT POLICY___________________________________________17
    IDENTIFYING MATERIAL INSIDE INFORMATION________________________________17 REPORTING INSIDE INFORMATION___________________________________________17
    WATCH AND RESTRICTED LISTS_____________________________________________17
    PROTECTING INFORMATION_________________________________________________18
    TRANSAMERICA CORPORATE DEVELOPMENT DEPARTMENT__________________________19 RESPONSIBILITY TO MONITOR TRANSACTIONS_________________________________19 TENDER OFFERS__________________________________________________________19

GIFT POLICY________________________________________________________________20

  GIFT GIVING______________________________________________________________20

  GIFT RECEIVING___________________________________________________________20

  CUSTOMARY BUSINESS AMENITIES_____________________________________________20

OUTSIDE EMPLOYMENT POLICY__________________________________________________22

SUPERVISORY AND COMPLIANCE PROCEDURES______________________________________23

  SUPERVISORY PROCEDURES___________________________________________________23
    PREVENTION OF VIOLATIONS_______________________________________________23
    DETECTION OF VIOLATIONS________________________________________________23

  COMPLIANCE PROCEDURES____________________________________________________24
    REPORTS OF POTENTIAL DEVIATIONS OR VIOLATIONS__________________________24 ANNUAL REPORTS_________________________________________________________24
    RECORDS________________________________________________________________24
    INSPECTION_____________________________________________________________24
    CONFIDENTIALITY________________________________________________________24

  THE ETHICS COMMITTEE_____________________________________________________25
    MEMBERSHIP OF THE COMMITTEE____________________________________________25
    COMMITTEE MEETINGS_____________________________________________________25
    SPECIAL DISCRETION_____________________________________________________25

GENERAL INFORMATION ABOUT THE CODE OF CONDUCT______________________________26
    ENFORCEMENT____________________________________________________________26
    INTERNAL USE___________________________________________________________26

FORMS______________________________________________________________________26

------------------------------------------------------------------------------
                                   DEFINITIONS
------------------------------------------------------------------------------

   The following definitions are used throughout this document. Unless otherwise defined, all capitalized terms used in this document shall have the same meaning as set forth in this section.

1) "Access Persons" are Investment Personnel, Directors and officers of Transamerica Investment Services, Inc. ("TISI"), Transamerica Investment Management, LLC ("TIM") (collectively, "TISI/TIM") and other designated persons deemed by the Ethics Committee to have access to current trading information.

2) "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. For example, in addition to a person's own accounts, the term "Beneficial Ownership" encompasses securities held in the name of a spouse or equivalent domestic partner, minor children, a relative sharing your home, or certain trusts under which you or a related party is a beneficiary, or held under other arrangements indicating a sharing of financial interest.

3) "Covered Securities" generally includes all securities, whether publicly or privately traded, and any option, future, forward contract or other obligation involving a security or index of securities, including an instrument whose value is derived or based on any of the above (a "derivative"). The following are not Covered Securities:

          o    Shares of open-end investment companies (i.e., mutual funds);

          o Direct obligations of the U.S. or Canadian government (e.g., Treasury securities), any Canadian Provincial government, or any derivative thereof;

          o Obligations of agencies and instrumentalities of the U.S. or Canadian government with a remaining term to maturity of one year or less, or any derivative thereof;

          o Securities representing a limited partnership interest in a real estate limited partnership;

          o Money market instruments, such as certificates of deposit, bankers' acceptances, repurchase agreements, and commercial paper;

          o Insurance contracts, including life insurance or annuity contracts;

          o Direct investments in real estate, business franchises or similar ventures; and

          o Physical commodities (including foreign currencies), or any derivatives thereof.

          o Securities issued by Transamerica Corporation or its subsidiaries. Note, however, that special statutory provisions regarding these securities apply to directors of investment companies who are not interested persons, to officers of Transamerica Corporation and designated key employees, and to employees who are in possession of material nonpublic information about Transamerica.

4) "Designated Compliance Representatives" are TISI/TIM's Compliance Manager and TISI/TIM's Chief Financial Officer and/or such persons' designee(s).

5) "Designated Legal Representative" is Transamerica Corporation's General Counsel or such person's designee(s).

6)    "Directors" are directors of TISI/TIM.

7) "Equity Review Committee" is comprised of TISI/TIM's President and TISI/TIM's Executive Vice President.

8) "Ethics Committee" is comprised of TISI/TIM's Compliance Manager, TISI/TIM's Chief Financial Officer and TISI/TIM's President.

9) "Inside Directors" are Directors who are interested persons, as defined in the Investment Company Act of 1940, of TISI/TIM or of the Managed Accounts.

10) "Investment Personnel" refers to portfolio managers, research analysts, trading department personnel and any other persons who provide information and advice directly or indirectly to any advisory client of TISI/TIM, or who assist in executing the portfolio managers' decisions.

11)   "NASD" is the National Association of Securities Dealers, Inc.

12) "Outside Directors" are Directors who are not interested persons, as defined in the Investment Company Act of 1940, of TISI/TIM or of the Managed Accounts.

------------------------------------------------------------------------------
               INTRODUCTION, STATEMENT OF PURPOSE AND APPLICATION
------------------------------------------------------------------------------

   TISI/TIM provides investment advisory services to various clients and accounts, some of which are investment companies registered under the Investment Company Act of 1940 (the "Company Act"). Persons designated as Access Persons of TISI/TIM, and certain persons employed by other Transamerica companies which provide services to the investment companies and other managed accounts (collectively the "Managed Accounts") or who have access to information about their activities, owe an undivided duty of loyalty to such Managed Accounts, and must therefore adhere to the highest ethical and professional standards of conduct. It is the objective of all persons subject to this Code of Conduct ("Code") to maintain the highest standards of integrity and conduct in order to meet their respective duties and obligations to TISI/TIM and the Managed Accounts. These standards, as contained in this Code, are based on the requirements of the Company Act, the Investment Advisers Act of 1940 (the "Advisers Act"), the Insider Trading and Securities Fraud Enforcement Act ("ITSFEA"), and the laws governing the management of investment accounts.

   The Code is intended to ensure that you (i) at all times place first the interests of the Managed Accounts, (ii) conduct all personal trading consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility, and (iii) not use any material nonpublic information in securities trading. The Code also establishes policies regarding other matters, such as outside employment and the giving or receiving of gifts.

   The Code is intended to comply with Rule 17j-1 under the Company Act, as amended, which requires TISI/TIM to adopt a code of ethics containing provisions reasonably necessary to prevent specified individuals from engaging in certain conduct. Under Rule 17j-1(a), certain conduct by "access persons" (as defined in the Rule) of investment companies managed by TISI/TIM, of TISI/TIM itself as adviser to these companies, and of the principal underwriter of the investment companies, with respect to purchases or sales of securities held or to be acquired by the investment companies is prohibited. TISI/TIM understands that each such investment company has adopted a code of ethics with respect to access persons of the investment companies themselves. The Code is also intended to comply with the provisions of Rule 204-2 under the Advisers Act, which requires TISI/TIM to maintain records of securities transactions in which certain of its personnel have any Beneficial Ownership.

   The Code applies to all Investment Personnel, Directors and officers of TISI/TIM, and to all other individuals who are Access Persons. The Code applies to transactions for your personal accounts and any other accounts over which you have Beneficial Ownership. You may be deemed the Beneficial Owner of any account in which you have a direct or indirect financial interest. Such accounts include, among others, accounts held in the name of your spouse or equivalent domestic partner, your minor children, a relative sharing your home, or certain trusts under which you or such persons are a beneficiary.

   In addition to the other requirements outlined in this Code, Investment Personnel are expected to comply with the Code of Ethics and Standards of Professional Conduct of the Institute of Chartered Financial Analysts, a copy of which is attached.

   The requirements of this Code are subject to special provisions regarding the directors, officers and employees of Transamerica Occidental Life Insurance Company ("Occidental"), in that Occidental is primarily engaged in business other than advising registered investment companies and other advisory clients. Accordingly, only those directors, officers and employees of Occidental who are defined as "access persons" by paragraph (e)(1)(iii) of Rule 17j-1 under the Company Act are subject to this Code and its requirements.

   You are required to read and retain this Code and to sign and return the attached Acknowledgment Form to the Compliance Department ("Compliance") upon commencement of employment or other services, and on an annual basis thereafter. The Acknowledgment Form confirms that (i) you have received, read and asked any questions necessary to understand the Code, (ii) you agree to conduct yourself in accordance with the Code, and (iii) you have complied with the Code during such time as you have been associated with TISI/TIM. Depending on your status, you may be required to submit additional reports and/or obtain clearances as discussed more fully below.

   Adherence to this Code is a fundamental condition of service with TISI/TIM, and Directors, officers and other Access Persons of TISI/TIM bear full responsibility for ensuring that they and members of their immediate families and personal households comply with the provisions and intent of this Code. Only by careful adherence to the requirements outlined in the Code can we protect our reputation and avoid legal difficulties.

                  CAUTION REGARDING PERSONAL TRADING ACTIVITIES

   Certain personal trading activities may be risky not only because of the nature of the transactions, but also because action necessary to close out a position may, for some Access Persons, become prohibited while the position remains open. For example, closing out short sales and transactions in derivatives. Furthermore, if TISI/TIM becomes aware of material nonpublic information, or if a Managed Account is active in a given security, some Access Persons may find themselves "frozen" in a position. TISI/TIM will not bear any losses in personal accounts resulting from the application of this Code.

                      COMMUNICATION WITH OUTSIDE DIRECTORS

   As a regular business practice, TISI/TIM attempts to keep the Directors informed with respect to its investment activities through reports and other information provided to them in connection with board meetings and other events. In addition, TISI/TIM personnel are encouraged to respond to inquiries from Directors, particularly as they relate to general strategy considerations or economic or market conditions affecting TISI/TIM. However, it is TISI/TIM's policy not to communicate specific trading information and/or advice on specific issues to the Outside Directors (i.e., no information should be given on securities for which current activity is being considered for Managed Accounts). Any pattern of repeated requests by such Directors should be reported to the Compliance Manager.

------------------------------------------------------------------------------
                                 CODE OF CONDUCT
------------------------------------------------------------------------------

                                    OVERVIEW

   In general, it is unlawful for persons affiliated with investment companies, their principal underwriters or their investment advisers to engage in personal transactions in securities which are held or are to be acquired by a registered investment company, if such personal transactions are made in contravention of rules which the Securities and Exchange Commission (the "SEC") has adopted to prevent fraudulent, deceptive and manipulative practices. Such rules require each registered investment company, investment adviser and principal underwriter to adopt its own written code of ethics containing provisions reasonably necessary to prevent its access persons from engaging in such conduct, and to maintain records, use reasonable diligence, and institute such procedures as are reasonably necessary to prevent violations of such code. This Code and information reported hereunder will enable TISI/TIM to fulfill these requirements.

                   EXCLUSIONS APPLICABLE TO OUTSIDE DIRECTORS

   Because they have limited access to information regarding trading activity for the Managed Accounts, certain of the prohibitions discussed in this section are not made applicable to the Outside Directors. Specifically, Outside Directors are excluded from the following:

     1. The pre-clearance requirements prior to engaging in any personal transaction in Covered Securities. See Pre-Clearance, on page 9.

     2. The prohibition against participation in hedge funds, investment clubs, or similar investment groups except as a passive investor. See Hedge Funds, Investment Clubs and Other Groups on page 9.

     3. The requirement to disgorge any price advantage realized if a personal securities transaction in a Covered Security coincides with a transaction in the same security executed by TISI/TIM on behalf of any Managed Account within fifteen calendar days after the personal trade. See Fifteen Day Window on page 11.

     4. The requirement to disgorge any profits realized in the purchase and sale, or sale and purchase, of the same or equivalent Covered Securities within 60 calendar days if a Managed Account held or traded the security during the 60 day period. See 60-Day Rule on page 11.

     5. The requirement to pre-clear participation in a tender offer or stock purchase plan prior to submitting notice to participate in such tender offer or notice of participation in such stock purchase plan to the applicable company. See Pre-Clearance of Tender Offers and Stock Purchase Plans on page 12.

     6. The requirement to arrange for provision of duplicate account statements and confirmations showing all transactions in brokerage or commodities accounts in which the Outside Director has a beneficial interest. See Reporting Transactions and Accounts on page 12. Note, however, that Outside Directors must report a transaction in a Covered Security if such person, at the time of that transaction, knew, or in the ordinary course of fulfilling his or her official duties as a director should have known, that, during the fifteen-day period immediately preceding the date of his or her personal transaction, such security was purchased or sold by, or was being considered for purchase or sale on behalf of, any registered investment company for which such person acts as director.

     7. The requirement to provide a Monthly Transaction Report within 10 days after any month end showing all transactions in Covered Securities for which confirmations are known by such person to not have been timely provided, and all such transactions that are not effected in securities or commodities accounts, including without limitation non-brokered private placements, gifts, inheritances, and other transactions in Covered Securities. See Monthly Transaction Reports on page 13.

                              GENERAL PROHIBITIONS

   The following are prohibited for Access Persons. Persons who violate any of the following prohibitions shall disgorge any profits realized in connection with such violation.

1. Purchasing, in an initial public offering, Covered Securities (see Definitions section) for which no public market in the same or similar securities of that issuer has previously existed. No securities may be purchased in an offering that constitutes a "hot issue" as defined in NASD rules. Such securities may be purchased, however, where the individual has an existing right to purchase the security based on his or her status as an investor, policyholder or depositor of the issuer. In addition, securities issued in reorganizations are also outside the scope of this prohibition if the transaction involves no investment decision on the part of the employee except in connection with a shareholder vote.

2. Causing a Managed Account to take action, or to fail to take action, for personal benefit, rather than to benefit such Managed Account. For example, an Access Person would violate this Code by causing a Managed Account to purchase a security owned by the Access Person for the purpose of supporting or increasing the price of that security, or by causing a Managed Account to refrain from selling a security in an attempt to protect a personal investment, such as an option on that security.

3. Using, for personal profit, knowledge of portfolio transactions made or contemplated for the Managed Accounts, or causing others to profit by the market effect of such transactions.

4. Disclosing current portfolio transactions made or contemplated for the Managed Accounts, as well as any other nonpublic information, to anyone outside of TISI/TIM.

5. Engaging in fraudulent conduct in connection with the purchase or sale of a security held or to be acquired by a Managed Account, including without limitation:

      a)  Employing any device, scheme or artifice to defraud any Managed
          Account;

      b) Making to any Managed Account any untrue statement of material fact or omitting to state to such Managed Account a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

      c) Engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Managed Account; or

      d) Engaging in any manipulative practice with respect to any Managed Account.

6. Investing in derivatives to evade the restrictions of this Code. Accordingly, individuals may not use derivatives to take positions in securities which the Code would prohibit if the positions were taken directly.

7. No Investment Personnel may serve on the board of directors of a publicly traded company without prior written authorization by the Chief Executive Officer of Transamerica Corporation. No such service shall be approved without a finding that the board service would not be inconsistent with the interests of the Managed Accounts. If board service is authorized, the Investment Personnel serving as director normally should be isolated from those making investment decisions with respect to the company involved through "Chinese Walls" or other procedures.

8. If an Investment Person is planning to invest or make a recommendation to invest in a security for a Managed Account, and such person has a material interest in the security, such person must first disclose such interest to the Chief Investment Officer and obtain his consent. The Chief Investment Officer may only grant consent if he has no material interest in the security, and must immediately inform the Ethics Committee in writing of the granting of such consent. A material interest is Beneficial Ownership of any securities (including derivatives, options, warrants or rights), offices, directorships, significant contracts, or interests or relationships that are likely to affect such person's judgment.

9. No Investment Person may do or cause to be done on behalf of any Managed Account, any business with a broker-dealer in which that Investment Person holds any material financial interest, unless such material financial interest is first disclosed to the Compliance Manager, and trading with the subject broker-dealer is approved by the Chief Investment Officer in consultation with the Ethics Committee.

10. Any Investment Person who acquires Beneficial Ownership of securities in a private placement must disclose that investment when such Investment Person plays a part in the decision of TISI/TIM to purchase securities of that issuer for a Managed Account. Such investment decision will be subject to an independent review by Investment Personnel with no personal interest in the subject issuer.

                              TRADING RESTRICTIONS

PRE-CLEARANCE

   Access Persons (except Outside Directors) must obtain pre-clearance prior to engaging in any personal transaction in Covered Securities. Pre-clearance procedures, as well as special procedures for pre-clearing transactions in tender offers and stock purchase plans, are set forth below.

   Trading activity, although pre-cleared and otherwise permitted under this Code, must not be excessive in terms of time spent during your normal working hours. The trading restrictions of the Code apply to all direct or indirect acquisitions or dispositions of Covered Securities, whether by purchase, sale, tender, stock purchase plan, gift, inheritance, or otherwise. Unless otherwise noted, the following trading restrictions are applicable to any transaction in a Covered Security Beneficially Owned by an Access Person. Outside Directors are exempt from certain trading restrictions, as noted, because of their limited access to current information regarding Managed Account investments.

SHORT SALES

   Any Access Person (except Outside Directors) who sells short a Covered Security that such person knows is held long by any Managed Account shall disgorge any profit realized on such transaction. This prohibition shall not apply, however, to securities indices or derivatives thereof (such as futures contracts on the S&P 500 Index). Managed Account ownership of Covered Securities will be checked as part of the pre-clearance process referenced above.

HEDGE FUNDS, INVESTMENT CLUBS, AND OTHER GROUPS

   No Access Person (except Outside Directors) may participate in hedge funds, investment clubs, or similar investment groups except as a passive investor. Such passive investments are not subject to these trading restrictions, but must be reported to Compliance as noted under Reporting Transactions and Accounts, below.

EXCLUDED TRANSACTIONS

   Some or all of the trading restrictions listed below do not apply to the following transactions. However, these transactions must still be reported to Compliance (see Reporting Transactions and Accounts):

      1. Tender offer transactions are exempt from all trading restrictions except pre-clearance.

      2. Stock purchase plans are exempt from all trading restrictions except pre-clearance and the seven-day rule.

      3. The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of such securities are exempt from all trading restrictions.

      4. The acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer's securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired, are exempt from all trading restrictions.

      5. The acquisition of securities by gift or inheritance is exempt from all trading restrictions.

BLACKOUT PERIODS

   If any Access Person engages in a transaction in a Covered Security which violates any of the restrictions detailed below (the "Blackout Periods"), or is determined to be in conflict with transactions made on behalf of the Managed Accounts, such transaction must, upon notice from the Compliance Manager, be immediately cancelled or reversed, or profits must be disgorged.(1) This applies to all securities transactions, even those which were made in good faith, were pre-cleared and the violation is one that was either inadvertent or was determined after the fact by a review of trading data.

   Any disgorgement of profits required under any of the following provisions shall be donated to a charitable organization, unless otherwise prescribed by law. The specific charitable organization shall be selected by the Ethics Committee. However, if disgorgement is required as a result of trades by a portfolio manager that conflicted with that manager's own Managed Accounts, disgorgement proceeds shall be paid directly to such Managed Accounts. If disgorgement is required under more than one provision, the Ethics Committee shall determine in its sole discretion the provision that shall control.

PENDING ORDERS

   No Access Person may engage in a transaction in a Covered Security when there is a buy or sell order pending, on behalf of any Managed Account, in that same security. The existence of pending orders will be checked as part of the pre-clearance process referenced above. Pre-clearance may be given only consistent with the Blackout Periods detailed in this section, or after any pending Managed Account order is withdrawn.

---------------
(1) Unless otherwise noted, restrictions on personal transactions apply to transactions involving Covered Securities, including any derivatives thereof. When determining the amount of disgorgement required with respect to a derivative, consideration will be given to price differences in both the derivative and the underlying securities, with the lesser amount being used for purposes of computing disgorgement. For example, in determining whether a reimbursement is required when the applicable personal trade is in a derivative and the Managed Account transaction is in the underlying security, the amount shall be calculated using the lesser of (a) the difference between the price paid or received for the derivative and the closing bid or ask price (as appropriate) for the derivative on the date of the Managed Account transaction, or (b) the difference between the last sale price, or the last bid or ask price (as appropriate) of the underlying security on the date of the derivative transaction, and the price received or paid by the Managed Account for the underlying security. Neither pre-clearance nor disgorgement shall be required if such person's transaction is to close, sell or exercise a derivative within five days of its expiration.

SEVEN DAY RULE

   Any Portfolio Manager who buys or sells a Covered Security within seven calendar days before or after he or she trades in that security on behalf of a Managed Account shall disgorge any profits realized on such transaction.

FIFTEEN DAY WINDOW

   No personal securities transaction will be pre-cleared if a transaction was made by TISI/TIM on behalf of any Managed Account during the fifteen calendar days immediately preceding the request for pre-clearance.

   If a personal securities transaction in a Covered Security is properly pre-cleared, and within fifteen calendar days after the personal trade, a transaction in the same security is executed by TISI/TIM on behalf of any Managed Account, the Access Person (except Outside Directors) must disgorge any price advantage realized.2 The price advantage shall be the favorable spread, if any, between the price paid or received by such person and the least favorable price paid or received by a Managed Account during such period.

60 DAY RULE

   Access Persons (except Outside Directors) shall disgorge any profits realized in the purchase and sale, or sale and purchase, of the same or equivalent Covered Securities within 60 calendar days if a Managed Account held or traded the security during the 60 day period.

                            PRE-CLEARANCE PROCEDURES

   Pre-clearance must be obtained by Access Persons for all applicable transactions in Covered Securities in which such person has a beneficial interest. Access Persons shall obtain clearance for themselves and members of their immediate families and households before purchasing, selling or pledging either the debt or equity securities of any publicly-traded company. If the transaction is approved, the Access Person has two business days from the date of notification to execute the trade. The Designated Compliance Representative is not required (and may not be at liberty) to specify the reasons for the decision regarding pre-clearance.

GENERAL PRE-CLEARANCE

   All requests for pre-clearance shall be made using the Pre-Clearance Form appended to this Code. Pre-Clearance Forms may be submitted via electronic mail to TISI/TIM's Compliance Manager. Pre-clearance requests will be processed once per day. Every request that is received in the Los Angeles office before 10:00 a.m. will receive a response no later than 12:00 noon on the same day. Requests received after 10:00 a.m. will be processed on the following day.

   A Designated Compliance Representative will present the personal investment request to specified Investment Personnel from each of the major areas of TISI/TIM, who will be given an opportunity to object. Investment Personnel shall object to pre-clearance if any such person knows of a conflict with a pending Managed Account transaction or a transaction known by such person to be under consideration for a Managed Account. Consideration of pre-clearance should also take into account, among other factors, whether the investment opportunity should be reserved for a Managed Account. If no objections are raised, the Designated Compliance Representative shall notify the requestor and sign the Pre-clearance Form. Such approval shall not be required for sales of securities not held by any Managed Account.

   No Designated Compliance Representative may pre-clear a transaction in which such person has a beneficial interest.

-----------------
(2) Note that, for the purposes of this restriction, personal purchases are matched only against subsequent Managed Account purchases, and personal sales are matched only against subsequent Managed Account sales.

TRANSACTIONS IN TRANSAMERICA SECURITIES

   TISI/TIM officers who are members of the Transamerica Senior Management Council, including any such person's spouse or equivalent domestic partner, minor children or other relatives sharing such person's home, must obtain pre-clearance before purchasing or selling securities issued by a Transamerica entity. This requirement extends to any purchase (including the exercise of stock options) or sale of such securities whether the transaction is for any such person's own account, one over which he or she exercises control or one in which he or she has a beneficial interest. If, for example, a TISI/TIM officer and his or her adult child live in the same house, there is a statutory presumption that they share information. Thus, transactions in securities issued by a Transamerica entity by the child must be pre-cleared regardless of whether or not the funds used are the child's own property. This is also the case with respect to other family members sharing any such person's home (including shares purchased by a spouse or equivalent domestic partner, with that person's separate property).

   Pre-clearance is not required for investments in mutual funds that may hold debt or equity securities issued by a Transamerica entity. It is also not necessary to pre-clear any change in the percentage of an Access Person's income that is withheld under the Transamerica Corporation Employees Stock Savings Plan or Stock Savings Plan Plus. However, pre-clearance is required for entry into or exit from the Transamerica stock funds under such Plans.

PRE-CLEARANCE REQUIREMENTS FOR INVESTMENT PERSONNEL

   Trades by Investment Personnel are subject to the following special requirements:

      o Any purchase of an equity security for a personal account, which equity security is not owned by any Managed Account, must first be submitted as a potential investment to the President or Chief Investment Officer of TISI/TIM. The President or Chief Investment Officer must make a determination that the security in question is not an appropriate investment for any Managed Account before pre-clearance for such security may be requested.

      o Upon approval by the President or Chief Investment Officer, the Pre-clearance Form shall be presented to a Designated Compliance Representative for signature.

      o A request for pre-clearance regarding a private placement which is an investment asset in which the Managed Accounts might invest, or managed or sponsored by broker-dealers with whom the Managed Accounts presently do business or may in the future do business, or is being offered in any way because of an Investment Person's position with TISI/TIM, will normally be declined.

PRE-CLEARANCE OF TENDER OFFERS AND STOCK PURCHASE PLANS

   Access Persons (other than Outside Directors) who wish to participate in a tender offer or stock purchase plan must pre-clear such trades only with the Compliance Manager prior to submitting notice to participate in such tender offer or notice of participation in such stock purchase plan to the applicable company. To pre-clear the trade, the Compliance Manager shall consider all material factors relevant to a potential conflict of interest between the Access Person and Managed Accounts. In addition, any increase of $100 or more to a pre-existing stock purchase plan must be pre-cleared.

TWO BUSINESS DAY EFFECTIVE PERIOD

   Clearance to trade will be effective for two business days from the date of the last signature on the Pre-clearance Form. Open orders, including stop loss orders, will generally not be allowed, due to the two day effective period. It will be necessary to repeat the pre-clearance process for transactions not executed within the two day effective period.

                       REPORTING TRANSACTIONS AND ACCOUNTS

   Access Persons (other than Outside Directors) must arrange for their brokers or financial institutions to provide to Compliance, on a timely basis, duplicate account statements and confirmations showing all transactions in every brokerage or commodities account in which they have a beneficial interest. PLEASE NOTE THAT, EVEN IF SUCH PERSON

DOES NOT TRADE COVERED SECURITIES IN A PARTICULAR BROKERAGE OR COMMODITIES ACCOUNT (E.G., TRADING MUTUAL FUNDS IN A SCHWAB ACCOUNT), THE PROVISION OF DUPLICATE ACCOUNT STATEMENTS AND CONFIRMATIONS IS STILL REQUIRED. Reporting of accounts that do not allow any trading in Covered Securities (e.g., a mutual fund account held directly with the fund sponsor) is not required.

   Access Persons must notify Compliance of each reportable account at the time it is opened, and annually thereafter, including the name of the firm and the name under which the account is carried. An Account Information Form should be completed for this purpose.

   Certain transactions, such as private placements, inheritances or gifts, might not be reported through a securities account. In these instances, Access Persons must report these transactions using a Monthly Transaction Report as noted below.

   Outside Directors need only report a transaction in a Covered Security if such person, at the time of the transaction, knew, or in the ordinary course of fulfilling his or her official duties as a director should have known, that, during the fifteen-day period immediately preceding the date of his or her personal transaction, such security was purchased or sold by, or was being considered for purchase or sale on behalf of, any registered investment company for which such person acts as director.

MONTHLY TRANSACTION REPORTS

   Access Persons (other than Outside Directors) must provide a Monthly Transaction Report within 10 days after any month end showing all transactions in Covered Securities for which confirmations are known by such person to not have been timely provided, and all such transactions that are not effected in securities or commodities accounts, including without limitation non-brokered private placements, gifts, inheritances, and other transactions in Covered Securities.

   Access Persons must promptly comply with any request by the Compliance Manager to provide monthly reports regardless of whether their broker has been instructed to provide duplicate confirmations. Such reports may be requested, for example, to check that all applicable confirmations are being received or to supplement the requested confirmations where a broker is difficult to work with or otherwise fails to provide duplicate confirmations on a timely basis.

PASSIVE ACCOUNTS

   The Code shall not apply to purchases or sales effected in any account over which there is no direct or indirect influence or control. Access Persons relying upon this provision will be required to file a Certification of Non-Influence and Non-Control Form with the Compliance Manager regarding any such accounts.

   Any account beneficially owned by an Access Person that is managed by TISI/TIM in a discretionary capacity is not covered by this Code so long as such person has no direct or indirect influence or control over the account. The employment relationship between the account-holder and the individual managing the account, in the absence of other facts indicating control, will not be deemed to give such account-holder influence or control over the account.

                              OTHER REQUIRED FORMS

   In addition to the Account Information Form, Monthly and Annual Transaction Reports, and Certification of Non-Influence and Non-Control Form discussed above, the following forms must be completed if applicable to you:

ACKNOWLEDGEMENT FORMS

   Each Access Person must, upon commencement of services and annually thereafter, provide Compliance with an Acknowledgment Form stating that he or she has reviewed and complied with the Code and has disclosed or reported all applicable securities transactions.

INVESTMENT PERSONNEL REPRESENTATION FORM

   Investment Personnel must, upon commencement of services, provide Compliance with an Investment Personnel Representation Form which lists all Covered Securities beneficially held. In addition, such persons must provide a brief description of any positions held (e.g., director, officer, other) with for-profit entities other than TISI/TIM.

OUTSIDE DIRECTOR REPRESENTATION FORM

   All Outside Directors must, upon commencement of services and annually thereafter, provide Compliance with an Outside Director Representation Form. The Form declares that such persons agree to refrain from trading in any securities when they are in possession of any information regarding trading recommendations made or proposed to be made to any Managed Account by TISI/TIM or its officers or employees.

------------------------------------------------------------------------------
                             INSIDER TRADING POLICY
------------------------------------------------------------------------------

                             BACKGROUND INFORMATION

   TISI/TIM seeks to foster a reputation for integrity and professionalism, and that reputation is a vital business asset. This Insider Trading Policy ("Policy") includes procedures to deter the misuse of material nonpublic information. By adopting this Policy, TISI/TIM seeks to exceed the stringent requirements of the federal securities laws. The Policy reinforces TISI/TIM's commitment to avoiding even the appearance of impropriety.

   The term "insider trading" is not defined in the federal securities statutes, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider"), or to communication of material nonpublic information to others. The law concerning insider trading can be complex and unclear; an individual legitimately may be uncertain about the application of this Policy. Often, a simple question may forestall disciplinary action or complex legal difficulties. If you have any questions regarding the application of this Policy or you have any reason to believe that a violation of this Policy has occurred or is about to occur, you should contact the Compliance Manager. You may assume that the law regarding insider trading operates to prohibit:

      o Trading by an insider, while in possession of material nonpublic information;

      o Trading by a non-insider, while in possession of material nonpublic information, where the information was disclosed to the non-insider (directly or through one or more intermediaries) in violation of an insider's duty to keep such information confidential;

      o Communicating material nonpublic information to others in breach of a duty not to disclose such information; and

      o Misappropriating confidential information for securities trading purposes, in breach of a duty owed to the source of the information to keep the information confidential.

WHO IS AN INSIDER?

   The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, one or more of the Transamerica entities may become a temporary insider of a company it advises or for which it performs other services. To be considered an insider, the company must expect the outsider to keep the disclosed nonpublic information confidential and/or the relationship must at least imply such a duty.

WHEN IS INFORMATION NONPUBLIC?

   Information should be treated as being nonpublic unless a reasonable period of time has passed since it has been distributed by means likely to result in a general public awareness of the information. Such awareness would result, for example, from publication of the information in a daily newspaper. As a general rule, information may be considered to be public on the third business day after it has been broadly distributed to the general public.

WHAT IS MATERIAL INFORMATION?

   In general, "material information" is information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

   Material information may also relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the U.S. Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.

WHEN IS INFORMATION MISAPPROPRIATED?

   The misappropriation theory prohibits trading on the basis of non-public information by a corporate "outsider" in breach of a duty owed not to a trading party, but to the source of confidential information. Misappropriation of information occurs when a person obtains the non-public information through deception or in breach of a duty of trust and loyalty to the source of the information.

PENALTIES FOR INSIDER TRADING

   Insider trading is a serious legal concern for TISI/TIM and its personnel. The trading of securities of publicly-traded companies while in possession of material, nonpublic information relating to those companies may subject TISI/TIM and its personnel to penalties under federal law. Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers or other controlling persons. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties may include:

     o   Civil injunctions;

     o   Treble damages;

     o   Disgorgement of profits;

     o   Jail sentences of up to 10 years;

     o Fines up to $1,000,000 (or $2,500,000 for corporations and other entities);

     o Civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

     o Civil penalties for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

   With separate tiers of penalties for employers and personnel, there may be situations in which the concerns of these groups diverge. This contrasts with routine litigation in which an employer typically reinforces the actions of its senior personnel. Consequently, PERSONNEL WHO TRADE ON MATERIAL, NONPUBLIC INFORMATION SHOULD BE AWARE THAT TISI/TIM MAY NOT BE ABLE TO PROTECT THEIR INTERESTS. In addition, any violation of the law may result in serious sanctions by TISI/TIM, including termination of employment.

WHO IS A CONTROLLING PERSON?

   Included as controlling persons are TISI/TIM and its Directors and officers. If you are a Director or officer, you have a duty to act to prevent insider trading. Failure to fulfill such a duty may result in penalties as described above.

                         PROCEDURES TO IMPLEMENT POLICY

   The following procedures have been implemented to aid the Directors, officers and other Access Persons of TISI/TIM in avoiding insider trading, and to aid TISI/TIM in preventing, detecting and imposing sanctions against insider trading.

IDENTIFYING MATERIAL INSIDE INFORMATION

   Before trading for yourself or others, including Managed Accounts, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

     o To whom has this information been provided? Has the information been effectively communicated to the marketplace?

     o Has this information been obtained from either the issuer or from another source in breach of a duty to that source to keep the information confidential?

     o Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would affect the market price of the securities if generally disclosed?

   Special caution should be taken with respect to potential inside information regarding any Transamerica entity. Potential inside information regarding Transamerica may affect trading in Transamerica stock and should be reported pursuant to the procedures set forth below.

REPORTING INSIDE INFORMATION

   If, after consideration of the above, you believe that the information you possess is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

     o Do not purchase or sell the securities on behalf of yourself or others, including Managed Accounts.

     o Do not communicate the information inside or outside of TISI/TIM, other than to the Compliance Manager.

     o Immediately advise the Compliance Manager of the nature and source of such information. The Compliance Manager will review the information with the Ethics Committee.

     o Depending upon the determination made by the Ethics Committee, or by the Compliance Manager until the Committee can be convened, you may be instructed to continue the prohibition against trading and communication and the Compliance Manager will place the security on a restricted list or watch list, as described below. Alternatively, if it is determined that the information obtained is not material nonpublic information, you may be allowed to trade and communicate the information.

WATCH AND RESTRICTED LISTS

   Whenever the Ethics Committee or the Compliance Manager determines that a Director, officer or other Access Person of TISI/TIM is in possession of material nonpublic information with respect to a company (regardless of whether it is currently owned by any Managed Account), such company will either be placed on a watch list or on a restricted list.

   Watch List. If the security is placed on a watch list, the flow of the information to other TISI/TIM personnel will be restricted in order to allow such persons to continue their ordinary investment activities. This procedure is commonly referred to as a "Chinese Wall."

   Restricted List. If the Ethics Committee or the Compliance Manager determines that material nonpublic information is in the possession of a Director, officer, or other Access Person of TISI/TIM and cannot be adequately isolated through the use of a Chinese Wall, the company will be placed on a restricted list. While a company is on the restricted list, no Investment Person shall initiate or recommend any transaction in any Managed Account, and no Access Person will be pre-cleared to transact in any account in which he or she has a beneficial interest, with respect to the securities of such company. The Ethics Committee or the Compliance Manager will also have the discretion of placing a company on a restricted list even though no "break in the Chinese Wall" has or is expected to occur with respect to the material nonpublic information about the company. Such action may be taken by such persons for the purpose of avoiding any appearance of the misuse of material nonpublic information.

   The Ethics Committee or the Compliance Manager will be responsible for determining whether to remove a particular company from the watch list or restricted list. The only persons who will have access to the watch list or restricted list are members of the Ethics Committee, Designated Legal or Compliance Representatives and such persons who are affected by the information. The watch list and restricted list are highly confidential and should under no circumstances be discussed with or disseminated to anyone other than the persons noted above.

PROTECTING INFORMATION

   Directors, officers and other Access Persons of TISI/TIM shall not disclose any nonpublic information (whether or not it is material) relating to TISI/TIM, its securities transactions or securities positions of any Managed Account to any person outside TISI/TIM (unless such disclosure has been authorized by TISI/TIM). Material nonpublic information may not be communicated to anyone, including any Director, officer or other Access Person of TISI/TIM, except as provided in this Policy. Access to such information must be restricted. For example, access to files containing material nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

   Directors, officers and other Access Persons of TISI/TIM must refrain from communicating any information not publicly published about any Managed Account's investment transactions or financial situation to anyone unless absolutely necessary and authorized by TISI/TIM as a part of the regular course of business. Performance information, use of the Managed Accounts as a reference, and release of other information about the Managed Accounts is permitted only when a properly authorized representative of the applicable Managed Account expressly agrees. Equal care and discretion must be used in discussing or distributing information regarding investment strategies, reports or recommendations.

   To insure the integrity of the Chinese Wall and to avoid unintended disclosures, it is important that all Access Persons take the following steps with respect to confidential or nonpublic information:

     o Do not discuss confidential information in public places such as elevators, hallways or social gatherings.

     o To the extent practical, limit access to the areas of the firm where confidential information could be observed or overheard to persons with a business need for being in the area.

     o Avoid use of speaker phones in areas where unauthorized persons may overhear conversations.

     o Avoid use of wireless and cellular phones, or other means of communication which may be intercepted.

     o Where appropriate, maintain the confidentiality of Managed Account identities by using code names or numbers for confidential projects.

     o Exercise care to avoid placing documents containing confidential information in areas where they may be read by unauthorized persons and to store such documents in secure locations when they are not in use.

     o Destroy copies of confidential documents no longer needed for a project unless required to be saved pursuant to applicable record keeping policies or requirements.

     o Refer to the Compliance Manager without comment all inquiries involving nonpublic information possessed by TISI/TIM from persons outside of TISI/TIM, including the news media, arbitrageurs, financial analysts and the general public.

   TISI/TIM personnel who become aware of a leak, whether deliberate or otherwise, of nonpublic information relating to TISI/TIM or any Transamerica entity, or to any company about which TISI/TIM or its personnel have acquired such nonpublic information, shall report the leak immediately to the Compliance Manager. For purposes of this section, a "leak" is defined to include any unauthorized disclosure of nonpublic information about TISI/TIM or any company about which TISI/TIM or its personnel have acquired information. A leak exists when such disclosure has been made to a person or entity outside of TISI/TIM, or to an unauthorized person within TISI/TIM.

TRANSAMERICA CORPORATE DEVELOPMENT DEPARTMENT

   The Corporate Development Department at Transamerica Corporation may have inside information regarding public companies. It is imperative that this information neither be learned nor used in any way by TISI/TIM personnel.

   If for any reason contact must be made with the Corporate Development Department, notify the Compliance Manager, so that such contact can be approached in a manner that prevents your exposure to inside information. In the event you believe that the separation required by this Policy has been breached, notify the Compliance Manager so that appropriate compliance procedures can be implemented.

RESPONSIBILITY TO MONITOR TRANSACTIONS

   Compliance will monitor transactions of Managed Accounts and Access Persons for which reports are received to detect the existence of any unusual trading activities with respect to companies on the watch and restricted lists. Compliance will immediately report any unusual trading activity directly to the Ethics Committee, who will be responsible for determining what, if any, action should be taken.

TENDER OFFERS

   Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary fluctuations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Persons subject to this Policy should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

------------------------------------------------------------------------------
                                   GIFT POLICY
------------------------------------------------------------------------------

   All goods and services purchased by TISI/TIM shall be obtained from suppliers who offer the best price consistent with required standards of service, quality, timeliness and reliability. To avoid any actual or perceived conflict with this policy, the acceptance from any supplier of gifts or other consideration of significant value by any Director, officer or other Access Person of TISI/TIM is prohibited. This prohibition includes donations of cash, goods or services for meetings, picnics or other similar gatherings, costly entertainment or any other gift which could reasonably cause the donor to expect to be favored as a supplier or influence TISI/TIM to so favor the donor. The following outlines TISI/TIM's policy on giving and receiving gifts to help us maintain these standards. Any person who is subject to the Transamerica Corporation Gift Policy shall not be subject to any of the following guidelines, to the extent that such guidelines are in conflict with the Corporation's Gift Policy.

                                   GIFT GIVING

   Neither you nor members of your immediate family may give any gift, series of gifts, or other thing of value, including cash, loans, personal services, or special discounts ("Gifts") in excess of $100 per year to any Managed Account, or any one person or entity that does or seeks to do business with or on behalf of TISI/TIM or any Managed Account (collectively referred to herein as "Business Relationships").

   Gifts of substantial value between employees are also discouraged. Such gifts are prohibited in those instances in which they might be interpreted as attempts to influence personnel decisions. TISI/TIM's money may not be spent on gifts between employees.

                                 GIFT RECEIVING

   The solicitation of a Gift is prohibited (I.E., YOU MAY NOT REQUEST THAT A GIFT, SUCH AS TICKETS TO A SPORTING EVENT, BE GIVEN TO YOU BY A BUSINESS RELATIONSHIP).

   Neither you nor members of your immediate family may receive any Gift of material value from any single Business Relationship. A Gift will be considered material in value if it influences or gives the appearance of influencing the recipient.

   In the event the aggregate fair market value of all Gifts received by you from any single Business Relationship is estimated to exceed $250 in any 12-month period, you must immediately notify your manager. Managers who receive such notification must report this information to the Compliance Manager if it appears that such Gifts may have improperly influenced the recipient.

   Occasionally, TISI/TIM personnel are invited to attend or participate in conferences, tour a company's facilities, or meet with representatives of a company. Such invitations may involve traveling and may require overnight lodging. Generally, all travel and lodging expenses provided in connection with such activities must be paid for by TISI/TIM. However, if appropriate, and with prior approval from your manager, you may accept travel-related amenities if the costs are considered insubstantial or are not readily ascertainable.

                          CUSTOMARY BUSINESS AMENITIES

   Customary business amenities are not considered Gifts so long as such amenities are BUSINESS RELATED (E.G., IF YOU ARE ACCEPTING TICKETS TO A SPORTING EVENT, THE OFFEROR MUST GO WITH YOU), reasonable in cost, appropriate as to time and place, and neither so frequent nor so costly as to raise any question of impropriety. Customary business amenities which you and, if appropriate, your guests, may accept (or give) include an occasional meal, a ticket to a sporting event or the theater, green fees, an invitation to a reception or cocktail party, or comparable entertainment.

------------------------------------------------------------------------------
                            OUTSIDE EMPLOYMENT POLICY
------------------------------------------------------------------------------

   No Inside Director, officer or other Access Person of TISI/TIM shall accept employment or compensation as a result of any business activity (other than a passive investment), outside the scope of his or her relationship with TISI/TIM unless such person has provided prompt written notice of such employment or compensation to the Compliance Manager, and, in the case of securities-related employment or compensation, has received the prior written approval of the Ethics Committee.

------------------------------------------------------------------------------
                      SUPERVISORY AND COMPLIANCE PROCEDURES
------------------------------------------------------------------------------

   Supervisory procedures can be divided into two classifications; (i) prevention of violations and (ii) detection of violations. Compliance review procedures include preparation of special and annual reports, record maintenance and review, and confidentiality preservation.

                             SUPERVISORY PROCEDURES

PREVENTION OF VIOLATIONS

   To prevent violations of the Code, the Compliance Manager should, in addition to enforcing the procedures outlined in the Code:

1. Review and update the Code as necessary, at least once annually, including but not limited to a review of the Code by the Ethics Committee and/or counsel;

2.   Answer questions regarding the Code;

3. Request from all persons upon commencement of services, and annually thereafter, any applicable forms and reports as required by the Code; and

4. With such assistance from the Human Resources Department as may be appropriate, maintain a continuing education program consisting of the following:

     a) Orienting Directors, officers, and other Access Persons who are new to TISI/TIM to the Code, and

     b) Further educating Directors, officers, and employees by distributing memos or other materials that may be issued by outside organizations such as the Investment Company Institute discussing the issue of insider trading and other issues raised by the Code.

DETECTION OF VIOLATIONS

   To detect violations of the Code, the Compliance Manager should, in addition to enforcing the procedures outlined in the Code:

   o Review reports, confirmations, and statements relative to applicable restrictions, as provided under the Code;

   o Review the restricted and watch lists relative to applicable personal and Managed Account trading activity, as provided under the Code;

   o  Conduct spot checks of certain information as noted under the Code.

                              COMPLIANCE PROCEDURES

REPORTS OF POTENTIAL DEVIATIONS OR VIOLATIONS

   Upon learning of a potential deviation from, or violation of, the Code, the Compliance Manager shall prepare a written report to the Ethics Committee providing full details and recommendations for further action. The Ethics Committee shall thereafter take such action as it deems appropriate.

ANNUAL REPORTS

   The Compliance Manager shall prepare, at least annually, a written report for the Ethics Committee. This report shall contain the following information, and shall be confidential.

   o Copies of the Code, as revised, including a summary of any changes made during the past year;

   o A summary of any violations requiring significant remedial action during the past year; and

   o Recommendations, if any, regarding changes in existing restrictions or procedures based upon TISI/TIM's experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

   The Compliance Manager will report to the TISI/TIM Board of Directors with respect to any of the above items to the extent that any Managed Account is materially affected thereby.

RECORDS

   Compliance shall maintain the following records:

   o Files for personal securities transaction confirmations and account statements, all reports and other forms submitted by Access Persons pursuant to the Code and any other pertinent information. Such files shall be stored in a secure location;

   o  A copy of each pre-clearance;

   o A list of all persons who are, or have been, required to make reports pursuant to the Code.

INSPECTION

   The records and reports maintained by Compliance pursuant to the Code shall at all times be available for inspection, without prior notice, by any member of the Ethics Committee.

CONFIDENTIALITY

   All procedures, reports and records monitored, prepared or maintained pursuant to the Code shall be considered confidential and proprietary to TISI/TIM and shall be maintained and protected accordingly. Except as otherwise required by law or the Code, such matters shall not be disclosed to anyone other than to members of the Ethics Committee, as requested.

                              THE ETHICS COMMITTEE

   The Ethics Committee ("Committee") was formed to provide an effective mechanism for monitoring compliance with the standards and procedures contained in the Code and to take appropriate action at such times as violations or potential violations are discovered.

MEMBERSHIP OF THE COMMITTEE

   The Ethics Committee currently consists of senior compliance, administration and investment staff. The composition of the Committee may be changed from time to time.

COMMITTEE MEETINGS

   The Committee shall generally meet quarterly or as often as necessary to review operation of the compliance program and to consider technical deviations from operational procedures, inadvertent oversights, or any other potential violation of the Code. At such time as the Compliance Manager learns of a potential violation, he shall either present the information at the next regular meeting of the Committee, or convene a special meeting.

   Deviations alternatively may be addressed by including them in the Access Person's personnel records maintained by TISI/TIM. Committee meetings are primarily intended for consideration of the general operation of the compliance program and substantive or serious departures from standards and procedures in the Code.

   A Committee meeting may be attended, at the discretion of the Committee, by such other persons as the Committee shall deem appropriate. Any individual whose conduct has given rise to the meeting may also be called upon, but shall not have the right to appear before the Committee.

   It is not required that minutes of Committee meetings be maintained; in lieu of minutes the Committee may issue a report describing issues reviewed and any action taken. Any such report shall be included in the confidential file maintained by the Compliance Manager with respect to the particular person or persons whose conduct has been the subject of the meeting.

SPECIAL DISCRETION

   The Committee shall have the authority by unanimous action to exempt any person or class of persons from all or a portion of the Code, provided that:

   o The Committee determines, on advice of counsel, that the particular application of all or a portion of the Code is not legally required;

   o The Committee determines that the likelihood of any abuse of the Code by such exempted person(s) is remote;

   o The terms or conditions upon which any such exemption is granted is evidenced in a written instrument; and

   o The exempted person(s) agrees to execute and deliver to the Compliance Manager, at least annually, a signed Acknowledgment Form, which shall, by operation of this provision, include a discussion of such exemption and the terms and conditions upon which it was granted.

   The Committee shall also have the authority by unanimous action to impose such additional requirements or restrictions as it, in its sole discretion, determines appropriate or necessary.

------------------------------------------------------------------------------
                GENERAL INFORMATION ABOUT THE CODE OF CONDUCT
------------------------------------------------------------------------------

ENFORCEMENT

   In addition to the penalties described elsewhere in the Code, upon discovering a violation of the Code, the Transamerica entity with which you are associated may impose such sanctions as it deems appropriate, including without limitation, a letter of censure or suspension or termination of employment or personal trading privileges of the violator. All material violations of the Code and any sanctions imposed with respect thereto shall be reported periodically to the Directors and the directors of any other Transamerica entity which has been directly affected by the violation.

INTERNAL USE

   The Code is intended solely for internal use by TISI/TIM and does not constitute an admission by or on behalf of such companies, their controlling persons or persons they control, as to any fact, circumstance or legal conclusion. The Code is not intended to evidence, describe or define any relationship of control between or among any persons. Further, the Code is not intended to form the basis for describing or defining any conduct by a person that should result in such person being liable to any other person, except insofar as the conduct of such person in violation of the Code may constitute sufficient cause for TISI/TIM to terminate or otherwise adversely affect such person's relationship with TISI/TIM.

------------------------------------------------------------------------------
                                      FORMS
------------------------------------------------------------------------------

   Attached are blank forms for use in complying with the Code. These forms may be revised from time to time, as the Ethics Committee shall determine. Please contact Compliance if you need additional forms or if you have any questions.

             TRANSAMERICA INVESTMENT SERVICES, INC. CODE OF CONDUCT

                              ACKNOWLEDGEMENT FORM

   This form must be completed by all Access Persons upon commencement of services and annually thereafter.

   ACKNOWLEDGEMENT

   I hereby acknowledge that I have received and reviewed the Transamerica Investment Services, Inc. Code of Conduct and that I understand its provisions and its applicability to me. Furthermore, I acknowledge that, since the commencement of my employment or other services with Transamerica Investment Services, Inc. or the date of my last certification, I have complied with the Code of Conduct and have disclosed or reported all applicable securities transactions required thereunder.

   INVESTMENT PERSONNEL:

   All Investment Personnel must attach a completed Investment Personnel Representation Form as of the date this acknowledgment is signed. Generally, Investment Personnel include portfolio managers, research analysts, trading department personnel, and other employees whose duties are to manage any client account. See the Code of Conduct for a more complete definition of Investment Personnel.

   OUTSIDE DIRECTORS:

   All Outside Directors must attach a completed Outside Director Representation Form as of the date this acknowledgment is signed.

   SIGNATURE


____________________________________

Name (PLEASE PRINT)



____________________________________              ____________________

Signature                                         Date

             TRANSAMERICA INVESTMENT SERVICES, INC. CODE OF CONDUCT

                    INVESTMENT PERSONNEL REPRESENTATION FORM

   This form must be completed by all Investment Personnel upon commencement of services. It should be attached to the Acknowledgment Form. Generally, Investment Personnel include portfolio managers, research analysts, trading department personnel, and other employees whose duties are to manage any client account. If this is your initial submission, complete parts one and two; otherwise, complete part one only.

   PLEASE PROVIDE THE FOLLOWING INFORMATION:

   1. List ALL positions held (director, officer, other) with for-profit entities other than TISI/TIM:

-------------------------------------------------------------------------
               ENTITY NAME                               POSITION
=========================================================================

-------------------------------------------------------------------------

-------------------------------------------------------------------------

-------------------------------------------------------------------------

   2. List all Covered Securities Beneficially Owned (see the Code of Conduct for explanations of the terms Covered Security and Beneficial Ownership). Note that Covered Securities do not include mutual funds, U.S. government securities, money market instruments (e.g., CDs, commercial paper), Exempt Investments (e.g., life insurance or annuity contracts) and physical commodities:

------------------------------------------  ------------------------------------------
    SECURITY NAME AND TYPE     SHARES           SECURITY NAME AND TYPE     SHARES
                                HELD                                        HELD
------------------------------------------  ------------------------------------------
1)                                          6)
------------------------------------------  ------------------------------------------
2)                                          7)
------------------------------------------  ------------------------------------------
3)                                          8)
------------------------------------------  ------------------------------------------
4)                                          9)
------------------------------------------  ------------------------------------------
5)                                          10)
------------------------------------------  ------------------------------------------

   I have complied with the Investment Personnel information disclosure provision of the Code of Conduct by including all of the information requested above, if applicable.

   SIGNATURE

   Name (PLEASE PRINT):________________________________________

   Signature:_______________________________       Date:______________________

             TRANSAMERICA INVESTMENT SERVICES, INC. CODE OF CONDUCT

                      OUTSIDE DIRECTOR REPRESENTATION FORM

   This form must be completed by all Outside Directors upon commencement of services and annually thereafter. It should be attached to the Acknowledgment Form.

   REPRESENTATION

   The undersigned serves as an Outside Director of Transamerica Investment Services, Inc. In addition to complying with all applicable provisions of the Code of Conduct, I agree that I will refrain from trading in any securities when I am in possession of information regarding trading recommendations made or proposed to be made to any client by TISI/TIM or its officers or employees with respect to such securities.

   SIGNATURE

   Name (PLEASE PRINT):________________________________________


   Signature:________________________________       Date:_____________________

              TRANSAMERICA INVESTMENT SERVICE, INC. CODE OF CONDUCT

                            ACCOUNT INFORMATION FORM

   FOR ACCESS PERSONS

   The following account information must be completed at least annually by all Access Persons, and updated whenever a new account is opened or an existing account is closed. For further explanation of the terms Access Person, Covered Security and Exempt Investment, or for additional information on existing account notification procedures, see the applicable section(s) in the Code of Conduct. Note that Covered Securities do not include mutual funds, U.S. government securities, money market instruments (e.g., CDs, commercial paper), Exempt Investments (e.g., life insurance or annuity contracts) and physical commodities.

   PLEASE CHECK ONE OF THE FOLLOWING BOXES REGARDING YOUR BROKERAGE ACCOUNTS:

[ ] No, I do not have any open brokerage or commodity accounts.

[ ] Yes, I do have open brokerage or commodity accounts. With regard to securities firms holding accounts for which I may be deemed a Beneficial Owner, I agree to authorize TISI/TIM to request and receive directly, duplicate trade confirmations and duplicate account statements. I ALSO AGREE TO NOTIFY COMPLIANCE IN THE EVENT THAT A NEW ACCOUNT IS OPENED OR AN EXISTING ACCOUNT IS CLOSED. All such Beneficially Owned accounts are listed below.

--------------------------------------------------------------------------------
           FIRM              ACCOUNT REGISTRATION           ADDRESS
                              AND ACCOUNT NUMBER
================================================================================
1)

--------------------------------------------------------------------------------
2)

--------------------------------------------------------------------------------
3)

--------------------------------------------------------------------------------
4)

--------------------------------------------------------------------------------
5)

--------------------------------------------------------------------------------


   If you do not exercise any direct or indirect influence or control over the trading in any of the above account(s), you may exempt such account(s) from the provisions of the Code of Conduct by completing the Certification Of Non-Influence and Non-Control Form.

   SIGNATURE

   Name (PLEASE PRINT): ______________________________


   Signature:_____________________________         Date:___________________

             TRANSAMERICA INVESTMENT SERVICES, INC. CODE OF CONDUCT

               CERTIFICATION OF NON-INFLUENCE AND NON-CONTROL FORM


   The provisions of the Transamerica Investment Services, Inc. Code of Conduct shall not apply to purchases or sales effected in any account(s) over which you have no direct or indirect influence or control.

   Listed below are my Beneficially Owned accounts which I certify are not subject to the Code of Conduct because I do not have any direct or indirect influence or control over the trading in such account(s). I further certify that I have had no communications with the person(s) responsible for management of the account(s) that may have influenced an investment to be made or not to be made for the account(s).

--------------------------------------------------------------------------------------
ACCOUNT REGISTRATION      ACCOUNT       ACCOUNT TYPE (E.G.,       SECURITIES FIRM
                         NUMBER(S)    TRUST, HEDGE FUND, ETC.)        ADDRESS
======================================================================================
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

   Briefly describe below the reason you do not have direct or indirect influence or control (e.g., independently managed trust, etc.):

SIGNATURE

Name (PLEASE PRINT):______________________________


Signature:____________________________          Date:____________________

             TRANSAMERICA INVESTMENT SERVICES, INC. CODE OF CONDUCT

                             OUTSIDE EMPLOYMENT FORM


   All Inside Directors, officers and other Access Persons of TISI/TIM must provide prompt written notice of outside employment or compensation from any other person as a result of any business activity, other than a passive investment. IN THE CASE OF SECURITIES-RELATED EMPLOYMENT OR COMPENSATION, PRIOR WRITTEN APPROVAL MUST BE RECEIVED FROM THE ETHICS COMMITTEE.

   COMPANY OR BUSINESS INFORMATION

   Name:        _____________________________________________

   Address:     _____________________________________________

                _____________________________________________

   Nature of Business:_______________________________________


   POSITION INFORMATION

   Title, position or role: _________________________________

   Describe your responsibilities or role:___________________

   Beginning date:_________________ ,  to present.


   TIME COMMITMENT

   Amount of time devoted monthly:___________________________

   SIGNATURE

   Name (PLEASE PRINT):_______________________________


   Signature:_______________________________       Date:__________________

             TRANSAMERICA INVESTMENT SERVICES, INC. CODE OF CONDUCT

                               PRE-CLEARANCE FORM


   Access Persons must complete this Pre-clearance Form prior to engaging in any personal transaction (acquisition or disposition) in Covered Securities.

   SECURITY INFORMATION

--------------------------------------------------------------------------------------------------------------------
      SECURITY TYPE (please circle): CMN   PFD    DEBT (indicate issue)______ DERIVATIVE (indicate type)________

      SECURITY ISSUER: ________________________________________________________ TICKER/CUSIP: __________________

      DOES THE ISSUER DERIVE ANY INCOME FROM BROKER-DEALER OPERATIONS? YES______  NO_______
--------------------------------------------------------------------------------------------------------------------


   TRANSACTION INFORMATION

--------------------------------------------------------------------------------------------------------------------

      TRANSACTION TYPE (PLEASE CIRCLE):   BUY  SELL  SHORT SALE        ANY ADDITIONAL FACTORS RELEVANT TO A CONFLICT

      QUANTITY:___________________________________________             OF INTEREST ANALYSIS:________________________

      ESTIMATED PRICE:____________________________________             _____________________________________________

      BROKER/DEALER:______________________________________             ACCOUNT REGISTRATION:________________________

      BRANCH:_____________________________________________             _____________________________________________

      ACCOUNT NUMBER:_____________________________________             _____________________________________________

--------------------------------------------------------------------------------------------------------------------

COMPLETE NEXT SECTION IF YOU ARE AN INVESTMENT PERSON (NOT REQUIRED IF SELLING A SECURITY THAT IS NOT HELD BY MANAGED ACCOUNTS)

--------------------------------------------------------------------------------------------------------------------

  Indicate the primary reason(s) why the above transaction is not appropriate for Managed Accounts at this time:
  [ ]          Investment is too risky for clients.  Reason:____________________________________________________

  [ ]          Clients/funds are already exposed to industry

  [ ]          Personal speculation not appropriate for clients.  Reason:________________________________________

  [ ]          Insufficient information about the issuer or available information is not favorable

  [ ]          Investment is outside of clients'/funds' permitted policies (e.g. short selling)

  [ ]          Due to the nature of my responsibilities, I am not in a position to recommend this security to clients.

  [ ]          Other:

--------------------------------------------------------------------------------------------------------------------

PLEASE COMPLETE AND SIGN THE BACK PAGE

AUTHORIZED SIGNATURES

-------------------------------------------------------------------------------
   Analyst's Representation: I have discussed this transaction with my supervisor and I am not recommending this investment for purchase or sale by any Managed Accounts, or my prior recommendation was rejected.

   Access Person's Representation (including Analysts): My trading in this security is not based on any material nonpublic information. I understand that pre-clearance will only be in effect for two business days from the date of the last signature below.


________________________________        ________________________    ____________
Employee Name (please print)            Employee Signature          Date

_____________________________________   ______________
Designated Compliance Representative    Date

______________________________________  ______________
Equity Review Committee Representative  Date
(Investment Personnel Only)

______________________________________  ______________
Ethics Committee Representative         Date
(If required)

-------------------------------------------------------------------------------

             TRANSAMERICA INVESTMENT SERVICES, INC. CODE OF CONDUCT

                           MONTHLY TRANSACTION REPORT

            MONTHLY ACCESS PERSON REPORT FOR UNREPORTED TRANSACTIONS

-----------------------------------------------------------------------------------------------------------------
   DATE           SECURITY NAME             SHARES/      TRANSACTION TYPE     PRICE             BROKER
                                           PRINCIPAL        (BUY/SELL)
=================================================================================================================

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

IDEX MUTUAL FUNDS

PROSPECTUS
JUNE 15, 2000
(Sub-Adviser Logos)

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

    The Securities and Exchange Commission has not approved or disapproved of these securities or passed on the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                                IDEX Mutual Funds
                      IDEX Great Companies - Americasm and

                       IDEX Great Companies - Technologysm

                  Supplement Dated June 15, 2000 to Prospectus

                               Dated June 15, 2000

  THIS INFORMATION SUPPLEMENTS THE FUND'S PROSPECTUS DATED JUNE 15, 2000. THIS
   SUPPLEMENT AND THE PROSPECTUS CONSTITUTE A CURRENT PROSPECTUS. TO REQUEST
          ANOTHER COPY OF THE PROSPECTUS, PLEASE CALL 1-888-233-4339.

InterSecurities, Inc. ("ISI"), the distributor for IDEX Great Companies - Americasm and IDEX Great Companies - Technologysm (each a "Fund," collectively, the "Funds"), will solicit orders to purchase shares of each Fund during an initial offering period from June 15, 2000 to July 14, 2000 (the "Subscription Period"). Orders received during the Subscription Period will not be processed before commencement of operations (currently scheduled for July 14, 2000). An order in proper form to purchase shares of each Fund that is accompanied by payment and is received by the Fund's transfer agent prior to July __, 2000, will be deemed to be an order to purchase shares of the CEF Money Market Portfolio, and a further order to exchange shares of the CEF Money Market Portfolio for shares of the Funds as of July 14, 2000.The exchange will be processed and priced at the initial offering price of $10.00 per share into the Funds on July 14, 2000. An exchange order may be revoked at any time prior to July 14, 2000. An order in proper form to purchase shares of the Funds that is accompanied by payment and is received by the Fund's transfer agent from July ___, 2000 to July ____, 2000 will be held and invested in the Funds on July 14, 2000.

Existing IDEX fund shareholders may exchange all or a portion of shares of any IDEX fund they currently hold into the Funds. Exchange orders will be effected at the net asset value on July 14, 2000 of the IDEX fund(s) currently held and being exchanged into the Funds. Shareholders bear the risk that the value of the IDEX fund shares currently held and being exchanged into the Funds will go down between the time an exchange order is given and when it is accepted by the Funds on July 14, 2000. Shareholders may revoke their exchange order and avoid realizing such a loss at any time before July 14, 2000. Any exchange into the Funds represents the sale of shares from one fund and the purchase of shares of the Funds, which may produce a taxable gain or loss in a non-tax deferred account. [Shares of the Funds will not be available to the public prior to the Funds' commencement of operations except through these subscription offers.]

 IDEX MUTUAL FUNDS



  TABLE OF CONTENTS
  ALL ABOUT THE IDEX FUNDS
  [ ] JANUS CAPITAL CORPORATION
      (Sub-Adviser)
      IDEX JCC Growth ...................................................      2
      IDEX JCC Global ...................................................      4
      IDEX JCC Balanced .................................................      6
      IDEX JCC Capital Appreciation .....................................      8
      IDEX JCC Flexible Income ..........................................     10
  [ ] FRED ALGER MANAGEMENT, INC.
      (Sub-Adviser)
      IDEX Alger Aggressive Growth ......................................     12
  [ ] T. ROWE PRICE ASSOCIATES, INC.
      (Sub-Adviser)
      IDEX T. Rowe Price Dividend Growth.................................     14
      IDEX T. Rowe Price Small Cap ......................................     16
  [ ] PILGRIM BAXTER & ASSOCIATES, LTD.
      (Sub-Adviser)
      IDEX Pilgrim Baxter Mid Cap Growth.................................     18
      IDEX Pilgrim Baxter Technology ....................................     20
  [ ] GOLDMAN SACHS ASSET MANAGEMENT
      (Sub-Adviser)
      IDEX Goldman Sachs Growth .........................................     22
  [ ] TRANSAMERICA INVESTMENT MANAGEMENT,
      LLC (Sub-Adviser)
      IDEX Transamerica Equity ..........................................     24
      IDEX Transamerica Small Company ...................................     26
  [ ] SALOMON BROTHERS ASSET MANAGEMENT
      INC (Sub-Adviser)
      IDEX Salomon All Cap ..............................................     28
  [ ] GREAT COMPANIES, L.L.C. (Sub-Adviser)
      IDEX Great Companies -- America(SM)................................     30
      IDEX Great Companies --
         Technology(SM)..................................................     32
  [ ] AEGON USA INVESTMENT
      MANAGEMENT, INC. (Sub-Adviser)
      IDEX AEGON Income Plus ............................................     34
  [ ] FEDERATED INVESTMENT MANAGEMENT
      COMPANY (Sub-Adviser)
      IDEX Federated Tax Exempt .........................................     36
  [ ] GE ASSET MANAGEMENT INCORPORATED
      (Sub-Adviser)
      IDEX GE International Equity ......................................     38
      IDEX GE U.S. Equity ...............................................     40
  [ ] DEAN INVESTMENT ASSOCIATES
      (Sub-Adviser)
      IDEX Dean Asset Allocation ........................................     42
  [ ] LUTHER KING CAPITAL MANAGEMENT
      CORPORATION (Sub-Adviser)
      IDEX LKCM Strategic Total Return ..................................     44
  [ ] NWQ INVESTMENT MANAGEMENT
      COMPANY, INC. (Sub-Adviser)
      IDEX NWQ Value Equity .............................................     46
  [ ] C.A.S.E. MANAGEMENT, INC.
      (Sub-Adviser)
      IDEX C.A.S.E. Growth ..............................................     48

  EXPLANATION OF STRATEGIES
  AND RISKS .............................................................     50

  HOW THE IDEX FUNDS ARE
  MANAGED AND ORGANIZED .................................................     54

  PERFORMANCE INFORMATION ...............................................
  [ ] Yield .............................................................
  [ ] Total Return ......................................................
  [ ] Similar Sub-Adviser Performance ...................................

  SHAREHOLDER INFORMATION ...............................................
  [ ] How to Buy Shares .................................................
  [ ] How to Sell Shares ................................................
  [ ] How to Exchange Shares ............................................
  [ ] Other Account Information .........................................

  DISTRIBUTION ARRANGEMENTS .............................................

  FINANCIAL HIGHLIGHTS ..................................................

  APPENDIX A ............................................................    A-1


   IDEX Mutual Funds (Fund) consists of 22 individual funds. Each fund invests in a range of securities, such as stocks and/or bonds. Please read this prospectus carefully before you invest or send money. It has been written to provide information and assist you in making an informed decision. If you would like additional information, please request a copy of the Statement of Additional Information (SAI) (see back cover).

   In addition, we suggest you contact your financial professional or an IDEX customer service representative, who will assist you.

  TO HELP YOU UNDERSTAND...

   In this prospectus, you'll see symbols like the ones below. These are "icons," graphic road signs that let you know at a glance the subject of the nearby paragraphs. The icons serve as tools for your convenience as you read this prospectus.

   /target/ The target directs you to a fund's goal or objective.

   /chess piece/ The chess piece indicates discussion about a fund's strategies.

   /warning sign/ The warning sign indicates the risks of investing in a fund.

   /graph/ The graph indicates investment performance.

   /question mark/ The question mark provides additional information about the
                   Fund or may direct you on how to obtain further information.

   AN INVESTMENT IN THE FUND IS NOT A DEPOSIT OF A BANK AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

IDEX JCC GROWTH

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE OBJECTIVE OF IDEX JCC GROWTH IS GROWTH OF CAPITAL.

This fund may be appropriate for investors who want capital growth in a broadly diversified stock portfolio, and who can tolerate significant fluctuations in the value of their investment.

/chess piece/ PRINCIPAL STRATEGIES
              AND POLICIES

The fund's sub-adviser, Janus Capital Corporation (JCC), seeks to achieve this objective by investing principally in:

[ ] common stocks listed on national exchanges or on NASDAQ which JCC believes have a good potential for capital growth, some of which may be of foreign issuers

The fund's main strategy is to invest almost all of its assets in common stocks at times when JCC believes the market environment favors such investing.

JCC builds the fund one company at a time, emphasizing growth of capital by investing in companies JCC believes to have the greatest earnings growth potential.

While investments are focused on earnings growth, JCC also searches for companies that it believes are trading at reasonable prices relative to their future earnings growth. To locate these opportunities, JCC subjects each company to a rigorous "bottom up" fundamental analysis, carefully researching each potential investment before and after it is incorporated into the fund.

Although themes may emerge in the fund, securities are generally selected without regard to any defined industry sector or other similarly defined selection procedure. Realization of income is not a significant investment consideration for the fund, and any income realized on the fund's investments is incidental to its objective.

JCC may sell stocks when its expectations regarding earnings growth change, there is an earnings surprise, or the earnings change.


While the fund invests principally in common stocks, JCC may, to a lesser extent, invest in futures and foreign securities, or other securities and investment strategies in pursuit of its investment objective, which are
explained beginning on page    and in the SAI.


--------------------------------------------------------------------------------

    WHAT IS A "BOTTOM UP" ANALYSIS?

    When a sub-adviser uses a "bottom up" approach, it looks primarily at individual companies against the context of broad market factors. It seeks to identify individual companies with earnings growth potential that may not be recognized by the market at large.

--------------------------------------------------------------------------------

/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries or the securities markets as a whole.

Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

[ ] FOREIGN STOCKS

Investments in foreign securities (including American Depositary Receipts
(ADRs), Global Depositary Receipts (GDRs) and European Depositary Receipts
(EDRs)) involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks include:

  [ ] changes in currency values
  [ ] currency speculation
  [ ] currency trading costs
  [ ] different accounting and reporting practices
  [ ] less information available to the public
  [ ] less (or different) regulation of securities markets
  [ ] more complex business negotiations
  [ ] less liquidity
  [ ] more fluctuations in prices
  [ ] delays in settling foreign securities transactions
  [ ] higher costs for holding shares (custodial fees)
  [ ] higher transaction costs
  [ ] vulnerability to seizure and taxes
  [ ] political instability and small markets
  [ ] different market trading days
  [ ] forward foreign currency contracts for hedging

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

The bar chart and the table below show the fund's annual returns and its long-term performance. The bar chart and table indicate the risks of investing in the fund by showing you how the fund's performance has varied from year to year. The bar chart does not reflect the impact of sales charges, which lower the fund's return. The table, which includes applicable sales charges, compares how the fund's average annual returns for different calendar periods compare to the returns of the S&P 500 Composite Stock Price Index (S&P 500), a widely recognized unmanaged index of stock performance. The bar chart and table assume reinvestment of dividends and capital gains distributions. As with all mutual funds, past performance is not a prediction of future results.
--------------------------------------------------------------------------------

YEAR-BY-YEAR TOTAL RETURN as of 12/31 each year (%) (1)



                                 CLASS A SHARES

                                 [GRAPH OMITTED]

 1990    1991    1992    1993    1994    1995    1996    1997    1998    1999
 ----    ----    ----    ----    ----    ----    ----    ----    ----    ----
(0.49)% 58.62%   1.17%   3.81%  (8.47)% 47.12%  17.06%  16.82%  63.98%  58.46%


 (1) AS OF MARCH 31, 2000, THE END OF THE MOST RECENT CALENDAR QUARTER, THE
     FUND'S YEAR-TO-DATE RETURN FOR CLASS A WAS     %.

--------------------------------------------------------------------------------

CLASS A SHARES:                                     QUARTER ENDED      RETURN
                                                   ---------------    --------
Best Quarter:                                          12/31/99        31.77%
Worst Quarter:                                          9/30/99      (17.64)%

--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS AS OF 12/31/99

                                                                        SINCE
                                ONE YEAR     5 YEARS     10 YEARS     INCEPTION
--------------------------------------------------------------------------------
A Shares                         49.75%      37.64%       22.32%        21.60%
--------------------------------------------------------------------------------
B Shares                         53.43%         N/A          N/A        35.90%
--------------------------------------------------------------------------------
M Shares*                        55.85%      38.72%          N/A        27.83%
--------------------------------------------------------------------------------
T Shares                         58.49%      39.46%       23.44%        22.35%
--------------------------------------------------------------------------------
S&P 500**                        21.04%      28.51%       18.17%        14.33%
--------------------------------------------------------------------------------
*ALL SHARES DESIGNATED AS CLASS C SHARES PRIOR TO MARCH 1, 1999 WERE RENAMED AS CLASS M SHARES ON THAT DATE. EFFECTIVE NOVEMBER 1, 1999 THE FUND BEGAN OFFERING A NEW CLASS C SHARE THAT HAS DIFFERENT FEES AND EXPENSES THAN THE PREVIOUS
CLASS C SHARE.

**SINCE INCEPTION OF CLASS A SHARES (5/08/86). SINCE INCEPTION OF CLASS B SHARES (10/01/95) IS 24.22%; CLASS M SHARES (10/01/93) IS 20.46%; AND CLASS T
SHARES (6/04/85) IS 15.08%.

/dollar sign/ FEES AND EXPENSES


The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.


================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                             CLASS OF SHARES
                            A          B         C            M            T*
--------------------------------------------------------------------------------
Maximum sales charge
(load) imposed on
purchases
(AS A % OF OFFERING
PRICE)                   5.50%       None      None          1.00%       8.50%
Maximum deferred
sales charge (load)     None(a)     5.00%      None          1.00%(b)   None(a)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(d) % OF AVERAGE DAILY NET ASSETS
                                            CLASS OF SHARES
                                A        B         C         M        T*
--------------------------------------------------------------------------------
Management fees              0.90%     0.90%     0.90%     0.90%     0.90%
Distribution and service
(12b-1) fees                 0.35%     1.00%     1.00%     0.90%     0.00%
Other expenses               0.18%     0.18%     0.18%     0.18%     0.18%
                             ---------------------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES           1.43%     2.08%     2.08%     1.98%     1.08%
EXPENSE REDUCTION (c)        0.03%     0.03%     0.03%     0.03%     0.03%
                             ---------------------------------------------------
NET OPERATING EXPENSES       1.40%     2.05%     2.05%     1.95%     1.05%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A or Class T shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Contractual arrangement with Idex Management, Inc. through 4/30/2001.

(d) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

*Not available to new investors.
================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                      1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                            $685       $  975      $1,286      $2,166
     B*                           $708       $  949      $1,216      $2,242
     C                            $208       $  649      $1,116      $2,408
     M                            $395       $  712      $1,154      $2,381
     T                            $948       $1,162      $1,392      $2,053
--------------------------------------------------------------------------------

If the shares are not redeemed:


SHARE CLASS                      1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                            $685       $  975      $1,286      $2,166
     B*                           $208       $  649      $1,116      $2,242
     C                            $208       $  649      $1,116      $2,408
     M                            $296       $  712      $1,154      $2,381
     T                            $948       $1,162      $1,392      $2,053
--------------------------------------------------------------------------------
* EXAMPLES FOR CLASS B SHARES ASSUME THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOU PURCHASE THEM.

IDEX JCC GLOBAL

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE OBJECTIVE OF IDEX JCC GLOBAL IS LONG-TERM GROWTH OF CAPITAL IN A MANNER CONSISTENT WITH PRESERVATION OF CAPITAL.

The fund may be appropriate for investors who want capital growth without being limited to investments in U.S. securities, and who can stand the risks associated with foreign investing.

/chess piece/ PRINCIPAL STRATEGIES AND
              POLICIES

The sub-adviser, Janus Capital Corporation (JCC), seeks to achieve this objective by investing principally in:

[ ] common stocks of foreign and domestic issuers
[ ] depositary receipts including ADRs, GDRs and EDRs

The fund may invest on a worldwide basis in companies and securities issued by foreign or domestic governments, government agencies or other government entities of any size, regardless of country of organization or place of principal business activity.

JCC's main strategy is to use a "bottom up" approach to build the fund's portfolio. Foreign stocks are generally selected on a stock-by-stock basis without regard to defined allocation among countries or geographic regions.

When evaluating foreign investments, JCC (in addition to looking at individual companies) considers such factors as:

[ ] expected levels of inflation in various countries
[ ] government policies that might affect business conditions
[ ] the outlook for currency relationships
[ ] prospects for economic growth among countries, regions or geographic areas

JCC sells the fund's securities when its expectations regarding growth potential change.


While the fund invests principally in common stocks of foreign and domestic issuers and depositary receipts, JCC may, to a lesser extent, invest in forward foreign currency contracts and futures for hedging, or other securities and investment strategies in pursuit of the fund's investment objective, which are
explained beginning on page    and in the SAI.

--------------------------------------------------------------------------------

    WHAT IS A "BOTTOM UP" ANALYSIS?

    When a sub-adviser uses a "bottom up" approach, it looks primarily at individual companies against the context of broad market factors. It seeks to identify individual companies with earnings growth potential that may not be recognized by the market at large.

--------------------------------------------------------------------------------

/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries or the securities market as a whole.

Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

[ ] FOREIGN STOCKS

Investments in foreign securities (including ADRs, GDRs and EDRs) involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuer markets are subject. These risks include:

  [ ] changes in currency values
  [ ] currency speculation
  [ ] currency trading costs
  [ ] different accounting and reporting practices
  [ ] less information available to the public
  [ ] less (or different) regulation of securities markets
  [ ] more complex business negotiations
  [ ] less liquidity
  [ ] more fluctuations in prices
  [ ] delays in settling foreign securities transactions
  [ ] higher costs for holding shares (custodial fees)
  [ ] higher transaction costs
  [ ] vulnerability to seizure and taxes
  [ ] political instability and small markets
  [ ] different market trading days
  [ ] forward foreign currency contracts for hedging

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

The bar chart and the table below show the fund's annual returns and its long-term performance. The bar chart and table indicate the risks of investing in the fund by showing you how the fund's performance has varied from year to year. The bar chart does not reflect the impact of sales charges, which lower the fund's return. The table, which includes applicable sales charges, compares how the fund's average annual returns for different calendar periods compare to the returns of the Morgan Stanley Capital International World Index (MSCIW), a widely recognized unmanaged index of market performance. The bar chart and table assume reinvestment of dividends and capital gains distributions. As with all mutual funds, past performance is not a prediction of future results.
--------------------------------------------------------------------------------

YEAR-BY-YEAR TOTAL RETURN as of 12/31 each year (%) (1)


                                CLASS A SHARES

              1993    1994    1995    1996    1997    1998    1999
              ----    ----    ----    ----    ----    ----    ----
             31.28%   0.62%  20.03%  26.76%  20.44%  24.86%  53.31%

(1) AS OF MARCH 31, 2000, THE END OF THE MOST RECENT CALENDAR QUARTER, THE
    FUND'S YEAR-TO-DATE RETURN FOR CLASS A WAS     %.

--------------------------------------------------------------------------------
CLASS A SHARES:                                     QUARTER ENDED      RETURN
                                                   ---------------    --------
Best Quarter:                                          12/31/99         43.29%
Worst Quarter:                                          9/30/98        (16.02)%
--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS AS OF 12/31/99

                                                                       SINCE
                                            ONE YEAR     5 YEARS     INCEPTION
--------------------------------------------------------------------------------
A Shares                                     54.33%       28.70%       26.64%
--------------------------------------------------------------------------------
B Shares                                     57.75%         N/A        30.86%
--------------------------------------------------------------------------------
M Shares*                                    60.23%       29.68%       26.08%
--------------------------------------------------------------------------------
MSCIW**                                      25.06%       20.19%       17.73%
--------------------------------------------------------------------------------
*ALL SHARES DESIGNATED AS CLASS C SHARES PRIOR TO MARCH 1, 1999 WERE RENAMED AS CLASS M SHARES ON THAT DATE. EFFECTIVE NOVEMBER 1, 1999 THE FUND BEGAN OFFERING A NEW CLASS C SHARE THAT HAS DIFFERENT FEES AND EXPENSES THAN THE PREVIOUS
CLASS C SHARE.
**SINCE INCEPTION OF CLASS A SHARES (10/01/92). SINCE INCEPTION OF CLASS B SHARES (10/01/95) IS 20.04% AND CLASS M SHARES (10/01/93) IS 17.23%.

/dollar sign/ FEES AND EXPENSES

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B           C          M
--------------------------------------------------------------------------------
Maximum sales charge
(load) imposed on
purchases
(AS A % OF OFFERING PRICE)            5.50%       None        None      1.00%
Maximum deferred sales
charge (load)                        None(a)      5.00%       None      1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(c) % OF AVERAGE DAILY NET ASSETS

                                                 CLASS OF SHARES
                                        A          B           C           M
--------------------------------------------------------------------------------
 Management fees                      1.00%      1.00%       1.00%       1.00%
 Distribution and service
 (12b-1) fees                         0.35%      1.00%       1.00%       0.90%
 Other expenses                       0.38%      0.38%       0.38%       0.38%
                                    --------------------------------------------
 TOTAL ANNUAL FUND
 OPERATING EXPENSES                   1.73%      2.38%       2.38%       2.28%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                      1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                             $716       $1,065      $1,437      $2,479
     B*                            $741       $1,042      $1,370      $2,555
     C                             $241       $  742      $1,270      $2,716
     M                             $428       $  805      $1,308      $2,689
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                      1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                            $716       $1,065      $1,437      $2,479
     B*                           $241       $  742      $1,270      $2,555
     C                            $241       $  742      $1,270      $2,716
     M                            $329       $  805      $1,308      $2,689
--------------------------------------------------------------------------------
* EXAMPLES FOR CLASS B SHARES ASSUME THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOU PURCHASE THEM.

IDEX JCC BALANCED

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE OBJECTIVE OF IDEX JCC BALANCED IS LONG-TERM CAPITAL GROWTH, CONSISTENT WITH PRESERVATION OF CAPITAL AND BALANCED BY CURRENT INCOME.

This fund may be appropriate for investors who seek capital growth and income from the same investment, but who also want an investment that sustains value by maintaining a balance between equity and debt (stocks and bonds). The fund is not for investors who desire a consistent level of income.

/chess piece/ PRINCIPAL STRATEGIES
              AND POLICIES

The fund's sub-adviser, Janus Capital Corporation (JCC), seeks to achieve the fund's objective by investing principally in:

[ ] 40% to 60% in securities selected primarily for growth potential - such as common stocks
[ ] 40% to 60% in securities selected primarily for income potential - both equity and debt.

The basic strategy of the fund is to maintain a growth component and an income component. Normally, 40% to 60% of the fund's securities are chosen primarily for their GROWTH potential, and the remaining 40% to 60% are chosen primarily for their INCOME potential. These securities may include some of foreign issuers.

The growth component is expected to consist mainly of common stocks in companies and industries that JCC believes are experiencing favorable demand for their products and services, and that are operating in a favorable competitive and regulatory climate. In its analysis, JCC looks for companies with earnings growth potential that may not be recognized by the market.

The income component will consist of securities that JCC believes have income potential. Such securities may include equity securities, convertible securities and all types of debt securities.

At least 25% of the fund's assets will normally be invested in fixed-income securities.

The sub-adviser uses a "bottom up" approach to select stocks. In other words, JCC looks mostly for income producing securities that meet its investment criteria one at a time. If JCC is unable to find such investments, the fund's assets may be in cash or similar investments. Securities are selected without regard to any industry sector or other similarly defined selection procedure.

Up to 35% of the fund's assets may be invested in high-yield/high-risk bonds (commonly known as "junk bonds"). These bonds are rated below investment grade by the primary rating agencies.

The fund may shift assets between the growth and income portions of its portfolio, based on JCC's analysis of the market and conditions in the economy. If JCC believes that at a particular time growth investments will provide better returns than the yields from income-producing investments, the fund may put a greater emphasis on growth. The reverse may also take place.

JCC may sell the fund's securities when its expectations regarding earnings growth potential change.


The fund may, to a lesser extent, invest in futures and foreign securities, or other securities and investment strategies in pursuit of the fund's investment
objectives, which are explained beginning on page    and in the SAI.

--------------------------------------------------------------------------------

    WHAT IS A "BOTTOM UP" ANALYSIS?

    When a sub-adviser uses a "bottom up" approach, it looks primarily at individual companies against the context of broad market factors. It seeks to identify individual companies with earnings growth potential that may not be recognized by the market at large.

--------------------------------------------------------------------------------

/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, or the securities market as a whole.

Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

[ ] FIXED-INCOME SECURITIES

The value of these securities may change daily based on changes in the interest rates, and other market conditions and factors. The risks include:

 [ ] changes in interest rates
 [ ] length of time to maturity
 [ ] issuers defaulting on their obligations to pay interest or return principal

[ ] HIGH-YIELD/HIGH-RISK SECURITIES

 [ ] Credit risk
 [ ] Greater sensitivity to interest rate movements
 [ ] Greater vulnerability to economic changes
 [ ] Decline in market value in event of default
 [ ] Less liquidity

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

The bar chart and the table below show the fund's annual returns and its long-term performance. The bar chart and table indicate the risks of showing you how the fund's performance has varied from year to year. The bar chart does not reflect the impact of sales charges, which lower the fund's return. The table, which includes applicable sales charges, compares how the fund's average annual returns for different calendar periods compare to the returns of the S&P 500 Composite Stock Price Index (S&P 500) and the Lehman Brothers Government/Corporate Bond Index (LBGCB), widely recognized unmanaged indexes of market performance. The bar chart and table assume reinvestment of dividends and capital gains distributions. As with all mutual funds, past performance is not a prediction of future results.
--------------------------------------------------------------------------------

YEAR-BY-YEAR TOTAL RETURN as of 12/31 each year (%) (1)


                                 CLASS A SHARES

                                 [GRAPH OMITTED]

                      1995    1996    1997    1998    1999
                      ----    ----    ----    ----    ----
                     25.20%  16.60%  21.17%  30.78%  23.55%


(1) AS OF MARCH 31, 2000, THE END OF THE MOST RECENT CALENDAR QUARTER, THE
    FUND'S YEAR-TO-DATE RETURN FOR CLASS A WAS     %.

--------------------------------------------------------------------------------
CLASS A SHARES:                                     QUARTER ENDED      RETURN
                                                   ---------------    --------
Best Quarter:                                          12/31/98         18.31%
Worst Quarter:                                          9/30/98        (3.63)%
--------------------------------------------------------------------------------

AVERAGE ANNUAL TOTAL RETURNS AS OF 12/31/99

                                                                       SINCE
                                            ONE YEAR     5 YEARS     INCEPTION
--------------------------------------------------------------------------------
A Shares                                      16.75%      21.98%       21.55%
--------------------------------------------------------------------------------
B Shares                                      17.81%        N/A        22.89%
--------------------------------------------------------------------------------
M Shares*                                     20.68%      22.47%       22.03%
--------------------------------------------------------------------------------
S&P 500**                                     21.04%      28.51%       26.01%
--------------------------------------------------------------------------------
LBGCB**                                       (2.15)%      7.61%        7.05%
--------------------------------------------------------------------------------
*ALL SHARES DESIGNATED AS CLASS C SHARES PRIOR TO MARCH 1, 1999 WERE RENAMED AS CLASS M SHARES ON THAT DATE, EFFECTIVE NOVEMBER 1, 1999 THE FUND BEGAN OFFERING A NEW CLASS C SHARE THAT HAS DIFFERENT FEES AND EXPENSES THAN THE PREVIOUS
CLASS C SHARE.
**SINCE INCEPTION OF CLASS A SHARES AND CLASS M SHARES (12/02/94). SINCE INCEPTION OF CLASS B SHARES (10/01/95) IS 5.68% (LBGCB) AND 24.22% (S&P 500).

/dollar sign/ FEES AND EXPENSES

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales
charge (load)
imposed on
purchases
(AS A % OF OFFERING
PRICE)                                5.50%       None      None     1.00%
Maximum deferred
sales charge (load)                  None(a)     5.00%      None     1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(c) % OF AVERAGE DAILY NET ASSETS

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       1.00%      1.00%     1.00%     1.00%
Distribution and service
(12b-1) fees                          0.35%      1.00%     1.00%     0.90%
Other expenses                        0.47%      0.47%     0.47%     0.47%
                                      ------------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES          1.82%     2.47%     2.47%     2.37%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $725       $1,091      $1,481      $2,570
     B*                              $750       $1,070      $1,416      $2,646
     C                               $250       $  770      $1,316      $2,806
     M                               $437       $  832      $1,353      $2,779
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $725       $1,091      $1,481      $2,570
     B*                              $250       $  770      $1,316      $2,646
     C                               $250       $  770      $1,316      $2,806
     M                               $338       $  832      $1,353      $2,779
--------------------------------------------------------------------------------
*EXAMPLES FOR CLASS B SHARES ASSUME THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOU PURCHASE THEM.

IDEX JCC CAPITAL APPRECIATION

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE OBJECTIVE OF IDEX JCC CAPITAL APPRECIATION IS LONG-TERM GROWTH OF CAPITAL.

This fund may be appropriate for investors who want capital growth and who can stand the risks associated with common stock investments.

/chess piece/ PRINCIPAL STRATEGIES AND
              POLICIES

The fund's sub-adviser, Janus Capital Corporation (JCC), seeks to achieve the fund's objective by investing principally in:

[ ] common stocks of medium-sized companies

Medium-sized companies are those whose market capitalizations, at the time of purchase, fall within the range of the S&P Mid Cap 400 Index. As of February, 2000, this range was $170 million to $57 billion.

This fund invests in industries and stocks of companies that JCC believes are experiencing favorable demand for their products and services, and are operating in favorable competitive and regulatory environments.

JCC uses a "bottom up" approach when choosing securities for the fund's portfolio. JCC makes this assessment by looking at companies one at a time, regardless of size, country of organization, place of principal business activity, or other similar selection criteria.

Although themes may emerge in the fund, stocks are usually selected without regard to any defined industry sector or other similarly defined selection procedure. Though income is not an objective of the fund, some holdings might produce incidental income.

JCC may sell the fund's securities when its expectations regarding growth potential change.


While the fund invests principally in common stocks of medium-sized companies, JCC may, to a lesser extent, invest in stocks of smaller to larger companies, including some foreign companies, or other securities and investment strategies in pursuit of the fund's investment objective, which are explained beginning on
page    and in the SAI.

--------------------------------------------------------------------------------

    WHAT IS A "BOTTOM UP" ANALYSIS?

    When a sub-adviser uses a "bottom up" approach, it looks primarily at individual companies against the context of broad market factors. It seeks to identify individual companies with earnings growth potential that may not be recognized by the market at large.

--------------------------------------------------------------------------------

/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries or the securities market as a whole.

Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

[ ] MEDUIUM-SIZED COMPANIES

These companies present additional risks because their earnings are less predictable, their share prices more volatile, and their securities less liquid than larger, more established companies.

THIS FUND IS NON-DIVERSIFIED.

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

--------------------------------------------------------------------------------

    WHAT IS A NON-DIVERSIFIED FUND?

    A "non-diversified" fund has the ability to take larger positions in a smaller number of issuers. To the extent a fund invests a greater portion of its assets in the securities of a smaller number of issuers, it may be more susceptible to any single economic, political or regulatory occurrence than a diversified fund and may be subject to greater loss with respect to its portfolio securities. However, to meet federal tax requirements, at the close of each quarter the fund may not have more than 25% of its total assets invested in any one issuer, and, with respect to 50% of its total assets, not more than 5% of its total assets invested in any one issuer.

--------------------------------------------------------------------------------

/graph/ PAST PERFORMANCE

The bar chart and the table below show the fund's annual returns and its long-term performance. The bar chart and table indicate the risks of investing in the fund by showing you how the fund's performance has varied from year to year. The bar chart does not reflect the impact of sales charges, which lower the fund's return. The table, which includes applicable sales charges, compares how the fund's average annual returns for different calendar periods compare to the returns of the S&P MidCap 400 Index (S&P 400), a widely recognized unmanaged index of stock performance. The bar chart and table assume reinvestment of dividends and capital gains distributions. As with all mutual funds, past performance is not a prediction of future results.
--------------------------------------------------------------------------------

YEAR-BY-YEAR TOTAL RETURN as of 12/31 each year (%) (1)


                                 CLASS A SHARES
                                 --------------

                                 [GRAPH OMITTED]

                         1995     1996     1997     1998      1999
                         ----     ----     ----     ----      ----
                        36.62%   13.00%   12.18%   31.32%    119.22%

(1) AS OF MARCH 31, 2000, THE END OF THE MOST RECENT CALENDAR QUARTER, THE
    FUND'S YEAR-TO-DATE RETURN FOR CLASS A WAS     %.

--------------------------------------------------------------------------------

CLASS A SHARES:                                     QUARTER ENDED      RETURN
                                                   ---------------    --------
Best Quarter:                                         12/31/99         56.94%
Worst Quarter:                                         9/30/98       (15.64)%
--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS AS OF 12/31/99

                                                                       SINCE
                                            ONE YEAR     5 YEARS     INCEPTION
--------------------------------------------------------------------------------
A Shares                                     107.17%      36.34%       36.88%
--------------------------------------------------------------------------------
B Shares                                     113.76%        N/A        36.73%
--------------------------------------------------------------------------------
M Shares*                                    115.65%      37.14%       37.66%
--------------------------------------------------------------------------------
S&P MidCap 400**                              14.66%      22.97%       21.08%
--------------------------------------------------------------------------------
*ALL SHARES DESIGNATED AS CLASS C SHARES PRIOR TO MARCH 1, 1999 WERE RENAMED AS CLASS M SHARES ON THAT DATE. EFFECTIVE NOVEMBER 1, 1999 THE FUND BEGAN OFFERING A NEW CLASS C SHARE THAT HAS DIFFERENT FEES AND EXPENSES THAN THE PREVIOUS
CLASS C SHARE.
**SINCE INCEPTION OF CLASS A SHARES AND CLASS M SHARES (12/02/94). SINCE INCEPTION OF CLASS B SHARES (10/01/95) IS 18.56%.

/dollar sign/ FEES AND EXPENSES

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales charge
(load) imposed on
purchases
(AS A % OF OFFERING
PRICE)                                5.50%      None      None      1.00%
Maximum deferred
sales charge (load)                  None(a)     5.00%     None      1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(d)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       1.00%      1.00%     1.00%     1.00%
Distribution and service
(12b-1) fees                          0.35%      1.00%     1.00%     0.90%
Other expenses                        0.67%      0.67%     0.67%     0.67%
                                      ------------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES                    2.02%      2.67%     2.67%     2.57%
EXPENSE REDUCTION (c)                 0.17%      0.17%     0.17%     0.17%
                                      ------------------------------------------
NET OPERATING EXPENSES                1.85%      2.50%     2.50%     2.40%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Contractual arrangement with Idex Management, Inc. through 4/30/2001, for expenses that exceed 1.50%, excluding 12b-1 fees.
(d) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If shares are redeemed at the end of each period:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $728       $1,133      $1,563      $2,756
     B*                              $753       $1,113      $1,500      $2,833
     C                               $253       $  813      $1,400      $2,990
     M                               $440       $  876      $1,437      $2,963
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $728       $1,133      $1,563      $2,756
     B*                              $253       $  813      $1,400      $2,833
     C                               $253       $  813      $1,400      $2,990
     M                               $341       $  876      $1,437      $2,963
--------------------------------------------------------------------------------
*EXAMPLES FOR CLASS B SHARES ASSUMES THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOUR PURCHASE THEM.

IDEX JCC FLEXIBLE INCOME

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE


THE OBJECTIVE OF IDEX JCC FLEXIBLE INCOME IS MAXIMUM TOTAL RETURN FOR SHAREHOLDERS, CONSISTENT WITH PRESERVATION OF CAPITAL, BY ACTIVELY MANAGING A PORTFOLIO OF INCOME-PRODUCING SECURITIES.

This fund may be appropriate for investors who want current income enhanced by the potential for capital growth, and who are willing to tolerate fluctuation in principal value caused by changes in interest rates as well as the risks associated with substantial investments in high-yield/high-risk bonds (commonly known as "junk bonds"), or unrated bonds of domestic or foreign issuers.

/chess piece/ PRINCIPAL STRATEGIES AND
              POLICIES

The fund normally invests at least 80% of its total assets in income-producing securities of both foreign and domestic companies. The fund's sub-adviser, Janus Capital Corporation (JCC), seeks to achieve the fund's objective by investing principally in:

[ ] corporate debt securities

The fund seeks maximum current income by investing principally in corporate bonds that offer higher yields, but more risk than higher rated bonds.

While the fund may buy bonds of any maturity, the fund's average maturity may vary substantially, depending upon JCC's analysis of market, economic and financial conditions at the time. To increase the potential of higher returns, the fund has no pre-established standards for the quality of the debt instruments it buys.

The fund may buy unrated debt securities of both domestic and foreign issuers, and may at times have substantial holdings of such high-yield/high-risk bonds.

Please see Appendix A for a description of ratings.

In addition to considering economic factors such as the affect of interest rates on the fund's investments, JCC applies a "bottom up" approach in choosing investments. If JCC is unable to find such investments, a fund's assets may be in cash or other similar investments.

In determining the creditworthiness of bond issuers, JCC uses, but doesn't rely solely on, credit ratings.

--------------------------------------------------------------------------------

    "WHAT IS A BOTTOM UP" ANALYSIS?

    When a sub-adviser uses a "bottom up" approach, it looks primarily at individual companies against the context of broader market factors. It seeks to identify individual companies with earnings growth potential that may not be recognized by the market at large.

--------------------------------------------------------------------------------

JCC seeks to diversify the fund's investments across many securities, sectors and countries. Currency risk is generally avoided through hedging and other means.

JCC may sell the fund's securities when its expectations regarding market interest rates change or the quality or return changes on investment.


While the fund invests principally in corporate debt securities, JCC may, to a lesser extent, invest in lower-rated securities, including bonds considered less than investment grade of both foreign and domestic issuers, mortgage- and other asset-backed securities, convertible securities, preferred stock, income-producing common stock, futures for hedging, or other securities and investment strategies in pursuit of its investment objective, which are
explained beginning on page    and in the SAI.


/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] FIXED-INCOME SECURITIES

The value of these securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include:

 [ ] changes in interest rates
 [ ] length of time to maturity
 [ ] issuers defaulting on their obligations to pay interest or return principal

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, or the securities market as a whole.

Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

[ ] HIGH-YIELD/HIGH RISK SECURITIES

 [ ] Credit Risk
 [ ] Greater sensitivity to interest rate movements
 [ ] Greater vulnerability to economic changes
 [ ] Decline in market value in event of default
 [ ] Less liquidity

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

The bar chart and the table below show the fund's annual returns and its long-term performance. The bar chart and the table indicate the risks of investing in the fund by showing you how the fund's performance has varied from year to year. The bar chart does not reflect the impact of sales charges, which lower the fund's return. The table, which includes applicable sales charges, compares how the fund's average annual returns for different calendar periods compare to the returns of the Lehman Brothers Government/Corporate Bond Index (LBGCB), a widely recognized unmanaged index of market performance. The bar chart and table assume reinvestment of dividends and capital gains distributions. As with all mutual funds, past performance is not a prediction of future results.
--------------------------------------------------------------------------------

YEAR-BY-YEAR TOTAL RETURN as of 12/31 each year (%) (1)

                                 CLASS A SHARES
                                 --------------

                                [GRAPH OMITTED]


 1990    1991    1992    1993    1994    1995    1996    1997    1998    1999
 ----    ----    ----    ----    ----    ----    ----    ----    ----    ----
(5.11)% 25.01%  11.00%  13.90%  (4.29)% 18.89%   5.44%  11.57%   7.89%   0.93%

(1) AS OF MARCH 31, 2000, THE END OF THE MOST RECENT CALENDAR QUARTER, THE
    FUND'S YEAR-TO-DATE RETURN FOR CLASS A WAS     %.
--------------------------------------------------------------------------------


CLASS A SHARES:                                     QUARTER ENDED      RETURN
                                                   ---------------    --------
Best Quarter:                                           3/31/91         7.92%
Worst Quarter:                                          3/31/90       (8.59)%
--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS AS OF 12/31/99


                                                                        SINCE
                                ONE YEAR     5 YEARS     10 YEARS     INCEPTION
--------------------------------------------------------------------------------
A Shares                         (3.86)%       7.73%       7.61%         7.47%
--------------------------------------------------------------------------------
B Shares                         (4.73)%         N/A        N/A          6.31%
--------------------------------------------------------------------------------
M Shares*                        (1.63)%       7.96%        N/A          5.65%
--------------------------------------------------------------------------------
LBGCB**                          (2.15)%       7.61%       7.66%         8.08%
--------------------------------------------------------------------------------
*ALL SHARES DESIGNATED AS CLASS C SHARES PRIOR TO MARCH 1, 1999 WERE RENAMED AS CLASS M SHARES ON THAT DATE. EFFECTIVE NOVEMBER 1, 1999 THE FUND BEGAN OFFERING A NEW CLASS C SHARE THAT HAS DIFFERENT FEES AND EXPENSES THAN THE PREVIOUS
CLASS C SHARE.
**SINCE INCEPTION OF CLASS A SHARES (6/29/87). SINCE INCEPTION OF CLASS B
SHARES (10/01/95) IS 5.71% AND CLASS M SHARES (10/01/93) IS 5.39%.

/dollar sign/ FEES AND EXPENSES

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales
charge (load) imposed
on purchases
(AS A % OF OFFERING
PRICE)                                4.75%       None      None     1.00%
Maximum deferred
sales charge (load)                  None(a)      5.00%     None     1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(d) % OF AVERAGE DAILY NET ASSETS

                                                CLASS OF SHARES
                                        A         B         C         M
--------------------------------------------------------------------------------
Management fees                       0.90%     0.90%     0.90%     0.90%
Distribution and service
(12b-1) fees                          0.35%     1.00%     1.00%     0.90%
Other expenses                        0.75%     0.75%     0.75%     0.75%
                                      -----------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES                    2.00%     2.65%     2.65%     2.55%
EXPENSE REDUCTION (c)                 0.15%     0.15%     0.15%     0.15%
                                      -----------------------------------------
NET OPERATING EXPENSES                1.85%     2.50%     2.50%     2.40%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Contractual arrangement with Idex Management, Inc., through 4/30/2001, for expenses that exceed 1.50%, excluding 12b-1 fees.
(d) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $654       $1,059      $1,488      $2,680
     B*                              $753       $1,109      $1,492      $2,815
     C                               $253       $  809      $1,392      $2,972
     M                               $440       $  871      $1,429      $2,945
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $654       $1,059      $1,488      $2,680
     B*                              $253       $  809      $1,392      $2,815
     C                               $253       $  809      $1,392      $2,972
     M                               $341       $  871      $1,429      $2,945
--------------------------------------------------------------------------------
*EXAMPLES FOR CLASS B SHARES ASSUME THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOU PURCHASE THEM.

IDEX ALGER AGGRESSIVE GROWTH

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE OBJECTIVE OF IDEX ALGER AGGRESSIVE GROWTH IS LONG-TERM CAPITAL APPRECIATION.

This fund may be appropriate for investors who seek capital growth aggressively, and who can tolerate wide swings in the value of their investment.

/warning sign/ PRINCIPAL STRATEGIES AND
               POLICIES

The fund's sub-adviser, Fred Alger Management, Inc. (Alger), seeks to achieve the fund's objective by investing fund assets principally in:

[ ] equity securities such as common or preferred stocks
[ ] convertible securities (convertible securities can be exchanged for, or converted into, common stock of such companies)

Under normal market conditions, the fund invests at least 85% of its assets in common stocks, which may include stocks of developing companies, of older companies that are entering a new stage of growth, and of companies whose products or services have a high unit volume growth rate. Alger may also invest in rights, warrants, options and futures.

When selecting stocks for the fund, Alger considers the following factors:

[ ] insiders' activity
[ ] market style leadership (market dominance of a particular company)
[ ] institutional activity
[ ] relative strength price change (price performance relative to an index)
[ ] price-to-declining U.S. dollar
[ ] earnings to projected change
[ ] quarterly earnings per-share growth rate

Alger selects convertible securities for the fund that can be converted, or exchanged, for stock of the issuer. Convertible securities are often rated below investment grade (I.E., considered to be "junk bonds"), or not rated because they fall below debt obligations and just above common stock in order of preference or priority on the issuer's balance sheet. Alger invests in convertible securities which are rated at or above invesment grade.
The fund may also use leveraging, a technique that involves borrowing money to invest in an effort to enhance shareholder returns.

Alger may take a temporary defensive position when the securities trading markets or the economy are experiencing excessive volatility or a prolonged general decline, or other adverse conditions exist (which is inconsistent with the fund's principal investment strategies). During this time, the fund may invest up to 100% of its assets in money market instruments and cash equivalents. Under these circumstances, the fund will be unable to achieve its investment objective.

Alger may sell a security in order to buy shares of another company expected to have greater potential for growth or to meet redemptions.


While the fund invests principally in equity and convertible securities, Alger may, to a lesser extent, invest in ADRs, money market instruments, repurchase agreements, or other securities and investment strategies in pursuit of its
investment objective, which are explained beginning on page    and in the SAI.


/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries or the securities market as a whole.

Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

[ ] INVESTING AGGRESSIVELY

 [ ] The value of developing-company stocks may be very volatile, and can drop significantly in a short period of time.
 [ ] Rights, options and futures contracts may not be exercised and may expire worthless.
 [ ] Warrants and rights may be less liquid than stocks.

[ ] Leveraging practices may make the fund more volatile:

   [ ] leveraging may exaggerate the effect on net asset value of any increase or decrease in the market value of the fund's securities
   [ ] money borrowed for leveraging is subject to interest costs
   [ ] minimum average balances may need to be maintained or a line of credit with connection to borrowing may be necessary resulting in an increased cost of borrowing

[ ] CONVERTIBLE SECURITIES

Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with all debt securities, the market value of convertible securities tends to decline as interest rates increase and, conversely, to increase as interest rates decline. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock. As the market price of the underlying common stock declines, the convertible security tends to trade increasingly on a yield basis, and thus may not depreciate to the same extent as the underlying stock.

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

The bar chart and the table below show the fund's annual returns and its long-term performance. The bar chart and table indicate the risks of investing in the fund by showing you how the fund's performance has varied from year to year. The bar chart does not reflect the impact of sales charges, which lower the fund's return. The table, which includes applicable sales charges, compares how the fund's average annual returns for different calendar periods compare to the returns of the S&P 500 Composite Stock Price Index (S&P 500), a widely recognized unmanaged index of market performance. The bar chart and table assume reinvestment of dividends and capital gains distributions. As with all mutual funds, past performance is not a prediction of future results.
--------------------------------------------------------------------------------

YEAR-BY-YEAR TOTAL RETURN as of 12/31 each year (%) (1)


                                 CLASS A SHARES
                                 --------------


                                [GRAPH OMITTED]


                     1995    1996    1997    1998    1999
                     ----    ----    ----    ----    ----
                    55.00%   5.99%  23.27%  48.92%  69.14%


(1) AS OF MARCH 31, 2000, THE END OF THE MOST RECENT CALENDAR QUARTER, THE
    FUND'S YEAR-TO-DATE RETURN FOR CLASS A WAS     %.

--------------------------------------------------------------------------------

CLASS A SHARES:                                     QUARTER ENDED      RETURN
                                                   ---------------    --------
Best Quarter:                                          12/31/99         43.38%
Worst Quarter:                                          9/30/98         (9.47)%
--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS AS OF 12/31/99

                                                                         SINCE
                                              ONE YEAR     5 YEARS     INCEPTION
--------------------------------------------------------------------------------
A Shares                                        59.83%      38.24%       38.63%
--------------------------------------------------------------------------------
B Shares                                        63.67%       N/A         29.07%
--------------------------------------------------------------------------------
M Shares*                                       66.05%      39.19%       39.56%
--------------------------------------------------------------------------------
S&P 500**                                       21.04%      28.51%       26.01%
--------------------------------------------------------------------------------
*ALL SHARES DESIGNATED AS CLASS C SHARES PRIOR TO MARCH 1, 1999 WERE RENAMED AS CLASS M SHARES ON THAT DATE. EFFECTIVE NOVEMBER 1, 1999, THE FUND BEGAN
OFFERING A NEW CLASS C SHARE THAT HAS DIFFERENT FEES AND EXPENSES THAN THE PREVIOUS CLASS C SHARE.
**SINCE INCEPTION OF CLASS A SHARES AND CLASS M SHARES (12/02/94). SINCE INCEPTION OF CLASS B SHARES (10/01/95) IS 24.22%.

/dollar sign/ FEES AND EXPENSES

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales charge (load)
imposed on purchases
(AS A % OF OFFERING PRICE)            5.50%      None       None     1.00%
Maximum deferred sales
charge (load)                        None(a)     5.00%      None     1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(d) % OF AVERAGE DAILY NET ASSETS

                                                 CLASS OF SHARES
                                        A         B         C         M
--------------------------------------------------------------------------------
Management fees                       0.80%     0.80%     0.80%     0.80%
Distribution and service
(12b-1) fees                          0.35%     1.00%     1.00%     0.90%
Other expenses                        0.71%     0.71%     0.71%     0.71%
                                      ------------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES                    1.86%     2.51%     2.51%     2.41%
EXPENSE REDUCTION (c)                 0.31%     0.31%     0.31%     0.31%
                                      ------------------------------------------
NET OPERATING EXPENSES                1.55%     2.20%     2.20%     2.10%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Contractual arrangement with Idex Management, Inc. through 4/30/2001, for expenses that exceed 1.20%, excluding 12b-1 fees.
(d) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $1,074      $1,473      $2,586
     B*                              $723       $1,052      $1,408      $2,663
     C                               $223       $  752      $1,308      $2,823
     M                               $410       $  815      $1,345      $2,796
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $1,074      $1,473      $2,586
     B*                              $223       $  752      $1,308      $2,663
     C                               $223       $  752      $1,308      $2,823
     M                               $311       $  815      $1,345      $2,796
--------------------------------------------------------------------------------
*EXAMPLES FOR CLASS B SHARES ASSUME THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOU PURCHASE THEM.

IDEX T. ROWE PRICE DIVIDEND GROWTH

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE INVESTMENT OBJECTIVE OF IDEX T. ROWE PRICE DIVIDEND GROWTH IS TO PROVIDE AN INCREASING LEVEL OF DIVIDEND INCOME, LONG-TERM CAPITAL APPRECIATION, AND REASONABLE CURRENT INCOME THROUGH INVESTMENTS PRIMARILY IN DIVIDEND-PAYING STOCKS.

This fund may be appropriate for investors who want a reasonable level of current income from equity investments that have the potential to rise faster than inflation, and who can tolerate significant fluctuations in the value of their investments.

/chess piece/ PRINCIPAL STRATEGIES AND
              POLICIES

The fund's sub-adviser, T. Rowe Price Associates, Inc. (T. Rowe Price), seeks to achieve this objective by investing principally in:

[ ] dividend-paying common stocks with favorable prospects for increasing dividends and long-term appreciation

T. Rowe Price typically invests at least 65% of total assets in common stocks of dividend-paying companies when it expects these companies to increase their dividends over time and also provide long-term appreciation.

T. Rowe Price believes that a track record of dividend increases is an excellent indicator of financial health and growth prospects, and over the long-term, income can contribute significantly to total return. Dividends can also help reduce the fund's volatility during periods of market turbulence and help offset losses when stock prices are falling.

T. Rowe Price looks for stocks with sustainable, above-average growth in earnings and dividends, and attempts to buy them when they are temporarily out of favor or undervalued by the market. Holdings tend to be in large to medium sized companies. In selecting investments, T. Rowe Price favors companies with one or more of the following:

[ ] either a track record of, or the potential for, above-average earnings and dividend growth
[ ] a competitive current dividend yield
[ ] a sound balance sheet and solid cash flow to support future dividend increases
[ ] a sustainable competitive advantage and leading market position
[ ] attractive valuations such as a relatively high dividend yield

The fund may sell securities for a variety of reasons such as to secure gains, limit losses or redeploy assets into more promising opportunities.

The fund may take a temporary defensive position when the securities trading markets or the economy are experiencing excessive volatility or a prolonged general decline, or other adverse conditions exist (which is inconsistent with the fund's principal investment strategies). Under these circumstances, the fund may be unable to achieve its investment objective.


While the fund invests principally in common stocks, T. Rowe Price may, to a lesser extent, purchase other securities such as foreign securities, convertible securities, warrants, preferred stocks, and corporate and government debt in pursuit of the fund's objective. Futures and options may be used for any number of reasons, including: to manage the fund's exposure to securities prices and foreign currencies; to enhance income; to manage cash flows efficiently; or to protect the value of portfolio securities. If the fund uses futures and options, it is exposed to additional volatility and potential
losses. These are explained beginning on page    and in the SAI.


/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries or the securities market as a whole.

Because the stocks the fund may hold fluctuate in price, the value of your investment in the fund will go up and down.

[ ] DIVIDEND-PAYING COMPANIES

The fund's emphasis on dividend-paying companies could result in large-capitalization stocks. At times, stocks such as these may lag shares of smaller, faster-growing companies. Also, a company may reduce or eliminate its dividend. The fund's efforts to buy stocks that appear temporarily out of favor carry the risk that a stock or group of stocks may remain out of favor for a long time and may continue to decline.

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

Because the fund commenced operations in March 1999, no historical performance information is presented here. Performance information will be presented for the fund after it has been in operation for one complete calendar year.

/dollar sign/ FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A           B         C         M
--------------------------------------------------------------------------------
Maximum sales charge
(load) imposed on
purchases
(AS A % OF OFFERING PRICE)            5.50%       None      None     1.00%
Maximum deferred sales
charge (load)                        None(a)      5.00%     None     1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(d) % OF AVERAGE DAILY NET ASSETS

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       0.80%      0.80%     0.80%     0.80%
Distribution and service
(12b-1) fees                          0.35%      1.00%     1.00%     0.90%
Other expenses                        6.42%      6.42%     6.42%     6.42%
                                      ------------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES                    7.57%      8.22%     8.22%     8.12%
EXPENSE REDUCTION (c)                 6.02%      6.02%     6.02%     6.02%
                                      ------------------------------------------
NET OPERATING EXPENSES                1.55 %     2.20%     2.20%     2.10%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Contractual arrangement with Idex Management, Inc. through 4/30/2001, for expenses that exceed 1.20%, excluding 12b-1 fees.
(d) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $2,141      $3,510      $6,637
     B*                              $723       $2,159      $3,492      $6,716
     C                               $223       $1,859      $3,392      $6,811
     M                               $410       $1,914      $3,419      $6,788
--------------------------------------------------------------------------------

If the shares are not redeemed: Share Class

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $2,141      $3,510      $6,637
     B*                              $223        1,859      $3,392      $6,716
     C                               $223       $1,859      $3,392      $6,811
     M                               $311       $1,914      $3,419      $6,788
--------------------------------------------------------------------------------
* EXAMPLES FOR CLASS B SHARES ASSUME THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOU PURCHASE THEM.

IDEX T. ROWE PRICE SMALL CAP

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE INVESTMENT OBJECTIVE OF IDEX T. ROWE PRICE SMALL CAP IS TO SEEK LONG-TERM GROWTH OF CAPITAL BY INVESTING PRIMARILY IN COMMON STOCKS OF SMALL GROWTH COMPANIES.

This fund may be appropriate for investors who want an aggressive, long-term approach to building capital and who can tolerate significant fluctuations inherent in small-cap stock investing.

/chess piece/ PRINCIPAL STRATEGIES AND
              POLICIES

The fund's sub-adviser, T. Rowe Price Associates, Inc. (T. Rowe Price), seeks to achieve the fund's objective by investing fund assets principally in:

[ ] common stocks of small-cap growth companies

This fund will invest at least 65% of its total assets in small-cap growth companies. These companies are defined as companies whose market capitalization falls within the range of the smallest 100 companies in the Standard & Poor's 500 Stock Index (S&P 500) which was approximately $3.3 billion and below as of December 31, 1999, but the upper size limit will vary with market fluctuations. The S&P 500 measures the performance of the common stocks of 500 large U.S. companies in the manufacturing, utilities, transportation, and financial industries. (A company's market "cap" is found by multiplying its shares outstanding by its stock price.) Companies whose capitalization increases above this range after the fund's initial purchase continue to be considered small companies for purposes of this policy.

To help manage cash flows efficiently, T. Rowe Price may also buy and sell stock index futures. The fund intends to be invested in a large number of holdings. T. Rowe Price believes this diversification should minimize the effects of individual security selection on fund performance.

T. Rowe Price uses a number of quantitative models that are designed to identify key characteristics of small-cap growth stocks. Based on these models, stocks are selected in a "top-down" manner so that the fund's portfolio as a whole reflects characteristics T. Rowe Price considers important, such as valuations (price/ earnings or price/book value ratios, for example) and projected earnings growth.

--------------------------------------------------------------------------------

    WHAT IS A QUANTITATIVE MODEL?

    A quantitative model is fashioned by a fund's sub-adviser to assist the sub-adviser in evaluating a potential security. The sub-adviser creates a model that is designed using characteristics that the sub-adviser deems advantageous in a security. The sub-adviser then compares a potential security's characteristics against those of the model, and makes a determination of whether or not to purchase the security based on the results of that comparison.

--------------------------------------------------------------------------------

The fund may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into more promising opportunities.

The fund may take a temporary defensive position when the securities trading markets or the economy are experiencing excessive volatility or a prolonged general decline, or other adverse conditions exist (which is inconsistent with the fund's principal investment strategies). Under these circumstances, the fund may be unable to achieve its investment objective.
     WHAT IS A TOP-DOWN APPROACH?
    When using a "top-down" approach, the fund manager looks first at broad market factors, and on the basis of those market factors, chooses certain sectors, or industries within the overall market. The manager then looks at individual companies within those sectors or industries.

While the fund invests principally in small-cap common stocks, T. Rowe Price may, to a lesser extent, invest in stock index futures, or other securities and investment strategies in pursuit of its investment objective, which are
explained beginning on page    and in the SAI.


/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries or the securities market as a whole.
Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

[ ] SMALL-CAP COMPANIES

Investing in small companies involves greater risk than is customarily associated with more established companies. Stocks of small companies may be subject to more abrupt or erratic price movements than larger company securities. Small companies often have limited product lines, markets, or financial resources, and their management may lack depth and experience. Such companies usually do not pay significant dividends that could cushion returns in a falling market.

Also, growth stocks can experience steep price declines if the company's earnings disappoint investors. Since the fund will typically be fully invested in this market sector, investors are fully exposed to its volatility.

[ ] QUANTITATIVE MODELS

A quantitative model that is developed to select stocks may not be effective. As a result, overall returns of the fund may be lower than if other methods were used to select the stock held by the fund.

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

Because the fund commenced operations in March 1999, no historical performance information is presented here. Performance information will be presented for the fund after it has been in operation for one complete calendar year.

/dollar sign/ FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales charge
(load) imposed on
purchases
(AS A % OF OFFERING PRICE)            5.50%       None      None      1.00%
Maximum deferred sales
charge (load)                        None(a)      5.00%     None      1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(d) % OF AVERAGE DAILY NET ASSETS

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
 Management fees                      0.80%      0.80%     0.80%     0.80%
 Distribution and service
 (12b-1) fees                         0.35%      1.00%     1.00%     0.90%
 Other expenses                       6.78%      6.78%     6.78%     6.78%
                                      ------------------------------------------
 TOTAL ANNUAL FUND
 OPERATING EXPENSES                   7.93%      8.58%     8.58%     8.48%
 EXPENSE REDUCTION (c)                6.38%      6.38%     6.38%     6.38%
                                      ------------------------------------------
 NET OPERATING EXPENSES               1.55%      2.20%     2.20%     2.10%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Contractual arrangement with Idex Management, Inc. through 4/30/2001, for expenses that exceed 1.20%, excluding 12b-1 fees.
(d) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $2,204      $3,623      $6,821
     B*                              $723       $2,225      $3,606      $6,899
     C                               $223       $1,925      $3,506      $6,991
     M                               $410       $1,979      $3,533      $6,969
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $2,204      $3,623      $6,821
     B*                              $223       $1,925      $3,506      $6,899
     C                               $223       $1,925      $3,506      $6,991
     M                               $311       $1,979      $3,533      $6,969
--------------------------------------------------------------------------------
* EXAMPLES FOR CLASS B SHARES ASSUME THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOU PURCHASE THEM.

IDEX PILGRIM BAXTER MID CAP GROWTH

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE INVESTMENT OBJECTIVE OF IDEX PILGRIM BAXTER MID CAP GROWTH IS TO SEEK CAPITAL APPRECIATION.

This fund may be appropriate for investors who want long-term growth of capital and who can tolerate fluctuations inherent in stock investing.

/chess piece/ PRINCIPAL STRATEGIES AND
              POLICIES

The fund's sub-adviser, Pilgrim Baxter & Associates, Ltd. (Pilgrim Baxter), seeks to achieve the fund's objective by investing fund assets principally in:

[ ] common stocks of medium capitalization companies

In seeking capital appreciation, Pilgrim Baxter normally invests at least 65% of the fund's total assets in common stocks, issued by companies with market capitalizations or average revenues between $500 million and $10 billion. The fund invests primarily in companies that Pilgrim Baxter believes have strong business momentum, earnings growth and capital appreciation potential.

Pilgrim Baxter uses its own fundamental research, computer models and proprietary measures of growth and business momentum in determining which stocks to buy and sell.

Pilgrim Baxter's decision to sell a stock depends on many factors. Generally speaking, Pilgrim Baxter considers selling a security when its anticipated appreciation is no longer probable, alternate investments offer more superior appreciation prospects, or the risk of a decline in its market price is too great.

Pilgrim Baxter may take a temporary defensive position when the securities trading markets or the economy are experiencing excessive volatility or a prolonged general decline, or other adverse conditions exist (which is inconsistent with the fund's principal investment strategies). Under these circumstances, the fund will be unable to achieve its investment objective.


While the fund invests principally in common stocks of medium-sized companies, Pilgrim Baxter may, to a lesser extent, elect to invest in options and futures contracts for hedging and risk management, or in other securities and investment strategies in pursuit of its investment objective, which are
explained beginning on page    and in the SAI.


/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries or the securities market as a whole.

Because the stocks the fund may hold fluctuate in price, the value of your investment in the fund will go up and down.

[ ] MEDIUM-SIZED COMPANIES

These companies present additional risks because their earnings are less predictable, their share price more volatile, and their securities less liquid than larger, more established companies.

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

Because the fund commenced operations in March 1999, no historical performance information is presented here. Performance information will be presented for the fund after it has been in operation for one complete calendar year.

/dollar sign/ FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales charge
(load) imposed on
purchases
(AS A % OF OFFERING PRICE)            5.50%       None      None     1.00%
Maximum deferred sales
charge (load)                        None(a)      5.00%     None     1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(d) % OF AVERAGE DAILY NET ASSETS

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       0.80%      0.80%     0.80%     0.80%
Distribution and service
(12b-1) fees                          0.35%      1.00%     1.00%     0.90%
Other expenses)                       5.80%      5.80%     5.80%     5.80%
                                      ------------------------------------------
TOTAL ANNUAL FUND OPERATING
EXPENSES                              6.95%      7.60%     7.60%     7.50%
EXPENSE REDUCTION (c)                 5.40%      5.40%     5.40%     5.40%
                                      ------------------------------------------
NET OPERATING EXPENSES                1.55%      2.20%     2.20%     2.10%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Contractual arrangement with Idex Management, Inc. through 4/30/2001, for expenses that exceed 1.20%, excluding 12b-1 fees.
(d) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $2,032      $3,313      $6,303
     B*                              $723       $2,045      $3,289      $6,383
     C                               $223       $1,745      $3,189      $6,484
     M                               $410       $1,801      $3,218      $6,460
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $2,032      $3,313      $6,303
     B*                              $223       $1,745      $3,189      $6,383
     C                               $223       $1,745      $3,189      $6,484
     M                               $311       $1,801      $3,218      $6,460
--------------------------------------------------------------------------------
* EXAMPLES FOR CLASS B SHARES ASSUME THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOU PURCHASE THEM.

IDEX PILGRIM BAXTER TECHNOLOGY

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE OBJECTIVE OF IDEX PILGRIM BAXTER TECHNOLOGY IS GROWTH OF CAPITAL. Current income is incidental to this objective.

This fund may be appropriate for investors who are willing to accept the higher risk of loss inherent in a fund that invests in technology company securities which may be strongly affected by worldwide scientific and technological developments and governmental policies, in exchange for the potential of greater capital appreciation.

/chess piece/ PRINCIPAL STRATEGIES
              AND POLICIES

The fund's sub-adviser, Pilgrim Baxter & Associates, Ltd. (Pilgrim Baxter), seeks to achieve this objective by investing principally in:

[ ] common stocks of companies doing business in the technology and communications sectors of the market

In seeking growth of capital, Pilgrim Baxter normally invests at least 65% of the fund's total assets in common stocks of small, medium or large capitalization companies that rely extensively on technology or communications doing business in the technology and communications sectors of the market. This fund is also concentrated which means Pilgrim Baxter invests 25% or more of the fund's total assets in one or more industries within those sectors.

These industries may include computer software and hardware, network and cable broadcasting, defense and data storage and retrieval, and biotechnology; Pilgrim Baxter feels that there is significant growth potential because the fund invests in companies that may be responsible for breakthrough products or technologies or positioned to take advantage of cutting-edge developments. The fund's holdings may range from smaller companies developing new technologies or pursuing scientific breakthroughs to large, blue chip firms with established track records in developing, using or marketing scientific advances.

Pilgrim Baxter uses its own fundamental research, computer models and proprietary measures of growth and business momentum in determining which stocks to buy and sell.

Pilgrim Baxter's decision to sell a stock depends on many factors. Generally speaking, Pilgrim Baxter considers selling a security when its anticipated appreciation is no longer probable, alternate investments offer more superior appreciation prospects, or the risk of a decline in its market price is too great.


While the fund invests principally in common stocks, Pilgrim Baxter may, to a lesser extent, invest in options and futures contracts for hedging and risks management or in other securities and investment strategies in pursuit of its
investment objective, which are explained beginning on page    and in the SAI.

    WHAT IS A NON-DIVERSIFIED FUND?
    A "non-diversified" fund has the ability to take larger positions in a smaller number of issuers. To the extent a fund invests a greater portion of its assets in the securities of a smaller number of issuers, it may be more susceptible to any single economic, political or regulatory occurrence than a diversified fund and may be subject to greater loss with respect to its portfolio securities. However, to meet federal tax requirements, at the close of each quarter the fund may not have more than 25% of its total assets invested in any one issuer, and, with respect to 50% of its total assets, not more than 5% of its total assets invested in any one issuer.

/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries or the securities markets as a whole.

Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

[ ] TECHNOLOGY STOCKS

Securities of technology companies are strongly affected by worldwide scientific and technological developments and governmental policies, and, therefore, are generally more volatile than securities of companies not dependent upon or associated with technological issues.

[ ] SMALL OR MEDIUM-SIZED COMPANIES

These companies present additional risks because their earnings are less predictable, their share price more volatile, and their securities less liquid than larger or more established companies.

THIS FUND IS NON-DIVERSIFIED.

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

Because the fund commenced operations in March 2000, no historical performance information is presented here. Performance information will be presented for the fund after it has been in operation for one complete calendar year.

/dollar sign/ FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales charge
(load) imposed on
purchases
(AS A % OF OFFERING PRICE)             5.50%      None      None     1.00%
Maximum deferred sales
charge (load)                         None(a)     5.00%     None     1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)
% OF AVERAGE DAILY NET ASSETS

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       1.00%     1.00%     1.00%     1.00%
Distribution and service
(12b-1) fees                          0.35%     1.00%     1.00%     0.90%
Other expenses (c)                    2.70%     2.70%     2.70%     2.70%
                                      ------------------------------------------
TOTAL ANNUAL FUND OPERATING
EXPENSES                              4.05%     4.70%     4.70%     4.60%
EXPENSE REDUCTION (d)                 2.30%     2.30%     2.30%     2.30%
                                      ------------------------------------------
NET OPERATING EXPENSES                1.75%     2.40%     2.40%     2.30%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Because the fund commenced operations in March 2000, the "Other expenses" are estimates.
(d) Contractual arrangement with Idex Management, Inc. through 4/30/2001, for expenses that exceed 1.40%, excluding 12b-1 fees.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                                                1 YEAR     3 YEARS
--------------------------------------------------------------------------------
     A                                                      $718       $1,516
     B                                                      $743       $1,510
     C                                                      $243       $1,210
     M                                                      $430       $1,270
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                                                1 YEAR     3 YEARS
--------------------------------------------------------------------------------
     A                                                      $718       $1,516
     B                                                      $243       $1,210
     C                                                      $243       $1,210
     M                                                      $331       $1,270
--------------------------------------------------------------------------------

IDEX GOLDMAN SACHS GROWTH

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE INVESTMENT OBJECTIVE OF IDEX GOLDMAN SACHS GROWTH IS TO SEEK LONG-TERM GROWTH OF CAPITAL.

This fund may be appropriate for investors who seek long-term growth of capital and who can tolerate fluctuations inherent in stock investing.

/chess piece/ PRINCIPAL STRATEGIES AND
              POLICIES

The fund's sub-adviser, Goldman Sachs Asset Management (GSAM), seeks to achieve this objective by investing principally in:

[ ] Stocks

This fund will invest at least 90% of total assets in a diversified portfolio of common stocks that are considered by GSAM to have long-term capital appreciation potential.

Stocks for this fund are selected based on their prospects for above-average growth. GSAM will select securities of growth companies trading, in GSAM's opinion, at a reasonable price relative to other industries, competitors and historical price/earnings multiples.

In order to determine whether a security could have favorable growth prospects, GSAM ordinarily looks for one or more of the following characteristics in relation to the security's prevailing price:

[ ] prospects for above-average sales and earnings growth per share
[ ] high return on invested capital
[ ] free cash flow generation
[ ] sound balance sheet, financial and accounting policies, and overall financial strength
[ ] strong competitive advantages
[ ] effective research, product development, and marketing
[ ] pricing flexibility
[ ] strength of management
[ ] general operating characteristics that will enable the company to compete successfully in its marketplace

The fund generally will invest in companies whose earnings are believed to be in a relatively strong growth trend, or, to a lesser extent, in companies in which significant further growth is not anticipated but whose market value per share is thought to be undervalued.

GSAM may sell fund securities when its expectations regarding growth change.

GSAM may take a temporary defensive position when the securities trading markets or the economy are experiencing excessive volatility or a prolonged general decline, or when other adverse conditions exist (which is inconsistent with the fund's principal investment strategies). Under these circumstances, the fund will be unable to achieve its investment objective.


While the fund invests principally in publicly traded U.S. securities, GSAM may invest up to 10% in the aggregate in foreign equity securities (including securities of issuers in emerging countries and securities quoted in foreign currencies), or, to a lesser extent, in other securities and investment strategies in pursuit of its investment objective, which are explained
beginning on page    and in the SAI.


/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries or the securities market as a whole.

Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

Because the fund commenced operations in March 1999, no historical performance information is presented here. Performance information will be presented for the fund after it has been in operation for one complete calendar year.

/dollar sign/ FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales
charge (load)
imposed on
purchases
(AS A % OF OFFERING
PRICE)                                5.50%       None      None     1.00%
Maximum deferred
sales charge (load)                  None(a)     5.00%      None     1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(d) % OF AVERAGE DAILY NET ASSETS

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       0.80%      0.80%     0.80%     0.80%
Distribution and service
(12b-1) fees                          0.35%      1.00%     1.00%     0.90%
Other expenses                        6.50%      6.50%     6.50%     6.50%
                                      ------------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES                    7.65%      8.30%     8.30%     8.20%
EXPENSE REDUCTION (c)                 6.10%      6.10%     6.10%     6.10%
                                      ------------------------------------------
NET OPERATING EXPENSES                1.55%      2.20%     2.20%     2.10%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.

(c) Contractual arrangement with Idex Management, Inc. through 4/30/2001, for expenses that exceed 1.20%, excluding 12b-1 fees.
(d) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $2,155      $3,536      $6,678
     B*                              $723       $2,174      $3,517      $6,757
     C                               $223       $1,874      $3,417      $6,852
     M                               $410       $1,929      $3,444      $6,829
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $2,155      $3,536      $6,678
     B*                              $223       $1,874      $3,417      $6,757
     C                               $223       $1,874      $3,417      $6,852
     M                               $311       $1,929      $3,444      $6,829
--------------------------------------------------------------------------------
* EXAMPLES FOR CLASS B SHARES ASSUME THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOU PURCHASE THEM.

IDEX TRANSAMERICA EQUITY

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE OBJECTIVE OF IDEX TRANSAMERICA EQUITY IS TO MAXIMIZE LONG-TERM GROWTH.

This fund may be appropriate for long-term investors who have the perspective, patience and financial ability to take on above-average price volatility in pursuit of long-term capital growth.

/chess piece/ PRINCIPAL STRATEGIES AND
              POLICIES

The fund's sub-adviser, Transamerica Investment Management, LLC (TIM), uses a "bottom up" approach to investing and builds the fund's portfolio one company at a time by investing fund assets principally in:

[ ] COMMON STOCKS

TIM generally invests at least 65% of the fund's assets in a diversified portfolio of domestic common stocks.

TIM buys securities of companies it feels are under-valued in the stock market. The companies that it invests in may have, in the opinion of TIM, many or all of the following features:

[ ] outstanding management
[ ] superior track record
[ ] well-defined plans for the future
[ ] unique low cost products
[ ] dominance in market share or products in specialized markets
[ ] strong earnings and cash flows to foster future growth
[ ] focus on shareholders through increasing dividends, stock repurchases and strategic acquisitions


While TIM invests principally in domestic common stocks, the fund may, to a lesser extent, invest in other securities or investment strategies in pursuit
of its investment objective, which are explained beginning on page    and in
the SAI.


TIM may also invest in cash or cash equivalents for temporary defensive purposes when market conditions warrant (which is inconsistent with the fund's principal investment strategies). To the extent it is invested in these securities, the fund may not be able to achieve its investment objective.

/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, or the securities market as a whole.

Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

[ ] STOCK SELECTION ANALYSIS

The criteria used by TIM to evaluate securities and companies to include in the fund's portfolio may not be effective and may cause overall returns to be lower than if other evaluation methods are used.

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .


--------------------------------------------------------------------------------

    WHAT IS A "BOTTOM UP" ANALYSIS?

    When a sub-adviser uses a "bottom up" approach, it looks primarily at individual companies against the context of broad market factors. It seeks to identify individual companies with earnings growth potential that may not be recognized by the market at large.

--------------------------------------------------------------------------------

/graph/ PAST PERFORMANCE

Because the fund commenced operations in March 2000, no historical performance information is presented here. Performance information will be presented for the fund after it has been in operation for one complete calendar year.

/dollar sign/ FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales charge (load)
imposed on purchases
(AS A % OF OFFERING PRICE)            5.50%       None      None     1.00%
Maximum deferred sales
charge (load)                        None(a)      5.00%     None     1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)
% OF AVERAGE DAILY NET ASSETS

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       0.80%      0.80%     0.80%     0.80%
Distribution and service
(12b-1) fees                          0.35%      1.00%     1.00%     0.90%
Other expenses (c)                    2.70%      2.70%     2.70%     2.70%
                                      ------------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES                    3.85%      4.50%     4.50%     4.40%
EXPENSE REDUCTION (d)                 2.30%      2.30%     2.30%     2.30%
                                      ------------------------------------------
NET OPERATING EXPENSES                1.55%      2.20%     2.20%     2.10%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Because the fund commenced operations in March 2000, the "Other expenses" are estimates.
(d) Contractual arrangement with Idex Management, Inc. through 04/30/2001, for expenses that exceed 1.20%, excluding 12b-1 fees.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                                                1 YEAR     3 YEARS
--------------------------------------------------------------------------------
     A                                                      $699       $1,460
     B                                                      $723       $1,453
     C                                                      $223       $1,153
     M                                                      $410       $1,213
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                                                1 YEAR     3 YEARS
--------------------------------------------------------------------------------
     A                                                      $699       $1,460
     B                                                      $223       $1,153
     C                                                      $223       $1,153
     M                                                      $311       $1,213
--------------------------------------------------------------------------------

IDEX TRANSAMERICA SMALL COMPANY

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE OBJECTIVE OF IDEX TRANSAMERICA SMALL COMPANY IS TO MAXIMIZE LONG-TERM
GROWTH.

This fund may be appropriate for long-term investors who are willing and financially able to take on above-average stock market volatility in order to pursue long-term capital growth.

/chess piece/ PRINCIPAL STRATEGIES AND
              POLICIES

The fund's sub-adviser, Transamerica Investment Management, LLC (TIM), uses a "bottom-up" approach to investing and builds the fund's portfolio one company at a time by investing fund assets principally in:

[ ] equity securities such as common stocks, preferred stocks, rights, warrants and securities convertible into or exchangeable for common stocks of small companies

TIM generally invests at least 65% of the fund's assets in a diversified portfolio of equity securities. The companies issuing these securities are companies with small market capitalization. TIM defines small companies as those whose market capitalization falls within the range represented in the S&P 600 SmallCap Index.

TIM selects stocks that are issued by small U.S. companies which, in its opinion, show:

 [ ] strong potential for steady growth
 [ ] high barriers to competition

It is the opinion of TIM that companies with smaller capitalization levels are less actively followed by security analysts and therefore they may be undervalued, providing strong opportunities for a rise in value.


While the fund invests principally in equity securities of small companies, TIM may also, to a lesser extent, invest in debt securities or other securities and investment strategies in pursuit of its investment objective, which are
explained beginning on page    and in the SAI.


TIM may also invest in cash or cash equivalents for temporary defensive purposes when market conditions warrant (which is inconsistent with the fund's principal investment strategies). To the extent it is invested in these securities, the fund may not be able to achieve its investment objective.

/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries or the securities market as a whole.
Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

[ ] CONVERTIBLE SECURITIES

Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with all debt securities, the market value of convertible securities tends to decline as interest rates increase and, conversely to increase as interest rates decline. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock. As the market price of the underlying common stock declines, the convertible security tends to trade increasingly on a yield basis, and thus may not depreciate to the same extent as the underlying stock.

[ ] SMALL-CAP COMPANIES

Investing in small companies involves greater risk than is customarily associated with more established companies. Stocks of small companies may be subject to more abrupt or erratic price movements than larger company securities. Small companies often have limited product lines, market, or financial resources, and their management may lack depth and experience.

Also, growth stocks can experience steep price declines if the company's earnings disappoint investors. Since the fund will typically be fully invested in this market sector, investors are fully exposed to its volatility.

[ ] WARRANTS AND RIGHTS

Warrants and rights may be considered more speculative than certain other types of investments because they do not entitle a holder to the dividends or voting rights for the securities that may be purchased. They do not represent any rights in the assets of the issuing company.

Also, the value of a warrant or right does not necessarily change with the value of the underlying securities. A warrant or right ceases to have value if it is not exercised prior to the expiration date.

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

--------------------------------------------------------------------------------

    WHAT IS A "BOTTOM UP" ANALYSIS?

    When a sub-adviser uses a "bottom up" approach, it looks primarily at individual companies against the context of broad market factors. It seeks to identify individual companies with earnings growth potential that may not be recognized by the market at large.

--------------------------------------------------------------------------------

/graph/ PAST PERFORMANCE

Because the fund commenced operations in March 2000, no historical performance information is presented here. Performance information will be presented for the fund after it has been in operation for one complete calendar year.

/dollar sign/ FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales charge
(load) imposed on
purchases
(AS A % OF OFFERING PRICE)             5.50%      None      None     1.00%
Maximum deferred sales
charge (load)                         None(a)     5.00%     None     1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)
% OF AVERAGE DAILY NET ASSETS

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       0.80%      0.80%     0.80%     0.80%
Distribution and service
(12b-1) fees                          0.35%      1.00%     1.00%     0.90%
Other expenses (c)                    2.70%      2.70%     2.70%     2.70%
                                      ------------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES                    3.85%      4.50%     4.50%     4.40%
EXPENSE REDUCTION (d)                 2.30%      2.30%     2.30%     2.30%
                                      ------------------------------------------
NET OPERATING EXPENSES                1.55%      2.20%     2.20%     2.10%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Because the fund commenced operations in March 2000, the "Other expenses" are estimates.
(d) Contractual arrangement with Idex Management, Inc. through 04/30/2001, for expenses that exceed 1.20% excluding 12b-1 fees.
A $10 semi-annual fee is imposed on accounts open for over 2 years that
are below a minimum balance due to redemptions. See page   .

================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                                                1 YEAR     3 YEARS
--------------------------------------------------------------------------------
     A                                                      $699       $1,460
     B                                                      $723       $1,453
     C                                                      $223       $1,153
     M                                                      $410       $1,213
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                                                1 YEAR     3 YEARS
--------------------------------------------------------------------------------
     A                                                      $699       $1,460
     B                                                      $223       $1,153
     C                                                      $223       $1,153
     M                                                      $311       $1,213
--------------------------------------------------------------------------------

IDEX SALOMON ALL CAP


SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE INVESTMENT OBJECTIVE OF IDEX SALOMON ALL CAP IS TO SEEK CAPITAL
APPRECIATION.

This fund may be appropriate for investors who want long-term growth of capital and who can tolerate fluctuations in their investments.

/chess piece/ PRINCIPAL STRATEGIES AND
              POLICIES

The fund's sub-adviser, Salomon Brothers Asset Management Inc (SBAM), seeks to achieve this objective by investing fund assets principally in:

[ ] common stocks

In seeking capital appreciation, the fund may purchase securities of: seasoned issuers; small companies; newer companies; and new issues.

SBAM anticipates that the fund's investments generally will be in securities of companies which it considers to reflect the following characteristics:

[ ] undervalued share prices
[ ] special situations such as existing or possible changes in management or management policies, corporate structure or control, capitalization, regulatory environment, or other circumstances which could be expected to favor earnings or market price of such company's shares
[ ] growth potential due to technological advances, new methods in marketing or production, new or unique products or services, changes in demands for products or services or other significant new developments

SBAM uses a "bottom up" fundamental research process to select the fund's securities.

SBAM may sell the fund's securities when stocks become overvalued and its expectations regarding earnings growth change.

SBAM may take a temporary defensive position when the securities trading markets or the economy are experiencing excessive volatility or a prolonged general decline, or other adverse conditions exist (which is inconsistent with the fund's principal investment strategies). Under these circumstances, the fund will be unable to pursue its investment objective.


While the fund invests principally in common stocks, SBAM may, to a lesser extent, invest in cash equivalents, convertible securities or other securities and investment strategies in pursuit of its investment objective, which are
explained beginning on page    and in the SAI.


--------------------------------------------------------------------------------

    WHAT IS A "BOTTOM UP" ANALYSIS?

    When a sub-adviser uses a "bottom up" approach, it looks primarily at individual companies against the context of broader market factors. It seeks to identify individual companies with earnings growth potential that may not be recognized by the market at large.

--------------------------------------------------------------------------------

/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries or the securities market as a whole.

Because the fund's holdings may fluctuate in price, the value of your investment in the fund will go up and down.

[ ] SMALL SIZED OR NEW COMPANIES

These companies present additional risks because their earnings are less predictable, their share price more volatile, and their securities less liquid than larger or more established companies.

THIS FUND IS NON-DIVERSIFIED.

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

--------------------------------------------------------------------------------
    WHAT IS A NON-DIVERSIFIED FUND?

    A "non-diversified" fund has the ability to take larger positions in a smaller number of issuers. To the extent a fund invests a greater portion of its assets in the securities of a smaller number of issuers, it may be more susceptible to any single economic, political or regulatory occurrence than a diversified fund and may be subject to greater loss with respect to its portfolio securities. However, to meet federal tax requirements, at the close of each quarter the fund may not have more than 25% of its total assets invested in any one issuer, and, with respect to 50% of its total assets, not more than 5% of its total assets invested in any one issuer.

--------------------------------------------------------------------------------

/graph/ PAST PERFORMANCE

Because the fund commenced operations in March 1999, no historical performance information is presented here. Performance information will be presented for the fund after it has been in operation for one complete calendar year.

/dollar sign/ FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales charge
(load) imposed on
purchases
(AS A % OF OFFERING PRICE)            5.50%       None      None     1.00%
Maximum deferred sales
charge (load)                        None(a)     5.00%      None     1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(d) % OF AVERAGE DAILY NET ASSETS
                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       0.80%      0.80%     0.80%     0.80%
Distribution and service
(12b-1) fees                          0.35%      1.00%     1.00%     0.90%
Other expenses                        7.70%      7.70%     7.70%     7.70%
                                      ------------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSE                     8.85%      9.50%     9.50%     9.40%
EXPENSE REDUCTION (c)                 7.30%      7.30%     7.30%     7.30%
                                      ------------------------------------------
NET OPERATING EXPENSES                1.55%      2.20%     2.20%     2.10%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Contractual arrangement with Idex Management, Inc. through 4/30/2001, for expenses that exceed 1.20%, excluding 12b-1 fees.

(d) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $2,363      $3,902      $7,259
     B*                              $723       $2,389      $3,891      $7,336
     C                               $223       $2,089      $3,791      $7.420
     M                               $410       $2,143      $3,817      $7,399
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $2,363      $3,902      $7,259
     B*                              $223       $2,089      $3,791      $7,336
     C                               $223       $2,089      $3,791      $7,420
     M                               $311       $2,143      $3,817      $7,399
--------------------------------------------------------------------------------

* EXAMPLES FOR CLASS B SHARES ASSUME THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOU PURCHASE THEM.

IDEX GREAT COMPANIES -- AMERICA(SM)

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

The objective of IDEX Great Companies -- America(SM) is long-term growth of capital.

The fund may be appropriate for investors who seek long-term growth of capital and who can tolerate fluctuations inherent in stock investing.

/chess piece/ PRINCIPAL STRATEGIES
              AND POLICIES

The fund's sub-adviser, Great Companies, L.L.C. (Great Companies), seeks to achieve this objective by investing principally in:

[ ] Large-cap stocks

The fund seeks to invest in common stocks of large, established, United States based companies. Stocks for this fund are selected by Great Companies from a group of companies that it has identified, in its opinion, as being a "great company." To be considered a "great company" candidate by the sub-adviser, each company must: have a market cap in excess of $15 billion; be highly regarded by management experts; be headquartered in the U.S.; be publicly traded; be engaged in what the sub-adviser consideres to be "terrific businesses"; have superior business franchises; consider employees to be the company's most valuable asset; have, in the sub-adviser's opinion, "world class managment"; deliver outstanding returns to shareholders; be a global company (40% overseas); and, in the sub-adviser's opinion, be able to convert changes into opportunities. Each company's common stock must have consistently outperformed both the S&P 500 and the Dow Jones Industrial Average over the twenty-year period ending December 31, 1998.

To determine which "great company" in which the fund should invest, Great Companies uses Intrinsic Value investing. Intrinsic Value is the discounted value of the cash that can be taken out of a business during its remaining life. It is an estimate rather than a precise figure, and changes when interest rates move or when forecasts of future cash flows are revised.

Great Companies monitors changes in each "great company's" Intrinsic Value over a twelve to eighteen month period. It then determines a company's Intrinsic Value Momentum (IVM), which is a measurement of the rate at which a company is increasing or decreasing its Intrinsic Value. Great Companies looks at the trading price of the stock and compares it to its Intrinsic Value calculation. If a stock appears to be significantly overvalued and its IVM is flat or declining in the market when compared to the Intrinsic Value calculation, Great Companies does not invest in the stock or, if the fund has already invested in the company, may reduce its position in the stock. When the stock share price drops well below the Intrinsic Value calculation and its IVM is rising, Great Companies will normally invest in the company, or, if the fund has already invested in the company, attempt to buy more shares.

Because stock selections are limited to the companies identified as being a "great company" by Great Companies, the fund is non-diversified.

/warning sign/ PRINCIPAL RISKS


The portfolio is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries or the securities market as a whole.

Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

[ ] PROPRIETARY RESEARCH

Proprietary forms of research may not be effective and may cause overall returns to be lower than if other forms of research are used.

THIS FUND IS NON-DIVERSIFIED.

YOU MAY LOSE MONEY IF YOU INVEST IN THIS PORTFOLIO.

--------------------------------------------------------------------------------

    WHAT IS A NON-DIVERSIFIED PORTFOLIO?

    A "non-diversified" portfolio has the ability to take larger positions in a smaller number of issuers. To the extent a portfolio invests in a greater portion of its assets in the securities of a smaller number of issuers, it may be more susceptible to any single economic, political or regulatory occurrence than a widely diversified portfolio and may be subject to a greater loss with respect to its portfolio securities. However, to meet federal tax requirements, at the close of each quarter the portfolio may not have more than 25% of its total assets invested in any one issuer, and, with respect to 50% of its total assets, not more than 5% of its total assets in one issuer.

--------------------------------------------------------------------------------

/graph/ PAST PERFORMANCE

Because the fund commenced operations in July 2000, no historical performance information is presented here. Performance information will be presented for the fund after it has been in operation for one complete calendar year.

/dollar sign/ FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales charge (load)
imposed on purchases
(AS A % OF OFFERING PRICE)            5.50%       None      None      1.00%
Maximum deferred sales
charge (load)                         None(a)     5.00%     None      1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)
% OF AVERAGE DAILY NET ASSETS
                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       0.80%      0.80%     0.80%     0.80%
Distribution and service
(12b-1) fees                          0.35%      1.00%     1.00%     0.90%
Other expenses (c)                    2.70%      2.70%     2.70%     2.70%
                                      ------------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES                    3.85%      4.50%     4.50%     4.40%
EXPENSE REDUCTION (d)                 2.30%      2.30%     2.30%     2.30%
                                      ------------------------------------------
NET OPERATING EXPENSES                1.55%      2.20%     2.20%     2.10%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Because the fund commenced operations in July 2000, the "Other expenses" are estimates.
(d) Contractual arrangement with Idex Management, Inc. through 04/30/2001, for expenses that exceed 1.20%, excluding 12b-1 fees.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .
================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                                                1 YEAR     3 YEARS
--------------------------------------------------------------------------------
     A                                                      $699       $1,460
     B                                                      $723       $1,453
     C                                                      $223       $1,153
     M                                                      $410       $1,213
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                                                1 YEAR     3 YEARS
--------------------------------------------------------------------------------
     A                                                      $699       $1,460
     B                                                      $223       $1,153
     C                                                      $223       $1,153
     M                                                      $311       $1,213
--------------------------------------------------------------------------------

IDEX GREAT COMPANIES -- TECHNOLOGY(SM)

/target/ OBJECTIVE

The objective of IDEX Great Companies -- Technology(SM) is long-term growth of capital.

The fund may be appropriate for investors who seek long-term growth of capital and who can tolerate fluctuations inherent in stock investing.

/chess piece/ PRINCIPAL STRATEGIES
              AND POLICIES

The fund sub-adviser, Great Companies, L.L.C. (Great Companies), seeks to achieve this objective by investing primarily in:

[ ] Common Stocks of companies that offer technology or communications related products and services

The fund seeks to invest in stocks of large, established, United States based companies that rely extensively on technology or communications in their product development or operations, and have benefited from technological or communications in their operating history. Stocks for this fund are selected by Great Companies from a group of companies that it has identified, in its opintion, as being a "great company." To be considered a "great company" candidate by the sub-adviser, a company must: have a market cap in excess of $15 billion; be highly regarded by management experts; be headquartered in the U.S.; be publicly traded; have been in business 15 years or more; be engaged in what the sub-adviser considers to be "terrific technology businesses"; have superior business franchises; consider employees to be the company's most valuable asset; have, in the sub-adviser's opinion "world class management"; deliver outstanding returns to shareholders; be a global company (30% overseas); and, in the sub-adviser's opinion, be able to convert changes into opportunities. Its common stock must have outperformed both the S&P 500 and the Dow Jones Industrial Average over the ten year period ending December 31, 1998.

To determine which "great company" in which the fund should invest, Great Companies uses Intrinsic Value investing. Intrinsic Value is the discounted value of the cash that can be taken out of a business during its remaining life. It is an estimate rather than a precise figure, and changes when interest rates move or when forecasts of future cash flows are revised.

Great Companies monitors changes in each company's Intrisic Value over a twelve to eighteen month period. It then determines a company's Intrinsic Value Momentum (IVM), which is a measurement of the rate at which a company is increasing or decreasing its Intrinsic Value. Great Companies looks at the trading price of the stock and compares it to its Intrinsic Value calculation. If a stock appears to be significantly overvalued in the market and its IVM is flat or declining when compared to the Intrinsic Value calculation, Great Companies does not invest in the stock or, if the fund has already invested in the company, may reduce its position in the stock. When the stock share price drops well below the Intrinsic Value calculation and its IVM is rising, Great Companies will normally invest in the Company or, if the fund has already invested in the company, attempt to buy more shares.

Because stock selections are limited to the companies identified as being a "great company" by Great Companies, the fund is non-diversified.

/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries or the securities market as a whole.

Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

[ ] TECHNOLOGY STOCKS

Securities of technology companies are strongly affected by worldwide scientific and technological developments and governmental policies, and, therefore, are generally more volatile than securities of companies not dependent upon or associated with technological issues.

[ ] PROPRIETARY RESEARCH

Proprietary forms of research may not be effective and may cause overall returns to be lower than if other forms of research are used.

THIS PORTFOLIO IS NON-DIVERSIFIED.

YOU MAY LOSE MONEY IF YOU INVEST IN THIS PORTFOLIO.

--------------------------------------------------------------------------------

    WHAT IS A NON-DIVERSIFIED FUND?

    A "non-diversified" fund has the ability to take larger positions in a smaller number of issuers. To the extent a fund invests in a greater portion of its assets in the securities of a smaller number is issuers, it may be more susceptible to any single economic, political or regulatory occurrence than a widely diversified portfolio and may be subject to a greater loss with respect to its portfolio securities. However, to meet federal tax requirements, at the close of each quarter the fund may not have more than 25% of its total assets invested in any one issuer, and, with respect to 50% of its total assets, not more than 5% of its total assets in one issuer.

--------------------------------------------------------------------------------

/graph/ PAST PERFORMANCE

Because the fund commenced operations in July 2000, no historical performance information is presented here. Performance information will be presented for the fund after it has been in operation for one complete calendar year.


/dollar sign/ FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales charge (load)
imposed on purchases
(AS A % OF OFFERING PRICE)            5.50%       None      None     1.00%
Maximum deferred sales
charge (load)                        None(a)      5.00%     None     1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)
% OF AVERAGE DAILY NET ASSETS
                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       0.80%     0.80%     0.80%     0.80%
Distribution and service
(12b-1) fees                          0.35%     1.00%     1.00%     0.90%
Other expenses (c)                    2.70%     2.70%     2.70%     2.70%
                                      ------------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES                    3.85%     4.50%     4.50%     4.40%
EXPENSE REDUCTION (d)                 2.30%     2.30%     2.30%     2.30%
                                      ------------------------------------------
NET OPERATING EXPENSES                1.55%     2.20%     2.20%     2.10%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Because the fund commenced operations in July 2000, the "Other expenses" are estimates.
(d) Contractual arrangement with Idex Management, Inc. through 04/30/2001, for expenses that exceed 1.20%, excluding 12b-1 fees.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .
================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                                                1 YEAR     3 YEARS
--------------------------------------------------------------------------------
     A                                                      $699       $1,460
     B                                                      $723       $1,453
     C                                                      $223       $1,153
     M                                                      $410       $1,213
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                                                1 YEAR     3 YEARS
--------------------------------------------------------------------------------
     A                                                      $699       $1,460
     B                                                      $223       $1,153
     C                                                      $223       $1,153
     M                                                      $311       $1,213
--------------------------------------------------------------------------------

IDEX AEGON INCOME PLUS

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE OBJECTIVE OF IDEX AEGON INCOME PLUS IS TO SEEK AS HIGH A LEVEL OF CURRENT INCOME AS IS CONSISTENT WITH THE AVOIDANCE OF EXCESSIVE RISK.

This fund may be appropriate for investors who seek high current income and are willing to tolerate the fluctuation in principal value associated with changes in interest rates.

/chess piece/ PRINCIPAL STRATEGIES
              AND POLICIES

The fund's sub-adviser, AEGON USA Investment Management, Inc. (AIMI), seeks to achieve this objective by principally investing fund assets in a diversified portfolio of:

[ ] fixed-income securities including investment grade bonds and high-yield/high-risk bonds (commonly known as "junk bonds")

When investing in rated securities, the fund buys those rated B or better by Moody's or S&P. When investing in rated commercial paper, the fund buys those rated Prime-2 or better by Moody's or A-2 or better by S&P. The fund may invest in unrated securities which, in AIMI's judgment, are of equivalent quality. If the rated securities held by the fund are downgraded, AIMI will consider whether to keep these securities.

The fund may not invest in rated corporate securities that are rated below investment grade, if such holdings are more than 50% of its total holdings of securities (other than commercial paper). (The fund will not invest in any security rated below BBB-).

Please see Appendix A for a description of bond ratings.

AIMI's strategy is to achieve yields as high as possible while managing risk. AIMI uses a "top down/bottom up" approach in managing the fund's assets. The "top down" approach is to adjust the risk profile of the fund. AIMI analyzes four factors that affect the movement of fixed-income bond prices which include: economic indicators; technical indicators that are specific to the high-yield market; investor sentiment and valuation. Analysis of these factors assists AIMI in its decisions regarding the fund's portfolio allocations.

AIMI has developed a proprietary credit model that is the foundation of its "bottom up" analysis. The model tracks historical cash flow numbers and calculates credit financial ratios. Because high-yield companies are of higher financial risk, AIMI does a thorough credit analysis of all companies in the fund's portfolio, as well as all potential acquisitions.

Each potential buy and sell candidate is analyzed by AIMI from both the "top down" and "bottom up" strategies. An industry may look attractive in one area, but not the other. They can then review the results of their analysis and decide whether or not to proceed with a transaction.

For temporary defensive purposes, the fund may invest some or all of its assets in short-term U.S. government, obligations (Treasury bills) (which is inconsistent with the fund's principal investment strategies). Under these circumstances, the fund may be unable to achieve its investment objective.

AIMI may sell fund securities when it determines there are changes in economic indicators, technical indicators or valuation.

--------------------------------------------------------------------------------

    WHAT IS A "BOTTOM UP" ANALYSIS?

    When a sub-adviser uses a "bottom up" approach, it looks primarily at individual companies against the context of broader market factors. It seeks to identify individual companies with earnings growth potential that may not be recognized by the market at large.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
    WHAT IS A TOP-DOWN APPROACH?

    When using a "top-down" approach, the fund manager looks first at broad market factors, and on the basis of those market factors, chooses certain sectors, or industries within the overall market. The manager then looks at individual companies within those sectors or industries.

--------------------------------------------------------------------------------

/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] FIXED-INCOME SECURITIES

The value of these securities may change daily based on changes in the interest rates, and other market conditions and factors. Risks include:

  [ ] changes in interest rates
  [ ] length of time to maturity
  [ ] issuers defaulting on their obligations to pay interest or return principal


[ ] HIGH-YIELD/HIGH-RISK SECURITIES

  [ ] Credit risk
  [ ] Greater sensitivity to interest rate movements
  [ ] Greater vulnerability to economic changes
  [ ] Decline in market value in event of default
  [ ] Less liquidity

[ ] PROPRIETARY RESEARCH

AIMI's proprietary forms of research may not be effective and may cause overall returns to be lower than if other forms of research are used.

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Full
Explanation of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

The bar chart and the table below show the fund's annual returns and its long-term performance. The bar chart and table indicate the risks of investing in the fund by showing you how the fund's performance has varied from year to year. The bar chart does not reflect the impact of sales charges, which lower the fund's return. The table, which includes applicable sales charges, compares how the fund's average annual returns for different calendar periods compare to the returns of the Merrill Lynch High Yield Master Index (MLHYM), a widely recognized unmanaged index of market performance. The bar chart and table assume reinvestment of dividends and capital gains distributions. As with all mutual funds, past performance is not a prediction of future results.
--------------------------------------------------------------------------------

YEAR-BY-YEAR TOTAL RETURN as of 12/31 each year (%) (1)


                                 CLASS A SHARES
                                 --------------

                                [GRAPH OMITTED]


 1990    1991    1992    1993    1994    1995    1996    1997    1998    1999
 ----    ----    ----    ----    ----    ----    ----    ----    ----    ----
 2.85%  22.28%  12.63%  13.35%  (4.02)%  18.43%  9.45%  11.53%   4.33%  (0.34)%

(1) AS OF MARCH 31, 2000, THE END OF THE MOST RECENT CALENDAR QUARTER, THE
    FUND'S YEAR-TO-DATE RETURN FOR CLASS A WAS     %.
--------------------------------------------------------------------------------


CLASS A SHARES:                                     QUARTER ENDED      RETURN
                                                   ---------------    --------
Best Quarter:                                           6/30/95       6.74%
Worst Quarter:                                          3/31/94     (2.82)%
--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS AS OF 12/31/99

                                                                        SINCE
                                ONE YEAR     5 YEARS     10 YEARS     INCEPTION
--------------------------------------------------------------------------------
A Shares                         (5.07)%      7.44%        8.24%        9.10%
--------------------------------------------------------------------------------
B Shares                         (5.92)%       N/A          N/A         5.51%
--------------------------------------------------------------------------------
M Shares*                        (2.80)%      7.68%         N/A         5.38%
--------------------------------------------------------------------------------
MLHYM**                           1.57%       9.56%       10.97%       10.97%
--------------------------------------------------------------------------------
*All shares designated as Class C shares prior to March 1, 1999 were renamed as Class M shares on that date. Effective November 1, 1999 the fund began offering a new Class C share that has different fees and expenses than the previous
Class C share.
**Since inception of Class A shares (6/14/85). Since inception of Class B shares (10/01/95) is 7.50% and Class M shares (10/01/93) is 8.28%.


/dollar sign/ FEES AND EXPENSES

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales charge (load)
imposed on purchases
(AS A % OF OFFERING PRICE)            4.75%       None      None     1.00%
Maximum deferred sales
charge (load)                        None(a)     5.00%      None     1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(c) % OF AVERAGE DAILY NET ASSETS
                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       0.60%      0.60%     0.60%     0.60%
Distribution and service
(12b-1) fees                          0.35%      1.00%     1.00%     0.90%
Other expenses                        0.43%      0.43%     0.43%     0.43%
                                      ------------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES                    1.38%      2.03%     2.03%     1.93%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $609          $891     $1,194      $2,054
     B*                              $706          $937     $1,193      $2,192
     C                               $206          $637     $1,093      $2,358
     M                               $393          $700     $1,131      $2,331
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $609          $891     $1,194      $2,054
     B*                              $206          $637     $1,093      $2,192
     C                               $206          $637     $1,093      $2,358
     M                               $294          $700     $1,131      $2,331
--------------------------------------------------------------------------------
* EXAMPLES FOR CLASS B SHARES ASSUME THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOU PURCHASE THEM.

IDEX FEDERATED TAX EXEMPT (FORMERLY IDEX AEGON TAX EXEMPT)

SUMMARY OF RISKS AND RETURNS


/target/ OBJECTIVE



THE OBJECTIVE OF IDEX FEDERATED TAX EXEMPT IS MAXIMUM CURRENT INTEREST INCOME EXEMPT FROM FEDERAL INCOME TAX, CONSISTENT WITH PRESERVATION OF CAPITAL.


This fund may be appropriate for investors who seek high current federal tax-free income and are willing to tolerate the fluctuation in principal value associated with changes in interest rates. Yields on municipal obligations are typically lower than on similar taxable securities. Such investors will generally have higher taxable incomes.

The fund is not for tax-exempt retirement programs because they would receive no benefit from the tax-exempt nature of most of the fund's income.

/chess piece/ PRINCIPAL STRATEGIES AND
              POLICIES


The fund's sub-adviser, Federated Investment Mangement Company (Federated), seeks to achieve this objective by investing at least 65% of the fund's net assets in:

[ ] long-term, investment grade, tax exempt securities (Grade AAA, AA, A and BBB)

These securities must be tax-exempt and not subject to alternative minimum tax. Interest income may be subject to the federal alternative minimum tax (amount).

Please see Appendix A for a description of bond ratings.

Federated manages the fund's portfolio, by seeking to manage the interest rate risk and credit risk assumed by the fund and provide superior levels of after tax total return.

Federated considers a variety of factors in formulating its interest rate outlook, including the following: current and expected U.S. economic growth; current and expected interest rates and inflation; the Federal Reserve's monetary policy; and supply and demand factors related to the municipal market and the effect they may have on the returns offered for various bond maturities.

Federated manages credit risk by performing a fundamental credit analysis on tax exempt securities before the fund purchases such securities. Federated considers various factors, including the following: the economic feasibility of revenue bond financings and general purpose financings; the financial condition of the issuer or guarantor; and political developments that may affect credit quality.

Federated monitors the credit risks of all portfolio securities on an ongoing basis by reviewing periodic financial data and ratings of nationally recognized ratings services.

Federated also will seek to further enhance after tax total return by engaging in a relative value analysis; that is, Federated will assess the cost of a tax exempt security compared with other tax exempt securities and taxable securities such as U.S. Treasury obligations. Federated may also allocate investments in sectors of the tax exempt market that offer the highest return. Finally, Federated will invest a portion of the fund's portfolio in tax exempt securities subject to AMT, which may offer higher returns.

Federated may also use credit enhancements and futures contracts, or other securities and investment strategies in pursuit of its investment objective,
which are explained beginning on page    and in the SAI.

Federated may use hedging to reduce specific risks.

The fund may take a temporary defensive position from its principal investment strategies by investing its assets in securities subject to federal income tax. It may do this to minimize potential losses and maintain liquidity to meet shareholder redemptions during adverse market conditions. This may cause the fund to receive and distribute taxable income to investors.

Prior to June 15, 2000, this fund was sub-advised by AEGON.


/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:


[ ] MUNICIPAL OBLIGATIONS

  [ ] Their yields are usually lower than on similar, but taxable securities

  [ ] The income may be subject to state and local taxes

  [ ] The income may be a preference item for determining the federal alternative minimum tax

  [ ] Unrated municipal securities may be less liquid than rated securities

  [ ] Congress occasionally considers restricting or eliminating the federal tax exemption

  [ ] Obligations could ultimately be federally taxable

[ ] FIXED-INCOME SECURITIES

The value of these securities may change daily based on changes in the interest rates, and other market conditions and factors. These risks include:

  [ ] fluctuations in market value

  [ ] changes in interest rates

  [ ] length of time to maturity

  [ ] issuers defaulting on their obligations to pay interest or return principle


YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

The bar chart and the table below show the fund's annual returns and its long-term performance. The bar chart and table indicate the risks of investing in the fund by showing you how the fund's performance has varied from year to year. The bar chart does not reflect the impact of sales charges, which lower the fund's return. The table, which includes applicable sales charges, compares how the fund's average annual returns for different calendar periods compare to the returns of the Lehman Brothers General Municipal Bond Index (LBGMB), a widely recognized unmanaged index of market performance. The bar chart and table assume reinvestment of dividends and capital gains distributions. As with all mutual funds, past performance is not a prediction of future results.
--------------------------------------------------------------------------------

YEAR-BY-YEAR TOTAL RETURN as of 12/31 each year (%) (1)


                                 CLASS A SHARES
                                 --------------


                                [GRAPH OMITTED]


 1990    1991    1992    1993    1994    1995    1996    1997    1998    1999
 ----    ----    ----    ----    ----    ----    ----    ----    ----    ----
 5.57%  10.24%   6.60%   8.66%  (2.25)% 12.66%   3.89%  10.12%   4.58%  (6.25)%



(1) AS OF MARCH 31, 2000, THE END OF THE MOST RECENT CALENDAR QUARTER, THE
    FUND'S YEAR-TO-DATE RETURN FOR CLASS A WAS     %.

--------------------------------------------------------------------------------
CLASS A SHARES:                                     QUARTER ENDED      RETURN
                                                   ---------------    --------
 Best Quarter:                                          3/31/95         5.34%
 Worst Quarter:                                         3/31/94       (3.02)%
================================================================================
AVERAGE ANNUAL TOTAL RETURNS AS OF 12/31/99

                                                                        SINCE
                                ONE YEAR     5 YEARS     10 YEARS     INCEPTION
--------------------------------------------------------------------------------
A Shares                        (10.71)%      3.81%        4.74%         6.66%
--------------------------------------------------------------------------------
B Shares                        (11.51)%        N/A          N/A         2.77%
--------------------------------------------------------------------------------
M Shares*                        (8.36)%      4.33%          N/A         3.19%
--------------------------------------------------------------------------------
LBGMB**                          (0.87)%      7.16%        7.02%         8.48%
--------------------------------------------------------------------------------
*ALL SHARES DESIGNATED AS CLASS C SHARES PRIOR TO MARCH 1, 1999 WERE RENAMED AS CLASS M SHARES ON THAT DATE. EFFECTIVE NOVEMBER 1, 1999 THE FUND BEGAN OFFERING A NEW CLASS C SHARE THAT HAS DIFFERENT FEES AND EXPENSES THAN THE PREVIOUS
CLASS C SHARE.
**SINCE INCEPTION OF CLASS A SHARES (4/01/85). SINCE INCEPTION OF CLASS B
SHARES (10/01/95) IS 5.16% AND CLASS M (10/01/93) IS 4.83%.

/dollar sign/ FEES AND EXPENSES

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales charge (load)
imposed on purchases
(AS A % OF OFFERING PRICE)            4.75%      None      None      1.00%
Maximum deferred sales
charge (load)                        None(a)     5.00%     None      1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
--------------------------------------------------------------------------------
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(d) % OF AVERAGE DAILY NET ASSETS
                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       0.60%      0.60%     0.60%     0.60%
Distribution and service
(12b-1) fees                          0.35%      1.00%     1.00%     0.60%
Other expenses                        0.55%      0.55%     0.55%     0.55%
                                      ------------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES                    1.50%      2.15%     2.15%     1.75%
EXPENSE REDUCTION (c)                 0.15%      0.15%     0.15%     0.15%
                                      ------------------------------------------
NET OPERATING EXPENSES                1.35%      2.00%     2.00%     1.60%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Contractual arrangement with Idex Management, Inc. through 4/30/2001, for expenses that exceed 1.00%, excluding 12b-1 fees.
(d) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

--------------------------------------------------------------------------------
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $606          $913     $1,241      $2,168
     B*                              $703          $959     $1,241      $2,306
     C                               $203          $659     $1,141      $2,471
     M                               $360          $631     $1,026      $2,130
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $606          $913     $1,241      $2,168
     B*                              $203          $659     $1,141      $2,306
     C                               $203          $659     $1,141      $2,471
     M                               $261          $631     $1,026      $2,130
--------------------------------------------------------------------------------
* EXAMPLES FOR CLASS B SHARES ASSUME THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOU PURCHASE THEM.

IDEX GE INTERNATIONAL EQUITY
(FORMERLY IDEX GE/SCOTTISH EQUITABLE INTERNATIONAL EQUITY)

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE OBJECTIVE OF IDEX GE INTERNATIONAL EQUITY IS LONG-TERM GROWTH OF CAPITAL.

This fund may be appropriate for investors who seek long-term capital growth through foreign investments, and who are able to tolerate the significant risks in such investments.

/chess piece/ PRINCIPAL STRATEGIES
              AND POLICIES

The fund's sub-adviser, GE Asset Management Incorporated (GEAM), seeks to achieve this objective by investing principally in:

[ ] common stocks of companies located in deveoped and developing countries other than the United States.

GEAM focuses on companies that it expects will grow faster than relevant markets and whose security price does not, in GEAM's view, fully reflect their potential for growth. Under normal circumstances, the fund's assets are invested in foreign securities of companies representing at least three different countries.

GEAM determines the country represented by an issuer by reference to the country in which the issuer is organized; derives at least 50% of its revenues or profits from goods produced or sold, investments made or services performed; has at least 50% of its assets situated; or has the principal trading market for its securities.

GEAM seeks to identify securities of growth companies with characteristics such as:

 [ ] low prices relative to their long-term cash earnings potential
 [ ] potential for significant improvement in the company's business
 [ ] financial strength
 [ ] sufficient liquidity

The fund invests not only in the larger markets of Europe and Japan, but may also invest in the smaller markets of Asia, emerging Europe, Latin America, and other emerging markets.

Overseas economies often do not move in the same direction and operate differently. This creates situations the fund aims to take advantage of through asset allocation among international markets.

The fund may, to a lesser extent, invest in equity securities other than common stocks (including preferred securities, depositary receipts such as ADRs, EDRs and GDRs, convertible securities, and rights and warrants), securities of companies located in the United States, debt securities or other securities, and use various investment techniques and investment strategies in pursuit of its investment objective, which are explained beginning on page 46 and in the SAI.

Prior to March 1, 2000, Scottish Equitable Investment Management Limited served as co-manager of this fund and was responsible for managing a discrete portion of its assets.

/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries or the securities market as a whole.

Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

[ ] FOREIGN SECURITIES

Investments in foreign securities involve risks relating to political, social and economic developments abroad, as well as risks resulting from differences between the regulations to which U.S. and foreign issuers and markets are subject. These risks include: changes in currency values; currency speculation; currency trading costs; different accounting and reporting practices; less information available to the public; less (or different) regulation of securities' markets; more complex business negotiations; less liquidity; more fluctuations in market prices; delays in settling foreign securities transactions; higher transaction costs; higher costs for holding foreign securities (custodial fees); vulnerability to seizure and taxes; political instability and small markets; and different market trading days.

[ ] EMERGING MARKETS


Emerging market securities bear most of the foreign exposure risks discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. These risks are
further explained on page   .


YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

The bar chart and the table below show the fund's annual returns and its long-term performance. The bar chart and table indicate the risks of investing in the fund by showing you how the fund's performance has varied from year to year. The bar chart does not reflect the impact of sales charges, which lower the fund's return. The table, which includes applicable sales charges, compares how the fund's average annual returns for different calendar periods compare to the returns of the Morgan Stanley Capital International-Europe, Asia and Far East Index (MSCI-EAFE), a widely recognized unmanaged index of market performance. The bar chart and table assume reinvestment of dividends and capital gains distributions. As with all mutual funds, past performance is not a prediction of future results.
--------------------------------------------------------------------------------

YEAR-BY-YEAR TOTAL RETURN as of 12/31 each year (%) (1)


                                 CLASS A SHARES
                                 --------------


                                [GRAPH OMITTED]

                                 1998    1999
                                 ----    ----
                                11.21%  30.63%

(1) AS OF MARCH 31, 2000, THE END OF THE MOST RECENT CALENDAR QUARTER, THE
    FUND'S YEAR-TO-DATE RETURN FOR CLASS A WAS     %.

--------------------------------------------------------------------------------
CLASS A SHARES:                                     QUARTER ENDED      RETURN
                                                   ---------------    --------
Best Quarter:                                           12/31/99        23.80%
Worst Quarter:                                           9/30/98      (16.94)%
--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS AS OF 12/31/99

                                                                      SINCE
                                                       ONE YEAR     INCEPTION
--------------------------------------------------------------------------------
A Shares                                                23.45%        13.91%
--------------------------------------------------------------------------------
B Shares                                                25.01%        14.69%
--------------------------------------------------------------------------------
M Shares*                                               27.80%        15.18%
--------------------------------------------------------------------------------
MSCI-EAFE**                                             27.25%        17.98%
--------------------------------------------------------------------------------
*ALL SHARES DESIGNATED AS CLASS C SHARES PRIOR TO MARCH 1, 1999 WERE RENAMED AS CLASS M SHARES ON THAT DATE. EFFECTIVE NOVEMBER 1, 1999 THE FUND BEGAN OFFERING A NEW CLASS C SHARE THAT HAS DIFFERENT FEES AND EXPENSES THAN THE PREVIOUS
CLASS C SHARE.
**SINCE INCEPTION (2/01/97).

/dollar sign/ FEES AND EXPENSES

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales charge
(load) imposed on
purchases
(AS A % OF OFFERING PRICE)            5.50%      None       None     1.00%
Maximum deferred sales
charge (load)                        None(a)     5.00%      None     1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(d) % OF AVERAGE DAILY NET ASSETS
                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       0.80%      0.80%     0.80%     0.80%
Distribution and service
(12b-1) fees                          0.35%      1.00%     1.00%     0.90%
Other expenses                        2.31%      2.31%     2.31%     2.31%
                                      ------------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES                    3.46%      4.11%     4.11%     4.01%
EXPENSE REDUCTION (c)                 1.91%      1.91%     1.91%     1.91%
                                      ------------------------------------------
NET OPERATING EXPENSES                1.55%      2.20%     2.20%     2.10%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Contractual arrangement with Idex Management, Inc. through 4/30/2001, for expenses that exceed 1.20%, excluding 12b-1 fees.
(d) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $1,386      $2,094      $3,963
     B*                              $723       $1,376      $2,043      $4,043
     C                               $223       $1,076      $1,943      $4,181
     M                               $410       $1,136      $1,978      $4,155
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $1,386      $2,094      $3,963
     B*                              $223       $1,076      $1,943      $4,043
     C                               $223       $1,076      $1,943      $4,181
     M                               $311       $1,136      $1,978      $4,155
--------------------------------------------------------------------------------
* EXAMPLES FOR CLASS B SHARES ASSUME THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOU PURCHASE THEM.

IDEX GE U.S. EQUITY

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE OBJECTIVE OF IDEX GE U.S. EQUITY IS TO SEEK LONG-TERM GROWTH OF CAPITAL.

This fund may be appropriate for investors who seek long-term growth from a diversified fund that combines "value" and "growth" investment management styles. The investor should be comfortable with the price fluctuations of a stock fund and be willing to accept higher short-term risk for potential long-term returns.

/chess piece/ PRINCIPAL STRATEGIES
              AND POLICIES

The fund's sub-adviser, GE Asset Management Incorporated (GEAM), seeks to achieve the fund's objective by investing principally in:

[ ] common stocks of U.S. companies.

GEAM uses a Multi-Style/registered trademark/ investment strategy that combines growth and value investment management styles. As a result, the fund has characteristics similar to the Standard & Poor's 500 Composite Stock Index, including capital appreciation and income potential. Stock selection is key to the performance of the fund.

Through fundamental company research, the portfolio managers seek to identify securities of large companies with characteristics such as:

[ ] attractive valuations
[ ] financial strength
[ ] high quality management focused on generating shareholder value.


The fund may, to a lesser extent, invest in equity securities other than common stocks (including preferred securities, depositary receipts such as ADRs, EDRs and GDRs, convertible securities, and rights and warrants), foreign securities, debt securities and use various investment techniques or other securities and investment strategies in pursuit of its investment objective, which are
explained beginning on page    and in the SAI.


/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risk:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the short term. These price movements may result from factors affecting individual companies, industries or the securities market as a whole.

Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

Because the fund commenced operations in March 2000, no historical performance information is presented here. Performance information will be presented for the fund after it has been in operation for one complete calendar year.

/dollar sign/ FEES AND EXPENSES


This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales charge
(load) imposed on
purchases
(AS A % OF OFFERING PRICE)             5.50%     None       None     1.00%
Maximum deferred sales
charge (load)                         None(a)    5.00%      None     1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)
% OF AVERAGE DAILY NET ASSETS


                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       0.80%      0.80%     0.80%     0.80%
Distribution and service
(12b-1) fees                          0.35%      1.00%     1.00%     0.90%
Other expenses (c)                    2.70%      2.70%     2.70%     2.70%
                                      ------------------------------------------
TOTAL ANNUAL FUND OPERATING
EXPENSES                              3.85%      4.50%     4.50%     4.40%
EXPENSE REDUCTION (d)                 2.30%      2.30%     2.30%     2.30%
                                      ------------------------------------------
NET OPERATING EXPENSES                1.55%      2.20%     2.20%     2.10%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Because the fund commenced operations in March 2000 the "Other expenses" are estimates.
(d) Contractual arrangements with Idex Management, Inc. through 4/30/2001, for expenses that exceed 1.20%, excluding 12b-1 fees.

A $10 semi-annual fee is imposed on accounts open for over 2 years that
are below a minimum balance due to redemptions. See page   .

================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                                                1 YEAR     3 YEARS
--------------------------------------------------------------------------------
     A                                                      $699       $1,460
     B                                                      $723       $1,453
     C                                                      $223       $1,153
     M                                                      $410       $1,213
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                                                1 YEAR     3 YEARS
--------------------------------------------------------------------------------
     A                                                      $699       $1,460
     B                                                      $223       $1,153
     C                                                      $223       $1,153
     M                                                      $311       $1,213
--------------------------------------------------------------------------------

IDEX DEAN ASSET ALLOCATION

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE OBJECTIVE OF IDEX DEAN ASSET ALLOCATION IS PRESERVATION OF CAPITAL AND COMPETITIVE INVESTMENT RETURNS.

This fund may be appropriate for investors who want a combination of capital growth and income, and who can tolerate the risks associated with an actively-traded portfolio which shifts assets between equity and debt.

/chess piece/ PRINCIPAL STRATEGIES AND
              POLICIES

The fund's sub-adviser, Dean Investment Associates (Dean), seeks to achieve the fund's objective by investing fund assets principally in:

[ ] income-producing common and preferred stocks
[ ] debt obligations of U.S. issuers, some of which will be convertible into common stocks
[ ] U.S. Treasury bonds, notes and bills
[ ] money market funds

In selecting stocks, Dean focuses on quality, liquid, large capitalization stocks, using a "bottom up" screening process to identify stocks that are statistically undervalued. Dean's ultimate goal is to choose stocks whose price has been driven down by a market that has "over-reacted" to perceived risks. With this approach, the fund seeks to achieve a dividend income yield higher than that of the Russell 1000 Index, a widely recognized unmanaged index of market performance which measures the performance of the 1,000 largest companies in the Russell 3000 Index, which represents approximately 89% of the total market capitalization of the Russell 3000 Index. As of the latest reconstitution, the average market capitalization was approximately $9.9 billion; the medium market capitalization was approximately $3.7 billion. The smallest company in the Index had an approximate market capitalization of $1,404.7 million.
Dean employs an investment technique called "tactical asset allocation," which shifts assets from one class of investment to another (such as from equity to debt) when Dean anticipates changes in market direction.
Dean will seek to enhance returns in rising stock markets by increasing its allocation to equity, then protect itself in falling stock markets by reducing equity exposure and shifting into fixed-income investments, as well as into money market funds (up to 10% of total assets).
Dean has developed forecasting models to predict movements in the stock market for both short (12 to 18-month) and long (3 to 5-year) time periods. These models help compare the risks and rewards Dean anticipates in holding stocks versus debt instruments and money market funds. Such techniques may result in increased fund expenses such as brokerage fees.
Thus, the models determine when Dean is to "tactically" adjust the fund's asset allocation among stocks, bonds, U.S. debt obligations and money market funds. Dean increases equity holdings in rising stock markets, then reduces equity in falling stock markets and increases fixed-income and money market holdings. Dean switches from equity to debt securities when it anticipates changes in the market direction. Dean also sells stocks when they become overvalued.

--------------------------------------------------------------------------------

    WHAT IS A "BOTTOM UP" ANALYSIS?

    When a sub-adviser uses a "bottom up" approach, it looks primarily at individual companies against the context of broader market factors. It seeks to identify individual companies with earnings growth potential that may not be recognized by the market at large.

--------------------------------------------------------------------------------

/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, or the securities market as a whole.
Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

[ ] CONVERTIBLE SECURITIES

Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obiligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with all debt securities, the market value of convertible securities tends to decline as interest rates increase and, conversely, to increase as interest rates decline. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock. As the market price of the underlying common stock declines, the convertible security tends to trade increasingly on a yield basis, and thus may not depreciate to the same extent as the underlying stock.

[ ] FIXED-INCOME SECURITIES

The value of these securities may change daily based on changes in the interest rates, and other market conditions and factors. The risks include:

[ ] changes in interest rates
[ ] length of time to maturity
[ ] issuers defaulting on their obligations to pay interest or return principal
[ ] statistical models

[ ] TACTICAL ASSET ALLOCATION

The "tactical asset allocation" investment technique may not be effective. As a result, overall returns of the fund may be lower than if other methods were used to select the securities held by the fund.
Securities selected using statistical models may result in incorrect asset allocations causing overall returns to be lower than if other methods of selection were used.

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

The bar chart and the table below show the fund's annual returns and its long-term performance. The bar chart and table indicate the risks of investing in the fund by showing you how the fund's performance has varied from year to year. The bar chart does not reflect the impact of sales charges, which lower the fund's return. The table, which includes applicable sales charges, compares how the fund's average annual returns for different calendar periods compare to the returns of the Lehman Brothers Intermediate Government Corporate Bond Index (LBIGCB)(primary benchmark), and the Russell 1000 Index (Russell 1000), widely recognized unmanaged indexes of market performance. The bar chart and table assume reinvestment of dividends and capital gains distributions. As with all mutual funds, past performance is not a prediction of future results.
--------------------------------------------------------------------------------

YEAR-BY-YEAR TOTAL RETURN as of 12/31 each year (%) (1)

                                 CLASS A SHARES
                                 --------------


                                [GRAPH OMITTED]


                         1996    1997    1998    1999
                         ----    ----    ----    ----
                        13.16%  17.06%   6.87%  (6.61)%


(1) AS OF MARCH 31, 2000, THE END OF THE MOST RECENT CALENDAR QUARTER, THE
    FUND'S YEAR-TO-DATE RETURN FOR CLASS A WAS     %.

--------------------------------------------------------------------------------

CLASS A SHARES:                                     QUARTER ENDED      RETURN
                                                   ---------------    --------
Best Quarter:                                           6/30/97         8.95%
Worst Quarter:                                          9/30/99       (8.25)%
--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS AS OF 12/31/99

                                                                        SINCE
                                                        ONE YEAR      INCEPTION
--------------------------------------------------------------------------------
A Shares                                                (11.75)%        6.33%
--------------------------------------------------------------------------------
B Shares                                                (11.85)%        6.88%
--------------------------------------------------------------------------------
M Shares*                                                (8.97)%        6.92%
--------------------------------------------------------------------------------
LBIGCB**                                                  0.39%         5.68%
--------------------------------------------------------------------------------
Russel 1000**                                             7.42%        20.09%
--------------------------------------------------------------------------------
*ALL SHARES DESIGNATED AS CLASS C SHARES PRIOR TO MARCH 1, 1999 WERE RENAMED AS CLASS M SHARES ON THAT DATE. EFFECTIVE NOVEMBER 1, 1999 THE FUND BEGAN OFFERING A NEW CLASS C SHARE THAT HAS DIFFERENT FEES AND EXPENSES THAN THE PREVIOUS
CLASS C SHARE.
**SINCE INCEPTION (10/01/95).

/dollar sign/ FEES AND EXPENSES

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
 Maximum sales
 charge (load)
 imposed on
 purchases
 (AS A % OF OFFERING
 PRICE)                               5.50%       None      None     1.00%
 Maximum deferred
 sales charge (load)                 None(a)      5.00%     None     1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(d) % OF AVERAGE DAILY NET ASSETS
                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       0.80%     0.80%     0.80%     0.80%
Distribution and service
(12b-1) fees                          0.35%     1.00%     1.00%     0.90%
Other expenses                        0.63%     0.63%     0.63%     0.63%
                                      ------------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES                    1.78%     2.43%     2.43%     2.33%
EXPENSE REDUCTION (c)                 0.23%     0.23%     0.23%     0.23%
                                      ------------------------------------------
NET OPERATING EXPENSES                1.55%     2.20%     2.20%     2.10%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Contractual arrangement with Idex Management, Inc.
    through 4/30/2001, for expenses that exceed 1.20%, excluding 12b-1 fees.
(d) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $1,058      $1,441      $2,511
     B*                              $723       $1,036      $1,375      $2,588
     C                               $223       $  736      $1,275      $2,749
     M                               $410       $  798      $1,312      $2,722
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $1,058      $1,441      $2,511
     B*                              $223       $  736      $1,275      $2,588
     C                               $223       $  736      $1,275      $2,749
     M                               $311       $  798      $1,312      $2,722
--------------------------------------------------------------------------------
* EXAMPLES FOR CLASS B SHARES ASSUME THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOU PURCHASE THEM.

IDEX LKCM STRATEGIC TOTAL RETURN

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE OBJECTIVE OF IDEX LKCM STRATEGIC TOTAL RETURN IS CURRENT INCOME, LONG-TERM GROWTH OF INCOME, AND CAPITAL APPRECIATION.

This fund may be appropriate for investors who seek capital appreciation and income growth through a strategic blend of stocks and bonds, and who desire a fundamentally-oriented investment approach, emphasizing risk management.

/chess piece/ PRINCIPAL STRATEGIES AND
              POLICIES

Its sub-adviser, Luther King Capital Management Corporation (Luther King), seeks to achieve this objective by principally investing fund assets in both equity and fixed-income securities which include:

[ ] common stocks
[ ] corporate bonds
[ ] government bonds

The fund seeks to invest in both equity and fixed-income securities to achieve a balance of capital appreciation and investment income while limiting volatility to a lesser extent. In choosing such securities, Luther King looks for companies with strong fundamental characteristics. It considers factors such as:

[ ] balance sheet quality
[ ] cash flow generation
[ ] earnings and dividend growth record and outlook
[ ] profitability levels

In some cases, Luther King bases its selections on other factors. For example, some securities may be bought at an apparent discount to their appropriate value, with the anticipation that they'll increase in value over time.

The fund seeks to achieve an income yield greater than the average yield of the stocks in the S&P 500.

The fund invests mainly in the stocks and bonds of companies with established operating histories and strong fundamental characteristics. The majority of the stocks the fund buys will be listed on a national exchange or traded on NASDAQ or domestic over-the-counter markets.

Luther King closely analyzes a company's financial status and a security's valuation in a effort to control risk at the individual level. In addition, the growth elements of the fund's equity investments drive capital appreciation.

As part of its income-oriented strategy, Luther King expects to invest about 25% of the fund's assets in fixed-income securities, some of which will be convertible into common stocks, and no more than 20% of its assets in stocks that don't pay a dividend. Corporate debt securities in which the fund invests will generally have a rating within the four highest grades as determined by Moody's or S&P. (See Appendix A for a description of bond ratings.)

Luther King may sell fund securities when its stocks become overvalued or when the stocks lose their strong fundamentals.

While the fund invests principally in common stocks and corporate and government bonds, Luther King may, to a lesser extent, invest in convertible preferred stocks, corporate convertible bonds, or other securities and investment strategies in pursuit of its investment objective, which are explained beginning on page 46 and in the SAI.

/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries or the securities market as a whole.

Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

[ ]  FIXED-INCOME SECURITIES

The value of these securities may change daily based on changes in the interest rates, and other market conditions and factors. The risks include:

  [ ] changes in interest rates
  [ ] length of time to maturity
  [ ] issuers defaulting on their obligations to pay interest or return principal


YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

The bar chart and the table below show the fund's annual returns and its long-term performance. The bar chart and table indicate the risks of investing in the fund by showing you how the fund's performance has varied from year to year. The bar chart does not reflect the impact of sales charges, which lower the fund's return. The table, which includes applicable sales charges, compares how the fund's average annual returns for different calendar periods compare to the returns of the S&P 500 (primary benchmark), and the Lehman Brothers Intermediate Government Corporate Bond (LBIGCB) Index, widely recognized unmanaged indexes of market performance. The bar chart and table assume reinvestment of dividends and capital gains distributions. As with all mutual funds, past performance is not a prediction of future results.
--------------------------------------------------------------------------------

YEAR-BY-YEAR TOTAL RETURN as of 12/31 each year (%) (1)


                                 CLASS A SHARES
                                 --------------


                                [GRAPH OMITTED]


                     1995    1996    1997    1998    1999
                     ----    ----    ----    ----    ----
                    22.81%  16.42%  21.99%  10.07%  10.59%


(1) AS OF MARCH 31, 2000, THE END OF THE MOST RECENT CALENDAR QUARTER, THE
    FUND'S YEAR-TO-DATE RETURN FOR CLASS A WAS     %.

--------------------------------------------------------------------------------

CLASS A SHARES:                                     QUARTER ENDED      RETURN
                                                   ---------------    --------
Best Quarter:                                           6/30/97         12.74%
Worst Quarter:                                          9/30/98        (7.39)%
--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS AS OF 12/31/99

                                                                       SINCE
                                            ONE YEAR     5 YEARS     INCEPTION
--------------------------------------------------------------------------------
A Shares                                      4.51%       14.94%       15.09%
--------------------------------------------------------------------------------
B Shares                                      4.91%        N/A         14.35%
--------------------------------------------------------------------------------
M Shares*                                     7.91%       15.40%       15.53%
--------------------------------------------------------------------------------
S&P 500**                                    21.04%       28.51%       26.01%
--------------------------------------------------------------------------------
LBIGCB**                                      0.39%        7.10%       7.05%
--------------------------------------------------------------------------------
*ALL SHARES DESIGNATED AS CLASS C SHARES PRIOR TO MARCH 1, 1999 WERE RENAMED AS CLASS M SHARES ON THAT DATE. EFFECTIVE NOVEMBER 1, 1999 THE FUND BEGAN OFFERING A NEW CLASS C SHARE THAT HAS DIFFERENT FEES AND EXPENSES THAN THE PREVIOUS
CLASS C SHARE.
**SINCE INCEPTION OF CLASS A SHARES AND CLASS M SHARES (12/02/94). SINCE INCEPTION OF CLASS B SHARES (10/01/95) IS 24.22% FOR THE S&P 500, AND 5.68% FOR LBIGC.

/dollar sign/ FEES AND EXPENSES

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales charge (load)
imposed on purchases
(AS A % OF OFFERING PRICE)            5.50%      None       None     1.00%
Maximum deferred sales
charge (load)                       None(a)      5.00%      None     1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE
OR REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(d) % OF AVERAGE DAILY NET ASSETS
                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       0.80%     0.80%     0.80%     0.80%
Distribution and service
(12b-1) fees                          0.35%     1.00%     1.00%     0.90%
Other expenses                        0.63%     0.63%     0.63%     0.63%
                                      ------------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES                    1.78%     2.43%     2.43%     2.33%
EXPENSE REDUCTION (c)                 0.23%     0.23%     0.23%     0.23%
                                      ------------------------------------------
NET OPERATING EXPENSES                1.55%     2.20%     2.20%     2.10%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Contractual arrangement with Idex Management, Inc. through 4/30/2001, for expenses that exceed 1.20%, excluding 12b-1 fees.
(d) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $1,058      $1,441      $2,511
     B*                              $723       $1,036      $1,375      $2,588
     C                               $223       $  736      $1,275      $2,749
     M                               $410       $  798      $1,312      $2,722
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $1,058      $1,441      $2,511
     B*                              $223       $  736      $1,275      $2,588
     C                               $223       $  736      $1,275      $2,749
     M                               $311       $  798      $1,312      $2,722
--------------------------------------------------------------------------------
* EXAMPLES FOR CLASS B SHARES ASSUME THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOU PURCHASE THEM.

IDEX NWQ VALUE EQUITY

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE OBJECTIVE OF IDEX NWQ VALUE EQUITY IS MAXIMUM CONSISTENT TOTAL RETURN WITH MINIMUM RISK TO PRINCIPAL.

This fund may be appropriate for investors who seek both capital preservation and long-term capital appreciation.

/chess piece/ PRINCIPAL STRATEGIES AND
              POLICIES

The fund's sub-adviser, NWQ Investment Management Company, Inc. (NWQ), employs a value-oriented approach to investing.

The fund seeks to achieve its objective by investing principally in:

[ ] common stocks

Value investing involves buying stocks that are out of favor and/or undervalued in comparison to their peers and/or their prospects for growth. Generally, value stock valuation levels are lower than growth stocks.

NWQ will use statistical measures to look for above-average stock valuations, screening for below-average price-to-earnings and price-to-book ratios, above-average dividend yields and strong financial stability.

NWQ also identifies those market sectors believed to benefit from long-term positive fundamentals, and focuses on the companies within these sectors which represent above-average statistical value and are undervalued when purchased.

Under normal market conditions, 65% of the fund's assets will be invested in equity securities.

The fund consists primarily of mid-capitalization to large capitalization companies. (The range for mid-capitalization companies is $1.5 - $10 billion, and over $10 billion for large capitalization companies). When making a security selection NWQ:

[ ] uses earnings averaged over both strong and weak periods in evaluating cyclical companies
[ ] focuses on quality of earnings
[ ] invests in relative value
[ ] focuses in industries and sectors that have strong long-term fundamentals

NWQ may sell the fund's securities when the stocks become overvalued or the stocks lose their strong fundamentals.

While the fund invests principally in common stocks, NWQ may, to a lesser extent, invest in money market and short term instruments (Treasury bills), or other securities and investment strategies in pursuit of its investment objective, which are explained beginning on page 46 and in the SAI.

/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, or the securities market as a whole.

Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

[ ] MEDIUM-SIZED COMPANIES

These companies present additional risks because their earnings are less predictable, their share price more volatile, and their securities less liquid than larger more established companies.

Undervalued stocks may not realize their perceived value for extended periods of time. Value stocks may respond differently to market and other developments than other types of stocks. Value-oriented funds will typically underperform when growth investing is in favor.

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

The bar chart and the table below show the fund's annual returns and its long-term performance. The bar chart and table indicate the risks of investing in the fund by showing you how the fund's performance has varied from year to year. The bar chart does not reflect the impact of sales charges, which lower the fund's return. The table, which includes applicable sales charges, compares how the fund's average annual returns for different calendar periods compare to the returns of the S&P 500, a widely recognized unmanaged index of stock performance. The bar chart and table assume reinvestment of dividends and capital gains distributions. As with all mutual funds, past performance is not a prediction of future results.
--------------------------------------------------------------------------------

YEAR-BY-YEAR TOTAL RETURN as of 12/31 each year (%) (1)

                                 CLASS A SHARES
                                 --------------


                                [GRAPH OMITTED]


                                 1998    1999
                                 ----    ----
                                (7.24)%  8.32%


(1) AS OF MARCH 31, 2000, THE END OF THE MOST RECENT CALENDAR QUARTER, THE
    FUND'S YEAR-TO-DATE RETURN FOR CLASS A WAS     %.
--------------------------------------------------------------------------------


CLASS A SHARES:                                     QUARTER ENDED      RETURN
                                                   ---------------    --------
Best Quarter:                                           6/30/99         14.67%
Worst Quarter:                                          9/30/98       (18.47)%
--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS AS OF 12/31/99

                                                                       SINCE
                                                        ONE YEAR     INCEPTION
--------------------------------------------------------------------------------
A Shares                                                  2.36%        4.42%
--------------------------------------------------------------------------------
B Shares                                                  2.67%        4.90%
--------------------------------------------------------------------------------
M Shares*                                                 5.69%        5.56%
--------------------------------------------------------------------------------
S&P 500**                                                21.04%       23.91%
--------------------------------------------------------------------------------
*ALL SHARES DESIGNATED AS CLASS C SHARES PRIOR TO MARCH 1, 1999 WERE RENAMED AS CLASS M SHARES ON THAT DATE. EFFECTIVE NOVEMBER 1, 1999 THE FUND BEGAN OFFERING A NEW CLASS C SHARE THAT HAS DIFFERENT FEES AND EXPENSES THAN THE PREVIOUS
CLASS C SHARE.
**SINCE INCEPTION (2/01/97).

/dollar sign/ FEES AND EXPENSES

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales charge
(load) imposed on
purchases
(AS A % OF OFFERING PRICE)            5.50%       None      None     1.00%
Maximum deferred sales
charge (load)                        None(a)      5.00%     None     1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(d) % OF AVERAGE DAILY NET ASSETS

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                       0.80%      0.80%     0.80%     0.80%
Distribution and service
(12b-1) fees                          0.35%      1.00%     1.00%     0.90%
Other expenses                        1.12%      1.12%     1.12%     1.12%
                                      ------------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES                    2.27%      2.92%     2.92%     2.82%
EXPENSE REDUCTION (C)                 0.72%      0.72%     0.72%     0.72%
                                      ------------------------------------------
NET OPERATING EXPENSES                1.55%      2.20%     2.20%     2.10%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Contractual arrangement with Idex Management, Inc. through 4/30/2001, for expenses that exceed 1.20%, excluding 12b-1 fees.
(d) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $1,155      $1,636      $2,959
     B*                              $723       $1,136      $1,575      $3,037
     C                               $223       $  836      $1,475      $3,191
     M                               $410       $  898      $1,511      $3,164
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $1,155      $1,636      $2,959
     B*                              $223       $  836      $1,475      $3,037
     C                               $223       $  836      $1,475      $3,191
     M                               $311       $  898      $1,511      $3,164
--------------------------------------------------------------------------------
* EXAMPLES FOR CLASS B SHARES ASSUME THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOU PURCHASE THEM.

IDEX C.A.S.E. GROWTH

SUMMARY OF RISKS AND RETURNS

/target/ OBJECTIVE

THE OBJECTIVE OF IDEX C.A.S.E. GROWTH IS ANNUAL GROWTH OF CAPITAL THROUGH INVESTMENT IN COMPANIES WHOSE MANAGEMENT, FINANCIAL RESOURCES AND FUNDAMENTALS APPEAR ATTRACTIVE ON A SCALE MEASURED AGAINST EACH COMPANY'S PRESENT VALUE.

This fund may be appropriate for investors who seek long-term growth with a diversified portfolio of stocks having both above-market growth characteristics and below-market risk characteristics. Investors should be comfortable with the price fluctuations of such a stock portfolio.

/chess piece/ PRINCIPAL STRATEGIES AND
              POLICIES

The fund's sub-adviser, C.A.S.E. Management, Inc. (C.A.S.E.), intends to achieve this objective by primarily investing fund assets in:

[ ] common stocks
[ ] preferred stocks
[ ] convertible stocks

The fund's assets are invested in companies whose stocks are traded on national exchanges or over-the-counter markets. C.A.S.E. focuses on companies that are fundamentally strong compared to other companies in the same industry, the same sector and the broad market. C.A.S.E. evaluates the fund's growth of capital on a year-to-year basis.

Using proprietary forms of research, C.A.S.E. selects companies after evaluating the current economic cycle, and identifying potentially attractive sectors, industries and company-specific circumstances.
C.A.S.E. invests in common, preferred and convertible stocks of companies that C.A.S.E. believes show below-market risk, supported by below-market multiples, along with above-average fundamentals. These fundamentals include return on equity, price-to-earnings ratio and other balance sheet factors that contribute to long-term capital growth.
C.A.S.E. applies its proprietary forms of research to companies that exhibit superior products and above-average growth rates along with sound management and financials.

Each company selected for the fund is monitored against more than two dozen measures of financial strength, including:

[ ] insiders' activity
[ ] market style leadership
[ ] earnings surprise
[ ] analysts' change in earnings projections
[ ] return on equity
[ ] 5-year earnings-per-share growth rate
[ ] price-earnings ratio
[ ] price-to-book ratio
[ ] price-to-cash flow
[ ] institutional activity and holdings
[ ] relative strength price change
[ ] price-to-200-day moving average
[ ] price-to-historical rising inflation
[ ] price-to-declining U.S. dollar
[ ] earnings projected change
[ ] quarterly earnings per-share growth rate

C.A.S.E. sells stocks when they view the stock to be overvalued, or when C.A.S.E. feels the stocks have lost their strong fundamentals.

In seeking to achieve the investment objective of this fund, C.A.S.E. will make investment decisions without giving consideration to the turnover rate of the fund. As a result, the turnover rate of the fund's portfolio may be higher than other comparable funds. Consequently, the fund may incur higher transaction related expenses than funds that do not engage in frequent trading.

/warning sign/ PRINCIPAL RISKS

The fund is subject to the following principal investment risks:

[ ] STOCKS

While stocks have historically outperformed other investments over the long term, they tend to go up and down more dramatically over the shorter term. These price movements may result from factors affecting individual companies, industries, or the securities market as a whole.
Because the stocks the fund holds fluctuate in price, the value of your investment in the fund will go up and down.

[ ] PROPRIETARY RESEARCH

C.A.S.E.'s proprietary forms of research may not be effective and may cause overall returns to be lower than if other forms of research are used.

[ ] CONVERTIBLE SECURITIES

Convertible securities may include corporate notes or preferred stock, but ordinarily are a long-term debt obligation of the issuer convertible at a stated exchange rate into common stock of the issuer. As with all debt securities, the market value of convertible securities tends to decline as interest rates increase and, conversely, to increase as interest rates decline. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. However, when the market price of the common stock underlying a convertible security exceeds the conversion price, the price of the convertible security tends to reflect the value of the underlying common stock. As the market price of the underlying common stock declines, the convertible security tends to trade increasingly on a yield basis, and thus may not depreciate to the same extent as the underlying stock.

[ ] PREFERRED STOCKS

While preferred stocks pay dividends at a predetermined rate, capital appreciation potential is limited to that level. Preferred stock is less risky and less volatile than common stock, but your gains are limited when compared to the growth potential of common stock.

YOU MAY LOSE MONEY IF YOU INVEST IN THIS FUND.


These and other risks are fully described in the section entitled "Explanation
of Strategies and Risks," beginning on page   .

/graph/ PAST PERFORMANCE

The bar chart and the table below show the fund's annual returns and its long-term performance. The bar chart and table indicate the risks of investing in the fund by showing you how the fund's performance has varied from year to year. The bar chart does not reflect the impact of sales charges, which lower the fund's return. The table, which includes applicable sales charges, compares how the fund's average annual returns for different calendar periods compare to the returns of the Wilshire 5000 Equity Index (Wilshire 5000), a widely recognized unmanaged index of stock performance. The bar chart and table assume reinvestment of dividends and capital gains distributions. As with all mutual funds, past performance is not a prediction of future results.
--------------------------------------------------------------------------------

YEAR-BY-YEAR TOTAL RETURN as of 12/31 each year (%) (1)



                                 CLASS A SHARES
                                 --------------


                                [GRAPH OMITTED]



                             1997    1998    1999
                             ----    ----    ----
                            21.11%  (5.34)% 29.33%



(1) AS OF MARCH 31, 2000, THE END OF THE MOST RECENT CALENDAR QUARTER, THE
    FUND'S YEAR-TO-DATE RETURN FOR CLASS A WAS     %.

--------------------------------------------------------------------------------
CLASS A SHARES:                                     QUARTER ENDED      RETURN
                                                   ---------------    --------
Best Quarter:                                          12/31/98         24.98%
Worst Quarter:                                          9/30/98       (24.42)%
--------------------------------------------------------------------------------
AVERAGE ANNUAL TOTAL RETURNS AS OF 12/31/99

                                                                      SINCE
                                                       ONE YEAR     INCEPTION
--------------------------------------------------------------------------------
A Shares                                                22.21%        11.65%
--------------------------------------------------------------------------------
B Shares                                                23.70%        12.29%
--------------------------------------------------------------------------------
M Shares*                                               26.51%        12.46%
--------------------------------------------------------------------------------
Wilshire 5000**                                         23.56%        22.64%
--------------------------------------------------------------------------------
* ALL SHARES DESIGNATED AS CLASS C SHARES PRIOR TO MARCH 1, 1999 WERE RENAMED
AS CLASS M SHARES ON THAT DATE. EFFECTIVE NOVEMBER 1, 1999 THE FUND BEGAN OFFERING A NEW CLASS C SHARE THAT HAS DIFFERENT FEES AND EXPENSES THAN THE PREVIOUS CLASS C SHARE.
** SINCE INCEPTION (2/01/96).


/dollar sign/ FEES AND EXPENSES

The following table describes the fees and expenses that you may pay if you buy and hold shares of the fund.
================================================================================
SHAREHOLDER FEES (fees paid directly from your investment)

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Maximum sales charge (load)
imposed on purchases
(AS A % OF OFFERING PRICE)            5.50%       None     None      1.00%
Maximum deferred sales
charge (load)                        None(a)     5.00%     None      1.00%(b)
(AS A PERCENTAGE OF PURCHASE PRICE OR
REDEMPTION PROCEEDS, WHICHEVER IS LOWER)
================================================================================
ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)(d) % OF AVERAGE DAILY NET ASSETS

                                                 CLASS OF SHARES
                                        A          B         C         M
--------------------------------------------------------------------------------
Management fees                         0.80%     0.80%     0.80%     0.80%
Distribution and service
(12b-1) fees                            0.35%     1.00%     1.00%     0.90%
Other expenses                          1.66%     1.66%     1.66%     1.66%
                                        ----------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES                      2.81%     3.46%     3.46%     3.36%
EXPENSE REDUCTION (c)                   1.26%     1.26%     1.26%     1.26%
                                        ----------------------------------------
NET OPERATING EXPENSES                  1.55%     2.20%     2.20%     2.10%
--------------------------------------------------------------------------------
(a) Certain purchases of Class A shares in amounts greater than $1 million are subject to a 1% contingent deferred sales charge for 24 months after purchase.
(b) Purchases of Class M shares are subject to a 1% contingent deferred sales charge if redeemed within 18 months of purchase.
(c) Contractual arrangement with Idex Management, Inc.
     through 04/30/2001, for expenses that exceed 1.20%, excluding 12b-1 fees.
(d) Annual fund operating expenses are estimated based on the fund's expenses for the fiscal year ended 10/31/99.

A $10 semi-annual fee is imposed on accounts open for over 2 years that are
below a minimum balance due to redemptions. See page   .

================================================================================
EXAMPLE

This example is here to help you compare the cost of investing in this fund with that of other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustration purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $1,261      $1,847      $3,429
     B*                              $723       $1,245      $1,790      $3,508
     C                               $223       $  945      $1,690      $3,655
     M                               $410       $1,007      $1,726      $3,628
--------------------------------------------------------------------------------

If the shares are not redeemed:

SHARE CLASS                         1 YEAR     3 YEARS     5 YEARS     10 YEARS
--------------------------------------------------------------------------------
     A                               $699       $1,261      $1,847      $3,429
     B*                              $223       $  945      $1,690      $3,508
     C                               $223       $  945      $1,690      $3,655
     M                               $311       $1,007      $1,726      $3,628
--------------------------------------------------------------------------------
* EXAMPLES FOR CLASS B SHARES ASSUME THEY WILL CONVERT TO CLASS A SHARES EIGHT YEARS AFTER YOU PURCHASE THEM.

EXPLANATION OF STRATEGIES AND RISKS

HOW TO USE THIS SECTION

In the discussions of the individual funds on pages 2 through   , you found
descriptions of the principal strategies and risks associated with each fund. In those pages, you were referred to this section for a more complete description of the risks of both principal and non-principal investments. For best understanding, first read the description of the fund you are interested in. Then refer to this section and read about the risks particular to that fund. For even more discussions of strategies and risks, see the SAI, which is available upon request. See the back cover of this prospectus for information on how to order the SAI.


/chess piece/ DIVERSIFICATION. The 1940 Act classifies investment companies as either diversified or non-diversified.

Diversification is the practice of spreading a fund's assets over a number of issuers to reduce risk. A non-diversified fund has the ability to take larger positions in fewer issuers. Because the appreciation or depreciation of a single security may have a greater impact on the net asset value of a non-diversified fund, its share price can be expected to fluctuate more than a diversified fund.


All of the funds (except IDEX Salomon All Cap, IDEX JCC Capital Appreciation, IDEX Pilgrim Baxter Technology, IDEX Great Companies -- America(SM) and IDEX Great Companies -- Technology(SM) qualify as diversified funds under the 1940 Act. The diversified funds are subject to the following diversification requirements (which are set forth in full in the SAI):


[ ] As a fundamental policy, with respect to 75% of the total assets of a fund, the fund may not own more than 10% of the outstanding voting shares of any issuer (other than U.S. government securities) as defined in the 1940 Act and, with respect to some funds, in other types of cash items.
[ ] As a fundamental policy with respect to 75% of the total assets of a fund, the fund will not purchase a security of any issuer if such would cause the portfolio's holdings of that issuer to amount to more than 5% of the fund's total assets.

IDEX Salomon All Cap, IDEX JCC Capital Appreciation and IDEX Pilgrim Baxter Technology each reserves the right to become a diversified investment company (as defined by the 1940 Act).

/chess piece/ CONCENTRATION. As a fundamental policy governing concentration, no fund will invest more than 25% of its total assets in any one particular industry, other than U.S. government securities. As an operating policy, no fund will invest 25% of its total assets in any one particular industry, other than U.S. government securities.

/warning sign/ INVESTING IN COMMON STOCKS. Many factors cause common stocks to go up and down in price. A major factor is the financial performance of the company that issues the stock. Other factors include the overall economy, conditions in a particular industry, and monetary factors like interest rates. When your fund holds stocks, there is a risk that some or all of them may be down in price when you choose to sell fund shares, causing you to lose money. This is called market risk.

/warning sign/ INVESTING IN PREFERRED STOCKS. Because these stocks come with a promise to pay a stated dividend, their price depends more on the size of the dividend than on the company's performance. But if a company fails to pay the dividend, its preferred stock is likely to drop in price. Changes in interest rates can also affect their price. (See "Investing in bonds," below.)

/warning sign/ INVESTING IN "CONVERTIBLES," PREFERRED STOCKS, AND BONDS. Since
               preferred stocks and corporate bonds pay a stated return, their prices usually do not depend on the price of the company's common stock. But some companies issue preferred stocks and bonds that are convertible into their common stocks. Linked to the common stock in this way, convertible securities go up and down in price inversely to interest rates as the common stock does, adding to their market risk.

/warning sign/ VOLATILITY. The more an investment goes up and down in price, the more volatile it is said to be. Volatility increases the market risk because even though your fund may go up more than the market in good times, it may also go down more than the market in bad times. If you decide to sell when a volatile fund is down, you could lose more. Price changes may be temporary and for extended periods.

/warning sign/ INVESTING IN BONDS. Like common stocks, bonds fluctuate in value, though the factors causing this are different, including:

[ ] CHANGES IN INTEREST RATES. Bond prices tend to move the opposite of interest rates. Why? Because when interest rates on new bond issues go up, rates on existing bonds stay the same and they become less desirable. When rates go down, the reverse happens. This is also true for most preferred stocks and some convertibles.

[ ] LENGTH OF TIME TO MATURITY. When a bond matures, the issuer must pay the owner its face value. If the maturity date is a long way off, many things can affect its value, so a bond is more volatile the farther it is from maturity. As that date approaches, fluctuations usually become smaller and the price gets closer to face value.

[ ] DEFAULTS. All bond issuers make at least two promises: (1) to pay interest during the bond's term and (2) to return principal when it matures. If an issuer fails to keep one or both of these promises, the bond will probably drop in price dramatically, and may even become worthless.

[ ] DECLINES IN RATINGS. At the time of issue, most bonds are rated by professional rating services, such as Moody's and S&P. The stronger the financial backing behind the bond, the higher the rating. If this backing is weakened or lost, the rating service may downgrade the bond's rating. This is virtually certain to cause the bond to drop in price.

[ ] LOW RATING. High-yield/high-risk securities (commonly known as "junk bonds") have greater credit risk, are more sensitive to interest rate movements, are considered more speculative, have a greater vulnerability to economic changes, subject to greater price volatility and are less liquid.

[ ] LACK OF RATING. Some bonds are considered speculative, or for other reasons are not rated. Such bonds must pay a higher interest rate in order to attract investors. They're considered riskier because of the higher possibility of default or loss of liquidity.

[ ] LOSS OF LIQUIDITY. If a bond is downgraded, or for other reasons drops in price, the market demand for it may "dry up." In that case, the bond may be hard to sell or "liquidate" (convert to cash).

Please see Appendix A for a description of bond ratings.

/warning sign/ INVESTING IN FOREIGN SECURITIES. Foreign securities are investments offered by non-U.S. companies, governments and government agencies. They involve risks not usually associated with U.S. securities, including:

[ ] CHANGES IN CURRENCY VALUES. Foreign securities are sold in currencies other than U.S. dollars. If a currency's value drops, the value of your fund shares could drop too, even if the securities are strong. Dividend and interest payments may be lower. Factors affecting exchange rates are: differing interest rates among countries; balances of trade; amount of a country's overseas investments; and any currency manipulation by banks.

[ ] CURRENCY SPECULATION. The foreign currency market is largely unregulated and subject to speculation.

[ ] CURRENCY TRADING COSTS. Some funds also invest in American Depository Receipts (ADRs) and American Depositary Shares (ADSs). They represent securities of foreign companies traded on U.S. exchanges, and their values are expressed in U.S. dollars. Changes in the value of the underlying foreign currency will change the value of the ADR or ADS. The fund incurs costs when it converts other currencies into dollars, and vice-versa.

[ ] EURO CONVERSION. On January 1, 1999, certain participating countries in the European Economic Monetary Union (EU) adopted the "Euro" as their official currency. Other EU member countries may convert to the Euro at a later date. As of January 1, 1999, governments in participating countries are issuing debt and redenominate existing debt in Euros; corporations may choose to issue stocks or bonds in Euros or national currency. The new European Central Bank, (the "ECB") will assume responsibility for a uniform monetary policy in participating countries. Euro conversion risks that could affect a fund's foreign investments include: (1) the readiness of Euro payment, clearing, and other operational systems; (2) the legal treatment of debt instruments and financial contracts in existing national currencies rather than the Euro; (3) exchange-rate fluctuations between the Euro and non-Euro currencies during the transition period of January
     1, 1999 through December 31, 2001 and beyond; (4) potential U.S. tax issues with respect to fund securities; and (5) the ECB's ability to manage monetary policies among the participating countries.

[ ] DIFFERING ACCOUNTING AND REPORTING PRACTICES. Foreign tax laws are different, as are laws, practices and standards for accounting, auditing and reporting data to investors.

[ ] LESS INFORMATION AVAILABLE TO THE PUBLIC. Foreign companies usually make far less information available to the public.

[ ] LESS REGULATION. Securities regulations in many foreign countries are more lax than in the U.S.

[ ] MORE COMPLEX NEGOTIATIONS. Because of differing business and legal procedures, a fund might find it hard to enforce obligations or negotiate favorable brokerage commission rates.

[ ] LESS LIQUIDITY/MORE VOLATILITY. Some foreign securities are harder to convert to cash than U.S. securities, and their prices may fluctuate more dramatically.

[ ] SETTLEMENT DELAYS. "Settlement" is the process of completing payment and delivery of a securities transaction. In many countries, this process takes longer than it does in the U.S.

[ ] HIGHER CUSTODIAL CHARGES. Fees charged by the fund's custodian for holding shares are higher for foreign securities than those of domestic securities.

[ ] VULNERABILITY TO SEIZURE AND TAXES. Some governments can seize assets. They may also limit movement of assets from the country. Fund interest, dividends and capital gains may be subject to foreign withholding taxes.

[ ] POLITICAL INSTABILITY AND SMALL MARKETS. Developing countries can be politically unstable. Economies can be dominated by a few industries, and markets may trade a small number of securities. Regulation of banks and capital markets can be weak.

[ ] DIFFERENT MARKET TRADING DAYS. Foreign markets may not be open for trading the same days as U.S. markets are open and asset values can change before your transaction occurs.

[ ] HEDGING. A fund may enter into forward currency contracts to hedge against declines in the value of securities denominated in, or whose value is tied to, a currency other than the U.S. dollar or to reduce the impact of currency fluctuation on purchases and sales of such securities. Shifting a fund's currency exposure from one currency to another removes the fund's opportunity to profit from the original

EXPLANATION OF STRATEGIES AND RISKS


     currency and involves a risk of increased losses for the fund if the sub-adviser's projection of future exchange rates is inaccurate.

[ ] EMERGING MARKET RISK. Investing in the securities of issuers located in or principally doing business in emerging markets bear foreign exposure risks as discussed above. In addition, the risks associated with investing in emerging markets are often greater than investing in developed foreign markets. Specifically, the economic structures in emerging market countries are less diverse and mature than those in developed countries, and their political systems are less stable. Investments in emerging market countries may be affected by national policies that restrict foreign investments. Emerging market countries may have less developed legal structures, and the small size of their securities markets and low trading volumes can make investments illiquid and more volatile than investments in developed countries. As a result, a fund investing in emerging market countries may be required to establish special custody or other arrangements before investing.

/warning sign/ INVESTING IN FUTURES, OPTIONS AND DERIVATIVES. Besides conventional securities, your fund may seek to increase returns by investing in financial contracts related to its primary investments. Such contracts involve additional risks and costs. Risks include:

[ ] Inaccurate market predictions. If the sub-adviser is wrong in its expectation, for example, with respect to interest rates, securities prices or currency markets, the contracts could produce losses instead of gains.

[ ] Prices may not match. Movements in the price of the financial contracts may be used to offset movements in the price of other securities you own. If those prices don't correlate or match closely (I.E., imperfect correlation), the benefits of the transaction might be diminished.

[ ] Illiquid markets. If there is no market for the contracts, the fund may not be able to control losses.

[ ] Tax consequences. Sometimes the possibility of incurring high taxes on a transaction may delay closing out a position and limit the gains it would have produced.

/warning sign/ INVESTING IN STOCK INDEX FUTURES. Futures involve additional investment risks and transactional costs, and draw upon skills and experience which are different than those needed to pick other securities. Special risks include:

[ ] inaccurate market predictions
[ ] imperfect correlation
[ ] illiquidity
[ ] tax considerations
[ ] potential unlimited loss
[ ] volatile net asset value

/warning sign/ INVESTING IN FORWARD FOREIGN CURRENCY CONTRACTS. A forward foreign currency contract is an agreement between contracting parties to exchange an amount of currency at some future time at an agreed upon rate. These contracts are used as a hedge against fluctuations in foreign exchange rates.

Hedging against a decline in the value of a currency does not eliminate fluctuations in the prices of securities, or prevent losses if the prices of the fund's securities decline.

Such hedging transactions preclude the opportunity for a gain if the value of the hedging currency should rise. Forward contracts may, from time to time, be considered illiquid, in which case they would be subject to the fund's limitations on investing in illiquid securities.

/warning sign/ ZERO COUPON SECURITIES. Zero coupon securities do not pay interest or principal until final maturity unlike debt securities that provide periodic payments of interest (referred to as coupon payment). Investors buy zero coupon securities at a price below the amount payable at maturity. The difference between the purchase price and the amount paid at maturity represents interest on the zero coupon security. Investors must wait until maturity to receive interest and principal, which increases the interest rate risks and credit risks of a zero coupon security.

/warning sign/ GENERAL OBLIGATION BONDS. General obligation bonds are supported by the issuer's power to exact property or other taxes. The issuer must impose and collect taxes sufficient to pay principal and interest on the bonds. However, the issuer's authority to impose additional taxes may be limited by its charter or state law.

/warning sign/ SPECIAL REVENUE BONDS. Special revenue bonds are payable solely from specific revenues received by the issuer such as specific taxes, assessments, tolls, or fees. Bondholders may not collect from the municipality's general taxes or revenues. For example, a municipality may issue bonds to build a toll road, and pledge the tolls to repay the bonds. Therefore, a shortfall in the tolls normally would result in a default on the bonds.

/warning sign/ PRIVATE ACTIVITY BONDS. Private activity bonds are special revenue bonds used to finance private entities. For example, a municipality may issue bonds to finance a new factory to improve its local economy. The municipality would lend the proceeds from its bonds to the company using the factory, and the company would agree to make loan payments sufficient to repay the bonds. The bonds would be payable solely from the company's loan payments, not from any other revenues of the municipality. Therefore, any default on the loan normally would result in a default on the bonds.

The interest on many types of private activity bonds is subject to Alternative Minimum Tax (AMT). The Fund may invest in bonds subject to AMT.

/warning sign/ TAX INCREMENT FINANCING BONDS. Tax increment financing (TIF)
               bonds are payable from increases in taxes or other revenues attributable to projects financed by the bonds. For example, a municipality may issue TIF bonds to redevelop a commercial area. The TIF bonds would be payable solely from any increase in sales taxes collected from merchants in the area. The bonds could default if merchants' sales, and related tax collections, failed to increase as anticipated.

/warning sign/ VARIABLE RATE DEMAND INSTRUMENTS. Variable rate demand instruments are tax exempt securities that require the issuer or a third party, such as a dealer or bank, to repurchase the security for its face value upon demand. The securities also pay interest at a variable rate intended to cause the securities to trade at their face value. The Fund treats demand instruments as short-term securities, because their variable interest rate adjusts in response to changes in market rates, even though their stated maturity may extend beyond 13 months.

/warning sign/ CREDIT ENHANCEMENT. Credit enhancement consists of an arrangement in which a company agrees to pay amounts due on a fixed income security if the issuer defaults. In some cases the company providing credit enhancement makes all payments directly to the security holders and receives reimbursement from the issuer. Normally, the credit enhancer has greater financial resources and liquidity than the issuer. For this reason, the Adviser usually evaluates the credit risk of a fixed income security based solely upon its credit enhancement.


/warning sign/ INVESTING IN TAX-EXEMPT SECURITIES. Some municipal obligations pay interest that, while tax-exempt, may be considered a "preference item" for determining the federal alternative minimum tax. This may result in your paying more tax than you would have otherwise. Also, Congress periodically threatens to limit or do away with the tax exemption on municipal obligations. If that happened, it could substantially reduce the value of your fund's assets.

/warning sign/ INVESTING IN SPECIAL SITUATIONS. Each fund may invest in "special situations" from time to time. Special situations arise when, in the opinion of a fund manager, a company's securities may be undervalued, then increase considerably in price, due to:

[ ] a new product or process
[ ] a management change
[ ] a technological breakthrough
[ ] an extraordinary corporate event
[ ] a temporary imbalance in the supply of, and demand for, the securities of an issuer

Investing in a special situation carries an additional risk of loss if the expected development does not happen or does not attract the expected attention. The impact of special situation investing to a fund will depend on the size of the fund's investment in a situation.

/warning sign/ PORTFOLIO TURNOVER. A fund may engage in a significant number of short-term transactions, which may lower fund performance. High turnover rate will not limit a manager's ability to buy or sell securities for these funds, although certain tax rules may restrict a fund's ability to sell securities when the security has been held for less than three months. Increased turnover (100% or more) results in higher brokerage costs or mark-up charges for a fund. The funds ultimately pass these charges on to shareholders. Short-term trading may also result in short-term capital gains, which are taxed as ordinary income to shareholders. IDEX JCC Global, IDEX C.A.S.E. Growth, IDEX JCC Flexible Income and IDEX Pilgrim Baxter Mid Cap Growth had turnover rates greater than 100% for the fiscal year ended October 31, 1999.

/question mark/ INVESTMENT STRATEGIES. A fund is permitted to use other securities and investment strategies in pursuit of its investment objective, subject to limits established by the Fund's Board of Trustees. No fund is under any obligation to use any of the techniques or strategies at any given time or under any particular economic condition. Certain instruments and investment strategies may expose the funds to other risks and considerations, which are discussed in the Fund's SAI.

/warning sign/ GROWTH INVESTING. Securities with different characteristics tend to shift in and out of favor depending upon market and economic conditions as well as investor sentiment. A fund may underperform other funds that employ a different style. Growth stocks may be more volatile than other stocks because they are more sensitive to investor perceptions of the issuing company's growth potential. Growth-oriented funds typically will underperform when value investing is in favor.

/warning sign/ VARIOUS INVESTMENT TECHNIQUES. Various investment techniques are utilized to increase or decrease exposure to changing security prices, interest rates, currency exchange rates, commodity prices or other factors that affect security values. These techniques may involve derivative securities and transactions such as buying and selling options and futures contracts, entering into currency exchange contracts or swap agreements and purchasing indexed securities. These techniques are designed to adjust the risk and return characteristics of the fund's portfolio of investments and are not used for leverage.

/warning sign/ T. ROWE PRICE RESERVE INVESTMENT FUND. The IDEX T. Rowe Price
               Small Cap and IDEX T. Rowe Price Dividend Growth funds may invest in money market instruments directly or indirectly through investment in the Reserve Investment Fund (Reserve Fund). The Reserve Fund is advised by T. Rowe Price and charges no advisory fees to the investment manager, but other fees may be incurred which may result in a duplication of fees. Further information is included in the SAI.

/warning sign/ GEI SHORT-TERM INVESTMENT FUND. The IDEX GE International Equity
               and IDEX GE U.S. Equity funds may invest in money market instruments directly or indirectly through investment in the GEI Short-Term Investment Fund (Investment Fund). The Investment Fund is advised by GEAM; GEAM charges no advisory fee to the Investment Fund, but other fees may be incurred which may result in a duplication of fees.

HOW THE IDEX FUNDS ARE MANAGED AND ORGANIZED

IDEX Mutual Funds is run by a Board of Trustees.

The assets of each fund are managed by an investment adviser, who in turn selects sub-advisers, who have hired fund managers. All such advisers to the funds are supervised by the Board of Trustees. You can find information about the Trustees and officers of the Fund in the SAI.

IDEX MANAGEMENT, INC. (IMI), located at 570 Carillon Parkway, St. Petersburg, Florida 33716, serves as investment adviser to the Fund.

The investment adviser hires sub-advisers to furnish investment advice and recommendations and has entered into sub-advisory agreements with each sub-adviser. The investment adviser also monitors the sub-advisers' buying and selling of securities and administration of the funds. For these services, it is paid an advisory fee. This fee is based on the average daily net assets of each fund, and is paid at the rates shown in the table below.

IMI is a wholly-owned direct subsidiary of AUSA Holding Company ("AUSA"). AUSA is a holding company which is wholly-owned by AEGON USA, Inc. ("AEGON USA"), a financial services holding company whose primary emphasis is on life and health insurance, and annuity and investment products. AEGON USA is a wholly-owned indirect subsidiary of AEGON N.V., a Netherlands corporation and publicly traded international insurance group.

Here is a listing of the sub-advisers and the funds they manage:



SUB-ADVISER                     FUND NAME
-----------                     ---------
JCC                             IDEX JCC Growth
                                IDEX JCC Global
                                IDEX JCC Balanced
                                IDEX JCC Capital Appreciation
                                IDEX JCC Flexible Income
Alger                           IDEX Alger Aggressive Growth
T. Rowe Price                   IDEX T. Rowe Price Dividend
                                Growth
                                IDEX T. Rowe Price Small Cap
Pilgrim Baxter                  IDEX Pilgrim Baxter Mid Cap
                                Growth
                                IDEX Pilgrim Baxter Technology
GSAM                            IDEX Goldman Sachs Growth
TIM                             IDEX Transamerica Equity
                                IDEX Transamerica Small
                                Company
SBAM                            IDEX Salomon All Cap
Great Companies                 Great Companies -- America(SM)
                                Great Companies -- Technology(SM)
AIMI                            IDEX AEGON Income Plus
Federated                       IDEX Federated Tax Exempt
GEAM                            IDEX GE International Equity
                                IDEX GE U.S. Equity
Dean                            IDEX Dean Asset Allocation
Luther King                     IDEX LKCM Strategic Total Return
NWQ                             IDEX NWQ Value Equity
C.A.S.E.                        IDEX C.A.S.E. Growth

--------------------------------------------------------------------------------
ADVISORY FEE SCHEDULE--ANNUAL RATES
--------------------------------------------------------------------------------


                                  IDEX                                              IDEX        IDEX        IDEX
                                  JCC*          IDEX       IDEX        IDEX         JCC**       AEGON     FEDERATED
                                 CAPITAL         JCC       JCC*        JCC*       FLEXIBLE     INCOME        TAX
AVERAGE DAILY NET ASSETS      APPRECIATION     GLOBAL     GROWTH     BALANCED      INCOME       PLUS       EXEMPT
-------------------------------------------------------------------------------------------------------------------
First $750 million                1.00%         1.00%      1.00%       1.00%          N/A       0.60%       0.60%
-------------------------------------------------------------------------------------------------------------------
the next $250 million             0.90%         0.90%      0.90%       0.90%          N/A       0.60%       0.60%
-------------------------------------------------------------------------------------------------------------------
over $1 billion                   0.85%         0.85%      0.85%       0.85%          N/A       0.60%       0.60%
-------------------------------------------------------------------------------------------------------------------
First $100 million                                                                  0.90%
-------------------------------------------------------------------------------------------------------------------
the next $150 million                                                               0.80%
-------------------------------------------------------------------------------------------------------------------
over $250 million                                                                   0.70%
-------------------------------------------------------------------------------------------------------------------


*IMI has contractually agreed to waive a portion of its advisory fee for this fund as follows: 0.0250% of average daily net assets from $100 - $500 million (net 0.9750%); 0.0750% of assets from $500 - $750 million (net 0.9250%);
0.0250% of assets from $750 million - $1 billion (net 0.8750%); and 0.0250% of assets above $1 billion (net 0.8250%).

**IMI has contractually agreed to waive a portion of its advisory fee as follows: 0.0250% of the first $100 million of average daily net assets (net 0.8750%); 0.0250% of assets from $100 - $250 million (net 0.7750%); and 0.0250%
of assets above $250 million (net 0.6750%).
--------------------------------------------------------------------------------

                         IDEX           IDEX                            IDEX
                         ALGER     T. ROWE PRICE        IDEX       PILGRIM BAXTER
AVERAGE DAILY         AGGRESSIVE      DIVIDEND     T. ROWE PRICE       MID CAP
NET ASSETS              GROWTH         GROWTH        SMALL CAP         GROWTH
----------------------------------------------------------------------------------
First $500 million       0.80%          0.80%           0.80%           0.80%
----------------------------------------------------------------------------------
over $500 million        0.70%          0.70%           0.70%           0.70%
----------------------------------------------------------------------------------

                                         IDEX                       IDEX
                           IDEX        GOLDMAN       IDEX       TRANSAMERICA    IDEX
AVERAGE DAILY         PILGRIM BAXTER    SACHS    TRANSAMERICA       SMALL      SALOMON
NET ASSETS              TECHNOLOGY      GROWTH      EQUITY         COMPANY     ALL CAP
--------------------------------------------------------------------------------------
First $500 million         1.00%         0.80%       0.80%          0.80%       0.80%
--------------------------------------------------------------------------------------
over $500 million          0.90%         0.70%       0.70%          0.70%       0.70%
--------------------------------------------------------------------------------------

                             IDEX                        IDEX            IDEX          IDEX
                              GE            IDEX         DEAN            LKCM           NWQ        IDEX
AVERAGE DAILY           INTERNATIONAL     GE U.S.        ASSET         STRATEGIC       VALUE     C.A.S.E.
NET ASSETS                  EQUITY         EQUITY     ALLOCATION     TOTAL RETURN     EQUITY      GROWTH
---------------------------------------------------------------------------------------------------------
First $500 million           0.80%         0.80%         0.80%           0.80%         0.80%       0.80%
---------------------------------------------------------------------------------------------------------
over $500 million            0.70%         0.70%         0.70%           0.70%         0.70%       0.70%
---------------------------------------------------------------------------------------------------------

For the fiscal year ended October 31, 1999, each fund paid the following management fee as a percentage of the fund's average daily net assets, after reimbursement and/or fee waivers (if applicable)*:


IDEX JCC Capital Appreciation                                              0.82%
IDEX JCC Global                                                            1.00%
IDEX JCC Growth                                                            0.87%
IDEX JCC Balanced                                                          0.99%
IDEX JCC Flexible Income                                                   0.75%
IDEX Alger Aggressive Growth                                               0.56%
IDEX AEGON Income Plus                                                     0.60%
IDEX Federated Tax Exempt (formerly IDEX AEGON Tax Exempt)                 0.49%
IDEX GE International Equity                                                -0-%
IDEX Dean Asset Allocation                                                 0.68%
IDEX LKCM Strategic Total Return                                           0.71%
IDEX NWQ Value Equity                                                      0.21%
IDEX C.A.S.E. Growth                                                        -0-%

* Information is not included for IDEX T. Rowe Price Dividend Growth, IDEX T. Rowe Price Small Cap, IDEX Salomon All Cap, IDEX Goldman Sachs Growth, IDEX Pilgrim Baxter Mid Cap Growth, IDEX Pilgrim Baxter Technology, IDEX Transamerica Equity, IDEX Transamerica Small Company, IDEX GE U.S. Equity, IDEX Great Companies -- America(SM) and IDEX Great Companies -- Technology(SM) as they have not been in operation for a full fiscal year.

 HOW THE IDEX FUNDS ARE MANAGED AND ORGANIZED

Day-to-day management of the investments in each fund is the responsibility of the fund manager. The fund managers for IDEX Mutual Funds are:

IDEX JCC GROWTH

EDWARD KEELY, vice president, serves as manager of this fund.

Mr. Keely has been sole manager of this fund since January, 2000. He served as co-manager of the fund since January, 1999. Prior to joining JCC in 1998, he was a senior vice president of investments at Founders.

IDEX JCC GLOBAL

HELEN YOUNG HAYES, CFA, executive vice president, and LAURENCE CHANG, CFA, executive vice president, serve as co-managers of this fund. Ms. Hayes has served as manager or co-manager of this fund since inception. She has been employed by JCC since 1987. Laurence Chang has served as co-manager of this fund since January 2000. Before joining JCC in 1993, Mr. Chang was a project director at the National Security Archive.

IDEX JCC BALANCED

KAREN L. REIDY, CFA, executive vice president, has served as manager of this fund since January 2000. Prior to joining JCC in 1995, she was a manager in both the Mergers and Accquisitions and Audit business units at PricewaterhouseCoopers LLP.

IDEX JCC CAPITAL APPRECIATION

JAMES P. GOFF, executive vice president, has managed this fund since its inception. He joined JCC in 1988.

IDEX JCC FLEXIBLE INCOME

RONALD V. SPEAKER, executive vice president, has managed this fund since October 1993. He has been with JCC since 1986. On January 13, 1997, Mr. Speaker settled an SEC administrative action involving two personal trades that he made in January 1993. Without admitting or denying the allegations, he agreed to civil monetary penalty, disgorgement and interest payments totaling $37,199 and a 90-day suspension starting January 29, 1997.

IDEX ALGER AGGRESSIVE GROWTH

DAVID D. ALGER has been employed by Alger since 1971 and has served as president since 1995. He has managed this fund since inception.

DAVID HYUN has served as co-manager of this fund since February 1998. He has been employed by Alger as a senior research analyst since 1991 and a portfolio manager since 1997.

IDEX T. ROWE PRICE DIVIDEND GROWTH

WILLIAM J. STROMBERG, CFA, has managed this fund since inception and heads the Investment Team for this fund. He joined T. Rowe Price in 1986. Mr. Stromberg will not be manager of this fund effective March 29, 2000.

Effective March 29, 2000, Thomas J. Huber, CFA, will become manager of this fund and will serve as head of the Investment Team. He joined T. Rowe Price in 1994. The Investment team also manages the T. Rowe Price Dividend Growth Fund.

IDEX T. ROWE PRICE SMALL CAP

RICHARD T. WHITNEY, CFA, managing director of T. Rowe Price, has managed this fund since inception and heads the Investment Team for this fund. He joined T. Rowe Price in 1985. In addition, Mr. Whitney serves as the president of the T. Rowe Price Index Funds, T. Rowe Price Balanced Fund and the Diversified Small-Cap Growth fund.

IDEX PILGRIM BAXTER MID CAP GROWTH
IDEX PILGRIM BAXTER TECHNOLOGY

JEFFREY A. WRONA, CFA, has managed these funds since inception. Prior to joining Pilgrim Baxter in 1997, he was a senior portfolio manager at Munder Capital Management.

Mr. Wrona also serves as the portfolio manager of the PBHG Technology & Communications Fund. In addition, he manages small and mid cap portfolios. While at Munder Capital Management, he co-founded Munder's Mid Cap Growth product and managed both mutual fund and separate account portfolios.

IDEX GOLDMAN SACHS GROWTH

HERBERT E. EHLERS, has served as head of a seven person investment team that has managed this fund since inception. Prior to joining GSAM in 1997, he was chief investment officer at Liberty Investment Management, Inc. from 1994-1997.

This investment team also manages the Goldman Sachs Capital Growth Fund, Goldman Sachs Balanced Fund, Goldman Sachs Strategic Growth Fund, Goldman Sachs Growth Opportunities Fund and Goldman Sachs Tollkeeper Fund.

IDEX TRANSAMERICA EQUITY

JEFFREY S. VAN HARTE, C.F.A., primary manager, and GARY U. ROLLE, CFA, secondary manager, serve as co-managers of this fund. Mr. Van Harte is senior vice president and head of Equity Management, TIM, manager of the Transamerica Premier Equity Fund since 1998 and Transamerica VIF Growth Portfolio since 1984, co-manager of the Transamerica Value Fund since 1998, and was manager of the Transamerica Premier Balanced Fund from 1995 to 1998. He joined Transamerica in 1980.

Mr. Rolle is executive vice president & chief investment officer, TIM, chairman & president, Transamerica Income Shares, Transamerica Occidental's Separate Account Fund B and Transamerica Variable Insurance Fund, Inc. and president of Transamerica Investors, Inc. He was chief investment officer, Transamerica Occidental Life Insurance Company, Transamerica Life

Insurance & Annuity Company and Transamerica Assurance Company until 2000 and investment officer of these companies since 2000. He has been manager of Transamerica Premier Balanced Fund since 1998 and co-manager of Transamerica Premier Equity Fund since 1999. He joined Transamerica in 1967.

IDEX TRANSAMERICA SMALL COMPANY

CHRISTOPHER J. BONAVICO, CFA, primary manager, and TIMOTHY S. GAUMER, CFA, secondary manager, serve as co-managers of this fund. Mr. Bonavico is vice president and fund manager, TIM, manager of the Transamerica Premier Aggressive Growth Fund and Transamerica Premier Small Company Fund since 1999. He was manager of the Transamerica Premier Value Fund from 1998 to 1999, manager of the Transamerica Premier Index Fund from inception to 1998, co-manager of the Transamerica Premier Aggressive Growth Fund, Transamerica Premier Small Company Fund, Transamerica Premier Balanced Fund and Transamerica Premier Index Fund from 1998 to 1999. He joined Transamerica in 1993.

Mr. Gaumer is an equity analyst, TIM. He has been co-manager of the Transamerica Premier Small Company Fund since 1999. Prior to joining Transamerica in 1997, he was an equity analyst, Chancellor LGT Asset Management, 1995 - 1997, and Senior Analyst, Emerging Growth Management, 1994 - 1995.

IDEX SALOMON ALL CAP

ROSS S. MARGOLIES, managing director of SBAM, has managed this fund since inception. Mr. Margolies joined SBAM in 1992.

ROBERT M. DONAHUE, JR., vice president and equity analyst with SBAM, assists in the day-to-day management of the fund. Prior to joining SBAM in 1997, Mr. Donahue worked as an equity analyst at Gabelli & Company. Mr. Margolies and Mr. Donahue also manage the Capital Fund for SBAM.

IDEX AEGON INCOME PLUS

DAVID R. HALFPAP, CFA, has served as manager of this fund since its inception. He has been employed by AIMI since 1975 and currently is a senior vice president.

CRAIG M. ENRIGHT became a co-manager of this fund in August 1998. He joined AIMI in 1996. His prior work experience includes ten years with the Chicago Board of Trade, two years with the Securities Corporation of Iowa and five years at Northern Trust Company.

BRADLEY J. BEMAN, CFA, became a co-manager of this fund in August 1998. He joined AIMI in 1988 after working in various capacities with AEGON USA, Inc. and Life Investors Insurance Company of America.

IDEX GE INTERNATIONAL EQUITY

RALPH R. LAYMAN is a director and executive vice president of GEAM. Mr. Layman leads a team of portfolio managers for the Fund. He has served in this capacity since the fund's inception. Mr. Layman joined GEAM in 1991 as executive vice president for international investments.

Mr. Layman manages the overall international equity investments for GE Asset Management Incorporated. He leads the team of portfolio managers for the GE International Equity Fund and GE Emerging Markets Fund and serves as co-portfolio manager for GE Global Equity Fund. Mr. Layman has also managed foreign investments for GE Strategic Investment Fund.

IDEX GE U.S. EQUITY

EUGENE K. BOLTON is a director and executive vice president of GEAM. MR. Bolton leads a team of fund managers for this fund. He has served in that capacity since the fund's inception. Mr. Bolton joined GEAM in 1984 as Chief Financial Officer and has been a portfolio manager since 1986. Mr. Bolton manages the overall U.S. equity investments for GEAM. He leads the team of portfolio managers for the GE U.S. Equity Fund.

IDEX DEAN ASSET ALLOCATION

JOHN C. RIAZZI, CFA, has been senior manager of this fund since inception. He joined Dean in 1989.

IDEX LKCM STRATEGIC TOTAL RETURN

LUTHER KING, JR., CFA, and SCOT C. HOLLMANN, CFA, have co-managed this fund since its inception. Mr. King has been the president of Luther King since 1979. Mr. Hollmann has been a vice president since 1983.

IDEX NWQ VALUE EQUITY

EDWARD C. FRIEDEL, CFA, has been the senior manager of this fund since inception. He has been a managing director and investment strategist with NWQ since 1983.

IDEX C.A.S.E. GROWTH

This fund is managed by a team of professionals, called the Portfolio Management Committee. WILLIAM E. LANGE is the head manager on this committee. He has been president of C.A.S.E. since 1984.


IDEX GREAT COMPANIES -- AMERICA(SM)
IDEX GREAT COMPANIES -- TECHNOLOGY(SM)

JAMES H. HUGUET and GERALD W. BOLLMAN, CFA serve as co-managers of these funds. Mr. Huguet serves as Director, President and Co-CEO of Great Companies, L.L.C. Mr. Huguet also serves as director and president of Great Companies, Inc. From 1994 until 1998, Mr. Huguet was executive vice president of Information Resources, Inc., Chicago, IL, a market research firm.

HOW THE IDEX FUNDS ARE MANAGED AND ORGANIZED


Mr. Bollman is executive vice president of Great Companies, L.L.C. Mr. Bollman also serves as executive vice president of Great Companies, Inc. From 1995 until 1999, Mr. Bollman was chairman and manager of Intrinsic Value Associates, an investment advisory service for institutional mangers. He previously served as executive vice president and portfolio manager for Continental Asset Management Corporation.

IDEX FEDERATED TAX EXEMPT

J. SCOTT ALBRECHT, CFA and MARY JO OCHSON, CFA have served as co-managers of this fund since inception. Mr. Albrecht joined Federated in 1989 and has been a senior portfolio manager since 1997. He has served as a vice president of Federated since 1994. He also serves as co-manager of Federated's Municipal Securities Fund, Inc.

Ms. Ochson joined Federated in 1982 and has been a senior portfolio manager and senior vice president since 1996. From 1988 through 1995, Ms. Ochson served as a portfolio manager and vice president of Federated. She also serves as co-manger of Federated's Municipal Securities Fund, Inc.

SHAREHOLDER INFORMATION

/question mark/ OPENING AN ACCOUNT

If you are opening a fund through a registered representative, he or she can assist you with all phases of your investment.

If you are investing through an authorized dealer, the dealer is responsible for opening your account and providing your taxpayer ID number. If you already have an IDEX account, you do not need additional documentation.

The Fund or its agents may reject a request for purchase of shares at any time, including any purchase under the exchange privilege.

NEW ACCOUNT APPLICATION

Fill out the New Account Application form which is included in this prospectus. IRAs and other retirement accounts require a different application, which you can request by calling 1-888-233-IDEX (4339) or writing IDEX Customer Service. You can avoid future inconvenience by signing up for any services you think you may later use.

Note: On your application, be sure to include your social security number or taxpayer identification number. If you don't, your account may be subject to backup withholding, or be closed.

There are many ways that you can pay for your shares. The minimum initial purchase is $500 for Class A, B and T shares, and $1,000 for Class C and Class M shares and shares purchased through authorized dealers. There is a $50 minimum on additional purchases. Purchases through regular investment plans, like the Automatic Investment Plan, have no minimum to open an account, but you must invest at least $50 monthly per account.

/question mark/ SHARE TRANSACTIONS

Depending on privileges established on your account, you may buy, sell or exchange shares in several ways. You may do so in writing, by phone request or you may access your account through the internet. You may make payments, or receive payment for your redemptions, via an electronic funds transfer or by check.

/question mark/ HOW TO SELL SHARES

Your request to sell your shares and receive payment may be subject to:

[ ] the privileges or features established on your account
[ ] the type of account you have, and if there is more than one owner
[ ] the dollar amount you are requesting
[ ] if there have been recent changes made to your account (such as an address change) or other circumstances that may require a written request or signature guarantees

There are several ways to request redemption of your shares:

[ ] in writing (by mail or fax)
[ ] by internet access to your account(s) at www.idexfunds.com
[ ] by telephone request using our touch-tone automated system, IDEX InTouch
    (SM), or by a person-to-person verbal request

The proceeds of your redemption may be paid by check, or by direct deposit to your bank account subject to any restrictions that may be applicable. Purchases may be held at IDEX up to 15 calendar days (or until your funds have cleared) before they are eligible for redemption. Certain exceptions may apply.

/question mark/ HOW TO EXCHANGE SHARES

You can exchange $500 or more of one fund for shares in the same class of another fund. As explained below, you may be able to exchange your shares into any one of the three portfolios of the Cash Equivalent Fund (CEF) without a sales charge. Any CDSC will be calculated from the date you bought your original shares. This means your new shares will be the same age as your old shares, so your sales charge will not increase because of the exchange. The minimum exchange to a new account is $500 unless an automatic investment plan is established on the new account.

Prior to making exchanges into a fund that you do not own, read this prospectus carefully. You can request share exchanges over the telephone unless you have declined the privilege on your application. You can also exchange shares of the same class automatically at regular intervals, from one fund to another.

MONEY MARKET EXCHANGE PRIVILEGE

You can exchange Class A, C and T shares for any of the three CEF portfolios. You may exchange Class B and M shares only into the CEF's Money Market Portfolio.

SPECIAL RULES FOR CLASS B OR M SHARES IN MONEY MARKET FUND EXCHANGES

When exchanging Class B or M shares for shares of the CEF Money Market Portfolio, you will not be charged a CDSC. If you later sell the Class B or M shares of the CEF, you will be charged the sales charge, but the time that you held those Class B or M shares of the CEF will not count toward calculating the sales charge.

The Fund may restrict the number of times that you may exchange your shares. Please see the section below titled "Excessive Trading."

SPECIAL SITUATIONS FOR EXCHANGING SHARES

[ ] Class T shares may be exchanged for only Class A shares of any IDEX fund, other than IDEX JCC

    Growth. Class A shares of all IDEX funds are subject to distribution and service (12b-1) fees.

[ ] You may not exchange other classes of shares of the IDEX funds for Class T shares.

[ ] The Fund reserves the right to modify or terminate the exchange privilege at any time.

EXCESSIVE TRADING

The exchange privilege is not intended as a vehicle for short-term or excessive trading. The Fund does not permit excessive trading/market-timing. Excessive purchases, redemptions or exchanges of fund shares disrupt portfolio management and drive fund expenses higher. The Fund may limit or terminate your exchange privileges or may not accept future investments from you if you engage in excessive trading. In determining excessive trading, we consider frequent purchases and redemptions having similar effects as exchanges to be excessive trading. Four or more exchanges in a quarter (3 months) is considered excessive trading, though the Fund reserves the right to impose restrictions if there are less frequent transactions.

/question mark/ OTHER ACCOUNT INFORMATION

MINIMUM PURCHASES

[ ] $500 for Class A, B and T shares; $1,000 for Class C and M shares;
    additional purchases are a minimum of $50.

If your check, draft or electronic transfer is returned unpaid by your bank, the Fund may charge a $15 fee.

PRICING OF SHARES

Each fund's price (NAV) is calculated on each day the New York Stock Exchange
(NYSE) is open for business. The NAV of each class is calculated by dividing its assets less liabilities by the number of its shares outstanding.

If the Fund receives your order by regular closing time of the NYSE (usually 4 p.m. New York time), you will pay or receive that day's NAV plus any applicable sales charges. If later, it will be priced based on the next day's NAV. Share prices may change when a fund holds shares in companies traded on foreign exchanges that are open on days the NYSE is closed.

In determining NAV, each fund's portfolio investments are valued at market value. Investments for which quotations are not readily available are valued at fair value determined in good faith under the supervision of the Board of Trustees.

MINIMUM ACCOUNT BALANCE

Due to the proportionately higher cost of maintaining customer accounts with balances below the stated minimums for each class of shares, the Fund reserves the right to close such accounts. However, the Fund will provide a 60-day notification to you prior to assessing a minimum account fee, or closing, any account. The following describes the fees assessed to accounts with low balances:

No fees will be charged on:

[ ] accounts opened within the preceding 24 months
[ ] accounts with an active monthly Automatic Investment Plan ($50 minimum per account)
[ ] accounts owned by individuals which, combined, have a balance of $5,000 or more

--------------------------------------------------------------------------------
  ACCOUNT BALANCE                          FEE ASSESSMENT
--------------------------------------------------------------------------------
   If your balance is                      $10 fee assessed every
   below $500 due to                       6 months, until
   redemptions (Class A,                   balance reaches $500
   B & T shares) ($1,000                   for Class A, B & T
   for Class C & M                         and $1,000 for Class
   shares)                                 C & M shares

   If your balance is                      Your account will be
   below $250, due to                      charged a fee and be
   redemptions                             liquidated; any
                                           applicable CDSC will
                                           be deducted, and a
                                           check will be mailed
                                           to the address of
                                           record
--------------------------------------------------------------------------------

TELEPHONE TRANSACTIONS

The Fund, InterSecurities, Inc. (ISI) and Idex Investor Services, Inc. (IIS) are not liable for complying with telephone instructions which are deemed by them to be genuine. The Fund, ISI and IIS will employ reasonable procedures to make sure telephone instructions are genuine. In situations where the Fund, ISI or IIS reasonably believe they were acting on genuine telephone instructions, you bear the risk of loss. These procedures may include requiring personal identification, providing written confirmation of transactions, and tape recording conversations. The Fund has the right to modify the telephone redemption privilege at any time.

Telephone redemption with payment by check is not allowed within 10 days of a change of registration/ address. Call IDEX Customer Service (1-888-233-IDEX (4339)) or see the SAI for details. You may redeem up to $50,000 worth of shares by phone and get your money by direct deposit to a pre-authorized bank account. No fee is charged.


PROFESSIONAL FEES

Your financial professional may charge a fee for his or her services. This fee will be in addition to any fees charged by IDEX. Your financial professional will answer any questions that you may have regarding such fees.

SHAREHOLDER INFORMATION

WIRE TRANSACTIONS

In most cases, the Fund can send your redemption money via a federal funds bank wire. The Fund charges a $10 fee for this service, in addition to any fee your bank may charge. For more details, call IDEX Customer Service (1-888-233-IDEX
(4339)) or see the SAI.

REINVESTMENT PRIVILEGE

Within a 90 day period after you sell your shares, you have the right to "reinvest" your money in any fund of the same class. You will not incur a new sales charge if you use this privilege within the allotted time frame. Any CDSC you paid on your shares will be credited to your account. You may reinvest the proceeds of a Class B share sale (less the CDSC) in Class A shares without paying the up-front sales charge. Send your written request to the Fund along with your check for your reinvestment privileges.

STATEMENTS AND REPORTS

The Fund will send you a confirmation statement after every transaction that affects your account balance or registration. Please review the confirmation statement carefully and promptly notify IDEX in writing of any error or you will be deemed to have ratified the transaction as reported to you. If you are enrolled in the Automatic Investment Plan and invest on a monthly basis, you will receive a quarterly confirmation. Information about the tax status of income dividends and capital gains distributions will be mailed to shareholders early each year.

Financial reports for the funds, which include a list of the holdings, will be mailed twice a year to all shareholders.

A Historical Statement may be ordered for transactions of prior years.

SHARE CERTIFICATES

The majority of shareholders prefer their shares to be recorded on the Fund's books and no certificates issued.

If you would like certificates representing your shares, call or write IDEX Customer Service (1-888-233-IDEX (4339)) to request them. You may return share certificates to the Fund for re-deposit at any time. If your share certificates are lost or stolen, notify IDEX Customer Service immediately. There may be a charge for canceling and replacing lost or stolen share certificates. Remember, if you ask for a certificate for your shares, you will not be able to redeem or exchange your shares by telephone. You will have to send your share certificates to the Fund in order to redeem or exchange your shares. Share certificates can be issued with the following limitations:

[ ] no certificates issued for fractional shares
[ ] no certificates issued for less than 30 shares
[ ] no certificates issued for retirement plan accounts with State Street --
    Kansas City as custodian
[ ] certificates are issued to the owner of the account on file only

PERSONAL SECURITIES TRADING

The Fund permits "Access Persons" as defined by Rule 17j-1 under the 1940 Act to engage in personal securities transactions, subject to the terms of the Code of Ethics and Insider Trading Policy that has been adopted by the Board of Trustees of the Fund. Access Persons must use the guidelines established by this Policy for all personal securities transactions and are subject to certain prohibitions on personal trading. The Fund's sub-advisers, pursuant to Rule 17j-1 and other applicable laws, and pursuant to the terms of the Policy, must adopt and enforce their own Code of Ethics and Insider Trading Policies appropriate to their particular business needs. Each sub-adviser must report to the Board of Trustees on a quarterly basis with respect to the administration and enforcement of such Policy, including any violations thereof which may potentially affect the Fund.

/question mark/ DISTRIBUTIONS AND TAXES

Each of our funds intends to elect and qualify as a regulated investment company under the Internal Revenue Code. As a regulated investment company, a fund will not be subject to federal income tax on ordinary income and capital gains, if any, that it distributes to its shareholders.

TAXES ON DISTRIBUTIONS FROM THE FUNDS

The following summary does not apply to:

[ ] qualified retirement accounts
[ ] tax-exempt investors; or
[ ] exempt-interest distributions from IDEX AEGON Tax Exempt

Fund distributions are taxable to you as ordinary income to the extent they are attributable to a fund's net investment income, certain net realized foreign exchange gains, and net short-term capital gains. They are taxable to you as long-term capital gain (at the federal rate of 20%) to the extent they are attributable to the fund's excess of net long-term capital gains over net short-term capital losses. The tax status of any distribution is the same regardless of how long you have been a shareholder of the fund and whether you elect to reinvest distributions or receive cash. Certain distributions paid by a fund in January may be taxable to shareholders as if they were received on the prior December 31. The tax status of dividends and distributions for each calendar year will be detailed in your annual tax statement or tax forms from the Fund.

DISTRIBUTIONS FROM IDEX AEGON TAX EXEMPT

IDEX AEGON Tax Exempt expects to distribute primarily exempt-interest dividends. These dividends will be exempt income for federal income tax purposes, whether reinvested or received in cash. However, dividends from the fund may not be entirely tax-exempt and any distributions by the fund of net long-term capital gains will generally be taxable to you as long-term capital gains. Distributions from the fund may be subject to state and local taxes.

Your annual statement will provide you with information about the exempt-interest dividends you have received. You must disclose this information on your federal tax return. The statement will also report the amount that relates to private activity bonds which could be subject to the alternative minimum tax (AMT). If you are subject to the AMT, please consult your tax advisor regarding the implications of holding shares in IDEX AEGON Tax Exempt. If you receive Social Security or railroad retirement benefits, please consult your tax advisor and be aware that exempt-interest dividends will be considered for the purpose of determining to what extent your benefits will be taxed. Interest on indebtedness incurred by you to purchase or carry shares of IDEX AEGON Tax Exempt generally will not be deductible for federal income tax purposes.

TAXES ON THE SALE OF SHARES

Any sale or exchange or redemption of fund shares may generate tax liability (unless you are a tax-exempt investor or your investment is in a qualified retirement or other tax- advantaged account). You will generally recognize taxable gain or loss on a sale, exchange or redemption of your shares based upon the difference between your cost (basis) in the shares and the amount you receive for them. Any loss recognized on shares held for six months or less will be treated as long-term capital loss to the extent of any capital gains dividends that were received with respect to the shares.

If you receive an exempt-interest dividend on shares that are held by you for six months or less, any loss on the sale or exchange of the shares will be disallowed to the extent of such dividend amount.

WITHHOLDING TAXES

The Fund will be required to withhold 31% of any reportable income payments made to a shareholder (which may include dividends, capital gains distributions, and share redemption proceeds) if the shareholder has not provided an accurate taxpayer identification number to the Fund in the manner required by IRS regulations.

UNCASHED CHECKS ISSUED ON YOUR ACCOUNT

We issue checks periodically on accounts for disbursements such as redemptions and cash dividends (accounts with this divided distribution option). If any check we issue related to your account is returned by the Post Office as undeliverable, or remains outstanding (uncashed) for six months, we reserve the right to reinvest these sums back into the account at NAV with which the check is associated. For dividend checks, we will change your account distribution option from CASH to REINVEST. Interest does not accrue on amounts represented by uncashed checks.

MINIMUM REDEMPTION AND DIVIDEND CHECK AMOUNTS

To control costs asociated with issuing, paying and tracind uncashed small check amounts, we reserve the right to not issue checks under a small amount. We reserve the right to not issue a redemption check less than $10, unless it is for the total account balance. For accounts with the CASH BY CHECK dividend distribution option, if the payment total is for less than $10, the distribution will be reinvested into the account and nocheck will be issued, though the account option for future distributions remains unchanged.

NON-RESIDENT ALIEN WITHHOLDING

If you are a non-U.S. investor, your financial professional should determine whether Fund shares may be sold in your jurisdiction. Shareholders that are not U.S. persons under the Internal Revenue Code are subject to different tax rules. Dividends and capital gains distributions may be subject to non-resident alien withholding.

OTHER TAX INFORMATION

This tax discussion is for general information only. In addition to federal income taxes, you may be subject to state, local or foreign taxes on payments received from the Fund. More information is provided in the SAI. You should also consult your own tax advisor for information regarding all tax consequences applicable to your investments in the Fund.

SHAREHOLDER INFORMATION

-------------------------------------------------------------------------------------------------------------------
         HOW TO BUY SHARES                            TO OPEN A NEW ACCOUNT (FIRST-TIME IDEX INVESTORS)
-------------------------------------------------------------------------------------------------------------------
 BY MAIL                          Send your completed application and check payable to:
[GRAPHIC OMITTED]                 Idex Investor Services, Inc., P.O. Box 9015, Clearwater, Florida 33758-9015;
                                  For Overnight Delivery: 570 Carillon Parkway, St. Petersburg, Florida 33716

-------------------------------------------------------------------------------------------------------------------
 THROUGH AN AUTHORIZED DEALER     The dealer is responsible for opening your account and providing IDEX with your
[GRAPHIC OMITTED]                 Taxpayer ID Number. The minimum order from an authorized dealer is $1,000.


-------------------------------------------------------------------------------------------------------------------
 BY AUTOMATIC INVESTMENT PLAN     Send your completed application, along with a check for your initial investment (if
[GRAPHIC OMITTED]                 any), payable to Idex Investor Services, Inc., P.O. Box 9015, Clearwater, Florida
                                  33758-9015.

                                                               TO ADD TO YOUR EXISTING ACCOUNT
-------------------------------------------------------------------------------------------------------------------
 BY CHECK                         Make your check payable to Idex Investor Services Inc. and mail it to:
[GRAPHIC OMITTED]                 P.O. Box 9015, Clearwater, FL 33758-9015; or, for overnight delivery: 570 Carillon
                                  Parkway, St. Petersburg, FL 33716. Third party checks, or checks endorsed to IDEX, will not be accepted. All checks must be made payable to Idex Investor Services, Inc.
-------------------------------------------------------------------------------------------------------------------
 BY AUTOMATIC INVESTMENT PLAN     With an Automatic Investment Plan (AIP), a level dollar amount is invested monthly
[GRAPHIC OMITTED]                 and payment is deducted electronically from your bank account. Call or write IDEX
                                  Customer Service to establish an AIP.

-------------------------------------------------------------------------------------------------------------------
 BY TELEPHONE                     The electronic funds transfer privilege must be established in advance, when you open
[GRAPHIC OMITTED]                 your account, or by adding this feature to your existing account. Select "Electronic
                                  Bank Link" on the Application or write to the Fund. Funds can then be transferred electronically from your bank to the Fund. Call IDEX Customer Service to invest by phone, either through our automated IDEX InTouch(SM) system (1-888-233-IDEX
                                  (4339)), or by speaking directly with your representative. Shares will be purchased via electronic funds when the money is received by IDEX, usually 2-4 business days after the request.
-------------------------------------------------------------------------------------------------------------------
 THROUGH AUTHORIZED DEALERS       If your dealer has already established your account for you, no additional
[GRAPHIC OMITTED]                 documentation is needed. Call your dealer to place your order. The dealer's bank may charge you for a wire transfer. (The Fund currently does not charge for this service.)
                                  The Fund must receive your payment within three business days after your order is accepted.
-------------------------------------------------------------------------------------------------------------------
 BY THE INTERNET                  You may request a transfer of funds from your bank account to the Fund. Visit our
[GRAPHIC OMITTED]                 website at www.idexfunds.com. Payment will be transferred from your bank account electronically. Shares will be purchased via electronic funds when the money is received by IDEX, usually 2-4 business days after the request.

-------------------------------------------------------------------------------------------------------------------
 BY PAYROLL DEDUCTION             You may have money transferred regularly from your payroll to your IDEX account.
[GRAPHIC OMITTED]                 Please instruct your employer's payroll department to do so. Call IDEX Customer
                                  Service (1-888-233-IDEX (4339)) to establish this deduction.

-------------------------------------------------------------------------------------------------------------------
 BY WIRE TRANSFER                 Request that your bank wire funds to the Fund. You must have an existing account to
[GRAPHIC OMITTED]                 make a payment by wire transfer. Ask your bank to send your payment to:
                                    NationsBank, NA, Tampa, FL, ABA# 063100277,
                                    Credit: Idex Investor Services Acct #: 3601194554,
                                    Ref: Shareholder name, IDEX fund and account numbers.
-------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
          TO RECEIVE PAYMENT BY                                     HOW TO REQUEST YOUR REDEMPTION
----------------------------------------------------------------------------------------------------------------------------
 DIRECT DEPOSIT - ACH                  Call IDEX Customer Service (1-888-233-IDEX (4339)) to verify that this feature is in
  (ONLY FOR ACCOUNTS THAT ARE NOT      place on your account. Maximum amount per day is the lesser of your balance or
  QUALIFIED RETIREMENT PLANS)          $50,000. Request an "ACH redemption" in writing, by phone (automated IDEX
[GRAPHIC OMITTED]                      InTouch(SM) system (1-888-233-IDEX (4339)) or person-to-person), or by internet access to your account. Payment should usually be received by your bank account 3-5 banking days after your request. The Fund does not charge for this payment option.
                                       Certain IRAs and Qualified Plans may not be eligible for ACH redemptions.
----------------------------------------------------------------------------------------------------------------------------
 DIRECT DEPOSIT                        Call IDEX Customer Service (1-888-233-IDEX (4339)) to be sure this feature is in
  (ELECTRONIC FUNDS TRANSFER-FEDERAL   place on your account. Maximum amount per day is the lesser of your available
  FUNDS BANK WIRE)                     balance or $50,000 (with a minimum of $1,000). Request an "Expedited Wire
[GRAPHIC OMITTED]                      Redemption" in writing, or by phone (person-to-person request). Payment should be received by your bank account the next banking day after your request. The Fund charges $10 for this service. Your bank may charge a fee as well.
----------------------------------------------------------------------------------------------------------------------------
 CHECK TO THE ADDRESS OF RECORD        WRITTEN REQUEST:
[GRAPHIC OMITTED]                      Send a letter requesting a withdrawal to the Fund and include any share certificates you may have. Specify the fund, account number, and dollar amount or number of shares you wish to redeem. Mail to: Idex Investor Services, P.O. Box 9015, Clearwater,
                                       FL 33758-9015. Attention: Redemptions. Be sure to include all account owners'
                                       signatures and any additional documents, as well as a signature guarantee(s) if required
                                       (see "How To Sell Shares").

                                       TELEPHONE OR INTERNET REQUEST:
                                       If your request is not required to be in writing (see "How To Sell Shares"), you may call IDEX Customer Service (1-888-233-IDEX (4339)) and make your request using the automated IDEX InTouch(SM) system (1-888-233-IDEX (4339)), by person-to-person, or by accessing your account on the internet. Maximum amount per day is the lesser of your available balance or $50,000.

                                       If an address change was made in the last 10 days, the check will not be mailed until after the 10 day period following the address change. To avoid this, IDEX requires a redemption request in writing signed and signature guaranteed by all shareholders.
----------------------------------------------------------------------------------------------------------------------------
 CHECK TO ANOTHER PARTY/ADDRESS        This request must be in writing, regardless of amount, with all account owners'
[GRAPHIC OMITTED]                      signatures guaranteed. Mail to: Idex Investor Services, P.O. Box 9015, Clearwater, FL
                                       33758-9015. Attention: Redemptions.
----------------------------------------------------------------------------------------------------------------------------
 PERIODIC AUTOMATIC PAYMENT            You can establish a Systematic Withdrawal Plan (SWP) either at the time you open
  (BY DIRECT DEPOSIT-ACH OR CHECK)     your account or at a later date. Call IDEX Customer Service (1-888-233-IDEX (4339))
                                       for assistance. You must have a minimum balance of $10,000 in your account.
----------------------------------------------------------------------------------------------------------------------------
 BY EXCHANGE                           You may request an exchange in writing, by phone (automated IDEX InTouch(SM)
[GRAPHIC OMITTED]                      system (1-888-233-IDEX (4339)) or person-to-person), or by accessing your account through the internet.

----------------------------------------------------------------------------------------------------------------------------
 THROUGH AN AUTHORIZED DEALER          You may redeem your shares through an authorized dealer. (They may impose a service
[GRAPHIC OMITTED]                      charge.) Contact your Registered Representative or call IDEX Customer Service
                                       (1-888-233-IDEX (4339)) for assistance.
----------------------------------------------------------------------------------------------------------------------------
NOTE: Purchases must be held at IDEX up to 15 calendar days (or until the funds have cleared) before they are eligible for redemption. Certain exceptions may apply.
----------------------------------------------------------------------------------------------------------------------------

PERFORMANCE INFORMATION


PERFORMANCE

IDEX may include quotations of a fund's total return or yield in advertisements, sales literature or reports to shareholders or to prospective investors. Total return and yield quotations for a fund reflect only the performance of a hypothetical investment in the fund during the particular time period shown as calculated based on the historical performance of the fund during that period. Such quotations do not in any way indicate or project future performance.

YIELD

Yield quotations for a fund refer to the income generated by a hypothetical investment in the fund over a specified thirty-day period expressed as a percentage rate of return for that period. The yield is calculated by dividing the net investment income per share for the period by the price per share on the last day of that period.

TOTAL RETURN

Total return refers to the average annual percentage change in value of an investment in a fund held for a stated period of time as of a stated ending date. When a fund has been in operation for the stated period, the total return for such period will be provided if performance information is quoted. Total return quotations are expressed as average annual compound rates of return for each of the periods quoted. They also reflect the deduction of a proportionate share of a fund's investment advisory fees and direct fund expenses, and assume that all dividends and capital gains distributions during the period are reinvested in the fund when made.


SIMILAR SUB-ADVISER PERFORMANCE

A fund may disclose to shareholders or to prospective investors the total returns of an existing SEC-registered fund that is managed by the fund's sub-adviser and that has investment objectives, policies, and strategies substantially similar to those of such fund (a "similar Sub-Adviser Fund"). THESE ARE NOT RETURNS OF THE IDEX funds.

ALTHOUGH THE SIMILAR SUB-ADVISER FUNDS HAVE SUBSTANTIALLY SIMILAR INVESTMENT OBJECTIVES, POLICIES, AND STRATEGIES AS THE DESIGNATED FUND YOU SHOULD NOT ASSUME THAT THE dESIGNATED IDEX FUND WILL HAVE IDEX FUTURE PERFORMANCE COMPARIBLE THE FUNDS WHOSE TOTAL RETURNS ARE SHOWN. An IDEX Fund's future performance will likely be different, and may be lower than, be greater or lesser than the historical perforance of the corresponding Similar Sub-Adviser Fund. There can be no assurance, AND NO REPRESENTATION IS MADE, THAT THE INVESTMENT RESULTS OF ANY FUND WILL BE COMPARABLE TO ANY OF THE RESULTS OF THE SIMILAR-SUB ADVISER FUNDS OR ANY OTHER FUND MANAGED BY IMI OR ANY OF THE SUBADVISERS.

The table below sets forth certain funds of IDEX and, for each fund's corresponding Similar Sub-Adviser Fund, the Similar Sub-Adviser Fund's inception date, asset size, and the average total returns for one, five and ten year period (or life of the Similar Sub-Adviser Fund, if shorter) ending December
31, 1999.

THE FIGURES INCLUDED SHOW THE ACTUAL INVESTMENT PERFORMANCE OF THE SIMILAR SUB-ADVISER FUND. THOSE RETURNS HAVE ALSO BEEN RECALCUALTED TO SHOW YOU A HYPOTHETICAL RETURN FOR THE SIMILAR SUB-ADVISER FUND AS IF THE FUND WAS SUBJECT TO THE IDEX EXPENSE STRUCTURE.

                                      SIMILAR SUB-ADVISER FUND                1 YEAR
                                    -----------------------------       ------------------------
                     SIMILAR SUB-      INCEPTION    TOTAL ASSETS                      IDEX
IDEX FUND            ADVISER FUND    DATE & CLASS    (12/31/99)         ACTUAL     HYPOTHETICAL*
                                                                                    (Class A)
----------------- ----------------- -------------- --------------       -------- ---------------
IDEX T. Rowe      T. Rowe Price      12/30/90       $1,027,968,177       2.09%       (3.60)%
Price Dividend    Dividend Growth
Growth

IDEX T. Rowe      T. Rowe Price(1)    6/30/97           74,805,935      29.27%        27.32%
Price Small Cap   Diversified
                  Small-Cap
                  Growth Fund

IDEX Pilgrim      PBHG Growth II
Baxter Mid Cap
Growth

IDEX Pilgrim      PBHG
Baxter            Technology &
Technology        Communications

IDEX Goldman      Goldman Sachs
Sachs Growth      Capital Growth

IDEX              Premier Equity
Transamerica
Equity

IDEX              Premier Small
Transamerica      Company
Small Company

IDEX Salomon      Salomon Capital
All Cap           Fund

IDEX GE           GE International    3/2/94           $25,878,453      30.99%        30.42%
International     Equity                Y
Equity

IDEX GE U.S.      GE U.S. Equity     11/29/83         $370,326,429      19.62%        18.47%
Equity                                  Y

IDEX NWQ          NWQ Value
Value Equity      Equity

                                              10 YEAR OR SINCE
                           5 YEAR                 INCEPTION
                  ------------------------ -----------------------
                                 IDEX                    IDEX
IDEX FUND          ACTUAL   HYPOTHETICAL*   ACTUAL   HYPOTHETICAL*
                              (Class A)                (Class A)
----------------- -------- --------------- -------- --------------
IDEX T. Rowe
Price Dividend      20.32%     18.49%        17.75%     15.96%
Growth

IDEX T. Rowe         --          --          16.36%     14.59%
Price Small Cap

IDEX Pilgrim
Baxter Mid Cap
Growth

IDEX Pilgrim
Baxter
Technology

IDEX Goldman
Sachs Growth

IDEX
Transamerica
Equity

IDEX
Transamerica
Small Company

IDEX Salomon
All Cap

IDEX GE           15.66%   15.09%          12.62%      12.06%
International
Equity

IDEX GE U.S.      26.68%   25.40%          21.36%      20.11%
Equity

IDEX NWQ
Value Equity

--------------

* The hypothetical returns are included to show you what your return would have been for the Similar Sub-Adviser Fund if the IDEX fee structure, including investment management and 12b-1 fees was applied to the Similar Sub-Adviser Fund.

(1) The IDEX Funds are separate and distinct from the T. Rowe Price mutual funds. They will have different holdings and their performance will vary.

     The Actual returns were calculated gross of all fees and expenses. The IDEX Hypothetical return figures were calculated by taking the Actual return number, and then deducting IDEX net operating expenses of 1.55%. Actual and IDEX Hypothetical return figures include changes in principal value, reinvested dividends, and capital gain distributions. Investment return and principal value will vary, and shares may be worth more or less at redemption than at original purchase. The Actual and IDEX Hypothetical returns are annualized, and returns for the T. Rowe Price Diversified Small-Cap Growth Fund reflect past and present expense limitations, which increased the fund's total return.

     Past performance cannot guarantee future results.

(2)Returns are for Claa Y shares of GE International Equity Fund which does not have a sales load. The fund also has Classes A, B and C, each of which have sales loads and fees that are different from Class Y shares. Calculating total return using those classes would result in lower total returns.

DISTRIBUTION ARRANGEMENTS

CHOOSING A SHARE CLASS

The Fund offers four share classes, each with its own sales charge and expense structure. (An additional class, Class T, is offered through IDEX JCC Growth, but Class T shares are not available to new investors.) Also, effective March 1, 1999, shares that were designated as Class C shares became Class M shares. They have an initial sales charge of 1.00% and a contingent deferred sales charge (CDSC) of 1.00% if you sell within 18 months of purchase. The sales charge and CDSC only apply to shares purchased after February 28, 1999.

The Fund began offering a new Class C share on November 1, 1999. This new Class C share has no initial or deferred sales charges. All shares that were designated as Class C shares prior to March 1, 1999, which then converted to Class M shares on that date, will continue as Class M shares.

The amount of your investment and the amount of time that you plan to hold your shares will determine which class of shares you should choose. You should make this decision carefully because all of your future investments in your account will be in the same share class that you designate when you open your account. Your financial professional can help you choose the share class that makes the best sense for you.

If you are investing a large amount and plan to hold your shares for a long period, Class A or Class M shares may make the most sense for you. If you are investing a lesser amount, you may want to consider Class B shares (if you plan to invest for a period of at least 6 years) or Class C shares (if you plan to invest for a period of less than 6 years).

The Fund may, at any time and in its sole discretion, add, delete, or change the sales charges for any share class.

CLASS A SHARES -- FRONT LOAD

With Class A shares, you pay an initial sales charge only when you buy shares. (The offering price includes the sales charge.)

If you are investing $1 million or more (either as a lump sum or through any of the methods described above), you can purchase Class A shares without any sales charge. However, if you redeem any of those shares within the first 24 months after buying them, you will pay a 1.00% CDSC, unless they were purchased through a qualified retirement plan.

Also, the Fund will treat Class A share purchases in an amount of less than $1 million by defined contribution plans, other than 403(b) plans, that are sponsored by employers with 100 or more eligible employees as if such purchases were equal to an amount more than $1 million.



---------------------------------------------------------------------------------------------------------------------------------
                                                                                                            CLASS T SHARES
        CLASS A SHARES -            CLASS B SHARES -       CLASS C SHARES -        CLASS M SHARES -         (CLOSED TO NEW
           FRONT LOAD                  BACK LOAD              LEVEL LOAD              LEVEL LOAD              INVESTORS)
---------------------------------------------------------------------------------------------------------------------------------
   [ ] Initial sales            [ ] No up-front sales   [ ] No up-front sales  [ ] Initial sales        [ ] Initial sales
       charge of 5.50%              charge                  charge                 charge of 1.00%          charge of 8.50%
       (except for IDEX JCC                                                                                 or less
       Flexible Income, IDEX    [ ] Deferred sales      [ ] No deferred sales  [ ] 12b-1 distribution
       AEGON Income Plus and        charge of 5.00% or      charge                 and service          [ ] No 12b-1
       IDEX AEGON Tax-Exempt        less on shares you                             fees of 0.90% per        distribution and
       which is 4.75%) or less      sell within 6 years [ ] 12b-1 distribution     year (except for         service fees
       (see Class A Share           (see deferred sales     and service fees       the IDEX AEGON
       Quanitity Discounts Table    charge table            of 1.00%               Tax Exempt, whose    [ ] Sales charge
                                    below)                                         12b-1 distribution       percentage can be
   [ ] Discounts of sales                               [ ] No conversion to       and service fee is       reduced in the
       charge for larger        [ ] 12b-1 distribution      Class A shares;        0.60%)                   same four ways as
       investments                  and service fees        expenses do not                                 Class A Shares
                                    of 1.00%                decrease           [ ] Deferred sales           (see Class A Share
   [ ] 12b-1 distribution                                                          charge of 1.00% if       Quantity
       and service fees         [ ] Automatic                                      you sell within 18       Discounts Table)
       of 0.35%                     conversion to                                  months of purchase
                                    Class A shares
   [ ] Lower annual                 after 8 years,                               [ ] Automatic
       expenses                     reducing future                                conversion to
       than Class B, C              annual expenses                                Class A Shares
       or M shares due                                                           after 10 years,
       to lower 12b-1                                                            reducing future
       and service fees                                                          annual expenses
---------------------------------------------------------------------------------------------------------------------------------

CLASS B SHARES -- BACK LOAD

Class B shares are sold in amounts up to $250,000. With Class B shares, you pay no initial sales charge when you invest, but you are charged a CDSC when you sell shares you have held for six years or less, as described in the table below.

Class B shares automatically convert to Class A shares after 8 years, lowering annual expenses from that time on.


--------------------------------------------------------------------------------

                CONTINGENT DEFERRED SALES CHARGE - CLASS B SHARES


                                                         AS A % OF DOLLAR AMOUNT
YEAR AFTER PURCHASING                                      (SUBJECT TO CHANGE)
--------------------------------------------------------------------------------
    First                                                          5%
    Second                                                         4%
    Third                                                          3%
    Fourth                                                         2%
    Fifth and Sixth                                                1%
    Seventh and Later                                              0%

--------------------------------------------------------------------------------

CLASS C SHARES -- LEVEL LOAD

With Class C shares, you pay no initial sales charge or CDSC. There are 12b-1 distribution and service fees of up to 1.00% per year.

CLASS M SHARES -- LEVEL LOAD

Class M shares are sold in amounts up to $1 million. With Class M shares, you pay an initial sales charge of 1.00% based on offering price. (The offering price includes the sales charge.) There are 12b-1 distribution and service fees of 0.90% per year. If you redeem within 18 months from the date of purchase, you may incur a CDSC of 1.00%.

Class M shares purchased on or after November 1, 1999 automatically convert to Class A shares after 10 years, lowering annual expenses from that time on.

CLASS T SHARES (IDEX JCC GROWTH ONLY)

(Closed to new investors)

When you buy Class T shares of IDEX JCC Growth, you pay an up-front sales charge. You can reduce the sales charge percentage in the same four ways that are described under Class A shares. Class T shares are not subject to annual 12b-1 distribution and service fees.

You pay no sales charge when you redeem Class T shares. As with Class A shares, if you pay no up-front sales charge because you are purchasing $1 million or more of Class T shares, you will pay a deferred sales charge of 1.00% if you redeem any of those shares within the first 24 months after buying them, unless they were purchased through a qualified retirement plan. The charge is assessed on an amount equal to the lesser of the then current market value or the original cost of the shares being redeemed. No sales charge is imposed on net asset value above the initial purchase.

Waivers of the sales charges are granted under certain conditions. Persons eligible to buy Class T shares at NAV may not impose a sales charge when they re-sell those shares.

CONTINGENT DEFERRED SALES CHARGE

Your shares may be subject to a CDSC. Dividends and capital gains are not subject to the sales charge. There is no charge on any increase in the value of your shares. To ensure that you pay the lowest CDSC possible, the Fund will always use the shares with the lowest CDSC to fill your redemption requests. If your shares are worth less than when you bought them, the charge will be assessed on their current, lower value. In some cases, the sales charge may be waived.

CLASS A SALES CHARGE REDUCTIONS

You can lower the sales charge percentage in four ways:

[ ] Substantial investments receive lower sales charge rates. Please see the SAI for details on these reductions.
[ ] The "right of accumulation" allows you to include your existing Class A
    Shares (or Class T shares of IDEX JCC Growth) as part of your current investments for sales charge purposes.
[ ] A "letter of intent" allows you to count all Class A share investments in an IDEX fund over the next 13 months, as if you were making them all at once, to qualify for reduced sales charges.
[ ] By investing as part of a qualified group.

DISTRIBUTION ARRANGEMENTS

--------------------------------------------------------------------------------

                        Class A Share Quantity Discounts

            (all funds except IDEX JCC Flexible Income, IDEX AEGON
                      Income Plus & IDEX AEGON Tax Exempt)


                                              SALES CHARGE     SALES CHARGE
                                                 AS % OF         AS % OF
                                                OFFERING          AMOUNT
    AMOUNT OF PURCHASE                            PRICE          INVESTED
--------------------------------------------------------------------------------
    Under $50,000                                 5.50%            5.82%
    $50,000 to under $100,000                     4.75%            4.99%
    $100,000 to under $250,000                    3.50%            3.63%
    $250,000 to under $500,000                    2.75%            2.83%
    $500,000 to under $1,000,000                  2.00%            2.04%
    $1,000,000 and over                           0.00%            0.00%

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        Class A Share Quantity Discounts
               (IDEX JCC Flexible Income, IDEX AEGON Income Plus
                           & IDEX AEGON Tax Exempt)


                                              SALES CHARGE     SALES CHARGE
                                                 AS % OF         AS % OF
                                                OFFERING          AMOUNT
    AMOUNT OF PURCHASE                            PRICE          INVESTED
--------------------------------------------------------------------------------
    Under $50,000                                  4.75%           4.99%
    $50,000 to under $100,000                      4.00%           4.17%
    $100,000 to under $250,000                     3.50%           3.63%
    $250,000 to under $500,000                     2.25%           2.30%
    $500,000 to under $1,000,000                   1.25%           1.27%
    $1,000,000 and over                            0.00%           0.00%

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        Class T Share Quantity Discounts
                               (IDEX JCC Growth)

                                              SALES CHARGE     SALES CHARGE
                                                 AS % OF         AS % OF
                                                OFFERING          AMOUNT
    AMOUNT OF PURCHASE                           PRICE          INVESTED
--------------------------------------------------------------------------------
    Under $10,000                                8.50%            9.29%
    $10,000 to under $25,000                     7.75%            8.40%
    $25,000 to under $50,000                     6.25%            6.67%
    $50,000 to under $75,000                     5.75%            6.10%
    $75,000 to under $100,000                    5.00%            5.26%
    $100,000 to under $250,000                   4.25%            4.44%
    $250,000 to under $500,000                   3.00%            3.09%
    $500,000 to under $1,000,000                 1.25%            1.27%
    $1,000,000 and over                          0.00%            0.00%

--------------------------------------------------------------------------------

WAIVERS OF SALES CHARGES

--------------------------------------------------------------------------------

  WAIVER OF CLASS A AND T SALES CHARGES

  Class A and Class T shares may be purchased without a sales charge by:

  o Current or former trustees, directors, officers, full-time employees or sales representatives of the Fund, IMI, ISI, any of the sub-advisers or any of their affiliates.

  o directors, officers, full-time employees and sales representatives of dealers having a sales agreement with ISI.

  o any trust, pension, profit-sharing or other benefit plan for any of the foregoing persons.

  o "wrap" accounts for the benefit of clients of certain broker-dealers, financial institutions or financial planners, who have entered into arrangements with the Fund or ISI.

  Persons eligible to buy Class A and Class T shares at NAV may not impose a sales charge when they re-sell those shares.

  ---------------------------------------------------------------------------
  WAIVER OF CLASS A, CLASS B, CLASS M, AND CLASS T REDEMPTION CHARGES
  ---------------------------------------------------------------------------

  You will not be assessed a sales charge for shares if you sell in the following situations:

  o Following the death of the shareholder.

  o Following the total disability of the shareholder (as determined by the Social Security Administration - applies only to shares held at the time the disability is determined).

  o On redemptions made under the Fund's systematic withdrawal plan (may not exceed 12% of the account value on the day the systematic withdrawal plan was established). NOTE: The amount redeemed under this waiver does not need to be under a systematic withdrawal plan. If it is not under a systematic withdrawal plan, it is limited to one redemption per calendar year up to 12% of your account balance at the time of redemption.

  o If you redeem your shares and reinvest the proceeds in the same class of any fund within 90 days of redeeming, the sales charge on the first redemption is waived.

--------------------------------------------------------------------------------

/question mark/ UNDERWRITING
/dollar sign/   AGREEMENT

The Fund has an Underwriting Agreement with ISI, a registered broker/dealer. Under this agreement, ISI underwrites and distributes all classes of fund shares and bears the expenses of offering these shares to the public. The funds pay ISI fees for its services. Of the distribution and service fees it receives for Class A and B shares, ISI reallows, or pays, to brokers or dealers who sold them, 0.25% of the average daily net assets of those shares. In the case of Class C or M shares, ISI reallows its entire fee to those sellers.

/dollar sign/ DISTRIBUTION PLANS

The Fund has adopted a 12b-1 Plan for each class of shares in each fund in the series.

DISTRIBUTION OF CLASS A SHARES. ISI receives the sales fees or loads imposed on these shares (up to 5.50% of the offering price, which includes the sales load) and reallows a portion of those fees to the sellers of the shares. ISI also receives fees under a Rule 12b-1 Plan of Distribution. Under its Plan for Class A shares, the funds may pay ISI a distribution fee of up to 0.35% annually which includes a service fee of 0.25%. Fees are based on the average daily net assets of Class A shares. However, if the service fees rise, the distribution fee is lowered so that the total fees payable don't exceed 0.35% annually.

DISTRIBUTION OF CLASS B SHARES. For these shares, the funds may pay ISI an annual distribution fee of up to 1.00% which includes an annual service fee of 0.25%.

DISTRIBUTION OF CLASS C SHARES. For these shares, the funds may pay ISI an annual distribution fee of up to 1.00% which includes an annual service fee of 0.25%.

DISTRIBUTION OF CLASS M SHARES. The fees paid to ISI for these shares may go as high as the Class B and C shares fees, but the total annual fee may not exceed 0.90% of the average daily net assets of the funds.

CLASS T SHARES (IDEX JCC GROWTH ONLY). This class of shares does not have a 12b-1 Plan of Distribution, and is closed to new shareholders.

THE EFFECT OF RULE 12B-1. Because the funds have 12b-1 Plans, even though Class B and C shares do not carry an up-front sales load, the higher distribution and service fees payable by those shares may, over time, be higher than the total fees paid by owners of Class A and M shares. For a complete description of the funds' 12b-1 Plans, see the SAI.

FINANCIAL HIGHLIGHTS


THE FINANCIAL HIGHLIGHTS TABLE IS INTENDED TO HELP YOU TO UNDERSTAND EACH
FUND'S PERFORMANCE FOR AS LONG AS IT HAS BEEN OPERATING, OR FOR FIVE YEARS, WHICHEVER IS SHORTER. CERTAIN INFORMATION REFLECTS FINANCIAL RESULTS FOR A SINGLE FUND SHARE. THE TOTAL RETURNS IN THE TABLE REPRESENT THE RATE AN
INVESTOR WOULD HAVE EARNED (OR LOST) ON AN INVESTMENT IN THE FUND FOR THE
PERIOD SHOWN, ASSUMING REINVESTMENT OF ALL DIVIDENDS AND DISTRIBUTIONS. THIS INFORMATION THROUGH OCTOBER 31, 1999 HAS BEEN AUDITED BY PRICEWATERHOUSECOOPERS LLP, WHOSE REPORT, ALONG WITH THE FUND'S FINANCIAL STATEMENTS, IS INCLUDED IN THE 1999 ANNUAL REPORT, WHICH IS AVAILABLE TO YOU UPON REQUEST. INFORMATION IS NOT INCLUDED FOR THE IDEX GE U.S. EQUITY, IDEX PILGRIM BAXTER TECHNOLOGY, IDEX TRANSAMERICA SMALL COMPANY AND IDEX TRANSAMERICA EQUITY IDEX GREAT COMPANIES -- AMERICA(SM) AND IDEX GREAT COMPANIES -- TECHNOLOGY(SM) AS THEY HAD NOT COMMENCED OPERATIONS AS OF 10/31/99. (PRIOR TO MARCH 1, 2000, IDEX GE INTERNATIONAL
EQUITY WAS NAMED IDEX GE SCOTTISH EQUITABLE INTERNATIONAL EQUITY AND PRIOR TO JUNE 15, 2000, IDEX FEDERATED TAX EXEMPT WAS NAMED IDEX AEGON TAX EXEMPT).



                                                                 INVESTMENT OPERATIONS                     DISTRIBUTIONS
                                                        ---------------------------------------- -----------------------------------
                                              NET ASSET      NET                                              FROM NET
                               YEAR OR          VALUE    INVESTMENT    NET REALIZED               FROM NET    REALIZED
                               PERIOD         BEGINNING    INCOME      & UNREALIZED      TOTAL   INVESTMENT   CAPITAL
                                ENDED         OF PERIOD  (LOSS)(10)     GAIN (LOSS)   OPERATIONS   INCOME      GAINS   DISTRIBUTIONS
------------------------------------------------------------------------------------------------------------------------------------
IDEX T. ROWE PRICE   Class A  10/31/99 (1)     $10.00     $   0.02      $   0.99      $   1.01   $     --    $     --     $     --
SMALL CAP           ----------------------------------------------------------------------------------------------------------------
                     Class B  10/31/99 (1)      10.00        (0.02)         0.99          0.97         --          --           --
                    ----------------------------------------------------------------------------------------------------------------
                     CLASS M  10/31/99 (1)      10.00        (0.01)         0.99          0.98         --          --           --
------------------------------------------------------------------------------------------------------------------------------------
IDEX JCC CAPITAL     Class A  10/31/99          16.97         0.05         15.88         15.93         --       (1.81)       (1.81)
APPRECIATION                  10/31/98          15.90         0.01          1.51          1.52         --       (0.45)       (0.45)
                              10/31/97          15.49         0.04          0.58          0.62         --       (0.21)       (0.21)
                              10/31/96 (3)      15.75        (0.02)        (0.24)        (0.26)        --          --           --
                              09/30/96 (4)      13.54        (0.02)         3.12          3.10      (0.07)      (0.82)       (0.89)
                              09/30/95 (5)      10.00        (0.03)         3.57          3.54         --          --           --
                    ----------------------------------------------------------------------------------------------------------------
                     CLASS B  10/31/99          16.72        (0.28)        15.88         15.60         --       (1.81)       (1.81)
                              10/31/98          15.74        (0.08)         1.51          1.43         --       (0.45)       (0.45)
                              10/31/97          15.42        (0.05)         0.58          0.53         --       (0.21)       (0.21)
                              10/31/96 (3)      15.69        (0.03)        (0.24)        (0.27)        --          --           --
                              09/30/96          13.49        (0.10)         3.12          3.02         --       (0.82)       (0.82)
                    ----------------------------------------------------------------------------------------------------------------
                     CLASS M  10/31/99 (2)      16.76        (0.23)        15.88         15.65         --       (1.81)       (1.81)
                              10/31/98          15.77        (0.07)         1.51          1.44         --       (0.45)       (0.45)
                              10/31/97          15.43        (0.03)         0.58          0.55         --       (0.21)       (0.21)
                              10/31/96 (3)      15.70        (0.03)        (0.24)        (0.27)        --          --           --
                              09/30/96 (4)      13.49        (0.08)         3.12          3.04      (0.01)      (0.82)       (0.83)
                              09/30/95 (5)      10.00        (0.08)         3.57          3.49         --          --           --
------------------------------------------------------------------------------------------------------------------------------------
IDEX PILGRIM
BAXTER               CLASS A  10/31/99 (1)      10.00         0.02          4.78          4.80         --          --           --
MID CAP GROWTH      ----------------------------------------------------------------------------------------------------------------
                     CLASS B  10/31/99 (1)      10.00        (0.02)         4.78          4.76         --          --           --
                    ----------------------------------------------------------------------------------------------------------------
                     CLASS M  10/31/99 (1)      10.00        (0.01)         4.78          4.77         --          --           --
------------------------------------------------------------------------------------------------------------------------------------
IDEX ALGER           CLASS A  10/31/99          22.24         0.17         11.82         11.99         --       (1.18)       (1.18)
AGGRESSIVE GROWTH             10/31/98          18.77         0.03          4.02          4.05         --       (0.58)       (0.58)
                              10/31/97          15.70         0.05          3.69          3.74         --       (0.67)       (0.67)
                              10/31/96 (3)      15.75        (0.01)        (0.04)        (0.05)        --          --           --
                              09/30/96 (4)      17.68        (0.15)        (0.76)        (0.91)        --       (1.02)       (1.02)
                              09/30/95 (5)      10.00        (0.14)         7.82          7.68         --          --           --
                    ----------------------------------------------------------------------------------------------------------------
                     CLASS B  10/31/99          21.93        (0.13)        11.82         11.69         --       (1.18)       (1.18)
                              10/31/98          18.58        (0.09)         4.02          3.93         --       (0.58)       (0.58)
                              10/31/97          15.58        (0.02)         3.69          3.67         --       (0.67)       (0.67)
                              10/31/96 (3)      15.63        (0.01)        (0.04)        (0.05)        --          --           --
                              09/30/96 (4)      17.64        (0.23)        (0.76)        (0.99)        --       (1.02)       (1.02)
                    ----------------------------------------------------------------------------------------------------------------
                     CLASS M  10/31/99 (2)      21.98        (0.09)        11.82         11.73         --       (1.18)       (1.18)
                              10/31/98          18.61        (0.07)         4.02          3.95         --       (0.58)       (0.58)
                              10/31/97          15.60        (0.01)         3.69          3.68         --       (0.67)       (0.67)
                              10/31/96 (3)      15.65        (0.01)        (0.04)        (0.05)        --          --           --
                              09/30/96 (4)      17.64        (0.21)        (0.76)        (0.97)        --       (1.02)       (1.02)
                              09/30/95 (5)      10.00        (0.18)         7.82          7.64         --          --           --
------------------------------------------------------------------------------------------------------------------------------------

                            *Please see notes to financial highlights on page 74

  FINANCIAL HIGHLIGHTS


                                                                         RATIOS/SUPPLEMENTAL DATA
                                                  ----------------------------------------------------------------------
                                                   RATIO OF EXPENSES TO AVERAGE NET
                                                            ASSETS(10)(11)                 NET INVESTMENT
   NET ASSET                      NET ASSETS      -----------------------------------      INCOME (LOSS)       PORTFOLIO
 VALUE AT END       TOTAL          AT END OF       EXCLUDING               INCLUDING         TO AVERAGE        TURNOVER
   OF PERIOD      RETURN(9)     PERIOD (000'S)      CREDITS      GROSS      CREDITS      NET ASSETS(10)(11)    RATE(12)
------------------------------------------------------------------------------------------------------------------------
    $11.01           10.13%        $  1,272           1.55%     7.93%         1.55%            (1.15)%           42.52%
------------------------------------------------------------------------------------------------------------------------
     10.97            9.70            1,135            2.20      8.58          2.20            (1.80)            42.52
------------------------------------------------------------------------------------------------------------------------
     10.98            9.77              685            2.10      8.48          2.10            (1.70)            42.52
------------------------------------------------------------------------------------------------------------------------
     31.09          102.19           74,614            1.84      2.02          1.84            (1.55)            93.54
     16.97            9.87           23,798            1.85      2.24          1.85            (1.37)           136.59
     15.90            4.09           20,605            1.85      2.66          1.85            (1.27)           130.48
     15.49           (1.59)          19,350            1.85      2.48          1.85            (1.41)            10.11
     15.75           24.35           18,713            1.85      2.72          1.85            (0.35)           160.72
     13.54           35.40            6,241            2.90      4.17          2.85             0.75            262.97
------------------------------------------------------------------------------------------------------------------------
     30.51          101.72           36,467            2.49      2.67          2.49            (2.20)            93.54
     16.72            9.35            3,734            2.50      2.89          2.50            (2.02)           136.59
     15.74            3.56            2,866            2.50      3.31          2.50            (1.92)           130.48
     15.42           (1.66)           2,132            2.50      3.13          2.50            (2.06)            10.11
     15.69           23.63            2,022            2.50      3.37          2.50            (1.00)           160.72
------------------------------------------------------------------------------------------------------------------------
     30.60          101.79           10,062            2.39      2.57          2.39            (2.10)            93.54
     16.76            9.43            1,382            2.40      2.79          2.40            (1.92)           136.59
     15.77            3.64            1,751            2.40      3.21          2.40            (1.82)           130.48
     15.43           (1.66)           2,243            2.40      3.03          2.40            (1.96)            10.11
     15.70           23.81            2,369            2.40      3.27          2.40            (0.90)           160.72
     13.49           34.90            2,565            3.45      4.72          3.40             0.20            262.97
------------------------------------------------------------------------------------------------------------------------
     14.80           48.06            2,571            1.55      6.95          1.55            (0.88)           150.78
------------------------------------------------------------------------------------------------------------------------
     14.76           47.63            2,875            2.20      7.60          2.20            (1.53)           150.78
------------------------------------------------------------------------------------------------------------------------
     14.77           47.70            1,016            2.10      7.50          2.10            (1.43)           150.78
------------------------------------------------------------------------------------------------------------------------
     33.05           55.49          100,078            1.61      1.90          1.61            (1.15)            96.25
     22.24           22.48           46,413            1.85      2.18          1.85            (1.11)           142.08
     18.77           24.71           31,260            1.85      2.44          1.85            (1.07)           120.96
     15.70           (0.32)          21,938            1.85      2.62          1.85            (1.06)             9.40
     15.75           (4.91)          22,078            1.85      2.60          1.85            (1.15)           127.49
     17.68           76.80           16,747            2.85      3.35          2.85            (2.39)            88.28
------------------------------------------------------------------------------------------------------------------------
     32.44           54.88           47,399            2.26      2.55          2.26            (1.80)            96.25
     21.93           22.04           10,564            2.50      2.83          2.50            (1.76)           142.08
     18.58           24.47            4,880            2.50      3.09          2.50            (1.71)           120.96
     15.58           (0.32)           1,992            2.50      3.27          2.50            (1.71)             9.40
     15.63           (5.33)           1,800            2.50      3.25          2.50            (1.80)           127.49
------------------------------------------------------------------------------------------------------------------------
     32.53           54.97           18,538            2.16      2.45          2.16            (1.70)            96.25
     21.98           22.11            5,573            2.40      2.73          2.40            (1.66)           142.08
     18.61           24.50            3,468            2.40      2.99          2.40            (1.62)           120.96
     15.60           (0.32)           2,129            2.40      3.17          2.40            (1.62)             9.40
     15.65           (5.22)           2,250            2.40      3.15          2.40            (1.70)           127.49
     17.64           76.40            1,736            3.40      3.91          3.40            (2.94)            88.28
------------------------------------------------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS

                                                                 INVESTMENT OPERATIONS                     DISTRIBUTIONS
                                                       ----------------------------------------  -----------------------------------
                                             NET ASSET       NET                                              FROM NET
                             YEAR OR           VALUE     INVESTMENT   NET REALIZED                FROM NET    REALIZED
                              PERIOD         BEGINNING     INCOME     & UNREALIZED      TOTAL    INVESTMENT    CAPITAL      TOTAL
                              ENDED          OF PERIOD   (LOSS)(10)    GAIN (LOSS)   OPERATIONS    INCOME       GAINS  DISTRIBUTIONS
------------------------------------------------------------------------------------------------------------------------------------
IDEX GE         CLASS A      10/31/99          $10.77     $   0.03      $   2.05      $   2.08    $     --    $     --     $     --
INTERNATIONAL                10/31/98 (4)       10.57         0.07          0.20          0.27       (0.07)         --        (0.07)
EQUITY                       10/31/97 (6)       10.00         0.07          0.50          0.57          --          --           --
(FORMERLY,      --------------------------------------------------------------------------------------------------------------------
IDEX GE/        Class B      10/31/99           10.71        (0.06)         2.05          1.99          --          --           --
SCOTTISH
EQUITABLE                    10/31/98 (4)       10.52           --          0.20          0.20       (0.01)         --        (0.01)
INTERNATIONAL                10/31/97 (6)       10.00         0.02          0.50          0.52          --          --           --
EQUITY)         --------------------------------------------------------------------------------------------------------------------
                Class M      10/31/99 (2)       10.72        (0.04)         2.05          2.01          --          --           --
                             10/31/98 (4)       10.53         0.01          0.20          0.21       (0.02)         --        (0.02)
                             10/31/97 (6)       10.00         0.03          0.50          0.53          --          --           --
------------------------------------------------------------------------------------------------------------------------------------
IDEX JCC        CLASS A      10/31/99 (13)      24.09         0.22          9.49          9.71          --          --           --
GLOBAL                       10/31/98 (4)       23.74         0.08          2.34          2.42          --       (2.07)       (2.07)
                             10/31/97           21.39         0.07          4.38          4.45          --       (2.10)       (2.10)
                             10/31/96 (3)       21.40        (0.02)         0.01         (0.01)         --          --           --
                             09/30/96           17.73        (0.09)         4.38          4.29          --       (0.62)       (0.62)
                             09/30/95           15.93        (0.06)         2.42          2.36          --       (0.56)       (0.56)
                --------------------------------------------------------------------------------------------------------------------
                CLASS B      10/31/99 (13)      23.62        (0.13)         9.49          9.36          --          --           --
                             10/31/98 (4)       23.38        (0.03)         2.34          2.31          --       (2.07)       (2.07)
                             10/31/97           21.13        (0.03)         4.38          4.35          --       (2.10)       (2.10)
                             10/31/96 (3)       21.14        (0.02)         0.01         (0.01)         --          --           --
                             09/30/96           17.57        (0.19)         4.38          4.19          --       (0.62)       (0.62)
                --------------------------------------------------------------------------------------------------------------------
                CLASS M      10/31/99(2) (13)   23.56        (0.14)         9.49          9.35          --          --           --
                             10/31/98 (4)       23.30        (0.01)         2.34          2.33          --       (2.07)       (2.07)
                             10/31/97           21.03        (0.01)         4.38          4.37          --       (2.10)       (2.10)
                             10/31/96 (3)       21.04        (0.02)         0.01         (0.01)         --          --           --
                             09/30/96           17.46        (0.18)         4.38          4.20          --       (0.62)       (0.62)
                             09/30/95           15.74        (0.14)         2.42          2.28          --       (0.56)       (0.56)
------------------------------------------------------------------------------------------------------------------------------------
IDEX SALOMON    CLASS A      10/31/99 (1)       10.00         0.02          1.68          1.70          --          --           --
ALL CAP         --------------------------------------------------------------------------------------------------------------------
ALL CAP         CLASS B      10/31/99 (1)       10.00        (0.02)         1.68          1.66          --          --           --
                --------------------------------------------------------------------------------------------------------------------
                CLASS M      10/31/99 (1)       10.00        (0.01)         1.68          1.67          --          --           --
------------------------------------------------------------------------------------------------------------------------------------
IDEX JCC        CLASS A      10/31/99           29.35         0.06         17.70         17.76          --       (0.39)       (0.39)
GROWTH                       10/31/98           25.04        (0.02)         7.64          7.62          --       (3.31)       (3.31)
                             10/31/97           21.97        (0.02)         3.56          3.54          --       (0.47)       (0.47)
                             10/31/96 (3)       22.21           --         (0.24)        (0.24)         --          --           --
                             09/30/96           22.84        (0.11)         4.66          4.55          --       (5.18)       (5.18)
                             09/30/95           16.78        (0.05)         6.18          6.13          --       (0.07)       (0.07)
                --------------------------------------------------------------------------------------------------------------------
                CLASS B      10/31/99           28.63        (0.56)        17.70         17.14          --       (0.39)       (0.39)
                             10/31/98           24.55        (0.25)         7.64          7.39          --       (3.31)       (3.31)
                             10/31/97           21.60        (0.14)         3.56          3.42          --       (0.47)       (0.47)
                             10/31/96 (3)       21.85        (0.01)        (0.24)        (0.25)         --          --           --
                             09/30/96           22.64        (0.27)         4.66          4.39          --       (5.18)       (5.18)
                --------------------------------------------------------------------------------------------------------------------
                CLASS M      10/31/99 (2)       28.74        (0.47)        17.70         17.23          --       (0.39)       (0.39)
                             10/31/98           24.62        (0.21)         7.64          7.43          --       (3.31)       (3.31)
                             10/31/97           21.65        (0.12)         3.56          3.44          --       (0.47)       (0.47)
                             10/31/96 (3)       21.91        (0.02)        (0.24)        (0.26)         --          --           --
                             09/30/96           22.64        (0.21)         4.66          4.45          --       (5.18)       (5.18)
                             09/30/95           16.68        (0.15)         6.18          6.03          --       (0.07)       (0.07)
                --------------------------------------------------------------------------------------------------------------------
                CLASS T      10/31/99           29.74         0.40         17.70         18.10          --       (0.39)       (0.39)
                             10/31/98 (4)       25.31         0.13          7.64          7.77       (0.03)      (3.31)       (3.34)
                             10/31/97           22.17         0.05          3.56          3.61          --       (0.47)       (0.47)
                             10/31/96 (3)       22.41           --         (0.24)        (0.24)         --          --           --
                             09/30/96 (7)       22.23           --          0.18          0.18          --          --           --
------------------------------------------------------------------------------------------------------------------------------------

                                                                         RATIOS/SUPPLEMENTAL DATA
                                                  ----------------------------------------------------------------------
                                                   RATIO OF EXPENSES TO AVERAGE NET
                                                            ASSETS(10)(11)                 NET INVESTMENT
   NET ASSET                      NET ASSETS      -----------------------------------      INCOME (LOSS)       PORTFOLIO
 VALUE AT END       TOTAL          AT END OF       EXCLUDING               INCLUDING         TO AVERAGE        TURNOVER
   OF PERIOD      RETURN(9)     PERIOD (000'S)      CREDITS      GROSS      CREDITS      NET ASSETS(10)(11)    RATE(12)
------------------------------------------------------------------------------------------------------------------------
    $12.85          19.12%        $    4,902          1.90%       3.53%       1.90%            (0.16)%           71.70%
     10.77           2.58              4,981           2.03       4.22         2.03            (0.21)            50.01
     10.57           5.70              3,076           1.70       8.93         1.70             0.19             21.85
------------------------------------------------------------------------------------------------------------------------
     12.70          18.45              1,527           2.55       4.18         2.55            (0.81)            71.70
     10.71           1.89              1,198           2.68       4.87         2.68            (0.86)            50.01
     10.52           5.20                589           2.35       9.58         2.35            (0.45)            21.85
------------------------------------------------------------------------------------------------------------------------
     12.73          18.55                480           2.45       4.08         2.45            (0.71)            71.70
     10.72           1.99                397           2.58       4.77         2.58            (0.76)            50.01
     10.53           5.30                399           2.25       9.48         2.25            (0.35)            21.85
------------------------------------------------------------------------------------------------------------------------
     33.80          40.31            487,787           1.73         --         1.73            (0.22)           145.40
     24.09          11.30            296,450           1.82         --         1.82            (0.45)            87.68
     23.74          22.72            218.681           1.91         --         1.91            (0.50)            91.02
     21.39          (0.05)           135,837           2.08         --         2.07            (1.15)             2.59
     21.40          25.04            131,347           2.09         --         2.06            (0.67)            97.94
     17.73          15.47             89,397           2.10         --         1.97            (0.43)           161.48
------------------------------------------------------------------------------------------------------------------------
     32.98          39.62            283,847           2.38         --         2.38            (0.87)           145.40
     23.62          10.93            110,630           2.47         --         2.47            (1.10)            87.68
     23.38          22.53             43,951           2.56         --         2.56            (1.15)            91.02
     21.13          (0.05)             5,966           2.73         --         2.72            (1.80)             2.59
     21.14          24.70              5,000           2.74         --         2.71            (1.32)            97.94
------------------------------------------------------------------------------------------------------------------------
     32.91          39.73            155,147           2.28         --         2.28            (0.77)           145.40
     23.56          11.08             63,552           2.37         --         2.37            (1.00)            87.68
     23.30          22.72             27,210           2.46         --         2.46            (1.05)            91.02
     21.03          (0.05)             8,624           2.63         --         2.62            (1.70)             2.59
     21.04          24.91              8,081           2.64         --         2.61            (1.22)            97.94
     17.46          15.14              3,567           2.65         --         2.52            (0.98)           161.48
------------------------------------------------------------------------------------------------------------------------
     11.70          17.03              1,880           1.55       8.85         1.54             0.35             82.70
------------------------------------------------------------------------------------------------------------------------
     11.66          16.60              1,571           2.20       9.50         2.19            (0.30)            82.70
------------------------------------------------------------------------------------------------------------------------
     11.67          16.67                728           2.10       9.40         2.09            (0.20)            82.70
------------------------------------------------------------------------------------------------------------------------
     46.72          61.00          1,467,595           1.40       1.43         1.40            (0.60)            70.97
     29.35          35.21            817,749           1.51         --         1.51            (0.55)            27.19
     25.04          16.40            614,544           1.61         --         1.61            (0.10)            91.52
     21.97          (1.09)           565,032           1.68         --         1.68            (0.13)             9.40
     22.21          22.41            567,564           1.83         --         1.82            (0.22)            57.80
     22.84          36.70            485,935           1.86         --         1.84            (0.26)           123.26
------------------------------------------------------------------------------------------------------------------------
     45.38          60.36            327,926           2.05       2.08         2.05            (1.25)            70.97
     28.63          34.96             40,809           2.16         --         2.16            (1.20)            27.19
     24.55          16.11             13,046           2.26         --         2.26            (0.75)            91.52
     21.60          (1.14)             5,242           2.32         --         2.32            (0.78)             9.40
     21.85          21.87              4,536           2.46         --         2.45            (0.86)            57.80
------------------------------------------------------------------------------------------------------------------------
     45.58          60.45            141,586           1.95       1.98         1.95            (1.15)            70.97
     28.74          35.00             58,265           2.06         --         2.06            (1.10)            27.19
     24.62          16.19             14,295           2.16         --         2.16            (0.65)            91.52
     21.65          (1.19)            11,016           2.23         --         2.23            (0.68)             9.40
     21.91          22.15             11,167           2.34         --         2.33            (0.77)            57.80
     22.64          36.32              5,593           2.41         --         2.38            (0.81)           123.26
------------------------------------------------------------------------------------------------------------------------
     47.45          61.34          1,166,965           1.05       1.08         1.05            (0.25)            70.97
     29.74          35.53            755,770           1.16         --         1.16            (0.20)            27.19
     25.31          16.54            603,129           1.26         --         1.26            (0.25)            91.52
     22.17          (1.03)           573,884           1.33         --         1.33            (0.20)             9.40
     22.41           0.81            585,505           1.18         --         1.17            (0.36)            57.80
------------------------------------------------------------------------------------------------------------------------

                                                               INVESTMENT OPERATIONS                       DISTRIBUTIONS
                                                      ---------------------------------------- -------------------------------------
                                           NET ASSET       NET                                               FROM NET
                            YEAR OR          VALUE     INVESTMENT   NET REALIZED                FROM NET     REALIZED
                             PERIOD        BEGINNING     INCOME     & UNREALIZED      TOTAL    INVESTMENT     CAPITAL      TOTAL
                             ENDED         OF PERIOD   (LOSS)(10)    GAIN (LOSS)   OPERATIONS    INCOME        GAINS   DISTRIBUTIONS
-----------------------------------------------------------------------------------------------------------------------------------
IDEX              CLASS A   10/31/99(1)      $10.00     $   0.03      $   1.37      $   1.40     $     --    $     --     $     --
GOLDMAN           ------------------------------------------------------------------------------------------------------------------
SACHS GROWTH
                  CLASS B   10/31/99 (1)      10.00        (0.02)         1.37          1.35           --          --           --
                  ------------------------------------------------------------------------------------------------------------------
                  CLASS M   10/31/99 (1)      10.00        (0.01)         1.37          1.36           --          --           --
-----------------------------------------------------------------------------------------------------------------------------------
IDEX C.A.S.E.     CLASS A   10/31/99          10.14         0.06          2.78          2.84           --       (0.84)       (0.84)
GROWTH                      10/31/98          12.90         0.03         (1.84)        (1.81)          --       (0.95)       (0.95)
                            10/31/97 (4)      10.56        (0.01)         2.86          2.85        (0.51)         --        (0.51)
                            10/31/96 (3)      10.46        (0.07)         0.17          0.10           --          --           --
                            09/30/96 (8)      10.00         0.61         (0.15)         0.46           --          --           --
                  ------------------------------------------------------------------------------------------------------------------
                  CLASS B   10/31/99          10.02        (0.03)         2.78          2.75           --       (0.84)       (0.84)
                            10/31/98          12.85        (0.04)        (1.84)        (1.88)          --       (0.95)       (0.95)
                            10/31/97 (4)      10.51        (0.07)         2.86          2.79        (0.45)         --        (0.45)
                            10/31/96 (3)      10.41        (0.07)         0.17          0.10           --          --           --
                            09/30/96 (8)      10.00         0.56         (0.15)         0.41           --          --           --
                  ------------------------------------------------------------------------------------------------------------------
                  CLASS M   10/31/99 (2)      10.04        (0.02)         2.78          2.76           --       (0.84)       (0.84)
                            10/31/98          12.86        (0.03)        (1.84)        (1.87)          --       (0.95)       (0.95)
                            10/31/97 (4)      10.52        (0.06)         2.86          2.80        (0.46)         --        (0.46)
                            10/31/96 (3)      10.42        (0.07)         0.17          0.10           --          --           --
                            09/30/96 (8)      10.00         0.57         (0.15)         0.42           --          --           --
-----------------------------------------------------------------------------------------------------------------------------------
IDEX NWQ          CLASS A   10/31/99(4)       11.09         0.05          0.41          0.46           --       (0.27)       (0.27)
VALUE EQUITY                10/31/98          11.71         0.03         (0.61)        (0.58)          --       (0.04)       (0.04)
                            10/31/97(6)       10.00         0.02          1.69          1.71           --          --           --
                  ------------------------------------------------------------------------------------------------------------------
                  CLASS B   10/31/99 (4)      10.98        (0.03)         0.41          0.38           --       (0.27)       (0.27)
                            10/31/98          11.67        (0.04)        (0.61)        (0.65)          --       (0.04)       (0.04)
                            10/31/97 (6)      10.00        (0.02)         1.69          1.67           --          --           --
                  ------------------------------------------------------------------------------------------------------------------
                  CLASS M   10/31/99 (2)(4)   11.00        (0.02)         0.41          0.39           --       (0.27)       (0.27)
                            10/31/98          11.67        (0.02)        (0.61)        (0.63)          --       (0.04)       (0.04)
                            10/31/97 (6)      10.00        (0.02)         1.69          1.67           --          --           --
-----------------------------------------------------------------------------------------------------------------------------------
IDEX T. ROWE      CLASS A   10/31/99 (1)      10.00         0.06          0.18          0.24        (0.04)         --        (0.04)
PRICE DIVIDEND    ------------------------------------------------------------------------------------------------------------------
GROWTH            CLASS B   10/31/99 (1)      10.00         0.01          0.18          0.19           --          --           --
                  ------------------------------------------------------------------------------------------------------------------
                  CLASS M   10/31/99 (1)      10.00         0.02          0.18          0.20        (0.01)         --        (0.01)
-----------------------------------------------------------------------------------------------------------------------------------
IDEX DEAN         CLASS A   10/31/99 (4)      13.14         0.27         (0.73)        (0.46)       (0.24)      (0.65)       (0.89)
ASSET
ALLOCATION                  10/31/98          13.19         0.22          0.67          0.89        (0.21)      (0.73)       (0.94)
                            10/31/97          11.19         0.19          2.02          2.21        (0.17)      (0.04)       (0.21)
                            10/31/96 (3)      11.03         0.02          0.14          0.16           --          --           --
                            09/30/96          10.00         0.08          1.03          1.11        (0.08)         --        (0.08)
                  ------------------------------------------------------------------------------------------------------------------
                  CLASS B   10/31/99 (4)      13.13         0.19         (0.73)        (0.54)       (0.16)      (0.65)       (0.81)
                            10/31/98          13.18         0.14          0.67          0.81        (0.13)      (0.73)       (0.86)
                            10/31/97          11.18         0.11          2.02          2.13        (0.09)      (0.04)       (0.13)
                            10/31/96 (3)      11.02         0.02          0.14          0.16           --          --           --
                            09/30/96          10.00           --          1.03          1.03        (0.01)         --        (0.01)
                  ------------------------------------------------------------------------------------------------------------------
                  CLASS M   10/31/99 (2)(4)   13.13         0.20         (0.73)        (0.53)       (0.17)      (0.65)       (0.82)
                            10/31/98          13.18         0.15          0.67          0.82        (0.14)      (0.73)       (0.87)
                            10/31/97          11.18         0.12          2.02          2.14        (0.10)      (0.04)       (0.14)
                            10/31/96 (3)      11.03         0.01          0.14          0.15           --          --           --
                            09/30/96          10.00         0.02          1.03          1.05        (0.02)         --        (0.02)
-----------------------------------------------------------------------------------------------------------------------------------

  FINANCIAL HIGHLIGHTS


                                                                         RATIOS/SUPPLEMENTAL DATA
                                                   ---------------------------------------------------------------------------
                                                        RATIO OF EXPENSES TO AVERAGE NET
                                                                 ASSETS(10)(11)                  NET INVESTMENT
   NET ASSET                       NET ASSETS      -----------------------------------------      INCOME (LOSS)      PORTFOLIO
 VALUE AT END        TOTAL         AT END OF        EXCLUDING                     INCLUDING        TO AVERAGE        TURNOVER
   OF PERIOD       RETURN(9)    PERIOD (000'S)       CREDITS         GROSS         CREDITS     NET ASSETS(10)(11)    RATE(12)
------------------------------------------------------------------------------------------------------------------------------
  $   11.40          13.97%        $ 1,978             1.55%          7.65%          1.54%          (0.55)%           21.91%
------------------------------------------------------------------------------------------------------------------------------
      11.35          13.54           2,261             2.20           8.30           2.19           (1.20)            21.91
------------------------------------------------------------------------------------------------------------------------------
      11.36          13.61             748             2.10           8.20           2.09           (1.10)            21.91
------------------------------------------------------------------------------------------------------------------------------
      12.14          30.07           4,537             1.64           2.87           1.64           (0.99)           125.60
      10.14         (14.83)          4,284             1.85           2.44           1.85           (0.73)           147.01
      12.90          28.31           3,920             1.85           4.62           1.85           (0.34)           183.06
      10.56           0.96           1,675             1.85           6.79           1.84            0.27             20.69
      10.46           4.60           1,455             2.85           5.89           2.85           10.00            654.49
------------------------------------------------------------------------------------------------------------------------------
      11.93          29.45           3,868             2.29           3.52           2.29           (1.64)           125.60
      10.02         (15.40)          2,460             2.50           3.09           2.50           (1.38)           147.01
      12.85          27.62           2,436             2.50           5.27           2.50           (0.99)           183.06
      10.51           0.96           1,159             2.50           7.44           2.49            0.38             20.69
      10.41           4.10           1,100             3.50           6.54           3.50            9.35            654.49
------------------------------------------------------------------------------------------------------------------------------
      11.96          29.54           1,338             2.19           3.42           2.19           (1.54)           125.60
      10.04         (15.31)            879             2.40           2.99           2.40           (1.28)           147.01
      12.86          27.73           2,028             2.40           5.17           2.40           (0.89)           183.06
      10.52           0.96             687             2.40           7.34           2.39            0.28             20.69
      10.42           4.20             613             3.40           6.44           3.40            9.45            654.49
------------------------------------------------------------------------------------------------------------------------------
      11.28           4.34           7,972             1.64           2.28           1.64            0.21             26.29
      11.09          (4.96)          8,035             1.85           2.51           1.85              --                30.43
      11.71          17.14           5,305             1.50           4.05           1.50            0.38              6.40
------------------------------------------------------------------------------------------------------------------------------
      11.09           3.68           7,311             2.29           2.93           2.29           (0.44)            26.29
      10.98          (5.55)          5,020             2.50           3.16           2.50           (0.65)            30.43
      11.67          16.65           2,850             2.15           4.70           2.15           (0.28)             6.40
------------------------------------------------------------------------------------------------------------------------------
      11.12           3.79           2,204             2.19           2.83           2.19           (0.34)            26.29
      11.00          (5.46)          2,013             2.40           3.06           2.40           (0.55)            30.43
      11.67          16.73           1,607             2.05           4.60           2.05           (0.18)             6.40
------------------------------------------------------------------------------------------------------------------------------
      10.20           2.79           1,840             1.55           7.57           1.55            1.09             20.48
------------------------------------------------------------------------------------------------------------------------------
      10.19           2.00           2,134             2.20           8.22           2.20            0.44             20.48
------------------------------------------------------------------------------------------------------------------------------
      10.19           2.12           1,058             2.10           8.12           2.10            0.54             20.48
------------------------------------------------------------------------------------------------------------------------------
      11.79          (3.74)         12,377             1.66           1.85           1.66            2.12             82.20
      13.14           7.25          15,747             1.85           1.87           1.85            1.82             55.45
      13.19          19.84          12,291             1.85           2.30           1.85            1.57             71.63
      11.19           1.45           8,396             1.85           2.65           1.85            1.26              2.38
      11.03          11.07           7,401             2.85           3.20           2.85            0.72             56.22
------------------------------------------------------------------------------------------------------------------------------
      11.78          (4.36)         12,171             2.31           2.50           2.31            1.47             82.20
      13.13           6.56          14,679             2.50           2.52           2.50            1.17             55.45
      13.18          19.08           9,747             2.50           2.95           2.50            0.92             71.63
      11.18           1.45           5,013             2.50           3.30           2.50            0.61              2.38
      11.02          10.39           4,848             3.50           3.85           3.50            0.07             56.22
------------------------------------------------------------------------------------------------------------------------------
      11.78          (4.26)          4,689             2.21           2.40           2.21            1.57             82.20
      13.13           6.67           7,342             2.40           2.42           2.40            1.27             55.45
      13.18          19.20           5,088             2.40           2.85           2.40            1.02             71.63
      11.18           1.36           4,758             2.40           3.20           2.40            0.71              2.38
      11.03          10.50           4,641             3.40           3.75           3.40            0.17             56.22
------------------------------------------------------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS

                                                               INVESTMENT OPERATIONS
                                                      ----------------------------------------
                                           NET ASSET       NET                                              FROM NET
                             YEAR OR         VALUE     INVESTMENT   NET REALIZED                FROM NET    REALIZED
                              PERIOD       BEGINNING     INCOME     & UNREALIZED      TOTAL    INVESTMENT    CAPITAL       TOTAL
                              ENDED        OF PERIOD   (LOSS)(10)    GAIN (LOSS)   OPERATIONS    INCOME       GAINS    DISTRIBUTIONS
------------------------------------------------------------------------------------------------------------------------------------
IDEX LKCM          CLASS A   10/31/99        $16.18       $0.20       $   1.65        $1.85     $ (0.20)     $ (0.21)     $ (0.41)
STRATEGIC TOTAL              10/31/98         15.91        0.21           0.94         1.15       (0.21)       (0.67)       (0.88)
RETURN                       10/31/97         13.43        0.20           2.79         2.99       (0.19)       (0.32)       (0.51)
                             10/31/96 (3)     13.27        0.01           0.15         0.16          --           --           --
                             09/30/96         11.74        0.20           1.65         1.85       (0.17)       (0.15)       (0.32)
                             09/30/95 (5)     10.00        0.09           1.75         1.84       (0.10)          --        (0.10)
                   ---------------------------------------------------------------------------------------------------------------
                   CLASS B   10/31/99         16.17        0.09           1.65         1.74       (0.10)       (0.21)       (0.31)
                             10/31/98         15.89        0.11           0.94         1.05       (0.10)       (0.67)       (0.77)
                             10/31/97         13.42        0.10           2.79         2.89       (0.10)       (0.32)       (0.42)
                             10/31/96 (3)     13.27          --           0.15         0.15          --           --           --
                             09/30/96         11.73        0.13           1.65         1.78       (0.09)       (0.15)       (0.24)
                   ---------------------------------------------------------------------------------------------------------------
                   CLASS M   10/31/99 (2)     16.17        0.11           1.65         1.76       (0.11)       (0.21)       (0.32)
                             10/31/98         15.90        0.12           0.94         1.06       (0.12)       (0.67)       (0.79)
                             10/31/97         13.42        0.12           2.79         2.91       (0.11)       (0.32)       (0.43)
                             10/31/96 (3)     13.27          --           0.15         0.15          --           --           --
                             09/30/96         11.73        0.15           1.65         1.80       (0.11)       (0.15)       (0.26)
                             09/30/95 (5)     10.00        0.03           1.75         1.78       (0.05)          --        (0.05)
------------------------------------------------------------------------------------------------------------------------------------
IDEX JCC           CLASS A   10/31/99         14.75        0.19           4.27         4.46       (0.17)       (0.08)       (0.25)
BALANCED                     10/31/98         14.34        0.15           1.76         1.91       (0.15)       (1.35)       (1.50)
                             10/31/97         13.58        0.19           2.52         2.71       (0.20)       (1.75)       (1.95)
                             10/31/96 (3)     13.47        0.01           0.10         0.11          --           --           --
                             09/30/96         11.47        0.24           2.25         2.49       (0.21)       (0.28)       (0.49)
                             09/30/95 (5)     10.00        0.05           1.47         1.52       (0.05)          --        (0.05)
                   ---------------------------------------------------------------------------------------------------------------
                   CLASS B   10/31/99         14.74        0.08           4.27         4.35       (0.06)       (0.08)       (0.14)
                             10/31/98         14.33        0.06           1.76         1.82       (0.06)       (1.35)       (1.41)
                             10/31/97         13.56        0.12           2.52         2.64       (0.12)       (1.75)       (1.87)
                             10/31/96 (3)     13.46          --           0.10         0.10          --           --           --
                             09/30/96         11.47        0.15           2.25         2.40       (0.13)       (0.28)       (0.41)
                   ---------------------------------------------------------------------------------------------------------------
                   CLASS M   10/31/99 (2)     14.74        0.10           4.27         4.37       (0.08)       (0.08)       (0.16)
                             10/31/98         14.33        0.07           1.76         1.83       (0.07)       (1.35)       (1.42)
                             10/31/97         13.57        0.12           2.52         2.64       (0.13)       (1.75)       (1.88)
                             10/31/96 (3)     13.46        0.01           0.10         0.11          --           --           --
                             09/30/96         11.47        0.16           2.25         2.41       (0.14)       (0.28)       (0.42)
                             09/30/95 (5)     10.00        0.01           1.47         1.48       (0.01)          --        (0.01)
------------------------------------------------------------------------------------------------------------------------------------
IDEX JCC           CLASS A   10/31/99          9.84        0.54          (0.38)        0.16       (0.54)          --        (0.54)
FLEXIBLE                     10/31/98          9.75        0.61           0.10         0.71       (0.62)          --        (0.62)
INCOME                       10/31/97          9.33        0.61           0.42         1.03       (0.61)          --        (0.61)
                             10/31/96 (3)      9.19        0.05           0.14         0.19       (0.05)          --        (0.05)
                             09/30/96          9.17        0.60             --         0.60       (0.58)          --        (0.58)
                             09/30/95          8.83        0.61           0.37         0.98       (0.64)          --        (0.64)
                   ---------------------------------------------------------------------------------------------------------------
                   CLASS B   10/31/99          9.83        0.49          (0.38)        0.11       (0.48)          --        (0.48)
                             10/31/98          9.75        0.54           0.10         0.64       (0.56)          --        (0.56)
                             10/31/97          9.32        0.56           0.42         0.98       (0.55)          --        (0.55)
                             10/31/96 (3)      9.18        0.05           0.14         0.19       (0.05)          --        (0.05)
                             09/30/96          9.17        0.53             --         0.53       (0.52)          --        (0.52)
                   ---------------------------------------------------------------------------------------------------------------
                   CLASS M   10/31/99 (2)      9.84        0.49          (0.38)        0.11       (0.49)          --        (0.49)
                             10/31/98          9.75        0.56           0.10         0.66       (0.57)          --        (0.57)
                             10/31/97          9.32        0.57           0.42         0.99       (0.56)          --        (0.56)
                             10/31/96 (3)      9.18        0.05           0.14         0.19       (0.05)          --        (0.05)
                             09/30/96          9.17        0.54             --         0.54       (0.53)          --        (0.53)
                             09/30/95          8.83        0.56           0.37         0.93       (0.59)          --        (0.59)
------------------------------------------------------------------------------------------------------------------------------------

                                                                         RATIOS/SUPPLEMENTAL DATA
                                                  ---------------------------------------------------------------------------
                                                        RATIO OF EXPENSES TO AVERAGE NET
                                                                 ASSETS(10)(11)                  NET INVESTMENT
   NET ASSET                     NET ASSETS       -----------------------------------------      INCOME (LOSS)     PORTFOLIO
 VALUE AT END        TOTAL       AT END OF         EXCLUDING                     INCLUDING        TO AVERAGE       TURNOVER
   OF PERIOD       RETURN(9)  PERIOD (000'S)        CREDITS         GROSS         CREDITS     NET ASSETS(10)(11)   RATE(12)
-----------------------------------------------------------------------------------------------------------------------------
   $   17.62          11.61%     $37,959              1.64%          1.79%          1.64%           1.20%           60.18%
       16.18           7.43       32,055              1.85           1.92           1.85            1.30            32.12
       15.91          22.80       21,629              1.85           2.28           1.85            1.41            51.44
       13.43           1.20       11,744              1.85           2.76           1.82            1.47             5.50
       13.27          16.00       11,314              1.85           2.79           1.79            1.67            40.58
       11.74          18.43        5,167              2.99           4.57           2.85            0.85            34.67
-----------------------------------------------------------------------------------------------------------------------------
       17.60          10.91       15,531              2.29           2.44           2.29            0.55            60.18
       16.17           6.74        9,789              2.50           2.57           2.50            0.65            32.12
       15.89          22.03        4,698              2.50           2.93           2.50            0.76            51.44
       13.42           1.13        1,684              2.50           3.40           2.47            0.82             5.50
       13.27          15.38        1,537              2.50           3.44           2.44            1.02            40.58
-----------------------------------------------------------------------------------------------------------------------------
       17.61          11.02        8,779              2.19           2.34           2.19            0.65            60.18
       16.17           6.85        6,977              2.40           2.47           2.40            0.75            32.12
       15.90          22.15        4,332              2.40           2.83           2.40            0.86            51.44
       13.42           1.13        1,792              2.40           3.30           2.37            0.92             5.50
       13.27          15.49        1,728              2.40           3.34           2.34            1.12            40.58
       11.73          17.95          281              3.54           5.12           3.40            0.30            34.67
-----------------------------------------------------------------------------------------------------------------------------
       18.96          30.43       67,749              1.81           1.82           1.81            1.28            59.57
       14.75          14.69       22,995              1.85           2.04           1.85            1.12            61.50
       14.34          22.96       13,414              1.85           2.88           1.85            1.29           127.08
       13.58           0.81        8,402              1.85           3.44           1.85            1.84             9.08
       13.47          22.12        8,056              1.85           3.11           1.85            1.87           175.78
       11.47          15.27        3,670              2.92           4.48           2.85            0.56            82.48
-----------------------------------------------------------------------------------------------------------------------------
       18.95          29.64       92,833              2.46           2.47           2.46            0.63            59.57
       14.74          13.97       11,916              2.50           2.69           2.50            0.47            61.50
       14.33          22.19        2,583              2.50           3.53           2.50            0.64           127.08
       13.56           0.74          878              2.50           4.09           2.50            1.18             9.08
       13.46          21.38          687              2.50           3.76           2.50            1.22           175.78
-----------------------------------------------------------------------------------------------------------------------------
       18.95          29.76       34,122              2.36           2.37           2.36            0.73            59.57
       14.74          14.08        4,897              2.40           2.59           2.40            0.57            61.50
       14.33          22.31        1,561              2.40           3.43           2.40            0.74           127.08
       13.57           0.81          967              2.40           3.99           2.40            1.28             9.08
       13.46          21.49          943              2.40           3.66           2.40            1.32           175.78
       11.47          14.77        3,365              3.47           5.03           3.40            0.01            82.48
-----------------------------------------------------------------------------------------------------------------------------
        9.46           1.70       14,963              1.85           2.00           1.85            5.72           100.22
        9.84           7.43       14,970              1.83          --              1.83            6.22            90.63
        9.75          11.53       15,532              1.85           2.40           1.85            6.41           135.53
        9.33           2.08       17,001              1.85           2.98           1.85            6.15            16.16
        9.19           6.73       17,065              1.85           2.07           1.85            6.46           135.38
        9.17          11.57       19,786              1.87           1.94           1.85            7.03           149.58
-----------------------------------------------------------------------------------------------------------------------------
        9.46           1.01        9,006              2.50           2.65           2.50            5.07           100.22
        9.83           6.74        2,387              2.48          --              2.48            5.57            90.63
        9.75          10.79          746              2.50           3.05           2.50            5.76           135.53
        9.32           2.04          522              2.50           3.63           2.50            5.50            16.16
        9.18           5.94          494              2.50           2.72           2.50            5.81           135.38
-----------------------------------------------------------------------------------------------------------------------------
        9.46           1.11        3,778              2.40           2.55           2.40            5.17           100.22
        9.84           6.84        2,207              2.38             --           2.38            5.67            90.63
        9.75          10.91          928              2.40           2.95           2.40            5.86           135.53
        9.32           2.04          846              2.40           3.53           2.40            5.60            16.16
        9.18           6.03          883              2.40           2.62           2.40            5.91           135.38
        9.17          10.95          558              2.42           2.49           2.40            6.48           149.58
-----------------------------------------------------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS

                                                             INVESTMENT OPERATIONS
                                                    ----------------------------------------
                                         NET ASSET       NET                                                 FROM NET
                           YEAR OR         VALUE     INVESTMENT   NET REALIZED                 FROM NET      REALIZED
                            PERIOD       BEGINNING     INCOME     & UNREALIZED      TOTAL     INVESTMENT     CAPITAL       TOTAL
                            ENDED        OF PERIOD   (LOSS)(10)    GAIN (LOSS)   OPERATIONS     INCOME        GAINS    DISTRIBUTIONS
------------------------------------------------------------------------------------------------------------------------------------
IDEX AEGON     CLASS A     10/31/99        $10.43       $0.65       $ (0.54)      $   0.11     $ (0.67)     $ (0.20)     $ (0.87)
INCOME PLUS                10/31/98         10.96        0.69         (0.30)          0.39       (0.70)       (0.22)       (0.92)
                           10/31/97         10.61        0.76          0.44           1.20       (0.75)       (0.10)       (0.85)
                           10/31/96 (3)     10.41        0.04          0.22           0.26       (0.06)          --        (0.06)
                           09/30/96         10.36        0.72          0.04           0.76       (0.71)          --        (0.71)
                           09/30/95          9.75        0.75          0.71           1.46       (0.75)       (0.10)       (0.85)
               -----------------------------------------------------------------------------------------------------------------
               CLASS B     10/31/99         10.42        0.59         (0.54)          0.05       (0.60)       (0.20)       (0.80)
                           10/31/98         10.96        0.61         (0.30)          0.31       (0.63)       (0.22)       (0.85)
                           10/31/97         10.61        0.69          0.44           1.13       (0.68)       (0.10)       (0.78)
                           10/31/96 (3)     10.40        0.05          0.22           0.27       (0.06)          --        (0.06)
                           09/30/96         10.35        0.65          0.04           0.69       (0.64)          --        (0.64)
               -----------------------------------------------------------------------------------------------------------------
               CLASS M     10/31/99 (2)     10.42        0.60         (0.54)          0.06       (0.61)       (0.20)       (0.81)
                           10/31/98         10.96        0.62         (0.30)          0.32       (0.64)       (0.22)       (0.86)
                           10/31/97         10.61        0.70          0.44           1.14       (0.69)       (0.10)       (0.79)
                           10/31/96 (3)     10.40        0.05          0.22           0.27       (0.06)          --        (0.06)
                           09/30/96         10.35        0.66          0.04           0.70       (0.65)          --        (0.65)
                           09/30/95          9.74        0.69          0.71           1.40       (0.69)       (0.10)       (0.79)
------------------------------------------------------------------------------------------------------------------------------------
IDEX AEGON     CLASS A     10/31/99         11.94        0.44         (1.14)         (0.70)      (0.44)       (0.20)       (0.64)
TAX EXEMPT                 10/31/98         11.75        0.48          0.34           0.82       (0.48)       (0.15)       (0.63)
                           10/31/97         11.40        0.53          0.43           0.96       (0.53)       (0.08)       (0.61)
                           10/31/96 (3)     11.36        0.05          0.04           0.09       (0.05)          --        (0.05)
                           09/30/96         11.34        0.55          0.10           0.65       (0.56)       (0.07)       (0.63)
                           09/30/95         11.10        0.55          0.29           0.84       (0.56)       (0.04)       (0.60)
               -----------------------------------------------------------------------------------------------------------------
               CLASS B     10/31/99         11.94        0.35         (1.14)         (0.79)      (0.36)       (0.20)       (0.56)
                           10/31/98         11.74        0.41          0.34           0.75       (0.40)       (0.15)       (0.55)
                           10/31/97         11.40        0.44          0.43           0.87       (0.45)       (0.08)       (0.53)
                           10/31/96 (3)     11.36        0.04          0.04           0.08       (0.04)          --        (0.04)
                           09/30/96         11.34        0.48          0.10           0.58       (0.49)       (0.07)       (0.56)
               -----------------------------------------------------------------------------------------------------------------
               CLASS M     10/31/99 (2)     11.94        0.39         (1.14)         (0.75)      (0.40)       (0.20)       (0.60)
                           10/31/98         11.75        0.45          0.34           0.79       (0.45)       (0.15)       (0.60)
                           10/31/97         11.40        0.50          0.43           0.93       (0.50)       (0.08)       (0.58)
                           10/31/96 (3)     11.36        0.04          0.04           0.08       (0.04)          --        (0.04)
                           09/30/96         11.34        0.52          0.10           0.62       (0.53)       (0.07)       (0.60)
                           09/30/95         11.10        0.52          0.29           0.81       (0.53)       (0.04)       (0.57)
------------------------------------------------------------------------------------------------------------------------------------

  FINANCIAL HIGHLIGHTS


                                                                         RATIOS/SUPPLEMENTAL DATA
                                                  ---------------------------------------------------------------------------
                                                        RATIO OF EXPENSES TO AVERAGE NET
                                                                 ASSETS(10)(11)                  NET INVESTMENT
   NET ASSET                     NET ASSETS       -----------------------------------------      INCOME (LOSS)     PORTFOLIO
 VALUE AT END        TOTAL       AT END OF         EXCLUDING                     INCLUDING        TO AVERAGE       TURNOVER
   OF PERIOD       RETURN(9)  PERIOD (000'S)        CREDITS         GROSS         CREDITS     NET ASSETS(10)(11)   RATE(12)
-----------------------------------------------------------------------------------------------------------------------------
   $    9.67           1.09%        $59,082             1.38%       --%              1.38%          6.41%           26.95%
       10.43           3.54          63,494             1.24          --             1.24           6.38            53.09
       10.96          11.86          65,612             1.27          --             1.27           7.14            62.28
       10.61           2.53          66,285             1.33          --             1.32           5.60             1.58
       10.41           7.64          65,252             1.33          --             1.31           6.89            65.96
       10.36          15.85          68,746             1.29          --             1.26           7.53            25.07
-----------------------------------------------------------------------------------------------------------------------------
        9.67           0.38          12,930             2.03          --             2.03           5.76            26.95
       10.42           2.87           5,041             1.89          --             1.89           5.73            53.09
       10.96          11.10           1,761             1.92          --             1.92           6.49            62.28
       10.61           2.59             804             1.98          --             1.97           4.95             1.58
       10.40           6.95             774             1.98          --             1.96           6.24            65.96
-----------------------------------------------------------------------------------------------------------------------------
        9.67           0.54           5,515             1.93             --          1.93           5.86            26.95
       10.42           2.97           4,073             1.79             --          1.79           5.83            53.09
       10.96          11.22           3,480             1.82             --          1.82           6.59            62.28
       10.61           2.59           2,781             1.88             --          1.87           5.05             1.58
       10.40           7.05           2,684             1.88             --          1.86           6.34            65.96
       10.35          15.08           1,980             1.84             --          1.81           6.98            25.07
-----------------------------------------------------------------------------------------------------------------------------
       10.60          (6.23)         20,996             1.35           1.50          1.31           3.83            35.97
       11.94           7.19          22,313             1.23           1.27          1.23           4.08            42.42
       11.75           8.68          23,320             1.00           1.63          1.00           4.60            71.29
       11.40           0.76          24,439             1.00           1.89          1.00           4.60             3.79
       11.36           5.89          24,708             1.00           1.46          1.00           4.88            71.05
       11.34           7.75          27,401             1.02           1.35          1.00           4.83           126.48
-----------------------------------------------------------------------------------------------------------------------------
       10.59          (6.89)          1,253             2.00           2.15          1.96           3.18            35.97
       11.94           6.50             654             1.88           1.92          1.88           3.43            42.42
       11.74           7.93             377             1.65           2.28          1.65           3.95            71.29
       11.40           0.71             198             1.65           2.54          1.65           3.94             3.79
       11.36           5.21             189             1.65           2.11          1.65           4.23            71.05
-----------------------------------------------------------------------------------------------------------------------------
       10.59          (6.23)          2,193             1.60           1.75          1.56           3.58            35.97
       11.94           6.92           1,607             1.48           1.52          1.48           3.83            42.42
       11.75           8.39             921             1.25           1.88          1.25           4.35            71.29
       11.40           0.74             939             1.25           2.14          1.25           4.34             3.79
       11.36           5.63             907             1.25           1.71          1.25           4.63            71.05
       11.34           7.48             454             1.27           1.60          1.25           4.58           126.48
-----------------------------------------------------------------------------------------------------------------------------

(1)  From commencement of investment operations, March 1, 1999.

(2) On March 1, 1999, the Fund changed the load and expense structure of C Shares and renamed them M Shares.

(3) For the month ended October 31, 1996. On October 1, 1996, each Fund changed its fiscal year end from September 30 to October 31.

(4) Distributions from net realized capital gains include distributions in excess of current net realized capital gains for IDEX Alger Aggressive Growth C and M, for the period ended 9/30/96, in the amount of $1.02 and for IDEX JCC Global Classes A, B and M, for the period ended 10/31/ 98 in the amount of $0.17. Dividends from net investment income include distributions in excess of current net investment income for IDEX GE/ Scottish Equitable International Equity Classes A, B and M, for the period ended 10/31/98 in the amount of $0.06, $0.01 and $0.02, respectively and for IDEX JCC Capital Appreciation Classes A and M, for the period ended 9/30/96 in the amount of $0.01 and for IDEX JCC Growth Class T for the period ended 10/31/98 in the amount of $0.03 and for IDEX C.A.S.E. Growth Classes A, B and M, for the period ended 10/31/97 in the amount of $.08 and for IDEX NWQ Value Equity Classes A, B and M for the period ended 10/31/ 99 in the amount of $0.12 and IDEX Dean Asset Allocation Classes A, B and M for the period ended 10/31/99 in the amount of $0.11.

(5)  From commencement of investment operations, December 2, 1994.

(6)  From commencement of investment operations, February 1, 1997.

(7)  From commencement of investment operations, September 20, 1996.

(8)  From commencement of investment operations, February 1, 1996.

(9) Total return has been calculated for the applicable period without deduction of a sales load, if any, on an initial purchase for Class A or Class T Shares. Periods of less than one year are not annualized.

(10) Ratio of expenses to average net assets shows: Excluding Credits (total expenses less fee waivers and reimbursements by the investment adviser). Gross (total expenses not taking into account fee waivers and reimbursements by the investment adviser or affiliated brokerage and custody earnings credits, if any). Including Credits (expenses less fee waivers and reimbursements by the investment adviser and reduced by affiliated brokerage and custody earnings credits, if any). Net Investment Income (Loss) Net Investment Income prior to certain reclassifications for Federal income or excise taxes.

(11) Periods of less than one year are annualized. The ratio of Net Investment Income (Loss) to Average Net Assets is based upon Net Investment Income
     (Loss) prior to certain reclassifications as discussed in Note 1 of the Notes to the Financial Statements.

(12) Periods of less than one year are not annualized.

(13) Net investment income, the ratio net investment income to average net assets and the portfolio turnover rate reflect activity relating to a non recurring initiative to invest in dividend producing securities.

                                 BOND RATINGS

                                  APPENDIX A

BRIEF EXPLANATION OF RATING CATEGORIES


                                  BOND RATING   EXPLANATION
                                  -----------   -----------
  STANDARD & POOR'S CORPORATION   AAA           Highest rating; extremely strong capacity to pay principal and interest.

                                  AA            High quality; very strong capacity to pay principal and interest.

                                  A             Strong capacity to pay principal and interest; somewhat more susceptible to the adverse effects of changing circumstances and economic conditions.

                                  BBB           Adequate capacity to pay principal and interest; normally exhibit adequate protection parameters, but adverse economic conditions or changing circumstances more likely to lead to a weakened capacity to pay principal and interest than for higher rated bonds.

                                  BB,B, and     Predominantly speculative with respect to the issuer's capacity to meet
                                  CC,CC,C       required interest and principal payments. BB - lowest degree of speculation; C - the highest degree of speculation. Quality and protective characteristics outweighed by large uncertainties or major risk exposure to adverse conditions.

                                  D             In default.

PLUS (+) OR MINUS (-) -The ratings from "AA" to "BBB" may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

UNRATED - Indicates that no public rating has been requested, that there is insufficient information on which to base a rating, or that S&P does not rate a particular type of obligation as a matter of policy.


  MOODY'S INVESTORS SERVICE, INC.   Aaa   Highest quality, smallest degree of investment risk.

                                    Aa    High quality; together with Aaa bonds, they compose the high-grade bond group.

                                    A     Upper-medium grade obligations; many favorable investment attributes.

                                    Baa   Medium-grade obligations; neither highly protected nor poorly secured.
                                          Interest and principal appear adequate for the present but certain protective elements may be lacking or may be unreliable over any great length of time.

                                    Ba    More uncertain, with speculative elements. Protection of interest and principal payments not well safeguarded during good and bad times.

                                    B     Lack characteristics of desirable investment; potentially low assurance of timely interest and principal payments or maintenance of other contract terms over time.

                                    Caa   Poor standing, may be in default; elements of danger with respect to principal or interest payments.

                                    Ca    Speculative in a high degree; could be in default or have other marked short- comings.

                                    C     Lowest-rated; extremely poor prospects of ever attaining investment standing.

UNRATED - Where no rating has been assigned or where a rating has been suspended or withdrawn, it may be for reasons unrelated to the quality of the issue.

Should no rating be assigned, the reason may be one of the following:

     1.   An application for rating was not received or accepted.

     2. The issue or issuer belongs to a group of securities or companies that are not rated as a matter of policy.

     3.   There is a lack of essential data pertaining to the issue or issuer.

     4. The issue was privately placed, in which case the rating is not published in Moody's publications.

Suspension or withdrawal may occur if new and material circumstances arise, the effects of which preclude satisfactory analysis; if there is no longer available reasonable up-to-date data to permit a judgment to be formed; if a bond is called for redemption; or for other reasons.

                               IDEX MUTUAL FUNDS
                              570 Carillon Parkway
                      St. Petersburg, Florida, 33716-1202



               INVESTMENT ADVISER:                      CUSTODIAN:
              IDEX Management, Inc.            State Street Bank & Trust Co.
              570 Carillon Parkway
      St. Petersburg, Forida 33716-1202



                DISTRIBUTOR:                     INDEPENDENT ACCOUNTANTS:
           InterSecurities, Inc.               PricewaterhouseCoopers LLP
            570 Carillon Parkway                1055 Broadway, 10th Floor
      St. Petersburg, Florida, 33716-1201   Kansas City, Missouri 64105-1591

                                 SUB-ADVISERS:



AEGON USA INVESTMENT                  LUTHER KING CAPITAL MANAGEMENT
MANAGEMENT, INC.                      301 Commerce Street, Suite 1600
4333 Edgewood Road, N.E.              Fort Worth, Texas 76102-4190
Cedar Rapids, Iowa 52499-0002
                                      NWQ INVESTMENT MANAGEMENT
C.A.S.E. MANAGEMENT, INC.             COMPANY, INN.
5355 Town Center Road, Suite 701      2049 Century Park East, 4th Floor
Boca Raton, Florida 33486-1081        Los Angeles, California 90067-3214

DEAN INVESTMENT ASSOCIATES            PILGRIM BAXTER & ASSOCIATES, LTD.
2480 Kettering Tower                  825 Duportail Road
Dayton, Ohio 45423-2480               Wayne, Pennsylvania 19087-5593


FRED ALGER MANAGEMENT, INC.           SALOMON BROTHERS ASSET
One World Trade Center, Suite 9333    MANAGEMENT INC
New York, New York 10048-9301         7 World Trade Center
                                      New York, New York 10048-4600

GE ASSET MANAGEMENT INCORPORATED      T. ROWE PRICE ASSOCIATES, INC.
3003 Summer Street                    100 East Pratt Street
Stamford, Connecticut 06905-4316      Baltimore, Maryland 21202-1090

GOLDMAN SACHS ASSET MANAGEMENT        TRANSAMERICA INVESTMENT
One New York Plaza                    MANAGEMENT, LLC
New York, New York 10004-1950         1150 South Olive Street Suite 2700
                                      Los Angeles, California 90015
JANUS CAPITAL CORPORATION
100 Fillmore Street,
Denver, Colorado 80206-4928



     SEND YOUR CORRESPONDENCE TO:                  CUSTOMER SERVICE:
     Idex Investor Services, Inc.       (888) 233-IDEX (4339) toll free call
            P.O. Box 9015               Hours: 8 a.m. to 7 p.m. Monday - Friday
   Clearwater, Florida 33758-9015

                         IDEX WEBSITE: WWW.IDEXFUNDS.COM

ADDITIONAL INFORMATION about these funds is contained in the Funds annual and semi-annual reports to shareholders, and in the Statement of Additional Information, dated March 1, 2000 which is incorporated by reference into this prospectus. Other information about these funds has been filed with and is available from the U.S. Securities and Exchange Commission. Information about the Funds (including the Statement of Additional Information) can be reviewed and copied at the Securities and Exchange Commissions Public Reference Room in Washington, D.C. Information on the operation of the public reference room may be obtained by calling the Commission at 1-202-942-8090. Copies of this information may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the Commission, Washington, D.C. 20549-6009. Reports and other information about the funds are also available on the Commissions Internet site at http://www.sec.gov. (IDEX Mutual Funds File No. 811-4556) To obtain a copy of the Statement of Additional Information or the Annual and Semi-Annual Reports, without charge, or to make other inquiries about these funds, call or write to IDEX Mutual Funds at the phone number or address at the bottom of this page. In the Funds annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Funds performance during the last fiscal year.

                     Visit our website at www.idexfunds.com
        IDEX Mutual Funds o P. O. Box 9015 o Clearwater, FL o 33758-9015 Customer Service 1-888-233-4339 o Investment Professionals 1-800-624-4339
                       Distributor: InterSecurities, Inc.

ISF-00002-06/2000                                     2000 InterSecurities, Inc.

                               IDEX MUTUAL FUNDS


                                IDEX JCC GROWTH
                                IDEX JCC GLOBAL
                               IDEX JCC BALANCED
                         IDEX JCC CAPITAL APPRECIATION
                           IDEX JCC FLEXIBLE INCOME
                         IDEX ALGER AGGRESSIVE GROWTH
                      IDEX T. ROWE PRICE DIVIDEND GROWTH
                         IDEX T. ROWE PRICE SMALL CAP
                      IDEX PILGRIM BAXTER MID CAP GROWTH
                         IDEX PILGRIM BAXTER TECHNOLOGY
                           IDEX GOLDMAN SACHS GROWTH
                           IDEX TRANSAMERICA EQUITY
                        IDEX TRANSAMERICA SMALL COMPANY
                              IDEX SALOMON ALL CAP

                       IDEX GREAT COMPANIES -- AMERICA(SM)
                     IDEX GREAT COMPANIES -- TECHNOLOGY(SM)
                            IDEX AEGON INCOME PLUS
                           IDEX FEDERATED TAX EXEMPT
                         IDEX GE INTERNATIONAL EQUITY
                              IDEX GE U.S. EQUITY

                          IDEX DEAN ASSET ALLOCATION
                       IDEX LKCM STRATEGIC TOTAL RETURN
                             IDEX NWQ VALUE EQUITY
                              IDEX C.A.S.E. GROWTH

                      STATEMENT OF ADDITIONAL INFORMATION


                                 JUNE 15, 2000


                               IDEX MUTUAL FUNDS
                             570 Carillon Parkway
                         St. Petersburg, Florida 33716
                  Customer Service (888) 233-4339 (toll free)


The funds listed above are series of IDEX Mutual Funds (the "Fund"), an open-end management investment company that offers a selection of investment funds. The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"). All funds, other than the IDEX JCC Capital Appreciation, IDEX Pilgrim Baxter Technology, IDEX Salomon All Cap, IDEX Great Companies -- America(SM) and IDEX Great Companies -- TechnologySM, are diversified.

This Statement of Additional Information is not a prospectus, and should be read in conjunction with the Fund's prospectus dated June 15, 2000 which may be obtained free of charge by writing or calling the Fund at the above address or telephone number. This Statement of Additional Information ("SAI") contains additional and more detailed information about the Fund's operations and activities than that set forth in the prospectus. The Fund's annual report and semi-annual report to shareholders are incorporated by reference into this SAI.

                               TABLE OF CONTENTS




                                                                            PAGE
                                                                            ----
INVESTMENT OBJECTIVES ......................................................   1

Investment Restrictions, Policies and Practices ............................   1
 Investment Restrictions of IDEX JCC Growth and IDEX JCC Flexible Income ...   1
 Investment Restrictions of IDEX JCC Global ................................   2
 Investment Restrictions of IDEX JCC Capital Appreciation and
   IDEX JCC Balanced .......................................................   3
 Investment Restrictions of IDEX Alger Aggressive Growth ...................   5
 Investment Restrictions of IDEX T. Rowe Price Small Cap and
   IDEX T. Rowe Price Dividend Growth ......................................   6
 Investment Restrictions of IDEX Pilgrim Baxter Mid Cap Growth .............   7
 Investment Restrictions of IDEX Pilgrim Baxter Technology .................   8
 Investment Restrictions of IDEX Goldman Sachs Growth ......................   8
 Investment Restrictions of IDEX Transamerica Small Company and
   IDEX Transamerica Equity ................................................   9
 Investment Restrictions of IDEX Salomon All Cap ...........................  10
 Investment Restrictions of IDEX Great Companies -- America(SM) and
   IDEX Great Companies -- Technology(SM)...................................  11
 Investment Restrictions of IDEX AEGON Income Plus .........................  12
 Investment Restrictions of IDEX Federated Tax Exempt ......................  13
 Investment Restrictions of IDEX GE International Equity ...................  15
 Investment Restrictions of IDEX GE U.S. Equity ............................  16
 Investment Restrictions of IDEX Dean Asset Allocation .....................  17
 Investment Restrictions of IDEX LKCM Strategic Total Return ...............  19
 Investment Restrictions of IDEX NWQ Value Equity ..........................  20
 Investment Restrictions of IDEX C.A.S.E. Growth ...........................  21

OTHER POLICIES AND PRACTICES OF THE FUND ...................................  22
 Futures, Options and Other Derivative Instruments .........................  22
  Futures Contracts ........................................................  22
  Options on Futures Contracts .............................................  25
  Options on Securities ....................................................  25
  Options on Foreign Currencies ............................................  28
  Forward Contracts ........................................................  29
  Swaps and Swap-Related Products ..........................................  30
  Index Options ............................................................  31
  WEBS and Other Index-Related Securities ..................................  32
  Euro Instruments .........................................................  32
  Special Investment Considerations and Risks ..............................  32
  Additional Risks of Options on Foreign Currencies,
    Forward Contracts and Foreign Instruments ..............................  33
 Other Investment Companies ................................................  34
 When-Issued, Delayed Settlement and Forward Delivery Securities ...........  34
 Zero Coupon, Pay-In-Kind and Step Coupon Securities .......................  35
 Income Producing Securities ...............................................  35

                                                                           PAGE
                                                                           ----
 Lending of Fund Securities ............................................    36
 Joint Trading Accounts ................................................    36
 Illiquid Securities ...................................................    36
 Repurchase and Reverse Repurchase Agreements ..........................    37
 Pass-Through Securities ...............................................    37
 High-Yield/High-Risk Bonds ............................................    38
 Warrants and Rights ...................................................    39
 U.S. Government Securities ............................................    39
 Temporary Defensive Position ..........................................    39
 Money Market Reserves (IDEX T. Rowe Price Small Cap and
   IDEX T. Rowe Price Dividend Growth) .................................    39
 Turnover Rate .........................................................    40
 Investment Advisory and Other Services ................................    40
DISTRIBUTOR ............................................................    46
ADMINISTRATIVE SERVICES ................................................    47
CUSTODIAN, TRANSFER AGENT AND OTHER AFFILIATES .........................    48
FUND TRANSACTIONS AND BROKERAGE ........................................    49
TRUSTEES AND OFFICERS ..................................................    52
PURCHASE OF SHARES .....................................................    55
DEALER REALLOWANCES ....................................................    56
DISTRIBUTION PLANS .....................................................    57
DISTRIBUTION FEES ......................................................    58
NET ASSET VALUE DETERMINATION ..........................................    60
DIVIDENDS AND OTHER DISTRIBUTIONS ......................................    62
SHAREHOLDER ACCOUNTS ...................................................    62
RETIREMENT PLANS .......................................................    62
REDEMPTION OF SHARES ...................................................    63
TAXES ..................................................................    64
PRINCIPAL SHAREHOLDERS .................................................    65
MISCELLANEOUS ..........................................................    69
 Organization ..........................................................    69
 Shares of Beneficial Interest .........................................    69
 Legal Counsel and Auditors ............................................    70
 Registration Statement ................................................    70
PERFORMANCE INFORMATION ................................................    70
FINANCIAL STATEMENTS ...................................................    75
APPENDIX A-CERTAIN SECURITIES IN WHICH THE FUNDS MAY INVEST ............   A-1

                             INVESTMENT OBJECTIVES

The prospectus discusses the investment objective of each fund of the IDEX Mutual Funds, the principal types of securities in which each fund will invest, and the policies and practices of each fund. The following discussion of Investment Restrictions, Policies and Practices supplements that set forth in the prospectus.

There can be no assurance that a fund will, in fact, achieve its objective. A fund's investment objective may be changed by the Board of Trustees without shareholder approval. A change in the investment objective of a fund may result in the fund having an investment objective different from that which the shareholder deemed appropriate at the time of investment. A fund will not change its objective without 30 days prior notice to its shareholders, nor will it charge shareholders an exchange fee or redemption fee after such notice and prior to the expiration of such 30-day notice period. However, should a shareholder decide to redeem fund shares because of a change in the objective, the shareholder may realize a taxable gain or loss.

INVESTMENT RESTRICTIONS, POLICIES AND PRACTICES

As indicated in the prospectus, each fund is subject to certain fundamental policies and restrictions which as such may not be changed without shareholder approval. Shareholder approval would be the approval by the lesser of (i) more than 50% of the outstanding voting securities of a fund, or (ii) 67% or more of the voting securities present at a meeting if the holders of more than 50% of the outstanding voting securities of a fund are present or represented by proxy.

INVESTMENT RESTRICTIONS OF IDEX JCC GROWTH AND IDEX JCC FLEXIBLE INCOME

IDEX JCC Growth and IDEX JCC Flexible Income each may not, as a matter of fundamental policy:

      1. With respect to 75% of the fund's total assets, purchase the securities of any one issuer (other than cash items and "government securities" as defined under the 1940 Act), if immediately after and as a result of such purchase (a) the value of the holdings of the fund in the securities of such issuer exceeds 5% of the value of the fund's total assets, or (b) the fund owns more than 10% of the outstanding voting securities of such issuer;

      2. Invest more than 25% of the value of its assets in any particular industry (other than government securities);

      3. Purchase or sell physical commodities other than foreign currencies unless acquired as a result of ownership of securities (but this restriction shall not prevent the fund from purchasing or selling options, futures contracts, caps, floors and other derivative instruments, engaging in swap transactions or investing in securities or other instruments backed by physical commodities);

      4. Invest directly in real estate or interests in real estate, including limited partnership interests; however, the fund may own debt or equity securities issued by companies engaged in those businesses;

      5. Act as underwriter of securities issued by others, except to the extent that it may be deemed an underwriter in connection with the disposition of portfolio securities of the fund;

      6. Lend any security or make any other loan if, as a result, more than 25% of its total assets would be lent to other parties (but this limitation does not apply to purchases of commercial paper, debt securities or to repurchase agreements);

      7. The fund may borrow money only for temporary or emergency purposes (not for leveraging or investment) in an amount not exceeding 25% of the value of the fund's total assets (including the amount borrowed) less liabilities (other than borrowings). Any borrowings that exceed 25% of the value of the fund's total assets by reason of a decline in net assets will be reduced within three business days to the extent necessary to comply with the 25% limitation. This policy shall not prohibit reverse repurchase agreements or deposits of assets to provide margin or guarantee positions in connection with transactions in options, futures contracts, swaps, forward contracts, and other derivative instruments or the segregation of assets in connection with such transactions; and

      8. Issue senior securities, except as permitted by the 1940 Act.

As a fundamental policy governing concentration, the fund will not invest 25% or more of its total assets in any one particular industry, other than U.S. government securities.

Furthermore, each fund has adopted the following non-fundamental investment restrictions which may be changed by the Board of Trustees without shareholder approval:

      (A) A fund may not: (i) enter into any futures contracts or options on futures contracts for purposes other than bona fide hedging transactions within the meaning of Commodity Futures Trading Commission regulations if the aggregate initial margin deposits and premiums required to establish positions in futures contracts and related options that do not fall within the definition of bona fide hedging transactions would exceed 5% of the fair market value of the fund's net assets, after taking into account unrealized profits and losses on such contracts it has entered into; and (ii) enter into any futures contracts or options on futures contracts if the aggregate amount of the fund's commitments under outstanding futures contracts positions and options on futures contracts would exceed the market value of its total assets;

      (B) A fund may not mortgage or pledge any securities owned or held by the fund in amounts that exceed, in the aggregate, 15% of the fund's net assets, provided that this limitation does not apply to reverse repurchase agreements or in the case of assets deposited to provide margin or guarantee positions in options, futures contracts, swaps, forward contracts or other derivative instruments or the segregation of assets in connection with such transactions;

      (C) A fund may not sell securities short, unless it owns or has the right to obtain securities equivalent in kind and amount to the securities sold short, and provided that transactions in options, futures contracts, swaps, forward contracts, and other derivative instruments are not deemed to constitute selling securities short;

      (D) A fund may not purchase securities on margin, except that each fund may obtain such short-term credits as are necessary for the clearance of transactions, and provided that margin payments and other deposits made in connection with transactions in options, futures contracts, swaps, forward contracts, and other derivative instruments shall not be deemed to constitute purchasing securities on margin;

      (E) A fund may not invest more than 15% of its net assets in illiquid securities. This does not include securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933 (the "1933 Act"), or any successor to such Rule, Section 4(2) commercial paper or any securities which the Board of Trustees or the investment sub-adviser, as appropriate, has made a determination of liquidity, as permitted under the 1940 Act;

      (F) A fund may not invest in companies for the purpose of exercising control or management;

      (G) A fund may not (i) purchase securities of other investment companies, except in the open market where no commission except the ordinary broker's commission is paid, or (ii) purchase or retain securities issued by other open-end investment companies. Limitations (i) and (ii) do not apply to money market funds or to securities received as dividends, through offers of exchange, or as a result of consolidation, merger or other reorganization; and

      (H) A fund may not invest directly in oil, gas or other mineral development or exploration programs or leases; however, the funds may own debt or equity securities of companies engaged in those businesses. In making all investments for IDEX JCC Flexible Income, the sub-adviser will emphasize economic or financial factors or circumstances of the issuer, rather than opportunities for short-term arbitrage.

INVESTMENT RESTRICTIONS OF IDEX JCC GLOBAL

IDEX JCC Global may not, as a matter of fundamental policy:

      1. Own more than 10% of the outstanding voting securities of any one issuer and, as to seventy-five percent (75%) of the value of its total assets, purchase the securities of any one issuer (except cash items and "government securities" as defined under the 1940 Act), if immediately after and as a result of such purchase, (a) the value of the holdings of the fund in the securities of such issuer exceeds 5% of the value of the fund's total assets;

      2. Invest more than 25% of the value of its assets in any particular industry (other than government securities);

      3. Invest directly in real estate or interests in real estate; however, the fund may own debt or equity securities issued by companies engaged in those businesses;

      4. Purchase or sell physical commodities other than foreign currencies unless acquired as a result of ownership of securities (but this shall not prevent the fund from purchasing or selling options, futures, swaps and forward contracts or from investing in securities or other instruments backed by physical commodities);

      5. Lend any security or make any other loan if, as a result, more than 25% of its total assets would be lent to other parties (but this limitation does not apply to purchases of commercial paper, debt securities or to repurchase agreements);

      6. Act as an underwriter of securities issued by others, except to the extent that it may be deemed an underwriter in connection with the disposition of its portfolio securities;

      7. The fund may borrow money only for temporary or emergency purposes (not for leveraging or investment) in an amount not exceeding 25% of the value of the fund's total assets (including the amount borrowed) less liabilities (other than borrowings). Any borrowings that exceed 25% of the value of the fund's total assets by reason of a decline in net assets will be reduced within three business days to the extent necessary to comply with the 25% limitation. This policy shall not prohibit reverse repurchase agreements or deposits of assets to margin or guarantee positions in futures, options, swaps or forward contracts, or the segregation of assets in connection with such contracts; and

      8. Issue senior securities, except as permitted by the 1940 Act.

Furthermore, the fund has adopted the following non-fundamental investment restrictions which may be changed by the Board of Trustees without shareholder approval:

      (A) The fund may not (i) enter into any futures contracts or options on futures contracts for purposes other than bona fide hedging transactions within the meaning of Commodity Futures Trading Commission regulations if the aggregate initial margin deposits and premiums required to establish positions in futures contracts and related options that do not fall within the definition of bona fide hedging transactions would exceed 5% of the fair market value of the fund's net assets, after taking into account unrealized profits and losses on such contracts it has entered into; and (ii) enter into any futures contracts or options on futures contracts if the aggregate amount of the fund's commitments under outstanding futures contracts positions and options on futures contracts would exceed the market value of its total assets;

      (B) The fund may not sell securities short, unless it owns or has the right, without the payment of any additional compensation, to obtain securities equivalent in kind and amount to the securities sold short, and provided that transactions in options, swaps and forward futures contracts are not deemed to constitute selling securities short;

      (C) The fund may not purchase securities on margin, except that the fund may obtain such short-term credits as are necessary for the clearance of transactions, and provided that margin payments and other deposits in connection with transactions in options, futures, swaps and forward contracts shall not be deemed to constitute purchasing securities on margin;

      (D) The fund may not (i) purchase securities of other investment companies, except in the open market where no commission except the ordinary broker's commission is paid, or (ii) purchase or retain securities issued by other open-end investment companies. Limitations (i) and (ii) do not apply to money market funds or to securities received as dividends, through offers of exchange, or as a result of a consolidation, merger or other reorganization;

      (E) The fund may not mortgage or pledge any securities owned or held by the fund in amounts that exceed, in the aggregate, 15% of the fund's net assets, provided that this limitation does not apply to reverse repurchase agreements or in the case of assets deposited to provide margin or guarantee positions in options, futures contracts, swaps, forward contracts or other derivative instruments or the segregation of assets in connection with such transactions;

      (F) The fund may not invest directly in oil, gas or other mineral development or exploration programs or leases; however, the fund may own debt or equity securities of companies engaged in those businesses;

      (G) The fund may not invest more than 15% of its net assets in illiquid securities. This does not include securities eligible for resale pursuant to Rule 144A under the 1933 Act, or any successor to such Rule, Section 4(2) commercial paper or any other securities as to which the Board of Trustees have made a determination as to liquidity, as permitted under the 1940 Act; and

      (H) The fund may not invest in companies for the purpose of exercising control or management.

INVESTMENT RESTRICTIONS OF IDEX JCC CAPITAL APPRECIATION AND IDEX JCC BALANCED

IDEX JCC Capital Appreciation and IDEX JCC Balanced each may not, as a matter of fundamental policy:

      1. With respect to 75% of its total assets in the case of IDEX JCC Balanced, and 50% of its total assets in the case of IDEX JCC Capital Appreciation, purchase the securities of any one issuer (except cash items and "government securities" as defined under the 1940 Act), if immediately after and as a result of such purchase (a) the value of the holdings of the fund in the securities of such issuer exceeds 5% of the value of such fund's total assets, or (b) the fund owns more than 10% of the outstanding voting securities of such issuer. With respect to the remaining 50% of the value of its total assets, IDEX JCC Capital Appreciation may invest in the securities of as few as two issuers;

      2. Invest more than 25% of the value of its assets in any particular industry (other than U.S. government securities);

      3. Invest directly in real estate or interests in real estate; however, a fund may own debt or equity securities issued by companies engaged in those businesses;

      4. Purchase or sell physical commodities other than foreign currencies unless acquired as a result of ownership of securities (but this limitation shall not prevent a fund from purchasing or selling options, futures, swaps and forward contracts or from investing in securities or other instruments backed by physical commodities);

      5. Lend any security or make any other loan if, as a result, more than 25% of its total assets would be lent to other parties (but this limitation does not apply to purchases of commercial paper, debt securities or repurchase agreements);

      6. Act as underwriter of securities issued by others, except to the extent that a fund may be deemed an underwriter in connection with the disposition of portfolio securities of that fund;

      7. The fund may borrow money for temporary or emergency purposes (not for leveraging or investment) in an amount not exceeding 25% of the value of the fund's total assets (including the amount borrowed) less liabilities (other than borrowings). Borrowings that exceed 25% of the value of the fund's total assets by reason of a decline in net assets will reduce within three business days to the extent necessary to comply with the 25% limitation. This policy shall not prohibit reverse repurchase agreements, or deposits of assets to margin or guarantee positions in futures, options, swaps or forward contracts, and the segregation of assets in connection with such contracts; and

      8. Issue senior securities, except as permitted by the 1940 Act.

Furthermore, the funds have adopted the following non-fundamental investment restrictions which may be changed by the Board of Trustees without shareholder approval:

      (A) A fund may not: (i) enter into any futures contracts and related options for purposes other than bona fide hedging transactions within the meaning of Commodity Futures Trading Commission regulations if the aggregate initial margin and premiums required to establish positions in futures contracts and related options that do not fall within the definition of bona fide hedging transactions will exceed 5% of the fair market value of a fund's net assets, after taking into account unrealized profits and unrealized losses on any such contracts it has entered into; and (ii) enter into any futures contracts if the aggregate amount of such fund's commitments under outstanding futures contracts positions of that fund's would exceed the market value of its total assets;

      (B) A fund may not sell securities short, unless it owns or has the right to obtain securities equivalent in kind and amount to the securities sold short without the payment of any additional consideration therefore, and provided that transactions in futures, options, swaps and forward contracts are not deemed to constitute selling securities short;

      (C) A fund may not purchase securities on margin, except that a fund may obtain such short-term credits as are necessary for the clearance of transactions, and provided that margin payments and other deposits in connection with transactions in futures, options, contracts, swaps, and forward contracts, shall not be deemed to constitute purchasing securities on margin;

      (D) A fund may not (i) purchase securities of other investment companies, except in the open market where no commission except the ordinary broker's commission is paid, or (ii) purchase or retain securities issued by other open-end investment companies. Limitations
(i) and (ii) do not apply to money market funds or to securities received as dividends, through offers of exchange, or as a result of consolidation, merger or other reorganization;

      (E) A fund may not mortgage or pledge any securities owned or held by a fund in amounts that exceed, in the aggregate, 15% of that fund's net asset value, provided that this limitation does not apply to reverse repurchase agreements, deposits of assets to margin, guarantee positions in futures, options, swaps or forward contracts or segregation of assets in connection with such contracts;

      (F) A fund may not invest directly in oil, gas or other mineral development or exploration programs or leases; however, the fund may own debt or equity securities of companies engaged in those businesses;

      (G) A fund may not purchase any security or enter into a repurchase agreement, if as a result, more than 15% of its net assets would be invested in repurchase agreements not entitling the holder to payment of principal and interest within seven days and in securities that are illiquid by virtue of legal or contractual restrictions on resale or the absence of a readily available market. The Trustees, or the fund's investment adviser or sub-adviser acting pursuant to authority delegated by the Trustees, may determine that a readily available market exists for securities eligible for resale pursuant to Rule 144A under the 1933 Act, or any successor to such Rule, Section 4(2) commercial paper and municipal lease obligations. Accordingly, such securities may not be subject to the foregoing limitation;

      (H) A fund may not invest in companies for the purpose of exercising control or management; and

      (I) With respect to IDEX JCC Balanced only, at least 25% of the total assets of that fund will normally be invested in fixed-income senior securities, which include corporate debt securities and preferred stock.

INVESTMENT RESTRICTIONS OF IDEX ALGER AGGRESSIVE GROWTH

IDEX Alger Aggressive Growth may not, as a matter of fundamental policy:

      1. With respect to 75% of the fund's total assets, purchase the securities of any one issuer (other than government securities as defined in the 1940 Act), if immediately after and as a result of such purchase (a) the value of the holdings of the fund in the securities of such issuer exceeds 5% of the value of the fund's total assets, or (b) the fund owns more than 10% of the outstanding voting securities of any one class of securities of such issuer;

      2. Purchase any securities that would cause more than 25% of the value of the fund's total assets to be invested in the securities of issuers conducting their principal business activities in the same industry; provided that there shall be no limit on the purchase of U.S. government securities;

      3. Purchase or sell real estate or real estate limited partnerships, except that the fund may purchase and sell securities secured by real estate, mortgages or interests therein and securities that are issued by companies that invest or deal in real estate;

      4. Invest in commodities, except that the fund may purchase or sell stock index futures contracts and related options thereon if thereafter no more than 5% of its total assets are invested in aggregate initial margin and premiums;

      5. Make loans to others, except through purchasing qualified debt obligations, lending fund securities or entering into repurchase agreements;

      6. Act as an underwriter of securities issued by others, except to the extent that it may be deemed an underwriter in connection with the disposition of its fund securities;

      7. Borrow money, except that the fund may borrow from banks for investment purposes as set forth in the prospectus and may also engage in reverse repurchase agreements. Immediately after any borrowing, including reverse repurchase agreements, the fund will maintain asset coverage of not less than 300% with respect to all borrowings; and

      8. Issue senior securities, except that the fund may borrow from banks for investment purposes so long as the fund maintains the required coverage.

Furthermore, the fund has adopted the following non-fundamental investment restrictions which may be changed by the Board of Trustees of the funds without shareholder approval:

      (A) The fund may not sell securities short or purchase securities on margin, except that the fund may obtain any short-term credit necessary for the clearance of purchases and sales of securities. These restrictions shall not apply to transactions involving selling securities "short against the box";

      (B) The fund may not pledge, hypothecate, mortgage or otherwise encumber more than 15% of the value of the fund's total assets except in connection with borrowings described in number 7 above. These restrictions shall not apply to transactions involving reverse repurchase agreements or the purchase of securities subject to firm commitment agreements or on a when-issued basis;

      (C) The fund may not invest directly in oil, gas, or other mineral development or exploration programs or leases; however, the fund may own debt or equity securities of companies engaged in those businesses;

      (D) The fund may not (i) purchase securities of other investment companies, except in the open market where no commission except the ordinary broker's commission is paid, or (ii) purchase or retain securities issued by other open-end investment companies. Limitations (i) and (ii) do not apply to money market funds or to securities received as dividends, through offers of exchange, or as a result of consolidation, merger or other reorganization;

      (E) The fund may not invest in companies for the purpose of exercising control or management; and

      (F) The fund may not invest more than 15% of its net assets in illiquid securities. This does not include securities eligible for resale pursuant to Rule 144A under the 1933 Act, or any successor to such Rule, Section 4(2) commercial paper or any other securities as to which the Board of Trustees has made a determination as to liquidity, as permitted under the 1940 Act.

INVESTMENT RESTRICTIONS OF IDEX T. ROWE PRICE SMALL CAP AND
IDEX T. ROWE PRICE DIVIDEND GROWTH

IDEX T. Rowe Price Small Cap and IDEX T. Rowe Price Dividend Growth each may not, as a matter of fundamental policy:

      1. With respect to 75% of the fund's total assets, purchase the securities of any one issuer (other than government securities as defined in the 1940 Act) if immediately after and as a result of such purchase (a) the value of the holdings of the fund in the securities of such issuer exceeds 5% of the value of the fund's total assets, or (b) the fund owns more than 10% of the outstanding voting securities of any one class of securities of such issuer;

     2. Borrow money except for temporary or emergency purposes (not for leveraging or investment) in an amount exceeding 33 1/3 of the value of the fund's total assets (including amount borrowed) less liabilities (other than borrowings). Any borrowings that exceed 33 1/3 of the value of the fund's total assets by reason of a decline in net assets will be reduced within three business days to the extent necessary to comply with the 33 1/3 limitation. This policy shall not prohibit reverse repurchase agreements or deposits of assets to margin or guarantee positions in futures, options, swaps or forward contracts, or the segregation of assets in connection with such contracts;

      3. Purchase or sell physical commodities (but this shall not prevent the fund from entering into future contracts and options thereon);

      4. Invest more than 25% of the fund's total assets in the securities of issuers primarily engaged in the same industry. Utilities will be divided according to their services; for example, gas, gas transmission, electric and telephone, and each will be considered a separate industry for purposes of this restriction, provided that there shall be no limitation on the purchase of obligations issued or guaranteed by the U.S. government or its agencies or instrumentalities, or of certificates of deposit;

      5. Make loans, although the funds may lend fund securities provided that the aggregate of such loans do not exceed 33 1/3 of the value of the fund's total assets. The fund may purchase money market securities, enter into repurchase agreements and acquire publicly distributed or privately placed debt securities, and purchase debt;

      6. Purchase or sell real estate (but this shall not prevent the fund from investing in securities or other instruments backed by real estate, including mortgage-backed securities, or securities of companies engaged in the real estate business);

      7. Issue senior securities, except as permitted by the 1940 Act; and

      8. Underwrite securities issued by other persons, except to the extent that the fund may be deemed to be an underwriter within the meaning of the 1933 Act in connection with the purchase and sale of its fund securities in the ordinary course of pursuing its investment objective.

      Furthermore, the funds have adopted the following non-fundamental restrictions which may be changed by the Board of Trustees of the funds without shareholder approval:

      (A) A fund may not purchase additional securities when money borrowed exceeds 5% of its total assets. This restriction shall not apply to temporary borrowings until the fund's net assets exceed $40,000,000;

      (B) A fund may not purchase a futures contract or an option thereon, if, with respect to positions in futures or options on futures which do not represent bona fide hedging, the aggregate initial margin and premiums on such options would exceed 5% of the fund's net asset value;

      (C) A fund may not invest more than 15% of its net assets in illiquid securities. This does not include securities eligible for resale pursuant to Rule 144A under the 1933 Act or any other securities as to which a determination as to liquidity has been made pursuant to guidelines adopted by the Board of Trustees, as permitted under the 1940 Act;

      (D) A fund may not invest in companies for the purpose of exercising control or management;

      (E) A fund may not purchase securities of open-end or closed-end investment companies except (i) in compliance with the 1940 Act; or (ii) securities of the T. Rowe Price Reserve Investment or Government Reserve Investment Funds;

      (F) A fund may not purchase securities on margin, except (i) for use of short-term credit necessary for clearance of purchases of fund securities; and
(ii) it may make margin deposits in connection with futures contracts or other permissible investments;

      (G) A fund may not mortgage, pledge, hypothecate or, in any manner, transfer any security owned by the fund as security for indebtedness except as may be necessary in connection with permissible borrowings or investments and then such mortgaging, pledging or hypothecating may not exceed 33 1/3 of the fund's total assets at the time of borrowing or investment; and

      (H) A fund may not sell securities short, except short sales "against the box."

INVESTMENT RESTRICTIONS OF IDEX PILGRIM BAXTER MID CAP GROWTH

IDEX Pilgrim Baxter Mid Cap Growth may not, as a matter of fundamental policy:

      1. With respect to 75% of the fund's total assets, purchase the securities of any one issuer (other than government securities as defined in the 1940 Act) if immediately after and as a result of such purchase (a) the value of the holdings of the fund in the securities of such issuer exceeds 5% of the value of the fund's total assets, or (b) the fund owns more than 10% of the outstanding voting securities of any one class of securities of such issuer;

      2. Borrow money except for temporary or emergency purposes (not for leveraging or investment) in an amount exceeding 10% of the value of the fund's total assets. This borrowing provision is included solely to facilitate the orderly sale of fund securities to accommodate substantial redemption requests if they should occur and is not for investment purposes. All borrowings in excess of 5% of the fund's total assets will be repaid before making investments;

      3. Make loans, except that the fund, in accordance with its investment objectives and policies, may purchase or hold debt securities, and enter into repurchase agreements as described in the fund's prospectus and this SAI;

      4. Purchase or sell real estate, real estate limited partnership interests, futures contracts, commodities or commodity contracts, except that this shall not prevent the fund from (i) investing in readily marketable securities of issuers which can invest in real estate or commodities, institutions that issue mortgages, or real estate investment trusts which deal in real estate or interests therein, pursuant to the fund's investment objective and policies, and (ii) entering into futures contracts and options thereon that are listed on a national securities or commodities exchange where, as a result thereof, no more than 5% of the fund's total assets (taken at market value at the time of entering into the futures contracts) would be committed to margin deposits on such futures contracts and premiums paid for unexpired options on such futures contracts; provided that, in the case of an option that is "in-the-money" at the time of purchase, the "in-the-money" amount, as defined under the Commodities Futures Trading Commission regulations, may be excluded in computing the 5% limit. The fund (as a matter of operating policy) will utilize only listed futures contracts and options thereon;

      5. Act as an underwriter of securities of other issuers except as it may be deemed an underwriter in selling a fund security;

      6. Issue senior securities, except as permitted by the 1940 Act; and

      7. Invest more than 25% of the fund's assets in the securities of issuers primarily engaged in the same industry. Utilities will be divided according to their services, for example, gas, gas transmission, electric and telephone, and each will be considered a separate industry for purposes of this restriction. In addition, there shall be no limitation on the purchase of obligations issued or guaranteed by the U.S. government or its agencies or instrumentalities, or of certificates of deposit and bankers' acceptances.

Furthermore, the fund has adopted the following non-fundamental restrictions which may be changed by the Board of Trustees without shareholder approval:

      (A) The fund may not invest in companies for the purpose of exercising control;

      (B) The fund may not pledge, mortgage or hypothecate assets, except (i) to secure temporary borrowings as permitted by the fund's limitation on permitted borrowings, or (ii) in connection with permitted transactions regarding options and futures contracts;

      (C) The fund may not invest more than 15% of its net assets in illiquid securities. This does not include securities eligible for resale pursuant to Rule 144A under the 1933 Act, or any successor to such Rule, Section 4(2) commercial paper or any other securities as to which the Board of Trustees has made a determination as to liquidity, as permitted under the 1940 Act; and

      (D) The fund may not purchase securities of other investment companies except as permitted by the 1940 Act and the rules and regulations thereunder.

With respect to restriction 7 above, the fund may use (with the consent of the Investment Adviser) industry classifications reflected by Bloomberg Sub-Groups for the communications equipment, electronic components and accessories, and the computer and other data processing service sectors, if applicable at the time of determination.

INVESTMENT RESTRICTIONS OF IDEX PILGRIM BAXTER TECHNOLOGY

The fund may not, as a matter of fundamental policy:

      1. Make loans, except that each fund, in accordance with its investment objectives and policies, may (i) purchase debt instruments, and (ii) enter into repurchase agreements.

      2. Act as an underwriter of securities of other issuers, except as it may be deemed an underwriter under the 1933 Act in connection with the purchase and sale of portfolio securities.

      3. Purchase or sell commodities or commodity contracts, except that, in accordance with its investment objective and policies may: (i) invest in readily marketable securities of issuers which invest or engage in such activities; and (ii) enter into forward contracts, futures contracts and options thereon.

      4. Purchase or sell real estate, or real estate partnership interests, except that this limitation shall not prevent the fund from investing directly or indirectly in readily marketable securities of issuers which can invest in real estate, institutions that issue mortgages, or real estate investment trusts which deal with real estate or interests therein.

      5. Issue senior securities, except as permitted by the 1940 Act.

      6. Borrow money except for temporary or emergency purposes and then only in an amount not exceeding 10% of the value of the fund's total assets. This borrowing provision is intended to facilitate the orderly sale of fund securities to accomodate substantial redemption requests if they should occur, and is not for investment purposes. All borrowings in excess of 5% of the fund's total assets will be repaid before making investments.

      7. Invest in companies for the purpose of exercising control.

      8. Pledge, mortgage or hypothecate assets, except (i) to secure temporary borrowings permitted by the fund's limitation on permitted borrowings, or (ii) in connection with permitted transactions regarding options and futures contracts.

      9. Make short sales of securities, maintain a short position or purchase securities on margin, except that the fund may (i) obtain short-term credits as necessary for the clearance of security transactions and (ii) establish margin accounts as may be necessary in connection with the fund's use of options and futures contracts.

      10. Purchase securities of other investment companies except as permitted by the 1940 Act and the rules and regulations thereunder.

      11. Invest in interests in oil, gas or other mineral exploration or development programs.

The foregoing percentages will apply at the time of the purchase of a security.

Furthermore, the fund has adopted the following non-fundamental restrictions which may be changed by the Board of Trustees without a vote of shareholders.

The fund may not:

      1. Invest in illiquid securities in an amount exceeding, in the aggregate, 15% of its net assets. This limitation does not include any Rule 144A restricted security that has been determined by, or pursuant to procedures established by, the Board, based on trading markets for such security, to be liquid.

      2. Purchase or sell puts, calls, straddles, spreads, and any combination thereof, if by reason thereof, the value of its aggregate investment in such classes of securities will exceed 5% of its total assets.

INVESTMENT RESTRICTIONS OF IDEX GOLDMAN SACHS GROWTH

IDEX Goldman Sachs Growth may not, as a matter of fundamental policy:

      1. With respect to 75% of the fund's total assets, purchase the securities of any one issuer (other than government securities as defined in the 1940 Act) if immediately after and as a result of such purchase (a) the value of the holdings of the fund in the securities of such issuer exceeds 5% of the value of the fund's total assets, or (b) the fund owns more than 10% of the outstanding voting securities of any one class of securities of such issuer;

      2. Borrow money except (a) the fund may borrow from banks (as defined in the 1940 Act) or through reverse repurchase agreements in amounts up to 33 1/3 of its total assets (including the amount borrowed), (b) the fund may, to the extent permitted by applicable law, borrow up to an additional 5% of its total assets for temporary purposes, (c) the fund may obtain such short-term credits as may be necessary for the clearance of purchases and sales of fund securities, (d) the fund may purchase securities on margin to the extent permitted by applicable law and (e) the fund may engage in mortgage dollar rolls which are accounted for as financings;

      3. Purchase or sell physical commodities (but this shall not prevent the fund from investing in currency and financial instruments and contracts that are commodities or commodity contracts);

      4. Invest more than 25% of the fund's assets in the securities of issuers primarily engaged in the same industry. Utilities will be divided according to their services; for example, gas, gas transmission, electric and telephone, and each will be considered a separate industry for purposes of this restriction, provided that there shall be no limitation on the purchase of obligations issued or guaranteed by the U.S. government or its agencies or instrumentalities, or of certificates of deposit and bankers' acceptances;

      5. Make loans, except through (a) the purchase of debt obligations in accordance with the fund's investment objective and policies, (b) repurchase agreements with banks, brokers, dealers and other financial institutions, and
(c) loans of securities as permitted by applicable law;

      6. Purchase or sell real estate (but this shall not prevent the fund from investing in securities or other instruments backed by real estate, including mortgage-backed securities, or securities of companies engaged in the real estate business);

      7. Issue senior securities, except as permitted by the 1940 Act; and

      8. Underwrite securities issued by other persons, except to the extent that the fund may be deemed to be an underwriter within the meaning of the 1933 Act in connection with the purchase and sale of its fund securities in the ordinary course of pursuing its investment objective.

Furthermore, the fund has adopted the following non-fundamental restrictions which may be changed by the Board of Trustees without shareholder approval:

      (A) The fund may not invest in companies for the purpose of exercising control or management;

      (B) The fund may not invest more than 15% of its net assets in illiquid securities. This does not include securities eligible for resale pursuant to Rule 144A under the 1933 Act or any other securities as to which a determination as to liquidity has been made pursuant to guidelines adopted by the Board of Trustees, as permitted under the 1940 Act;

      (C) The fund may not purchase additional securities when money borrowed exceeds 5% of its total assets. This restriction shall not apply to temporary borrowings until the fund's assets exceed $40,000,000; and

      (D) The fund may not make short sales of securities, except short sales "against the box."

INVESTMENT RESTRICTIONS OF IDEX TRANSAMERICA SMALL COMPANY AND
IDEX TRANSAMERICA EQUITY

Each fund may not, as a matter of fundamental policy:

      1. With respect to 75% of the fund's total assets, purchase the securities of any one issuer (other than Government securities as defined in the 1940 Act) if immediately after and as a result of such purchase (a) the value of the holdings of the fund in the securities of such issuer exceed 5% of the fund's total assets, or (b) the fund owns more than 10% of the outstanding voting securities of any one class of securities of such issuer. All securities of a foreign government and its agencies will be treated as a single issuer for purposes of this restriction.

      2. Borrow from banks for temporary or emergency (not leveraging) purposes, including the meeting of redemption requests and cash payments of dividends and distributions that might otherwise require the untimely disposition of securities, in an amount not to exceed 33.33% of the value of the fund's total assets (including the amount borrowed) valued at market less liabilities (not including the amount borrowed) at the time the borrowing is made. Whenever outstanding borrowings, not including reverse repurchase agreements, represent 5% or more of the fund's total assets, the fund will not make any additional investments.

      3. Lend its assets or money to other persons, except through (a) purchasing debt obligations, (b) lending securities in an amount not to exceed 33.33% of the fund's assets taken at market value, (c) entering into repurchase agreements (d) trading in financial futures contracts, index futures contracts, securities indexes and options on financial futures contracts, options on index futures contracts, options on securities and options on securities indexes and
(e) entering into variable rate demand notes.

      4. Purchase securities (other than U.S. government securities) of any issuer if, as a result of the purchase, more than 5% of the fund's total assets would be invested in the securities of the issuer, except that up to 25% of the value of the total assets of the fund may be invested without regard to this limitation. All securities of a foreign government and its agencies will be treated as a single issuer for purposes of this restriction.

      5. Purchase more than 10% of the voting securities of any one issuer, or more than 10% of the oustanding securities of any class of issuer, except that
(a) this limitation is not applicable to the fund's investments in government securities and (b) up to 25% of the value of the assets of the fund may be invested without regard to these 10% limitations. All securities of a foreign government and its agencies will be treated as a single issuer for purposes of this restriction. These limitations are subject to any further limitations under the 1940 Act.

      6. Invest more than 25% of the value of its total assets in securities issued by companies engaged in any one industry, including non-domestic banks or any foreign government. This limitation does not apply to securities issued or guaranteed by the United States government, its agencies or instrumentalities.

      7. Underwrite any issue of securities, except to the extent that the sale of securities in accordance with the fund's investment objective, policies and limitations may be deemed to be an underwriting, and except that the fund may acquire securities under circumstances in which, if the securities were sold, the fund might be deemed to be an underwriter for purposes of the 1933 Act.

      8. Purchase or sell real estate or real estate limited partnership interests, or invest in oil, gas or mineral leases, or mineral exploration or development programs, except that the fund may (a) invest in securities secured by real estate, mortgages or interests in real estate or mortgages, (b) purchase securities issued by companies that invest or deal in real estate, mortgages or interests in real estate or mortgages, (c) engage in the purchase and sale of real estate as necessary to provide it with an office for the transaction of business or (d) acquire real estate or interests in real estate securing an issuer's obligations, in the event of a default by that issuer.

      9. Make short sales of securities or maintain a short position unless, at all times when a short position is open, the fund owns an equal amount of the securities or securities convertible into or exchangeable for, without payment of any further consideration, securities of the same issue as, and equal in amount to, the securities sold short.

      10. Purchase securities on margin, except that the fund may obtain any short-term credits necessary for the clearance of purchases and sales of securities. For purposes of this restriction, the deposit or payment of initial or variation margin in connection with futures contracts, financial futures contracts or related options, and options on securities, and options on securities indexes will not be deemed to be a purchase of securities on margin by the fund.

      11. Invest in commodities, except that the fund may invest in futures contracts (including financial futures contracts or securities index futures contracts) and related options and other similar contracts as described in this Statement of Additional Information and in the prospectus.

      12. Issue senior securities, except to the extent that senior securities may be deemed to arise from bank borrowings and purchases of government securities on a "when-issued" or "delayed delivery" basis, as described in the prospectus;

Furthermore, the funds have adopted the following non-fundamental investment restrictions which may be changed by the Board of Trustees without shareholder approval:

      (A) The fund may not purchase securities of other investment companies, other than a security acquired in connection with a merger, consolidation, acquisition, reorganization or offer of exchange and except as permitted under the 1940 Act, if as a result of the purchase: (a) more than 10% of the value of the fund's total assets would be invested in the securities of investment companies; (b) more than 5% of the value of the fund's total assets would be invested in the securities of any one investment company; or (c) the fund would own more than 3% of the total outstanding voting securities of any investment company.

      (B) The fund may not invest in companies for the purposes of exercising control or management.

INVESTMENT RESTRICTIONS OF IDEX SALOMON ALL CAP

IDEX Salomon All Cap may not, as a matter of fundamental policy:

      1. Purchase or sell real estate, real estate mortgages, commodities or commodity contracts; however, the fund may: (a) purchase interests in real estate investment trusts or companies which invest in or own real estate if the securities of such trusts or companies are registered under the 1933 Act and are readily marketable or holding or selling real estate received in connection with securities it holds; and (b) may enter into futures contracts, including futures contracts on interest rates, stock indices and currencies, and options thereon, and may engage in forward currency contracts and buy, sell and write options on currencies. This policy shall not prohibit reverse repurchase agreements or deposits of assets to margin or guarantee positions in futures, options, swaps or forward contracts, or the segregation of assets in connection with such contracts;

      2. Invest more than 25% of the fund's assets in the securities of issuers primarily engaged in the same industry. Utilities will be divided according to their services; for example, gas, gas transmission, electric and telephone, and each will be considered a separate industry for purposes of this restriction. In addition, there shall be no limitation on the purchase of obligations issued or guaranteed by the U.S. government or its agencies or instrumentalities, or of certificates of deposit and bankers' acceptances;

      3. Borrow money, except that the fund may borrow from banks for investment purposes up to an aggregate of 15% of the value of its total assets taken at the time of borrowing. The fund may borrow for temporary or emergency purposes an aggregate amount not to exceed 5% of the value of its total assets at the time of borrowing;

      4. Issue senior securities, except as permitted by the 1940 Act;

      5. Underwrite securities issued by other persons, except to the extent that the fund may be deemed to be an underwriter within the meaning of the 1933 Act in connection with the purchase and sale of its fund securities in the ordinary course of pursuing its investment objective; and

      6. Make loans, except that the fund may purchase debt obligations in which the fund may invest consistent with its investment objectives and policies or enter into, and make loans of, its portfolio securities, as permitted under the 1940 Act.

Furthermore, the fund has adopted the following non-fundamental restrictions that may be changed by the Board of Trustees without shareholder approval:

      (A) The fund may not invest more than 15% of its net assets in illiquid securities. This does not include securities eligible for resale pursuant to Rule 144A under the 1933 Act or any other securities as to which a determination as to liquidity has been made pursuant to guidelines adopted by the Board of Trustees, as permitted under the 1940 Act;

      (B) The fund may not invest in companies for the purpose of exercising control or management; and


      (C) The fund may not sell securities short except short sales "against the box".

INVESTMENT RESTRICTIONS OF WRL GREAT COMPANIES -- AMERICA(SM) AND
WRL GREAT COMPANIES -- TECHNOLOGY(SM)

Each fund may not, as a matter of fundamental policy:

      1. Act as underwriter of securities issued by other persons, except to the extent that, in connection with the disposition of fund securities, it may technically be deemed to be an underwriter under certain securities laws;

      2. Invest in interests in oil, gas, or other mineral exploration or development programs, although it may invest in the marketable securities of companies which invest in or sponsor such programs;

      3. Buy or sell commodities or commodity contracts or future contracts (other than gold or foreign currencies unless acquired as a result of ownership of securities);

      4. Invest directly in real estate or interests in real estate, including limited partnership interests; however, the fund may own debt or equity securities issued by companies engaged in those businesses;

      5. Borrow money or pledge, mortgage or hypothecate any of its assets except that the fund may borrow on a secured or unsecured basis as a temporary measure for extraordinary or emergency purposes. Such temporary borrowing may not exceed 5% of the value of the fund's total assets when the borrowing is made;

      6. Issue any senior security except as permitted by the 1940 Act; and

      7. Lend any security or make any other loan if, as a result, more than 33 1/3% of its total assets would be lent to other parties (but this limitation does not apply to purchases of commercial paper, debt securities or to repurchase agreements).

Furthermore, each fund has adopted the following non-fundamental investment restrictions which may be changed by the Board of Trustees of the Fund without shareholder or policyowner approval:

      (A) Each fund may not make short sales of securities or maintain a short position. This restriction shall not apply to transactions involving selling securities "short against the box;"

      (B) Each fund may not participate on a "joint" or "joint and several" basis in any trading account in securities; and

      (C) Each fund may not invest in securities of other investment companies, except as it may be acquired as part of a merger, consolidation, reorganization, acquisition of assets, or offer of exchange.


INVESTMENT RESTRICITONS OF IDEX AEGON INCOME PLUS

IDEX AEGON Income Plus may not, as a matter of fundamental policy:

      1. Borrow money, except from a bank for temporary or emergency purposes (not for leveraging or investment) in an amount not to exceed one-third of the current value of the fund's total assets (including the amount borrowed) less liabilities (not including the amount borrowed) at the time the borrowing is made. If at any time the fund's borrowings exceed this limitation due to a decline in net assets, such borrowings will be reduced within 3 business days to the extent necessary to comply with the limitation. The fund will borrow only to facilitate redemptions requested by shareholders which might otherwise require untimely disposition of portfolio securities and will not purchase securities while borrowings are outstanding;

      2. Pledge assets, except that the fund may pledge not more than one-third of its total assets (taken at current value) to secure borrowings made in accordance with paragraph 1 above. Initial margin deposits under interest rate futures contracts, which are made to guarantee the fund's performance under such contracts, shall not be deemed a pledging of fund assets for the purpose of this investment restriction. As a matter of non-fundamental operating policy, in order to permit the sale of shares of the fund under certain state laws, the fund will not pledge its assets in excess of an amount equal to 10% of its net assets unless such state restrictions are changed;

      3. Invest more than 25% of its assets, measured at the time of investment, in a single industry (which term shall not include governments or their political subdivisions), outside the industries of the fund's public utilities portfolio concentration, except that the fund may, for temporary defensive purposes, invest more than 25% of its total assets in the obligations of banks;

      4. Purchase the securities (other than government securities) of any issuer if, as a result, more than 5% of the fund's total assets would be invested in the securities of such issuer, provided that up to 25% of the fund's total net assets may be invested without regard to this 5% limitation and in the case of certificates of deposit, time deposits and bankers' acceptances, up to 25% of total fund assets may be invested without regard to such 5% limitation, but shall instead be subject to a 10% limitation;

      5. Invest in mineral leases;

      6. Invest in bank time deposits with maturities of over 7 calendar days, or invest more than 10% of the fund's total assets in bank time deposits with maturities of from 2 business days through 7 calendar days;

      7. Issue senior securities, except to the extent that senior securities may be deemed to arise from bank borrowings and purchases of government securities on a "when-issued" or "delayed delivery" basis, as described in the prospectus;

      8. Underwrite any issue of securities, except to the extent the fund may be deemed to be an underwriter in connection with the sale of its portfolio securities, although the fund may purchase securities directly from the issuers thereof for investment in accordance with the fund's investment objective and policies;

      9. Purchase or sell commodities or commodity contracts, except that the fund may purchase and sell interest rate futures contracts for hedging purposes as set forth in the prospectus;

      10. Purchase securities on margin or sell "short," but the fund may obtain such short-term credits as may be necessary for the clearance of purchases and sales of securities. (Initial and maintenance margin deposits and payment with respect to interest rate futures contracts are not considered the purchase of securities on margin);

      11. Purchase or retain the securities of any issuer, if, to the fund's knowledge, those officers and directors of the manager and sub-adviser who individually own beneficially more than 0.5% of the outstanding securities of such issuer together own beneficially more than 5% of such outstanding securities;

      12. Invest in securities of other investment companies, except in the event of merger or reorganization with another investment company;

      13. Make loans, except to the extent the purchase of notes, bonds, bankers' acceptances or other evidence of indebtedness or the entry into repurchase agreements or deposits (including time deposits and certificates of deposit) with banks may be considered loans;

      14. Invest in companies for the purpose of exercising management control;

      15. Invest in oil, gas or other mineral exploration or development programs;

      16. Purchase or hold any real estate or mortgage loans thereon, except that the fund may invest in securities secured by real estate or interests therein or issued by persons (such as real estate investment trusts) which deal in real estate or interests therein; and

      17. Purchase the securities (other than government securities) of any issuer if, as a result, the fund would hold more than 10% of any class of securities (including any class of voting securities) of such issuer; for this purpose, all debt obligations of an issuer, and all shares of stock of an issuer other than common stock, are treated as a single class of securities.

Furthermore, the fund has adopted the following non-fundamental investment restrictions which may be changed by the Board of Trustees without shareholder approval:

      (A) Write or purchase put, call, straddle or spread options, or combinations thereof;

      (B) Invest more than 10% of its net assets in illiquid securities;

      (C) Invest in real estate limited partnerships;

      (D) Invest more than 25% of its net assets at the time of purchase in the securities of foreign issuers and obligors; and

      (E) Purchase or sell interest rate futures contracts (a) involving aggregate delivery or purchase obligations in excess of 30% of the fund's net assets, or aggregate margin deposits made by the fund in excess of 5% of the fund's net assets, (b) which are not for hedging purposes only, or (c) which are executed under custodial, reserve and other arrangements inconsistent with regulations and policies adopted or positions taken (i) by the Securities and Exchange Commission for exemption from enforcement proceedings under Section 17(f) or 18(f) of the 1940 Act, (ii) by the Commodity Futures Trading Commission ("CFTC") for exemption of investment companies registered under the 1940 Act from registration as "commodity pool operators" and from certain provisions of Subpart B of Part 4 of the CFTC's regulations, or (iii) by state securities commissioners or administrators in the states in which the fund's shares have been qualified for public offering.


INVESTMENT RESTRICTIONS OF IDEX FEDERATED TAX EXEMPT
(FORMERLY IDEX AEGON TAX EXEMPT)

IDEX Federated Tax Exempt may not, as a matter of fundamental policy:

      1. With respect to 75% of the fund's total assets, purchase the securities of any one issuer (other than government securities as defined in the 1940 Act) if immediately after and as a result of such purchase (a) the value of the holdings of the fund in the securities of such issuer exceeds 5% of the value of the fund's total assets, or (b) the fund owns more than 10% of the outstanding voting securities of any one class of securities of such issuer. All securities of a foreign government and its agencies will be treated as a single issuer for purposes of this restriction;

      2. Underwrite any issue of securities, except to the extent the fund may be deemed to be an underwriter in connection with the sale of its portfolio securities, although the fund may purchase Municipal Obligations directly from the issuers thereof for investment in accordance with the fund's investment objective and policies;

      3. Make investments that will result in the concentration of its investments in the securities of issuers primarily engaged in the same industry, provided that the fund may invest more than 25% of the value of its assets in industrial development bonds. Government securities, municipal securities and bank instruments will not be deemed to constitute an industry. As to industrial development bonds, the fund may purchase securities of an issuer resulting in the ownership of more than 25% of the fund's assets in one industry, and the fund reserves the right to invest more than 25% of its assets in industrial development bonds in the same state;


      4. Purchase securities on margin or sell "short," but the fund may obtain such short-term credits as may be necessary for the clearance of purchases and sales of securities;


      5. Purchase or hold any real estate or mortgage loans thereon, except that the fund may invest in securities secured by real estate or interests therein or issued by persons (such as real estate investment trusts) which deal in real estate or interests therein;

      6. Invest in securities of other investment companies, except in the event of merger or reorganization with another investment company;

      7. Make loans, except to the extent the purchase of notes, bonds, or other evidences of indebtedness or the entry into repurchase agreements or deposits with banks may be considered loans;


      8. Invest in companies for the purpose of exercising management or control;

      9. The fund may not purchase or sell physical commodities, provided that the fund may purchase securities of companies that deal in commodities. For purposes of this restriction, investments in transactions involving futures contracts and options, forward currency contracts, swap transactions and other financial contracts that settle by payment of cash are not deemed to be investments in commodities; and

      10. The fund may borrow money only for temporary or emergency purposes (not for leveraging or investment) in an amount not exceeding one-third of the current value of the fund's total assets (including the amount borrowed) less liabilities (not including the amount borrowed at the time the borrowing is made). For purposes of this limitation, reverse repurchase agreements would not constitute borrowings.


Furthermore, the fund has adopted the following non-fundamental restrictions which may be changed by the Board of Trustees without shareholder approval:


      (A) The fund may not invest more than 15% of its net assets in illiquid securities;

      (B) The fund may not invest in real estate limited partnerships; and

      (C) For hedging purposes only, the fund may adopt policies permitting:


           (1) the purchase and sale of interest rate futures contracts, the purchase of put and call options thereon, and the writing of covered call or secured put options thereon, not involving delivery or purchase obligations in excess of 30% of the fund's net assets, and


           (2) the purchase of put and call options related to portfolio securities and securities to be purchased for the fund, the writing of secured put and covered call options, and the entering into of closing purchase transactions with respect to such options, where such transactions will not involve futures contract margin deposits and premiums on option purchases which, in the aggregate, exceed 5% of the fund's net assets, in the judgment of the sub-adviser are economically appropriate to the reduction of risks inherent in the ongoing management of the fund, and are executed under custodial, reserve and other arrangements consistent with regulations and policies adopted or positions taken (i) by the Securities and Exchange Commission ("SEC") for exemption from enforcement proceedings under
               Section 17(f) or 18(f) of the 1940 Act, (ii) by the Commodity Futures Trading Commission (the "CFTC") for exemption of investment companies registered under the 1940 Act from registration as "commodity pool operators" and from certain provisions of Subpart B of Part 4 of the CFTC's regulations, and
               (iii) by state securities commissioners or administrators in the states in which the fund's shares have been qualified for public offering.

The fund does not intend in the foreseeable future to adopt the foregoing investment policies to permit trading in interest rate futures contracts, options thereon, and options on portfolio securities.

      The fund applies its concentration investment restrictions as follows:

            Utility companies will be divided according to their services, for example, gas, gas transmission, electric and telephone will each be considered a separate industry;

            Financial service companies will be classified according to the end users of their services, for example automobile finance, bank finance and diversified finance will each be considered a separate industry, and

            Asset-backed securities will be classified according to the underlyling assets securing such securities.

      To conform to the current view of the SEC staff that only domestic bank instruments may be excluded from industry concentration limitations, the fund will not exclude foreign bank instruments from industry concentration tests as long as the policy of the SEC remains in effect.


As a matter of fundamental policy, the fund will invest 80% of its assets in tax exempt securities that are not subject to alternate minimum tax. Except with respect to borrowing money, if a percentage limitation set forth above is complied with at the time of the investment, a subsequent change in the percentage resulting from any change in value of the net assets of any of the funds will not result in a violation of such restriction. Additional limitations on borrowing that are imposed by state law and regulations may apply.

INVESTMENT RESTRICITONS OF IDEX GE INTERNATIONAL EQUITY
(FORMERLY IDEX GE/SCOTTISH EQUITABLE INTERNATIONAL EQUITY)

IDEX GE International Equity may not, as a matter of fundamental policy:

      1. With respect to 75% of the fund's total assets, purchase the securities of any one issuer (other than government securities as defined in the 1940 Act) if immediately after and as a result of such purchase
(a) the value of the holdings of the fund in the securities of such issuer exceeds 5% of the value of the fund's total assets, or (b) the fund owns more than 10% of the outstanding voting securities of any one class of securities of such issuer. All securities of a foreign government and its agencies will be treated as a single issuer for purposes of this restriction;

      2. Invest 25% or more of the value of the fund's total assets in any particular industry (other than U.S. government securities). For purposes of this restriction, the term industry shall include (a) the government of any one country other than the U.S., but not the U.S. government and (b) all supranational organizations;

      3. Purchase or sell physical commodities other than foreign currencies unless acquired as a result of ownership of securities (but this restriction shall not prevent the fund from purchasing or selling options, futures contracts, caps, floors and other derivative instruments, engaging in swap transactions or investing in securities or other instruments backed by physical commodities);

      4. Invest directly in real estate or interests in real estate, including limited partnership interests; however, the fund may own securities or other instruments backed by real estate, including mortgage-backed securities, or debt or equity securities issued by companies engaged in those businesses;

      5. Act as an underwriter of securities issued by others, except to the extent that it may be deemed an underwriter in connection with the disposition of portfolio securities of the fund;

      6. Lend any security or make any other loan if, as a result, more than 30% of its total assets would be lent to other parties (but this limitation does not apply to purchases of commercial paper, debt securities or to repurchase agreements);

      7. The fund may borrow money only for temporary or emergency purposes (not for leveraging or investment) in an amount not exceeding 33 1/3 of the value of the fund's total assets (including the amount borrowed) less liabilities (other than borrowings). Any borrowings that exceed 33 1/3 of the value of the fund's total assets by reason of a decline in net assets will be reduced within three business days to the extent necessary to comply with the 33 1/3 limitation. This policy shall not prohibit reverse repurchase agreements or deposits of assets to provide margin or guarantee positions in connection with transactions in options, futures contracts, swaps, forward contracts, or other derivative instruments or the segregation of assets in connection with such transactions; and

      8. Issue senior securities, except as permitted by the 1940 Act.

Furthermore, the fund has adopted the following non-fundamental investment restrictions which may be changed by the Board of Trustees without shareholder approval:

      (A) The fund may not, as a matter of non-fundamental policy (i) enter into any futures contracts or options on futures contracts for purposes other than bona fide hedging transactions within the meaning of Commodity Futures Trading Commission regulations if the aggregate initial margin deposits and premiums required to establish positions in futures contracts and related options that do not fall within the definition of bona fide hedging transactions would exceed 5% of the fair market value of the fund's net assets, after taking into account unrealized profits and losses on such contracts it has entered into and (ii) enter into any futures contracts or options on futures contracts if the aggregate amount of the fund's commitments under outstanding futures contracts positions and options on futures contracts would exceed the market value of its total assets;

      (B) The fund may not mortgage or pledge any securities owned or held by the fund in amounts that exceed, in the aggregate, 15% of the fund's net assets, provided that this limitation does not apply to reverse repurchase agreements or in the case of assets deposited to provide margin or guarantee positions in options, futures contracts, swaps, forward contracts or other derivative instruments or the segregation of assets in connection with such transactions;

      (C) The fund may not sell securities short, unless it owns or has the right to obtain securities equivalent in kind and amount to the securities sold short, and provided that transactions in options, futures contracts, swaps, forward contracts and other derivative instruments are not deemed to constitute selling securities short;

      (D) The fund may not purchase securities on margin, except that the fund may obtain such short-term credits as are necessary for the clearance of transactions, and provided that margin payments and other deposits made in connection with transactions in options, futures contracts, swaps, forward contracts, and other derivative instruments shall not be deemed to constitute purchasing securities on margin;

      (E) The fund may not invest more than 15% of its net assets in illiquid securities. This does not include securities eligible for resale pursuant to Rule 144A under the 1933 Act, or any successor to such Rule, Section 4(2) commercial paper or other securities for which the Board of Trustees has made a determination of liquidity, as permitted under the 1940 Act;

      (F) The fund may not (i) purchase securities of other investment companies, except in the open market where no commission except the ordinary broker's commission is paid, or (ii) purchase or retain securities issued by other open-end investment companies. Limitations (i) and (ii) do not apply to money market funds or to securities received as dividends, through offers of exchange, or as a result of consolidation, merger or other reorganization. The fund may also invest in the GEI Short-Term Investment Fund, an investment fund advised by GE Asset Management Incorporated ("GEAM"), created specifically to serve as a vehicle for the collective investment of cash balances of the fund and other accounts advised by GEAM or General Electric Investment Corporation. Investments in GEI Short-Term Investment Fund are not considered investments in another investment company for the purposes of this restriction;

      (G) The fund may not invest directly in oil, gas or other mineral development or exploration programs or leases; however, the fund may own debt or equity securities of companies engaged in those businesses; and

      (H) The fund may not invest in companies for the purpose of exercising control or management.


With respect to investment restriction No. 2 above, the fund may use the industry classifications reflected by the S&P 500 Composite Stock Index, if applicable at the time of determination. For all other fund holdings the fund may use the Directory of Companies Required to File Annual Reports with the SEC and Bloomberg, Inc. In addition, the fund may select its own industry classifications, provided such classifications are reasonable.


INVESTMENT RESTRICTIONS OF IDEX GE U.S. EQUITY

IDEX GE U.S. Equity may not, as a matter of fundamental policy:

      1. Borrow money, except that a fund may enter into reverse repurchase agreements and may borrow from banks for temporary or emergency (not leveraging) purposes, including the meeting of redemption requests and cash payments of dividends and distributions that might otherwise require the untimely disposition of securities, in an amount not to exceed 33 1/3% of the value of the fund's total assets (including the amount borrowed) valued at market less liabilities (not including the amount borrowed) at the time the borrowing is made. Whenever borrowings, including reverse repurchase agreements, of 5% or more of a fund's total assets are outstanding, the fund will not make any additional investments.

      2. Lend its assets or money to other persons, except through (a) purchasing debt obligations, (b) lending portfolio securities in an amount not to exceed 30% of the fund's total assets taken at market value, (c) entering into repurchase agreements, (d) trading in financial futures contracts, index futures contracts, securities indexes and options on financial futures contracts, options on index futures contracts, options on securities and options on securities indexes and (e) entering into variable rate demand notes.

      3. Purchase securities (other than Government Securities) of any issuer if, as a result of the purchase, more than 5% of the fund's total assets would be invested in the securities of the issuer, except that up to 25% of the value of the total assets of the fund may be invested without regard to this limitation. All securities of a foreign government and its agencies will be treated as a single issuer for purposes of this restriction.

      4. Purchase more than 10% of the voting securities of any one issuer, or more than 10% of the outstanding securities of any class of issuer, except that
(a) this limitation is not applicable to a fund's investments in Government Securities and (b) up to 25% of the value of the assets of the fund may be invested without regard to these 10% limitations. All securities of a foreign government and its agencies will be treated as a single issuer for purposes of this restriction.

      5. Invest more than 25% of the value of its total assets in securities of issuers in any one industry. For purposes of this restriction, the term industry will be deemed to include (a) the government of any one country other than the United States, but not the U.S. Government and (b) all supra-national organizations.

      6. Underwrite any issue of securities, except to the extent that the sale of portfolio securities in accordance with the fund's investment objective, policies and limitations may be deemed to be an underwriting, and except that the fund may acquire securities under circumstances in which, if the securities were sold, the fund might be deemed to be an underwriter for purposes of the Securities Act of 1933, as amended.

      7. Purchase or sell real estate or real estate limited partnership interests, or invest in oil, gas or mineral leases, or mineral exploration or development programs, except that a fund may (a) invest in securities secured by real estate, mortgages or interests in real estate or mortgages, (b) purchase securities issued by companies that invest or deal in real estate, mortgages or interests in real estate or mortgages, (c) engage in the purchase and sale of real estate as necessary to provide it with an office for the transaction of business or (d) acquire real estate or interests in real estate securing an issuer's obligations in the event of a default by that issuer.

      8. Make short sales of securities or maintain a short position, unless at all times when a short position is open, the fund owns an equal amount of the securities or securities convertible into or exchangeable for, without payment of any further consideration, securities of the same issue as, and equal in amount to, the securities sold short.

      9. Purchase securities on margin, except that a fund may obtain any short-term credits necessary for the clearance of purchases and sales of securities. For purposes of this restriction, the deposit or payment of initial or variation margin in connection with futures contracts, financial futures contracts or related options, and options on securities, options on securities indexes and options on currencies will not be deemed to be a purchase of securities on margin by a fund.

      10. Invest in commodities, except that each non-money market fund may invest in futures contracts (including financial futures contracts, index futures contracts or securities index futures contracts) and related options and other similar contracts (including foreign currency forward, futures and options contracts) as described in this Statement of Additional Information and in the Prospectus.

      11. Invest in companies for the purpose of exercising control or management.

      12. Issue senior securities except as otherwise permitted by the 1940 Act and as otherwise permitted herein.

Furthermore, the fund has adopted the following non-fundamental investment restrictions which may be changed by the Board of Trustees of the Fund without shareholder approval:

      (A) The fund may not purchase illiquid securities if more than 15% of the net assets of the fund would be invested in illiquid securities. For purposes of this restriction, illiquid securities are securities that cannot be disposed of by a fund within seven days in the ordinary course of business at approximately the amount at which the fund has valued the securities.

      (B) The fund may not purchase restricted securities if more than 10% of the total assets of the fund would be invested in restricted securities. Restricted securities are securities that are subject to contractual or legal restrictions on transfer, excluding for purposes of this restriction, restricted securities that are eligible for resale pursuant to Rule 144A under the Securities Act of 1933, as amended ("Rule 144A Securities"), that have been determined to be liquid by the Trust's Board of Trustees based upon the trading markets for the securities.

      (C) The fund may not purchase securities of other investment companies, other than a security acquired in connection with a merger, consolidation, acquisition, reorganization or offer of exchange except as otherwise permitted under the 1940 Act. Investments by the fund in GEI Short-Term Investment Fund, a private investment fund advised by GE Asset Management Incorporated ("GEAM"), created specifically to serve as a vehicle for the collective investment of cash balances of the fund and other accounts advised by GEAM or General Electric Investment Corporation ("GEIC"), are not subject to this restriction, pursuant to and in accordance with necessary regulatory approvals.

The percentage limitations in the restrictions listed above apply at the time of purchases of securities. For purposes of investment restriction number 5, the fund may use the industry classifications reflected by the S&P 500 Composite Stock Index, if applicable at the time of determination. For all other portfolio holdings, the fund may use the Directory of Companies Required to File Annual Reports with the SEC and Bloomberg Inc. In addition, the fund may select its own industry classifications, provided such classifications are reasonable.

INVESTMENT RESTRICTIONS OF IDEX DEAN ASSET ALLOCATION

IDEX Dean Asset Allocation may not, as a matter of fundamental policy:

      1. With respect to 75% of the fund's total assets, purchase the securities of any one issuer (other than government securities as defined in the 1940 Act) if immediately after and as a result of such purchase (a) the value of the holdings of the fund in the securities of such issuer exceeds 5% of the value of the fund's total assets, or (b) the fund owns more than 10% of the outstanding voting securities of such issuer;

      2. Invest more than 25% of the fund's assets in the securities of issuers primarily engaged in the same industry. Utilities will be divided according to their services, for example, gas, gas transmission, electric and telephone, and each will be considered a separate industry for purposes of this restriction. In addition, there shall be no limitation on the purchase of obligations issued or guaranteed by the U.S. government or its agencies or instrumentalities, or of certificates of deposit and bankers' acceptances;

      3. Purchase or sell physical commodities unless acquired as a result of ownership of securities or other instruments (but this limitation shall not prevent the fund from investing in securities or other instruments backed by physical commodities);

      4. Purchase or sell real estate (but this shall not prevent the fund from investing in securities or other instruments backed by real estate, including mortgage-backed securities, or securities of companies engaged in the real estate business);

      5. Lend any security or make any other loan if, as a result, more than 25% of its total assets would be lent to other parties (but this limitation does not apply to purchases of commercial paper or debt securities);

      6. Act as an underwriter of securities issued by others, except to the extent that it may be deemed an underwriter in connection with the disposition of its portfolio securities;

      7. The fund may borrow money only for temporary or emergency purposes (not for leveraging or investment) in an amount not exceeding 25% of the value of the fund's total assets (including the amount borrowed) less liabilities (other than borrowings). Any borrowings that exceed 25% of the value of the fund's total assets by reason of a decline in net assets will be reduced within three business days to the extent necessary to comply with the 25% limitation; and

      8. Issue senior securities, except as permitted by the 1940 Act.

Furthermore, the fund has adopted the following non-fundamental investment restrictions which may be changed by the Board of Trustees without shareholder approval:

      (A) The fund may not sell securities short, unless it owns or has the right to obtain securities equivalent in kind and amount to the securities sold short, and provided that margin payments and other deposits in connection with transactions in options, swaps and forward and futures contracts are not deemed to constitute selling securities short;

      (B) The fund may not purchase securities on margin, except that the fund may obtain such short-term credits as are necessary for the clearance of transactions, and provided that margin payments and other deposits in connection with transactions in options, futures, swaps and forward contracts shall not be deemed to constitute purchasing securities on margin;

      (C) The fund may not (i) purchase securities of other investment companies, except in the open market where no commission except the ordinary broker's commission is paid, or (ii) purchase or retain securities issued by other open-end investment companies. Limitations (i) and (ii) do not apply to money market funds or to securities received as dividends, through offers of exchange, or as a result of a consolidation, merger or other reorganization;

      (D) The fund may not mortgage or pledge any securities owned or held by the fund in amounts that exceed, in the aggregate, 15% of the fund's net assets, provided that this limitation does not apply to reverse repurchase agreements, deposits of assets to margin, guarantee positions in futures, options, swaps or forward contracts or segregation of assets in connection with such contracts;

      (E) The fund may not invest directly in oil, gas, or other mineral development or exploration programs or leases; however, the fund may own debt or equity securities of companies engaged in those businesses;

      (F) The fund may not invest in companies for the purpose of exercising control or management; and

      (G) The fund may not invest more than 15% of its net assets in illiquid securities. This does not include securities eligible for resale pursuant to Rule 144A under the 1933 Act, or any successor to such Rule, Section 4(2) commercial paper or any other securities as to which the Board of Trustees has made a determination as to liquidity, as permitted under the 1940 Act.

INVESTMENT RESTRICTIONS OF IDEX LKCM STRATEGIC TOTAL RETURN

IDEX LKCM Strategic Total Return may not, as a matter of fundamental policy:

      1. With respect to 75% of the fund's total assets, purchase the securities of any one issuer (other than government securities as defined in the 1940 Act) if immediately after and as a result of such purchase (a) the value of the holdings of the fund in the securities of such issuer exceeds 5% of the value of the fund's total assets, or (b) the fund owns more than 10% of the outstanding voting securities of such issuer;

      2. Invest more than 25% of the fund's assets in the securities of issuers primarily engaged in the same industry. Utilities will be divided according to their services; for example: gas, gas transmission, electric and telephone, and each will be considered a separate industry for purposes of this restriction. In addition, there shall be no limitation on the purchase of obligations issued or guaranteed by the U.S. government or its agencies or instrumentalities, or of certificates of deposit and bankers' acceptances;

      3. Purchase or sell real estate (but this shall not prevent the fund from investing in securities or other instruments backed by real estate, including mortgage-backed securities, or securities of companies engaged in the real estate business);

      4. Purchase or sell physical commodities unless acquired as a result of ownership of securities or other instruments (but this shall not prevent the fund from investing in securities or other instruments backed by physical commodities);

      5. Lend any security or make any other loan if, as a result, more than 25% of its total assets would be lent to other parties (but this limitation does not apply to purchases of commercial paper or debt securities);

      6. Act as an underwriter of securities issued by others, except to the extent that it may be deemed an underwriter in connection with the disposition of its portfolio securities;

      7. The fund may borrow money only for temporary or emergency purposes (not for leveraging or investment) in an amount not exceeding 25% of the value of the fund's total assets (including the amount borrowed) less liabilities (other than borrowings). Any borrowings that exceed 25% of the value of the fund's total assets by reason of a decline in net assets will be reduced within three business days to the extent necessary to comply with the 25% limitation; and

      8. Issue senior securities, except as permitted by the 1940 Act.

Furthermore, the fund has adopted the following non-fundamental investment restrictions which may be changed by the Board of Trustees without shareholder approval:

      (A) The fund may not mortgage or pledge any securities owned or held by the fund in amounts that exceed, in the aggregate, 15% of the fund's net assets, provided that this limitation does not apply in the case of assets deposited to margin or guarantee positions in options, futures contracts and options on futures contracts or placed in a segregated account in connection with such contracts;

      (B) The fund may not sell securities short, unless it owns or has the right to obtain securities equivalent in kind and amount to the securities sold short, and provided that margin payments and other deposits in connection with transactions in options, swaps and forward futures contracts are not deemed to constitute selling securities short;

      (C) The fund may not purchase securities on margin, except that the fund may obtain such short-term credits as are necessary for the clearance of transactions, and provided that margin payments and other deposits in connection with transactions in options, futures, swaps and forward contracts shall not be deemed to constitute purchasing securities on margin;

      (D) The fund may not (i) purchase securities of other investment companies, except in the open market where no commission except the ordinary broker's commission is paid, or (ii) purchase or retain securities issued by other open-end investment companies. Limitations (i) and (ii) do not apply to money market funds or to securities received as dividends, through offers of exchange, or as a result of a consolidation, merger or other reorganization;

      (E) The fund may not invest directly in oil, gas, or other mineral development or exploration programs or leases; however, the fund may own debt or equity securities of companies engaged in those businesses;

      (F) The fund may not invest more than 15% of its net assets in illiquid securities. This does not include securities eligible for resale pursuant to Rule 144A under the 1933 Act, or any successor to such Rule, Section 4(2) commercial paper or any other securities as to which the Board of Trustees has made a determination as to liquidity, as permitted under the 1940 Act;

      (G) The fund may not invest in companies for the purpose of exercising control or management; and

      (H) The fund may not invest in securities of foreign issuers denominated in foreign currency and not publicly traded in the United States if at the time of acquisition more than 10% of the fund's total assets would be invested in such securities.

INVESTMENT RESTRICTIONS OF IDEX NWQ VALUE EQUITY

IDEX NWQ Value Equity may not, as a matter of fundamental policy:

      1. With respect to 75% of the fund's total assets, purchase the securities of any one issuer (other than government securities as defined in the 1940 Act) if immediately after and as a result of such purchase
(a) the value of the holdings of the fund in the securities of such issuer exceeds 5% of the value of the fund's total assets, or (b) the fund owns more than 10% of the outstanding voting securities of any one class of securities of such issuer;

      2. Invest 25% or more of the value of the fund's total assets in any particular industry (other than U.S. government securities);

      3. Purchase or sell physical commodities other than foreign currencies unless acquired as a result of ownership of securities (but this restriction shall not prevent the fund from purchasing or selling options, futures contracts, caps, floors and other derivative instruments, engaging in swap transactions or investing in securities or other instruments backed by physical commodities);

      4. Invest directly in real estate or interests in real estate, including limited partnership interests; however, the fund may own debt or equity securities issued by companies engaged in those businesses;

      5. Act as an underwriter of securities issued by others, except to the extent that it may be deemed an underwriter in connection with the disposition of portfolio securities of the fund;

      6. Lend any security or make any other loan if, as a result, more than 25% of its total assets would be lent to other parties (but this limitation does not apply to purchases of commercial paper, debt securities or to repurchase agreements);

      7. The fund may borrow money only for temporary or emergency purposes (not for leveraging or investment) in an amount not exceeding 10% of the value of the fund's total assets (including the amount borrowed) less liabilities (other than borrowings). Any borrowings that exceed 10% of the value of the fund's total assets by reason of a decline in net assets will be reduced within three business days to the extent necessary to comply with the 10% limitation. The fund may not purchase additional securities when borrowings exceed 5% of total assets. This policy shall not prohibit reverse repurchase agreements or deposits of assets to provide margin or guarantee positions in connection with transactions in options, futures contracts, swaps, forward contracts, or other derivative instruments or the segregation of assets in connection with such transactions; and

      8. Issue senior securities, except as permitted by the 1940 Act.

Furthermore, the fund has adopted the following non-fundamental investment restrictions which may be changed by the Board of Trustees without shareholder approval:

(A) The fund may not, as a matter of non-fundamental policy (i) enter into any futures contracts or options on futures contracts for purposes other than bona fide hedging transactions within the meaning of Commodity Futures Trading Commission regulations if the aggregate initial margin deposits and premiums required to establish positions in futures contracts and related options that do not fall within the definition of bona fide hedging transactions would exceed 5% of the fair market value of the fund's net assets, after taking into account unrealized profits and losses on such contracts it has entered into and
(ii) enter into any futures contracts or options on futures contracts if the aggregate amount of the fund's commitments under outstanding futures contracts positions and options on futures contracts would exceed the market value of its total assets;

      (B) The fund may not mortgage or pledge any securities owned or held by the fund in amounts that exceed, in the aggregate, 15% of the fund's net assets, provided that this limitation does not apply to reverse repurchase agreements or in the case of assets deposited to provide margin or guarantee positions in options, futures contracts, swaps, forward contracts or other derivative instruments or the segregation of assets in connection with such transactions;

      (C) The fund may not sell securities short, unless it owns or has the right to obtain securities equivalent in kind and amount to the securities sold short, and provided that transactions in options, futures contracts, swaps, forward contracts and other derivative instruments are not deemed to constitute selling securities short;

      (D) The fund may not purchase securities on margin, except that the fund may obtain such short-term credits as are necessary for the clearance of transactions, and provided that margin payments and other deposits made in connection with transactions in options, futures contracts, swaps, forward contracts, and other derivative instruments shall not be deemed to constitute purchasing securities on margin;

      (E) The fund may not invest more than 15% of its net assets in illiquid securities. This does not include securities eligible for resale pursuant to Rule 144A under the 1933 Act, or any successor to such Rule, Section 4(2) commercial paper or other securities for which the Board of Trustees has made a determination of liquidity, as permitted under the 1940 Act;

      (F) The fund may not (i) purchase securities of other investment companies, except in the open market where no commission except the ordinary broker's commission is paid, or (ii) purchase or retain securities issued by other open-end investment companies. Limitations (i) and (ii) do not apply to money market funds or to securities received as dividends, through offers of exchange, or as a result of consolidation, merger or other reorganization;

      (G) The fund may not invest directly in oil, gas or other mineral development or exploration programs or leases; however, the fund may own debt or equity securities of companies engaged in those businesses;

      (H) The fund may not invest more than 25% of its net assets at the time of purchase in the securities of foreign issuers and obligors; and

      (I) The fund may not invest in companies for the purpose of exercising control or management.

INVESTMENT RESTRICTIONS OF IDEX C.A.S.E. GROWTH

IDEX C.A.S.E. Growth may not, as a matter of fundamental policy:

      1. With respect to 75% of the fund's total assets, purchase the securities of any one issuer (other than cash items and "government securities" as defined in the 1940 Act) if immediately after and as a result of such purchase (a) the value of the holdings of the fund in the securities of such issuer exceeds 5% of the value of the fund's total assets, or (b) the fund owns more than 10% of the outstanding voting securities of any one class of securities of such issuer;

      2. Invest 25% or more of the value of the fund's assets in any particular industry (other than government securities);

      3. Purchase or sell physical commodities other than foreign currencies unless acquired as a result of ownership of securities (but this restriction shall not prevent the fund from purchasing or selling options, futures contracts, caps, floors and other derivative instruments, engaging in swap transactions or investing in securities or other instruments backed by physical commodities);

      4. Invest directly in real estate or interests in real estate, including limited partnership interests; however, the fund may own debt or equity securities issued by companies engaged in those businesses;

      5. Act as an underwriter of securities issued by others, except to the extent that it may be deemed an underwriter in connection with the disposition of portfolio securities of the fund;

      6. Lend any security or make any other loan if, as a result, more than 25% of its total assets would be lent to other parties (but this limitation does not apply to purchases of commercial paper, debt securities or to repurchase agreements);

      7. The fund may borrow money only for temporary or emergency purposes (not for leveraging or investment) in an amount not exceeding 25% of the value of the fund's total assets (including the amount borrowed) less liabilities (other than borrowings). Any borrowings that exceed 25% of the value of the fund's total assets by reason of a decline in net assets will be reduced within three business days to the extent necessary to comply with the 25% limitation. This policy shall not prohibit reverse repurchase agreements or deposits of assets to provide margin or guarantee positions in connection with transactions in options, futures contracts, swaps, forward contracts, or other derivative instruments or the segregation of assets in connection with such transactions; and

      8. Issue senior securities, except as permitted by the 1940 Act.

Furthermore, the fund has adopted the following non-fundamental investment restrictions which may be changed by the Board of Trustees without shareholder approval:

      (A) The fund may not, as a matter of non-fundamental policy (i) enter into any futures contracts or options on futures contracts for purposes other than bona fide hedging transactions within the meaning of Commodity Futures Trading Commission regulations if the aggregate initial margin deposits and premiums required to establish positions in futures contracts and related options that do not fall within the definition of bona fide hedging transactions would exceed 5% of the fair market value of the fund's net assets, after taking into account unrealized profits and losses on such contracts it has entered into and (ii) enter into any futures contracts or options on futures contracts if the aggregate amount of the fund's commitments under outstanding futures contracts positions and options on futures contracts would exceed the market value of its total assets;

      (B) The fund may not mortgage or pledge any securities owned or held by the fund in amounts that exceed, in the aggregate, 15% of the fund's net assets, provided that this limitation does not apply to reverse repurchase agreements or in the case of assets deposited to provide margin or guarantee positions in options, futures contracts, swaps, forward contracts or other derivative instruments or the segregation of assets in connection with such transactions;

      (C) The fund may not sell securities short, unless it owns or has the right to obtain securities equivalent in kind and amount to the securities sold short, and provided that transactions in options, futures contracts, swaps, forward contracts and other derivative instruments are not deemed to constitute selling securities short;

      (D) The fund may not purchase securities on margin, except that the fund may obtain such short-term credits as are necessary for the clearance of transactions, and provided that margin payments and other deposits made in connection with transactions in options, futures contracts, swaps, forward contracts, and other derivative instruments shall not be deemed to constitute purchasing securities on margin;

      (E) The fund may not invest more than 15% of its net assets in illiquid securities. This does not include securities eligible for resale pursuant to Rule 144A under the 1933 Act, or any successor to such Rule, Section 4(2) commercial paper or other securities for which the Board of Trustees has made a determination of liquidity, as permitted under the 1940 Act;

      (F) The fund may not (i) purchase securities of other investment companies, except in the open market where no commission except the ordinary broker's commission is paid, or (ii) purchase or retain securities issued by other open-end investment companies. Limitations (i) and (ii) do not apply to money market funds or to securities received as dividends, through offers of exchange, or as a result of consolidation, merger or other reorganization;

      (G) The fund may not invest directly in oil, gas or other mineral development or exploration programs or leases; however, the fund may own debt or equity securities of companies engaged in those businesses;

      (H) The fund may not invest more than 25% of its net assets at the time of purchase in the securities of foreign issuers and obligors; and

      (I) The fund may not invest in companies for the purpose of exercising control or management.


In addition to the above, as a fundamental policy, each of the funds, other than IDEX Federated Tax Exempt and IDEX AEGON Income Plus, may, notwithstanding any other investment policy or limitation (whether or not fundamental), invest all of its assets in the securities of a single open-end management investment company with substantially the same fundamental investment objectives, policies and limitations as such fund (which might result in duplication of certain fees and expenses).


                   OTHER POLICIES AND PRACTICES OF THE FUNDS

FUTURES, OPTIONS AND OTHER DERIVATIVE INSTRUMENTS

The following investments are subject to limitations as set forth in each fund's investment restrictions and policies.

FUTURES CONTRACTS. A fund may enter into futures contracts. Futures contracts are for the purchase or sale, for future delivery, of equity or fixed-income securities, foreign currencies or contracts based on financial indices, including indices of U.S. government securities, foreign government securities and equity or fixed-income securities. The IDEX AEGON Income Plus may enter into interest rate futures contracts. These contracts are for the purchase or sale of fixed-income securities. U.S. futures contracts are traded on exchanges which have been designated "contract markets" by the Commodity Futures Trading Commission ("CFTC") and must be executed through a Futures Trading Commission merchant ("FTCM"), or brokerage firm, which is a member of the relevant contract market. Through their clearing corporations, the exchanges guarantee performance of the contracts as between the clearing members of the exchange.

When a fund buys or sells a futures contract, it must receive or deliver the underlying instrument (or a cash payment based on the difference between the underlying instrument's closing price and the price at which the contract was entered into) at a specified price on a specified date. Transactions in futures contracts may be made to attempt to hedge against potential changes in interest or currency exchange rates, or the price of a security or a securities index which might correlate with, or otherwise adversely affect, either the value of the fund's securities or the prices of securities which the fund is considering buying at a later date.

The buyer or seller of a futures contract is not required to deliver or pay for the underlying instrument unless the contract is held until the delivery date. However, both the buyer and seller are required to deposit "initial margin" for the benefit of the FTCM when the contract is entered into. Initial margin deposits are equal to a percentage of the contract's value, as set by the exchange on which the contract is traded, and may be maintained in cash or liquid assets by the fund's custodian for the benefit of the FTCM. Initial margin payments are similar to good faith deposits or performance bonds.

Unlike margin extended by a securities broker, initial margin payments do not constitute purchasing securities on margin for purposes of a fund's investment limitations. If the value of either party's position declines, that party will be required to make additional "variation margin" payments with the FTCM to settle the change in value on a daily basis. The party that has a gain may be entitled to receive all or a portion of this amount. In the event of the bankruptcy of the FTCM that holds margin on behalf of a fund, that fund may be entitled to return of the margin owed to such fund only in proportion to the amount received by the FTCM's other customers. The fund's sub-adviser will attempt to minimize the risk by careful monitoring of the creditworthiness of the FTCMs with which a fund does business and by segregating margin payments with the custodian.

Although a fund would segregate with the custodian cash and liquid assets in an amount sufficient to cover its open futures obligations, the segregated assets would be available to that fund immediately upon closing out the futures position, while settlement of securities transactions could take several days. However, because a fund's cash that may otherwise be invested would be held uninvested or invested in liquid assets so long as the futures position remains open, such fund's return could be diminished due to the opportunity losses of foregoing other potential investments.

The acquisition or sale of a futures contract may occur, for example, when a fund holds or is considering purchasing equity or debt securities and seeks to protect itself from fluctuations in prices or interest rates without buying or selling those securities. For example, if stock or debt prices were expected to decrease, a fund might sell equity index futures contracts, thereby hoping to offset a potential decline in the value of equity securities in the fund by a corresponding increase in the value of the futures contract position held by that fund and thereby preventing the fund's net asset value from declining as much as it otherwise would have.

Similarly, if interest rates were expected to rise, a fund might sell bond index futures contracts, thereby hoping to offset a potential decline in the value of debt securities in the fund by a corresponding increase in the value of the futures contract position held by the fund. A fund also could seek to protect against potential price declines by selling fund securities and investing in money market instruments. However, since the futures market is more liquid than the cash market, the use of futures contracts as an investment technique allows a fund to maintain a defensive position without having to sell fund securities.

Likewise, when prices of equity securities are expected to increase, or interest rates are expected to fall, futures contracts may be bought to attempt to hedge against the possibility of having to buy equity securities at higher prices. This technique is sometimes known as an anticipatory hedge. Since the fluctuations in the value of futures contracts should be similar to those of equity securities, a fund could take advantage of the potential rise in the value of equity or debt securities without buying them until the market has stabilized. At that time, the futures contracts could be liquidated and such fund could buy equity or debt securities on the cash market. To the extent a fund enters into futures contracts for this purpose, the segregated assets maintained to cover such fund's obligations (with respect to futures contracts) will consist of liquid assets from its portfolio in an amount equal to the difference between the contract price and the aggregate value of the initial and variation margin payments made by that fund.

The ordinary spreads between prices in the cash and futures markets, due to differences in the nature of those markets, are subject to distortions.

First, all participants in the futures market are subject to initial margin and variation margin requirements. Rather than meeting additional variation margin requirements, investors may close out futures contracts through offsetting transactions which could distort the normal price relationship between the cash and futures markets.

Second, the liquidity of the futures market depends on participants entering into offsetting transactions rather than making or taking delivery. To the extent participants decide to make or take delivery, liquidity in the futures market could be reduced and prices in the futures market distorted.

Third, from the point of view of speculators, the margin deposit requirements in the futures market are less onerous than margin requirements in the securities market. Therefore, increased participation by speculators in the futures market may cause temporary price distortions.

Due to the possibility of the foregoing distortions, a correct forecast of general price trends by the fund manager still may not result in a successful use of futures contracts.

Futures contracts entail risks. Although each of the funds that invests in such contracts believes that their use will benefit the fund, if the fund sub-adviser's investment judgment proves incorrect, the fund's overall performance could be worse than if the fund had not entered into futures contracts.

For example, if a fund has hedged against the effects of a possible decrease in prices of securities held in its fund and prices increase instead, that fund may lose part or all of the benefit of the increased value of the securities because of offsetting losses in the fund's futures positions. In addition, if a fund has insufficient cash, it may have to sell securities from its fund to meet daily variation margin requirements. Those sales may, but will not necessarily, be at increased prices which reflect the rising market and may occur at a time when the sales are disadvantageous to the fund.

The prices of futures contracts depend primarily on the value of their underlying instruments. Because there are a limited number of types of futures contracts, it is possible that the standardized futures contracts available to a fund will not exactly match that fund's current or potential investments. A fund may buy and sell futures contracts based on underlying instruments with different characteristics from the securities in which it typically invests. For example, by hedging investments in fund securities with a futures contract based on a broad index of securities may involve a risk that the futures position will not correlate precisely with such performance of the fund's investments.

Futures prices can also diverge from the prices of their underlying instruments, even if the underlying instruments correlate with a fund's investments. Futures prices are affected by factors such as: current and anticipated short-term interest rates; changes in volatility of the underlying instruments; and the time remaining until expiration of the contract. Those factors may affect securities prices differently from futures prices.

Imperfect correlations between a fund's investments and its futures positions may also result from: differing levels of demand in the futures markets and the securities markets; from structural differences in how futures and securities are traded; and from imposition of daily price fluctuation limits for futures contracts.

A fund may buy or sell futures contracts with a greater or lesser value than the securities it wishes to hedge or is considering purchasing in order to attempt to compensate for differences in historical volatility between the futures contract and the securities. This may not be successful in all cases. If price changes in a fund's futures positions are poorly correlated with its other investments, its futures positions may fail to produce desired gains or may result in losses that are not offset by the gains in that fund's other investments.

Because futures contracts are generally settled within a day from the date they are closed out, compared with a settlement period of seven days for some types of securities, the futures markets can provide superior liquidity to the securities markets. Nevertheless, there is no assurance a liquid secondary market will exist for any particular futures contract at any particular time.

In addition, futures exchanges may establish daily price fluctuation limits for futures contracts and may halt trading if a contract's price moves upward or downward more than the limit in a given day. On volatile trading days when the price fluctuation limit is reached, it may be impossible for a fund to enter into new positions or close out existing positions. If the secondary market for a futures contract is not liquid because of price fluctuation limits or otherwise, the fund may not be able to promptly liquidate unfavorable futures positions and potentially could be required to continue to hold a futures position until the delivery date, regardless of changes in its value. As a result, such fund's access to other assets held to cover its futures positions also could be impaired.

Although futures contracts by their terms call for the delivery or acquisition of the underlying commodities, or a cash payment based on the value of the underlying commodities, in most cases the contractual obligation is offset before the delivery date of the contract. This is accomplished by buying, in the case of a contractual obligation to sell, or selling, in the case of a contractual obligation to buy, an identical futures contract on a commodities exchange. Such a transaction cancels the obligation to make or take delivery of the commodities.

If applicable, each fund intends to comply with guidelines of eligibility for exclusion from the definition of the term "commodity pool operator" with the CFTC and the National Futures Association, which regulate trading in the futures markets. The funds will use futures contracts and related options primarily for bona fide hedging purposes within the meaning of CFTC regulations. In addition, the funds may hold positions in futures contracts and related options that do not fall within the definition of bona fide hedging transactions, provided that the aggregate initial margin and premiums required to establish such positions will not exceed 5% of the fair market value of a fund's net assets, after taking into account unrealized profits and unrealized losses on any such contracts it has entered into.

IDEX Alger Aggressive Growth may not enter into a futures contract or related option (except for closing transactions) if, immediately thereafter, the sum of the amount of its initial margin and premiums on open futures contracts and options thereon would exceed 5% of IDEX Alger Aggressive Growth's total assets (taken at current value); however, in the case of an option that is "in-the-money" at the time of the purchase, the "in-the-money" amount may be excluded in calculating the 5% limitation. An "in-the-money" call option is any whose strike price is lower than the current price of the underlying stock. (The strike price per share for which the underlying stock may be purchased (in the case of a call) by the option buyer upon exercise of the option contract.)

OPTIONS ON FUTURES CONTRACTS. A fund may buy and write put and call options on futures contracts. An option on a futures contract gives a fund the right (but not the obligation) to buy or sell the contract at a specified price on or before a specified date. Transactions in options on futures contracts may be made to attempt to hedge against potential changes in interest rates or currency exchange rates, or the price of a security or a securities index which might correlate with, or otherwise adversely affect, either the value of the fund's securities or the prices of securities which the fund is considering buying at a later date. Transactions in options on future contracts will not be made for speculation.

The purchase of a call option on a futures contract is similar in some respects to the purchase of a call option on an individual security. Depending on the pricing of the option compared to either the price of the futures contract upon which it is based or the price of the underlying instrument, ownership of the option may or may not be less risky than ownership of the futures contract or the underlying instrument. As with the purchase of futures contracts, when a fund is not fully invested it may buy a call option on a futures contract to hedge against a market advance.

The writing of a call option on a futures contract constitutes a partial hedge against declining prices of the security or foreign currency which is deliverable under, or of the index comprising, the futures contract. If the futures price at the expiration of the option is below the exercise price, a fund will retain the full amount of the option premium which provides a partial hedge against any decline that may have occurred in such fund's holdings.

The writing of a put option on a futures contract constitutes a partial hedge against increasing prices of the security or foreign currency which is deliverable under, or of the index comprising, the futures contract. If the futures price at expiration of the option is higher than the exercise price, a fund will retain the full amount of the option premium which provides a partial hedge against any increase in the price of securities which that fund is considering buying.

If a call or put option a fund has written is exercised, such fund will incur a loss which will be reduced by the amount of the premium it received. Depending on the degree of correlation between the change in the value of its fund securities and changes in the value of the futures positions, that fund's losses from existing options on futures may to some extent be reduced or increased by changes in the value of fund securities.

The purchase of a put option on a futures contract is similar in some respects to the purchase of protective put options on fund securities. For example, a fund may buy a put option on a futures contract to hedge its fund securities against the risk of falling prices or rising interest rates.

The amount of risk a fund assumes when it buys an option on a futures contract is the premium paid for the option plus related transaction costs. In addition to the correlation risks discussed above, the purchase of an option also entails the risk that changes in the value of the underlying futures contract will not be fully reflected in the value of the options bought.

OPTIONS ON SECURITIES. In an effort to increase current income and to reduce fluctuations in net asset value, each of the funds, other than IDEX Federated Tax Exempt and IDEX AEGON Income Plus, may write covered put and call options and buy put and call options on securities that are traded on United States and foreign securities exchanges, and over-the-counter. A fund also may write call options that are not covered for cross-hedging purposes. A fund may write and buy options on the same types of securities that the fund may purchase directly. There are no specific limitations on a fund's writing and buying of options on securities.


A put option gives the holder the right, upon payment of a premium, to deliver a specified amount of a security to the writer of the option on or before a fixed date at a predetermined price. A call option gives the holder the right, upon payment of a premium, to call upon the writer to deliver a specified amount of a security on or before a fixed date at a predetermined price.

A put option written by a fund is "covered" if the fund: (i) segregates cash not available for investment or other liquid assets with a value equal to the exercise price with its custodian; or (ii) continues to own an equivalent number of puts of the same "series" (that is, puts on the same underlying securities having the same exercise prices and expiration dates as those written by the fund), or an equivalent number of puts of the same "class" (that is, puts on the same underlying securities) with exercise prices greater than those it has written (or if the exercise prices of the puts it holds are less than the exercise prices of those it has written, the difference is segregated with the custodian).

The premium paid by the buyer of an option will reflect, among other things, the relationship of the exercise price to the market price and the volatility of the underlying security, the remaining term of the option, supply and demand and interest rates.

A call option written by a fund is "covered" if the fund owns the underlying security covered by the call or has an absolute and immediate right to acquire that security without additional cash consideration (or has segregated additional cash with its custodian) upon conversion or exchange of other securities held in its fund. A call option written by a fund is also deemed to be covered: (i) if that fund holds a call at the same exercise price for the same exercise period and on the same securities as the call written; (ii) in the case of a call on a stock index, if the fund owns a fund of securities substantially replicating the movement of the index underlying the call option; or (iii) if at the time the call is written an amount of cash, U.S. government securities or other liquid assets equal to the fluctuating market value of the optioned securities is segregated with the custodian.

A fund may also write call options that are not covered for cross-hedging purposes. A fund collateralizes its obligation under a written call option for cross-hedging purposes by segregating cash or other liquid assets in an amount not less than the market value of the underlying security, marked-to-market daily. A fund would write a call option for cross-hedging purposes, instead of writing a covered call option, when the premium to be received from the cross-hedge transaction would exceed that which would be received from writing a covered call option and the fund manager believes that writing the option would achieve the desired hedge.

If a put or call option written by a fund were exercised, the fund would be obligated to buy or sell the underlying security at the exercise price. Writing a put option involves the risk of a decrease in the market value of the underlying security, in which case the option could be exercised and the underlying security would then be sold by the option holder to the fund at a higher price than its current market value. Writing a call option involves the risk of an increase in the market value of the underlying security, in which case the option could be exercised and the underlying security would then be sold by the fund to the option holder at a lower price than its current market value. Those risks could be reduced by entering into an offsetting transaction. A fund retains the premium received from writing a put or call option whether or not the option is exercised.

The writer of an option may have no control when the underlying security must be sold, in the case of a call option, or bought, in the case of a put option, since with regard to certain options, the writer may be assigned an exercise notice at any time prior to the termination of the obligation. Whether or not an option expires unexercised, the writer retains the amount of the premium.

This amount, of course, may, in the case of a covered call option, be offset by a decline in the market value of the underlying security during the option period. If a call option is exercised, the writer experiences a profit or loss from the sale of the underlying security. If a put option is exercised, the writer must fulfill the obligation to buy the underlying security at the exercise price, which will usually exceed the then market value of the underlying security.

The writer of an option that wishes to terminate its obligation may effect a "closing purchase transaction." This is accomplished by buying an option of the same series as the option previously written. The effect of the purchase is that the writer's position will be canceled by the clearing corporation. However, a writer may not effect a closing purchase transaction after being notified of the exercise of an option. Likewise, an investor who is the holder of an option may liquidate its position by effecting a "closing sale transaction." This is accomplished by selling an option of the same series as the option previously bought. There is no guarantee that either a closing purchase or a closing sale transaction can be effected.

In the case of a written call option, effecting a closing transaction will permit a fund to write another call option on the underlying security with either a different exercise price or expiration date or both. In the case of a written put option, such transaction will permit the fund to write another put option to the extent that the exercise price thereof is secured by other deposited liquid assets. Effecting a closing transaction also will permit the cash or proceeds from the concurrent sale of any securities subject to the option to be used for other fund investments. If a fund desires to sell a particular security on which the fund has written a call option, such fund will effect a closing transaction prior to or concurrent with the sale of the security.

A fund will realize a profit from a closing transaction if the price of a purchase transaction is less than the premium received from writing the option or the price received from a sale transaction is more than the premium paid to buy the option. The fund will realize a loss from a closing transaction if the price of the purchase transaction is more than the premium received from writing the option or the price received from a sale transaction is less than the premium paid to buy the option. Because increases in the market price of a call option will generally reflect increases in the market price of the underlying security, any loss resulting from the repurchase of a call option is likely to be offset in whole or in part by appreciation of the underlying security owned by the fund.

An option position may be closed out only where a secondary market for an option of the same series exists. If a secondary market does not exist, a fund may not be able to effect closing transactions in particular options and that fund would have to exercise the options in order to realize any profit. If a fund is unable to effect a closing purchase transaction in a secondary market, it will not be able to sell the underlying security until the option expires or it delivers the underlying security upon exercise. Reasons for the absence of a liquid secondary market may include the following: (i) there may be insufficient trading interest in certain options; (ii) restrictions may be imposed by a national securities exchange on which the option is traded ("Exchange") on opening or closing transactions or both; (iii) trading halts, suspensions or other restrictions may be imposed with respect to particular classes or series of options or underlying securities; (iv) unusual or unforeseen circumstances may interrupt normal operations on an Exchange; (v) the facilities of an Exchange or the Options Clearing Corporation ("OCC") may not at all times be adequate to handle current trading volume; or (vi) one or more Exchanges could, for economic or other reasons, decide or be compelled at some future date to discontinue the trading of options (or a particular class or series of options). In that case, the secondary market on that Exchange (or in that class or series of options) would cease to exist, although outstanding options on that Exchange that had been issued by the OCC as a result of trades on that Exchange would continue to be exercisable in accordance with their terms.

A fund may, subject to its investment restrictions, write options in connection with buy-and-write transactions. In other words, the fund may buy a security and then write a call option against that security. The exercise price of such call will depend upon the expected price movement of the underlying security. The exercise price of a call option may be below ("in-the-money"), equal to ("at-the-money"), or above ("out-of-the-money") the current value of the underlying security at the time the option is written.

Buy-and-write transactions using "in-the-money" call options may be used when it is expected that the price of the underlying security will remain flat or decline moderately during the option period. Buy-and-write transactions using "at-the-money" call options may be used when it is expected that the price of the underlying security will remain fixed or advance moderately during the option period. Buy-and-write transactions using "out-of-the-money" call options may be used when it is expected that the premiums received from writing the call option plus the appreciation in the market price of the underlying security up to the exercise price will be greater than the appreciation in the price of the underlying security alone.

If the call options are exercised in such transactions, the fund's maximum gain will be the premium received by it for writing the option, adjusted upwards or downwards by the difference between that fund's purchase price of the security and the exercise price. If the options are not exercised and the price of the underlying security declines, the amount of such decline will be offset by the amount of premium received.

The writing of covered put options is similar in terms of risk and return characteristics to buy-and-write transactions. If the market price of the underlying security rises or otherwise is above the exercise price, the put option will expire worthless and a fund's gain will be limited to the premium received. If the market price of the underlying security declines or otherwise is below the exercise price, a fund may elect to close the position or take delivery of the security at the exercise price and that fund's return will be the premium received from the put options minus the amount by which the market price of the security is below the exercise price.

A fund may buy put options to hedge against a decline in the value of its fund. By using put options in this way, a fund will reduce any profit it might otherwise have realized in the underlying security by the amount of the premium paid for the put option and by transaction costs.

A fund may buy call options to hedge against an increase in the price of securities that it may buy in the future. The premium paid for the call option plus any transaction costs will reduce the benefit, if any, realized by such fund upon exercise of the option, and, unless the price of the underlying security rises sufficiently, the option may expire worthless to that fund.

In purchasing an option, a fund would be in a position to realize a gain if, during the option period, the price of the underlying security increased (in the case of a call) or decreased (in the case of a put) by an amount in excess of the premium paid. The fund would realize a loss if the price of the underlying security did not increase (in the case of a call) or decrease (in the case of a put) during the period by more than the amount of the premium. If a put or call option purchased by a fund were permitted to expire without being sold or exercised, the fund would lose the amount of the premium.

Although they entitle the holder to buy equity securities, warrants on and options to purchase equity securities do not entitle the holder to dividends or voting rights with respect to the underlying securities, nor do they represent any rights in the assets of the issuer of those securities.

In addition to options on securities, a fund may also purchase and sell call and put options on securities indexes. A stock index reflects in a single number the market value of many different stocks. Relative values are assigned to the stocks included in an index and the index fluctuates with changes in the market values of the stocks. The options give the holder the right to receive a cash settlement during the term of the option based on the difference between the exercise price and the value of the index. By writing a put or call option on a securities index, a fund is obligated, in return for the premium received, to make delivery of this amount. A fund may offset its position in stock index options prior to expiration by entering into a closing transaction on an exchange or it may let the option expire unexercised.

Use of options on securities indexes entails the risk that trading in the options may be interrupted if trading in certain securities included in the index is interrupted. A fund will not purchase these options unless a fund's sub-adviser is satisfied with the development, depth and liquidity of the market and believes the options can be closed out.

Price movements in a fund's securities may not correlate precisely with movements in the level of an index and, therefore, the use of options on indexes cannot serve as a complete hedge and will depend, in part, on the ability of its sub-adviser to predict correctly movements in the direction of the stock market generally or of a particular industry. Because options on securities indexes require settlement in cash, a fund's sub-adviser may be forced to liquidate fund securities to meet settlement obligations.

The amount of risk a fund assumes when it buys an option on a futures contract is the premium paid for the option plus related transaction costs. In addition to the correlation risks discussed above, the purchase of an option also entails the risk that changes in the value of the underlying futures contract will not be fully reflected in the value of the options bought.

OPTIONS ON FOREIGN CURRENCIES. Subject to any investment restrictions, a fund may buy and write options on foreign currencies in a manner similar to that in which futures contracts or forward contracts on foreign currencies will be utilized. For example, a decline in the U.S. dollar value of a foreign currency in which fund securities are denominated will reduce the U.S. dollar value of such securities, even if their value in the foreign currency remains constant. In order to protect against such diminutions in the value of fund securities, a fund may buy put options on the foreign currency. If the value of the currency declines, such fund will have the right to sell such currency for a fixed amount in U.S. dollars and will offset, in whole or in part, the adverse effect on its portfolio.

Conversely, when a rise in the U.S. dollar value of a currency in which securities to be acquired are denominated is projected, thereby increasing the cost of such securities, a fund may buy call options thereon. The purchase of such options could offset, at least partially, the effects of the adverse movements in exchange rates. As in the case of other types of options, however, the benefit to a fund from purchases of foreign currency options will be reduced by the amount of the premium and related transaction costs. In addition, if currency exchange rates do not move in the direction or to the extent desired, a fund could sustain losses on transactions in foreign currency options that would require such fund to forego a portion or all of the benefits of advantageous changes in those rates. In addition, in the case of other types of options, the benefit to the fund from purchases of foreign currency options will be reduced by the amount of the premium and related transaction costs.

A fund may also write options on foreign currencies. For example, in attempting to hedge against a potential decline in the U.S. dollar value of foreign currency denominated securities due to adverse fluctuations in exchange rates, a fund could, instead of purchasing a put option, write a call option on the relevant currency. If the expected decline occurs, the option will most likely not be exercised and the diminution in value of fund securities will be offset by the amount of the premium received.

Similarly, instead of purchasing a call option to attempt to hedge against a potential increase in the U.S. dollar cost of securities to be acquired, a fund could write a put option on the relevant currency which, if rates move in the manner projected, will expire unexercised and allow that fund to hedge the increased cost up to the amount of premium. As in the case of other types of options, however, the writing of a foreign currency option will constitute only a partial hedge up to the amount of the premium. If exchange rates do not move in the expected direction, the option may be exercised and a fund would be required to buy or sell the underlying currency at a loss which may not be offset by the amount of the premium. Through the writing of options on foreign currencies, a fund also may lose all or a portion of the benefits which might otherwise have been obtained from favorable movements in exchange rates.

A fund may write covered call options on foreign currencies. A call option written on a foreign currency by a fund is "covered" if that fund owns the underlying foreign currency covered by the call or has an absolute and immediate right to acquire that foreign currency without additional cash consideration (or for additional cash consideration that is segregated by its custodian) upon conversion or exchange of other foreign currency held in its fund. A call option is also covered if: (i) the fund holds a call at the same exercise price for the same exercise period and on the same currency as the call written; or (ii) at the time the call is written, an amount of cash, U.S. government securities or other liquid assets equal to the fluctuating market value of the optioned currency is segregated with the custodian.

A fund may write call options on foreign currencies for cross-hedging purposes that would not be deemed to be covered. A call option on a foreign currency is for cross-hedging purposes if it is not covered but is designed to provide a hedge against a decline due to an adverse change in the exchange rate in the U.S. dollar value of a security which the fund owns or has the right to acquire and which is denominated in the currency underlying the option. In such circumstances, a fund collateralizes the option by segregating cash or other liquid assets in an amount not less than the value of the underlying foreign currency in U.S. dollars marked-to-market daily.

FORWARD CONTRACTS. A forward contract is an agreement between two parties in which one party is obligated to deliver a stated amount of a stated asset at a specified time in the future, and the other party is obligated to pay a specified invoice amount for the assets at the time of delivery. A fund may enter into forward contracts to purchase and sell government securities, foreign currencies or other financial instruments. Forward contracts generally are traded in an interbank market conducted directly between traders (usually large commercial banks) and their customers. Unlike futures contracts, which are standardized contracts, forward contracts can be specifically drawn to meet the needs of the parties that enter into them. The parties to a forward contract may agree to offset or terminate the contract before its maturity, or may hold the contract to maturity and complete the contemplated exchange.

The following discussion summarizes a fund's principal uses of forward foreign currency exchange contracts ("forward currency contracts").

A fund may enter into forward currency contracts with stated contract values of up to the value of that fund's assets. A forward currency contract is an obligation to buy or sell an amount of a specified currency for an agreed upon price (which may be in U.S. dollars or another currency). A fund will exchange foreign currencies for U.S. dollars and for other foreign currencies in the normal course of business.

They may buy and sell currencies through forward currency contracts in order to fix a price for securities it has agreed to buy or sell ("transaction hedge"). A fund also may hedge some or all of its investments denominated in foreign currency, or exposed to foreign currency fluctuations against a decline in the value of that currency relative to the U.S. dollar. This is accomplished by entering into forward currency contracts to sell an amount of that currency (or a proxy currency whose performance is expected to replicate or exceed the performance of that currency relative to the U.S. dollar) approximating the value of some or all of its fund securities denominated in that currency ("position hedge"), or by participating in options or futures contracts with respect to the currency.

A fund also may enter into a forward currency contract with respect to a currency where such fund is considering the purchase or sale of investments denominated in that currency but has not yet selected the specific investments ("anticipatory hedge"). In any of these circumstances a fund may, alternatively, enter into a forward currency contract to purchase or sell one foreign currency for a second currency that is expected to perform more favorably relative to the U.S. dollar if the fund's sub-adviser believes there is a reasonable degree of correlation between movements in the two currencies ("cross-hedge").

These types of hedging seek to minimize the effect of currency appreciation as well as depreciation, but do not eliminate fluctuations in the underlying U.S. dollar equivalent value of the proceeds of, or rates of return on, a fund's foreign currency denominated fund securities.

The matching of the increase in value of a forward currency contract and the decline in the U.S. dollar equivalent value of the foreign currency denominated asset that is the subject of the hedge generally will not be precise. Shifting a fund's currency exposure from one foreign currency to another removes that fund's opportunity to profit from increases in the value of the original currency and involves a risk of increased losses to such fund if the fund's sub-adviser's position projection of future exchange rates is inaccurate. Proxy hedges and cross-hedges may result in losses if the currency used to hedge does not perform similarly to the currency in which hedged securities are denominated. Unforeseen changes in currency prices may result in poorer overall performance for a fund than if it had not entered into such contracts.

A fund will cover outstanding forward currency contracts by maintaining liquid fund securities denominated in the currency underlying the forward contract or the currency being hedged. To the extent that a fund is not able to cover its forward currency positions with underlying fund securities, its custodian will segregate cash or other liquid assets having a value equal to the aggregate amount of such fund's commitments under forward contracts entered into with respect to position hedges, cross-hedges and anticipatory hedges. If the value of the securities used to cover a position or the value of segregated assets declines, the fund will find alternative cover or segregate additional cash or other liquid assets on a daily basis so that the value of the covered and segregated assets will be equal to the amount of a fund's commitments with respect to such contracts.

As an alternative to segregating assets, a fund may buy call options permitting the fund to buy the amount of foreign currency being hedged by a forward sale contract, or a fund may buy put options permitting it to sell the amount of foreign currency subject to a forward buy contract.

While forward currency contracts are not currently regulated by the CFTC, the CFTC may in the future assert authority to regulate forward currency contracts. In such event, a fund's ability to utilize forward currency contracts may be restricted. In addition, a fund may not always be able to enter into forward currency contracts at attractive prices and may be limited in its ability to use these contracts to hedge its assets.

SWAPS AND SWAP-RELATED PRODUCTS. In order to attempt to protect the value of its investments from interest rate or currency exchange rate fluctuations, a fund may, subject to its investment restrictions, enter into interest rate and currency exchange rate swaps, and may buy or sell interest rate and currency exchange rate caps and floors. A fund's sub-adviser may enter into these transactions primarily to attempt to preserve a return or spread on a particular investment or portion of its portfolio. A fund also may enter into these transactions to attempt to protect against any increase in the price of securities the fund may consider buying at a later date.

The funds do not intend to use these transactions as a speculative investment. Interest rate swaps involve the exchange by a fund with another party of their respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments. The exchange commitments can involve payments to be made in the same currency or in different currencies. The purchase of an interest rate cap entitles the purchaser, to the extent that a specified index exceeds a predetermined interest rate, to receive payments of interest on a contractually based principal amount from the party selling the interest rate cap. The purchase of an interest rate floor entitles the purchaser, to the extent that a specified index falls below a predetermined interest rate, to receive payments of interest on a contractually based principal amount from the party selling the interest rate floor.

A fund, subject to its investment restrictions, enters into interest rate swaps, caps and floors on either an asset-based or liability-based basis, depending upon whether it is hedging its assets or its liabilities, and will usually enter into interest rate swaps on a net basis (i.e., the two payment streams are netted out, with a fund receiving or paying, as the case may be, only the net amount of the two payments). The net amount of the excess, if any, of a fund's obligations over its entitlements with respect to each interest rate swap, will be calculated on a daily basis. An amount of cash or other liquid assets having an aggregate net asset at least equal to the accrued excess will be segregated by its custodian.

If a fund enters into an interest rate swap on other than a net basis, it will maintain a segregated account in the full amount accrued on a daily basis of its obligations with respect to the swap. A fund will not enter into any interest rate swap, cap or floor transaction unless the unsecured senior debt or the claims-paying ability of the other party thereto is rated in one of the three highest rating categories of at least one nationally recognized statistical rating organization at the time of entering into such transaction. A fund's sub-adviser will monitor the creditworthiness of all counterparties on an ongoing basis. If there is a default by the other party to such a transaction, the fund will have contractual remedies pursuant to the agreements related to the transaction.

The swap market has grown substantially in recent years with a large number of banks and investment banking firms acting both as principals and as agents utilizing standardized swap documentation. The sub-advisers have determined that, as a result, the swap market has become relatively liquid. Caps and floors are more recent innovations for which standardized documentation has not yet been developed and, accordingly, they are less liquid than swaps. To the extent a fund sells (i.e., writes) caps and floors, it will segregate cash or other liquid assets having an aggregate net asset value at least equal to the full amount, accrued on a daily basis, of its obligations with respect to any caps or floors.

There is no limit on the amount of interest rate swap transactions that may be entered into by a fund, unless so stated in its investment objectives, although none of the funds presently intends to engage in such transactions in excess of 5% of its total assets. These transactions may in some instances involve the delivery of securities or other underlying assets by a fund or its counterparty to collateralize obligations under the swap.

Under the documentation currently used in those markets, the risk of loss with respect to interest rate swaps is limited to the net amount of the interest payments that a fund is contractually obligated to make. If the other party to an interest rate swap that is not collateralized defaults, a fund would risk the loss of the net amount of the payments that it contractually is entitled to receive. A fund may buy and sell (i.e., write) caps and floors without limitation, subject to the segregation requirement described above.

In addition to the instruments, strategies and risks described in this SAI and in the prospectus, there may be additional opportunities in connection with options, futures contracts, forward currency contracts and other hedging techniques that become available as a fund's sub-adviser develops new techniques, as regulatory authorities broaden the range of permitted transactions, and as new instruments are developed. The funds' sub-advisers may use these opportunities to the extent they are consistent with each fund's investment objective and as are permitted by a fund's investment limitations and applicable regulatory requirements.

INDEX OPTIONS. In seeking to hedge all or a portion of its investments, a fund may purchase and write put and call options on securities indices listed on U.S. or foreign securities exchanges or traded in the over-the-counter market, which indices include securities held in the funds. The funds with such option writing authority may write only covered options. A fund may also use securities index options as a means of participating in a securities market without making direct purchases of securities.

A securities index measures the movement of a certain group of securities by assigning relative values to the securities included in the index. Options on securities indices are generally similar to options on specific securities. Unlike options on securities, however, options on securities indices do not involve the delivery on an underlying security; the option in the case of an option on a securities index represents the holder's right to obtain from the writer in cash a fixed multiple of the amount by which the exercise price exceeds (in the case of a call) or is less than (in the case of a put) the closing value of the underlying securities index on the exercise date. A fund may purchase and write put and call options on securities indices or securities index futures contracts that are traded on a U.S. exchange or board of trade or a foreign exchange, to the extent permitted under rules and interpretations of the CFTC, as a hedge against changes in market conditions and interest rates, and for duration management, and may enter into closing transactions with respect to those options to terminate existing positions. A securities index fluctuates with changes in the market values of the securities included in the index. Securities index options may be based on a broad or narrow market index or on an industry or market segment.

The delivery requirements of options on securities indices differ from options on securities. Unlike a securities option, which contemplates the right to take or make delivery of securities at a specified price, an option on a securities index gives the holder the right to receive a cash "exercise settlement amount" equal to (i) the amount, if any, by which the fixed exercise price of the option exceeds (in the case of a put) or is less than (in the case of a call) the closing value of the underlying index on the date of exercise, multiplied by (ii) a fixed "index multiplier." Receipt of this cash amount will depend upon the closing level of the securities index upon which the option is based being greater than, in the case of a call, or less than, in the case of a put, the exercise price of the option. The amount of cash received will be equal to the difference between the closing price of the index and the exercise price of the option expressed in dollars times a specified multiple. The writer of the option is obligated, in return for the premium received, to make delivery of this amount. The writer may offset its position in securities index options prior to expiration by entering into a closing transaction on an exchange or it may allow the option to expire unexercised.

The effectiveness of purchasing or writing securities index options as a hedging technique will depend upon the extent to which price movements in the portion of a securities portfolio being hedged correlate with price movements of the securities index selected. Because the value of an index option depends upon movements in the level of the index rather than the price of a particular security, whether a fund realizes a gain or loss from the purchase of writing of options on an index depends upon movements in the level of prices in the market generally or, in the case of certain indices, in an industry or market segment, rather than movements in the price of a particular security. As a result, successful use by a fund of options on securities indices is subject to the sub-adviser's ability to predict correctly movements in the direction of the market generally or of a particular industry. This ability contemplates different skills and techniques from those used in predicting changes in the price of individual securities.

Securities index options are subject to position and exercise limits and other regulations imposed by the exchange on which they are traded. The ability of a fund to engage in closing purchase transactions with respect to securities index options depends on the existence of a liquid secondary market. Although a fund will generally purchase or write securities index options only if a liquid secondary market for the options purchased or sold appears to exist, no such secondary market may exist, or the market may cease to exist at some future date, for some options. No assurance can be given that a closing purchase transaction can be effected when the sub-adviser desires that a fund engage in such a transaction.

WEBS AND OTHER INDEX-RELATED SECURITIES. A fund may invest in shares of an investment company whose shares are known as "World Equity Benchmark Shares" or "WEBS." WEBS have been listed for trading on the American Stock Exchange, Inc. The funds also may invest in the CountryBaskets Index Fund, Inc., or another fund the shares of which are the substantial equivalent of WEBS. A fund may invest in S&P Depositary Receipts, or "SPDRs." SPDRs are securities that represent ownership in a long-term unit investment trust that holds a portfolio of common stocks designed to track the performance of the S&P 500 Index. A fund investing in a SPDR would be entitled to the dividends that accrue to the S&P 500 stocks in the underlying portfolio, less trust expenses. Investing in these securities may result in duplication of certain fees and expenses.

EURO INSTRUMENTS. The funds may each make investments in Euro instruments. Euro instruments are U.S. dollar-denominated futures contracts, or options thereon, which are linked to the London Interbank Offered Rate (the "LIBOR"), although foreign currency-denominated instruments are available from time to time. Euro futures contracts enable purchasers to obtain a fixed rate for the lending of funds, and sellers to obtain a fixed rate for borrowings. A fund might use Euro futures contracts and options thereon to hedge against changes in LIBOR, which may be linked to many interest rate swaps and fixed income instruments.

SPECIAL INVESTMENT CONSIDERATIONS AND RISKS. The successful use of the investment practices described above with respect to futures contracts, options on futures contracts, forward contracts, options on securities, options on foreign currencies and swaps and swap-related products draws upon skills and experience which are different from those needed to select the other instruments in which a fund may invest. Should interest or exchange rates, or the prices of securities or financial indices move in an unexpected manner, a fund may not achieve the desired benefits of the foregoing instruments or may realize losses and thus be in a worse position than if such strategies had not been used. Unlike many exchange-traded futures contracts and options on futures contracts, there are no daily price fluctuation limits with respect to options on currencies, forward contracts and other negotiated or over-the-counter instruments, and adverse market movements could therefore continue to an unlimited extent over a period of time. In addition, the correlation between movements in the price of the securities and currencies hedged or used for cover will not be perfect and could produce unanticipated losses.

A fund's ability to dispose of its positions in the foregoing instruments will depend on the availability of liquid markets in the instruments. Markets in a number of the instruments are relatively new and still developing, and it is impossible to predict the amount of trading interest that may exist in those instruments in the future.

Particular risks exist with respect to the use of each of the foregoing instruments and could result in such adverse consequences to a fund as: the possible loss of the entire premium paid for an option bought by a fund; the inability of the fund, as the writer of a covered call option, to benefit from the appreciation of the underlying securities above the exercise price of the option; and the possible need to defer closing out positions in certain instruments to avoid adverse tax consequences. As a result, no assurance can be given that a fund will be able to use those instruments effectively for their intended purposes.

In connection with certain of its hedging transactions, a fund must segregate assets with the fund's custodian bank to ensure that such fund will be able to meet its obligations pursuant to these instruments. Segregated assets generally may not be disposed of for so long as a fund maintains the positions giving rise to the segregation requirement. Segregation of a large percentage of a fund's assets could impede implementation of that fund's investment policies or its ability to meet redemption requests or other current obligations.

ADDITIONAL RISKS OF OPTIONS ON FOREIGN CURRENCIES, FORWARD CONTRACTS AND FOREIGN INSTRUMENTS. Unlike transactions entered into by a fund in futures contracts, options on foreign currencies and forward contracts are not traded on contract markets regulated by the CFTC or (with the exception of certain foreign currency options) by the SEC. To the contrary, such instruments are traded through financial institutions acting as market-makers, although foreign currency options are also traded on certain national securities exchanges, such as the Philadelphia Stock Exchange and the Chicago Board Options Exchange, subject to SEC regulation.

Options on currencies may be traded over-the-counter. In an over-the-counter trading environment, many of the protections afforded to exchange participants will not be available. For example, there are no daily price fluctuation limits, and adverse market movements could therefore continue to an unlimited extent over a period of time. Although the buyer of an option cannot lose more than the amount of the premium plus related transaction costs, this entire amount could be lost. Moreover, an option writer and a buyer or seller of futures or forward contracts could lose amounts substantially in excess of any premium received or initial margin or collateral posted due to the potential additional margin and collateral requirements associated with such positions.

Options on foreign currencies traded on national securities exchanges are within the jurisdiction of the SEC, as are other securities traded on such exchanges. As a result, many of the protections provided to traders on organized exchanges will be available with respect to such transactions. In particular, all foreign currency option positions entered into on a national securities exchange are cleared and guaranteed by the OCC, thereby reducing the risk of counterparty default. Further, a liquid secondary market in options traded on a national securities exchange may be more readily available than in the over-the-counter market, potentially permitting a fund to liquidate open positions at a profit prior to exercise or expiration, or to limit losses in the event of adverse market movements.

The purchase and sale of exchange-traded foreign currency options, however, is subject to the risks of the availability of a liquid secondary market described above, as well as the risks regarding adverse market movements, margining of options written, the nature of the foreign currency market, possible intervention by governmental authorities and the effects of other political and economic events.

In addition, exchange-traded options on foreign currencies involve certain risks not presented by the over-the-counter market. For example, exercise and settlement of such options must be made exclusively through the OCC, which has established banking relationships in applicable foreign countries for this purpose. As a result, the OCC may, if it determines that foreign government restrictions or taxes would prevent the orderly settlement of foreign currency option exercises, or would result in undue burdens on the OCC or its clearing member, impose special procedures on exercise and settlement. These include such things as technical changes in the mechanics of delivery of currency, the fixing of dollar settlement prices or prohibitions on exercise.

In addition, options on U.S. government securities, futures contracts, options on futures contracts, forward contracts and options on foreign currencies may be traded on foreign exchanges and over-the-counter in foreign countries. Such transactions are subject to the risk of governmental actions affecting trading in or the prices of foreign currencies or securities. The value of such positions also could be adversely affected by: (i) other complex foreign political and economic factors; (ii) less availability than that available in the United States of data on which to make trading decisions; (iii) delays in a fund's ability to act upon economic events occurring in foreign markets during non-business hours in the United States; (iv) the imposition of different exercise and settlement terms and procedures and margin requirements than in the United States; and (v) low trading volume.

OTHER INVESTMENT COMPANIES

Subject to its investment restrictions, a fund may invest in securities issued by other investment companies as permitted. A fund may indirectly bear a portion of any investment advisory fees and expenses paid by funds in which it invests, in addition to the advisory fees and expenses paid by the fund.

GEI SHORT-TERM INVESTMENT FUND

The IDEX GE International Equity fund and IDEX GE U.S. Equity fund may invest in the GEI Short-Term Investment Fund (the "Investment Fund"), an investment fund created specifically to serve as a vehicle for the collective investment of cash balances of accounts advised by GEAM or its affiliate, GEIC. The Investment Fund invests exclusively in certain money market instruments. More particularly, the Investment Fund may invest in: (i) securities issued or guaranteed by the U.S. government or one of its agencies or instrumentalities,
(ii) debt obligations of banks, savings and loan institutions, insurance companies and mortgage bankers, (iii) commercial paper and notes, including those with variable and floating rates of interest, (iv) debt obligations of foreign branches of foreign banks, (v) debt obligations issued or guaranteed by one or more foreign governments or any of their political subdivisions, agencies or instrumentalities, including obligations of supranational entities,
(vi) debt securities issued by foreign issuers and (vii) repurchase agreements. The Investment Fund is advised by GEAM. No advisory fee is charged by GEAM to the Investment Fund, nor will the IDEX GE International Equity fund and IDEX GE U.S. Equity fund incur any sales charge, redemption fee, distribution fee or service fee in connection with its investments in the Investment Fund. There may be a duplication of certain other fees and expenses.

WHEN-ISSUED, DELAYED SETTLEMENT AND FORWARD DELIVERY SECURITIES

Securities may be purchased and sold on a "when-issued," "delayed settlement," or "forward (delayed) delivery" basis.

"When-issued" or "forward delivery" refers to securities whose terms are available, and for which a market exists, but which are not available for immediate delivery. When-issued or forward delivery transactions may be expected to occur a month or more before delivery is due.

A fund may engage in when-issued transactions to obtain what is considered to be an advantageous price and yield at the time of the transaction. When a fund engages in when-issued or forward delivery transactions, it will do so for the purpose of acquiring securities consistent with its investment objective and policies and not for the purpose of investment leverage.

"Delayed settlement" is a term used to describe settlement of a securities transaction in the secondary market which will occur sometime in the future. No payment or delivery is made by a fund until it receives payment or delivery from the other party for any of the above transactions.

The fund will segregate with its custodian cash, U.S. government securities or other liquid assets at least equal to the value or purchase commitments until payment is made. The segregated securities will either mature or, if necessary, be sold on or before the settlement date. Typically, no income accrues on securities purchased on a delayed delivery basis prior to the time delivery of the securities is made, although a fund may earn income on securites it has segregated to collateralize its delayed delivery purchases.

New issues of stocks and bonds, private placements and U.S. government securities may be sold in this manner.

                                 RISK FACTORS

At the time of settlement, the market value of the security may be more or less than the purchase price. A fund bears the risk of such market value fluctuations. These transactions also involve the risk that the other party to the transaction may default on its obligation to make payment or delivery. As a result, the fund may be delayed or prevented from completing the transaction and may incur additional costs as a consequence of the delay.

ZERO COUPON, PAY-IN-KIND AND STEP COUPON SECURITIES

Subject to its investment restrictions, a fund may invest in zero coupon, pay-in-kind and step-coupon securities. Zero-coupon bonds are issued and traded at a discount from their face value. They do not entitle the holder to any periodic payment of interest prior to maturity. Step coupon bonds trade at a discount from their face value and pay coupon interest. The coupon rate is low for an initial period and then increases to a higher coupon rate thereafter. The discount from the face amount or par value depends on the time remaining until cash payments begin, prevailing interest rates, liquidity of the security and the perceived credit quality of the issuer. Pay-in-kind bonds give the issuer an option to pay cash at a coupon payment date or give the holder of the security a similar bond with the same coupon rate and a face value equal to the amount of the coupon payment that would have been made. The IDEX JCC Flexible Income may also invest in "strips," which are debt securities that are stripped of their interest after the securities are issued, but otherwise are comparable to zero coupon bonds.

Current federal income tax law requires holders of zero-coupon securities and step-coupon securities to report the portion of the original issue discount on such securities that accrues that year as interest income, even though the holders receive no cash payments of interest during the year. In order to qualify as a "regulated investment company" under the Internal Revenue Code of 1986 ("Code"), a fund must distribute its investment company taxable income, including the original issue discount accrued on zero-coupon or step-coupon bonds. Because it will not receive cash payments on a current basis in respect of accrued original-issue discount on zero-coupon bonds or step-coupon bonds during the period before interest payments begin, in some years a fund may have to distribute cash obtained from other sources in order to satisfy the distribution requirements under the Code. A fund might obtain such cash from selling other portfolio holdings. These actions may reduce the assets to which fund expenses could be allocated and may reduce the rate of return for such fund. In some circumstances, such sales might be necessary in order to satisfy cash distribution requirements even though investment considerations might otherwise make it undesirable for a fund to sell the securities at the time.

Generally, the market prices of zero-coupon bonds and strip securities are more volatile than the prices of securities that pay interest periodically in cash and they are likely to respond to changes in interest rates to a greater degree than other types of debt securities having similar maturities and credit quality.

INCOME PRODUCING SECURITIES

IDEX JCC Flexible Income focuses its investments in income-producing securities.

IDEX JCC Flexible Income will purchase defaulted securities only when the sub-adviser believes, based upon analysis of the financial condition, results of operations and economic outlook of an issuer, that there is potential for resumption of income payments and that the securities offer an unusual opportunity for capital appreciation. Notwithstanding the sub-adviser's belief as to the resumption of income payments, however, the purchase of any security on which payment of interest or dividends is suspended involves a high degree of risk. Such risk includes, among other things, the following:

      FINANCIAL AND MARKET RISKS. Investments in securities that are in default involve a high degree of financial and market risks that can result in substantial, or at times even total, losses. Issuers of defaulted securities may have substantial capital needs and may become involved in bankruptcy or reorganization proceedings. Among the problems involved in investments in such issuers is the fact that it may be difficult to obtain information about the condition of such issuers. The market prices of such securities also are subject to abrupt and erratic movements and above average price volatility, and the spread between the bid and asked prices of such securities may be greater than normally expected.

      DISPOSITION OF FUND SECURITIES. IDEX JCC Flexible Income generally intends to purchase securities for which its sub-adviser expects an active market to be maintained, defaulted securities may be less actively traded than other securities making it more difficult to dispose of substantial holdings of such securities at prevailing market prices. IDEX JCC Flexible Income will limit its holdings of any such securities to amounts that the sub-adviser believes could be readily sold, and its holdings of such securities would, in any event, be limited so as not to limit IDEX JCC Flexible Income's ability to readily dispose of its securities to meet redemptions.

      OTHER. Defaulted securities require active monitoring and may, at times, require participation in bankruptcy or receivership proceedings on behalf of the IDEX JCC Flexible Income.

Other types of income producing securities that the funds may purchase include, but are not limited to, the following:

      VARIABLE AND FLOATING RATE OBLIGATIONS. These types of securities are relatively long-term instruments that often carry demand features permitting the holder to demand payment of principal at any time or at specified intervals prior to maturity.

      STANDBY COMMITMENTS. These instruments, which are similar to a put, give a fund the option to obligate a broker, dealer or bank to repurchase a security held by a fund at a specified price.

      TENDER OPTION BONDS. Tender option bonds are relatively long-term bonds that are coupled with the agreement of a third party (such as a broker, dealer or bank) to grant the holders of such securities the option to tender the securities to the institution at periodic intervals.

      INVERSE FLOATERS. Inverse floaters are instruments whose interest bears an inverse relationship to the interest rate on another security. The funds will not invest more than 5% of their respective assets in inverse floaters.

The funds will purchase instruments with demand features, standby commitments and tender option bonds primarily for the purpose of increasing the liquidity of their portfolios.

/diamond/ Risk Factors

      These investments are subject to credit risk and market risk. Credit risk relates to the party's ability to make payment upon demand; market risk relates to the fact that the value of the security will be impacted by the rise and fall of interest rates.

LENDING OF FUND SECURITIES

Subject to any applicable investment restriction relating to lending, a fund may lend securities from its portfolio. Under applicable regulatory requirements (which are subject to change), the following conditions apply to securities loans: a) the loan must be continuously secured by liquid assets maintained on a current basis in an amount at least equal to the market value of the securities loaned; b) a fund must receive any dividends or interest paid by the issuer on such securities; c) a fund must have the right to call the loan and obtain the securities loaned at any time upon notice of not more than five business days, including the right to call the loan to permit voting of the securities; and d) a fund must receive either interest from the investment of collateral or a fixed fee from the borrower. Securities loaned by a fund remain subject to fluctuations in market value. A fund may pay reasonable finders, custodian and administrative fees in connection with a loan. Securities lending, as with other extensions of credit, involves the risk that the borrower may default. Although securities loans will be fully collateralized at all times, a fund may experience delays in, or be prevented from, recovering the collateral. During a period that a fund seeks to enforce its rights against the borrower, the collateral and the securities loaned remain subject to fluctuations in market value. A fund may also incur expenses in enforcing its rights. If a fund has sold the loaned security, it may not be able to settle the sale of the security and may incur potential liability to the buyer of the security on loan for its costs to cover the purchase. A fund will not lend securities to any adviser or sub-adviser to the funds or their affiliates. By lending its securities, a fund can increase its income by continuing to receive interest or dividends on the loaned securities as well as by either investing the cash collateral in short-term securities or by earning income in the form of interest paid by the borrower when U.S. government securities are used as collateral.

JOINT TRADING ACCOUNTS

IDEX JCC Growth, IDEX JCC Global, IDEX JCC Flexible Income, IDEX JCC Balanced and IDEX JCC Capital Appreciation, and other clients of Janus and its affiliates, may place assets in joint trading accounts for the purpose of making short-term investments in money market instruments. The Board of Trustees must approve the participation of each of these funds in these joint trading accounts and procedures pursuant to which the joint accounts will operate. The joint trading accounts are to be operated pursuant to an exemptive order issued to Janus and certain of its affiliates by the SEC. All joint account participants, including these funds, will bear the expenses of the joint trading accounts in proportion to their investments. Financial difficulties of other participants in the joint accounts could cause delays or other difficulties for the funds in withdrawing their assets from joint trading accounts.

ILLIQUID SECURITIES

Subject to its investment restrictions, a fund may invest its assets in illiquid securities (i.e., securities that are not readily marketable). The Board of Trustees has authorized the sub-advisers to make liquidity determinations with respect to its securities, including Rule 144A securities, commercial paper and municipal lease obligations in accordance with the guidelines established by the Board of Trustees. Under the guidelines, the sub- adviser will consider the following factors in determining whether a Rule 144A security or a municipal lease obligation is liquid: 1) the frequency of trades and quoted prices for the security; 2) the number of dealers willing to purchase or sell the security and the number of other potential purchasers; 3) the willingness of dealers to undertake to make a market in the security; and
4) the nature of the marketplace trades, including the time needed to dispose of the security, the method of soliciting offers and the mechanics of the transfer. With respect to municipal lease obligations, the sub-adviser of IDEX Federated Tax Exempt and IDEX JCC Flexible Income will also consider factors unique to municipal lease obligations including the general creditworthiness of the municipality, the importance of the property covered by the lease obligation and the likelihood that the marketability of the obligation will be maintained throughout the time the obligation is held by the fund. The sale of illiquid securities often requires more time and results in higher brokerage charges or dealer discounts and other selling expenses than does the sale of securities eligible for trading on national securities exchanges or in the over-the-counter markets. A fund may be restricted in its ability to sell such securities at a time when the sub-adviser deems it advisable to do so. In addition, in order to meet redemption requests, a fund may have to sell other assets, rather than such illiquid securities, at a time which is not advantageous.


REPURCHASE AND REVERSE REPURCHASE AGREEMENTS

Subject to its investment restrictions, a fund may enter into repurchase and reverse repurchase agreements. In a repurchase agreement, a fund purchases a security and simultaneously commits to resell that security to the seller at an agreed upon price on an agreed upon date within a number of days (usually not more than seven) from the date of purchase. The resale price reflects the purchase price plus an agreed upon incremental amount which is unrelated to the coupon rate or maturity of the purchased security. A repurchase agreement involves the obligation of the seller to pay the agreed upon price, which obligation is in effect secured by the value (at least equal to the amount of the agreed upon resale price and marked-to-market daily) of the underlying security or collateral. A fund may engage in a repurchase agreement with respect to any security in which it is authorized to invest. While it does not presently appear possible to eliminate all risks from these transactions (particularly the possibility of a decline in the market value of the underlying securities, as well as delays and costs to a fund in connection with bankruptcy proceedings), it is the policy of each fund to limit repurchase agreements to those parties whose creditworthiness has been reviewed and found satisfactory by the sub-adviser for that fund and approved by the Board of Trustees. In addition, the funds currently intend to invest primarily in repurchase agreements collateralized by cash, U.S. government securities, or money market instruments whose value equals at least 100% of the repurchase price, marked-to-market daily.

In a reverse repurchase agreement, a fund sells a portfolio instrument to another party, such as a bank or broker-dealer, in return for cash and agrees to repurchase the instrument at a particular price and time. While a reverse repurchase agreement is outstanding, a fund will segregate with its custodian cash and appropriate liquid assets with the funds' custodian to cover its obligation under the agreement. The funds will enter into reverse repurchase agreements only with parties the investment sub-adviser for each fund deems creditworthy and that have been reviewed by the Board of Trustees.

The IDEX Goldman Sachs Growth may, together with other registered investment companies managed by GSAM or its affiliates, transfer uninvested cash balances into a single joint account, the daily aggregate balance of which will be invested in one or more repurchase agreements.

Repurchase agreements involve the risk that the seller will fail to repurchase the security, as agreed. In that case, a fund will bear the risk of market value fluctuations until the security can be sold and may encounter delays and incur costs in liquidating the security. In the event of bankruptcy or insolvency of the seller, delays and costs are incurred.

Reverse repurchase agreements may expose a fund to greater fluctuations in the value of its assets.

PASS-THROUGH SECURITIES

Each of the funds may, in varying degrees, invest in various types of pass-through securities, such as mortgage-backed securities, asset-backed securities and participation interests. A pass-through security is a share or certificate of interest in a pool of debt obligations that has been repackaged by an intermediary, such as a bank or broker-dealer. The purchaser receives an undivided interest in the underlying pool of securities. The issuers of the underlying securities make interest and principal payments to the intermediary which are passed through to purchasers, such as the funds.

The most common type of pass-through securities are mortgage-backed securities. Government National Mortgage Association ("GNMA") Certificates are mortgage-backed securities that evidence an undivided interest in a pool of mortgage loans. GNMA Certificates differ from traditional bonds in that principal is paid back monthly by the borrowers over the term of the loan rather than returned in a lump sum at maturity. A fund will generally purchase "modified pass-through" GNMA Certificates, which entitle the holder to receive a share of all interest and principal payments paid and owned on the mortgage pool, net of fees paid to the "issuer" and GNMA, regardless of whether or not the mortgagor actually makes the payment. GNMA Certificates are backed as to the timely payment of principal and interest by the full faith and credit of the U.S. government.

The Federal Home Loan Mortgage Corporation ("FHLMC") issues two types of mortgage pass-through securities: mortgage participation certificates ("PCs") and guaranteed mortgage certificates ("GMCs"). PCs resemble GNMA Certificates in that each PC represents a pro rata share of all interest and principal payments made and owned on the underlying pool. FHLMC guarantees timely payments of interest on PCs and the full return of principal. GMCs also represent a pro rata interest in a pool of mortgages. However, these instruments pay interest semi-annually and return principal once a year in guaranteed minimum payments. This type of security is guaranteed by FHLMC as to timely payment of principal and interest, but is not backed by the full faith and credit of the U.S. government.

The Federal National Mortgage Association ("FNMA") issues guaranteed mortgage pass-through certificates ("FNMA Certificates"). FNMA Certificates resemble GNMA Certificates in that each FNMA Certificate represents a pro rata share of all interest and principal payments made and owned on the underlying pool. This type of security is guaranteed by FNMA as to timely payment of principal and interest, but it is not backed by the full faith and credit of the U.S. government.

Each of the mortgage-backed securities described above is characterized by monthly payments to the holder, reflecting the monthly payments made by the borrowers who received the underlying mortgage loans. The payments to the security holders (such as a fund), like the payments on the underlying loans, represent both principal and interest. Although the underlying mortgage loans are for specified periods of time, such as 20 or 30 years, the borrowers can, and typically do, pay them off sooner. Thus, the security holders frequently receive prepayments of principal in addition to the principal that is part of the regular monthly payments. A borrower is more likely to prepay a mortgage that bears a relatively high rate of interest. This means that in times of declining interest rates, some of a fund's higher yielding mortgage-backed securities may be converted to cash. That fund will then be forced to accept lower interest rates when that cash is used to purchase additional securities in the mortgage-backed securities sector or in other investment sectors. Mortgage and asset-backed securities may have periodic income payments or may pay interest at maturity (as is the case with Treasury bills or zero-coupon bonds).

Asset-backed securities represent interests in pools of consumer loans and are backed by paper or accounts receivables originated by banks, credit card companies or other providers of credit. Generally, the originating bank or credit provider is neither the obligor or guarantor of the security and interest and principal payments ultimately depend upon payment of the underlying loans by individuals. Tax-exempt asset-backed securities include units of beneficial interests in pools of purchase contracts, financing leases, and sales agreements that may be created when a municipality enters into an installment purchase contract or lease with a vendor. Such securities may be secured by the assets purchased or leased by the municipality; however, if the municipality stops making payments, there generally will be no recourse against the vendor. The market for tax-exempt asset-backed securities is still relatively new. These obligations are likely to involve unscheduled prepayments of principal.

HIGH YIELD/HIGH-RISK BONDS

High-yield/high-risk bonds, below investment grade securities (commonly known as "junk bonds") involve significant credit and liquidity concerns and fluctuating yields, and are not suitable for short-term investing. Higher yields are ordinarily available on fixed-income securities which are unrated or are rated in the lower rating categories of recognized rating services such as Moody's and Standard & Poor's.

Lower rated bonds also involve the risk that the issuer will not make interest or principal payments when due. In the event of an unanticipated default, a fund owning such bonds would experience a reduction in its income, and could expect a decline in the market value of the securities so affected. Such funds, furthermore, may incur additional costs in seeking the recovery of the defaulted securities. More careful analysis of the financial condition of each issuer of lower rated securities is therefore necessary. During an economic downturn or substantial period of rising interest rates, highly leveraged issuers may experience financial stress which would adversely affect their ability to service their principal and interest payments obligations, to meet projected business goals and to obtain additional financing.

The market prices of lower grade securities are generally less sensitive to interest rate changes than higher rated investments, but more sensitive to adverse economic or political changes or individual developments specific to the issuer. Periods of economic or political uncertainty and change can be expected to result in volatility of prices of these securities. Past experience with high-yield securities in a prolonged economic downturn may not provide an accurate indication of future performance during such periods. Lower rated securities also may have less liquid markets than higher rated securities, and their liquidity as well as their value may be more severely affected by adverse economic conditions. Adverse publicity and investor perceptions as well as new or proposed laws may also have a greater negative impact on the market for lower rated bonds.

Unrated securities are not necessarily of lower quality than rated securities, but the markets for lower rated and nonrated securities are more limited than those in which higher rated securities are traded. In addition, an economic downturn or increase in interest rates is likely to have a greater negative effect on: (i) the market for lower rated and nonrated securities; (ii) the value of high yield debt securities held by a fund; (iii) the new asset value of a fund holding such securities; and (iv) the ability of the bonds' issuers to repay principal and interest, meet projected business goals and obtain additional financing than on higher rated securities.

WARRANTS AND RIGHTS

Subject to its investment restrictions, a fund may invest in warrants and rights. A warrant is a type of security that entitles the holder to buy a proportionate amount of common stock at a specified price, usually higher than the market price at the time of issuance, for a period of years or to perpetuity. In contrast, rights, which also represent the right to buy common shares, normally have a subscription price lower than the current market value of the common stock and a life of two to four weeks.

U.S. GOVERNMENT SECURITIES

Examples of the types of U.S. government securities that a fund may hold include, in addition to those described in the prospectus and direct obligations of the U.S. Treasury, the obligations of the Federal Housing Administration, Farmers Home Administration, Small Business Administration, General Services Administration, Central Bank for Cooperatives, Federal Farm Credit Banks, Federal Home Loan Bank, Federal Intermediate Credit Banks, Federal Land Banks and Maritime Administration. U.S. government securities may be supported by the full faith and credit of the U.S. government (such as securities of the Small Business Administration); by the right of the issuer to borrow from the Treasury (such as securities of the Federal Home Loan Bank); by the discretionary authority of the U.S. government to purchase the agency's obligations (such as securities of the Federal National Mortgage Association); or only by the credit of the issuing agency.

TEMPORARY DEFENSIVE POSITION

For temporary defensive purposes, a portfolio may, at times, choose to hold some portion of its net assets in cash, or to invest that cash in a variety of debt securities. This may be done as a defensive measure at times when desirable risk/reward characteristics are not available in stocks or to earn income from otherwise uninvested cash. When a fund increases its cash or debt investment position, its income may increase while its ability to participate in stock market advances or declines decrease. Furthermore, when a fund assumes a temporary defensive position it may not be able to achieve its investment objective.

MONEY MARKET RESERVES
(IDEX T. ROWE PRICE SMALL CAP AND IDEX T. ROWE PRICE DIVIDEND GROWTH)

It is expected that these funds will invest their cash reserves primarily in a money market fund established for the exclusive use of the T. Rowe Price family of mutual funds and other clients of T. Rowe Price and Price-Fleming. The Reserve Investment Fund ("RIF") is a series of Reserve Investment Funds, Inc. Additional series may be created in the future. The RIF was created and is operated pursuant to an Exemptive Order issued by the SEC (Investment Company Act Release No. IC-22770, July 29, 1997).

The RIF must comply with the requirements of Rule 2a-7 under the 1940 Act governing money market funds. To that end, the RIF invests at least 95% of its total assets in prime money market instruments receiving the highest credit rating from at least one Nationally Recognized Statistical Rating Organization.

The RIF provides a very efficient means of managing the cash reserves of the funds. While the RIF does not pay an advisory fee to the investment manager, it will incur other expenses. However, the RIF is expected by
T. Rowe Price to operate at a very low expense ratio. The funds will only invest in the RIF to the extent it is consistent with their objectives and programs and the terms of the Exemptive Order issued by the SEC.

The RIF is not insured or guaranteed by the U.S. government, and there is no assurance it will maintain a stable net asset value of $1.00 per share. Investing in these securities may result in duplication of certain fees and expenses.

TURNOVER RATE


FUND*                                   OCTOBER 31, 1999        OCTOBER 31,1998
-----                                   ----------------        ---------------
IDEX Alger Aggressive Growth                  96.25%                 142.08%
IDEX GE International Equity**                71.70%                  50.01%
IDEX JCC Capital Appreciation                 93.54%                 136.59%
IDEX JCC Global                              145.40%                  87.68%
IDEX JCC Growth                               70.97%                  27.19%
IDEX C.A.S.E. Growth                         125.60%                 147.01%
IDEX NWQ Value Equity                         26.29%                  30.43%
IDEX LKCM Strategic Total Return              60.18%                  32.12%
IDEX Dean Asset Allocation                    82.20%                  55.45%
IDEX JCC Balanced                             59.57%                  61.50%
IDEX JCC Flexible Income                     100.22%                  90.63%
IDEX AEGON Income Plus                        26.95%                  53.09%
IDEX Federated Tax Exempt***                  35.97%                  42.42%
IDEX Goldman Sachs Growth                     21.91%                  N/A
IDEX T. Rowe Price Dividend Growth            20.48%                  N/A
IDEX T. Rowe Price Small Cap                  42.52%                  N/A
IDEX T. Rowe Price Salomon All Cap            82.70%                  N/A
IDEX Pilgrim Baxter Mid Cap Growth           150.78%                  N/A

------------------------------

 * Information is not included for IDEX Pilgrim Baxter Technology, IDEX GE U.S. Equity, IDEX Transamerica Small Company, IDEX Transamerica Equity funds as these funds commenced operations on March 1, 2000, and for IDEX Great Companies -- America(SM) and IDEX Great Companies -- Technology(SM) as they will commence operations on July 14, 2000.
 ** Prior to March 1, 2000, Scottish Equitable Investment Management Limited
    served as co-manager of this fund.
*** Prior to June 15, 2000, AEGON served as sub-adviser to this fund.

As stated in the prospectus, each of the funds generally intends to purchase and sell securities as deemed appropriate by the fund's sub-adviser to further a fund's stated investment objective, and the rate of fund turnover is not expected to be a limiting factor when changes are deemed to be appropriate. Fund transactions for IDEX Federated Tax Exempt and IDEX AEGON Income Plus are ordinarily undertaken to achieve each fund's investment objective in light of anticipated movements in the level of interest rates. The investment policies of IDEX Federated Tax Exempt and IDEX AEGON Income Plus may lead to frequent changes in investments, particularly in periods of rapidly fluctuating interest rates.


These percentages are calculated by dividing the lesser of purchases or sales of fund securities during the fiscal year by the monthly average of the value of such securities (excluding from the computation all securities, including options, with maturities at the time of acquisition of one year or less). For example, a fund turnover rate of 100% would mean that all of a fund's securities (except those excluded from the calculation) were replaced once in a period of one year. A high rate of fund turnover generally involves correspondingly greater brokerage commission expenses.

Turnover rates may vary greatly from year to year, as well as within a particular year, and may also be affected by cash requirements for redemptions of a fund's shares and by requirements, the satisfaction of which enable the fund to receive favorable tax treatment. Because the rate of fund turnover is not a limiting factor, particular holdings may be sold at any time if investment judgment or fund operations make a sale advisable. As a result, the annual fund turnover rate in future years may exceed the percentage shown above.

INVESTMENT ADVISORY AND OTHER SERVICES

IDEX Mutual Funds has entered into a Management and Investment Advisory Agreement ("Advisory Agreement") on behalf of each fund with Idex Management, Inc. ("IMI"), located at 570 Carillon Parkway, St. Petersburg, Florida 33716. IMI supervises each respective fund's investments and conducts its investment program.

The Advisory Agreement provides that IMI will perform the following services or cause them to be performed by others: (i) furnish to the fund investment advice and recommendations; (ii) supervise the purchase and sale of securities as directed by appropriate fund officers, and (iii) be responsible for the administration of each fund. For services to IDEX JCC Capital Appreciation, IDEX JCC Global, IDEX JCC Growth and IDEX JCC Balanced, IMI receives an annual fee, computed daily and paid monthly, equal to 1.00% of the first $750 million of each fund's average daily net assets, 0.90% of the next $250 million of each fund's average daily net assets, and 0.85% of the average daily net assets of that fund in excess of $1 billion. For services to IDEX JCC Flexible Income, IMI receives 0.90% of the first $100 million, 0.80% of the next $150 million and 0.70% of the fund's average daily net assets over $250 million; for IDEX AEGON Income Plus and IDEX Federated Tax Exempt, IMI receives 0.60% of each fund's average daily net assets; and for IDEX Alger Aggressive Growth, IDEX GE International Equity, IDEX C.A.S.E. Growth, IDEX NWQ Value Equity, IDEX LKCM Strategic Total Return, IDEX Dean Asset Allocation, IDEX Goldman Sachs Growth, IDEX T. Rowe Price Dividend Growth, IDEX Salomon All Cap, IDEX Pilgrim Baxter Mid Cap Growth, IDEX T. Rowe Price Small Cap, IDEX Pilgrim Baxter Technology, IDEX GE U.S. Equity, IDEX Transamerica Small Company, IDEX Transamerica Equity, IDEX Great Companies -- America(SM) and IDEX Great Companies -- TechnologySM, IMI receives 0.80% of the first $500 million of each fund's average daily net assets and 0.70% of each fund's average daily net assets over $500 million.


The duties and responsibilities of the investment adviser are specified in the Advisory Agreement. The Advisory Agreement was approved by the Board of Trustees (including a majority of trustees who are not parties to the Advisory Agreement or interested persons, as defined by the 1940 Act, of any such party). The Advisory Agreement is not assignable and may be terminated without penalty upon 60 days' written notice at the option of either the Fund, IMI or by a vote of shareholders of each fund. The Advisory Agreement provides that it can be continued from year to year so long as such continuance is specifically approved annually (a) by the Board of Trustees or by a majority of the outstanding shares of each fund and (b) by a majority vote of the Trustees who are not parties to the Advisory Agreement or interested persons of any such party cast in person at a special meeting called for such purposes.

The Advisory Agreement also provides that IMI shall not be liable to the funds or to any shareholder for any error of judgment or mistake of law or for any loss suffered by a fund or by any shareholder in connection with matters to which the Advisory Agreement relates, except for a breach of fiduciary duty or a loss resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of IMI in the performance of its duties thereunder.


The Advisory Agreement became effective as follows: IDEX Federated Tax Exempt - June 15, 2000; IDEX AEGON Income Plus - April 22, 1992; IDEX Alger Aggressive Growth and IDEX LKCM Strategic Total Return - September 30, 1994; IDEX Dean Asset Allocation - June 1, 1995; IDEX C.A.S.E. Growth - November 15, 1995; IDEX NWQ Value Equity - October 30, 1996; IDEX GE International Equity - February 1, 1997; IDEX JCC Capital Appreciation, IDEX JCC Global, IDEX JCC Growth, IDEX JCC Balanced and IDEX JCC Flexible Income - June 25, 1998; IDEX Pilgrim Baxter Mid Cap Growth, IDEX T. Rowe Price Small Cap, IDEX Goldman Sachs Growth, IDEX T. Rowe Price Dividend Growth, IDEX Salomon All Cap. - March 1, 1999; IDEX Pilgrim Baxter Technology, IDEX GE U.S. Equity, IDEX Transamerica Small Company and IDEX Transamerica Equity - March 1, 2000.

Each fund pays its allocable share of the fees and expenses of a fund's non-interested trustees, custodian and transfer agent fees, brokerage commissions and all other expenses in connection with the execution of its portfolio transactions, administrative, clerical, recordkeeping, bookkeeping, legal, auditing and accounting expenses, interest and taxes, expenses of preparing tax returns, expenses of shareholders' meetings and preparing, printing and mailing proxy statements (unless otherwise agreed to by the funds or IMI, expenses of preparing and typesetting periodic reports to shareholders (except for those reports the funds permit to be used as sales literature), and the costs, including filing fees, of renewing or maintaining registration of fund shares under federal and state law. The investment adviser will reimburse a fund, or waive fees, or both, whenever, in any fiscal year, the total cost to a fund of normal operating expenses chargeable to its income account, including the investment advisory fee but excluding brokerage commissions, interest, taxes and 12b-1 fees, exceeds, in the case of the IDEX JCC Capital Appreciation, IDEX JCC Growth, IDEX JCC Balanced and IDEX JCC Flexible Income, 1.50% of each fund's average daily net assets; 1.40% for IDEX Pilgrim Baxter Technology, in the case of IDEX AEGON Income Plus, 1.25% of average daily net assets; in the case of the IDEX Federated Tax Exempt, 1.00% of average daily net assets; and 1.20% of a fund's average daily net assets for all other funds. The IDEX JCC Global does not have an expense limitation.

                                                ADVISORY FEE AFTER REIMBURSEMENT                     ADVISORY FEE REIMBURSEMENTS
                                        ----------------------------------------------      ----------------------------------------
                                                          OCTOBER 31                                         OCTOBER 31
                                        ----------------------------------------------      ----------------------------------------
FUND*                         ADVISER       1999             1998             1997            1999              1998          1997
-----                         -------   -----------       ----------       -----------      --------          --------      --------
IDEX Alger Aggressive
 Growth                          IMI    $   617,922       $  344,018       $   130,896      $318,097          $173,443      $192,695
IDEX GE International
 Equity**                        IMI    $   (53,604)      $  (64,180)      $  (110,543)     $114,536          $117,653      $128,291
IDEX JCC Capital Apprecia-
 tion                            IMI    $   466,930       $  167,150       $    45,071      $ 94,449          $107,861      $193,491
IDEX JCC Global                  IMI    $ 6,949,268       $3,907,062       $ 2,224,062      $      0                 0             0
IDEX JCC Growth                  IMI    $21,381,062       $1,352,188       $11,676,637      $713,062                 0             0
IDEX C.A.S.E. Growth             IMI    $   (31,048)      $   36,124       $   (96,157)     $103,977          $ 51,462      $150,161
IDEX NWQ Value Equity            IMI    $    35,123       $   46,140       $   (63,589)     $105,260          $ 93,563      $104,638
IDEX LKCM Strategic Total
 Return                          IMI    $   393,829       $  380,273       $   127,630      $ 85,282          $ 30,860      $ 96,214
IDEX Dean Asset Allocation       IMI    $   237,931       $  325,285       $   120,873      $ 68,735          $  8,119      $ 99,277
IDEX JCC Balanced                IMI    $ 1,086,804       $  206,736       $    (4,940)     $  6,324          $ 50,820      $139,247
IDEX JCC Flexible Income         IMI    $   184,981       $  151,489       $    60,744      $ 36,126          $    186      $ 95,242
IDEX AEGON Income Plus           IMI    $   484,795       $  441,912       $   416,928      $      0                 0             0
IDEX Federated Tax
 Exempt***                       IMI    $   122,580       $  136,481       $    (7,330)     $ 28,238          $ 10,071      $155,172
IDEX Goldman Sachs Growth        IMI    $   (76,699)             N/A               N/A      $ 88,276               N/A           N/A
IDEX T. Rowe Price Dividend
Growth                           IMI    $   (76,054)             N/A               N/A      $ 87,719               N/A           N/A
IDEX Salomon All Cap             IMI    $   (70,744)             N/A               N/A      $ 79,464               N/A           N/A
IDEX Pilgrim Baxter Mid Cap
Growth                           IMI    $   (67,394)             N/A               N/A      $ 79,128               N/A           N/A
IDEX T. Rowe Price Small
Cap                              IMI    $   (70,793)             N/A               N/A      $ 80,896               N/A           N/A

------------------------------

 * Information is not included for IDEX Pilgrim Baxter Technology, IDEX GE U.S. Equity, IDEX Transamerica Small Company, and IDEX Transamerica Equity as they did not commence operations until March 1, 2000, or for IDEX Great Companies -- America(SM) and IDEX Great Companies -- Technology(SM) as they will commence operations on July 14, 2000.
 ** Prior to March 1, 2000, Scottish Equitable Investment Management Limited
    served as co-manager of this fund.
*** Prior to June 15, 2000, AEGON served as sub-adviser to this fund.


Janus Capital Corporation ("JCC"), 100 Fillmore Street, Denver, CO 80206, serves as sub-adviser to IDEX JCC Capital Appreciation, IDEX JCC Global, IDEX JCC Growth, IDEX JCC Balanced and IDEX JCC Flexible Income pursuant to an Investment Counsel Agreement dated June 25, 1998 with IMI.

Fred Alger Management, Inc. ("Alger"), 1 World Trade Center, Suite 9333, New York, NY 10048, serves as sub-adviser to IDEX Alger Aggressive Growth pursuant to an Investment Counsel Agreement dated September 30, 1994 with IMI.

Luther King Capital Management Corporation ("LKCM"), 301 Commerce Street, Suite 1600, Fort Worth, TX 76102, serves as sub-adviser to IDEX LKCM Strategic Total Return pursuant to an Investment Counsel Agreement dated as of September 30, 1994.

Dean Investment Associates ("Dean"), a Division of C.H. Dean and Associates, Inc., 2480 Kettering Tower, Dayton, Ohio 45423-2480 serves as sub-adviser to IDEX Dean Asset Allocation pursuant to an Investment Counsel Agreement dated as of June 30, 1995.

C.A.S.E. Management, Inc. ("C.A.S.E."), 5355 Town Center Road, Suite 701, Boca Raton, FL 33486, serves as sub-adviser to IDEX C.A.S.E. Growth pursuant to an Investment Counsel Agreement dated November 15, 1995.

NWQ Investment Management Company, Inc. ("NWQ"), 2049 Century Park East, 4th Floor,Los Angeles, CA 90067, serves as sub-adviser to IDEX NWQ Value Equity pursuant to an Investment Counsel Agreement dated October 30, 1996.

GE Asset Management Incorporated ("GEAM"), 3003 Summer Street, Stamford, CT 06905, serves as sub-adviser to IDEX GE International Equity and IDEX GE U.S. Equity pursuant to Sub-Advisory Agreements dated March 1, 2000.

T. Rowe Price Associates, Inc. ("T. Rowe Price"), 100 E. Pratt Street, Baltimore, MD 21202 serves as sub-adviser to IDEX T. Rowe Price Dividend Growth and IDEX T. Rowe Price Small Cap pursuant to an Investment Counsel Agreement dated March 1, 1999.

Salomon Brothers Asset Management Inc ("SBAM"), 7 World Trade Center, New York, NY 10048 serves as sub-adviser to IDEX Salomon All Cap pursuant to an Investment Counsel Agreement dated March 1, 1999.


Pilgrim Baxter & Associates, Ltd. ("Pilgrim Baxter") 825 Dupportrail, Wayne, PA 19087 serves as sub-adviser to IDEX Pilgrim Baxter Mid Cap Growth pursuant to an Investment Counsel Agreement dated March 1, 1999 and as sub-advisor to IDEX Pilgrim Baxter Technology pursuant to a Sub-Advisory Agreement dated March 1, 2000.

Goldman Sachs Asset Management ("GSAM") One New York Plaza, New York, NY 10004 serves as sub-adviser to IDEX Goldman Sachs Growth pursuant to an Investment Counsel Agreement dated March 1, 1999.


AEGON USA Investment Management, Inc. ("AIMI"), 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499, serves as sub-adviser to IDEX AEGON Income Plus pursuant to an Investment Counsel Agreement dated April 22, 1992. AIMI is an affiliate of the Fund.


Transamerica Investment Management, LLC, 1150 South Olive Street, Suite 2700, Los Angeles, CA 90015, serves as sub-adviser to IDEX Transamerica Small Company and IDEX Transamerica Equity pursuant to a Sub-Advisory Agreement dated March 1, 2000. Transamerica is an affiliate of the Fund.


Great Companies, L.L.C., 8550 Ulmerton Road, Largo, FL 33771, serves as sub-adviser to IDEX Great Companies -- America(SM) and IDEX Great Companies -- Technology(SM) pursuant to a sub-advisory agreement dated June 15, 2000. Great Companies is an affiliate of the Fund. John R. Kenney, Trustee, owns 25% of Great Companies, L.L.C.

Federated Investment Management Company, Federated Investors Tower, Pittsburgh, PA 15222-3779, serves as sub-adviser to IDEX Federated Tax Exempt pursuant to a Sub-Advisory Agreement dated June 15, 2000.


The sub-advisers also serve as sub-advisers to certain portfolios of the WRL Series Fund, Inc., a registered investment company. They may be referred to herein collectively as the "sub-advisers" and individually as a "sub-adviser."


FUND                                         SUB-ADVISER                              SUB-ADVISORY FEE
----                                         -----------                              ----------------
IDEX GE International Equity      GE Asset Management                50% of the fees received by IMI under the
                                  Incorporated                       Advisory Agreement
IDEX JCC Global                   Janus Capital Corporation          0.50% of the first $750 million of average daily
                                                                     net assets; 0.45% of the next $250 million in
                                                                     assets; and 0.4250% of assets in excess of $1
                                                                     billion
IDEX T. Rowe Price Small Cap      T. Rowe Price Associates, Inc.     0.35% of average daily net assets
IDEX Pilgrim Baxter Mid Cap       Pilgrim Baxter & Associates,       0.50% of the first $100 million of average daily
                                  Ltd.                               net assets; 0.40% of assets in excess of $100
                                                                     million (from first dollar)
IDEX JCC Capital Appreciation     Janus Capital Corporation          0.50% of the first $750 million of average daily
                                                                     net assets; 0.45% of the next $250 million in
                                                                     assets; and 0.4250% of assets in excess of $1
                                                                     billion, less 50% of any amount reimbursed
                                                                     pursuant to the fund's expense limitation*
IDEX C.A.S.E. Growth              C.A.S.E. Management, Inc.          50% of the fees received by IMI under the
                                                                     Advisory Agreement, less 50% of any amount
                                                                     reimbursed pursuant to its expense limitation
IDEX NWQ Value Equity             NWQ Investment Management          50% of the fees received by IMI under the
                                  Company, Inc.                      Advisory Agreement, less 50% of any amount
                                                                     reimbursed pursuant to its expense limitation
IDEX Salomon All Cap              Salomon Brothers Asset             0.30% of the first $20 million of average daily
                                  Management Inc                     net assets; 0.50% of the next $20-$100 million
                                                                     of average daily net assets; and 0.40% of
                                                                     average daily net assets over $100 million

FUND                                          SUB-ADVISER                              SUB-ADVISORY FEE
----                                          -----------                              ----------------
IDEX Alger Aggressive Growth       Fred Alger Management, Inc.        50% of the fees received by IMI under the
                                                                      Advisory Agreement, less 40% of any amount
                                                                      reimbursed pursuant to its expense limitation
IDEX JCC Growth                    Janus Capital Corporation          0.50% of the first $750 million of average daily
                                                                      net assets; 0.45% of the next $250 million; and
                                                                      0.4250% of assets in excess of $1 billion, less
                                                                      50% of any amount reimbursed pursuant to the
                                                                      fund's expense limitation*
IDEX Goldman Sachs Growth          Goldman Sachs Asset                0.50% of the first $50 million of average daily
                                   Management                         net assets; 0.45% of the next $50-$100 million
                                                                      in assets; and 0.40% of assets in excess of
                                                                      $100 million
IDEX T. Rowe Price Dividend        T. Rowe Price Associates, Inc.     0.50% of the first $100 million of average daily
 Growth                                                               net assets and 0.40% of assets over $100
                                                                      million (from first dollar)
IDEX Dean Asset Allocation         Dean Investment Associates         50% of the fees received by IMI under the
                                                                      Advisory Agreement, less 50% of any amount
                                                                      reimbursed pursuant to its expense limitation
IDEX LKCM Strategic Total          Luther King Capital                50% of the fees received by IMI under the
 Return                            Management Corporation             Advisory Agreement, less 50% of any amount
                                                                      reimbursed pursuant to its expense limitation
IDEX JCC Balanced                  Janus Capital Corporation          0.50% of the first $750 million of average daily
                                                                      net assets; 0.45 of next $250 million in assets;
                                                                      and 0.4250% of assets in excess of $1 billion,
                                                                      less 50% of any amount reimbursed pursuant
                                                                      to the fund's expense limitation*
IDEX JCC Flexible Income           Janus Capital Corporation          0.45% of the first $100 million of average daily
                                                                      net assets; 0.40% of the next $150 million in
                                                                      assets; and 0.35% of assets in excess of $250
                                                                      million, less 50% of any amount reimbursed
                                                                      pursuant to the fund's expense limitation*
IDEX AEGON Income Plus             AEGON USA Investment               50% of the fees received by IMI under the
                                   Management, Inc.                   Advisory Agreement, less 50% of any amount
                                                                      reimbursed pursuant to its expense limitation
IDEX Federated Tax Exempt          Federated, Inc.                    50% of the fees received by IMI under the
                                                                      Advisory Agreement, less 50% of any amount
                                                                      reimbursed pursuant to its expense limitation
IDEX Pilgrim Baxter Technology     Pilgrim Baxter & Associates,       0.55% of the first $500 million or average daily
                                   Ltd.                               assets; 0.50% of assets in excess of $500
                                                                      million
IDEX GE U.S. Equity                GE Asset Management                50% of the fees received by IMI under the
                                   Incorporated                       Advisory Agreement, less 50% of any amount
                                                                      reimbursed pursuant to its expense limitation
IDEX Transamerica Small            Transamerica Investment            50% of the fees received by IMI under the
Company                            Management, LLC                    Advisory Agreement, less 50% of any amount
                                                                      reimbursed pursuant to its expense limitation
IDEX Transamerica Equity           Transamerica Investment            50% of the fees received by IMI under the
                                   Management, LLC                    Advisory Agreement, less 50% of any amount
                                                                      reimbursed pursuant to its expense limitation

FUND                               SUB-ADVISER                          SUB-ADVISORY FEE
----                               -----------                          ----------------
IDEX Great Companies --            Great Companies, L.L.C.            50% of the advisory fees received by IMI, less
America(SM)                                                           50% of any amount reimbursed pursuant to its
                                                                      expense limitation
IDEX Great Companies --            Great Companies, L.L.C.            50% of the advisory fees received by IMI, less
Technology(SM)                                                        50% of any amount reimbursed pursuant to its
                                                                      expense limitation

------------------------------

* Janus has contractually agreed to reduce each sub-advisory fee as follows:
  IDEX JCC Growth, IDEX JCC Balanced and IDEX JCC Capital Appreciation: first $100 million - none, next $400 million ($100 - $500 million) 0.0125%, next $250 million ($500 - $750 million) 0.0625%, next $250 million ($750 million
  - $1 billion) 0.0125%, above $1 billion 0.0125%; IDEX JCC Flexible Income:
  0.0125% of sub-advisory fee based on average daily net assets. This agreement will terminate on June 25, 2000.


                            SUB-ADVISORY FEES PAID*
                           (NET OF FEES REIMBURSED)

                                                         OCTOBER 31
                                        ---------------------------------------------
FUND                                        1999            1998              1997
----                                    -----------      -----------      -----------
IDEX Alger Aggressive Growth            $   342,362      $   137,607      $    52,325
IDEX GE International Equity            $         0      $         0                0
IDEX JCC Capital Appreciation           $   233,465      $    83,575      $    22,536
IDEX JCC Global                         $ 3,480,875      $ 1,953,531      $ 1,112,031
IDEX JCC Growth                         $11,063,717      $ 6,769,684      $ 5,838,319
IDEX C.A.S.E. Growth                    $         0      $    14,450                0
IDEX NWQ Value Equity                   $    16,106      $    18,456                0
IDEX LKCM Strategic Total Return        $   197,195      $   152,109      $    50,944
IDEX Dean Asset Allocation              $   119,012      $   130,114      $    48,349
IDEX JCC Balanced                       $   545,519      $   103,368                0
IDEX JCC Flexible Income                $    95,664      $    75,745      $    30,372
IDEX AEGON Income Plus                  $   242,397      $   220,956      $   208,464
IDEX AEGON Tax Exempt                   $    61,347      $    68,241                0
IDEX Goldman Sachs Growth               $    10,780              N/A              N/A
IDEX T. Rowe Price Dividend Growth      $    10,862              N/A              N/A
IDEX Salomon All Cap                    $     4,872              N/A              N/A
IDEX Pilgrim Baxter Mid Cap Growth      $    10,925              N/A              N/A
IDEX T. Rowe Price Small Cap            $     6,615              N/A              N/A

------------------------------

* Information is not included for IDEX Pilgrim Baxter Technology, IDEX GE U.S. Equity, IDEX Transamerica Small Company, and IDEX Transamerica Equity as they did not commence operations until March 1, 2000 and for IDEX Great Companies -- America(SM) and IDEX Great Companies -- Technology(SM) as they will commence operations on July 14, 2000.


AUSA Holding Company ("AUSA") owns 100% of the outstanding stock of IMI. AUSA also owns 100% of the outstanding shares of the Fund's distributor and transfer agent. AUSA is wholly-owned by AEGON USA, Inc., a financial services holding company located at 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499. AEGON USA, Inc. is a wholly-owned indirect subsidiary of AEGON N.V., a Netherlands corporation and publicly traded international insurance group.


Janus Capital has agreed that it will, until June 25, 2000, provided that it continues to serve as sub-adviser to the funds it currently sub-advises and compensate ISI for its services in connection with promotion, marketing, and distribution in an amount equal to 0.0375% of the average daily net assets of each of IDEX JCC Capital Appreciation, IDEX JCC Growth, IDEX JCC Balanced and IDEX JCC Flexible Income at certain levels. This agreement will terminate on that date.


Each of the sub-advisers also serves as investment adviser or sub-adviser to other funds and/or private accounts which may have investment objectives identical or similar to that of the funds. Securities frequently meet the investment objectives of one or all of these funds, the other funds and the private accounts. In such cases, a sub-adviser's decision to recommend a purchase to one fund or account rather than another is based on a number of factors. The determining factors in most cases are the amounts available for investment by each fund or account, the amount of securities of the issuer then outstanding, the value of those securities and the market for them. Another factor considered in the investment recommendations is other investments which each fund or account presently has in a particular industry.

It is possible that at times identical securities will be held by more than one fund or account. However, positions in the same issue may vary and the length of time that any fund or account may choose to hold its investment in the same issue may likewise vary. To the extent that more than one of the funds or private accounts served by a sub-adviser seeks to acquire or sell the same security at about the same time, either the price obtained by the funds or the amount of securities that may be purchased or sold by a fund at one time may be adversely affected. On the other hand, if the same securities are bought or sold at the same time by more than one fund or account, the resulting participation in volume transactions could produce better executions for the funds. In the event more than one fund or account purchases or sells the same security on a given date, the purchase and sale transactions are allocated among the fund(s), the other funds and the private accounts in a manner believed by the sub-advisers to be equitable to each.

                                  DISTRIBUTOR

IDEX Mutual Funds has entered into an Underwriting Agreement with InterSecurities, Inc. ("ISI"), located at 570 Carillon Parkway, St. Petersburg, Florida 33716 to act as the principal underwriter of the shares of the funds. The Underwriting Agreement will continue from year to year so long as its continuance is approved at least annually in the same manner as the Investment Advisory Agreements discussed above. A discussion of ISI's responsibilities and charges as principal underwriter of fund shares is set forth in the prospectus.

                           UNDERWRITING COMMISSIONS*


                                          COMMISSIONS RECEIVED FOR THE PERIOD ENDED       COMMISSIONS RETAINED FOR THE PERIOD ENDED
                                         -------------------------------------------     -------------------------------------------
                                                         OCTOBER 31                                       OCTOBER 31
                                         -------------------------------------------     -------------------------------------------
FUND                                        1999            1998            1997            1999             1998            1997
----                                     -----------     -----------     -----------     -----------     -----------     -----------
IDEX Alger Aggressive Growth             $ 1,519,511     $   449,078     $   330,689     $ 1,321,658     $    64,099     $    47,828
IDEX GE International Equity**           $    21,901     $    64,324     $    48,603     $    19,102     $     9,250     $     7,335
IDEX JCC Capital Appreciation            $   882,472     $   164,358     $   271,016     $   772,645     $    26,358     $    42,668
IDEX JCC Global                          $ 4,132,880     $ 2,784,651     $ 2,336,372     $ 3,671,479     $   401,257     $   353,015
IDEX JCC Growth                          $11,290,051     $ 2,848,238     $ 2,541,907     $ 9,851,566     $   424,803     $   396,160
IDEX C.A.S.E. Growth                     $    65,496     $    70,063     $    69,637     $    57,639     $     9,325     $    10,625
IDEX NWQ Value Equity                    $   117,549     $   172,567     $   105,441     $   102,842     $    25,433     $    15,512
IDEX LKCM Strategic Total Return         $   416,127     $   419,778     $   260,944     $   356,357     $    67,470     $    41,330
IDEX Dean Asset Allocation               $   111,737     $   186,182     $   208,715     $    97,158     $    28,499     $    34,415
IDEX JCC Balanced                        $ 1,767,590     $   344,872     $   174,256     $ 1,566,316     $    34,919     $    27,931
IDEX JCC Flexible Income                 $   131,918     $    40,463     $    28,133     $   115,018     $     1,530     $     4,862
IDEX AEGON Income Plus                   $   348,609     $   165,033     $    99,411     $   296,635     $    21,369     $    17,322
IDEX Federated Tax Exempt***             $    78,111     $    30,201     $    25,760     $    66,807     $     5,356     $     4,591
IDEX Goldman Sachs Growth                $    57,489             N/A             N/A     $    50,035             N/A             N/A
IDEX T. Rowe Price Dividend Growth       $    65,630             N/A             N/A     $    57,802             N/A             N/A
IDEX Salomon All Cap                     $    56,382             N/A             N/A     $    48,803             N/A             N/A
IDEX Pilgrim Baxter Mid Cap Growth       $    66,207             N/A             N/A     $    57,809             N/A             N/A
IDEX T. Rowe Price Small Cap             $    33,728             N/A             N/A     $    29,698             N/A             N/A

For the Period Ended October 31, 1999:





                                    NET UNDERWRITING   COMPENSATION ON
                                     DISCOUNTS AND     REDEMPTIONS AND    BROKERAGE      OTHER
FUND                                  COMMISSIONS        REPURCHASES     COMMISSIONS  COMPENSATION
----                                  -----------        -----------     -----------  ------------
IDEX Alger Aggressive Growth           $1,321,658          $ 16,561           0        $  265,092
IDEX GE International Equity**         $   19,102          $  4,889           0        $   13,086
IDEX JCC Capital Appreciation          $  772,645          $ 36,013           0        $  121,878
IDEX JCC Global                        $3,671,479          $ 56,276           0        $1,836,360
IDEX JCC Growth                        $9,851,566          $199,755           0        $2,358,409
IDEX C.A.S.E. Growth                   $   57,639          $  3,796           0        $   24,631
IDEX NWQ Value Equity                  $  102,842          $  8,142           0        $   49,144
IDEX LKCM Strategic Total Return       $  356,357          $ 12,682           0        $  121,320
IDEX Dean Asset Allocation             $   97,158          $  3,660           0        $  103,690
IDEX JCC Balanced                      $1,566,316          $ 35,435           0        $  456,321
IDEX JCC Flexible Income               $  115,018          $ 20,562           0        $   66,778
IDEX AEGON Income Plus                 $  296,635          $ 18,391           0        $  130,361
IDEX Federated Tax Exempt***           $   66,807          $  2,663           0        $   26,703
IDEX Goldman Sachs Growth              $   50,035          $    247           0        $    2,428
IDEX T. Rowe Price Dividend Growth     $   57,802          $  1,040           0        $    3,204
IDEX Salomon All Cap                   $   48,803          $      2           0        $    1,765
IDEX Pilgrim Baxter Mid Cap Growth     $   57,809          $  1,022           0        $    2,280
IDEX T. Rowe Price Small Cap           $   29,698          $    206           0        $    2,557


------------------------------

 * Information is not included for IDEX Pilgrim Baxter Technology, IDEX GE U.S. Equity, IDEX Transamerica Small Company, and IDEX Transamerica Equity as they did not commence operations until March 1, 2000, and for IDEX Great Companies -- America(SM) and IDEX Great Companies -- Technology(SM) as they will commence operations on July 14, 2000.
 ** Prior to March 1, 2000, Scottish Equitable Investment Management Limited
   served as co-manager of this fund.
*** Prior to June 15, 2000, AEGON served as sub-adviser to this fund.


                            ADMINISTRATIVE SERVICES

IMI is responsible for the supervision all of the administrative functions, providing office space, and paying its allocable portion of the salaries, fees and expenses of all Fund officers and of those trustees who are affiliated with IMI. The costs and expenses, including legal and accounting fees, filing fees and printing costs in connection with the formation of a fund and the preparation and filing of a fund's initial registration statements under the 1933 Act and 1940 Act are also paid by the adviser. IMI has entered into Administrative Services Agreements ("Administrative Agreement") with ISI applicable to each fund. Under each Administrative Agreement, ISI carries out and supervises all of the administrative functions of the funds and incurs IMI's expenses related to such functions.

The administrative duties of ISI with respect to each fund include: providing the fund with office space, telephones, office equipment and supplies; paying the compensation of the Fund's officers for services rendered as such; supervising and assisting in preparation of annual and semi-annual reports to shareholders, notices of dividends, capital gain distributions and tax information; supervising compliance by the Fund with the recordkeeping requirements under the 1940 Act and regulations thereunder and with the state regulatory requirements; maintaining books and records of the Fund (other than those maintained by the Fund's custodian and transfer agent); preparing and filing tax returns and reports; monitoring and supervising relationships with the Fund's custodian and transfer agent; monitoring the qualifications of tax deferred retirement plans providing for investment in shares of each fund; authorizing expenditures and approving bills for payment on behalf of each fund; and providing executive, clerical and secretarial help needed to carry out its duties.

                             ADMINISTRATIVE FEES**



    FUND
    ----                                            1998            1999
    IDEX JCC Capital Appreciation               $  137,506      $   227,137
    IDEX JCC Global                             $1,953,531      $ 3,468,393
    IDEX JCC Growth                             $6,812,504      $10,317,345
    IDEX JCC Balanced                           $  128,778      $   541,285
    IDEX Alger Aggressive Growth*               $  310,477      $   275,560
    IDEX GE International Equity*                      -0-              -0-
    IDEX C.A.S.E. Growth*                       $   52,552              -0-
    IDEX NWQ Value Equity*                      $   83,822      $    19,017
    IDEX LKCM Strategic Total Return*           $  246,680      $   196,382
    IDEX Dean Asset Allocation*                 $  200,042      $   119,083
    IDEX AEGON Income Plus*                     $  220,956      $   242,398
    IDEX Federated Tax Exempt*                  $   73,276      $    61,347
    IDEX Goldman Sachs Growth                          N/A              -0-
    IDEX T. Rowe Price Dividend Growth                 N/A              -0-
    IDEX Salomon All Cap                               N/A              -0-
    IDEX Pilgrim Baxter Mid Cap Growth                 N/A              -0-
    IDEX T. Rowe Price Small Cap                       N/A              -0-
    IDEX JCC Flexible Income*                   $   75,838      $    89,131

------------------------------

 * Effective March 1, 1999, Idex Management, Inc. replaced ISI as investment adviser to these funds.
** No information is included for IDEX Transamerica Small Company, IDEX
   Transamerica Equity and IDEX GE U.S. Equity as they commenced operations on March 1, 2000, and for IDEX Great Companies -- America(SM) and IDEX Great Companies -- Technology(SM) as they will commence operations on July 14, 2000.


                 CUSTODIAN, TRANSFER AGENT AND OTHER AFFILIATES


State Street Bank & Trust, 801 Pennsylvania, Kansas City, Missouri 64105-1307, is custodian for the fund. The custodian is not responsible for any of the investment policies or decisions of a fund, but holds its assets in safekeeping, and collects and remits the income thereon subject to the instructions of the funds.

Idex Investor Services, Inc. ("IIS"), P. O. Box 9015, Clearwater, Florida 33758-9015, is the transfer agent for each fund, withholding agent and dividend disbursing agent. IIS is a wholly-owned subsidiary of AUSA Holding Company and thus is an affiliate of IMI and AIMI. Each fund pays the transfer agent an annual per-account charge of $15.70 for each of its shareholder accounts in existence, $2.79 for each new account opened and $1.67 for each closed account.



DST Systems Inc. ("DST"), provider of data processing and recordkeeping services for the Fund's transfer agent, is a partially-owned subsidiary of Kansas City Southern Industries ("KCSI") and, thus, is an affiliate of Janus Capital. Each fund may use another affiliate of DST as introducing broker for certain portfolio transactions as a means to reduce expenses through a credit against transfer agency fees with regard to commissions earned by such affiliate. (See "Fund Transactions and Brokerage.") There were no brokerage credits received for the periods ended October 31, 1999, 1998 and 1997.

                             TRANSFER AGENCY FEES*


                                        FEES AND EXPENSES NET OF BROKERAGE CREDITS
                                                   FOR THE PERIOD ENDED
                                        ------------------------------------------
                                                        OCTOBER 31
FUND                                       1999            1998            1997
----                                    ----------      ----------      ----------
IDEX Alger Aggressive Growth            $  592,015      $  311,310      $  217,941
IDEX GE International Equity**          $   29,790      $   25,385      $   11,583
IDEX JCC Capital Appreciation           $  209,550      $  128,201      $  133,515
IDEX JCC Global                         $1,662,198      $1,032,225      $  628,833
IDEX JCC Growth                         $3,525,633      $2,628,305      $2,811,027
IDEX C.A.S.E. Growth                    $   54,690      $   46,730      $   32,500
IDEX NWQ Value Equity                   $   87,425      $   71,985      $   20,957
IDEX LKCM Strategic Total Return        $  199,815      $  145,685      $   89,918
IDEX Dean Asset Allocation              $  117,310      $  107,100      $   71,335
IDEX JCC Balanced                       $  304,645      $   81,805      $   48,876
IDEX JCC Flexible Income                $   60,510      $   32,859      $   48,615
IDEX AEGON Income Plus                  $  141,930      $  119,036      $   86,126
IDEX Federated Tax Exempt***            $   31,360      $   21,690      $   34,786
IDEX Goldman Sachs Growth               $   12,130              NA              NA
IDEX T. Rowe Price Dividend Growth      $   12,370              NA              NA
IDEX Salomon All Cap                    $   12,370              NA              NA
IDEX Pilgrim Baxter Mid Cap Growth      $   12,370              NA              NA
IDEX T. Rowe Price Small Cap            $   12,370              NA              NA

------------------------------

 * Information is not included for IDEX Pilgrim Baxter Technology, IDEX GE U.S. Equity, IDEX Transamerica Small Company, and IDEX Transamerica Equity as they did not commence operations until March 1, 2000, and for IDEX Great Companies -- America(SM) and IDEX Great Companies -- Technology(SM) as they will commence operations on July 14, 2000.
 ** Prior to March 1, 2000, Scottish Equitable Investment Management Limited
    served as co-manager of this fund.
*** Prior to June 15, 2000, AEGON served as sub-adviser to this fund.


                        FUND TRANSACTIONS AND BROKERAGE

Decisions as to the assignment of fund business for each of the funds and negotiation of commission rates are made by a fund's sub-adviser, whose policy is to obtain the "best execution" (prompt and reliable execution at the most favorable security price) of all fund transactions. The Advisory Agreement and Investment Counsel Agreement for each fund specifically provide that in placing portfolio transactions for a fund, the fund's sub-adviser may agree to pay brokerage commissions for effecting a securities transaction in an amount higher than another broker or dealer would have charged for effecting that transaction as authorized, under certain circumstances, by the Securities Exchange Act of 1934.

In selecting brokers and dealers and in negotiating commissions, a fund's sub-adviser considers a number of factors, including but not limited to:

      The sub-adviser's knowledge of currently available negotiated commission rates or prices of securities and other current transaction costs;

      The nature of the security being traded;

      The size and type of the transaction;

      The nature and character of the markets for the security to be purchased or sold;

      The desired timing of the trade;

      The activity existing and expected in the market for the particular security;

      The quality of the execution, clearance and settlement services;

      Financial stability;


      The existence of actual or apparent operational problems of any broker or dealer; and

      Research products and services provided.

In recognition of the value of the foregoing factors, the sub-adviser may place portfolio transactions with a broker with whom it has negotiated a commission that is in excess of the commission another broker would have charged for effecting that transaction. This is done if the sub-adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research provided by such broker viewed in terms of either that particular transaction or of the overall responsibilities of the sub-adviser. Research provided may include:

      Furnishing advice, either directly or through publications or writings, as to the value of securities, the advisability of purchasing or selling specific securities and the availability of securities or purchasers or sellers of securities;

      Furnishing seminars, information, analyses and reports concerning issuers, industries, securities, trading markets and methods, legislative developments, changes in accounting practices, economic factors and trends and portfolio strategy;

      Access to research analysts, corporate management personnel, industry experts, economists and government officials; and

      Comparative performance evaluation and technical measurement services and quotation services, and other services (such as third party publications, reports and analyses, and computer and electronic access, equipment, software, information and accessories that deliver process or otherwise utilize information, including the research described above) that assist the sub-adviser in carrying out its responsibilities.

Most of the brokers and dealers used by the funds' sub-advisers provide research and other services described above.

A sub-adviser may use research products and services in servicing other accounts in addition to the funds. If a sub-adviser determines that any research product or service has a mixed use, such that it also serves functions that do not assist in the investment decision-making process, a sub-adviser may allocate the costs of such service or product accordingly. The portion of the product or service that a sub-adviser determines will assist it in the investment decision-making process may be paid for in brokerage commission dollars. Such allocation may be a conflict of interest for a sub-adviser.

When a fund purchases or sells a security in the over-the-counter market, the transaction takes place directly with a principal market-maker without the use of a broker, except in those circumstances where better prices and executions will be achieved through the use of a broker.

A sub-adviser may also consider the sale or recommendation of a fund's shares by a broker or dealer to its customers as a factor in the selection of brokers or dealers to execute portfolio transactions. In placing portfolio business with brokers or dealers, a sub-adviser will seek the best execution of each transaction, and all such brokerage placement must be consistent with the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

A sub-adviser may place transactions for the purchase or sale of portfolio securities with affiliates of IMI, ISI or the sub-adviser, including DST Securities, Inc., or Fred Alger & Company, Incorporated. It is anticipated that Fred Alger & Company, Incorporated, an affiliate of Alger, will serve as IDEX Alger Aggressive Growth's broker in effecting substantially all of IDEX Alger Aggressive Growth's transactions on securities exchanges and will retain commissions in accordance with certain regulations of the SEC. A sub-adviser may place transactions if it reasonably believes that the quality of the transaction and the associated commission are fair and reasonable, and if overall the associated transaction costs, net of any credits described above under "Custodian, Transfer Agent and Other Affiliates," are lower than those that would otherwise be incurred. Under rules adopted by the SEC, the Fund's Board of Trustees will conduct periodic compliance reviews of such brokerage allocations and review certain procedures adopted by the Board of Trustees to ensure compliance with these rules and to determine their continued appropriateness.


For the fiscal year ended October 31, 1999, IDEX Alger Aggressive Growth paid the following commissions to Fred Alger & Company, Incorporated:


COMMISSIONS PAID:
-----------------
Fiscal 1999                                                     $136,631
Fiscal 1999 Percentages:
Commissions with affiliates to
   total commissions                                                 99%
Value of brokerage transactions
   with affiliates to value of total
   brokerage transactions                                            99%

As of October 31, 1999, IDEX JCC Balanced owned $2,440,447 and IDEX JCC Capital Appreciation owned $1,263,133 of the common stock of Charles Schwab Corp. Charles Schwab Corp. is one of the ten brokers or dealers that received the greatest dollar amount of brokerage commissions from IDEX JCC Balanced and IDEX JCC Capital Appreciation during the fiscal year ended October 31, 1999.

As of October 31, 1999, IDEX Alger Aggressive Growth owned $1,831,188 and IDEX Dean Asset Allocation owned $951,250 of the common stock of Morgan Stanley, Dean Witter, Discover and Company. Morgan Stanley, Dean Witter, Discover and Company is one of the ten brokers or dealers that received the greatest dollar amount of brokerage commissions from IDEX Alger Aggressive Growth and IDEX Dean Asset Allocation during the fiscal year ended October 31, 1999.

As of October 31, 1999, IDEX LKCM Strategic Total Return owned $204,000 of the common stock of J.P. Morgan & Company, Inc. J.P. Morgan & Company, Inc. is one of the ten brokers or dealers that received the greatest dollar amount of brokerage commissions from IDEX LKCM Strategic Total Return during the fiscal year ended October 31, 1999.

As of October 31, 1999, IDEX T. Rowe Price Small Cap owned $1,413 of the common stock of Donaldson, Lufkin & Jenrette, Inc. Donaldson, Lufkin & Jenrette, Inc. is one of the ten brokers or dealers that received the greatest dollar amount of brokerage commissions from IDEX T. Rowe Price Small Cap during the fiscal year ended October 31, 1999.

                             BROKERAGE COMMISSIONS

                                  IDEX ALGER        IDEX GE       IDEX JCC
BROKERAGE COMMISSIONS PAID        AGGRESSIVE     INTERNATIONAL     CAPITAL
(INCLUDING AFFILIATED BROKERAGE)    GROWTH          EQUITY*     APPRECIATION
--------------------------------  ----------     -------------  ------------
October 31, 1999                   $136,673         $20,219       $179,054
October 31, 1998                   $155,668         $17,998       $ 89,687
October 31, 1997                   $ 79,346         $ 6,337       $108,748

AFFILIATED BROKERAGE PAID
-------------------------
October 31, 1999                   $136,631         $     0       $      0
October 31, 1998                   $154,866         $     0       $      0
October 31, 1997                   $ 78,761         $     0       $      0

                                                                                IDEX NWQ
BROKERAGE COMMISSIONS PAID          IDEX JCC      IDEX JCC       IDEX C.A.S.E.   VALUE
(INCLUDING AFFILIATED BROKERAGE)     GLOBAL        GROWTH           GROWTH      EQUITY
--------------------------------   ----------    ----------      ------------  -------
October 31, 1999                   $2,189,777    $2,668,652        $29,437     $13,580
October 31, 1998                   $  954,707    $  843,937        $38,910     $15,539
October 31, 1997                   $  119,665    $1,301,654        $34,840     $10,553

AFFILIATED BROKERAGE PAID
-------------------------
October 31, 1999                   $        0    $        0        $     0     $     0
October 31, 1998                   $        0    $        0        $     0     $     0
October 31, 1997                   $        0    $        0        $     0     $     0



                                     IDEX LKCM       IDEX DEAN                    IDEX JCC     IDEX AEGON
BROKERAGE COMMISSIONS PAID           STRATEGIC         ASSET         IDEX JCC     FLEXIBLE       INCOME      IDEX FEDERATED**
(INCLUDING AFFILIATED BROKERAGE)   TOTAL RETURN     ALLOCATION       BALANCED      INCOME         PLUS          TAX EXEMPT
--------------------------------   ------------     ----------       --------     --------     ----------    ----------------
October 31, 1999                     $62,337          $55,676        $376,364     $165,196          $0               $0
October 31, 1998                     $39,334          $43,487        $ 46,796     $ 23,653          $0               $0
October 31, 1997                     $26,187          $48,786        $ 42,482     $101,213           0                0

AFFILIATED BROKERAGE PAID
-------------------------
October 31, 1999                     $     0          $     0        $      0     $      0          $0               $0
October 31, 1998                     $     0          $     0        $      0     $      0          $0               $0
October 31, 1997                     $     0          $     0        $      0     $      0          $0               $0


                                                                                        IDEX PILGRIM
BROKERAGE COMMISSIONS PAID          IDEX GOLDMAN   IDEX T. ROWE PRICE   IDEX SALOMON       BAXTER       IDEX T. ROWE PRICE
(INCLUDING AFFILIATED BROKERAGE)    SACHS GROWTH     DIVIDEND GROWTH       ALL CAP     MID CAP GROWTH       SMALL CAP
--------------------------------    ------------   ------------------   ------------   --------------   ------------------
October 31, 1999                       $5,614            $2,883            $11,258         $6,289             $2,752
October 31, 1998                       $   NA            $   NA            $    NA         $   NA             $   NA
October 31, 1997                       $   NA            $   NA            $    NA         $   NA             $   NA

AFFILIATED BROKERAGE PAID
-------------------------
October 31, 1999                       $  538            $    0            $    68         $    0             $    0
October 31, 1998                       $   NA            $   NA            $    NA         $   NA             $   NA
October 31, 1997                       $   NA            $   NA            $    NA         $   NA             $   NA

------------------------------

 * Prior to March 1, 2000, Scottish Equitable Investment Management Limited served as co-manager of this fund.
** Prior to June 15, 2000, AEGON served as sub-adviser to this fund.


IDEX JCC Global, IDEX JCC Growth, IDEX LKCM Strategic Total Return, IDEX JCC Balanced, IDEX JCC Flexible Income and IDEX JCC Capital Appreciation all experienced a significant increase in brokerage commissions paid as a result of the increased volume of sales of the respective funds for fiscal year ended 10/31/99.


During the fiscal year ended October 31, 1999, IDEX C.A.S.E. Growth, IDEX Dean Asset Allocation, IDEX NWQ Value Equity, IDEX LKCM Strategic Total Return, IDEX Goldman Sachs Growth and IDEX Pilgrim Baxter Mid Cap Growth had transactions in the amounts of $16,075,765, $16,075,691, $3,390,556,000, $6,549,213, $58,608,
and $1,489,815, respectively, which resulted in brokerage commissions of $14,260, $29,352, $5,270, $1,047, $2,993 and $7,647, respectively, that were directed to brokers for brokerage and research services provided. IDEX GE International Equity, IDEX JCC Growth, IDEX JCC Global, IDEX JCC Balanced and

IDEX JCC Capital Appreciation had brokerage commissions in the amounts of $305, $53,372, $7,609, $2,442 and $882, respectively, that were directed to brokers for brokerage and research services provided.


                             TRUSTEES AND OFFICERS

DIRECTORS AND OFFICERS

The fund is governed by a Board of Trustees. Subject to the supervision of the Board of Trustees, the assets of each fund are managed by an investment adviser and sub-advisers, and by fund managers. The Board of Trustees is responsible for managing the business and affairs of the Fund. It oversees the operation of the Fund by its officers. It also reviews the management of the funds' assets by the investment adviser and sub-advisers. Information about the Directors and officers of the Fund is as follows:

                                      POSITION(S)
NAME, ADDRESS AND AGE             HELD WITH THE FUND          PRINCIPAL OCCUPATION(S) DURING THE PAST 5 YEARS
-------------------------------- -------------------- --------------------------------------------------------------
PETER R. BROWN                   TRUSTEE              Currently Retired, (January, 2000 - present); Chairman of
(DOB 05/10/28),                                       the Board, Peter Brown Construction Company (construc-
11180 6th Street East                                 tion contractors and engineers), Largo, Florida (1963 -
Treasure Island, Florida 33706                        2000); Director of WRL Series Fund, Inc. (investment
                                                      company); Rear Admiral (Ret.) U.S. Navy Reserve, Civil
                                                      Engineer Corps.

DANIEL CALABRIA                  TRUSTEE              Trustee (1993 - present) and President (1993 - 1995) of
(DOB 03/05/36)                                        The Florida Tax Free Funds (mutual funds); currently
7068 S. Shore Drive S., South                         retired; formerly President and Director (1995) of Sun
Pasadena, FL 33707-4605                               Chiropractic Clinics, Inc. (medical services); Executive Vice
                                                      President (1993 - 1995) of William R. Hough & Co.
                                                      (investment adviser, municipal bond and underwriting firm);
                                                      President/CEO (1986 - 1992) of Templeton Funds Manage-
                                                      ment, Inc. (investment advisers); and Vice President (1986
                                                      - 1992) of all U.S. Templeton Funds (mutual funds).

JAMES L. CHURCHILL               TRUSTEE              Currently retired (1990 - present).
(DOB 07/15/30)
15 Hawthorne Road,
Bluffington, SC 29910-4901

CHARLES C. HARRIS                TRUSTEE              Director (March 1994 - present), of WRL Series Fund, Inc.
(DOB 07/15/30),                                       (investment company); currently retired (1988 - present).
35 Winston Drive,
Clearwater, Florida 33756

WILLIAM W. SHORT, JR.            TRUSTEE              President and sole shareholder of Shorts, Inc. (men's retail
(DOB 02/25/36),                                       apparel); Chairman of Southern Apparel Corporation and
12420 73rd Court,                                     S.A.C. Apparel Corporation and S.A.C. Distributors
Largo, FL 33773                                       (nationwide wholesale apparel distributors), Largo, Florida;
                                                      Member of Advisory Board of Nations Banks of Pinellas
                                                      County; Trustee of Morton Plant Hospital Foundation;
                                                      Former Chairman of Advisory Board of First Florida Bank,
                                                      Pinellas County, Florida.

JACK E. ZIMMERMAN                TRUSTEE              Director (1987 - present), Western Reserve Life Assurance
(DOB 02/03/28),                                       Co. of Ohio (life insurance); currently retired; formerly,
507 Saint Michael Circle,                             Director, Regional Marketing (September, 1986 - January,
Kettering, OH 45429                                   1993) Martin Marietta Corporation, Dayton, OH (aerospace
                                                      industry). Mr. Zimmerman is also the brother-in-law of John
                                                      Kenney, Chairman and CEO of the Fund.

                                  POSITION(S)
NAME, ADDRESS AND AGE         HELD WITH THE FUND           PRINCIPAL OCCUPATION(S) DURING THE PAST 5 YEARS
-------------------------- ------------------------ ------------------------------------------------------------
PATRICK S. BAIRD           PRESIDENT AND            President and Director (December 1999 - present), WRL
(DOB 01/19/54),            TRUSTEE                  Series Fund, Inc.; Executive Vice President, Chief Operat-
4333 Edgewood Road, NE,                             ing Officer (February, 1996 - present), Executive Vice
Cedar Rapids, Iowa 52499                            President and CFO (February, 1995 - February, 1996),
                                                    Vice President and Chief Financial Officer (May, 1992 -
                                                    February, 1995) AEGON USA.

JOHN E. KENNEY(1,2)        CHAIRMAN, TRUSTEE        Chairman of the Board (1986 - present), of WRL Series
(DOB 02/8/38)              AND CHIEF EXECUTIVE      Fund, Inc. (investment company); Director (December,
                           OFFICER                  1990 - present) of IDEX Management, Inc. (investment
                                                    adviser); Chairman (1988 - July, 1999) of InterSecurities,
                                                    Inc. (broker-dealer); Director (October, 1992 - present) of
                                                    ISI Insurance Agency, Inc.; Chairman, and Chief Executive
                                                    Officer (1992 - present) and President (1992 - 1999) of
                                                    Western Reserve Life Assurance Co. of Ohio (life insur-
                                                    ance); Senior Vice President (May, 1992 - present) of
                                                    AEGON USA, Inc. (financial services holding company).
                                                    Mr. Kenney is also the brother-in-law of Jack Zimmerman,
                                                    a trustee of the Fund. Mr. Kenney Owns 25% of Great
                                                    Companies, L.L.C.

THOMAS R. MORIARTY(1,2)    SENIOR VICE PRESIDENT,   Director, Chief Executive Officer and President (July,
(DOB 05/03/51)             TREASURER AND            1999 - present); Senior Vice President (June, 1991 - July,
                           PRINCIPAL FINANCIAL      1999) of InterSecurities, Inc. (broker-dealer); Director,
                           OFFICER                  Chairman and President (November 1999 - present),
                                                    Senior Vice President (September, 1992 - November,
                                                    1999) of ISI Insurance Agency, Inc.; President (November,
                                                    1990 - present) of PW Securities, Inc. (broker-dealer);
                                                    Senior Vice President (June, 1991 - November, 1999) of
                                                    IDEX Investor Services, Inc. (transfer agent); Vice
                                                    President (June, 1993 - present) of Western Reserve Life
                                                    Assurance Co. of Ohio (life insurance); President and CFO
                                                    (November, 1999 - present) of AEGON Asset Management
                                                    Services, Inc.

DAVID BULLOCK(1,2)         EXECUTIVE VICE           Executive Vice President (December, 1998 - present),
(DOB 04/25/56)             PRESIDENT                IDEX Mutual Funds; Executive Vice President (September,
                                                    1998 - present), AEGON Equity Group; President
                                                    (September, 1998 - present), AEGON Distributors;
                                                    President and CEO (September, 1999 - present)
                                                    Transamerica Capital, Inc. (formerly Endeavor Group);
                                                    prior to 1998, Senior Vice President, National Sales
                                                    Manager and Division Vice President of GE Financial
                                                    Assurance.

JOHN K. CARTER(1,2)        VICE PRESIDENT,          Assistant Secretary (June, 1999 - December, 1999) of
(DOB 04/24/61)             SECRETARY AND            IDEX Mutual Funds; Vice President, Secretary and
                           COUNSEL                  Counsel (December, 1999 - present), WRL Series Fund,
                                                    Inc.; Vice President and Counsel (March, 1997 - May,
                                                    1999), Salomon Smith Barney; Assistant Vice President,
                                                    Associate Corporate Counsel and Trust Officer
                                                    (September, 1993 - March, 1997) Franklin Templeton
                                                    Mutual Funds; Assistant Vice President and Counsel
                                                    (September, 1999 - present ) of Western Reserve Life
                                                    Assurance Co. of Ohio.

                                     POSITION(S)
NAME, ADDRESS AND AGE             HELD WITH THE FUND            PRINCIPAL OCCUPATION(S) DURING THE PAST 5 YEARS
-----------------------------   ---------------------   ---------------------------------------------------------------
THOMAS E. PIERPAN(1,2)          VICE PRESIDENT AND      Vice President, Associate General Counsel and Secretary
(DOB 10/18/43)                  ASSISTANT SECRETARY     (December, 1997 - December, 1999) of IDEX Mutual
                                                        Funds; Vice President, Associate General Counsel and
                                                        Secretary (December, 1997 - December, 1999), Assistant
                                                        Secretary (March, 1995 - December, 1997) of WRL Series
                                                        Fund, Inc. (investment company); Assistant Vice President,
                                                        Counsel and Assistant Secretary (November, 1997 -
                                                        present) of InterSecurities, Inc. (broker-dealer); Senior Vice
                                                        President and General Counsel (December, 1999 -
                                                        present), Associate General Counsel and Assistant
                                                        Secretary (February, 1995 - December, 1999), Assistant
                                                        Vice President (November, 1992 - November, 1993) of
                                                        Western Reserve Life Assurance of Ohio (life insurance).

CHRISTOPHER G. ROETZER(1,2)     VICE PRESIDENT,         Principal Accounting Officer (March, 1995 - March, 1997),
(DOB 01/11/63)                  ASSISTANT TREASURER     and Assistant Vice President (November, 1990 - March,
                                AND PRINCIPAL           1997) of IDEX Mutual Funds; Assistant Vice President and
                                ACCOUNTING OFFICER      Controller (May, 1998 - present) of InterSecurities, Inc.
                                                        (broker-dealer); Assistant Vice President (September, 1992
                                                        - present) of ISI Insurance Agency, Inc.; Assistant Vice
                                                        President and Controller (May, 1988 - present) of IDEX
                                                        Investor Services, Inc. (transfer agent); Assistant Vice
                                                        President (November, 1990 - present) of IDEX Manage-
                                                        ment, Inc. (investment adviser).

JULIAN LERNER                   TRUSTEE EMERITUS        Currently retired; Trustee of American Skandia Trust;
(DOB 11/12/24),                                         Director of American Skandia Advisory Funds; Trustee of
One Spurling Plaza,                                     American Skandia Master Trust; formerly Investment
Suite 208,                                              Consultant (1995 - 1996) and Sr. Vice President (1987 -
12850 Spurling Road,                                    1995) of Aim Capital Management (investment adviser).
Dallas, Texas 75230



The Fund pays no salaries or compensation to any of its officers, all of whom are officers or employees of either ISI, IMI or their affiliates. Disinterested Trustees (i.e., Trustees who are not affiliated with ISI, IMI or any of the sub-advisers) receive for each regular Board meeting: (a) a total annual retainer fee of $20,000 from the funds, of which the funds pay a pro rata share allocable to each fund based on the relative assets of the fund; plus (b) $4,000 and incidental expenses per meeting attended. Three of the Disinterested Trustees have been elected to serve on the Fund's Audit Committee, which meets twice annually. Each Audit Committee member receives a total of $2,500 per Audit Committee meeting attended in addition to the regular meetings attended. In the case of a Special Board Meeting, each of the Disinterested Trustees receives a fee of $2,500 plus incidental expenses per special meeting attended, in addition to the regular meetings attended. Any fees and expenses paid to Trustees who are affiliates of IMI or ISI are paid by IMI and/or ISI and not by the funds.

Commencing on January 1, 1996, a non-qualified deferred compensation plan (the "Plan") became available to Trustees who are not interested persons of the Fund. Under the Plan, compensation may be deferred that would otherwise be payable by the Fund and/or WRL Series Fund, Inc., to a Disinterested Trustee or Director on a current basis for services rendered as Trustee or Director. Deferred compensation amounts will accumulate based on the value of Class A shares of a fund (without imposition of sales charge), as elected by the Trustee. It is not anticipated that the Plan will have any impact on the funds.

The following table provides compensation amounts paid to Disinterested Trustees of the Fund for the fiscal year ended October 31, 1999.

                               COMPENSATION TABLE


                                           AGGREGATE               PENSION OR RETIREMENT        TOTAL COMPENSATION PAID TO
                                       COMPENSATION FROM        BENEFITS ACCRUED AS PART OF         TRUSTEES FROM FUND
NAME OF PERSON, POSITION              IDEX MUTUAL FUNDS *              FUND EXPENSES                    COMPLEX**
------------------------           -------------------------   -----------------------------   ---------------------------
                                    FOR YEAR ENDED 10/31/99            AS OF 10/31/99                    10/31/99
Peter R. Brown, Trustee                     $ 28,250                      $28,750                        $ 41,000
Daniel Calabria, Trustee                    $ 25,500                      $ 6,375                        $ 25,500
James L. Churchill, Trustee                 $ 25,500                      $16,400                        $ 25,500
Charles C. Harris, Trustee                  $ 28,250                      $     0                        $ 41,000
Julian A. Lerner, Trustee***                $ 25,500                      $     0                        $ 25,500
William W. Short, Jr., Trustee              $ 28,250                      $22,750                        $ 28,250
Jack E. Zimmerman, Trustee                  $ 25,500                      $ 5,500                        $ 25,500
                                            --------                      -------                        --------
Total                                       $186,750                      $79,775                        $212,250

------------------------------
 * Of this aggregate compensation, the total amounts deferred (including earnings) and accrued for the benefit of the participating Trustees for the year ended October 31, 1999 were as follows: Peter R. Brown, $30,961; Daniel Calabria, $7,542; James L. Churchill, $19,425; William W. Short, Jr., $22,750; and Jack E. Zimmerman, $5,500.

 ** The Fund Complex consists of IDEX Mutual Funds and WRL Series Fund, Inc.

*** Effective January 1, 2000, Mr. Lerner became a Trustee Emeritus.

The Board of Trustees has adopted a policy whereby any Disinterested Trustee of the Fund in office on September 1, 1990 who has served at least three years as a trustee may, subject to certain limitations, elect upon his resignation to serve as a trustee emeritus for a period of two years. A trustee emeritus has no authority, power or responsibility with respect to any matter of the Fund. While serving as such, a trustee emeritus is entitled to receive from the Fund an annual fee equal to one-half the fee then payable per annum to Disinterested Trustees of the Fund, plus reimbursement of expenses incurred for attendance at Board meetings.

The Fund has an Executive Committee whose members currently are John R. Kenney, Pat Baird and Peter R. Brown. The Executive Committee may perform all of the functions which may be performed by the Board of Trustees, except as set forth in the Declaration of Trust and By-Laws of the Fund or as prohibited by applicable law.

During the fiscal year ended October 31, 1999, the Fund paid $266,525 in trustees fees and expenses, and no trustee emeritus fees or expenses. As of January 30, 2000, the trustees and officers held in the aggregate less than 1% of the outstanding shares of each of the funds.

                              PURCHASE OF SHARES

As stated in the prospectus, each fund offers investors a choice of four classes of shares. (IDEX JCC Growth also includes a fifth class, Class T shares, which are not available for new investors.) Class A, Class B, Class C or Class M shares of a fund can be purchased through ISI or through broker-dealers or other financial institutions that have sales agreements with ISI. Shares of each fund are sold at the net asset value per share as determined at the close of the regular session of business on the New York Stock Exchange next occurring after a purchase order is received and accepted by the fund. (The applicable sales charge is added in the case of Class A, Class M and Class T shares.) The prospectus contains detailed information about the purchase of fund shares.

                              DEALER REALLOWANCES

IDEX sells shares of its funds both directly and through authorized dealers. When you buy shares, your fund receives the entire NAV of the shares you purchase. ISI keeps the sales charge, then "reallows" a portion to the dealers through which shares were purchased. This is how dealers are compensated.

From time to time, ISI will create special promotions in which dealers earn larger reallowances in return for selling significant amounts of shares or for certain training services. Sometimes, these dealers may earn virtually the entire sales charge; at those times, they may be deemed underwriters as described in the 1933 Act.

Promotions may also involve non-cash incentives such as prizes or merchandise. Non-cash compensation may also be in the form of attendance at seminars conducted by ISI, including lodging and travel expenses, in accordance with the rules of the NASD.

Reallowances may also be given to financial institutions to compensate them for their services in connection with Class A share sales and servicing of shareholder accounts.

ISI may also pay dealers or financial institutions from its own funds or administrative services for larger accounts.


                       CLASS A SHARE DEALER REALLOWANCES
      (all funds except IDEX JCC Flexible Income, IDEX AEGON Income Plus and IDEX Federated Tax Exempt)


                                                   REALLOWANCE TO DEALERS AS A %
AMOUNT OF PURCHASE                                       OF OFFERING PRICE
------------------                                 -----------------------------
Under $50,000                                                  4.75%
$50,000 to under $100,000                                      4.00%
$100,000 to under $250,000                                     2.75%
$250,000 to under $500,000                                     2.25%
$500,000 to under $1,000,000                                   1.75%
$1,000,000 to under $2,500,000                                 1.00%
$2,500,000 to under $4,000,000                                 0.75%
$4,000,000 to under $5,000,000                                 0.50%
$5,000,000 and over                                            0.25%


                       CLASS A SHARE DEALER REALLOWANCES
               (IDEX JCC Flexible Income, IDEX AEGON Income Plus
                         and IDEX Federated Tax Exempt)


                                                   REALLOWANCE TO DEALERS AS A %
AMOUNT OF PURCHASE                                       OF OFFERING PRICE
------------------                                 -----------------------------
Under $50,000                                                  4.00%
$50,000 to under $100,000                                      3.25%
$100,000 to under $250,000                                     2.75%
$250,000 to under $500,000                                     1.75%
$500,000 to under $1,000,000                                   1.00%
$1,000,000 to under $2,500,000                                 0.50%
$2,500,000 to under $4,000,000                                 0.35%
$4,000,000 to under $5,000,000                                 0.20%
$5,000,000 and over                                            0.15%

                       CLASS B SHARE DEALER REALLOWANCES


                                                            DEALER REALLOWANCE %
                                                           ---------------------
All purchases                                                       5.00%

                       CLASS T SHARE DEALER REALLOWANCES
                               (IDEX JCC Growth)


                                                   REALLOWANCE TO DEALERS AS A %
AMOUNT OF PURCHASE                                       OF OFFERING PRICE
------------------                                 -----------------------------
$1,000,000 and over                                            1.00%

                               DISTRIBUTION PLANS

As stated in the prospectus under "Investment Advisory and Other Services," each fund has adopted a separate Distribution Plan pursuant to Rule 12b-1 under the 1940 Act (individually, a "Plan" and collectively, the "Plans"), applicable to Class A, Class B, Class C and Class M shares of the fund. This Plan is structured as a Compensation Plan. CLASS T SHARES OF IDEX JCC GROWTH ARE NOT SUBJECT TO ANNUAL DISTRIBUTION AND SERVICE FEES.

In determining whether to approve the Distribution Plan and the Distribution Agreements, the Trustees considered the possible advantages afforded shareholders from adopting the Distribution Plans and Distribution Agreements. The Trustees were informed by representatives of ISI that reimbursements of distribution-related expenses by the Fund under the Distribution Plans would provide incentives to ISI to establish and maintain an enhanced distribution system whereby new investors will be attracted to the funds. The Trustees believe that improvements in distribution services should result in increased sales of shares in the funds. In turn, increased sales are expected to lead to an increase in a fund's net asset levels, which would enable the funds to achieve economies of scale and lower their per-share operating expenses. In addition, higher net asset levels could enhance the investment management of the funds, for net inflows of cash from new sales may enable a fund's investment adviser and sub-adviser to take advantage of attractive investment opportunities. Finally, reduced redemptions could eliminate the potential need to liquidate attractive securities positions in order to raise the capital necessary to meet redemption requests.

Under the Plans for Class A shares (the "Class A Plans"), a fund may pay ISI an annual distribution fee of up to 0.35% and an annual service fee of up to 0.25% of the average daily net assets of a fund's Class A shares; however, to the extent that a fund pays service fees, the amount which a fund may pay as a distribution fee is reduced accordingly so that the total fees payable under the Class A Plan may not exceed on an annualized basis 0.35% of the average daily net assets of a fund's Class A shares.

Under the Plans for Class B shares (the "Class B Plans"), a fund may pay ISI an annual distribution fee of up to 0.75% and an annual service fee of up to 0.25% of the average daily net assets of the fund's Class B shares.

Under the Plans for Class C shares (the "Class C Plans"), a fund may pay ISI an annual distribution fee of up to 0.75% and an annual service fee of up to 0.25% of the average daily net assets of the fund's Class C shares.

Under the Plans for Class M shares (the "Class M Plans"), a fund may pay ISI an annual distribution fee of up to 0.75% and an annual service fee of up to 0.25% of the average daily net assets of the fund's Class M shares; however, the total fee payable pursuant to the Class M Plan may not, on an annualized basis, exceed 0.90% of the average daily net assets of the fund's Class M shares.

ISI may use the fees payable under the Class A, Class B, Class C and Class M Plans as it deems appropriate to pay for activities or expenses primarily intended to result in the sale of the Class A, Class B, Class C or Class M shares, respectively, or in personal service to and/or maintenance of these shareholder accounts. For each class, these activities and expenses may include, but are not limited to:

      Compensation to employees of ISI;

      Compensation to and expenses of ISI and other selected dealers who engage in or otherwise support the distribution of shares or who service shareholder accounts;

      The costs of printing and distributing prospectuses, statements of additional information and reports for other than existing shareholders; and

      The cost of preparing, printing and distributing sales literature and advertising materials.

Under the Plans, as required by Rule 12b-1, the Board of Trustees will review, at least quarterly, a written report provided by ISI of the amounts expended by ISI in distributing and servicing Class A, Class B, Class C or Class M shares of the funds and the purpose for which such expenditures were made. For so long as the Plans are in effect, selection and nomination of the Trustees who are not interested persons of the Fund shall be committed to the discretion of the Trustees who are not interested persons of the Fund.

A Plan may be terminated as to a class of shares of a fund at any time by vote of a majority of the Disinterested Trustees, or by vote of a majority of the outstanding voting securities of the applicable class. A Plan may be amended by vote of the Trustees, including a majority of the Disinterested Trustees of the Fund and have no direct or indirect financial interest in the operation of the Plan or any agreement relating thereto, cast in person at a meeting called for that purpose. Any amendment of a Plan that would materially increase the costs to a particular class of shares of a fund requires approval by the shareholders of that class. A Plan will remain in effect for successive one year periods, so long as such continuance is approved annually by vote of the Fund's Trustees, including a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

                               DISTRIBUTION FEES

Distribution related expenses incurred by ISI for the fiscal year ended October 31, 1999 are listed in the table below. These expenses have been partially reimbursed to ISI by a 12b-1 arrangement with the funds.



                                     IDEX ALGER                                IDEX GE
                                 AGGRESSIVE GROWTH                     INTERNATIONAL EQUITY(a)
                     ------------------------------------------ --------------------------------------
                            A              B            M**           A            B           M**
                         SHARES         SHARES        SHARES       SHARES       SHARES       SHARES
                     -------------- -------------- ------------ ------------ ------------ ------------
Advertising           $  9,595.00    $  3,772.00    $ 1,921.00   $ 1,413.00   $  243.00    $   61.00

Printing/mailing
 prospectuses to
 other than current
 shareholders         $ 61,356.00    $ 35,263.00    $14,239.00   $ 3,966.00   $1,096.00    $  296.00

Compensation to
 underwriters         $ 82,159.00    $ 10,650.00    $ 9,908.00   $ 9,009.00   $  911.00    $  700.00

Compensation to
dealers               $ 90,221.00    $ 10,388.00    $10,669.00   $ 4,101.00   $  730.00    $  225.00

Compensation to
 sales personnel      $ 96,459.00    $ 60,562.00    $23,724.00   $ 5,726.00   $1,625.00    $  407.00

Interest or other
 finance charges      $      0.00    $      0.00    $     0.00   $     0.00   $    0.00    $    0.00

Travel                $ 16,087.00    $  9,885.00    $ 3,905.00   $   988.00   $  277.00    $   70.00

Office expenses       $ 38,951.00    $ 21,915.00    $ 9,011.00   $ 2,981.00   $  728.00    $  189.00

Administrative
 processing costs     $  7,707.00    $  3,345.00    $ 1,432.00   $   718.00   $  545.00    $  434.00

TOTAL                 $402,535.00    $155,780.00    $74,809.00   $28,902.00   $6,155.00    $2,382.00



                                     IDEX JCC
                               CAPITAL APPRECIATION                          IDEX JCC GLOBAL
                     ----------------------------------------- --------------------------------------------
                            A             B            M**             A              B            M**
                         SHARES         SHARES       SHARES         SHARES          SHARES        SHARES
                     -------------- ------------- ------------ ---------------- ------------- -------------
Advertising           $  2,890.00    $   398.00    $   202.00   $   60,768.00    $ 40,576.00   $ 19,900.00

Printing/mailing
 prospectuses to
 other than current
 shareholders         $ 35,743.00    $21,964.00    $ 6,143.00   $  206,007.00    $174,040.00   $ 96,475.00

Compensation to
 underwriters         $ 57,551.00    $ 4,255.00    $ 2,636.00   $  372,477.00    $ 33,054.00   $ 37,174.00

Compensation to
dealers               $ 34,182.00    $ 4,710.00    $ 2,142.00   $  571,972.00    $125,943.00   $173,332.00

Compensation to
 sales personnel      $ 66,949.00    $44,328.00    $11,597.00   $  306,976.00    $267,195.00   $146,338.00

Interest or other
 finance charges      $      0.00    $     0.00    $     0.00   $        0.00    $      0.00   $      0.00

Travel                $ 10,767.00    $ 7,017.00    $ 1,860.00   $   52,291.00    $ 45,010.00   $ 24,637.00

Office expenses       $ 22,185.00    $13,106.00    $ 3,612.00   $  147,920.00    $118,752.00   $ 63,977.00

Administrative
 processing costs     $  2,922.00    $ 1,461.00    $   716.00   $   18,930.00    $ 10,701.00   $  5,475.00

TOTAL                 $233,189.00    $97,239.00    $28,908.00   $1,737,341.00    $815,271.00   $567,308.00



                                            IDEX JCC GROWTH*                          IDEX C.A.S.E. GROWTH
                             ----------------------------------------------- --------------------------------------
                                     A                B             M**            A            B           M**
                                  SHARES           SHARES          SHARES       SHARES       SHARES       SHARES
                             ---------------- ---------------- ------------- ------------ ------------ ------------
Advertising                   $  120,362.00    $   38,742.00   $ 35,590.00   $ 1,230.00   $   414.00    $   89.00

Printing/mailing
 prospectuses to other
 than current shareholders    $  709,903.00    $  321,350.00   $160,177.00   $ 4,125.00   $ 2,554.00    $  952.00

Compensation to
 underwriters                 $1,226,914.00    $   36,618.00   $ 56,341.00   $ 5,522.00   $ 1,347.00    $  828.00

Compensation to dealers       $1,594,500.00    $   33,541.00   $ 85,572.00   $ 5,118.00   $ 3,182.00    $1,320.00

Compensation to sales
 personnel                    $1,099,234.00    $  532,917.00   $247,632.00   $ 6,270.00   $ 4,247.00    $1,701.00

Interest or other finance
 charges                      $        0.00    $        0.00   $      0.00   $     0.00   $     0.00    $    0.00

Travel                        $  183,902.00    $   87,694.00   $ 41,623.00   $ 1,065.00   $   701.00    $  276.00

Office expenses               $  455,525.00    $  199,947.00   $106,804.00   $ 2,983.00   $ 1,660.00    $  588.00

Administrative processing
 costs                        $   42,263.00    $   10,518.00   $  4,740.00   $   958.00   $   718.00    $  513.00

TOTAL                         $5,432,603.00    $1,261,327.00   $736,479.00   $27,271.00   $14,823.00    $6,267.00

                                     IDEX NWQ VALUE EQUITY
                             --------------------------------------
                                   A            B           M**
                                SHARES       SHARES       SHARES
                             ------------ ------------ ------------
Advertising                  $ 1,420.00   $ 1,043.00   $   336.00

Printing/mailing
 prospectuses to other
 than current shareholders   $ 6,262.00   $ 7,745.00   $ 2,386.00

Compensation to
 underwriters                $13,681.00   $ 3,940.00   $ 2,371.00

Compensation to dealers      $ 7,189.00   $ 2,955.00   $ 1,751.00

Compensation to sales
 personnel                   $ 9,647.00   $11,800.00   $ 4,031.00

Interest or other finance
 charges                     $     0.00   $     0.00   $     0.00

Travel                       $ 1,626.00   $ 1,991.00   $   664.00

Office expenses              $ 4,238.00   $ 4,693.00   $ 1,517.00

Administrative processing
 costs                       $ 1,272.00   $ 1,004.00   $   622.00

TOTAL                        $45,335.00   $35,171.00   $13,678.00

                                   IDEX LKCM STRATEGIC TOTAL RETURN           IDEX DEAN ASSET ALLOCATION
                               ---------------------------------------- --------------------------------------
                                      A             B           M**           A            B           M**
                                   SHARES        SHARES       SHARES       SHARES       SHARES       SHARES
                               -------------- ------------ ------------ ------------ ------------ ------------
Advertising                     $  5,607.00   $ 2,534.00   $ 1,658.00   $ 2,245.00   $ 2,530.00   $ 1,502.00

Printing/mailing prospectuses
 to other than
 current shareholders           $ 35,549.00   $16,235.00   $ 8,564.00   $ 9,472.00   $ 9,110.00   $ 4,801.00

Compensation to
 underwriters                   $ 61,529.00   $ 9,946.00   $11,628.00   $25,307.00   $12,506.00   $11,988.00

Compensation to dealers         $ 25,366.00   $ 4,768.00   $ 5,883.00   $11,318.00   $ 9,605.00   $ 4,123.00

Compensation to sales
 personnel                      $ 57,388.00   $26,654.00   $13,365.00   $14,485.00   $13,099.00   $ 6,864.00

Interest or other finance
 charges                        $      0.00   $     0.00   $     0.00   $     0.00   $     0.00   $     0.00

Travel                          $  9,509.00   $ 4,413.00   $ 2,239.00   $ 2,434.00   $ 2,242.00   $ 1,180.00

Office expenses                 $ 22,846.00   $10,423.00   $ 5,636.00   $ 6,516.00   $ 6,393.00   $ 3,474.00

Administrative processing
 costs                          $  2,843.00   $ 1,465.00   $   941.00   $ 1,502.00   $ 1,277.00   $   847.00

TOTAL                           $220,637.00   $76,438.00   $49,914.00   $73,279.00   $56,762.00   $34,779.00

                                            IDEX JCC BALANCED
                               -------------------------------------------
                                      A             B             M**
                                   SHARES         SHARES        SHARES
                               -------------- ------------- --------------
Advertising                     $  9,144.00   $ 15,076.00    $  5,529.00

Printing/mailing prospectuses
 to other than
 current shareholders           $139,822.00   $142,813.00    $ 61,446.00

Compensation to
 underwriters                   $ 59,763.00   $  7,922.00    $  5,529.00

Compensation to dealers         $ 41,737.00   $  6,619.00    $ 17,262.00

Compensation to sales
 personnel                      $230,602.00   $238,851.00    $101,218.00

Interest or other finance
 charges                        $      0.00   $      0.00    $      0.00

Travel                          $ 37,769.00   $ 39,217.00    $ 16,637.00

Office expenses                 $ 81,951.00   $ 87,601.00    $ 36,895.00

Administrative processing
 costs                          $  2,653.00   $  2,524.00    $  1,127.00

TOTAL                           $603,441.00   $540,623.00    $245,643.00



                                      IDEX JCC FLEXIBLE INCOME                 IDEX AEGON INCOME PLUS
                               -------------------------------------- ----------------------------------------
                                     A            B           M**            A             B           M**
                                  SHARES       SHARES       SHARES        SHARES        SHARES       SHARES
                               ------------ ------------ ------------ -------------- ------------ ------------
Advertising                    $ 2,868.00   $ 3,747.00   $ 1,285.00    $  9,469.00   $ 4,363.00   $ 3,253.00

Printing/mailing prospectuses
 to other than current
 shareholders                  $11,523.00   $15,528.00   $ 5,540.00    $ 41,806.00   $18,607.00   $10,176.00

Compensation to
 underwriters                  $22,938.00   $ 1,052.00   $ 2,057.00    $123,779.00   $ 2,942.00   $ 5,430.00

Compensation to dealers        $14,607.00   $ 1,120.00   $ 3,928.00    $ 37,940.00   $ 1,767.00   $ 9,235.00

Compensation to sales
 personnel                     $17,700.00   $23,413.00   $ 8,388.00    $ 61,234.00   $29,237.00   $15,662.00

Interest or other finance
 charges                       $     0.00   $     0.00   $     0.00    $      0.00   $     0.00   $     0.00

Travel                         $ 2,989.00   $ 3,973.00   $ 1,414.00    $ 10,382.00   $ 4,901.00   $ 2,642.00

Office expenses                $ 7,969.00   $10,573.00   $ 3,774.00    $ 28,643.00   $12,806.00   $ 7,598.00

Administrative processing
 costs                         $ 1,084.00   $   634.00   $   516.00    $  2,574.00   $   822.00   $   651.00

TOTAL                          $81,678.00   $60,040.00   $26,902.00    $315,827.00   $75,445.00   $54,647.00

                                     IDEX FEDERATED TAX EXEMPT(B)
                               -----------------------------------------
                                      A             B            M**
                                   SHARES         SHARES       SHARES
                               -------------- ------------- ------------
Advertising                     $  2,583.00    $   945.00   $ 1,003.00

Printing/mailing prospectuses
 to other than current
 shareholders                   $ 20,983.00    $13,898.00   $ 7,195.00

Compensation to
 underwriters                   $ 32,574.00    $   463.00   $ 1,618.00

Compensation to dealers         $ 22,579.00    $   330.00   $ 2,845.00

Compensation to sales
 personnel                      $ 32,605.00    $24,429.00   $11,453.00

Interest or other finance
 charges                        $      0.00    $     0.00   $     0.00

Travel                          $  5,441.00    $ 3,965.00   $ 1,906.00

Office expenses                 $ 12,784.00    $ 8,323.00   $ 4,492.00

Administrative processing
 costs                          $    891.00    $   412.00   $   449.00

TOTAL                           $130,440.00    $52,765.00   $30,961.00



                                                                                IDEX T. ROWE PRICE
                                     IDEX GOLDMAN SACHS GROWTH                   DIVIDEND GROWTH
                               -------------------------------------- --------------------------------------
                                     A            B           M**           A            B           M**
                                  SHARES       SHARES       SHARES       SHARES       SHARES       SHARES
                               ------------ ------------ ------------ ------------ ------------ ------------
Advertising                     $    0.00    $    0.00    $    7.00    $    0.00    $    0.00    $    0.00

Printing/mailing prospectuses
 to other than current
 shareholders                   $1,520.00    $2,323.00    $  693.00    $1,611.00    $2,192.00    $1,255.00

Compensation to underwriters    $  659.00    $    0.00    $    0.00    $  610.00    $    0.00    $    0.00

Compensation to dealers         $  302.00    $    0.00    $    0.00    $  226.00    $    0.00    $    0.00

Compensation to sales
 personnel                      $3,136.00    $4,480.00    $1,363.00    $3,501.00    $4,622.00    $2,252.00

Interest or other finance
 charges                        $    0.00    $    0.00    $    0.00    $    0.00    $    0.00    $    0.00

Travel                          $  493.00    $  714.00    $  214.00    $  545.00    $  724.00    $  402.00

Office expenses                 $  891.00    $1,324.00    $  414.00    $  959.00    $1,285.00    $  739.00

Administrative processing
 costs                          $   46.00    $   47.00    $   14.00    $   37.00    $   52.00    $   15.00

TOTAL                           $7,047.00    $8,888.00    $2,705.00    $7,489.00    $8,875.00    $4,663.00



                                        IDEX SALOMON ALL CAP
                               --------------------------------------
                                     A            B           M**
                                  SHARES       SHARES       SHARES
                               ------------ ------------ ------------
Advertising                     $    0.00    $    0.00    $    3.00

Printing/mailing prospectuses
 to other than current
 shareholders                   $1,218.00    $1,314.00    $  466.00

Compensation to underwriters    $  595.00    $    0.00    $    0.00

Compensation to dealers         $  173.00    $    0.00    $    0.00

Compensation to sales
 personnel                      $2,728.00    $2,987.00    $  966.00

Interest or other finance
 charges                        $    0.00    $    0.00    $    0.00

Travel                          $  422.00    $  461.00    $  150.00

Office expenses                 $  737.00    $  797.00    $  287.00

Administrative processing
 costs                          $   29.00    $   30.00    $   10.00

TOTAL                           $5,902.00    $5,589.00    $1,882.00

                                                                     IDEX PILGRIM BAXTER MID CAP GROWTH
                                                                   --------------------------------------
                                                                         A            B           M**
                                                                      SHARES       SHARES       SHARES
                                                                   ------------ ------------ ------------
Advertising                                                         $  119.00    $    0.00    $    0.00

Printing/mailing prospectuses to other than current shareholders    $1,474.00    $1,607.00    $  737.00

Compensation to underwriters                                        $  829.00    $    0.00    $    0.00

Compensation to dealers                                             $  240.00    $    0.00    $    0.00

Compensation to sales personnel                                     $3,124.00    $3,493.00    $1,564.00

Interest or other finance charges                                   $    0.00    $    0.00    $    0.00

Travel                                                              $1,474.00    $1,607.00    $  737.00

Office expenses                                                     $  940.00    $  957.00    $  446.00

Administrative processing costs                                     $   53.00    $  109.00    $   15.00

TOTAL                                                               $8,253.00    $7,773.00    $3,499.00

                                                                        IDEX T. ROWE PRICE SMALL CAP
                                                                   --------------------------------------
                                                                         A            B           M**
                                                                      SHARES       SHARES       SHARES
                                                                   ------------ ------------ ------------
Advertising                                                         $   24.00    $   24.00    $   27.00

Printing/mailing prospectuses to other than current shareholders    $1,217.00    $1,072.00    $  694.00

Compensation to underwriters                                        $  778.00    $    0.00    $    0.00

Compensation to dealers                                             $  261.00    $    0.00    $    0.00

Compensation to sales personnel                                     $2,252.00    $1,987.00    $1,263.00

Interest or other finance charges                                   $    0.00    $    0.00    $    0.00

Travel                                                              $  359.00    $  316.00    $  200.00

Office expenses                                                     $  714.00    $  634.00    $  422.00

Administrative processing costs                                     $   50.00    $   42.00    $   10.00

TOTAL                                                               $5,655.00    $4,075.00    $2,616.00

--------------

* Class T shares of IDEX JCC Growth are not subject to annual distribution and service fees.
** All shares designated as Class C shares prior to March 1, 1999 were renamed as Class M shares on that date. Effective November 1, 1999, each fund began offering a new Class C share that has different fees and expenses than the previous Class C share. Information is not included for the new Class C share because the Fund began offering those shares on November 1, 1999.
(a) Prior to March 1, 2000, Scottish Equitable Investment Management Limited served as co-manager of this fund.
(b) Prior to June 15, 2000, AEGON served as sub-adviser to this fund.

Expenses are not listed for IDEX Pilgrim Baxter Technology, IDEX GE U.S. Equity, IDEX Transamerica Small Company, and IDEX Transamerica Equity as these funds commenced operations March 1, 2000, and for IDEX Great Companies -- America(SM) and IDEX Great Companies -- Technology(SM) as they will commence operations on July 14, 2000.


                         NET ASSET VALUE DETERMINATION

Net asset value is determined separately for each class of shares of a fund on each day as of the close of the regular session of business on the New York Stock Exchange (the "Exchange"), currently 4:00 p.m. Eastern Time, Monday through Friday, except on: (i) days on which changes in the value of portfolio securities will not materially affect the net asset value of a particular class of shares of the funds; (ii) days during which no shares of a fund are tendered for redemption and no orders to purchase shares of that fund are received; or
(iii) customary national holidays on which the Exchange is closed. The per share net asset value of each class of shares of a fund is determined by adding the fund's total assets, subtracting liabilities and dividing by the number of shares outstanding. The public offering price of a Class A, Class B, Class C, Class M or Class T share of a fund is the net asset value per share plus, the applicable sales charge in the case of Class A, Class M or Class T shares. Investment securities are valued at the closing price for securities traded on a principal securities exchange (U.S. or foreign), or on the NASDAQ National Market. Investment securities traded on the over-the-counter market and listed securities for which no sales are reported for the trading period immediately preceding the time of determination are valued at the last bid price. Foreign currency denominated assets and liabilities are converted into U.S. dollars at the closing exchange rate each day. Other securities for which quotations are not readily available are valued at fair values determined in such manner as a fund's sub-adviser, under the supervision of the Board of Trustees, decides in good faith. (Information is not included in the chart below for IDEX Pilgrim Baxter Technology, IDEX GE U.S. Equity, IDEX Transamerica Small Company, and IDEX Transamerica Equity as these funds commenced operations March 1, 2000 and for IDEX Great Companies -- America(SM) and IDEX Great Companies -- TechnologySM as they will commence operations July 14, 2000.)


                OFFERING PRICE PER SHARE CALCULATED AS FOLLOWS:


                                     NET ASSET VALUE PER SHARE          ADD MAXIMUM      AMOUNT OF SALES   OFFERING PRICE
AS OF OCTOBER 31, 1999            (NET ASSETS/SHARES OUTSTANDING)   SELLING COMMISSION        CHARGE         PER SHARE
----------------------            -------------------------------   ------------------   ---------------   --------------
IDEX Alger Aggressive Growth
 Class A                                       $33.05                       5.50%              $1.92           $34.97
 Class B                                       $32.44                       0.00%              $  --           $32.44
 Class M*                                      $32.53                       1.00%              $0.33           $32.86
IDEX GE International Equity(a)

                                        NET ASSET VALUE PER SHARE          ADD MAXIMUM      AMOUNT OF SALES   OFFERING PRICE
AS OF OCTOBER 31, 1999               (NET ASSETS/SHARES OUTSTANDING)   SELLING COMMISSION        CHARGE          PER SHARE
----------------------------------- --------------------------------- -------------------- ----------------- ----------------
 Class A                                          $12.85                       5.50%             $0.75            $13.60
 Class B                                          $12.70                       0.00%             $  --            $12.70
 Class M*                                         $12.73                       1.00%             $0.13            $12.86
IDEX JCC Capital Appreciation
 Class A                                          $31.09                       5.50%             $1.81            $32.90
 Class B                                          $30.51                       0.00%             $  --            $30.51
 Class M*                                         $30.60                       1.00%             $0.31            $30.91
IDEX JCC Global
 Class A                                          $33.80                       5.50%             $1.97            $35.77
 Class B                                          $32.98                       0.00%             $  --            $32.98
 Class M*                                         $32.91                       1.00%             $0.33            $33.24
IDEX JCC Growth
 Class A                                          $46.72                       5.50%             $2.72            $49.44
 Class B                                          $45.38                       0.00%             $  --            $45.38
 Class M*                                         $45.58                       1.00%             $0.46            $46.04
 Class T                                          $47.45                       8.50%             $4.41            $51.86
IDEX C.A.S.E. Growth
 Class A                                          $12.14                       5.50%             $0.71            $12.85
 Class B                                          $11.93                       0.00%             $  --            $11.93
 Class M*                                         $11.96                       1.00%             $0.12            $12.08
IDEX NWQ Value Equity
 Class A                                          $11.28                       5.50%             $0.66            $11.94
 Class B                                          $11.09                       0.00%             $  --            $11.09
 Class M*                                         $11.12                       1.00%             $0.11            $11.23
IDEX LKCM Strategic Total Return
 Class A                                          $17.62                       5.50%             $1.03            $18.65
 Class B                                          $17.60                       0.00%             $  --            $17.60
 Class M*                                         $17.61                       1.00%             $0.18            $17.79
IDEX Dean Asset Allocation
 Class A                                          $11.79                       5.50%             $0.69            $12.48
 Class B                                          $11.78                       0.00%             $  --            $11.78
 Class M*                                         $11.78                       1.00%             $0.12            $11.90
IDEX JCC Balanced
 Class A                                          $18.96                       5.50%             $1.10            $20.06
 Class B                                          $18.95                       0.00%             $  --            $18.95
 Class M*                                         $18.95                       1.00%             $0.19            $19.14
IDEX JCC Flexible Income
 Class A                                          $ 9.46                       4.75%             $0.47            $ 9.93
 Class B                                          $ 9.46                       0.00%             $  --            $ 9.46
 Class M*                                         $ 9.46                       1.00%             $0.10            $ 9.56
IDEX AEGON Income Plus
 Class A                                          $ 9.67                       4.75%             $0.48            $10.15
 Class B                                          $ 9.67                       0.00%             $  --            $ 9.67
 Class M*                                         $ 9.67                       1.00%             $0.10            $ 9.77
IDEX Federated Tax Exempt(b)
 Class A                                          $10.60                       4.75%             $0.53            $11.13
 Class B                                          $10.59                       0.00%             $  --            $10.59
 Class M*                                         $10.59                       1.00%             $0.11            $10.70
IDEX Goldman Sachs Growth
 Class A                                          $11.40                       5.50%             $0.66            $12.06
 Class B                                          $11.35                       0.00%             $  --            $11.35
 Class M*                                         $11.36                       1.00%             $0.11            $11.47
IDEX T. Rowe Price Dividend Growth
 Class A                                          $10.20                       5.50%             $0.59            $10.79
 Class B                                          $10.19                       0.00%             $  --            $10.19
 Class M*                                         $10.19                       1.00%             $0.10            $10.29
IDEX Salomon All Cap
 Class A                                          $11.70                       5.50%             $0.68            $12.38
 Class B                                          $11.66                       0.00%             $  --            $11.66
 Class M*                                         $11.67                       1.00%             $0.12            $11.79
IDEX Pilgrim Baxter Mid Cap Growth
 Class A                                          $14.80                       5.50%             $0.86            $15.66
 Class B                                          $14.76                       0.00%             $  --            $14.76
 Class M*                                         $14.77                       1.00%             $0.15            $14.92
IDEX T. Rowe Price Small Cap
 Class A                                          $11.01                       5.50%             $0.64            $11.65
 Class B                                          $10.97                       0.00%             $  --            $10.97

                               NET ASSET VALUE PER SHARE            ADD MAXIMUM        AMOUNT OF SALES     OFFERING PRICE
AS OF OCTOBER 31, 1999      (NET ASSETS/SHARES OUTSTANDING)     SELLING COMMISSION          CHARGE            PER SHARE
------------------------   ---------------------------------   --------------------   -----------------   ----------------
 Class M*                                $10.98                        1.00%                 $0.11              $11.09

------------------------------

* All shares designated as Class C shares prior to March 1, 1999 were renamed as Class M shares on that date. Effective November 1, 1999, each fund began offering a new Class C share that has different fees and expenses than the previous Class C share. Information is not included for the new Class C share because the Fund began offering those shares on November 1, 1999.
(a) Prior to March 1, 2000, Scottish Equitable Investment Management Limited served as co-manager of this fund.
(b) Prior to June 15, 2000, AEGON served as sub-adviser to this fund.


                       DIVIDENDS AND OTHER DISTRIBUTIONS

An investor may choose among several options with respect to dividends and capital gains distributions payable to the investor. Dividends or other distributions will be paid in full and fractional shares at the net asset value determined as of the ex-dividend date unless the shareholder has elected another distribution option as described in the prospectus. Transaction confirmations and checks for payments designated to be made in cash generally will be mailed on the payable date. The per share income dividends on Class B, Class C and Class M shares of a fund are anticipated to be lower than the per share income dividends on Class A shares of that fund (and Class T shares of IDEX JCC Growth), as a result of higher distribution and service fees applicable to the Class B, Class C and Class M shares.

                              SHAREHOLDER ACCOUNTS

Detailed information about general procedures for Shareholder Accounts and specific types of accounts isset forth in the prospectus.

                                RETIREMENT PLANS


The Fund offers several types of retirement plans that an investor may establish to invest in shares of a fund with tax deductible dollars. Prototype retirement plans for both corporations and self-employed individuals, and for Individual Retirement Accounts, Code Section 401(k) Plans and Simplified Employee Pension Plans are available by calling or writing IDEX Customer Service. These plans require the completion of separate applications which are also available from IDEX Customer Service. State Street Bank & Trust, Kansas City, Missouri, acts as the custodian or trustee under these plans for which it charges an annual fee of up to $15.00 on each such account with a maximum of $30.00 per tax identification number. However, if your retirement plan is under custody of IFTC and your combined retirement account balances per taxpayer identification number are more than $50,000, there is generally no fee. Shares of a fund are also available for investment by Code Section 403(b)(7) retirement plans for employees of charities, schools, and other qualifying employers. IDEX Federated Tax Exempt is not well-suited as an investment vehicle for tax-deferred retirement plans which cannot benefit from tax-exempt income and whose distributed earnings are taxable to individual recipients as ordinary income. To receive additional information or forms on these plans, please call IDEX Customer Service at 1-888-233-4339 (toll free) or write to Idex Investor Services, Inc. at P.O. Box 9015, Clearwater, Florida 33758-9015. No contribution to a retirement plan can be made until the appropriate forms to establish the plan have been completed. It is advisable for an investor considering the funding of any retirement plan to consult with an attorney, retirement plan consultant or financial or tax advisor with respect to the requirements of such plans and the tax aspects thereof.

                             REDEMPTION OF SHARES

Shareholders may redeem their shares at any time at any price equal to the net asset value per share next determined following receipt of a valid redemption order by the transfer agent, in proper form. Payment will ordinarily be made within three days of the receipt of a valid redemption order. The value of shares on redemption may be more or less than the shareholder's cost, depending upon the market value of the fund's net assets at the time of redemption. CLASS B SHARE AND CLASS M SHARE AND CERTAIN CLASS A AND CLASS T SHARE PURCHASES ARE ALSO SUBJECT TO A CONTINGENT DEFERRED SALES CHARGE UPON CERTAIN REDEMPTIONS. THE PROSPECTUS DESCRIBES THE REQUIREMENTS AND PROCEDURES FOR THE REDEMPTION OF SHARES.

Shares will normally be redeemed for cash, although each fund retains the right to redeem its shares in kind under unusual circumstances in order to protect the interests of the remaining shareholders by the delivery of securities selected from its assets at its discretion. The Fund has, however, elected to be governed by Rule 18f-1 under the 1940 Act pursuant to which a fund is obligated to redeem shares solely in cash up to the lesser of $250,000 or 1% of the net asset value of a fund during any 90-day period for any one shareholder. Should redemptions by any shareholder exceed such limitation, the fund will have the option of redeeming the excess in cash or in kind. If shares are redeemed in kind, the redeeming shareholder might incur brokerage costs in converting the assets to cash. The method of valuing securities used to make redemptions in kind will be the same as the method of valuing portfolio securities described under "Net Asset Value Determination," and such valuation will be made as of the same time the redemption price is determined. Upon any distributions in kind, shareholders may appeal the valuation of such securities by writing to the Fund.

Redemption of shares may be suspended, or the date of payment may be postponed, whenever: (1) trading on the Exchange is restricted, as determined by the SEC, or the Exchange is closed except for holidays and weekends; (2) the SEC permits such suspension and so orders; or (3) an emergency exists as determined by the SEC so that disposal of securities and determination of net asset value is not reasonably practicable.

The CDSC is waived on redemptions of Class B and Class M shares (and Class A, C and T, when applicable) in the circumstances described below:

(a) REDEMPTION UPON TOTAL DISABILITY OR DEATH

A fund will waive the CDSC on redemptions following the death or total disability (as evidenced by a determination of the Federal Social Security Administration) of a shareholder, but in the case of total disability only as to shares owned at the time of the initial determination of disability. The transfer agent or distributor will require satisfactory proof of death or disability before it determines to waive the CDSC.

(b) REDEMPTION PURSUANT TO A FUND'S SYSTEMATIC WITHDRAWAL PLAN

A shareholder may elect to participate in a systematic withdrawal plan ("SWP") with respect to the shareholder's investment in a fund. Under the SWP, a dollar amount of a participating shareholder's investment in the fund will be redeemed systematically by the fund on a periodic basis, and the proceeds paid in accordance with the shareholder's instructions. The amount to be redeemed and frequency of the systematic withdrawals will be specified by the shareholder upon his or her election to participate in the SWP. The CDSC will be waived on redemptions made under the SWP subject to the limitations described below.

The amount of a shareholder's investment in a fund at the time election to participate in the SWP is made with respect to the fund is hereinafter referred to as the "Initial Account Balance." The amount to be systematically withdrawn from a fund without the imposition of a CDSC may not exceed a maximum of 12% annually of the shareholder's Initial Account Balance. The funds reserves the right to change the terms and conditions of the SWP and the ability to offer the SWP.

Please Note: The amount redeemed under this waiver does not need to be under a systematic withdrawal plan. If it is not under a systematic withdrawal plan, it is limited to one redemption per calendar year up to 12% of your account balance at the time of redemption.

(c) REINVESTMENT PRIVILEGE

The CDSC is also waived on redemption of shares as it relates to the reinvestment of redemption proceeds in the same class of shares of another fund within 90 days after redemption.

(d) CERTAIN RETIREMENT PLAN WITHDRAWALS

For accounts opened prior to April 1, 2000, on withdrawals from IRS qualified and nonqualified retirement plans, individual retirement accounts, tax-sheltered accounts, and deferred compensation plans, where such withdrawals are permitted under the terms of the plan or account. (This waiver does not include transfer of asset redemptions, broker directed accounts or omnibus accounts.)

                                     TAXES


Each fund has qualified (except IDEX Great Companies -- America(SM) and IDEX Great Companies -- Technology(SM) intend to qualify), and expects to continue to qualify, for treatment as a regulated investment company ("RIC") under the Internal Revenue Code of 1986, as amended (the "Code"). In order to qualify for that treatment, a fund must distribute to its shareholders for each taxable year at least 90% of its investment company taxable income ("Distribution Requirement") and must meet several additional requirements. With respect to each fund, these requirements include the following: (1) the fund must derive at least 90% of its gross income each taxable year from dividends, interest, payments with respect to securities loans, and gains from the sale or other disposition of securities or foreign currencies, or other income (including gains from options, futures or forward contracts) derived with respect to its business of investing in securities or those currencies ("Income Requirement");
(2) at the close of each quarter of a fund's taxable year, at least 50% of the value of its total assets must be represented by cash and cash items, U.S. government securities, securities of other RICs and other securities that, with respect to any one issuer, do not exceed 5% of the value of the fund's total assets and that do not represent more than 10% of the outstanding voting securities of the issuer; and (3) at the close of each quarter of a fund's taxable year, not more than 25% of the value of its total assets may be invested in securities (other than U.S. government securities or the securities of other RICs) of any one issuer. If each fund qualifies as a regulated investment company and distributes to its shareholders substantially all of its net income and net capital gains, then each fund should have little or no income taxable to it under the Code. If a fund fails to qualify as a regulated investment company, the fund will be subject to federal, and possibly state, corporate taxes on its taxable income and gains, and distributions to its shareholders will constitute ordinary dividend income to the extent of the fund's available earnings and profits.


A fund will be subject to a nondeductible 4% excise tax to the extent it fails to distribute by the end of any calendar year substantially all of its ordinary income for that year and capital gains net income for the one-year period ending on October 31 of that year, plus certain other amounts. Each fund intends to distribute annually a sufficient amount of any taxable income and capital gains so as to avoid liability for this excise tax.


In order for IDEX Federated Tax Exempt to pay exempt-interest dividends for any taxable year, at the close of each taxable quarter, at least 50% of the aggregate value of the fund's portfolio must consist of exempt-interest obligations. If IDEX Federated Tax Exempt invests in any instruments that generate taxable income, distributions of the interest earned thereon will be taxable to that fund's shareholders as ordinary income to the extent of its earnings and profits. Moreover, if that fund realizes capital gains as a result of market transactions, any distributions of that gain also will be taxable to its shareholders.

Proposals may be introduced before Congress for the purpose of restricting or eliminating the federal income tax exemption for interest on municipal securities. If such a proposal were enacted, the availability of municipal securities for investment by IDEX Federated Tax Exempt and the value of its portfolio securities would be affected. In that event, IDEX Federated Tax Exempt will re-evaluate its investment objective and policies.


Dividends and interest received by a fund may be subject to income, withholding or other taxes imposed by foreign countries and U.S. possessions that would reduce the yield on its securities. However, tax conventions between certain countries and the United States may reduce or eliminate these foreign taxes. In addition, most foreign countries do not impose taxes on capital gains in respect of investments by foreign investors and most U.S. Tax conventions preclude the imposition of such taxes.

If more than 50% of the value of IDEX JCC Global's total assets at the close of its taxable year consists of securities of foreign corporations, it will be eligible to, and may, file an election with the IRS that will enable its shareholders, in effect, to receive the benefit of the foreign tax credit with respect to any foreign and U.S. possessions income taxes paid by it. Pursuant to the election, a fund will treat those taxes as dividends paid to its shareholders and each shareholder will be required to: (1) include in gross income, and treat as paid by him, his proportionate share of those taxes; (2) treat his share of those taxes and of any dividend paid by the fund that represents income from foreign or U.S. possessions sources as his own income from those sources; and (3) either deduct the taxes deemed paid by him in computing his taxable income or, alternatively, use the foregoing information in calculating the limitation applicable to the foreign tax credit against his federal income tax. IDEX JCC Global will report to its shareholders shortly after each taxable year their respective shares of the income from sources within, and taxes paid to, foreign countries and U.S. possessions if it makes this election.


Each fund, except IDEX Federated Tax Exempt, may invest in the stock of "passive foreign investment companies" ("PFICs"). A PFIC is a foreign corporation that, in general, meets either of the following tests: (1) at least 75% of its gross income is passive; or (2) an average of at least 50% of its assets produce, or are held for the production of, passive income. Under certain circumstances, a fund will be subject to federal income tax on a portion of any "excess distribution" received on the stock of a PFIC or of any gain on disposition of that stock (collectively, "PFIC income"), plus interest thereon, even if the fund distributes the PFIC income as a taxable dividend to its shareholders. The balance of the PFIC income will be included in the fund's investment company taxable income and, accordingly, will not be taxable to it to the extent that income is distributed to its shareholders. If a fund invests in a PFIC and elects to treat the PFIC as a "qualified electing fund," then in lieu of the foregoing tax and interest obligation, the fund will be required to include in income each year its pro rata share of the qualified electing fund's annual ordinary earnings and net capital gain (the excess of net long-term capital gain over net short-term capital loss). This will occur even if such income and gains are not distributed to the fund and those amounts would be subject to the Distribution Requirement described above. In most instances it will be very difficult, if not impossible, to make this election because of certain requirements thereof.


In addition, another election may be available that would involve marking to market a fund's PFIC stock at the end of each taxable year (and on certain other dates prescribed in the Code), with the result that unrealized gains are treated as though they were realized although any such gains recognized will be ordinary income rather than capital gain. If this election were made, tax at the fund level under the excess distribution rules would be eliminated, but a fund could, in limited circumstances, incur nondeductible interest charges. A fund's intention to qualify annually as a regulated investment company may limit a fund's election with respect to PFIC stock.

The use of hedging strategies, such as writing (selling) and purchasing options and futures contracts and entering into forward contracts, involves complex rules that will determine for income tax purposes the character and timing of recognition of the income received in connection therewith by a fund. In order to comply with the diversification and other requirements applicable to RICs, a fund may not be able to buy or sell certain securities at certain times, so the investments utilized (and the time at which such investments are purchased and sold) may be different from what the fund might otherwise believe to be desirable. Income from foreign currencies (except certain gains therefrom that may be excluded by future regulations), and income from transactions in options, futures and forward contracts derived by a fund with respect to its business of investing in securities or foreign currencies, generally will qualify as permissible income under the Income Requirement.

The treatment of income dividends and capital gains distributions by a fund to shareholders under the various state income tax laws may not parallel that under the federal law. Qualification as a regulated investment company does not involve supervision of a fund's management or of its investment policies and practices by any governmental authority.

Shareholders are urged to consult their own tax advisors with specific reference to their own tax situations, including their state and local tax liabilities.

                            PRINCIPAL SHAREHOLDERS

To the knowledge of the Fund, as of February 24, 2000, no shareholders owned beneficially or 5% or more of the outstanding shares of beneficial interest of IDEX Alger Aggressive Growth, IDEX JCC Capital Appreciation and IDEX JC Global.

                                                             % OF SHARES OF
      NAME/ADDRESS                 FUND            CLASS   BENEFICIAL INTEREST
------------------------ ------------------------ ------- --------------------
CONAGRA                  IDEX JCC Growth             T              24%
Boston, MA

Gerlach & Co.            IDEX AEGON Income Plus      A              11%
Tampa, FL

PFL Life Insurance Co.   IDEX AEGON Income Plus      A               6%
(Shelly Robinson)
Cedar Rapids, IA

                                                                                     % OF SHARES OF
            NAME/ADDRESS                             FUND                  CLASS   BENEFICIAL INTEREST
------------------------------------ ------------------------------------ ------- --------------------
Donaldson Lufkin Jenrette            IDEX Federated Tax Exempt                M             14%
Securities Corp. Inc.                IDEX Federated Tax Exempt                B            6.6%
Jersey City, NJ                      IDEX Federated Tax Exempt                B            5.1%
                                     IDEX T. Rowe Price Dividend Growth       M            6.1%
                                     IDEX Salomon All Cap                     C             27%
                                     IDEX Salomon All Cap                     C           13.5%
                                     IDEX T. Rowe Price Dividend Growth       C           22.4%
                                     IDEX JCC Flexible Income                 C           12.3%
                                     IDEX Goldman Sachs Growth                C           15.5%
                                     IDEX Goldman Sachs Growth                C           12.8%
                                     IDEX AEGON Income Plus                   C           30.1%
                                     IDEX Pilgrim Baxter Mid Cap Growth       C            9.2%
                                     IDEX LKCM Strategic Total Return         C           11.2%
                                     IDEX LKCM Strategic Total Return         C            9.6%

Stephen P. Elias                     IDEX Federated Tax Exempt                M             10%
Amherst, NH

Mary Austin                          IDEX Federated Tax Exempt                M              5%
Arvado, CO

Patricia Jennings                    IDEX AEGON Income Plus                   M             11%
New Vernon, NJ

John Williams &                      IDEX Dean Asset Allocation               A              5%
Delton Parks
Grand Rapids, MI

Ernest Roadhouse                     IDEX Federated Tax Exempt                B              9%
Greenville, IL

Jessie S. Judice Jr. &               IDEX Federated Tax Exempt                B            7.1%
Irby S. Judice, Jr.
Beaumont, TX

Neil & Walana M. Ulrich              IDEX Federated Tax Exempt                B            6.6%
Clear Lake, WI

National Heritage Foundation         IDEX GE International Equity             A            8.5%
Falls Church, VA

Timothy & Deborah O'Donnell          IDEX GE International Equity             C           20.9%
Orlando, FL

Alan R. & Donna May Hochstetler      IDEX GE International Equity             C           18.6%
Williamsburg, VA

Dorothy Tanner                       IDEX NWQ Value Equity                    M            9.3%
Adairsville, GA                      IDEX Goldman Sachs Growth                M            6.4%
                                     IDEX T. Rowe Price Small Cap             M           10.3%

Dorothy Towne                        IDEX Goldman Sachs Growth                M            8.2%
Lincoln, NE

Joseph J. & Margaret A. Cannizzaro   IDEX T. Rowe Price Dividend Growth       M              7%
Cave Creek, AZ

David W. Fitzgerald                  IDEX T. Rowe Price Dividend Growth       M            5.1%
Augusta, GA

                                                                             % OF SHARES OF
        NAME/ADDRESS                         FUND                  CLASS   BENEFICIAL INTEREST
---------------------------- ------------------------------------ ------- --------------------
Lady Suzanna P. Tweed and    IDEX Salomon All Cap                     M           19.7%
Carleton Tweed
Charitable Foundation, Inc.
Coral Gables, FL

Richard & Sara Drummond      IDEX Salomon All Cap                     M            8.9%
Ft. Worth, TX

Robert Sabin                 IDEX Pilgrim Baxter Mid Cap Growth       A           16.5%
Mill Neck, NY

Kenneth R. Scholl            IDEX Salomon All Cap                     C           18.5%
Chatham, New Jersey

Richard & Joan Baker         IDEX Salomon All Cap                     C           12.1%
Evant, TX

Warren & Velma Nelson        IDEX Salomon All Cap                     C            5.5%
Idaho City, ID

Barbara Hay                  IDEX Dean Asset Allocation               C           13.6%
Simpsonville, SC

Karen & Bradley Spaulding    IDEX Dean Asset Allocation               C           11.4%
Lawrenceburg, IN

Michael & Amber Rosvall      IDEX Dean Asset Allocation               C            8.8%
Alpine, UT

NGA T. Truong                IDEX Dean Asset Allocation               C            8.3%
San Jose, CA

Daniel M. Landers            IDEX C.A.S.E. Growth                     C             12%
Chandler, AZ                 IDEX LKCM Strategic Total Return         C            5.6%

Howard & Avis Spivey         IDEX C.A.S.E. Growth                     C            5.1%
Liberty, SC                  IDEX GE International Equity             C            8.3%

Jerry & Anne Wilson          T. Rowe Price Dividend Growth            C           17.8%
Richardson, TX

Phyllis A. Kamas             IDEX T. Rowe Price Dividend Growth       C            8.9%
Living Trust
Wichita, KS

Donald & Linda Clark         IDEX T. Rowe Price Dividend Growth       C            6.8%
Salineville, OH              IDEX LKCM Strategic Total Return         C            6.7%

William Handy                IDEX T. Rowe Price Dividend Growth       C            6.7%
Wichita, KS

Peggy Hudiburg Foulston      IDEX T. Rowe Price Dividend Growth       C            5.8%
Whitewater, KS

Carolyn Tiemeyer IRA         IDEX JCC Flexible Income                 C             15%

Johnny D. Kovar              IDEX LKCM Strategic Total Return         C            7.6%
Thorndale, TX

Jeffrey LeBMorse             IDEX JCC Flexible Income                 C           13.9%
Sextonville, WI

                                                                                      % OF SHARES OF
           NAME/ADDRESS                            FUND                     CLASS   BENEFICIAL INTEREST
---------------------------------- --------------------------------------- ------- --------------------
Curt P. Braun                      IDEX JCC Flexible Income                   C          6.7%
Racine, WI

Shirley Daniels                    IDEX JCC Flexible Income                   C          5.6%
Cedar Rapids, IA

Shirley J. McCoy                   IDEX JCC Flexible Income                   C          5.6%
Tomah, WI

Francis Schmitz                    IDEX JCC Flexible Income                   C            5%
Naperville, IL

David Eckenrode                    IDEX Goldman Sachs Growth                  C         11.7%
Bismark, ND

Ralph E. Reed                      IDEX Goldman Sachs Growth                  C            8%
Driftwood, TX

George & Marilyn Paice             IDEX Goldman Sachs Growth                  C          7.9%
Spanish Fork, UT

Thomas Spinella Sr.                IDEX Goldman Sachs Growth                  C          7.7%
Methuen, GA

Susan Spiro                        IDEX Goldman Sachs Growth                  C          7.6%
Worcester, MA

Doris Walshin & Barbara Springer   IDEX AEGON Income Plus                     C          5.8%
The Woodlands, TX

Drs. Lamura & Sweet TTE            IDEX GE International Equity               C         45.7%
FBO Patricia Tagliamonti           IDEX T. Rowe Price Small Cap               C          6.8%
Worcester, MA

National Investor Services, FBO    IDEX GE International Equity               C         22.1%
New York NY

Carol A. Reilly                    IDEX Pilgrim Baxter Mid Cap Growth         C          7.8%
Saddle Brook, NJ

Eugene Sandler                     IDEX Pilgrim Baxter Mid Cap Growth         C          7.2%
Weehawken, NJ

Adrian Moore                       IDEX T. Rowe Price Small Cap               C         15.3%
Belton, TX

Eugenia Napp                       IDEX T. Rowe Price Small Cap               C         11.5%
Lynbrook, NY

Susan C. Spiro                     IDEX T. Rowe Price Small Cap               C           10%
Worcester, MA                      IDEX NWQ Value Equity                      C           12%

Gary Prickett                      IDEX T. Rowe Price Small Cap               C            6%
Mission Viejo, CA

Ronald C. Miller                   IDEX T. Rowe Price Small Cap               C            5%
Weehawken, NJ                      IDEX NWQ Value Equity                      C         13.9%

Thomas & Sharon Tudor              IDEX Federated Tax Exempt                  C          8.3%
Bismark, ND

                                                                              % OF SHARES OF
      NAME/ADDRESS                        FUND                    CLASS     BENEFICIAL INTEREST
-----------------------   ------------------------------------   -------   --------------------
Arthur Carlson            IDEX NWQ Value Equity                      C             38.9%
Bismark, ND

William C. Hames          IDEX NWQ Value Equity                      C                9%
N. Lauderdale, FL

Russell A. Voss           IDEX NWQ Value Equity                      C              7.6%
Chicago, IL

Intersecurities, Inc.     IDEX Goldman Sachs Growth                  A              7.2%
Clearwater, FL            IDEX Goldman Sachs Growth                  M             15.7%
                          IDEX NWQ Value Equity                      A              7.6%
                          IDEX T. Rowe Price Dividend Growth         A              6.1%
                          IDEX T. Rowe Price Dividend Growth         B              5.2%
                          IDEX T. Rowe Price Dividend Growth         M             14.8%
                          IDEX T. Rowe Price Small Cap               A             12.5%
                          IDEX T. Rowe Price Small Cap               B             16.6%
                          IDEX T. Rowe Price Small Cap               M             35.5%
                          IDEX Salomon All Cap                       A              6.7%
                          IDEX Salomon All Cap                       B              6.8%
                          IDEX Salomon All Cap                       M             21.9%
                          IDEX Pilgrim Baxter Mid Cap Growth         M              9.3%
                          IDEX Dean Asset Allocation                 C             55.8%
                          IDEX C.A.S.E. Growth                       C              7.1%
                          IDEX GE International Equity               C               14%
                          IDEX AEGON Tax Exempt                      C             17.3%
                          IDEX C.A.S.E. Growth                       A             12.5%
                          IDEX GE International Equity               A             22.6%

Salomon Smith Barney      IDEX AEGON Income Plus                     C               28%
New York, NY              IDEX AEGON Income Plus                     C              7.7%

Neil & Walana Ulrich      IDEX Federated Tax Exempt                  B              5.1%
Clear Lake, WI

                                 MISCELLANEOUS

ORGANIZATION

Each fund is a series of the IDEX Mutual Funds, a Massachusetts business trust that was formed by a Declaration of Trust dated January 7, 1986. The Trust currently is governed by a Restatement of Declaration of Trust ("Declaration of Trust") dated as of August 30, 1991.

On October 1, 1993, in a tax-free reorganization, IDEX JCC Flexible Income acquired all of the assets and assumed all of the liabilities of IDEX Total Income Trust ("IDEX Total") in exchange for shares of IDEX JCC Flexible Income which were then distributed to IDEX Total shareholders. All historical financial and performance information set forth in this SAI relates to IDEX Total prior to the date it was reorganized into the IDEX JCC Flexible Income.

On September 20, 1996 in a tax-free reorganization, IDEX JCC Growth (formerly IDEX II Growth Fund) acquired all of the assets and assumed all of the liabilities of IDEX Fund and IDEX Fund 3 in exchange for Class T shares of IDEX JCC Growth which were then distributed on a pro rata basis to the respective shareholders of IDEX Fund and IDEX Fund 3. Upon closing of the reorganization, IDEX II Series Fund changed its name to IDEX Series Fund. IDEX Series Fund became IDEX Mutual Funds effective March 1, 1999.

SHARES OF BENEFICIAL INTEREST

The Declaration of Trust permits the Fund to issue an unlimited number of shares of beneficial interest. Shares of the Fund are fully paid and nonassessable when issued. Shares of the Fund have no preemptive, cumulative voting, conversion or subscription rights. Shares of the Fund are fully transferable but the Fund is not bound to recognize any transfer until it is recorded on the books.

The shares of beneficial interest of each fund are divided into four classes, Class A, Class B, Class C and Class M shares; IDEX JCC Growth includes a fifth class, Class T shares. Each class represents interests in the same assets of the fund and differ as follows: each class of shares has exclusive voting rights on matters pertaining to its plan of distribution or any other matter appropriately limited to that class; Class A shares are subject to an initial sales charge and are subject to a CDSC on purchases of $1 million or more if redeemed within 24 months of purchase; Class B shares are subject to a CDSC, or back-end load, at a declining rate; Class C shares are not subject to an initial sales charge or CDSC; Class M shares are subject to an initial sales charge and are subject to a CDSC if redeemed within 18 months of purchase; Class B, Class C and Class M shares are subject to higher ongoing distribution and service fees; each class may bear differing amounts of certain class-specific expenses; and each class has a separate exchange privilege. Class T shares of the IDEX JCC Growth are subject to an initial sales charge and are subject to a CDSC if redeemed with 24 months of purchase. Class T shares have no annual distribution and service fees. Class T shares are NOT available to new investors; only existing Class T shareholders (who were shareholders of IDEX Fund or IDEX Fund 3 on September 20, 1996) may purchase additional Class T shares. The Fund does not anticipate that there will be any conflicts between the interests of holders of the different classes of shares of the same fund by virtue of these classes. On an ongoing basis, the Board of Trustees will consider whether any such conflict exists and, if so, take appropriate action. On any matter submitted to a vote of shareholders of a series or class, each full issued and outstanding share of that series or class has one vote.

The Declaration of Trust provides that each of the Trustees will continue in office until the termination of the Trust or his earlier death, resignation, bankruptcy or removal. A meeting will be called for the election of trustees upon the written request of holders of 10% or more of the outstanding shares of the Fund. Vacancies may be filled by a majority of the remaining trustees, subject to certain limitations imposed by the 1940 Act. Therefore, it is not anticipated that annual or regular meetings of shareholders normally will be held, unless otherwise required by the Declaration of Trust or the 1940 Act. Subject to the foregoing, shareholders have the power to vote for the election and removal of trustees, to terminate or reorganize the Fund, to amend the Declaration of Trust, on whether to bring certain derivative actions and on any other matters on which a shareholder vote is required by the 1940 Act, the Declaration of Trust, the Fund's bylaws or the Trustees.

LEGAL COUNSEL AND AUDITORS

Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Avenue, N.W., Washington, D.C. 20004, serves as counsel to the Fund and certain of its affiliates. PricewaterhouseCoopers LLP, 1055 Broadway, Kansas City, MO 64105 serves as independent accountants for the Fund.

REGISTRATION STATEMENT

This SAI and the prospectus for the Fund does not contain all the information set forth in the registration statement and exhibits relating thereto, which the Fund has filed with the SEC, Washington, D.C. under the 1933 Act and the 1940 Act, to which reference is hereby made.

                            PERFORMANCE INFORMATION

Quotations of average annual total return for a particular class of shares of a fund will be expressed in terms of the average annual compounded rate of return of a hypothetical investment in the fund over periods of 1, 5, and 10 years. These are the average annual compounded rates of return that would equate the initial amount invested to the ending redeemable value. These rates of return are calculated pursuant to the following formula:

                                P(1 + T)n = ERV

(where P = a hypothetical initial investment of $1,000; T = the average annual total return; N = the number of years; and ERV = the ending redeemable value of a hypothetical $1,000 investment made at the beginning of the period). All average annual total return figures reflect the deduction of a proportionate share of each fund's expenses on an annual basis, and assume that the maximum sales load (Class A, M and Class T shares) is deducted from the initial $1,000 investment and all dividends and distributions are paid in additional shares. (No information is included for the new Class C shares as the Fund began offering those shares on November 1, 1999.)

                          AVERAGE ANNUAL TOTAL RETURN


                                       IDEX ALGER AGGRESSIVE GROWTH  IDEX GE INTERNATIONAL EQUITY IDEX JCC CAPITAL APPRECIATION
AS OF OCTOBER 31, 1999                             CLASS                      CLASS****                       CLASS
-------------------------------------- ----------------------------- ---------------------------- ------------------------------
                                           A         B        M***         A         B      M***         A          B       M***
                                       --------- --------- ---------  ---------- -------- --------  ----------- --------- --------
Inception Date                         12/2/94   10/1/95   12/2/94    2/1/97     2/1/97   2/1/97    12/2/94     10/1/95   12/2/94
Sales Charge*                            5.50%      *        1.00%    5.50%         *      1.00%     5.50%         *        1.00%
12b-1 Fee                                0.35%     1.00%     0.90%     0.35%      1.00%    0.90%      0.35%       1.00%     0.90%

Average Annual Total Return Including
 Sales Charges:
 1 year                                 46.93%    49.88%    52.42%    12.57%     13.45%   16.37%     91.07%      96.72%    98.77%
 5 years                                   N/A       N/A       N/A       N/A        N/A      N/A        N/A         N/A       N/A
 10 years                                  N/A       N/A       N/A       N/A        N/A      N/A        N/A         N/A       N/A
 Inception                              30.94%    21.43%    31.80%     7.61%      8.23%    8.88%     29.88%      28.28%    30.62%

Average Annual Total Return Without
 Deduction of Sales Charge:
 1 year                                 55.49%    54.88%    54.97%    19.12%     18.45%   18.55%    102.19%     101.72%   101.79%
 5 years                                   N/A       N/A       N/A       N/A        N/A      N/A        N/A         N/A       N/A
 10 years                                  N/A       N/A       N/A       N/A        N/A      N/A        N/A         N/A       N/A
 Inception                              32.45%    21.56%    32.07%     9.86%      9.18%    9.28%     31.38%      28.39%    30.89%

Cumulative Total Return Without
 Deduction of Sales Charge:
 1 year                                 55.49%    54.88%    54.97%    19.12%     18.45%   18.55%    102.19%     101.72%   101.79%
 5 years                                   N/A       N/A       N/A       N/A        N/A      N/A        N/A         N/A       N/A
 10 years                                  N/A       N/A       N/A       N/A        N/A      N/A        N/A         N/A       N/A
 Inception                             298.26%   121.97%   292.59%    29.36%     27.17%   27.51%    282.71%     177.54%   275.67%


                                                  IDEX JCC GLOBAL                              IDEX JCC GROWTH
AS OF OCTOBER 31, 1999                                 CLASS                                        CLASS
-------------------------------------- -------------------------------------- -------------------------------------------------
                                             A            B          M***          A            B          M***         T**
                                       ------------ ------------ ------------ ----------- ------------ ------------ -----------
Inception Date                            10/1/92      10/1/95      10/1/93      5/8/86      10/1/95      10/1/93      6/4/85
Sales Charge*                                5.50%           *         1.00%       5.50%           *         1.00%       8.50%
12b-1 Fee                                    0.35%        1.00%        0.90%       0.35%        1.00%        0.90%          0%

Average Annual Total Return Including
 Sales Charges:
 1 year                                     32.59%       34.62%       37.33%      52.14%       55.36%       57.85%      47.63%
 5 years                                    20.38%      N/A           21.26%      30.75%      N/A           31.65%      30.23%
 10 years                                  N/A          N/A          N/A          20.11%      N/A          N/A          20.14%
 Inception                                  22.33%       23.33%       21.06%      20.14%       31.05%       24.56%      20.26%

Average Annual Total Return Without
 Deduction of Sales Charge:
 1 year                                     40.31%       39.62%       39.73%      61.00%       60.36%       60.45%      61.34%
 5 years                                    21.75%      N/A           21.51%      32.24%      N/A           31.91%      32.57%
 10 years                                  N/A          N/A          N/A          20.79%      N/A          N/A          21.21%
 Inception                                  23.31%       23.47%       21.26%      20.65%       31.16%       24.77%      21.01%

Cumulative Total Return Without
 Deduction of Sales Charge:
 1 year                                     40.31%       39.62%       39.73%      61.00%       60.36%       60.45%      61.34%
 5 years                                   167.54%      N/A          164.84%     304.39%      N/A          299.42%     309.40%
 10 years                                  N/A          N/A          N/A         561.06%      N/A          N/A         584.43%
 Inception                                 340.53%      136.54%      222.88%    1155.64%      202.73%      284.04%    1459.51%

                                              IDEX C.A.S.E. GROWTH
AS OF OCTOBER 31, 1999                                CLASS
-------------------------------------- -----------------------------------
                                            A           B          M**
                                       ----------- ----------- -----------
Inception Date                            2/1/96      2/1/96      2/1/96
Sales Charge*                               5.50%          *        1.00%
12b-1 Fee                                   0.35%       1.00%       0.90%

Average Annual Total Return Including
 Sales Charges:
 1 year                                    22.92%      24.45%      27.25%
 5 years                                   N/A         N/A         N/A
 10 years                                  N/A         N/A         N/A
 Inception                                  9.76%      10.38%      10.59%

Average Annual Total Return Without
 Deduction of Sales Charge:
 1 year                                    30.07%      29.45%      29.54%
 5 years                                   N/A         N/A         N/A
 10 years                                  N/A         N/A         N/A
 Inception                                 11.42%      10.79%      10.89%

Cumulative Total Return Without
 Deduction of Sales Charge:
 1 year                                    30.07%      29.45%      29.54%
 5 years                                   N/A         N/A         N/A
 10 years                                  N/A         N/A         N/A
 Inception                                 50.00%      46.81%      47.30%

                                            IDEX NWQ VALUE EQUITY           IDEX LKCM STRATEGIC TOTAL RETURN
AS OF OCTOBER 31, 1999                              CLASS                                CLASS
------------------------------------ ----------------------------------- --------------------------------------
                                          A           B          M***          A            B          M***
                                     ----------- ----------- ----------- ------------ ------------ ------------
Inception Date                         2/1/97      2/1/97      2/1/97       12/2/94      10/1/95      12/2/94
Sales Charge*                            5.50%          *        1.00%         5.50%           *         1.00%
12b-1 Fee                                0.35%       1.00%       0.90%         0.35%        1.00%        0.90%

Average Annual Total Return
 Including Sales Charges:
 1 year                                 (1.40)%     (1.32)%     (1.75)%        5.47%        5.91%        8.91%
 5 years                                N/A         N/A         N/A          N/A          N/A          N/A
 10 years                               N/A         N/A         N/A          N/A          N/A          N/A
 Inception                               3.47%       3.97%       4.70%        14.36%       13.46%       14.83%

Average Annual Total Return Without
 Deduction of Sales Charge:
 1 year                                  4.34%       3.68%       3.79%        11.61%       10.91%       11.02%
 5 years                                N/A         N/A         N/A          N/A          N/A          N/A
 10 years                               N/A         N/A         N/A          N/A          N/A          N/A
 Inception                               5.63%       4.98%       5.08%        15.68%       13.63%       15.07%

Cumulative Total Return Without
 Deduction of Sales Charge:
 1 year                                  4.34%       3.68%       3.79%        11.61%       10.91%       11.02%
 5 years                                N/A         N/A         N/A          N/A          N/A          N/A
 10 years                               N/A         N/A         N/A          N/A          N/A          N/A
 Inception                              16.17%      14.24%      14.54%       104.70%       68.52%       99.40%

                                           IDEX DEAN ASSET ALLOCATION
AS OF OCTOBER 31, 1999                               CLASS
------------------------------------ --------------------------------------
                                           A            B          M***
                                     ------------ ------------ ------------
Inception Date                         10/1/95      10/1/95      10/1/95
Sales Charge*                             5.50%           *         1.00%
12b-1 Fee                                 0.35%        1.00%        0.90%

Average Annual Total Return
 Including Sales Charges:
 1 year                                  (9.03)%      (9.14)%      (6.17)%
 5 years                                 N/A          N/A          N/A
 10 years                                N/A          N/A          N/A
 Inception                                6.98%        7.59%        7.62%

Average Annual Total Return Without
 Deduction of Sales Charge:
 1 year                                  (3.74)%      (4.36)%      (4.26)%
 5 years                                 N/A          N/A          N/A
 10 years                                N/A          N/A          N/A
 Inception                                8.48%        7.78%        7.89%

Cumulative Total Return Without
 Deduction of Sales Charge:
 1 year                                  (3.74)%      (4.36)%      (4.26)%
 5 years                                 N/A          N/A          N/A
 10 years                                N/A          N/A          N/A
 Inception                               39.42%       35.81%       36.36%

                                                IDEX JCC BALANCED               IDEX JCC FLEXIBLE INCOME
AS OF OCTOBER 31, 1999                                CLASS                               CLASS
-------------------------------------- ----------------------------------- -----------------------------------
                                            A           B          M***         A           B          M***
                                       ----------- ----------- ----------- ----------- ----------- -----------
Inception Date                         12/2/94     10/1/95     12/2/94     6/29/87     10/1/95     10/1/93
Sales Charge*                          5.50%          *        1.00%       4.75%          *        1.00%
12b-1 Fee                              0.35%       1.00%       0.90%       0.35%       1.00%       0.90%

Average Annual Total Return Including
 Sales Charge:
 1 year                                 23.26%      24.64%      27.46%     (3.13)%     (3.99)%     (0.90)%
 5 years                                   N/A         N/A         N/A       7.17%         N/A       7.40%
 10 years                                  N/A         N/A         N/A       7.38%         N/A         N/A
 Inception                              20.17%      21.28%      20.67%       7.46%       6.27%       5.60%

Average Annual Total Return Without
 Deduction of Sales Charge:
 1 year                                 30.43%      29.64%      29.76%       1.70%       1.01%       1.11%
 5 years                                   N/A         N/A         N/A       8.22%         N/A       7.62%
 10 years                                  N/A         N/A         N/A       7.91%         N/A         N/A
 Inception                              21.56%      21.41%      20.92%       7.89%       6.47%       5.77%

Cumulative Total Return Without
 Deduction of Sales Charge:
 1 year                                 30.43%      29.64%      29.76%       1.70%       1.01%       1.11%
 5 years                                   N/A         N/A         N/A      48.42%         N/A      44.33%
 10 years                                  N/A         N/A         N/A     114.06%         N/A         N/A
 Inception                             161.16%     120.85%     154.48%     155.22%      29.19%      40.66%

                                             IDEX AEGON INCOME PLUS
AS OF OCTOBER 31, 1999                                CLASS
-------------------------------------- -----------------------------------
                                            A           B          M***
                                       ----------- ----------- -----------
Inception Date                         6/14/85     10/1/95     10/1/93
Sales Charge*                          4.75%          *        1.00%
12b-1 Fee                              0.35%       1.00%       0.90%

Average Annual Total Return Including
 Sales Charge:
 1 year                                (3.71)%     (4.62)%     (1.46)%
 5 years                                 7.43%         N/A       7.66%
 10 years                                8.33%         N/A         N/A
 Inception                               9.16%       5.59%       5.43%

Average Annual Total Return Without
 Deduction of Sales Charge:
 1 year                                  1.09%       0.38%       0.54%
 5 years                                 8.48%         N/A       7.88%
 10 years                                8.86%         N/A         N/A
 Inception                               9.53%       5.80%       5.61%

Cumulative Total Return Without
 Deduction of Sales Charge:
 1 year                                  1.09%       0.38%       0.54%
 5 years                                50.21%         N/A      46.13%
 10 years                              133.69%         N/A         N/A
 Inception                             270.15%      25.86%      39.33%

                                            IDEX FEDERATED TAX EXEMPT        IDEX PILGRIM BAXTER MID CAP GROWTH
AS OF OCTOBER 31, 1999                             CLASS*****                               CLASS
------------------------------------ --------------------------------------- -----------------------------------
                                           A             B          M***          A           B           M
                                     ------------- ------------ ------------ ----------- ----------- -----------
Inception Date                           4/1/85      10/1/95      10/1/93       3/1/99      3/1/99      3/1/99
Sales Charge*                              4.75%           *         1.00%        5.50%          *        1.00%
12B-1 Fee                                  0.35%        1.00%        0.60%        0.35%       1.00%       0.90%

Average Annual Total Return
 Including Sales Charges:
 1 year                                  (10.69)%     (11.55)%      (8.42)%      N/A         N/A         N/A
 5 years                                   3.93%       N/A           4.45%       N/A         N/A         N/A
 10 years                                  4.99%       N/A          N/A          N/A         N/A         N/A
 Inception                                 6.74%        2.93%        3.30%       N/A         N/A         N/A

Average Annual Total Return Without
 Deduction of Sales Charge:
 1 year                                   (6.23)%      (6.89)%      (6.56)%      N/A         N/A         N/A
 5 years                                   4.95%       N/A           4.66%       N/A         N/A         N/A
 10 years                                  5.50%       N/A          N/A          N/A         N/A         N/A
 Inception                                 7.10%        3.15%        3.47%       N/A         N/A         N/A

Cumulative Total Return Without
 Deduction of Sales Charge:
 1 year                                   (6.23)%      (6.89)%      (6.56)%      N/A         N/A         N/A
 5 years                                  27.30%       N/A          25.59%       N/A         N/A         N/A
 10 years                                 70.83%       N/A          N/A          N/A         N/A         N/A
 Inception                               171.85%       13.49%       23.05%       48.06%      47.63%      47.70%

                                        IDEX T. ROWE PRICE SMALL CAP
AS OF OCTOBER 31, 1999                              CLASS
------------------------------------ -----------------------------------
                                          A           B           M
                                     ----------- ----------- -----------
Inception Date                          3/1/99      3/1/99      3/1/99
Sales Charge*                             5.50%          *        1.00%
12B-1 Fee                                 0.35%       1.00%       0.90%

Average Annual Total Return
 Including Sales Charges:
 1 year                                  N/A         N/A         N/A
 5 years                                 N/A         N/A         N/A
 10 years                                N/A         N/A         N/A
 Inception                               N/A         N/A         N/A

Average Annual Total Return Without
 Deduction of Sales Charge:
 1 year                                  N/A         N/A         N/A
 5 years                                 N/A         N/A         N/A
 10 years                                N/A         N/A         N/A
 Inception                               N/A         N/A         N/A

Cumulative Total Return Without
 Deduction of Sales Charge:
 1 year                                  N/A         N/A         N/A
 5 years                                 N/A         N/A         N/A
 10 years                                N/A         N/A         N/A
 Inception                               10.13%       9.70%       9.77%


                                 IDEX T. ROWE PRICE DIVIDEND GROWTH       IDEX GOLDMAN SACHS GROWTH
AS OF OCTOBER 31, 1999                          CLASS                               CLASS
-------------------------------- ----------------------------------- -----------------------------------
                                      A           B           M           A           B           M
                                 ----------- ----------- ----------- ----------- ----------- -----------
Inception Date                      3/1/99      3/1/99      3/1/99      3/1/99      3/1/99      3/1/99
Sales Charge                          5.50%          *        1.00%       5.50%          *        1.00%
12B-1 Fee                             0.35%       1.00%       0.90%       0.35%       1.00%       0.90%

Average Annual Total Return
 Including Sales Charges:
 1 year                              N/A         N/A         N/A         N/A         N/A         N/A
 5 years                             N/A         N/A         N/A         N/A         N/A         N/A
 10 years                            N/A         N/A         N/A         N/A         N/A         N/A
 Inception                           N/A         N/A         N/A         N/A         N/A         N/A

Average Annual Total Return
 Without Deduction of Sales Charge:
 1 year                              N/A         N/A         N/A         N/A         N/A         N/A
 5 years                             N/A         N/A         N/A         N/A         N/A         N/A
 10 years                            N/A         N/A         N/A         N/A         N/A         N/A
 Inception                           N/A         N/A         N/A         N/A         N/A         N/A

Cumulative Total Return Without
 Deduction of Sales Charge:
 1 year                              N/A         N/A         N/A         N/A         N/A         N/A
 5 years                             N/A         N/A         N/A         N/A         N/A         N/A
 10 years                            N/A         N/A         N/A         N/A         N/A         N/A
 Inception                            2.79%       2.00%       2.12%      13.97%      13.54%      13.61%



                                        IDEX SALOMON ALL CAP
AS OF OCTOBER 31, 1999                          CLASS
-------------------------------- -----------------------------------
                                      A           B           M
                                 ----------- ----------- -----------
Inception Date                      3/1/99      3/1/99      3/1/99
Sales Charge                          5.50%          *        1.00%
12B-1 Fee                             0.35%       1.00%       0.90%

Average Annual Total Return
 Including Sales Charges:
 1 year                              N/A         N/A         N/A
 5 years                             N/A         N/A         N/A
 10 years                            N/A         N/A         N/A
 Inception                           N/A         N/A         N/A
Average Annual Total Return Without
 Deduction of Sales Charge:
 1 year                              N/A         N/A         N/A
 5 years                             N/A         N/A         N/A
 10 years                            N/A         N/A         N/A
 Inception                           N/A         N/A         N/A
Cumulative Total Return Without
 Deduction of Sales Charge:
 1 year                              N/A         N/A         N/A
 5 years                             N/A         N/A         N/A
 10 years                            N/A         N/A         N/A
 Inception                           17.03%      16.60%      16.67%

--------------
 * The contingent deferred sales charge on redemption of Class B shares is 5% during the first year, 4% during the second year, 3% during the third year, 2% during the fourth year, 1% during the fifth and sixth years and 0% during the seventh year and later. The contingent deferred sales charge on Class M shares is 1% during the first 18 months. The Class A and T shares are subject to a 1% contingent deferred sales charge in certain circumstances.
 ** Performance of Class T Shares of IDEX JCC Growth is based on the historical performance of IDEX Fund from its inception on June 4, 1985 until the reorganization of IDEX Fund and IDEX Fund 3 into Class T Shares of IDEX Series Fund Growth Portfolio on September 20, 1996; and the historical performance of Class T Shares of IDEX JCC Growth thereafter.
 ***  Effective March 1, 1999, Class C shares became Class M shares.

 **** Prior to March 1, 2000, Scottish Equitable Investment Management Limited
      co-managed this fund.
***** Prior to June 15, 2000, AEGON served as sub-adviser for this fund.

Information is not included for IDEX Pilgrim Baxter Technology, IDEX GE U.S. Equity, IDEX Transamerica Small Company, and IDEX Transamerica Equity as they did not commence operations until March 1, 2000, or for IDEX Great Companies -- America(SM) and IDEX Great Companies -- Technology(SM) which will commence operations July 14, 2000.


The current yield for a particular class of shares of each of IDEX JCC Flexible Income, IDEX AEGON Tax Exempt, IDEX AEGON Income Plus, IDEX JCC Balanced, IDEX AEGON Income Plus, IDEX Dean Asset Allocation or IDEX LKCM Strategic Total Return is computed in accordance with a standardized method prescribed by rules of the SEC. The yield is computed by dividing the fund's investment income per share earned during a particular 30-day base period (including dividends, if any and interest earned, minus expenses excluding reductions for affiliated brokerage and custody earnings credits accrued during the period) by the maximum offering price per share on the last day of the base period and then annualizing the result.

                                 CURRENT YIELD


                                                 30 DAY PERIOD
                                                 ENDED 10/31/99
                                                 ---------------
          IDEX LKCM STRATEGIC TOTAL RETURN
           Class A                                     1.52%
           Class B                                     0.95%
           Class M*                                    1.04%

          IDEX JCC BALANCED
           Class A                                     5.99%
           Class B                                     5.69%
           Class M*                                    5.73%

          IDEX JCC FLEXIBLE INCOME
           Class A                                     6.14%
           Class B                                     5.79%
           Class M*                                    5.83%

          IDEX FEDERATED TAX EXEMPT**
           Class A                                     3.96%
           Class B                                     3.50%
           Class M*                                    3.87%

          IDEX AEGON INCOME PLUS
           Class A                                     7.00%
           Class B                                     6.70%
           Class M*                                    6.65%

          IDEX DEAN ASSET ALLOCATION
           Class A                                     2.78%
           Class B                                     2.28%
           Class M*                                    2.35%

------------------------------

 * All shares designated as Class C shares prior to March 1, 1999 were renamed as Class M shares on that date. Effective November 1, 1999, each fund began offering a new Class C share that has different fees and expenses than the previous Class C share. Information is not included for the new Class C share because the Fund began offering those shares on November 1, 1999.
** Prior to June 15, 2000, AEGON served as sub-adviser to this fund.

The tax equivalent yield of IDEX Federated Tax Exempt is computed by dividing that portion of the yield (as computed above) which is tax-exempt by one minus an assumed tax rate of 28% and adding the product to that portion, if any, of the fund's yield that is not tax-exempt. The tax equivalent yield of IDEX Federated Tax Exempt Class A, Class B and Class M shares based on a 30-day period ended October 31, 1999 was 2.85%, 2.52% and 2.79%, respectively.


From time to time in advertisements or sales material, a fund may present and discuss its performance rankings and/or ratings or other information as published by recognized mutual fund statistical services or by publications of general interest such as WALL STREET JOURNAL, BOSTON GLOBE, NEW YORK TIMES, LOS ANGELES TIMES, CHRISTIAN SCIENCE MONITOR, USA TODAY, TAMPA TRIBUNE, ST. PETERSBURG TIMES, FINANCIAL TIMES, HARTFORD CURRENT, INTERNATIONAL HERALD TRIBUNE, INVESTOR'S BUSINESS DAILY,

BOSTON HERALD, WASHINGTON POST, KIPLINGER'S WASHINGTON LETTER, KIPLINGER'S TAX REPORT, KIPLINGER'S PERSONAL FINANCE MAGAZINE, BARRON'S, BUSINESS WEEK, FINANCIAL SERVICES WEEK, NATIONAL UNDERWRITER, TIME, NEWSWEEK, PENSIONS & INVESTMENTS, U.S. NEWS AND WORLD REPORT, MORNINGSTAR MUTUAL FUND VALUES, ECONOMIST, BANK LETTER, BOSTON BUSINESS JOURNAL, RESEARCH RECOMMENDATIONS, FACS OF THE WEEK, MONEY, MODERN MATURITY, FORBES, FORTUNE, FINANCIAL PLANNER, AMERICAN BANKER, U.S. BANKER, ABA BANKING JOURNAL, INSTITUTIONAL INVESTOR (U.S./EUROPE), REGISTERED REPRESENTATIVE, INDEPENDENT AGENT, AMERICAN DEMOGRAPHICS, TRUSTS & ESTATES, CREDIT UNION MANAGEMENT, PERSONAL INVESTOR, NEW ENGLAND BUSINESS, BUSINESS MONTH, GENTLEMEN'S QUARTERLY, EMPLOYEE RESEARCH REPORT, EMPLOYEE BENEFIT PLAN REVIEW, ICI MUTUAL FUND NEWS, SUCCEED, JOHNSON CHARTS, WEISENBERGER INVESTMENT COMPANIES SERVICE, MUTUAL FUND QUARTERLY, FINANCIAL WORLD MAGAZINE, CONSUMER REPORTS, BABSON-UNITED MUTUAL FUND SELECTOR AND MUTUAL FUND ENCYCLOPEDIA (DEARBORN FINANCIAL PUBLISHING). A fund may also advertise non-standardized performance information which is for a period in addition to those required to be presented, or which provides actual year-by-year return, or any combination thereof, or both. For Class A, Class M and Class T shares, non-standardized performance may also be that which does not reflect deduction of the maximum sales charge applicable to Class A, Class M and Class T shares or the contingent deferred sales charge applicable to Class B and under certain circumstances Class A, Class M and Class T shares. In addition, a fund may, as appropriate, compare its performance to that of other types of investments such as certificates of deposit, savings accounts and U.S. Treasuries, or to certain interest rate and inflation indices, such as the Consumer Price Index. A fund may also advertise various methods of investing including, among others, dollar cost averaging, and may use compounding illustrations to show the results of such investment methods. The Fund or the Distributor may also from time to time in advertisements or sales material present tables or other information comparing tax-exempt yields to the equivalent taxable yields, whether with specific reference to IDEX Federated Tax Exempt or otherwise.


                              FINANCIAL STATEMENTS


Audited financial statements for IDEX Alger Aggressive Growth, IDEX GE International Equity, IDEX JCC Capital Appreciation, IDEX JCC Global, IDEX JCC Growth, IDEX C.A.S.E. Growth, IDEX NWQ Value Equity, IDEX LKCM Strategic Total Return, IDEX Dean Asset Allocation, IDEX JCC Balanced, IDEX JCC Flexible Income, IDEX AEGON Income Plus, IDEX Federated Tax Exempt, IDEX Goldman Sachs Growth, IDEX T. Rowe Price Dividend Growth, IDEX Salomon All Cap, IDEX Pilgrim Baxter Mid Cap Growth and IDEX T. Rowe Price Small Cap for the fiscal year ended October 31, 1999 are incorporated by reference from the Fund's Annual Report dated October 31, 1999. (Information is not included for IDEX Transamerica Small Company, IDEX Transamerica Equity, IDEX Pilgrim Baxter Technology and IDEX GE U.S. Equity because they did not commence operations until March 1, 2000, or for IDEX Great Companies -- America(SM) and IDEX Great Companies -- Technology(SM) which will commence operations July 14, 2000).

                                  APPENDIX A

               CERTAIN SECURITIES IN WHICH THE FUNDS MAY INVEST


I. MUNICIPAL OBLIGATIONS IN WHICH IDEX FEDERATED TAX EXEMPT MAY INVEST


A. MUNICIPAL BONDS

GENERAL INFORMATION. Municipal bonds are debt obligations issued to obtain funds for various public purposes, including the construction of a wide range of public facilities such as airports, highways, bridges, schools, hospitals, housing, mass transportation, streets and water and sewer works, and that pay interest that is exempt from federal income tax in the opinion of issuer's counsel. Other public purposes for which municipal bonds may be issued include the refunding of outstanding obligations, obtaining funds for general expenses and obtaining funds to lend to other public institutions and facilities.

The two principal classifications of municipal bonds are "general obligation" bonds and "revenue" or "special tax" bonds. General obligation bonds are secured by the issuer's pledge of its full faith, credit and taxing power for the payment of principal and interest. Revenue or special tax bonds are payable only from the revenues derived from a particular facility or class of facilities or project or, in some cases, from the proceeds of a special excise tax or other specific revenue source, but are not supported by the issuer's power to levy general taxes. Most industrial development bonds are in this category.

There are, of course, variations in the security of municipal bonds, both within a particular classification and between classifications, depending on numerous factors. The yields of municipal bonds depend, among other things, upon general money market conditions, general conditions of the municipal bond market, size of a particular offering, the maturity of the obligations and rating of the issue.

INDUSTRIAL DEVELOPMENT BONDS AND PRIVATE ACTIVITY BONDS. Industrial development bonds ("IDBs") and private activity bonds ("PABs") are issued by or on behalf of public authorities to finance various privately operated facilities, such as airports or pollution control facilities. PABs generally are such bonds issued after August 15, 1986. These obligations are included within the term "municipal bonds" if the interest paid thereon is exempt from federal income tax in the option of the bond counsel. IDBs and PABs are in most cases revenue bonds and thus are not payable from the unrestricted revenues of the issuer. The credit quality of IDBs and PABs is usually directly related to the credit standing of the user of the facilities being financed.


PURCHASES ON "WHEN-ISSUED" OR "DELAYED DELIVERY" BASIS. Sometimes the IDEX Federated Tax Exempt may buy municipal bonds on a "when-issued" or "delayed delivery" basis. This means that when it agrees to buy, the terms of the bonds and the price it will pay are fixed, but it does not purchase and take delivery of the bonds until a later date (the "settlement date"), which is usually within one month. The IDEX Federated Tax Exempt pays no money and receives no interest before the settlement date. The commitment to purchase securities on a when-issued or delayed delivery basis involves the risk that the market value of such securities may fall below cost prior to the settlement date. While the IDEX Federated Tax Exempt may sell the municipal bonds before the settlement date, it will ordinarily do so only for investment management reasons. Ordinarily, the IDEX Federated Tax Exempt purchases municipal bonds that it has agreed to buy on a when-issued or delayed delivery basis. Gains or losses on sales prior to the settlement date are not tax-exempt.

A municipal bond purchased on a when-issued or delayed delivery basis is recorded as an asset on the commitment date. The IDEX Federated Tax Exempt will direct the fund's custodian to segregate cash, U.S. government securities or other appropriate debt obligations owned by the fund that are at least equal in value to the amount the IDEX Federated Tax Exempt will have to pay on the settlement date. If necessary, additional assets will be placed in the account daily so that the value of the account will at least equal the fund's purchase commitment.


B. MUNICIPAL NOTES


The IDEX Federated Tax Exempt may invest in the following types of municipal notes, subject to the quality requirements described in the prospectus:

PROJECT NOTES. Project notes ("PNs") are issued on behalf of local authorities at auctions conducted by the United States Department of Housing and Urban Development to raise funds for federally sponsored urban renewal, neighborhood development and housing programs. PNs are backed by the full faith and credit of the federal government through agreements with the local authority which provide that, if required, the federal government will lend the issuer an amount equal to the principal of and interest on the PNs. Ordinarily, PNs are repaid by rolling over the notes or from the proceeds of new bonds or other securities which are issued to provide permanent financing.

BOND ANTICIPATION NOTES. Bond anticipation notes ("BANs") are usually general obligations of state and local governmental issuers which are sold to obtain interim financing for projects that will eventually be funded through the sale of long-term debt obligations or bonds. The ability of an issuer to meet its obligations on its BANs is primarily dependent on the issuer's access to the long-term municipal bond market and the likelihood that the proceeds of such bond sales will be used to pay the principal and interest on the BANs.

TAX ANTICIPATION NOTES. Tax anticipation notes ("TANs") are issued by state and local governments to finance their current operations. Repayment is generally to be derived from specific future tax revenues. TANs are usually general obligations of the issuer. A weakness in an issuer's capacity to raise taxes due to, among other things, a decline in its tax base or a rise in delinquencies, could adversely affect the issuer's ability to meet its obligations on outstanding TANs.

REVENUE ANTICIPATION NOTES. Revenue anticipation notes ("RANs") are issued by governments or governmental bodies with the expectation that future revenues from a designated source will be used to repay the notes. In general, they also constitute general obligations of the issuer. A decline in the receipt of projected revenues, such as anticipated revenues from another level of government, could adversely affect an issuer's ability to meet its obligations on outstanding RANs. In addition, the possibility that the revenues would, when received, be used to meet other obligations could affect the ability of the issuer to pay the principal and interest on RANs.

CONSTRUCTION LOAN NOTES. Construction loan notes are issued to provide construction financing for specific projects. Frequently, these notes are redeemed with funds obtained from the Federal Housing Administration.


BANK NOTES. Bank notes are notes issued by local governmental bodies and agencies as those described above to commercial banks as evidence of borrowings. Banks on occasion sell such notes to purchasers such as the IDEX Federated Tax Exempt. The purposes for which the notes are issued vary, but bank notes are frequently issued to meet short-term working-capital or capital-project needs. These notes typically are redeemed with revenue from taxes or from long-term financing proceeds, and may have risks similar to the risks associated with TANs and RANs.


C. MUNICIPAL COMMERCIAL PAPER

Municipal commercial paper (also called "short-term discount notes") represents short-term obligations of state and local governments and their agencies issued typically to meet seasonal working capital or interim construction financing requirements. Municipal commercial paper is often issued at a discount, with shorter maturities than municipal notes. Such obligations are repayable from general revenues of the issuer or refinanced with long-term debt. In most cases, municipal commercial paper is backed by letters of credit, lending or note repurchase agreements, or other credit facility agreements offered by banks or other institutions.


While the various types of municipal notes and municipal commercial paper described above as a group represent the major portion of the tax-exempt note market, other types of notes are occasionally available in the marketplace and the IDEX Federated Tax Exempt may invest in such other types of notes to the extent permitted under its investment objective and policies. Such short-term obligations may be issued for different purposes and with different security than those mentioned above.


D. FLOATING RATE AND VARIABLE RATE OBLIGATIONS


IDEX Federated Tax Exempt may purchase floating rate and variable rate obligations, including participation interests therein (see section E below). Investments in floating or variable rate securities normally will include IDBs which provide that the rate of interest is set as a specific percentage of a designated base rate, such as the rate on Treasury bonds or bills or the prime rate at a major commercial bank, and that the fund can demand payment of the obligation on short notice at par value plus accrued interest. Variable rate securities provide for a specified periodic adjustment in the interest rate, while floating rate securities have flexible rates that change whenever there is a change in the designated base interest rate. Frequently, such securities are secured by letters of credit or other credit support arrangements provided by banks. The quality of the underlying creditor (i.e., the corporation utilizing the IDBs financing) or the bank, as the case may be, must be equivalent to the municipal obligation ratings required for purchases for the IDEX Federated Tax Exempt.


E. PARTICIPATION INTERESTS


IDEX Federated Tax Exempt may invest in participation interests purchased from banks in variable rate tax-exempt securities (such as IDBs) owned by the banks. A participation interest gives the purchaser an undivided interest in the tax-exempt security in the proportion that the fund's participation interest bears to the total principal amount of the tax-exempt security, and permits demand repurchase as described in section D above. Participations are frequently backed by an irrevocable letter of credit or guarantee of the bank offering the participation which the sub-adviser, under the supervision of the Board of Trustees, has determined meets the prescribed quality standards for the IDEX Federated Tax Exempt. The fund has the right to sell the instrument back to the bank and draw on the letter of credit on 7 days' notice for all or any part of the fund's participation interest in the tax-exempt security, plus accrued interest. The fund intends to exercise its demand rights under the letter of credit only (1) upon a default under the terms of the tax-exempt security, (2) as needed to provide liquidity in order to meet redemptions, or
(3) upon a drop in the rating or the sub-adviser's evaluation of the underlying security. Banks charge a service and letter of credit fee and a fee for issuing repurchase commitments in an amount equal to the excess of the interest paid on the tax-exempt securities over the yield negotiated between the fund and the bank at which the instruments were purchased by the IDEX Federated Tax Exempt. The sub-adviser will monitor the pricing, quality and liquidity of the variable rate demand instruments held by the IDEX Federated Tax Exempt, including the IDBs supported by bank letters of credit or guarantee, on the basis of published financial information, reports or rating agencies and other bank analytical services. Participation interests will be purchased only if, in the opinion of counsel, interest income on such interest will be tax-exempt when distributed as dividends to shareholders.


Obligations of issuers of municipal bonds, municipal notes and municipal commercial paper are subject to the provisions of bankruptcy, insolvency and other laws affecting the rights and remedies of creditors, such as the Federal Bankruptcy Act, and laws, if any, which may be enacted by Congress or state legislatures extending the time for payment of principal or interest, or imposing other constraints upon enforcement of such obligations or upon municipalities' power to levy taxes. There is also the possibility that litigation or other conditions may materially affect the power or ability of an issuer to pay, when due, the principal of and interest on its municipal obligations.

II. OBLIGATIONS IN WHICH EACH FUND MAY INVEST (UNLESS OTHERWISE NOTED)

The funds may invest in the following obligations for temporary defensive purposes or as otherwise described in the prospectus.

A. U.S. GOVERNMENT OBLIGATIONS

As described in the prospectus, a fund may invest in some or all of the following types of direct obligations of the federal government, issued by the Department of the Treasury, and backed by the full faith and credit of the federal government.

TREASURY BILLS. Treasury bills are issued with maturities of up to one year. They are issued in bearer form, are sold on a discount basis and are payable at par value at maturity.

TREASURY NOTES. Treasury notes are longer-term interest bearing obligations with original maturities of one to seven years.

TREASURY BONDS. Treasury bonds are longer-term interest bearing obligations with original maturities from 5 to 30 years.

B. OBLIGATIONS OF FEDERAL AGENCIES, INSTRUMENTALITIES AND AUTHORITIES

Certain federal agencies have been established as instrumentalities of the United States government to supervise and finance certain types of activities. These agencies include, but are not limited to, the Banks for Cooperatives, Federal

Land Banks, Federal Intermediate Credit Banks, Federal Home Loan Banks ("FHLB"), Federal National Mortgage Association ("FNMA"), Government National Mortgage Association ("GNMA"), Export-Import Bank of the United States, and Tennessee Valley Authority ("TVA"). Issues of these agencies, while not direct obligations of the United States government, are either backed by the full faith and credit of the United States (e.g., GNMA Certificates or certain TVA bonds) or are guaranteed by the Treasury (e.g., certain other TVA bonds) or supported by the issuing agencies' right to borrow from the Treasury (e.g., FHLB and FNMA bonds). There can be no assurance that the United States government itself will pay interest and principal on securities as to which it is not legally obligated to do so.

C. CERTIFICATES OF DEPOSIT AND TIME DEPOSITS

A time deposit is a non-negotiable interest-bearing deposit with a bank which generally cannot be withdrawn prior to a specified maturity date without substantial interest penalties. A certificate of deposit ("CD") is a negotiable instrument issued by a bank against a time deposit. CDs normally can be traded in the secondary market prior to maturity, and are thus more liquid than other forms of time deposits. The funds will only invest in U.S. dollar denominated time deposits and CDs representing deposits in U.S. banks with assets of $1 billion or more, whose deposits are insured by the Federal Deposit Insurance Corporation.

D. COMMERCIAL PAPER

Commercial paper refers to short-term unsecured promissory notes issued by commercial and industrial corporations to finance their current operations. Commercial paper may be issued at a discount and redeemed at par, or issued at par with interest added at maturity. The interest or discount rate depends on general interest rates, the credit standing of the issuer, and the maturity of the note, and generally moves in tandem with rates on large CDs and Treasury bills. An established secondary market exists for commercial paper, particularly that of stronger issuers which are rated by Moody's Investors Service, Inc. and Standard and Poor's Ratings Group. Investments in commercial paper are subject to the risks that general interest rates will rise, that the credit standing and outside rating of the issuer will fall, or that the secondary market in the issuer's notes will become too limited to permit their liquidation at a reasonable price.

E. BANKERS' ACCEPTANCES

A bankers' acceptance is a negotiable short-term draft, generally arising from a bank customer's commercial transaction with another party, with payment due for the transaction on the maturity date of the customer's draft. The draft becomes a bankers' acceptance when the bank, upon fulfillment of the obligations of the third party, accepts the draft for later payment at maturity, thus adding the bank's guarantee of payment to its customer's own obligation. In effect, a bankers' acceptance is a post-dated certified check payable to its bearer at maturity. Such acceptances are highly liquid, but are subject to the risk that both the customer and the accepting bank will be unable to pay at maturity. A fund may invest in U.S. dollar denominated bankers' acceptances issued by U.S. banks, their foreign branches, and by U.S. branches of foreign banks.

F. REPURCHASE AGREEMENTS FOR U.S. GOVERNMENT SECURITIES

Subject to its investment restrictions, a fund may enter into repurchase agreements with banks and dealers for securities of or guaranteed by the U.S. government, under which the fund purchases securities and agrees to resell the securities at an agreed upon time and at an agreed upon price. The difference between the amount a fund pays for the securities and the amount it receives upon resale is accrued as interest and reflected in the fund's net investment income. When a fund enters into repurchase agreements, it relies on the seller to repurchase the securities. Failure to do so may result in a loss for the fund if the market value of the securities is less than the repurchase price. Under the 1940 Act, repurchase agreements may be considered collateralized loans by a fund.

At the time a fund enters into a repurchase agreement, the value of the underlying security including accrued interest will be equal to or exceed the value of the repurchase agreement and, for repurchase agreements that mature in more than one day, the seller will agree that the value of the underlying security including accrued interest will continue to be at least equal to the value of the repurchase agreement.

Although repurchase agreements carry certain risks not associated with direct investment in securities, a fund intends to enter into repurchase agreements only with banks and dealers in transactions which the fund's sub-adviser believes present minimal credit risks in accordance with guidelines adopted by the Trustees. To the extent that proceeds from any sales of collateral upon a default in the counterparty's obligation to repurchase were less than the repurchase price, the fund would suffer a loss. If the counterpart's petitions for bankruptcy or otherwise becomes subject to bankruptcy or liquidation proceedings, there might be restrictions on a fund's ability to sell the collateral and the fund could suffer a loss.

III. OTHER SECURITIES IN WHICH THE FUNDS MAY INVEST

A. CORPORATE DEBT SECURITIES

A fund may invest in corporate bonds, notes and debentures of long and short maturities and of various grades, including unrated securities. Corporate debt securities exist in great variety, differing from one another in quality, maturity, and call or other provisions. Lower grade bonds, whether rated or unrated, usually offer higher interest income, but also carry increased risk of default. Corporate bonds may be secured or unsecured, senior to or subordinated to other debt of the issuer, and, occasionally, may be guaranteed by another entity. In addition, they may carry other features, such as those described under "Convertible Securities" and "Variable or Floating Rate Securities," or have special features such as the right of the holder to shorten or lengthen the maturity of a given debt instrument, rights to purchase additional securities, rights to elect from among two or more currencies in which to receive interest or principal payments, or provisions permitting the holder to participate in earnings of the issuer or to participate in the value of some specified commodity, financial index, or other measure of value.

B. INTERNATIONAL AGENCY OBLIGATIONS

A fund may invest in bonds, notes or Eurobonds of international agencies. Examples are securities issued by the Asian Development Bank, the European Economic Community, and the European Investment Bank. The funds may also purchase obligations of the International Bank for Reconstruction and Development which, while technically not a U.S. government agency or instrumentality, has the right to borrow from the participating countries, including the United States.

C. BANK OBLIGATIONS OR SAVINGS AND LOAN OBLIGATIONS

Subject to its investment restrictions, a fund may purchase certificates of deposit, bankers' acceptances and other debt obligations of commercial banks and certificates of deposit and other debt obligations of savings and loan associations ("S&L's"). Certificates of deposit are receipts from a bank or an S&L for funds deposited for a specified period of time at a specified rate of return. Bankers' acceptances are time drafts drawn on commercial banks by borrowers, usually in connection with international commercial transactions. These instruments may be issued by institutions of any size, may be of any maturity, and may be insured or uninsured. The quality of bank or savings and loan obligations may be affected by such factors as (a) location -- the strength of the local economy will often affect financial institutions in the region, (b) asset mix -- institutions with substantial loans in a troubled industry may be weakened by those loans, and (c) amount of equity capital -- under-capitalized financial institutions are more vulnerable when loan losses are suffered. The sub-adviser will evaluate these and other factors affecting the quality of bank and savings and loan obligations purchased by a fund, but the fund is not restricted to obligations or institutions which satisfy specified quality criteria.

D. VARIABLE OR FLOATING RATE SECURITIES

Subject to its investment restrictions, a fund may purchase variable rate securities that provide for automatic establishment of a new interest rate at fixed intervals (e.g., daily, monthly, semi-annually, etc.). Floating rate securities provide for automatic adjustment of the interest rate whenever some specified interest rate index changes. The interest rate on variable and floating rate securities is ordinarily determined by reference to, or is a percentage of, a bank's prime rate, the 90-day U.S. Treasury bill rate, the rate of return on commercial paper or bank certificates of deposit, an index of short-term interest rates, or some other objective measure.

E. PREFERRED STOCKS

Subject to a fund's investment restrictions, a fund may purchase preferred stocks. Preferred stocks are securities which represent an ownership interest in a corporation and which give the owner a prior claim over common stock on the corporation's earnings and assets. Preferred stock generally pays quarterly dividends. Preferred stocks may differ in many of their provisions. Among the features that differentiate preferred stocks from one another are the dividend rights, which may be cumulative or non-cumulative and participating or non-participating, redemption provisions, and voting rights. Such features will establish the income return and may affect the prospects for capital appreciation or risks of capital loss.

F. CONVERTIBLE SECURITIES

Subject to its investment restrictions, a fund may invest in debt securities convertible into or exchangeable for equity securities, or debt securities that carry with them the right to acquire equity securities, as evidenced by warrants attached to such securities or acquired as part of units of the securities. Such securities normally pay less current income than securities without conversion features, but add the potential opportunity for appreciation from enhanced value for the equity securities into which they are convertible, and the concomitant risk of loss from declines in those values.

G. COMMON STOCKS

Subject to its investment restrictions, a fund may invest in common stocks. IDEX JCC Flexible Income will consider investment in income-producing common stocks if the yields of common stocks generally become competitive with the yields of other income securities. Common stocks are junior to the debt obligations and preferred stocks of an issuer. Hence, dividend payments on common stocks should be regarded as less secure than income payments on corporate debt securities.